Filed Pursuant to Rule 424(b)(4)
Registration No. 333-261977
PROSPECTUS
3,000,000 Shares

AFC Gamma, Inc.
Common Stock
AFC Gamma, Inc. is offering 3,000,000 shares of its common stock, or approximately 15.4% of our common stock upon completion of this offering (or 17.3% if the underwriters exercise their option to purchase additional shares in full). Our common stock is listed on The Nasdaq Global Market under the symbol “AFCG.” The last reported sale price of our common stock on January 5, 2022 was $20.56 per share.
Our affiliated persons (as defined in Form S-11 under the Securities Act of 1933, as amended (the “Securities Act”)) beneficially own (as determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”)) an aggregate of 5,504,977 shares of our common stock, or approximately 26.4% of our common stock upon completion of this offering (or 25.8% if the underwriters exercise their option to purchase additional shares in full).
We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify, to be taxed as a real estate investment trust for U.S. federal income tax purposes (a “REIT”), commencing with our taxable year ended December 31, 2020. To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, shares of our common stock are subject to restrictions on ownership and transfer including, subject to certain exceptions, a 4.9% ownership limit in value or number of shares, whichever is more restrictive. Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) stockholders from this ownership limit and Leonard M. Tannenbaum (our “Sponsor”), who also serves as our Chief Executive Officer, has been granted an exemption allowing him to own up to 29.9% of our common stock. See “Description of Capital Stock—Ownership Limitations and Exceptions.”
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” beginning on page 31 of this prospectus. The most significant risks relating to your investment in our common stock include the following:
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We were recently formed and have limited operating history, and may not be able to successfully operate our business, integrate new assets and/or manage our growth or to generate sufficient revenue to make or sustain distributions to our stockholders.

■	Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
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We are externally managed by AFC Management, LLC (our “Manager”) and our growth and success depends on our Manager, its key personnel and investment professionals, and our Manager’s ability to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns; thus, if our Manager overestimates the yields or incorrectly prices the risks of our loans or if there are any adverse changes in our relationship with our Manager, we may experience losses.

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We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk to our business of strict enforcement against our borrowers of the federal illegality of cannabis, our borrowers’ inability to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, and such loans lack of liquidity, and we could lose all or part of any of our loans.

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Our ability to grow or maintain our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

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Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.

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As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans made to such borrower.

■	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
■	Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
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There are various conflicts of interest in our relationship with our Manager, including conflicts created by our Manager’s compensation arrangements with us, which could result in decisions that are not in the best interests of our stockholders.

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Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), may impose significant limits on our operations. Your investment return in our Company may be reduced if we are required to register as an investment company under the Investment Company Act.

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Failure to qualify as a REIT for U.S. federal income tax purposes would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

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Subject to the terms of the indenture governing our senior unsecured notes due 2027, we may incur significant debt, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.

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We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.

■	The value of our common stock may be volatile and could decline substantially.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company
Per Share	$20.50	$1.07625	$19.42375
Total	$61,500,000	$3,228,750	$58,271,250
(1)	Excludes the Structuring Fee (as defined herein) that we have agreed to pay Jefferies LLC. See “Underwriting” for additional disclosure regarding of the compensation payable to the underwriters.
We have granted the underwriters the right to purchase up to an additional 450,000 shares of common stock at the public offering price less the underwriting discount and commission to cover over-allotments within 30 days after the date of this prospectus.
The underwriters expect to deliver the shares of common stock to the purchasers on January 10, 2022.
Jefferies	Cowen	JMP Securities A CITIZENS COMPANY
EF Hutton, division of Benchmark Investments, LLC		Seaport Global Securities
January 5, 2022

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IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
We and the underwriters have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the shares only under circumstances and in jurisdictions where offers and sales are permitted and we are not making an offer to sell, or seeking offers to buy, the shares under any circumstances or in any jurisdiction in which the person making such offer, solicitation or sale is not qualified to do so or to anyone to whom it is unlawful to make an offer, solicitation or sale. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of the shares. Our business, financial condition, results of operations and growth prospects may have changed since that date.
ROUNDING
We have made rounding adjustments to some of the figures included, in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
MARKET AND INDUSTRY DATA
We use market data and industry forecasts and projections throughout this prospectus, and in particular in “Prospectus Summary” and “Business.” We have obtained the market data from certain third-party sources of information, including publicly available industry publications and subscription-based publications. Industry forecasts are based on industry surveys and the preparer’s expertise in the industry and there can be no assurance that any of the industry forecasts will be achieved. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. None of such data and forecasts was prepared specifically for us. No third-party source that has prepared such information has reviewed or passed upon our use of the information in this prospectus, and no third-party source is quoted or summarized in this prospectus as an expert. We believe these data are reliable, but we have not independently verified the accuracy of this information. Because the cannabis industry is relatively new and rapidly evolving, such market and industry data may be subject to significant change in a relatively short time period. While we are not aware of any misstatements regarding the market data presented herein, industry forecasts and projections involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
NON-GAAP METRICS
This prospectus contains “non-GAAP financial measures,” including distributable earnings and adjusted distributable earnings, within the meaning of Regulation G promulgated by the SEC. Non-GAAP financial measures are financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and this prospectus therefore includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
We use certain non-GAAP financial measures, some of which are included in this prospectus, both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.
While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.
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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.
Unless the context otherwise requires, the terms “Company,” “AFCG,” “we,” “us” or “our” in this prospectus refer to AFC Gamma, Inc. and the terms “shares” or “common stock” refer to shares of our common stock, $0.01 par value per share.
Overview
AFC Gamma, Inc. is a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure and underwrite senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing, we believe we are well positioned to continue as a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate are primarily structured as senior loans secured by real estate, equipment, value associated with licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Our targeted borrowers will sometimes be publicly traded on the Canadian Securities Exchange (“CSE”) in Canada and/or over the counter (“OTC”) in the United States. Our loans typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. From January 1, 2020 to December 24, 2021, members of our management team, provided by our Manager, and the members of the investment committee of our Manager (the “Investment Committee”), who advises on our investments and operations, had sourced loans worth approximately $10.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities. We commenced operations on July 31, 2020 and completed our initial public offering (“IPO”) in March 2021.
We are an externally managed Maryland corporation and have elected to be taxed as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2020. We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify, as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, distribution and other tests described under “U.S. Federal Income Tax Considerations—Taxation,” which in turn depends, in part, on our operating results and ability to obtain financing. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.
Our wholly owned subsidiary, AFCG TRS1, LLC (the “TRS”), was formed under the laws of the State of Delaware, and operates as a taxable REIT subsidiary. TRS began operating in July 2021. Our investment in the equipment loans to Public Company A is held by the TRS which, as of September 30, 2021, constituted substantially all of the assets of the TRS. The financial statements of the TRS have been consolidated within our consolidated financial statements beginning with the quarter ended September 30, 2021. On July 31, 2021, the equipment loan to Public Company A was transferred to the TRS.
As of December 24, 2021, we had debt commitments totaling approximately $419.2 million in aggregate original commitment amount to companies operating in the cannabis industry, had approximately $366.0 million of principal outstanding and were committed to approximately $55.5 million in additional loans and commitments from existing loans, with approximately $681.5 million of potential loans actively under review in our pipeline. The Audit and Valuation Committee of our Board of Directors (our “Board”) assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
The investment personnel provided by our Manager and the Investment Committee members of our Manager have approximately 100 years of combined investment management experience. Collectively, the teams have also directly structured over $10.0 billion in loan transactions and taken three other companies public. From January 1, 2020 through December 24, 2021, the members of our management team, provided by our Manager, and the Investment Committee members of our Manager had reviewed 443 loan opportunities. As of December 24, 2021, we had (i) funded 20 loans, of which two have been repaid and another two were sold, had entered into non-binding term sheets for three loans and were evaluating 81 other loans; and (ii) had invested in a tranche of senior secured notes, which we intend to hold as a short-term investment in accordance with our Investment Guidelines (as defined herein). Our aggregate debt commitments since inception through December 24, 2021 totaled approximately $476.3 million. Our Manager employs stringent underwriting standards that analyze, among other factors, loan collateral, cash flows of the borrower, the financial condition of the borrower, the borrower’s prior experience in the cannabis industry, and/or state regulatory dynamics. We believe our relationship with our Manager benefits us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of cannabis industry operators and significant back-office personnel to assist in the origination and management of loans.
Our Competitive Strengths
We expect opportunities to provide loans in the cannabis market to rise due to states’ continued legalization of cannabis and the growth of state cannabis programs. We believe we are well positioned to continue as a strong financing source of choice for cannabis industry operators due to the following factors:
Leading loan origination platform in high-growth market with extensive barriers to entry: Through our size and scale of operations, as well as our incumbency and institutional infrastructure, we believe we are well positioned to continue as a strong financing source of choice for cannabis companies. Currently, we are able to take advantage of the capital supply/demand imbalance to further our intention to generate strong risk-adjusted returns by providing operators debt capital. Additionally, as states continue to legalize cannabis, the demand for capital to fund operations should increase and we believe we will be positioned to continue funding these borrowers both as an investment lender and institutional capital provider to an expanding universe of operators.
Compelling risk-adjusted returns vs. other real estate property types: We seek to obtain strong risk-adjusted yield-to-maturity (“YTM”) with targeted annual gross yields on our loans within the range of 12% to 20% through coupons, original issue discount (“OID”), prepayment or exit fees, and other fees. Our Manager expects to earn other fees resulting from the investment advisory services and general management services rendered by it to us under the management agreement, by and between us and our Manager (our “Management Agreement”). Pursuant to our Management Agreement, 50% of such other fees (“Outside Fees”), including any agency fees relating to our investments, but excluding the Incentive Compensation (as defined below) and any diligence fees earned by and paid to our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans, reduce the Base Management Fees (as defined herein) paid by us to our Manager (such reduction, a “Base Management Fee Rebate”). As a result of such reduction, we are credited by our Manager with the value of such fees to our investors’ returns.
Experienced Management Team: Our Manager administers our business activities and day-to-day operations subject to the overall supervision of our Board. Our Manager’s team is comprised of more than 20 leading professionals with extensive and diverse expertise and significant financing industry experience. We believe that the length and breadth of this team’s financing experience and their ability to source and execute a wide variety of loans is one of our significant competitive advantages.
Underlying Collateral: Our loans are primarily secured by real property and certain personal property, including by the value associated with licenses, equipment, and other assets to the extent permitted by applicable laws, and the regulations governing our borrowers and our intention to qualify as a REIT. As of December 24, 2021, our portfolio had weighted average real estate collateral coverage of approximately 1.2 times our aggregate committed principal amount of such loans. Our real estate collateral coverage for each of our loans was measured at the time of underwriting and based on various sources of data available at such time. Some of our borrowers have their equity securities listed for public trading on the CSE in Canada and/or OTC in the United States.
Flexible Structure: We believe we have a more flexible funding structure, with the ability to redeploy funding more quickly than the typical REIT land ownership models. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure.
Significant Sponsor Investment: Our Sponsor, Leonard M. Tannenbaum, who also serves as our Chief Executive Officer and one of our directors, made an equity investment of approximately $47.8 million in our Company in August 2020. Our Sponsor’s investment was structured to include a combination of cash and a transfer of loan assets at fair value plus accrued and unpaid interest, to us. The investment resulted in our Sponsor acquiring approximately 3,342,500 shares of our common stock, or approximately 17.2% of our common stock upon completion of this offering (or 16.8% if the underwriters exercise their option to purchase additional shares in full). Our Sponsor also invested in our 2027 Senior Notes (as defined below). Additionally, Gamma Lending Holdco LLC, which is a fund controlled by Jonathan Kalikow, our Head of Real Estate, one of our directors and an affiliate of our Manager, and his father, invested approximately $9.6 million in cash in our Company in August 2020. Our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, has also provided us a $75.0 million secured revolving credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Facility”). On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. The Revolving Credit Facility is subject to a one-time commitment fee of 0.25% of the total revolving loan commitments and an unused fee of 0.25% per annum on any undrawn amount of the revolving loan commitments. Any borrowings under the Revolving Credit Facility will accrue interest at a rate of 4.75% per annum and all payments of interest, commitment fee and unused fee (in each case, net of applicable taxes) are to be paid, directly or indirectly, to a charitable foundation designated by AFC Finance, LLC in its sole discretion. Our obligations under the Revolving Credit Facility are secured by a first priority security interest in substantially all of our existing and future assets.
Underwriting and Investment Process
Our Manager’s rigorous underwriting and investment process enables us to source, screen and ultimately provide senior secured loans to established cannabis industry participants in states that have legalized medicinal and/or adult use cannabis. Our Manager, our management team provided by our Manager and our Board strive to be attuned to the macro-environment and political environment as they relate to the lending and cannabis industries.

We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Manager. The primary objectives of the investment process are for it to be repeatable, dependable, and able to produce attractive risk-adjusted returns. The primary components of the investment process are as follows:
Origination		Underwriting		Investment Committee		Legal Documentation and Post-Closing
•	Direct origination platform works to create enhanced yields and allows us to put in greater controls for loans in which our Manager originates and structures.	•	Disciplined underwriting process leads to a highly selective approach	•	Focused on managing credit risk through comprehensive investment review process	•	Investment team works alongside external counsel to negotiate credit agreements and collateral liens

•	Platform drives increased deal flow, which provides for improved loan selectivity	•	Potential loans are screened based on four key criteria: company profile, state dynamics, regulatory matters and real estate asset considerations	•	The Investment Committee must approve each loan before commitment papers are issued	•	Emphasis is placed on financial covenants and limitations on actions that may be adverse to lenders

•	Allows for specific portfolio construction and a focus on higher quality companies	•
Other tools that we frequently use to verify data include, but are not limited to: appraisals, quality of earnings, environmental reports, site visits, anti-money laundering compliance, comparable company analyses and background checks
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Members of the Investment Committee currently include: Leonard M. Tannenbaum, Jonathan Kalikow and Robyn Tannenbaum. It is intended that the Investment Committee will be expanded to five members consisting of the three current members and our to-be-named Managing Director, Portfolio Management and General Counsel
						•	Portfolio is proactively managed to monitor ongoing performance, in some instances, through seats on borrowers’ boards of directors or board observer rights

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As of December 24, 2021, we had 84 active loans in our pipeline at various stages in the diligence process, and we had passed on 343 of 443 sourced loan opportunities due to, among other reasons, lack of collateral, lack of cash flow, stage of company, no previous experience and state dynamics

In addition to the underwriting and investment process described above, where our Manager serves as agent for the prospective loan, it conducts extensive due diligence on our behalf to provide reasonable assurance that borrowers are complying with applicable state cannabis laws and not violating certain federal priorities with respect to cannabis set forth in past U.S. Department of Justice (the “DOJ”) memoranda. It conducts extensive cannabis regulatory due diligence on each borrower, including, but not limited to reviewing and verifying, as applicable: (i) all of the borrower’s cannabis licenses by location; (ii) all license applications and all related documentation submitted by the borrower to applicable regulators for obtaining a state license to operate its cannabis-related business; (iii) available information about the borrower from the state licensing and enforcement authorities; (iv) letters of any approvals, violations or warnings to the borrower and any related businesses; (v) lists of brands and trademarks owned and products sold by the borrower; (vi) the borrower’s supply contracts, customer contracts and compliance and quality control procedures; (vii) legal opinions regarding transferability of licenses (if applicable); and (viii) any applicable management agreements to which the borrower is a party.
Where our Manager serves as agent for the prospective loan, it also typically requires a significant amount of information with respect to each of our borrowers and any guarantors, including: (i) ownership structure charts; (ii) the borrower’s and each related entity’s organizational documents; (iii) the borrower’s and any guarantor entity’s operating agreements; (iv) a list of judgments, liens, and criminal convictions against senior management; (v) a list of pending or threatened claims/litigation by or against the borrower or any guarantors as well as the status of any such claim/litigation; (vi) information about other liabilities, including loans and foreclosures, and bankruptcies; (vii) lending and banking references; (viii) certificates of good corporate standing for all loan parties (within 30 days of close); and (ix) other background information obtained through various other readily available information sources. Our Manager also conducts financial due diligence on borrowers, typically including, at least, reviewing: (a) audited or certified annual financial statements for the previous year and, where available, unaudited interim financial statements; (b) a detailed operating budget for the forward looking year; (c) a list of any non-recurring/extraordinary revenues or expenses for current and prior fiscal years; (d) details of corporate overhead or other corporate eliminations; (e) an accounts payable aging report; (f) an accounts receivable aging report; (g) the total gross (retail vs wholesale) sales for the past two years, by location; (h) a balance sheet, within 30 days of closing, the last three months of bank deposits; (i) a capitalization table; (j) a list of information technology/software used; (k) proof of insurance policies; and (l) resumes of key personnel/management. Additionally, our Manager conducts extensive due diligence on properties owned or leased by our borrowers and any related guarantors.
For prospective loans where we are a syndicate partner, we typically focus our own due diligence efforts on the prospective borrower’s financial performance and rely on reputable and experienced external agents to conduct due diligence covering the remaining points described above. In either event, the borrower’s legality under state law is thoroughly diligenced.

Our Portfolio
As of December 24, 2021, our portfolio was comprised of loans to 15 different borrowers and an intended short-term investment in senior secured notes of one issuer, totaling approximately $366.0 million in total principal amount, with approximately $55.5 million in additional unfunded loan commitments to our borrowers. As of December 24, 2021, our portfolio had a weighted-average estimated YTM of approximately 19% and was secured by real estate, cash flows, value associated with licenses and with respect to certain of our loans, substantially all assets of the borrowers and certain of their subsidiaries. Estimated YTM includes a variety of fees and features that enhance the total yield, which may include, but is not limited to, OID, exit fees, prepayment fees, and unused fees. We recognize OID as a discount to the funded loan principal and accrete it to income over the term of the loan. In some cases, we may receive the option to assign the right (each an “Assigned Right”) to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, which we promptly sell and recognize as additional OID. During the period from July 31, 2020 (date of commencement of operations) through December 24, 2021, we sold all of our Assigned Rights to either (a) our affiliate, AFC Warehouse Holding, LLC (“AFC Warehouse”), using a sale price based on fair value as determined by the Audit and Valuation Committee of our Board based on various subjective and objective factors, including input from an independent third-party valuation firm that we currently retain to provide input on the valuation of such assets or (b) the third-party administrative agent under the applicable loans. The below summarizes our portfolio as of December 24, 2021, unless otherwise specified.

Borrower	Status	Original Funding Date(1)	Maturity Date	AFCG Loan, net of Syndication	% of Total AFCG	Principal Balance as of 12/24/2021	Cash Interest Rate	Paid In Kind (“PIK”)	Fixed/ Floating	Amortization During Term	YTM(2)(3)
Public Co. A - Real Estate Loan	Funded	7/3/2019	1/26/2023	$2,940,000	0.7%	$2,940,000	12.0%	2.0%	Fixed	No	19%
Public Co. A - Equipment Loans	Funded	8/5/2019	3/5/2024	4,000,000	1.0%	2,533,266	12.0%	N/A	Fixed	Yes	19%
Private Co. A(7)	Funded	5/8/2020	5/8/2024	62,500,000	14.9%	63,918,855	13.0%	3.4%	Fixed	Yes	22%
Private Co. B	Funded	9/10/2020	9/1/2023	10,500,000	2.5%	10,771,887	13.0%	4.0%	Fixed	Yes	26%
Private Co. C	Funded	11/5/2020	12/1/2025	24,000,000	5.7%	21,676,513	13.0%	4.0%	Floating	Yes	22%
Sub. of Public Co. D(4)	Funded	12/18/2020	12/18/2024	10,000,000	2.4%	10,000,000	12.9%	N/A	Fixed	No	14%
Private Co. D	Funded	12/23/2020	1/1/2026	12,000,000	2.9%	12,230,666	13.0%	2.0%	Fixed	Yes	20%
Private Co. E	Funded	3/30/2021	4/1/2026	21,000,000	5.0%	19,871,580	13.0%	4.0%	Floating	Yes	26%
Private Co. F	Funded	4/27/2021	5/1/2026	13,000,000	3.1%	11,545,235	13.0%	4.0%	Fixed	Yes	29%
Sub of Private Co. G(5)	Funded	4/30/2021	5/1/2026	65,400,000	15.6%	46,717,825	12.5%	1.8%	Floating	Yes	20%
Sub of Private Co. H(6)	Funded	5/11/2021	5/11/2023	5,781,250	1.4%	5,781,250	15.0%	N/A	Fixed	No	20%
Public Co. F	Funded	5/21/2021	5/30/2023	60,000,000	14.3%	60,000,000	8.7%	N/A	Fixed	No	11%
Private Co. I	Funded	7/14/2021	8/1/2026	10,326,875	2.5%	10,425,205	13.0%	2.5%	Floating	Yes	18%
Private Co. K	Funded	8/20/2021	8/3/2026	19,750,000	4.7%	7,000,000	13.0%	N/A	Floating	Yes	18%
Private Co. J	Funded	8/30/2021	9/1/2025	23,000,000	5.5%	23,093,441	13.0%	2.0%	Floating	Yes	20%
Public Co. G	Funded	11/12/2021	12/10/2024	15,000,000	3.6%	15,000,000	12.5%	N/A	Fixed	No	10%
Sub. of Public Co. H	Funded	12/16/2021	1/1/2026	60,000,000	14.3%	42,500,000	9.8%	N/A	Fixed	No	14%
			SubTotal	$419,198,125	100.0%	$366,005,723	11.8%	1.8%			19%

											Wtd Average
Information as of December 24, 2021 unless otherwise specified. Borrower names have been kept confidential due to confidentiality agreement obligations.
(1)	All loans originated prior to July 31, 2020 were purchased from an affiliated entity at fair value which approximated accreted and/or amortized cost plus accrued interest on July 31, 2020.
(2)
Estimated YTM includes a variety of fees and features that affect the total yield, which may include, but is not limited to, OID, exit fees, prepayment fees, unused fees and contingent features. OID is recognized as a discount to the funded loan principal and is accreted to income over the term of the loan. Loans originated before July 31, 2020 were acquired by us, net of unaccreted OID, which we accrete to income over the remaining term of the loan. In some cases, additional OID is recognized from additional purchase discounts attributed to the fair value of equity positions that were separated from the loans prior to our acquisition of such loans.

The estimated YTM calculations require management to make estimates and assumptions, including, but not limited to, the timing and amounts of loan draws on delayed draw loans, the timing and collectability of exit fees, the probability and timing of prepayments and the probability of contingent features occurring. For example, certain credit agreements contain provisions pursuant to which certain PIK interest rates and fees earned by us under such credit agreements will decrease upon the satisfaction of certain specified criteria which we believe may improve the risk profile of the applicable borrower. To be conservative, we have not assumed any prepayment penalties or early payoffs in our estimated YTM calculation. Estimated YTM is based on current management estimates and assumptions, which may change. Actual results could differ from those estimates and assumptions.

(3)
Estimated YTM for the loans with Public Company A, Private Company A, Private Company D, and Private Company E is enhanced by purchase discounts attributed to the fair value of equity warrants that were separated from the loans prior to our acquisition of such loans. The purchase discounts accrete to income over the respective remaining terms of the applicable loans.

(4)
Loan to Subsidiary of Public Company D does not reflect the borrower’s option to request a maturity extension for an additional 364 days from the original loan maturity date, which we are not obligated to grant.

(5)
Cash interest and PIK interest rates for the Subsidiary of Private Company G represents a blended rate of differing cash interest and PIK interest rates applicable to each of the three tranches included in the senior secured term loan credit facility with Subsidiary of Private Company G (the “Sub. Of Private Co. G Credit Facility”).

(6)
Loan to Subsidiary of Private Company H does not reflect the borrower’s option to request up to two maturity extensions each for an additional six months from the then-existing loan maturity date. The first extension, which is available at the borrower’s sole option, is subject to a payment of a 2.0% fee. The second extension is subject to the approval of all lenders.

(7)
PIK interest rate for Private Co. A represents a blended rate of differing PIK interest rates applicable to each of the two tranches to which we are a lender under the senior secured term loan credit facility with Private Company A (as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Private Company A Credit Facility”).

For additional information regarding this initial portfolio, see “Business.”
Illustrative Description of Borrowers:
Public Company A
Single-state cultivator, producer and full-service brand fulfillment partner that produces a wide range of products in the Nevada market. Public Company A operates a +/- 400,000 square foot greenhouse and 55,000 square foot processing and custom packaging facility, which is capable of producing over 100,000 pounds of dry flower per year. The real estate collateral of Public Company A consists of a greenhouse and processing facility in Nevada.
Private Company A
Multi-state operator with operations in six states and licenses in seven states. Private Company A is a vertically integrated cultivator and retailer of both medical and adult-use cannabis that primarily operates under its own brand. Private Company A’s business segments include cultivation, extraction and processing, retail products, and dispensaries. The real estate collateral of Private Company A consists of three cultivation facilities and twelve dispensaries across Arizona, New Mexico, Michigan, Maryland, Massachusetts and Missouri.
Private Company B
Single-state operator currently constructing an indoor cultivation facility to wholesale product to the medical and adult use markets in Michigan. Private Company B produces high-end cannabis strains and intends to focus on the high-end, top-tier cannabis niche. The management team has over 20 years’ experience in the cannabis industry, including ten years in Michigan. The real estate collateral for Private Company B consists of a cultivation facility in Michigan.
Private Company C
Single-state vertically integrated cultivator and retailer of medical cannabis. Private Company C operates under a Chapter 20 Clinical Registrant license and has partnered to collaborate on multifaceted studies to substantiate safety and positive therapeutic outcomes. Private Company C currently operates a cultivation facility and three dispensaries with the ability to add three additional dispensary locations. The real estate collateral of Private Company C consists of a cultivation facility and three dispensaries in Pennsylvania.
Subsidiary of Public Company D
Public Company D participates in the medical and adult use market across Canada and in several U.S. states where cannabis has been legalized for therapeutic or adult use. Subsidiary of Public Company D, is a premier medical marijuana cultivator, processor and distributor in Pennsylvania. Public Company D also has operations in California, Maryland and New Jersey. The real estate collateral for Subsidiary of Public Company D consists of a cultivation facility in Pennsylvania.
Private Company D
Multi-state operator who operates five dispensaries, the maximum amount of dispensaries allowed by law for any operator, in the State of Ohio and one dispensary in Arkansas. Private Company D historical focus has been dispensary operations and has licenses in other states, where it also operates dispensaries. The real estate collateral for Private Company D consists of three dispensaries across Ohio and Arkansas.
Private Company E
Single-state operator who operates one dispensary and is currently constructing an indoor cultivation and processing facility to wholesale product for medical use in Ohio. Private Company E approaches the medical cannabis market from the healthcare and scientific perspectives of its founders and key executives, differentiating it in the industry. The real estate collateral for Private Company E consists of a cultivation and processing facility, which is still under construction, and a dispensary in Ohio. The cultivation and processing facility construction is expected to be completed in second quarter of 2022.

Private Company F
Single-state operator currently constructing a cultivation and manufacturing facility and one dispensary in Missouri. Private Company F also operates one dispensary and leases two additional dispensary locations for a total of four dispensaries in the state of Missouri (assuming the completion of the single dispensary currently under construction). Private Company F also has three operational dispensary locations (two of which are leased) for a total of four dispensaries in the state of Missouri following the completion of the single dispensary under construction. The real estate collateral for Private Company F consists of a cultivation and manufacturing facility and two dispensaries in Missouri. Construction on the cultivation and manufacturing facility and the final dispensary is expected to be completed in the first quarter of 2022.
Subsidiary of Private Company G
Private Company G is a multi-state operator with assets across nine states. Subsidiary of Private Company G operates in New Jersey as an alternative treatment center which allows for one cultivation facility and three dispensary operations, all of which are being constructed using the proceeds of the loan to Subsidiary of Private Company G. Subsidiary of Private Company G additionally operates three dispensaries and a cultivation facility in the state of Pennsylvania. The real estate collateral for Subsidiary of Private Company G consists of a cultivation facility and dispensary operation in New Jersey and a cultivation facility in Pennsylvania. Construction on the cultivation facilities is expected to be completed in the third quarter of 2022.
Subsidiary of Private Company H
Private Company H is a multi-state operator with assets in Arkansas, Florida, Maryland and Illinois. Subsidiary of Private Company H is a single-state operator that is currently expanding their cultivation facility in Illinois, which is licensed to grow both recreational and medical use cannabis. Subsidiary of Private Company H also operates two additional dispensaries in the state, one licensed to sell medical use cannabis and the other licensed to sell both recreational and medical use cannabis. The real estate collateral for Subsidiary of Private Company H consists of a cultivation facility in Illinois.
Public Company F
Public Company F is an Illinois based multi-state operator with approximately 87 retail locations across 11 states and licenses in three states, and has expanded via an aggressive M&A strategy. The real estate collateral for Public Company F consists of five cultivation facilities across Illinois, Florida, Nevada, Ohio, and Massachusetts and eight dispensaries across Illinois, Michigan, Maryland, Arkansas, Ohio, Nevada, Florida, and Arizona.
Private Company I
Private Company I is a Maryland based single-state operator with an existing cultivation and processing operation in the state, as well as one operational dispensary.
Private Company J
Private Company J is a single-state vertically integrated cultivator, processor, and retailer of medical cannabis. Private Company J operates in the state of Missouri with the maximum number of allowed cannabis licenses including three cultivation licenses and five retail licenses. Private Company J is currently operating all five dispensaries and two of its cultivation facilities while constructing a third cultivation facility. The real estate collateral for Private Company J consists of a to-be-built cultivation facility. Construction on the cultivation facility is expected to begin in the first quarter of 2022.
Private Company K
Private Company K is a single-state operator constructing a facility housing cultivation, manufacturing and retail operations as well as two separate dispensaries, all of which are located in Massachusetts. The cultivation facility will be operating under a Tier 6 cannabis license and all of Private Company K’s facilities, including the two separate dispensaries, are approved for both medical and adult use production and/or retail, as applicable. The real estate collateral for Private Company K includes the to-be-built cultivation, manufacturing and retail facility. Construction on the cultivation, manufacturing and retail facility as well as the two separate dispensaries are expected to be completed across the first and second quarters of 2022.

Public Company G
Public Company G is a vertically integrated U.S. multi-state cannabis operator with anchor operations in Massachusetts, Nevada, and New Jersey with recent entry into Pennsylvania, Ohio, Arizona, and Florida. Public Company G is publicly traded on the Canadian Stock Exchange and currently operates over 50 dispensaries in Arizona, Florida, Massachusetts, Nevada, New Jersey, and Pennsylvania. Real estate collateral consists of cultivation facilities in Nevada, Massachusetts, Pennsylvania, Florida and Ohio.
Subsidiary of Public Company H
Subsidiary of Public Company H is a multi-state operator that holds a portfolio of licenses across eleven different states with vertically integrated operations in seven states, with thirty operational dispensaries and nine cultivation & processing facilities. The real estate collateral consists of six cultivation properties in Illinois, Ohio, New Jersey, Pennsylvania, Michigan, and Iowa, and four dispensary properties in Illinois and Michigan. Public Company H is incorporated in British Columbia and publicly traded on the Canadian Stock Exchange.
Collateral Overview
Our loans are secured by various types of assets of our borrowers, including real property and certain personal property, including value associated with licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. We do not have liens on cannabis inventory and are generally restricted from taking ownership of state licenses by current statutory prohibitions and exchange listing standards. See “Risk Factors — Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.”
The documents governing our loans also include a variety of provisions intended to provide remedies against the value associated with licenses. For example, some loan documents require a grant of a security interest in all property of the entities holding licenses to the extent not prohibited by applicable law or regulations (or requiring regulatory approval), equity pledges of entities holding licenses, receivership remedies and/or other remedies to secure the value associated with the borrowers’ licenses. Upon default of a loan, we may seek to sell the loan to a third party or have an affiliate or a third party work with the borrower to have the borrower sell collateral securing the loan to a third party or institute a foreclosure proceeding to have such collateral sold, in each case, to generate funds towards the payoff of the loan. While we believe that the appraised value of any real estate assets or other collateral securing our loans may impact the amount of the recovery in each such scenario, the amount of any such recovery from the sale of such real estate or other collateral may be less than the appraised value of such collateral and the sale of such collateral may not be sufficient to pay off the remaining balance on the defaulted loan. Additionally, a third party becoming the holder of a license through sale, foreclosure or otherwise or other realization of the value of licenses requires the approval of regulatory authorities.
As of December 24, 2021, our portfolio had a weighted average real estate collateral coverage of approximately 1.2 times our aggregate committed principal amount of such loans. Our real estate collateral coverage for each of our loans was measured at the time of underwriting and based on various sources of data available at such time. We calculate our weighted average real estate collateral coverage by estimating the underlying value of our real estate collateral based on various objective and subjective factors, including, without limitation, third-party appraisals, total cost basis of the subject property and/or our own internal estimates.
We may pursue a sale of a defaulted loan if we believe that a sale would yield higher proceeds or that a sale could be accomplished more quickly than a foreclosure proceeding while yielding proceeds comparable to what would be expected from a foreclosure sale. To the extent that we determine that the proceeds are more likely to be maximized through instituting a foreclosure sale or through taking title to the underlying collateral, we will be subject to the rules and regulations under state law that govern foreclosure sales and Nasdaq listing standards that do not permit us to take title to real estate while it is involved in commercial sales of cannabis. In addition, the sale of the collateral securing our loans may be difficult and may be to a party outside of the cannabis industry. Therefore, any appraisal-based value of our real estate and other collateral may not equal the value of such collateral if it were to be sold to a third party in a foreclosure or similar proceeding. We may seek to sell a defaulted loan prior to commencing a foreclosure proceeding or during a foreclosure proceeding to a purchaser that is not required to comply with Nasdaq listing standards. We believe a third-party purchaser that is not subject to Nasdaq listing standards may be able to realize greater value from real estate and other collateral securing our loans. However, we can provide no assurances that a third party would buy such loans or that the sales price of such loans would be sufficient to recover the outstanding principal balance, accrued interest, and fees. See “Risk Factors — We will not own real estate as long as it is used in the commercial sale of cannabis due to current statutory prohibitions and exchange listing standards, which may delay or limit our remedies in the event that any of our borrowers default under the terms of their loans with us.”
Our Loan Origination Pipeline
As of December 24, 2021, our loan origination pipeline consisted of potential new loans representing anticipated total loan commitments of approximately $681.5 million. We are in various stages of our evaluation process with respect to these loans. We identify appropriate loans from our origination pipeline based on investment criteria factors such as, among other things, the prospective borrower’s financial performance, loan size, proposed sources and uses and location, at which point we may issue an indication of interest or non-binding term sheet and, if mutually agreeable, enter into a non-binding term sheet or non-binding syndication commitment letter with the prospective borrower.
We are currently completing our underwriting process and negotiating definitive loan documents for each of the potential loan investments related to our existing fully-executed, non-binding term sheets and fully-executed, non-binding syndication commitment letters. The potential loans remain subject to satisfactory completion of our underwriting and due diligence processes, definitive documentation and final approval by the Investment Committee, as applicable. As a result, no assurance can be given that any of these potential loans will close on the currently contemplated terms or at all. We intend to fund these potential loans using capacity under our Revolving Credit Facility, existing cash and/or, depending upon the timing of closing, net proceeds from loan repayments, or net proceeds from this offering.
Our Manager
We are externally managed and advised by our Manager, a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and an affiliate of Mr. Tannenbaum, Robyn Tannenbaum, our Managing Director, Head of Origination and Investor Relations, and Mr. Kalikow. Each of our officers is employed by our Manager and certain of our officers are members of its Investment Committee. The executive offices of our Manager are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and the telephone number of our Manager’s executive offices is (561) 510-2390.
As of December 24, 2021, our Manager is comprised of more than 20 investment and other professionals. Members of the Investment Committee of our Manager and the investment personnel provided by our Manager have approximately 100 years of combined investment management experience and are a valuable resource to us. Prior to the consummation of this offering, our Manager and its affiliates managed several externally-managed vehicles totaling over $400.0 million in cannabis-related assets, including our Company and AFC Warehouse, one of our affiliates. Leonard M. Tannenbaum, our Sponsor and Chief Executive Officer, has over 25 years of investment management experience. He has taken three other entities public and has managed several externally-managed investment vehicles with approximately $5.0 billion of assets under management in the aggregate. During his career, Mr. Tannenbaum has underwritten over 400 loans with over $10.0 billion in principal value. Jonathan Kalikow, our Head of Real Estate, has over 20 years of investment management experience, including in hard money lending in commercial real estate transactions. Through his funds, he currently manages approximately $2.0 billion in assets.
Mr. Tannenbaum personally has invested approximately $47.8 million in the form of an equity investment in us and is our largest stockholder. Additionally, a fund controlled by Mr. Kalikow and his father has invested approximately $9.6 million in us.

Our Management Agreement
Pursuant to our Management Agreement with our Manager, our Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team (whether our Manager’s own employees or individuals for which our Manager has contracted with other parties to provide services to its clients), who will be our executive officers, and the Investment Committee. Our Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.
The initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elects not to renew. Our Management Agreement may be terminated by us or our Manager under certain specified circumstances.
Pursuant to our Management Agreement, upon the date on which our equity equals or exceeds $1,000,000,000, we may, at our election, provide our Manager with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us. If the offer price of such internalization transaction has not been agreed prior to the date that is the three-month anniversary of the date on which our equity equals or exceeds $1,000,000,000, then we shall have the right, but not the obligation, to consummate such internalization transaction, effective as of such date, at an internalization price equal to five times the sum of (i) the annual Base Management Fee (without giving effect to any Base Management Fee Rebate), (ii) the annual Incentive Compensation and (iii) the aggregate amount of Outside Fees less the Base Management Fee Rebate, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
For additional information, see “Our Manager and Our Management Agreement.”
The following table summarizes the fees and expense reimbursement that we pay to our Manager under our Management Agreement:
Type	Description	Payment
Base Management Fees
An amount equal to 0.375% of our Equity (as defined below), determined as of the last day of each quarter. The Base Management Fees are reduced by the Base Management Fee Rebate. Under no circumstances will the Base Management Fee be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our portfolio.

For additional information, see “Management Compensation—Base Management Fees.”
Quarterly in arrears in cash.

Base Management Fee Rebate
An amount equal to 50% of the aggregate amount of any other fees earned and paid to our Manager during the applicable quarter resulting from the investment advisory services and general management services rendered by our Manager to us under our Management Agreement, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans.

Reduces the Base Management Fees on a quarterly basis.

Type	Description	Payment
For additional information, see “Management Compensation—Base Management Fees.”

Incentive Compensation
An amount with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined below). No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 2% and (ii) Adjusted Capital (as defined below) as of the last day of the immediately preceding fiscal quarter (such amount, the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount. Such compensation is subject to Clawback Obligations (as defined below), if any.

For additional information, see “Management Compensation—Incentive Compensation” and “Management Compensation—Incentive Compensation—Incentive Compensation Clawback.”
Quarterly in arrears in cash.

Expense Reimbursement
We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers, based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to the consummation of our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation.

For additional information, see “Management Compensation—Expense Reimbursement.”
Monthly in cash.

Type	Description	Payment

Termination Fee
Equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. Such fee shall be payable upon termination of our Management Agreement in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by our Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

For additional information, see “Management Compensation—Termination Fee.”
Upon specified termination in cash.
For a summary of compensation paid to our Manager for the nine months ended September 30, 2021 and the period from July 31, 2020 (date of commencement of operations) to December 31, 2020, see “Management Compensation—General—Summary Compensation Table.”
Our Growth Strategy
Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation. We intend to achieve this objective by sourcing, underwriting, structuring and funding loans to state law compliant cannabis companies.
From January 1, 2020 to December 24, 2021, our Manager and its affiliates have had access to approximately $10.7 billion of potential loan opportunities. We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We provide borrowers an institutional and flexible alternative for financing. As we continue to grow our equity base, we believe we can commit to additional transactions with strong risk-adjusted returns to diversify our portfolio and enable our Manager and/or its affiliates to act as a lead agent on larger deals that can be syndicated.
We intend to primarily focus on cannabis industry operators with strong collateral, in the form of real estate, equipment, value associated with licenses and/or other assets owned by the borrower to the extent permitted by applicable laws and the regulations governing such borrowers. Our Manager will regularly evaluate loans and we currently retain an independent third-party valuation firm to provide input on the valuation of unquoted assets, which our Manager considers along with various other subjective and objective factors when making any such evaluation. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments for companies operating in the cannabis industry, economic conditions and commercial real estate fundamentals.

Key elements of our strategy include:
■	Targeting loans for origination and investment that typically have the following characteristics:
—	principal balance greater than $10.0 million;
—	real estate collateral coverage of at least one times the principal balance;
—	secured by commercial real estate properties, including cannabis cultivation facilities, processing facilities, and dispensaries; and
—	well-capitalized sponsors with substantial experience in particular real estate sectors and geographic markets.
■
Diversifying our financing sources with increased access to equity and debt capital, which may provide us with a lower overall cost of funding and the ability to hold larger loan sizes, among other things.

We draw upon our Manager’s expertise in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our current growth strategy provides significant potential opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate loan opportunities at different points in the economic and real estate investment cycle, we may modify or expand our growth strategy from time to time.
Key Financial Measures and Indicators
As a commercial real estate finance company, we believe the key financial measures and indicators for our business are Distributable Earnings, Adjusted Distributable Earnings (as defined below), book value per share and dividends declared per share.

Distributable Earnings and Adjusted Distributable Earnings
In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We use these non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance. The determination of Distributable Earnings is substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Compensation earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated without giving effect to Incentive Compensation expense, while the calculation of Distributable Earnings accounts for any Incentive Compensation earned for such time period. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).
We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income.
Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount at least equal to such REIT taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.
Distributable Earnings and Adjusted Distributable Earnings are non-GAAP financial measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings:
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
Net Income	$7,930,680	$2,106,250	$13,959,222	$4,313,632
Adjustments to net income
Non-Cash Equity compensation expense	51,429	—	1,662,001	—
Depreciation and amortization	—	—	—	—
Unrealized (gain), losses or other non-cash items	(1,423,929)	(1,563,800)	(796,368)	(1,563,340)
Provision for current expected credit losses	660,612	—	1,372,498	465,397

Other adjustments	(62,320)	—	(62,320)	—
One-time events pursuant to changes in GAAP and certain non-cash charges	—	—	—	—
Distributable Earnings	$7,156,472	$542,450	$16,135,033	$3,215,689
Adjustments to Distributable Earnings
Certain organizational expenses	—	616,190	—	616,190
Adjusted Distributable Earnings	$7,156,472	$1,158,640	$16,135,033	$3,831,879
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,694,475
Adjusted Distributable Earnings per weighted Average Share	$0.44	$0.22	$1.30	$0.67
Book Value Per Share
We believe that book value per share is helpful to stockholders in evaluating our growth as we scale our equity capital base and continue to invest in our target investments. The book value per share of our common stock as of September 30, 2021 and December 31, 2020 was approximately $16.69 and $14.83, respectively, on a post-split basis.
Dividends Declared Per Share
For the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, we declared (i) a regular cash dividend of $0.35 per share of our common stock, relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020, and (ii) a special cash dividend of approximately $0.26 per share of our common stock to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment was approximately $2.2 million and $1.6 million, respectively.
In December 2020, we declared a seven-for-one stock split in the form of a stock dividend, pursuant to which six additional shares of our common stock were issued for each outstanding share of our common stock, payable on January 25, 2021 to each stockholder of record as of the close of business on January 21, 2021, out of our authorized but unissued shares of common stock.

In March 2021, we declared a regular cash dividend of $0.36 per share of our common stock, relating to the first quarter of 2021, which was paid on March 31, 2021 to stockholders of record as of March 15, 2021. The aggregate amount of the regular cash dividend payment was approximately $2.2 million.
In May 2021, we declared a regular cash dividend of $0.38 per share of our common stock, relating to the second quarter of 2021 which was paid on June 30, 2021 to stockholders of record as of June 15, 2021. The aggregate amount of the regular cash dividend payment was approximately $5.1 million.
In September 2021, we declared a regular cash dividend of $0.43 per share of our common stock, relating to the third quarter of 2021 which was paid on October 15, 2021 to stockholders of record as of September 30, 2021. The aggregate amount of the regular cash dividend payment was approximately $7.1 million.
In December 2021, we declared a regular cash dividend of $0.50 per share of our common stock, relating to the fourth quarter of 2021, which will be paid on January 14, 2022 to stockholders of record as of December 31, 2021. The estimated aggregate amount of the regular cash dividend payment is approximately $8.2 million. After paying this quarterly dividend, our Board believes that we will likely have distributed an amount, in the aggregate, equivalent to the low end of our targeted distribution range of 90% to 100% of Distributable Earnings for the year ending December 31, 2021. Our estimated targeted distribution range based on Distributable Earnings is preliminary and subject to completion of our normal quarterly closing and review procedures for the quarter ended December 31, 2021. Given the timing of our estimate, however, the actual Distributable Earnings for the year ending December 31, 2021 may differ materially, including as a result of our year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the three months ended December 31, 2021 are finalized. Accordingly, you should not place undue reliance on our estimate. This estimated range has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subjected to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate. See “Risk Factors—Risks Related to Our Business and Growth Strategy—There are material limitations with making estimates of our results for periods prior to the completion of our and our auditors’ normal review procedures for such periods,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes, or our Distributable Earnings as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Distributable Earnings.” See “U.S. Federal Income Tax Considerations—Taxation—Requirements for Qualification—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT.
The payment of these dividends, including any special cash dividend, is not indicative of our ability to pay such dividends in the future.
Initial Public Offering
On March 23, 2021, we completed our IPO of 6,250,000 shares of our common stock at a price of $19.00 per share, raising approximately $118.8 million in gross proceeds. The underwriters also exercised their over-allotment option to purchase up to an additional 937,500 shares of our common stock at a price of $19.00 per share, which was completed on March 26, 2021, raising approximately $17.8 million in gross proceeds. The net proceeds to us totaled approximately $123.9 million.
June 2021 Equity Offering
On June 28, 2021, we completed a public offering of 2,750,000 shares of our common stock at a price of $20.50 per share, raising approximately $56.4 million in gross proceeds. The underwriters also partially exercised their over-allotment option and purchased an additional 269,650 shares of our common stock at a price of

$20.50 per share, which was completed on July 6, 2021, raising approximately $5.5 million in additional gross proceeds. The net proceeds to us totaled approximately $57.8 million.
2027 Senior Notes Offering
On November 3, 2021, we issued $100.0 million in aggregate principal amount of senior unsecured notes due 2027 (the “2027 Senior Notes”). The 2027 Senior Notes accrue interest at a rate of 5.750% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the issuance of the 2027 Senior Notes were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by us. We intend to use the net proceeds from the issuance of the 2027 Senior Notes to (i) fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes. The terms of the 2027 Senior Notes are governed by an indenture, dated November 3, 2021, among us, as issuer, and TMI Trust Company, as trustee (the “Indenture”). Under the Indenture governing the 2027 Senior Notes, we are required to cause all of our existing and future subsidiaries to guarantee the 2027 Senior Notes, other than certain immaterial subsidiaries as set forth in the Indenture. The 2027 Senior Notes are currently not guaranteed by any of our subsidiaries.
Prior to February 1, 2027, we may redeem the 2027 Senior Notes in whole or in part at a price equal to the greater of 100% of the principal amount of the 2027 Senior Notes being redeemed or a make-whole premium set forth in the Indenture, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date. On or after February 1, 2027, we may redeem the 2027 Senior Notes in whole or in part at a price equal to 100% of the principal amount of the 2027 Senior Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. The Indenture also requires us to offer to purchase all of the 2027 Senior Notes at a purchase price equal to 101% of the principal amount of the 2027 Senior Notes, plus accrued and unpaid interest if a “change of control triggering event” (as defined in the Indenture) occurs.
The Indenture governing the 2027 Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications, including restrictions on our ability to (1) incur additional indebtedness unless the Annual Debt Service Charge (as defined in the Indenture) is no less than 1.5 to 1.0, (2) incur or maintain total debt in an aggregate principal amount greater than 60% of our consolidated Total Assets (as defined in the Indenture), (3) incur or maintain secured debt in an aggregate principal amount greater than 25% of our consolidated Total Assets (as defined in the Indenture); and (4) merge, consolidate or sell substantially all of our assets. In addition, the Indenture also provides for customary events of default. If any event of default occurs, any amount then outstanding under the Indenture may immediately become due and payable. These events of default are subject to a number of important exceptions and qualifications set forth in the Indenture.
Updates to Our Portfolio During the Third Quarter of 2021
During the third quarter of 2021, we closed two new loans with aggregate commitments of approximately $42.8 million in principal amount, refinanced a bridge loan with a senior secured term loan with a commitment of approximately $10.1 million in principal amount, amended two borrowers’ senior secured term loans to increase the commitment amounts by approximately $28.5 million and $43.4 million, respectively, for total new loan commitments subsequent to June 30, 2021 of approximately $119.2 million. We funded approximately $89.3 million of new and existing loan commitments and sold one loan commitment of $10.0 million in principal amount for net fundings of approximately $79.3 million.
In July 2021, we entered into a commitment to fund a $19.75 million senior secured term loan to Private Company K contingent on the borrower raising additional equity as required by the loan agreement. Until the borrower met the required criteria for funding under the loan agreement, the commitment had a ticking fee based on the aggregate commitment amount as follows: (a) 6.0% per annum from the date of closing through July 26, 2021 and (b) 6.5% per annum from and after July 27, 2021 through the initial funding date. In August 2021, the borrower met the required criteria and we funded $7.0 million of the loan commitment. The loan has a per annum interest rate of 12.0% plus LIBOR with a LIBOR floor of 1.0%. The loan has a maturity date of August 3, 2026, an unused line fee of 3.0%, an exit fee of 3.0%, OID of 4.0%, an annual agent fee of 0.75% of the total loan commitment amount and an interest reserve of $0.75 million.
In July 2021, we entered into a commitment to fund a $3.0 million bridge loan to Private Company J and funded $3.0 million at closing of such bridge loan. The bridge loan had an original interest rate of 13.0% per annum, an original maturity date of August 31, 2021, an agent fee of 1.0% of the principal amount of the bridge loan, an exit fee of 10.0% (which would be reduced to 2.0% upon refinancing with us), and original OID of 4.0%. In August 2021, we refinanced the bridge loan with a senior secured term loan pursuant to which we committed to fund $23.0 million and $18.0 million of which was funded on the closing date. The refinancing senior secured term loan has a per annum interest rate of LIBOR plus 12.0% with a LIBOR floor of 1.0% and PIK interest rate of 2.0% per annum. The PIK interest rate will step down to 0.0% once certain criteria are met in accordance with the loan agreement. The loans under the refinancing senior secured term loan facility have a maturity date of September 1, 2025 and an agent fee of 1.0% of the total loan commitment amount payable on the closing date and 1.0% of the outstanding principal balance of the term loans payable annually thereafter. The loans also have an exit fee of 4.0% (which may be reduced to 2.0% once certain criteria are met as defined in the loan agreement (including the meeting of certain financial metrics), OID of 4.0% and an interest reserve of $1.5 million. As part of the agreement to refinance the bridge loan, the borrower was credited for a portion of the original OID and agent fee paid in connection with the bridge loan.
In July 2021, Private Company I refinanced their bridge loan, which had a maturity date of July 9, 2021, an interest rate of 13.0% and OID of 4.0%. The new senior secured loan of $15.5 million was syndicated by our Manager between us and A BDC Warehouse, LLC (“ABW”), an affiliate of ours that is wholly-owned by Mr. and Mrs. Tannenbaum, with ABW holding approximately one-third of the principal amount. We committed and funded approximately $10.1 million of the new loan which has a per annum interest rate of 12.0% plus LIBOR, with a LIBOR floor of 1.0%, and PIK interest rate of 2.5%. The loan has a maturity date of August 1, 2026, an exit fee of 3.0% and OID of 4.0%. As part of the refinancing agreement, the exit fee on the bridge loan was waived and the borrower was credited for a portion of the original OID on the bridge loan.
In July 2021, Flower Loan Holdco, LLC (“FLH”), an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner, purchased approximately $8.5 million of the Private Company A Credit Facility from a third-party lender, and we had a 30-day option to purchase such amount from FLH. Our credit agreement with Private Company A (the “Private Company A Credit Agreement” and, together with the related loan documents, the “Private Company A Credit Documents”) was amended and restated (such amendment and restatement, the “A&R Private Company A Credit Agreement”) concurrently to, among other things, add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30.0 million, $10.0 million of which our Manager syndicated to ABW, and $20.0 million of which are held by us, as designee of the Agent (as defined herein). The A&R Private Company A Credit Agreement has a maturity date of May 8, 2024. The original tranche of term loans has an exit fee of 2.0% of the original tranche term loan amount (excluding any unfunded portions of the original tranche term loan amount) and the additional tranche of term loans has an exit fee of 2.0% of the total amount of such additional tranches (excluding any unfunded portions of the additional tranche term loan amount). The original tranche of term loans has an agent fee of 1.0% of the total loan commitment amount payable annually. The second tranche of term loans has an agent fee of (i) 0.3333% of the total loan commitment amount of the additional tranche of term loans payable on the closing date of the A&R Private Company A Credit Agreement and (ii) 0.6667% of the total loan commitment amount of the additional tranche payable subject to the satisfaction of certain conditions precedent. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Agreement also included an OID of $200,000 payable on the closing date of the

A&R Private Company A Credit Agreement and $400,000 payable to lenders, subject to the satisfaction of certain conditions precedent. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties—Private Company A Transactions” for more information.
In September 2021, we entered into (i) an Assignment and Acceptance (the “September Loan Assignment”) with FLH, Private Company A, as borrower, and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8.5 million portion of the loan to Private Company A under the Private Company A Credit Facility, for a purchase price of approximately $8.5 million (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) a letter agreement (the “September Commitment Assignment” and, together with the September Loan Assignment, the “September Assignments”) with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A in a principal amount of up to $20.0 million under the Private Company A Credit Facility, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Agreement pursuant to the September Commitment Assignment. As a result of the September Assignments, the total loan commitments to Private Company A under the Private Company A Credit Facility increased to an aggregate commitment amount of $72.5 million, of which our total loan commitments accounted for $62.5 million. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties—Private Company A Transactions” for more information.
In September 2021, we entered into a second amended and restated credit agreement (the “A&R Sub. of Private Co. G Credit Agreement”) related to the Sub. of Private Co. G Credit Facility to, among other things, increase the total loan commitments by $53.4 million across three tranches, with approximately $10.0 million of new loan commitments allocated to ABW and the remaining $43.4 million of new loan commitments allocated to us. The loan has a maturity date of May 1, 2026, an annual agent fee of 1.0% of the total loan commitment amount and an exit fee of 10.0%, which will be reduced to 5.0% upon the satisfaction of certain specified criteria. One of the tranches of loans, representing $10.0 million in total commitments of which we funded approximately $8.1 million, has a per annum interest rate of 9.0%. The other two tranches of loans have a per annum interest rate of 12.0% plus LIBOR, with a 1.0% LIBOR floor, and PIK interest rate of 2.0% per annum. As a result of the increased loan commitments, the total loan commitments under the A&R Sub. of Private Co. G Credit Agreement equal $75.4 million, of which our total loan commitments account for $65.4 million.
In September 2021, we sold $10.0 million of our $15.0 million loan to one of our prior borrowers (“Public Company E”) for 104% of par amount generating a realized gain of $0.4 million.
Recent Developments
Subsequent to September 30, 2021, through December 31, 2021, we (i) closed two loans and purchased one tranche of senior secured loans, consisting of $110.0 million and $15.0 million in aggregate commitments, respectively, and (ii) funded $125.6 million of debt and sold approximately $5.0 million of debt for net fundings of approximately $120.6 million. In total, we closed on total new debt commitments of $127.3 million during the quarter ended December 31, 2021.
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In October 2021, we entered into an additional commitment for a $50.0 million senior term loan with Public Company F, as part of a $120.0 million third tranche under Public Company F’s senior secured credit facility and funded approximately $50.0 million of principal less OID of $1.2 million for net funding of $48.8 million at closing. Following the expansion, our total loan commitments to Public Company F increased to an aggregate principal amount of $60.0 million, including $10.0 million of the second tranche funded in May 2021.

■	In October 2021, we sold our remaining investment in the loan to Public Company E to a third party in a private transaction. We received net proceeds from the sale of approximately $5.1 million.

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In November 2021, we purchased $15.0 million in outstanding principal amount of 12.5% senior secured notes issued at a premium by Public Company G, an operator publicly listed in Canada. We estimate 10.3% YTM on such purchased notes. We currently intend to hold the notes as a short-term investment in accordance with our Investment Guidelines.

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In November 2021, we issued $100.0 million in aggregate principal amount of the 2027 Senior Notes. The 2027 Senior Notes accrue interest at a rate of 5.750% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the issuance of the 2027 Senior Notes were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by us. We intend to use the net proceeds from the issuance of the 2027 Senior Notes to fund debt investments and for general corporate purposes. The 2027 Senior Notes are guaranteed by any of our existing and future subsidiaries, other than those Immaterial Subsidiaries (as defined in the Indenture). The terms of the 2027 Senior Notes are governed by an Indenture, dated November 3, 2021, among us, as issuer, and TMI Trust Company, as trustee.

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In November 2021, we entered into the Second Amendment (the “Second Amendment”) to the credit agreement governing the Revolving Credit Facility (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) to, among other things: (i) decrease the interest rate to 4.75% per annum; (ii) extend the maturity date to the earlier of September 30, 2022 and the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace such Revolving Credit Agreement; (iii) add an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitments; (iv) add a one-time commitment fee of 0.25% of the total revolving loan commitments, payable in three quarterly installments, beginning in the first quarter of 2022; (v) increase the aggregate revolving credit commitments to $75.0 million; (vi) provide holders of the 2027 Senior Notes, on the occurrence of certain events of default and subject to certain terms and conditions, the option to purchase all outstanding obligations under the Revolving Credit Agreement; and (vii) require all payments of interest, the commitment fee and unused fee (in each case, net of applicable taxes) to be paid, directly or indirectly, to a charitable foundation to be designated by AFC Finance, LLC in its sole discretion. In December 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties” for more information.

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In December 2021, we entered into a credit agreement with Sub. of Public Company H (the “Sub. of Public Company H Credit Agreement”) to provide it with a $100.0 million senior secured credit facility, of which, we committed $60.0 million, A BDC Warehouse II, LLC (“Warehouse”), a fund affiliated with us and our Manager, committed $10.0 million, and a third-party lender committed $30.0 million of the aggregate principal amount. Upon closing, the lenders funded $75.0 million in aggregate principal amount, of which we funded approximately $42.5 million. The remaining $25.0 million principal amount may be funded by the lenders pro rata in accordance with their commitment at any time on or prior to December 16, 2022 upon request by the Sub. of Public Company H and subject to the terms and condition specified under the Sub. of Public Company H Credit Agreement. The credit facility with Sub. of Public Company H (the “Sub. of Public Company H Credit Facility”) also includes an option for the borrower, upon its request and subject to its achievement of predetermined milestones and the terms and conditions of the Sub. of Public Company H Credit Agreement, to increase the amount of the Sub. of Public Company H Credit Facility by up to $50.0 million on or around December 16, 2022, to be funded by one or more of the lenders. The Sub. of Public Company H Credit Facility is guaranteed by Public Company H, as parent of the borrower, as well as certain of its subsidiaries and affiliated entities. The lenders’ commitment under the Sub. of Public Company H Credit Facility is secured by liens on substantially all assets of the borrower and certain of its subsidiaries and affiliated entities, including, in particular, owned real estate in several states. AFC Agent, LLC (“AFC Agent”), an entity wholly owned by

Mr. Tannenbaum, our Chief Executive Officer and Chairman of our Board, and Mrs. Tannenbaum, our Managing Director, Head of Origination and Investor Relations, serves as administrative agent to the lenders under the Sub. of Public Company H Credit Facility.
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In December 2021, we declared a regular cash dividend of $0.50 per share of our common stock, relating to the fourth quarter of 2021, which will be paid on January 14, 2022 to stockholders of record as of December 31, 2021. The estimated aggregate amount of the regular cash dividend payment is approximately $8.2 million.

For the year ended December 31, 2021, our gross funding was $302.5 million and our net funding, taking into account loan repayments and amortization, was $275.5 million. In total, we closed on total new debt commitments of $341.3 million during the twelve months ended December 31, 2021.
COVID-19
Over the course of the coronavirus (“COVID-19”) pandemic, medical cannabis companies have been deemed “essential” by almost all states with legalized cannabis and stay-at-home orders. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2021 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic and we have not experienced any payment defaults by our borrowers nor have we made any concessions on any payments due, in each case, related to the COVID-19 pandemic.
Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19, and variants of COVID-19, is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although most of these measures have been lifted or scaled back, surges of COVID-19 in certain parts of the world, including the United States, have resulted and may in the future result in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The full effect that these disruptions may have on our operations and financial performance will depend on future developments, including possible impacts on the performance of our loans, general business activity, and ability to generate revenue, which cannot be determined. For more information see “Risk Factors—Risks Related to Our Business and Growth Strategy—The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.”

Risk Factor Summary
Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in “Risk Factors” immediately following this Prospectus Summary and all of the other information in this prospectus. These risks include, but are not limited to, the following:
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We were recently formed and have limited operating history, and may not be able to successfully operate our business, integrate new assets and/or manage our growth or to generate sufficient revenue to make or sustain distributions to our stockholders.

■	Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
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We are externally managed by our Manager and our growth and success depends on our Manager, its key personnel and investment professionals, and our Manager’s ability to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns; thus, if our Manager overestimates the yields or incorrectly prices the risks of our loans or if there are any adverse changes in our relationship with our Manager, we may experience losses.

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We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk to our business of strict enforcement against our borrowers of the federal illegality of cannabis, our borrowers’ inability to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, and such loans lack of liquidity, and we could lose all or part of any of our loans.

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Our ability to grow or maintain our business depends in part on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

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Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.

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As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans made to such borrower.

■	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
■	Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
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There are various conflicts of interest in our relationship with our Manager, including conflicts created by our Manager’s compensation arrangements with us, which could result in decisions that are not in the best interests of our stockholders.

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Maintenance of our exemption from registration under the Investment Company Act of 1940 as amended may impose significant limits on our operations. Your investment return in our Company may be reduced if we are required to register as an investment company under the Investment Company Act.

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Failure to qualify as a REIT for U.S. federal income tax purposes would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

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Subject to the terms of the Indenture governing our 2027 Senior Notes, we may incur significant debt, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.

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We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.

■	The value of our common stock may be volatile and could decline substantially.
If any of the factors enumerated above or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
Corporate Information
Our principal executive offices are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401, and our telephone number at this address is (561) 510-2390. Our website is www.afcgamma.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.
Restrictions on Ownership and Transfer of Securities
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our Articles of Incorporation (as amended by our Articles of Amendment and Restatement, which became effective on January 27, 2021, our “Charter”) prohibits, with certain exceptions, any person from Beneficially or Constructively Owning (each, as defined in “Description of Capital Stock—Ownership Limitations and Exceptions”) more than 4.9% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock. Our Charter also prohibits (i) with certain exceptions, any Qualified Institutional Investor (as defined in “Description of Capital Stock—Ownership Limitations and Exceptions”) from Beneficially or Constructively Owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock and (ii) any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in us being Closely Held or otherwise cause us to fail to qualify as a REIT. See “Description of Capital Stock—Ownership Limitations and Exceptions” for more information.
Our Charter provides that any transfer of shares of our capital stock in violation of the foregoing restrictions will result in the shares so transferred being automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported transferee acquiring no rights in the shares. To the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing, then such shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter. Our Charter also provides that if a transfer of shares of our capital stock would result in our capital stock being beneficially owned by less than 100 persons, the transfer will be void ab initio, and the transferee shall acquire no rights in such shares of our capital stock. If a transfer of shares of our capital stock would result in our assets being deemed “plan assets,” the transfer shall also be void ab initio. See “Description of Capital Stock—Transfer Restrictions” for more information.
Federal Income Tax Status
We have elected to be taxed as a REIT commencing with our taxable year ended December 31, 2020. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, organizational requirements, the sources of our gross income, the composition and value of our assets, and our distribution levels. We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify, as a REIT under the Code.
We generally will not be subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually for as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (i.e., at both the corporate and stockholder levels) that typically results from investment in a corporation. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain. If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates and may be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make those distributions. Even if we continue to qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income. See “U.S. Federal Income Tax Considerations” for more information.
Distributions
Any future determination to make distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness that we may incur, that restrict or limit our ability to make distributions, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant.
We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of such REIT taxable income. We intend to make distributions in an amount at least equal to the amount necessary to maintain our qualification as a REIT. See “Distribution Policy” for a summary of our distribution policy and “U.S. Federal Income Tax Considerations—Taxation—Requirements For Qualification—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible and may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including:
■	an exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
■	exemption from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements;
■	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
■
an extended transition period to defer compliance with new or revised accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the consummation of our IPO, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. Additionally, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies in which you hold stock. See “Risk Factors—Risks Related to Ownership of Our Common Stock and This Offering—We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors” for certain risks related to our status as an emerging growth company.
The Offering
Common stock offered by us
3,000,000 shares.
Common stock to be outstanding after this offering
19,442,812 shares (or 19,892,812 shares, if the underwriters exercise their over-allotment option in full).
Over-allotment option offered by us
450,000 shares.
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting the Structuring Fee, underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $57.3 million (or approximately $66.0 million if the underwriters exercise their over-allotment option in full), based on the public offering price of $20.50 per share.
We intend to use the net proceeds received from this offering (i) to fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes.
Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our qualification as a REIT and to maintain our exclusion from registration under the Investment Company Act. See “Use of Proceeds.”
Nasdaq symbol
“AFCG.”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering includes the number of shares of common stock outstanding as of December 24, 2021. This number excludes:
(i)
741,444 shares of common stock reserved for future grant or issuance under the AFC Gamma, Inc. Stock Incentive Plan (the “2020 Stock Incentive Plan”), which shares will automatically increase as described in “Management—2020 Stock Incentive Plan”; and

(ii)	1,604,236 shares of common stock issuable upon exercise of options outstanding as of December 24, 2021, having a weighted-average exercise price of approximately $16.60 per share.
Unless the context indicates otherwise, all information in this prospectus assumes:
(i)	16,442,812 shares of common stock outstanding as of December 24, 2021;
(ii)	the underwriters will not exercise their over-allotment option in this offering;
(iii)	no issuance or exercise of stock options on or after December 24, 2021; and
(iv)
the seven-for-one stock split of our common stock, which occurred on January 25, 2021, and the payment of cash in lieu of fractional shares in an aggregate amount of approximately 15 shares resulting from such stock split made to stockholders on the date of consummation of our IPO.

Summary Financial and Other Data
The following table sets forth our summary financial and other data as of and for the nine months ended September 30, 2021 and as of and for the period from July 31, 2020 (the date of commencement of operations) to December 31, 2020. The following data should be read in conjunction with our consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any interim financial data is not necessarily indicative of results that may be experienced for the full year or any future reporting period, and the historical financial data presented may not be indicative of our future performance.
The following data gives effect to the seven-for-one stock split of our common stock, which occurred on January 25, 2021, and the payment of cash in lieu of fractional shares in an aggregate amount of approximately 15 shares resulting from such stock split made to stockholders on the date of consummation of the IPO.
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
	(unaudited)		(unaudited)
Revenue
Interest Income	$10,616,538	$1,594,769	$24,050,062	$5,250,108
Total revenue	10,616,538	1,594,769	24,050,062	5,250,108
Expenses
Management and incentive fees, net (less rebate of $256,989, $84,167, $677,439 and $259,167, respectively)(1)	2,542,936	142,067	5,498,469	364,194
General and administrative expenses	858,663	204,262	2,028,046	785,016
Organizational expenses	—	616,190	—	616,190
Stock-based compensation	51,429	—	1,662,001	—
Professional fees	396,147	89,800	726,194	614,019
Total expenses	3,849,175	1,052,319	9,914,710	2,379,419
Provision for current expected credit losses	(660,612)	—	(1,372,498)	(465,397)
Realized gains / (losses) on loans at fair value, net	400,000	—	400,000	345,000
Change in unrealized gains / (losses) on loans at fair value, net	1,423,929	1,563,800	796,368	1,563,340
Net income before income taxes	7,930,680	2,106,250	13,959,222	4,313,632
Income tax expense	—	—	—	—
Net income	$7,930,680	$2,106,250	$13,959,222	$4,313,632

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.48	$0.39	$1.13	$0.76
Diluted earnings per common share (in dollars per share)	$0.47	$0.39	$1.10	$0.76

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,694,475
Diluted weighted average shares of common stock outstanding (in shares)	16,776,648	5,376,411	12,742,641	5,694,475
(1)
Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which was approximately $479,166 for the period.

	As of September 30, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Total assets(1)	$303,884,776	$93,961,692
Total liabilities	$29,477,832	$2,313,980
Total stockholders’ equity(1)	$274,406,944	$91,647,712
(1)	Does not give effect to the changes to our portfolio subsequent to September 30, 2021. See “—Recent Developments” for additional information.
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
Other Financial Data
Distributable Earnings(1)(2)	$7,156,472	$542,450	$16,135,033	$3,215,689
Adjusted Distributable Earnings(1)(2)	$7,156,472	$1,158,640	$16,135,033	$3,831,879
Adjusted Distributable Earnings per weighted Average Share(1)(2)	$0.44	$0.22	$1.30	$0.67
(1)	Does not give effect to the changes to our portfolio subsequent to September 30, 2021. See “—Recent Developments” for additional information.
(2)
We use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and non-GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a given period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up). We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount at least equal to such REIT taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends. Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs. The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings (in thousands, except per share data):

	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
Net Income	$7,930,680	$2,106,250	$13,959,222	$4,313,632
Adjustments to net income
Non-Cash Equity compensation expense	51,429	—	1,662,001	—
Depreciation and amortization	—	—	—	—
Unrealized (gain), losses or other non-cash items	(1,423,929)	(1,563,800)	(796,368)	(1,563,340)
Provision for current expected credit losses	660,612	—	1,372,498	465,397

	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
Other adjustments	(62,320)	—	(62,320)	—
One-time events pursuant to changes in GAAP and certain non-cash charges	—	—	—	—
Distributable Earnings	$7,156,472	$542,450	$16,135,033	$3,215,689
Adjustments to Distributable Earnings
Certain organizational expenses	—	616,190	—	616,190
Adjusted Distributable Earnings	$7,156,472	$1,158,640	$16,135,033	$3,831,879
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,694,475
Adjusted Distributable Earnings per weighted Average Share	$0.44	$0.22	$1.30	$0.67

RISK FACTORS
An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock. If any of the risks discussed below occur, our business, prospects, liquidity, funds from operations, internal rate of return, financial condition and results of operations, and our ability to make distributions to our stockholders could be materially and adversely affected, in which case the value of our common stock could decline significantly and you could lose all or part of your investment. Some statements in the following risk factors constitute forward-looking statements.
Risks Related to Our Business and Growth Strategy
We were recently formed and have limited operating history, and may not be able to operate our business successfully or to generate sufficient revenue to make or sustain distributions to our stockholders.
We were formed on July 6, 2020 and have limited operating history. As of December 24, 2021, our portfolio consisted of loans to 15 different borrowers and an intended short-term investment in senior secured notes of one issuer (such portfolio, our “Existing Portfolio”), and we intend to continue making loans upon completion of this offering. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. We cannot assure you that we will be able to operate our business successfully or profitably, or implement our operating policies. Our ability to provide attractive returns to our stockholders is dependent on our ability both to generate sufficient cash flow to pay our investors attractive distributions and to achieve capital appreciation, and we cannot assure you that we will be able to do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders. Our limited resources may also materially and adversely impact our ability to successfully implement our business plan. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities to make loans, the availability of adequate equity and debt financing, the federal and state regulatory environment relating to the cannabis industry (which are described below under “–Risks Related to the Cannabis Industry and Related Regulations”), conditions in the financial markets and economic conditions.
Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
We compete as an alternative financing provider of debt financing to cannabis companies. An increasing number of competitors have recently entered the marketplace, and these competitors may prevent us from making attractive loans on favorable terms. We expect over time that the increasing number of competitors will likely result in yields that are lower than our current yields. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.
Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans, deploy more aggressive pricing and establish more relationships than us. Our competitors may also adopt loan structures similar to ours, which would decrease our competitive advantage in offering flexible loan terms. In addition, due to a number of factors (including but not limited to potentially greater clarity and/or unification of the laws and regulations governing cannabis by states and the federal government including through federal legislation or descheduling of cannabis, which may, in turn, encourage additional federally-chartered banks to provide their services to cannabis-related businesses), the number of entities and the amount of funds competing to provide suitable capital may increase, resulting in loans with terms less favorable to us. Moreover, we strategically benefit from the cannabis industry’s currently constrained access to U.S. capital markets and if such access is broadened, including if the New York Stock Exchange (the “NYSE”) and/or the Nasdaq Stock Market were to permit the listing of plant-touching cannabis companies in the U.S., the demand among U.S. cannabis companies for private equity investments and debt financings, including our target loans, may materially decrease and could result in our competing with financial institutions that we otherwise would not. Any of the foregoing may lead to a decrease in our profitability, and you may experience a lower return on your investment. Increased competition in providing capital may also preclude us from making those loans that would generate attractive returns to us.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.
We may in the future significantly increase the size and/or change the mix of our portfolio of assets. We may be unable to successfully and efficiently integrate new assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations and financial condition.
We will allocate the net proceeds of this offering without input from our stockholders.
While we intend to use the proceeds from this offering to originate and participate in other commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy, you will not be able to evaluate the exact manner in which the net proceeds of this offering will be invested or the economic merit of our future loans before purchasing our securities. As a result, we may use the net proceeds of this offering to invest in loans with which you may not agree. Additionally, our loans will be selected by our Manager with input from the Investment Committee; our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our securities. The failure of our Manager to apply the net proceeds of this offering effectively or to find loans that meet our loan criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our securities to decline.
Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our intention to qualify as a REIT and to maintain our exclusion from registration under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from investment in our target loans. We expect to reallocate this portion of the net proceeds into our portfolio or loans within three to nine months, subject to the availability of appropriate loan opportunities. Our Manager intends to conduct due diligence with respect to each loan and suitable loan opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any loan will be successful.
We cannot assure you that (i) we will be able to enter into definitive agreements to invest in any new loans that meet our investment objectives, (ii) we will be successful in consummating any loan opportunities we identify or (iii) any of the loans we may make using the net proceeds of this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our stockholders.
Our loans’ lack of liquidity may adversely affect our business.
Our Existing Portfolio includes, and our future loans will likely include, loans to private companies, which are less liquid than publicly traded securities. Certain of our target investments such as secured loans are also particularly illiquid due to a variety of factors, which may include a short life, potential unsuitability for securitization and greater difficulty of recovery in the event of a default or insolvency by the company to which we have provided a loan. The illiquidity of our loans may make it difficult for us to sell such loans if the need or desire arises. Further, applicable laws and regulations restricting the ownership and transferability of loans to regulated cannabis companies in conjunction with many parties not wishing to invest in cannabis businesses as a result of cannabis being federally illegal may make it difficult for us to sell or transfer such loans to third parties. In addition, many of the loans we make, to the extent they constitute securities, will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. As a result, we may be unable to dispose of such loans in a timely manner or at all. If we are required and able to liquidate all or a portion of our portfolio quickly, we could realize significantly less value than that which we had previously recorded for our loans and we cannot assure you that we will be able to sell our assets at a profit in the future. Further, we may face other restrictions on our ability to liquidate a loan in a company to the extent that we or our Manager have or could be attributed as having material, non-public information regarding such company. Our ability to vary our portfolio in response to changes in economic, regulatory and other conditions or changes in our strategic plan may therefore be relatively limited, which could adversely affect our results of operations and financial condition.

Our Existing Portfolio is, and our future portfolio may be, concentrated in a limited number of loans, which subjects us to an increased risk of significant loss if any asset declines in value or if a particular borrower fails to perform as expected.
Our Existing Portfolio is, and our future loans may be, concentrated in a limited number of loans. Additionally, the industry is experiencing significant consolidation, which we expect to increase, among cannabis operators and certain of our borrowers may combine, increasing the concentration of our borrower portfolio with those consolidated operators. If a significant loan to one or more companies fails to perform as expected, such a failure could have a material adverse effect on our business, financial condition and operating results, and the magnitude of such effect could be more significant than if we had further diversified our portfolio. A consequence of this limited number of loans is that the aggregate returns we realize may be significantly adversely affected if a small number of loans perform poorly, if we need to write down the value of any one loan, if a loan is repaid prior to maturity and we are not able to promptly redeploy the proceeds and/or if an issuer is unable to obtain and maintain commercial success. While we intend to diversify our portfolio of loans as we deem prudent, we do not have fixed guidelines for diversification. As a result, our portfolio could be concentrated in relatively few loans and in a limited number of borrowers.
Our portfolio of loans is concentrated in certain property types or in particular industries, such as cannabis, that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. Economic and business downturns relating generally to such region or type of asset may result in defaults on a number of our loans within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.
We may lend to multiple borrowers that share a common sponsor. We do not have a limit on the amount of total gross offering proceeds that can be held by multiple borrowers that share the same sponsor. We may face greater credit risk to the extent a large portion of our portfolio is concentrated in loans to multiple borrowers that share the same sponsor.
Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, Florida, Illinois, Iowa, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, Ohio and Pennsylvania, and we will be subject to social, political and economic risks of doing business in those states and any other state in which we in the future have lending exposure.
Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, Florida, Illinois, Iowa, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, Ohio and Pennsylvania. Circumstances and developments related to operations in these markets that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:
■	the development and growth of applicable state cannabis markets (for example, the increase in additional dispensaries in certain states have diluted the value of the pre-existing dispensaries);
■
the responsibility of complying with multiple and likely conflicting state and federal laws, including with respect to retail sale, distribution, cultivation and manufacturing of cannabis, licensing, banking, and insurance;

■	unexpected changes in regulatory requirements and other laws, in particular licensing requirements;
■	difficulties and costs of managing operations in certain locations;
■	potentially adverse tax consequences;
■	the impact of national, regional or state specific business cycles and economic instability; and
■	access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve significant risks.
We primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, some of these companies may be relatively new and/or small companies. Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve a number of significant risks, including, but not limited to, the following:
■
these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral securing our loan and a reduction in the likelihood of us realizing a return on our loan;

■
they typically have shorter operating histories, narrower product lines and smaller market shares than larger and more established businesses, which tend to render them more vulnerable to competitors’ actions and market conditions (including conditions in the cannabis industry), as well as general economic downturns;

■
they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on such borrower and, in turn, on us;

■
there are a limited number of management teams in the cannabis industry that have U.S. public company experience. As a result, the management team of a borrower may not be familiar with U.S. securities laws and may have to expend time and resources becoming familiar with such laws;

■
there is generally less public information about these companies. Unless publicly traded, these companies and their financial information are generally not subject to the regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed lending decision and cause us to lose money on our loans;

■	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;
■
there is generally less market forecast information about the cannabis industry, making it difficult for our borrowers to forecast demand. If the market does not develop as a borrower expects, it could have a material adverse effect on its business;

■
we, our executive officers and directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our loans to such borrowers and may, as a result, incur significant costs and expenses in connection with such litigation;

■
changes in laws and regulations, as well as their interpretations, may have a disproportionate adverse effect on their business, financial structure or prospects compared to those of larger and more established companies; and

■	they may have difficulty accessing capital from other providers on favorable terms or at all.
For example, the loan parties to our Public Company A loans previously defaulted on certain covenants under the applicable agreements governing their real estate loan and equipment loan with us. These defaults resulted from, among other things, the loan parties’ failure to timely pay taxes due, incurrence of mechanic’s liens and tax liens on assets, failure to notify the lenders of such failure to pay and incurrence of liens, failure to make payments due in January 2021 under the Public Company A loans in an aggregate amount of $789,177 owed to all lenders, failure to make payment obligations owed to third party creditors and failure to enter into specified debt restructuring transactions. Such defaults were unrelated to the COVID-19 pandemic. In January 2021, the loan parties entered into Modification Agreements for each of the Public Company A loans pursuant to which we agreed to forbear from exercising our rights and remedies regarding such defaults for certain considerations and on certain terms and conditions.
Under the modification agreement relating to the Public Company A real estate loan (the “RE Modification Agreement”), we and the other lenders agreed to forbear until the earlier of December 21, 2021 and the existence of any new event of default, and the terms of the real estate loan were modified to, among other things, (i) extend the maturity date from June 27, 2021 to December 21, 2021, (ii) modify the interest rate to 14.0%, with 12.0% paid monthly and 2.0% paid at maturity and (iii) add an exit fee of $1.0 million payable upon payment in full of the real estate loan on the maturity date. The RE Modification Agreement also provided for the establishment of an interest reserve for the payment of the last three months of interest on the real estate loan. Additional consideration for the RE Modification Agreement included (w) a modification fee in an amount equal to 3.0% per annum on the outstanding principal of the real estate loan from May 19, 2020 to the effective date of the RE Modification Agreement less certain fees previously paid, (x) the right to acquire common shares of Public Company A in an aggregate amount equal to $1.2 million, (y) the right to acquire warrants to purchase common shares of Public Company A and (z) reimbursement of certain expenses. We sold our portion of the rights to acquire the common shares and warrants received as considerations for the RE Modification Agreement to the administrative agent under the Public Company A real estate loan documents.
Under the modification agreement relating to the Public Company A equipment loan (the “Equipment Modification Agreement” and, together with the RE Modification Agreement, the “Modification Agreements”), we and the other lenders agreed to forbear until the earlier of February 5, 2024 and the existence of any new event of default, and the terms of the equipment loan were modified to, among other things, (i) amend the payment schedule allowing for reduced monthly payments for three months, with the reduced amounts amortized equally over the remaining monthly payments, (ii) add an exit fee of $500,000 due at the end of the term of the agreement governing the equipment loan, (iii) release a certain guarantor, and (iv) add a new parent company guarantee. Additional consideration for the Equipment Modification Agreement included (x) a modification fee in an amount equal to 6.0% per annum on the outstanding principal of the equipment loan from May 19, 2020 through and including the effective date of the Equipment Modification Agreement less certain fees previously paid, (y) an additional fee of $500,000 payable in equal monthly installments commencing April 5, 2021 and (z) reimbursement of certain expenses.
In connection with the Modification Agreements, Public Company A consummated the initial closing of $10.1 million of its non-brokered convertible debenture offering for up to $25.0 million of debenture units. The net proceeds received by Public Company A from the convertible debenture offering are intended to be used for working capital, previous debt obligations and general corporate purposes.
The loan parties have since paid the January 2021 payments under the Public Company A loans and there are no delinquent payment obligations owed to us under the agreements governing the Public Company A loans. To the best of our knowledge, Public Company A has repaid in full the other monetary obligations it owed under the Modification Agreement. While Public Company A was able to obtain these modifications and consummate the above-referenced convertible debentures offering, Public Company A and its related loan parties may have difficulty meeting their future obligations. None of our other borrowers are now, or have previously been, in default under their respective loan agreements with us.
We may need to foreclose on loans that are in default, which could result in losses.
We may find it necessary to foreclose on loans that are in default. Foreclosure processes are often lengthy and expensive. Results of foreclosure processes may be uncertain, as claims may be asserted by the relevant borrower or by other creditors or investors in such borrower that interfere with enforcement of our rights, such as claims that challenge the validity or enforceability of our loan or the priority or perfection of our security interests. Our borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no merit, in an effort to prolong the foreclosure action and seek to force us into a modification or buy-out of our loan for less than we are owed. Additionally, the transfer of certain collateral to us may be limited or prohibited by applicable laws and regulations. See “The loans that are in our Existing Portfolio or that we expect to make in the future may be secured by properties, that are, and will be, subject to extensive regulations, such that if such collateral was foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.” For transferable collateral, foreclosure or other remedies available may be subject to certain laws and regulations, including the need for regulatory disclosure and/or approval of such transfer. If federal law were to change to permit cannabis companies to seek federal bankruptcy protection, the applicable borrower could file for bankruptcy, which would have the effect of staying the foreclosure actions and delaying the foreclosure processes and potentially result in reductions or discharges of debt owed to us. Foreclosure may create a negative public perception of the collateral property, resulting in a diminution of its value. Even if we are successful in foreclosing on collateral property securing our loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our loan. Any costs or delays involved in the foreclosure or a liquidation of the underlying property will reduce the net proceeds realized and, thus, increase the potential for loss.
In the event a borrower defaults on any of its obligations to us and such debt obligations are equitized, we do not intend to directly hold such equity interests, which may result in additional losses on our loans in such entity.
We will not own real estate as long as it is used in the commercial sale of cannabis due to current statutory prohibitions and exchange listing standards, which may delay or limit our remedies in the event that any of our borrowers default under the terms of their loans with us.
Although we have the contractual ability to foreclose on, and take title to, the collateral securing our loans upon a default by the borrower, we will not take title to and own such real estate collateral as long as it is used in cannabis-related operations due to current statutory prohibitions, including Section 856 of the U.S. Controlled Substances Act of 1970, as amended (21 U.S.C. § 801, et seq.) (the “CSA”), which relates to the management or control of properties that are used for the manufacturing, distributing or using of any controlled substances. Until that law changes, taking title to real estate used in cannabis-related activities or owning equity in cannabis-related businesses would also violate Nasdaq listing requirements. These restrictions related to real property used in cannabis-related operations may cause significant delays or difficulties in deriving value from those properties. In addition, any alternative uses of cannabis-related properties may be limited due to the specialized nature of the facilities or may be less profitable than the cannabis-related operations, which would adversely affect the value of the collateral securing our loans and could result in the sale of such property at a loss. Because the sale of collateral may be forced upon the borrower at such point when time may be of the essence, and the assets may be made available to a limited number of potential purchasers, particularly in those limited-license states in which we focus, the sales prices may be less than the prices obtained with more time in a larger market. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.
The properties securing our loans may be subject to contingent or unknown liabilities that could adversely affect the value of these properties, and as a result, our loans.
Properties securing our loans may be subject to contingent, unknown or unquantifiable liabilities that may adversely affect the value of our loans. Such defects or deficiencies may include title defects, title disputes, liens or other encumbrances on properties securing our loans to borrowers. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the properties securing such loans, which could adversely affect our results of operations and financial condition. Further, we, our executive officers, directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our loans.
We may in the future foreclose and acquire properties without any recourse, or with only limited recourse, against the prior property owner with respect to contingent or unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.
Construction loans involve an increased risk of loss.
Our portfolio and current pipeline includes construction loans and we may continue to invest in such loans in the future. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including, but not limited to: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower’s claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan.
Our investments in construction loans require us to make estimates about the fair value of land improvements that may be challenged by the Internal Revenue Service.
We invest in construction loans, the interest from which would be qualifying income for purposes of the gross income tests applicable to REITs, provided that the loan value of the real property securing the construction loan was equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is generally the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the Internal Revenue Service (“IRS”) would not challenge our estimates of the loan values of the real property.
Our borrowers may be unable to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, which may result in such borrowers not being able to operate their businesses and defaulting on their payments to us.
Our borrowers operating in state-regulated cannabis markets are required to maintain the requisite state and local cannabis licenses and other authorizations on a continuous basis. If one or more of these borrowers are unable to renew or otherwise maintain its licenses or other state and local authorizations necessary to continue its cannabis operations, such borrowers may default on their payments to us. Any payment defaults by a borrower could adversely affect our cash flows and we may also experience delays in enforcing our rights as a lender and may incur substantial costs in protecting our investment.
If our Manager overestimates the yields or incorrectly prices the risks of our loans, we may experience losses.
Our Manager values our potential loans based on yields and risks, taking into account estimated future losses and the collateral securing a potential loan, if any, and the estimated impact of these losses on expected future cash flows, returns and appreciation. Our Manager’s loss estimates and expectations of future cash flows, returns and appreciation may not prove accurate, as actual results may vary from estimates and expectations. If our Manager underestimates the asset-level losses or overestimates loan yields relative to the price we pay for a particular loan, we may experience losses with respect to such loan.
Some of our portfolio loans may be recorded at fair value and, as a result, there will be uncertainty as to the value of these loans.
Some of our portfolio loans may be in the form of positions or securities that are not publicly traded. The fair value of securities and loans that are not publicly traded may not be readily determinable. Subject to the discretion of the Audit and Valuation Committee of our Board, we may value these loans quarterly, or more frequently as circumstances dictate, at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans existed. Our results of operations for a given period and the value of our securities generally could be adversely affected if our determinations regarding the fair value of these loans were materially higher than the values that we ultimately realize upon their disposal. The valuation process can be particularly challenging, especially if market events make valuations of certain assets more difficult, unpredictable and volatile.
Declines in market prices and liquidity in the capital markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value.
Volatility in the capital markets can adversely affect our loan valuations. Decreases in the market values or fair values of our loans are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our net asset value (and, as a result our asset coverage calculation) by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized and/or unrealized losses, which could have a material adverse effect on our business, financial condition or results of operations.
Provisions for loan losses are difficult to estimate.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13 Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU No. 2016-13”) and in April 2019, the FASB issued ASU No. 2019-04 Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (collectively, the “CECL Standard”). These updates change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value. The CECL Standard replaces the “incurred loss” approach under existing guidance with an “expected loss” model for instruments measured at amortized cost. The CECL Standard requires entities to record allowances (“CECL Allowances”) for held-to-maturity and available-for-sale debt securities that are deducted from the carrying amount of the assets to present the net carrying value at the amounts expected to be collected on the assets. All assets subject to the CECL Standard, with few exceptions, will be subject to these CECL Allowances rather than only those assets where a loss is deemed probable under the other-than-temporary impairment model. We have adopted the CECL Standard as of July 31, 2020, the date of commencement of our operations. The CECL Standard can create volatility in the level of our CECL Allowances for loan losses. If we are required to materially increase our level of CECL Allowances for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.
Our CECL Allowances are evaluated on a quarterly basis. The determination of CECL Allowances require us to make certain estimates and judgments, which may be difficult to determine. Our estimates and judgments are based on a number of factors, including (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral, all of which remain uncertain and are subjective.
The loans and other assets we will obtain may be subject to impairment charges, and we may experience a decline in the fair value of our assets.
We will periodically evaluate the loans we obtain and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, borrower performance and legal structure. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.
Such impairment charges reflect non-cash losses at the time of recognition and a subsequent disposition or sale of impaired assets could further affect our future losses or gains as they are based on the difference between the sale price received and the cost of such assets at the time of sale, as may be adjusted for amortization. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our stockholders could be materially and adversely affected.
Any credit ratings assigned to our loans will be subject to ongoing evaluations and revisions, and we cannot assure you that those ratings will not be downgraded.
Some of our loans may be rated by rating agencies such as Moody’s Investors Service, Fitch Ratings, Standard & Poor’s, DBRS, Inc. or Realpoint LLC. Any credit ratings on our loans are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our loans in the future, the value of our loans could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition or, in the case of our loans, otherwise imply a potential failure of borrowers to satisfy their debt service obligations to us.
Economic recessions or downturns could impair our borrowers and harm our operating results.
Because the operations of our borrowers are heavily dependent on retail sales, many of our borrowers may be susceptible to economic downturns or recessions and, during such periods, may be unable to satisfy their debt service obligations to us. Therefore, during these periods, our non-performing assets may increase and the value of our portfolio may decrease if we are required to write-down the values of our loans. Adverse economic conditions may also decrease the value of collateral securing some of our loans. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in our revenues, net income and asset values.
A borrower’s failure to satisfy financial or operating covenants imposed by us or other creditors could lead to defaults and, potentially, acceleration of the time when its debt obligations are due and foreclosure on its assets representing collateral for its obligations, which could trigger cross-defaults under other agreements and jeopardize our borrower’s ability to meet its obligations under the loans that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting borrower.
Our loans may be risky, and we could lose all or part of our loan.
The debt that we invest in is typically not initially rated by any rating agency, but we believe that if such loans were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services), which under the guidelines established by these entities is an indication of having predominantly speculative characteristics with respect to the underlying company’s capacity to pay interest and repay principal. Therefore, certain of our loans may result in an above average amount of risk and volatility or loss of principal. While the loans we invest in are often secured, such security does not guarantee that we will receive principal and interest payments according to the terms of the loan, or that the value of any collateral will be sufficient to allow us to recover all or a portion of the outstanding amount of such loan should we be forced to enforce our remedies.
We may in the future enter into credit agreements with borrowers that may permit them to incur debt that ranks equally with, or senior to, the loans we extend to such companies under such credit agreements.
As of December 24, 2021, all of our borrowers are generally restricted, under our applicable credit agreements with such borrowers, from incurring any debt that ranks equally with, or senior to, our loans, except for certain customary exceptions, and for (i) Private Company F, which such borrower may incur secured debt in connection with a government funded program for limited real estate development and (ii) Subsidiary of Private Company G, which such borrower may incur bank debt (subject to a specified cap) so long as our loan is repaid in an amount equal to such bank debt. Although our intended investment strategy is to construct a portfolio of loans secured with first priority liens on certain assets of our borrowers, we may in the future enter into credit agreements that rank equally with, or are subordinated to, other debt of our borrowers or that otherwise permit our borrowers to incur other debt that ranks equally with, or senior to, our loans under such credit agreements. In such case, such instruments may, by their terms, provide that the holders of such other debt are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of our loans. These instruments may prohibit borrowers from paying interest on or repaying our loans in the event and during the continuance of a default under such instrument or upon the occurrence of other specified events. In certain cases, we may, and may continue to, obtain unsecured guarantees from the parent entities or subsidiaries of our borrowers in addition to the collateral provided by such borrowers and such guarantees may be effectively subordinated to any secured debt of any such entities and/or structurally subordinated to any debt of such subsidiaries. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a borrower, holders of securities ranking senior to our loan to that borrower, if any, typically are entitled to receive payment in full before we can receive any distribution in respect of our loan. After repaying such holders, the borrower may not have any remaining assets to use for repaying its obligation to us. In the case of securities or other debt ranking equally with our loans, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant borrower.
Our borrowers may be highly leveraged.
Some of our borrowers may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.
There may be circumstances in which our loans could be subordinated to claims of other creditors, or we could be subject to lender liability claims.
If one of our borrowers were to go bankrupt, depending on the facts and circumstances, a bankruptcy court might re-characterize our loan and subordinate all or a portion of our claim to that of other creditors. In addition, we could be subject to lender liability claims if we are deemed to be too involved in a borrower’s business or exercise control over such borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant managerial assistance to a borrower to which we have provided a loan.
As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans to such borrower.
As a debt investor, we are subject to the risk that a borrower may make business decisions with which we disagree and the stockholders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a borrower may make decisions that could decrease the value of our loan to such borrower.
Due to our borrowers’ involvement in the regulated cannabis industry, we and our borrowers have, and may continue to have, a difficult time obtaining or maintaining the various insurance policies that are desired to operate our business, which may expose us to additional risk and financial liabilities.
Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us and our borrowers to find and more expensive, because of our borrowers’ involvement in the regulated cannabis industry. There are no guarantees that we or our borrowers will be able to find such insurance now or in the future, or that such insurance will be available on economically viable terms. If we or our borrowers are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, may expose us to additional risk and financial liabilities and, in the case of an uninsured loss, may result in the loss of anticipated cash flow or the value of our loan.
Our insurance policies may not cover all losses.
There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to an asset relating to one of our loans might not be adequate to restore our economic position with respect to our loan. Any uninsured loss could result in the loss of anticipated cash flow from, and the asset value of, the affected asset and the value of our loan related to such asset. We do not currently carry directors’ and officers’ insurance.
Subject to the approval of our Manager, our Board (which must include a majority of our independent directors) may change our investment strategies or guidelines, financing strategies or leverage policies without the consent of our stockholders.
Subject to the approval of our Manager, our Board (which must include a majority of our independent directors) may change our investment strategies or guidelines, financing strategies or leverage policies with respect to loans, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our stockholders, which could result in a portfolio with a different risk profile than that of our Existing Portfolio or of a portfolio comprised of our target loans. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market and cannabis industry fluctuations. Furthermore, a change in our asset allocation could result in our making loans in asset categories different from those described in this Prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our equity and our ability to make distributions to our stockholders.
Changes in laws or regulations governing our operations, including laws and regulations governing cannabis and REITs, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
We are subject to regulation by laws and regulations at the local, state and federal levels, including laws and regulations governing cannabis and REITs by state and federal governments. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. We cannot predict the nature and timing of future laws, regulations, interpretations or applications, or their potential effect. However, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with current or new laws or regulations or such changes thereto, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.
In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act of 1974 (the “Equal Credit Opportunity Act”) that are applicable to commercial loans, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), regulations promulgated by the Office of Foreign Asset Control, various laws, rules and regulations related to the cannabis industry and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies.
There is no guarantee that we will be able to obtain, maintain or renew any required licenses or authorizations, which vary state-to-state, to conduct our business or that we would not experience significant delays in obtaining these licenses and authorizations. As a result, we could be delayed in conducting certain business if we were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. For example, our approval by the State of Ohio Board of Pharmacy, which required background checks and fingerprinting, took over two months to obtain. Furthermore, once licenses are issued and authorizations are obtained, we are required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that we will be able to satisfy those requirements or other regulatory requirements applicable to our business on an ongoing basis, which may restrict our business and could expose us to penalties or other claims.
Any failure to obtain, maintain or renew required licenses and authorizations or failure to comply with regulatory requirements that are applicable to our business could result in material fines and disruption to our business and could have a material adverse effect on our business, financial condition, operating results and our ability to make distributions to our stockholders.
There are material limitations with making estimates of our results for periods prior to the completion of our and our auditors’ normal review procedures for such periods.
The estimated targeted distribution range based on our Distributable Earnings contained in “Prospectus Summary— Key Financial Measures and Indicators— Dividends Declared Per Share” and “Distribution Policy” are not a comprehensive statement of our financial results for the quarter and year ended December 31, 2021, and have not been reviewed or audited by our independent registered public accounting firm. Our financial statements for the quarter and year ended December 31, 2021, will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. The final financial results for the quarter and year ended December 31, 2021, may vary from our expectations and may be materially different from our provided preliminary expectations regarding our dividends as they relate to our estimated targeted distribution range due to completion of quarterly and annual closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the applicable period are finalized. Accordingly, investors should not place undue reliance on such financial information.
The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.
A novel strain of COVID-19 spread globally in 2020, including to every state in the United States. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. COVID-19 (or a future pandemic) could have material and adverse effects on our borrowers and their operations, as well as on our performance, financial condition, results of operations and cash flows due to, among other factors:
■	a complete or partial closure of, or other operational issues at, one or more of our borrowers’ locations resulting from government or such company’s actions;
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the temporary inability of consumers and patients to purchase our borrowers’ cannabis products due to a number of factors, including, but not limited to, illness, dispensary closures or limitations on operations, quarantine, financial hardship, and “stay at home” orders;

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difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations and our borrowers’ ability to fund their business operations and meet their obligations to us;

■
workforce disruptions for our borrowers, as a result of infections, quarantines, “stay at home” orders or other factors, could result in a material reduction in our borrowers’ cannabis cultivation, manufacturing, distribution and/or sales capacity;

■
because of the federal regulatory uncertainty relating to the regulated cannabis industry, our borrowers have not been, and in the future likely will not be eligible, for financial relief available to other businesses;

■	restrictions on public events for the regulated cannabis industry limit the opportunity for our borrowers to market and sell their products and promote their brands;

■	delays in construction at the properties of our borrowers may adversely impact their ability to commence operations and generate revenues from projects;
■	a general decline in business activity in the regulated cannabis industry would adversely affect our ability to grow our portfolio of loans to cannabis companies; and
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the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, would result in a deterioration in our ability to ensure business continuity during a disruption.

The extent to which COVID-19 impacts our operations and those of our borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the outbreak, the actions taken to contain the outbreak or mitigate its impact, and the direct and indirect economic effects of the outbreak and containment measures, among others. COVID-19 presents material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.
Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.
Regulators and law-enforcement agencies from a number of governments, including entities in the United States, Japan, Canada and the United Kingdom, have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the DOJ Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks, and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.
Based on a review conducted by the Financial Conduct Authority of the U.K. (the “FCA”) and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited) the (the “IBA”) took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.
In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary and the FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA and IBA also announced the cessation of the publication of LIBOR for one-week and two-month U.S.-dollar LIBOR tenors starting after December 31, 2021, and the cessation of the remaining tenors of U.S.-dollar LIBOR settings starting after June 30, 2023. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee (the “ARRC”), a steering committee comprised of large U.S. financial institutions, has been considering replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by short-term repurchase agreements, backed by Treasury securities. On July 29, 2021, the ARRC formally recommended the adoption of CME Group Inc.’s forward-looking SOFR term rates as the replacement for U.S.-dollar LIBOR. Although a transition towards various alternative reference rates, such as SOFR or the Sterling Over Night Index Average, appear to be in progress, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR.

As of September 30, 2021, six of our loans, representing approximately 46% of our portfolio based on aggregate outstanding principal balances, paid interest at a variable rate tied to LIBOR. As of December 24, 2021, six of our loans, representing approximately 35% of our portfolio based on aggregate loan principal balances, paid interest at a variable rate tied to LIBOR. If LIBOR is no longer available, our applicable loan documents generally allow us to choose a new index based upon comparable information. However, if LIBOR is no longer available, we may need to renegotiate some of our agreements to determine a replacement index or rate of interest. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined and any changes to benchmark interest rates could increase our financing costs, which could impact our results of operations, cash flows and the market value of our loans. In addition, the elimination of LIBOR and/or changes to another index could result in mismatches with the interest rate of loans that we are financing.
Risks Related to the Cannabis Industry and Related Regulations
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
All but three U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-seven states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes. Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes.
Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a tetrahydrocannabinol (“THC”) concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them, and violating the federal cannabis laws is a predicate for certain other crimes under the anti-money laundering laws or The Racketeer Influenced and Corrupt Organizations Act. Monitoring our compliance with these laws is a critical component of our business. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.
For over seven years, however, and despite varying positions by U.S. Attorney Generals, the U.S. government has not enforced those laws against cannabis companies complying with state law, or their vendors. Industry observers anticipate no reversal of that policy of non-enforcement against businesses complying with the state regulated cannabis programs under the Biden administration given his campaign’s position on cannabis and statements made by Attorney General Merrick Garland, discussed below, although prosecutions against state-legal entities cannot be ruled out entirely at this time. We would likely be unable to execute our business plan if the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets, described below, and were to start strictly enforcing federal law regarding cannabis.
As a result of the conflict between state and federal law regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. On August 29, 2013, the U.S. DOJ attempted to address this inconsistency and to provide guidance to enforcement agencies when former Deputy Attorney General James Cole, under the Obama administration, issued a memorandum on federal cannabis law enforcement. (the “Cole Memo”). Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute against state law compliant cannabis companies in states that were regulating cannabis so long as they were not violating eight federal priorities such as avoiding youth usage. On January 4, 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum to all U.S. Attorneys (the “Sessions Memo”) rescinding the Cole Memo. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued over three-and-a-half years ago, however,

U.S. Attorneys have not prosecuted state law compliant entities. While not formally rescinding the Sessions Memo, former Attorney General William Barr took a softer position. He testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he would not use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interests that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.”
While President Biden’s campaign position on cannabis falls short of full legalization, he campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Indeed, the Biden-Sanders Unity Platform, which was released at the time President-elect Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level;” “allow states to make their own decisions about legalizing recreational use;” and “automatically expunge all past marijuana convictions for use and possession.” While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators.
Although U.S. Attorney General Merrick Garland could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President and his cabinet alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.
At his confirmation hearing, Attorney General Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ: “This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.” While the statement is not a promise to avoid federal interference with state cannabis laws, it does signal that the enforcement priorities of DOJ lie elsewhere. Notwithstanding the comments made by Attorney General Garland, there is no guarantee that the current presidential administration will not change its stated policy regarding the low-priority enforcement of U.S. federal cannabis laws that conflict with State laws. The Biden administration could reverse course and decide to enforce U.S. federal cannabis laws vigorously.
The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public support for cannabis legalization and ongoing prosecutorial discretion. The U.S. Congress has repeatedly enacted legislation to protect the medical marijuana industry from prosecution. Since 2014, versions of the U.S. omnibus spending bill have included a provision, known as the Rohrabacher-Blumenauer Amendment prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision were previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Subsequent to the issuance of the Sessions Memorandum on January 4, 2018, the U.S. Congress continued to include the Rohrabacher-Blumenauer Amendment (now known as the “Joyce Amendment”) in each subsequent omnibus appropriations bill for fiscal years 2018, 2019, 2020 and 2021, thus preserving the protections for the medical cannabis industry and its lawful participants from interference by the U.S. DOJ through the 2021 appropriations deadline of December 3, 2021.
Notably, the Joyce Amendment has always applied only to medical cannabis programs, and does not expressly protect operators in the adult-use cannabis market. There have been attempts by Congressional supporters of cannabis legalization to extend the protections afforded by the Joyce Amendment to recreational cannabis activities, but those efforts have been unsuccessful.
However, federal prosecutors have significant discretion, and no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing cannabis manufacturing or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, could result in our inability to execute our business plan and significant losses with respect to our loans to cannabis industry participants in the United States, which would adversely affect our operations, cash flow and financial condition.
Our loans do not prohibit our borrowers from engaging in the cannabis business for adult-use that is permissible under state and local laws. Consequently, certain of our borrowers currently (and may in the future) cultivate adult-use cannabis, if permitted by such state and local laws now or in the future. This could subject our borrowers to greater and/or different federal legal and other risks as compared to businesses where cannabis is cultivated exclusively for medical use, which could materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our client base, which would adversely affect our operations, cash flow and financial condition.
Industry observers are hopeful that a democratically-controlled Senate, and changes in Congress, along with a Biden presidency, will increase the chances of federal cannabis policy reform. See “Business—Market Overview—Federal Legislative Reform Remains Possible.” While federal legalization is a possibility in the near future, it is also possible that cannabis will remain a controlled substance and the risks pertaining to federal illegality will persist.
Our ability to grow or maintain our business depends in part on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.
Continued development of the cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the regulated cannabis industry, while encouraging, is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact and can delay the legislative and regulatory processes. For example, many states that legalized medical-use and/or adult-use cannabis have seen significant delays in the drafting and implementation of industry regulations and issuance of licenses. In addition, burdensome regulations at the state level could slow or stop further development of the medical-use and/or adult-use cannabis industry, such as limiting the medical conditions for which medical-use cannabis can be recommended, restricting the form in which medical-use or adult-use cannabis can be consumed, or imposing significant taxes on the growth, processing and/or retail sales of cannabis, each of which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our borrowers, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of cannabis, which could harm our business prospects.
Our investment opportunities are limited by the current illegality of cannabis under U.S. federal law; changes in the laws, regulations and guidelines that impact the cannabis industry may cause adverse effects on our ability to make loans.
We make loans to borrowers that we determine based on our due diligence are licensed in, and complying with, state-regulated cannabis programs, regardless of their status under U.S. federal law. Any such loans will be designed to be compliant with all applicable laws and regulations to which we are subject, including U.S. federal law, although the law in this area is not fully settled and there can be no assurances that federal authorities will consider such loans to be compliant with applicable law and regulations. In that regard, we have previously received an opinion of counsel that our proposed investment activities do not violate the CSA, the U.S. Money Laundering Control Act (18 U.S.C. § 1956), or the Drug Paraphernalia law contained in the CSA, (21 U.S.C. § 863), subject to certain assumptions, qualifications, and exceptions stated in the opinion. However, there can be no assurances that a court or federal authorities would agree with the conclusions reached in the opinion. Additionally, if federal legislation is enacted that provides protections from liability under U.S. federal law for other types of debt investments in borrowers or other target companies that are compliant with state, but not U.S. federal, laws and is determined to apply to us (or we otherwise determine that the debt investment is not prohibited), and such other types of debt investments are in compliance with Nasdaq’s listing policies and ongoing requirements, we may make other types of debt investments in such companies that do not comply with U.S. federal laws, subject to our investment policies and guidelines. There can be no assurance, however, that such type of legislation will be enacted or that we will otherwise be able to make loans that do not comply with U.S. federal law.
Risks related to the cannabis industry may directly or indirectly affect us or our borrowers engaged in the cannabis industry.
Our borrowers face several challenges unique to the state regulated cannabis industry, which could negatively affect our revenues if it impedes their profitability or operations and their ability to continue to pay us. Some of these challenges include, but are not limited to, the following:
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The manufacturer, distribution, sale, or possession of cannabis that is not in compliance with the CSA is illegal under U.S. federal law. Strict enforcement of U.S. federal laws regarding cannabis would likely result in our borrowers’ inability to execute a business plan in the cannabis industry;

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Laws and regulations affecting the regulated cannabis industry are varied, broad in scope and subject to evolving interpretations, and may restrict the use of the properties our borrowers acquire or require certain additional regulatory approvals, which could materially adversely affect our loans to such borrowers;

■	Our borrowers may have difficulty borrowing from or otherwise accessing the service of banks, which may inhibit our ability to open bank accounts or otherwise utilize traditional banking services;
■	Our borrowers may have a difficult time obtaining financing in connection with our investment strategy;
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There may be no material aspect of our borrowers’ businesses that is protected by patents, copyrights, trademarks or trade names, and they may face strong competition from larger companies, including those that may offer similar products and services to our borrowers;

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U.S. federal courts may refuse to recognize the enforceability of contracts pertaining to any business operations that are deemed illegal under U.S. federal law, including cannabis companies operating legally under state law;

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Our borrowers may have a difficult time obtaining the various insurance policies that are needed to operate such businesses, which may expose us and our borrowers to additional risks and financial liabilities;

■	Our borrowers are subject to unfavorable U.S. tax treatment under Section 280E of the Code;
■	Our borrowers may be foreclosed from using bankruptcy courts;
■	Assets collateralizing loans to cannabis businesses may be forfeited to the U.S. federal government in connection with government enforcement actions under U.S. federal law;
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U.S. Food and Drug Administration (the “FDA”)regulation of cannabis and the possible registration of facilities where cannabis is grown could negatively affect the cannabis industry, which could directly affect our financial condition and the financial condition of our borrowers;

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The cannabis industry may face significant opposition from other industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources; and

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Consumer complaints and negative publicity regarding cannabis-related products and services could lead to political pressure on states to implement new laws and regulations that are adverse to the cannabis industry, to not modify existing, restrictive laws and regulations, or to reverse current favorable laws and regulations relating to cannabis.

We and our borrowers may have difficulty accessing the service of banks and other financial institutions, which may make it difficult to sell products and services, and we may be limited in our ability to provide debt to participants in the cannabis industry, which could materially and adversely affect our business, financial condition, liquidity and results of operations.
Although we do not grow or sell cannabis products, our connection to the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities. Certain financial transactions involving proceeds from the commercial sale of cannabis can form a basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act (the “FinCEN Memo”). While the federal government has not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry or limit our ability to provide loans to the cannabis industry.
While the FinCEN Memo is presumptively still in effect, FinCEN could elect to rescind the FinCEN Memo at any time. Banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty in establishing banking relationships, which would negatively affect the business, financial condition and results of operations of borrowers. Our inability or the inability of our borrowers to maintain bank accounts would make it difficult for us to operate our business, would increase our operating costs and pose additional operational, logistical and security challenges, and could result in our inability to implement our business plan.
The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our current and potential borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements, either of which could materially harm our business, operations, cash flow and financial condition.
The medical and adult-use cannabis industry is highly competitive, which could adversely affect our business, financial condition and results of operations.
The market for businesses in the cannabis industry is highly competitive and evolving. In addition to other state-regulated competitors, our borrowers may face competition from (i) unlicensed and unregulated market participants; (ii) individuals who produce cannabis for their own use under personal cultivation laws; and (iii) entities creating hemp-derived or other synthetic products which emulate the effects of cannabis. These competitors could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of a borrower to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets, and could have a material adverse effect on a borrower’s business, financial condition or results of operations, which in turn, could adversely affect our business, financial condition and results of operations.
There can be no assurance that the cannabis industry will continue to exist or grow as currently anticipated.
There can be no assurance that the cannabis industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with our expectations and assumptions. Any event or circumstance that affects the medical or adult use cannabis industry and market could have a material adverse effect on our business, financial condition and results of operations, as well as the business, financial condition and results of operations of our borrowers.

Marketing constraints under regulatory frameworks may limit a borrower’s ability to compete for market share in a manner similar to that of companies in other industries.
The development of a borrower’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulations applicable to the cannabis industry. For example, the regulatory environment in Illinois would limit a borrower’s ability to compete for market share in a manner similar to that of companies in other industries. Additionally, Illinois regulations impose further restrictions on sales in the adult-use cannabis market. If a borrower is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, its sales and operating results could be adversely affected, which could impact our business, results of operations and financial condition.
There is uncertainty in pricing and demand for cannabis and cannabis-based products.
Changes in the legal status of cannabis may result in an initial surge in demand. As a result of such initial surge, cannabis companies operating under such changed legal regime may not be able to produce enough cannabis to meet demand of the adult-use and medical markets, as applicable. This may result in lower than expected sales and revenues and increased competition for sales and sources of supply.
However, in the future, cannabis producers may produce more cannabis than is needed to satisfy the collective demand of the adult-use and medical markets, as applicable, and they currently are unable to export that oversupply into other markets where cannabis use is fully legal under all applicable jurisdictional laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If such supply or price fluctuations were to occur, companies operating in the cannabis industry may see revenue and profitability fluctuate materially and their business, financial condition, results of operations and prospects may be adversely affected, as could our business, financial condition and results of operations.
Similarly, the anticipated pricing of cannabis products may differ substantially from current levels given changes in the competitive and regulatory landscape. A borrower’s business model may be susceptible to erosion of profitability should cannabis and cannabis-related products experience secular pricing changes. Potential sources of pricing changes include overproduction, regulatory action, increased competition or the emergence of new competitors. Additionally, even if pricing of the broader cannabis and cannabis-related product market is sustained, there is no guarantee that a borrower will be successful in creating and maintaining consumer demand and estimated pricing levels. To do this, the borrower may be dependent upon, among other things, continually producing desirable and effective cannabis and cannabis-related products and the continued growth in the aggregate number of cannabis consumers. Campaigns designed to enhance a borrower’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If the borrower is unable to attract new consumers, it may not be able to increase its sales.
As a result of changing consumer preferences, many consumer products attain financial success for a limited period of time. Even if a borrower’s products find success at retail, there can be no assurance that such products will continue to be profitable. A borrower’s success will be significantly dependent upon its ability to develop new and improved product lines and adapt to consumer preferences. Even if a borrower is successful in introducing new products or developing its current products, a failure to gain consumer acceptance or to update products could cause a decline in the products’ popularity and impair the brands. In addition, a borrower may be required to invest significant capital in the creation of new product lines, strains, brands, marketing campaigns, packaging and other product features, none of which are guaranteed to be successful. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the borrower being unable to satisfy consumer preferences and generate revenue which could have a material adverse effect on the business, financial condition and results of operations of such borrower, and, in turn, on our business, financial condition and results of operations.
Our reputation and ability to do business, as well as the reputation of our borrowers and their ability to do business, may be negatively impacted by the improper conduct of third parties, including but not limited to business partners, employees or agents.
We cannot provide assurance that the internal controls and compliance systems of our borrowers will always protect us from acts committed by such companies’ employees, agents or business partners in violation of applicable laws and regulations in the jurisdictions in which they conduct operations, including those applicable to businesses in the cannabis industry. Any improper acts or allegations could damage our reputation, the reputation of our borrowers and subject us and our borrowers to civil or criminal investigations and related stockholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us or our borrowers to incur significant legal and investigatory fees.
Laws and regulations affecting the regulated cannabis industry are continually changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.
Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our borrowers or prospective borrowers, which in turn could negatively impact our business. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. Violations of applicable laws, or allegations of such violations, could disrupt our borrowers’ businesses and result in a material adverse effect on their operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to the business of our borrowers, as well as our business.
Applicable state laws may prevent us from maximizing our potential income.
Depending on the state, and the laws of that particular state, we may not be able to fully realize our potential to generate profit. For example, some states have residency requirements for those directly involved in the cannabis industry, which may impede our ability to contract with cannabis businesses in those states. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them.
Borrowers operating in a highly regulated business require significant resources.
Our borrowers are involved in the production, distribution or sale of cannabis products and operate in a highly regulated business. In such a case, we would expect a significant amount of such borrower’s management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact their business, and changes thereto, and such compliance may place a significant burden on such management and other resources of a borrower.
Additionally, our portfolio companies may be subject to a variety of differing laws, regulations and guidelines in each of the jurisdictions in which they operate. Complying with multiple regulatory regimes will require additional resources and may limit a borrower’s ability to expand into certain jurisdictions. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with all applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions. Any such diversion of resources could have a material adverse effect on the business, results of operation and financial condition of a borrower, which could in turn have a material adverse effect on our business, results of operations and financial condition.
Any failure or significant delay in our borrowers obtaining necessary regulatory approvals could adversely affect the ability of borrowers to conduct their businesses.
The ability of our borrowers to meet their business objectives will be contingent, in part, upon compliance with the regulatory requirements enacted by applicable government authorities and obtaining all regulatory approvals, where necessary, for modifications or expansions of their business or the sale of new products. We cannot predict the time required to secure all appropriate regulatory approvals, additional restrictions that may be placed on our borrower’s business or the extent of testing and documentation that may be required by government authorities. Any delays in obtaining, or failure to obtain, regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operation and financial condition of any such borrower, or on our business, results of operations and financial condition.

Borrowers may become involved in regulatory or agency proceedings, investigations and audits.
As previously stated, our borrowers are involved in the production, distribution or sale of cannabis products and operate in a highly regulated business. Failure to comply with relevant federal and state laws and regulations could subject our borrowers to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. Our borrowers may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits and other contingencies could harm our reputation, the reputations of our borrowers or the reputations of the brands that they may sell, require the borrowers to take, or refrain from taking, actions that could impact their operations, or require them to pay substantial amounts of money, harming their and our financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of borrower management’s attention and resources or have a material adverse impact on their and our business, financial condition and results of operations.
Loans to cannabis businesses may be forfeited to the federal government.
Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states that have legalized cannabis. In July 2017, the DOJ issued a new policy directive regarding asset forfeiture, referred to as the “equitable sharing program.” This policy directive represents a reversal of DOJ’s policy under the Obama administration, and allows for forfeitures to proceed that are not in accord with the limitations imposed by state-specific forfeiture laws. This new policy directive could lead to increased use of asset forfeitures by local, state and federal enforcement agencies. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, such as the cannabis facilities that are owned or utilized by our borrowers, our loans to our borrowers would likely be materially and adversely affected.
We may have difficulty accessing bankruptcy courts.
We currently have no need or plans to seek bankruptcy protection. Because cannabis is illegal under federal law, federal bankruptcy protection is currently not available to parties who engage in the cannabis industry or cannabis-related businesses. Recent bankruptcy rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, we may not be able to seek the protection of the bankruptcy courts, and this could materially affect our business or our ability to obtain credit.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company involved in commercial cannabis activity. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
The loans that are in our Existing Portfolio, and that we expect to make in the future may, include Canadian entities within their corporate structure that have the ability to seek insolvency protections in Canada, which could materially and adversely affect our business.
The loans that are in our Existing Portfolio, and that we expect to make in the future may, include U.S.-based companies operating in the cannabis industry with at least one Canadian entity within their corporate structure for the purpose of listing on the CSE. In May 2020, a U.S.-based cannabis company that is listed on the CSE filed for, and was granted, insolvency protection under the Companies’ Creditors Arrangement Act pursuant to Canadian law. If the applicable borrower obtains bankruptcy protections in Canada, it could restrict our ability, or create additional costs or delays involved in our efforts, to foreclose on the collateral, which will reduce the net proceeds realized and, thus, increase the potential for loss.

The loans that are in our Existing Portfolio are, and that we expect to make in the future may be, secured by properties that are, and will be, subject to extensive regulations, such that if such collateral were foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.
The loans that are in our Existing Portfolio are, and that we expect to make in the future may be, secured by properties that are, and will be, subject to various local laws and regulatory requirements, and we would be subject to such requirements if such collateral was foreclosed upon. Local property regulations may restrict the use of collateral or our ability to foreclose on the collateral. Among other things, these restrictions may relate to cultivation of cannabis, the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. Due to current statutory prohibitions, we will not own any real estate used in cannabis-related operations. While our loan agreements and related mortgages provide for foreclosure remedies, receivership remedies and/or other remedies that would allow us to cause the sale or other realization of real property collateral, the regulatory requirements and statutory prohibitions related to real property used in cannabis-related operations may cause significant delays or difficulties in realizing the expected value of such real property collateral. We make no assurance that existing regulatory policies will not materially and adversely affect the value of such collateral, or that additional regulations will not be adopted that would increase such potential material adverse effect. The negative affect on such collateral could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.
Each state that has legalized cannabis in some form has adopted its own set of laws and regulations that differ from one another. In particular, laws and regulations differ among states regarding the collateralization or transferability of cannabis-related assets, such as cannabis licenses, cannabis inventory, and ownership interests in licensed cannabis companies. Some state laws and regulations where our borrowers operate may prohibit the collateralization or transferability of certain cannabis-related assets. Other states may allow the collateralization or transferability of cannabis-related assets, but with restrictions, such as meeting certain eligibility requirements, utilization of state receiverships, and/or upon approval by the applicable regulatory authority. Prohibitions or restrictions on our or others’ ability to acquire certain cannabis-related assets securing the loans of our borrowers could have a material adverse effect on our business, financial condition, liquidity and results of operations.
To the extent real estate collateral is still being used in cannabis-related activities, we will not foreclose and take title to such real estate to the extent doing so would violate Nasdaq listing standards. With respect to equipment, receivables and cash accounts, there are no prohibitions under state law regarding our ability to foreclose on such collateral. Foreclosing on pledged equity would trigger a change of control and such an action might also require approval of state regulators. Our loans are often secured by liens on equity, including the equity in the entity that holds the state-issued license to cultivate, process, distribute, and/or retail cannabis, as the case may be, but we will not take title to such equity as doing so would violate Nasdaq listing standards. We also cannot foreclose on liens on state licenses as they are generally not transferable, and we do not have liens on cannabis inventory.
Our ability to force a sale of our real estate collateral differs based on the state in which such real estate collateral is located and the security instruments used to secure such real estate collateral in each state. In Florida, Illinois, Michigan, Nevada, New Jersey, Ohio, Pennsylvania and Arkansas, the ability to force such sales is governed by judicial foreclosure in such states pursuant to each state’s foreclosure laws. Under judicial foreclosure, we can enforce a judgment in foreclosure by (i) in the case of Arkansas, a public sale or (ii) for all other states, a writ of execution. In a judgment in foreclosure by public sale, the judgment directs the circuit clerk of the county in which the real property is located to sell the real property at a properly noticed public auction. A judgment in foreclosure by writ of execution directs a sheriff, clerk, special master, referee or other authorized person, as the case may be, to levy on and sell the real property, commonly at a properly noticed public auction. In Arizona, Maryland, and Massachusetts, a trustee or appointed auctioneer sells the property at a public sale through a non-judicial foreclosure pursuant to each state’s non-judicial foreclosure laws. In Missouri, we may force a sale of our real estate collateral either through judicial foreclosure or through a sale administered by a trustee at our discretion. In New Mexico, we can force a sale of real estate collateral through a judicial foreclosure or a non-judicial foreclosure, depending upon the security instruments used to secure the real estate collateral. Under judicial foreclosure in New Mexico, we can enforce a judgment in foreclosure by a public sale. Under non-judicial foreclosure in New Mexico, a trustee or appointed auctioneer sells the property at a public sale. In Iowa, we can also force a sale of real estate collateral through a judicial foreclosure or a non-judicial foreclosure. Under judicial foreclosure in Iowa, we can enforce a judgment in foreclosure by a writ of execution. A judgment in foreclosure by writ of execution directs the sheriff of the county in which the real property is located to sell the real property at a properly noticed public auction. Under non-judicial foreclosure in Iowa, we may enforce our mortgage by either (i) recording an agreement that is entered into between borrower and lender to surrender the property with a 30 day notice served on junior lienholders to either redeem or surrender their lien(s), or (ii) by serving a 30 day notice on mortgagor and junior lienholders, subject to rejection by mortgagor or cure by either mortgagor or junior lienholder.
Equipment, receivables, and cash in deposit accounts may be collected under state Uniform Commercial Code (“UCC”). In all states, we are permitted for non-real estate collateral (e.g., equipment) to pursue a judicial action and execute on a judgment via sheriffs’ sale. While we currently cannot foreclose under UCC and take title or sell equity in a licensed cannabis business, a potential purchaser of a delinquent or defaulted loan could. However, the transfer of ownership of equity in a licensed cannabis business requires state regulator approval, which can take significant time. In addition, because the sale of collateral may be forced upon the borrower at such point when time may be of the essence and the assets may be made available to a limited number of potential purchasers, particularly in those limited-license states in which we focus, the sales prices may be less than the prices obtained with more time in a larger market. As a result, the sale of such collateral may not result in sufficient proceeds to repay our loan and could have a material and adverse effect on our business, financial condition, liquidity and results of operations.
Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties securing our loans.
To the extent we foreclose on properties securing our loans, we may be subject to environmental liabilities arising from such foreclosed properties. In particular, cannabis cultivation and manufacturing facilities may present environmental concerns of which we are not currently aware. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. Accordingly, if environmental contamination exists on properties we acquire or develop after acquisition, we could become subject to liability for the contamination.
The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property securing one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant loan held by us and our ability to make distributions to our stockholders.
If we foreclose on any properties securing our loans, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to any properties securing our loans could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.
The market value of properties securing our loans acquired by us upon foreclosure may decrease if they cannot be used for cannabis related operations.
Properties used for cannabis operations, particularly cultivation and manufacturing facilities, are generally more valuable than if used for other purposes. If we foreclose on any properties securing our loans, our inability to sell the property to a licensed cannabis company for a similar use may significantly decrease the market value of the foreclosed property thereby having a material adverse effect on our business, financial condition, liquidity and results of operations.
FDA regulation of cannabis could negatively affect the cannabis industry, which would directly affect our financial condition.
Should the federal government legalize cannabis for adult-use and/or medical-use, it is possible that the FDA would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Indeed, after the U.S. government removed hemp and its extracts from the CSA as part of the Agriculture Improvement Act of 2008, then FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) and section 351 of the Public Health Service Act.” He also reminded the public that “it’s unlawful under the FD&C Act to introduce food containing added cannabidiol (“CBD”) or THC into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD and THC entered the FDA testing pipeline as the subject of public substantial clinical investigations for GW Pharmaceuticals’ Sativex (THC and CBD) and Epidiolex (CBD). The memo added that, prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention, etc.) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FDCA includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” 21 U.S.C. § 321(g)(1). In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media, or orally by the company’s representatives.
The FDA has sent numerous warning letters to sellers of CBD products making health claims. The FDA could turn its attention to the cannabis industry. In addition to requiring FDA approval of cannabis products marketed as drugs, the FDA could issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis. It is also possible that the FDA would require that facilities where cannabis is grown register with the FDA and comply with certain federally prescribed regulations. Cannabis facilities are currently regulated by state and local governments. In the event that some or all of these federal enforcement and regulations are imposed, we do not know what the impact would be on the cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we or our borrowers are unable to comply with the regulations or registration as prescribed by the FDA, we and/or our borrowers may be unable to continue to operate our and their business in its current form or at all.
Research in the United States, Canada and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our or borrowers’ operations.
Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. Future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for their products.
There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a borrower. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or the products of a borrower specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect such borrower. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.
The cannabis industry is subject to the risks inherent in an agricultural business, including the risk of crop failure.
The growing of cannabis is an agricultural process. As such, a borrower with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate controlled conditions, cannabis continues to be grown outdoors and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a borrower, which could have an adverse effect on our business, financial condition and results of operations.
Many cannabis businesses are dependent on key personnel with sufficient experience in the cannabis industry.
The success of businesses in the cannabis industry is largely dependent on the performance of their respective management teams and key employees and their continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and significant costs may be incurred to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent a borrower from executing on its business plan and strategy, and the borrower may be unable to find adequate replacements on a timely basis, or at all. Such events and circumstances could have a material adverse effect on the operations of a borrower, which could have an adverse effect on our business, financial condition and results of operations.
Our borrowers may be vulnerable to rising energy costs.
Cannabis growing operations consume considerable energy, which makes a borrower vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on the borrower’s business, financial condition and results of operations, which could also adversely affect our business, financial condition and results of operations.
Third-parties with whom we do business may perceive themselves as being exposed to reputational risk by virtue of their relationship with us and may ultimately elect not to do business with us.
By lending to borrowers in the cannabis industry, the parties with which we do business may perceive that they are exposed to reputational risk as a result of our loans to cannabis businesses. Failure to establish or maintain business relationships could have a material adverse effect on us.
The cannabis industry faces significant opposition, and any negative trends may cause adverse effects on the operations of our borrowers, which could cause adverse effects on our business.
By lending to borrowers in the cannabis industry, we are substantially dependent on the continued market acceptance, and the proliferation of consumers, of cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations and the operations of our borrowers.
Large, well-funded industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources, may have strong economic reasons to oppose the development of the cannabis industry. For example, should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business and the business of our borrowers.
Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross-border travel into the United States.
Because cannabis remains illegal under U.S. federal law, non-U.S. citizens employed at or investing in companies doing business in the state legal cannabis industry could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry to the United States happens at the sole discretion of the officers on duty of the U.S. Customs and Border Protection (“CBP”), and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be grounds for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and because cannabis continues to be a controlled substance under U.S. federal law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal or in Canada may affect admissibility to the United States. CBP updated its stated policy on October 9, 2018 to clarify that a Canadian citizen coming to the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States.
As a result, CBP has affirmed that employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada (such as us), who are not U.S. citizens, face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional policy statement indicating that Canadian citizens working in or facilitating the proliferation of the legal cannabis industry in Canada, if travelling to the United States for reasons unrelated to the cannabis industry, will generally be admissible. However, if the traveler is found to be entering into the United States for reasons related to the cannabis industry, he or she may be deemed inadmissible. Ultimately, travel restrictions imposed on our directors, officers, employees and investors could impair our ability to conduct business and to freely explore new strategic relationships.
Risks Related to Sources of Financing Our Business
Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
We intend to grow by expanding our portfolio of loans, which we intend to finance primarily through newly issued equity or debt. We may not be in a position to take advantage of attractive lending opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to our business, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. In addition, U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of such taxable income. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.
Our access to capital will depend upon a number of factors over which we have little or no control, including, but not limited to:
■	general economic or market conditions;
■	the market’s view of the quality of our assets;
■	the market’s perception of our growth potential;
■	the current regulatory environment with respect to our business; and
■	our current and potential future earnings and cash distributions.
If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance our loans to borrowers could be negatively impacted. In addition, while we do not consider our Company to be engaged in the cannabis industry, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to invest in companies involved in the cultivation, manufacturing and sale of cannabis. To date, we have been unable to obtain outside debt financing on terms and conditions better or equivalent to our current, affiliated debt financing. If debt financing with competitive rates continues to be unavailable to us on acceptable terms, our growth may be limited and our levered return on the loans we make may be lower.
If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the loans we make. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.
Global economic, political and market conditions could have a significant adverse effect on our business, financial condition, liquidity and results of operations, including a negative impact on our ability to access the debt markets on favorable terms.
Downgrades by rating agencies to the U.S. government’s credit rating or concerns about its credit and deficit levels in general could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with our portfolio and our ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on our financial performance and the value of our equity. Additionally, concerns regarding a potential increase in inflation would likely cause interest rates and borrowing costs to rise.
Deterioration in the economic conditions in the Eurozone and globally, including instability in financial markets, may pose a risk to our business. In recent years, financial markets have been affected at times by a number of global macroeconomic and political events, including the following: large sovereign debts and fiscal deficits of several countries in Europe and in emerging markets jurisdictions, levels of non-performing loans on the balance sheets of European banks, the potential effect of any European country leaving the Eurozone, the potential effect of the United Kingdom leaving the European Union, and market volatility and loss of investor confidence driven by political events. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. We cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.
The Chinese capital markets have also experienced periods of instability over the past several years. The current political climate has also intensified concerns about a potential trade war between the U.S. and China in connection with each country’s recent or proposed tariffs on the other country’s products. These market and economic disruptions and the potential trade war with China have affected, and may in the future affect, the U.S. capital markets, which could adversely affect our business, financial condition or results of operations.
The current global financial market situation, as well as various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Additionally, the U.S. government’s credit and deficit concerns, the European sovereign debt crisis, and the potential trade war with China could cause interest rates to be volatile, which may negatively impact our ability to access the debt markets on favorable terms.
Subject to the terms of the Indenture governing our 2027 Senior Notes, we may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our stockholders, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.
Subject to market conditions, availability and the terms of the Indenture governing our 2027 Senior Notes, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our portfolio’s cash flow. Our governing documents and our Revolving Credit Agreement contain no limit on the amount of debt we may incur, and, subject to the covenants contained in the Indenture, we may significantly increase the amount of leverage we utilize at any time without approval of our stockholders. Leverage can enhance our potential returns but can also exacerbate our losses. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including, but not limited to, the risks that:
■
our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt we incur or we may fail to comply with all of the other covenants contained in such debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, and/or (iii) the loss of some or all of our assets to foreclosure or sale;

■	we may be unable to borrow additional funds as needed or on favorable terms, or at all;
■	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;
■	our default under any loan with cross-default provisions could result in a default on other indebtedness;
■	incurring debt may increase our vulnerability to adverse economic and industry conditions with no assurance that loan yields will increase with higher financing costs;

■
we may be required to dedicate a substantial portion of our cash flow from operations to payments on the debt we may incur, thereby reducing funds available for operations, future business opportunities, stockholder distributions, including distributions currently contemplated or necessary to satisfy the requirements for REIT qualification, or other purposes; and

■	we are not able to refinance debt that matures prior to the loan it was used to finance on favorable terms, or at all.
There can be no assurance that a leveraging strategy will be successful. If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our stockholders could be materially and adversely affected.
Our indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.
As of December 24, 2021, our total consolidated indebtedness, including that of our subsidiaries, was approximately $100.0 million (excluding debt issuance costs and accrued interests) and we had undrawn capacity of $75.0 million available under our Revolving Credit Facility. On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility and all outstanding borrowings were subsequently repaid in full on January 3, 2022. Our indebtedness could have significant adverse consequences to us, such as:
■	limiting our ability to satisfy our financial obligations,;
■	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;
■	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;
■	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;
■	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;
■	restricting the way in which we conduct our business because of financial and operating covenants;
■	covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness;
■
exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

■	increasing our vulnerability to a downturn in general economic conditions; and
■	limiting our ability to react to changing market conditions in our industry and in our borrowers’ industries.
In addition to our debt service obligations, our operations may require substantial investments. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make payments on our outstanding debt, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.
Holders of the 2027 Senior Notes have the right to require us to repurchase such 2027 Senior Notes for cash upon the occurrence of designated events. We expect that our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to make the required repurchase or settlement, as applicable, of the 2027 Senior Notes in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, or at all. Similarly, our future subsidiary guarantors of the 2027 Senior Notes, if any, may not have sufficient funds with which to pay such amounts in respect of their guarantees of the 2027 Senior Notes, if any. In addition, our ability to make the required repurchase or settlement may be limited by law or the terms of other debt agreements or securities, as may be any subsidiary guarantor’s ability to make payments in respect of its guarantee on such 2027 Senior Notes, if any. However, our failure to make the required repurchase or settlement, as applicable, of the 2027 Senior Notes, and any subsidiary guarantor’s failure to pay such amounts pursuant to its guarantee of the 2027 Senior Notes, if any, would constitute an event of default under the applicable indenture which, in turn, could constitute an event of default under other debt agreements, thereby resulting in the acceleration and required prepayment of such other debt agreements and further restricting our ability to make such payments and repurchases.
We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the 2027 Senior Notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.
We may need to refinance all or a portion of our indebtedness, including the 2027 Senior Notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
■	our financial condition and market conditions at the time; and
■	restrictions in the agreements governing our indebtedness.
As a result, we may not be able to refinance any of our indebtedness, including the 2027 Senior Notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the 2027 Senior Notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.
Monetary policy actions by the United States Federal Reserve could adversely impact our financial condition.
We are affected by the fiscal and monetary policies of the United States Government and its agencies, including the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. The Federal Reserve raised the federal funds rate nine times during the period between December 2015 and December 2018 and has announced its intention to determine what future adjustments are appropriate to the federal funds rate over time, including as a result of increased concerns of inflation. Changes in the federal funds rate as well as the other policies of the Federal Reserve affect interest rates, which have a significant impact on the demand for debt capital. Changes in fiscal and monetary policies are beyond our control, are difficult to predict and could materially adversely affect us.
Any lending facilities will impose restrictive covenants.
Any lending facilities which we enter would be expected to contain, customary negative covenants and other financial and operating covenants, that among other things, may affect our ability to incur additional debt, make certain loans or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and loan and investment strategies. For example, such loan documents typically contain negative covenants that limit, among other things, our ability to repurchase our equity, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, such restrictions could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT.

Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
Our primary interest rate exposures will relate to the financing cost of our debt. To the extent that our financing costs will be determined by reference to floating rates, the amount of such costs will depend on a variety of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates, and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating-rate debt would increase, while any additional interest income we earn on our floating-rate loans may not compensate for such increase in interest expense. At the same time, the interest income we earn on our fixed-rate loans would not change, the duration and weighted average life of our fixed-rate loans would increase and the market value of our fixed-rate loans would decrease. Similarly, in a period of declining interest rates, our interest income on floating-rate loans would decrease, while any decrease in the interest we are charged on our floating-rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed-rate debt would not change. Any such scenario could materially and adversely affect us.
Any bank credit facilities that we may use in the future to finance our operations may require us to provide collateral or pay down debt.
We may utilize bank credit facilities (including term loans and revolving facilities) to finance our loans if they become available on acceptable terms. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. If we cannot meet these requirements, lenders could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, if a lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of such loans. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to obtain leverage as fully as we would choose, which could reduce the return on our loans. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.
In addition, there can be no assurance that we will be able to obtain bank credit facilities on favorable terms, or at all. Banks and other financial institutions may be reluctant to enter into lending transactions with us.
Adoption of the Basel III standards and other proposed supplementary regulatory standards may negatively impact our access to financing or affect the terms of our future financing arrangements.
In response to various financial crises and the volatility of financial markets, the Basel Committee on Banking Supervision (the “Basel Committee”) adopted the Basel III standards several years ago to reform, among other things, bank capital adequacy, stress testing, and market liquidity risk. United States regulators have elected to implement substantially all of the Basel III standards and have even implemented rules requiring enhanced supplementary leverage ratio standards, which impose capital requirements more stringent than those of the Basel III standards for the most systematically significant banking organizations in the United States. Adoption and implementation of the Basel III standards and the supplemental regulatory standards adopted by United States regulators may negatively impact our access to financing or affect the terms of our future financing arrangements due to an increase in capital requirements for, and constraints on, the financial institutions from which we may borrow.
Moreover, in January 2019, the Basel Committee published its revised capital requirements for market risk, known as Fundamental Review of the Trading Book (“FRTB”), which are expected to generally result in higher global capital requirements for banks that could, in turn, reduce liquidity and increase financing and hedging costs. The impact of FRTB will not be known until after any resulting rules are finalized and implemented by the United States federal bank regulatory agencies.

Risks Related to Our Organization and Structure
Provisions in our Charter and our amended and restated bylaws (our “Bylaws”) may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.
Our Charter and our Bylaws contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Our Charter and Bylaws include, among others, provisions that:
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authorize our Board, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of our preferred stock, debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine;

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authorize “blank check” preferred stock, which could be issued by our Board without stockholder approval, subject to certain specified limitations, and may contain voting, liquidation, dividend and other rights senior to our common stock;

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establish a classified Board such that not all members of the Board are elected at each annual meeting of stockholders, which may delay the ability of our stockholders to change the membership of a majority of our Board;

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specify that only our Board, the chairman of our Board, our chief executive officer or president or, upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast, our secretary can call special meetings of our stockholders;

■	establish advance notice procedures for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of individuals for election to our Board;
■	provide that a majority of directors then in office, even though less than a quorum, may fill any vacancy on our Board, whether resulting from an increase in the number of directors or otherwise;
■	specify that no stockholder is permitted to cumulate votes at any election of directors;
■	provide our Board the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws; and
■	require supermajority votes of the holders of our common stock to amend specified provisions of our Charter.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
Any provision of our Charter or Bylaws that has the effect of delaying or deterring a change in control could limit your opportunity to receive a premium for your shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Charter and Bylaws described above.
Our authorized but unissued shares of common stock and preferred stock may prevent a change in control of our Company.
The Charter authorizes us to issue shares of our common stock and preferred stock without stockholder approval, subject to certain specified limitations. In addition, subject to certain voting rights specifically provided in our Charter or by state statute, our Board may, without stockholder approval, amend the Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our common stock and preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board may, subject to certain specified limitations, establish a class or series of shares of our common stock and preferred stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.
We are a Maryland corporation and subject to the Maryland General Corporation Law (“MGCL”). Under the MGCL, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (a) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the then-outstanding voting stock of a corporation; or (b) an affiliate or associate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of such corporation.
A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the expiration of the five-year period described above, any business combination between a Maryland corporation and an interested stockholder must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:
■	80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock of such corporation; and
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two-thirds of the votes entitled to be cast by holders of voting stock of such corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The MGCL also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board has adopted a resolution exempting any business combination with our Sponsor, Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.
In addition, under the MGCL, holders of our “control shares” (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our Bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our capital stock. There can be no assurance that this exemption will not be amended or eliminated at any time in the future.
The Charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to management.
The Charter provides that a director may only be removed for cause upon the affirmative vote of holders of a majority of the votes entitled to be cast generally in the election of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent a change of control that is in the best interests of our stockholders.

Our Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Ownership limitations contained in the Charter may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
In order for us to qualify as a REIT, for each taxable year after our first REIT taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, the Charter includes ownership limits based on the value and number of outstanding shares of our capital stock. Subject to certain exceptions, (i) no person, other than a Qualified Institutional Investor or an Excepted Holder (as defined below), shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Aggregate Stock Ownership Limit (as defined below), (ii) no Qualified Institutional Investor, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Qualified Institutional Investor Aggregate Stock Ownership Limit (as defined below) and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Excepted Holder Limit (as defined below) for such Excepted Holder. Our sponsor, Leonard M. Tannenbaum, may maintain an equity interest up to 29.9% in value or number of shares, whichever is more restrictive, of our Company and has received a waiver with respect to such prohibitions in the Charter. See “Description of Capital Stock—Ownership Limitations and Exceptions” for more information. This waiver and our ownership limitations could have the effect of discouraging a takeover or other transaction in which our stockholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Maintenance of our exemption from registration under the Investment Company Act may impose significant limits on our operations. Your investment return in our common stock may be reduced if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that we will be exempt from the provisions of the Investment Company Act pursuant to an exemption contained in 3(c)(5) thereunder. The Investment Company Act provides certain protection to investors and imposes certain restrictions on registered investment companies (including, for example, limitations on the ability of registered investment companies to incur leverage), none of which will be applicable to us.
We classify our assets for purposes of our 3(c)(5)(C) exemption based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we may face. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to reclassify our assets, we may no longer be in compliance with the exemption from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.
A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the applicable exemption under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
A failure by us to maintain this exemption would require us to significantly restructure our investment strategy. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate the business and pay distributions. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of such entity and liquidate its business.
Rapid and steep declines in the values of our real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the Investment Company Act.
If the market value or income potential of real estate-related investments declines as a result of increased interest rates or other factors, we may need to increase our real estate loans and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce our and our stockholders’ recovery against them if they negligently cause us to incur losses.
The MGCL provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.
The Charter and Bylaws permit and require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable costs, fees and expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board, we may provide such indemnification and advance for expenses to any individual who served a predecessor of our Company in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company, including our Manager and its affiliates. In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements to indemnify, and advance certain fees, costs and expenses to, our directors and officers, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” for additional information.
While we do not currently do so, we are permitted, to the fullest extent permitted by law, to purchase and maintain insurance on behalf of any of our directors, officers, employees and agents, including our Manager and its affiliates, against any liability asserted against such person. Alternatively, we may in the future establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring such persons against liability. Any such insurance or sinking fund may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders. Additionally, while we do not have directors and officers insurance, regardless of whether we have a sinking fund, we may also have to expend significant funds to cover our commitments to indemnify our directors and officers.
Risks Related to Our Relationship with Our Manager and its Affiliates
Our future success depends on our Manager and its key personnel and investment professionals. We may not find a suitable replacement for our Manager if our Management Agreement is terminated or if such key personnel or investment professionals leave the employment of our Manager or otherwise become unavailable to us.
We rely on the resources of our Manager to manage our day-to-day operations, as we do not separately employ any personnel. We rely completely on our Manager to provide us with investment advisory services and general management services. Each of our executive officers also serve as officers or employees of our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers, key personnel and investment professionals of our Manager as well as the information and deal flow generated by such individuals. The officers, key personnel and investment professionals of our Manager source, evaluate, negotiate, close and monitor our loans; therefore, our success depends on their continued service. The departure of any of the officers, key personnel and investment professionals of our Manager could have a material adverse effect on our business.
Our Manager is not obligated to dedicate any specific personnel exclusively to us. None of our officers are obligated to dedicate any specific portion of their time to our business. Each of them may have significant responsibilities for other investment vehicles managed by affiliates of our Manager. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Manager’s personnel and our executive officers and the resources of our Manager may also be required by other investment vehicles managed by affiliates of our Manager.
In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s officers, key personnel and investment professionals due to the termination of the Management Agreement, our Manager being acquired, our Manager being internalized by another client of our Manager, or due to other circumstances. Currently, we are managed by our Board and its officers and by our Manager, as provided for under our Management Agreement. The current term of the Management Agreement will expire on July 31, 2023, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, our Manager may decline to renew the Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If the Management Agreement is terminated and we are unable to find a suitable replacement for our Manager, we may not be able to execute its investment strategy.
Our growth depends on the ability of our Manager to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.
Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management and investment teams of our Manager and their ability to identify and to make loans on favorable terms in accordance with our investment strategy as well as on our access to financing on acceptable terms. The demands on the time of the professional staff of our Manager will increase as our portfolio grows and the management of our existing portfolio may divert our Manager’s attention from future potential loans or otherwise slow our rate of investment. Our Manager may be unable to successfully and efficiently integrate new loans into our existing portfolio or otherwise effectively manage our assets or our future growth effectively. We cannot assure you that our Manager will be able to hire, train, supervise, manage and retain new officers and employees to manage future growth effectively, and any such failure could have a material adverse effect on our business. The failure to consummate loans on advantageous terms without substantial expense or delay would impede our growth, would negatively affect our results of operations and our ability to generate cash flow and make distributions to our stockholders, and could cause the value of our common stock to decline.
There are various conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.
We are subject to conflicts of interest arising out of our relationship with our Manager and its affiliates. We are managed by our Manager and our executive officers are employees of our Manager or one or more of its affiliates. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of the Management Agreement or the policies and procedures adopted by our Manager and its affiliates, will enable us to identify, adequately address or mitigate these conflicts of interest.
Some examples of conflicts of interest that may arise by virtue of our relationship with our Manager include:
Manager’s advisory activities. While our Manager and its affiliates have agreed that for so long as our Manager is managing us, neither it nor any of its affiliates will sponsor or manage any other mortgage REIT that invests primarily in loans of the same kind as our Company, our Manager and its affiliates may otherwise manage other investment vehicles that have investment objectives that compete or overlap with, and may from time to time invest in, our target asset classes. This may apply to existing investment vehicles or investment vehicles that may be organized in the future. For example, our Manager and/or its affiliates (i) provide investment advisory and other management services to a recently formed investment vehicle focused on investing in operators and ancillary companies in the cannabis industry by providing debt and equity capital to such operators and companies and (ii) intend to provide investment advisory and other management services to a to-be-formed real property REIT focused on funding loans in smaller principal amounts, in each case, founded or to be founded by our Sponsor or an affiliate of our Manager and in which our Sponsor or such affiliate maintains or intends to maintain significant equity interests. Additionally, Mr. Kalikow, an affiliate of our Manager and one of our directors and officers, provides investment advisory and other management services to a recently formed investment vehicle focused on acquiring, among other things, equity securities of companies in the cannabis industry, which may from time to time include our existing or target borrowers. Consequently, we, on the one hand, and these other investment vehicles, on the other hand, may from time to time pursue the same or similar loan opportunities. To the extent such other investment vehicles seek to acquire the same target assets as us, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager or its affiliates may also give advice to such other investment vehicles that may differ from the advice given to us even though their investment objectives may be the same or similar to ours.
Allocation of loans. Our Manager and its affiliates endeavor to allocate loan opportunities in a fair and equitable manner, subject to their internal policies. The internal policies of our Manager and its affiliates, which may be amended without our consent, are intended to enable us to share equitably with any other investment vehicles that are managed by our Manager or affiliates of our Manager. In general, loan opportunities are allocated taking into consideration various factors, including, among others, the relevant investment vehicles’ available capital, their investment objectives or strategies, their risk profiles and their existing or prior positions in a borrower or particular loan, their potential conflicts of interest, the nature of the opportunity and market conditions, certain regulatory considerations as well as the rotation of loan opportunities. Nevertheless, it is possible that we may not be given the opportunity to participate in certain loans made by investment vehicles managed by our Manager or affiliates of our Manager. In addition, there may be conflicts in the allocation of loan opportunities among us and the investment vehicles managed by our Manager or affiliates of our Manager.
Co-investments. Other investment vehicles managed by our Manager or affiliates of our Manager may co-invest with us or hold positions in a loan where we have also invested, including by means of splitting commitments, participating in loans or other means of syndicating loans. Such loans may raise potential conflicts of interest between us and such other investment vehicles. To the extent such investment vehicles seek to acquire the same target assets as us, subject to the internal policies of our Manager and its affiliates described above, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. In such circumstances, the size of the investment opportunity in loans otherwise available to us may be less than it would otherwise have been, and we may participate in such opportunities on different and potentially less favorable economic terms than such other parties if our Manager deems such participation as being otherwise in our best interests. Furthermore, when such other investment vehicles have interests or requirements that do not align with our interests, including differing liquidity needs or desired investment horizons, conflicts may arise in the manner in which any voting or control rights are exercised with respect to the relevant borrower, potentially resulting in an adverse impact on us. If we participate in a co-investment with an investment vehicle managed by our Manager or an affiliate of our Manager and such vehicle fails to fund a future advance on a loan, we may be required to, or we may elect to, cover such advance and invest additional funds. In addition, if we and such other investment vehicles invest in different classes or types of debt, equity or other investments relating to the same borrower, actions may be taken by such other investment vehicles that are adverse to our interests, including, but not limited to, during a work-out, restructuring or insolvency proceeding or similar matter occurring with respect to such loan. Subject to applicable internal policies of our Manager and its affiliates, our Manager and/or its affiliates may also from time to time serve as administrative agent to all lenders of such co-invested loans. In such a case, there may arise potential conflicts of interest between us, such other investment vehicles and/or such affiliated administrative agent.
Loans in which other investment vehicles managed by our Manager or affiliates of our Manager hold different loans. We may invest in, acquire, sell assets to or provide financing to investment vehicles managed by our Manager or affiliates of our Manager and their borrowers or purchase assets from, sell assets to, or arrange financing from any such investment vehicles and their borrowers. Any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.
Revolving Credit Facility. Certain affiliates of our Manager act as agent to and/or lenders under our Revolving Credit Facility, which provides revolving loan commitments of up to $75.0 million and bears interest at a fixed rate of 4.75% per annum, payable in cash in arrears. On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. Future proceeds under the Revolving Credit Facility are available to fund investments and bridge capital contributions and for general corporate purposes. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) September 30, 2022 and (ii) the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace the Revolving Credit Agreement (as defined below) (any such financing, a “Refinancing Credit Facility”). The Revolving Credit Facility is intended to serve as a backstop until we are able to secure outside credit facility debt financing. It is possible that the interests of our Manager and its applicable affiliates could be in conflict with ours and the interests of our stockholders. Any such financing agreements will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these agreements will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility”.
Fees and expenses. We will be responsible for certain fees and expenses as determined by our Manager, including due diligence costs, legal, accounting and financial advisor fees and related costs, incurred in connection with evaluating and consummating loan opportunities, regardless of whether such loans are ultimately consummated by the parties thereto.
The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing our business and may result in certain conflicts of interest.
Certain of our officers and directors and the officers and other personnel of our Manager also serve or may serve as officers, directors or partners of certain affiliates of our Manager, as well as investment vehicles sponsored by such affiliates, including investment vehicles or managed accounts not yet established, whether managed or sponsored by affiliates or our Manager. Accordingly, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing our business. These activities could be viewed as creating a conflict of interest insofar as the time and effort of the professional staff of our Manager and its officers and employees will not be devoted exclusively to our business; instead it will be allocated between our business and the management of these other investment vehicles.
In the course of our investing activities, we will pay Base Management Fees to our Manager and will reimburse our Manager for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive any distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct loans. As a result of this arrangement, our Manager’s interests may be less aligned with our interests.
Our Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with an unaffiliated third party, and the manner of determining the Base Management Fees may not provide sufficient incentive to our Manager to maximize risk-adjusted returns for our portfolio since it is based on the book value of our equity per annum and not on our performance.
We rely completely on our Manager to provide us with investment advisory services and general management services. Our executive officers also serve as officers or employees of our Manager. Our Management Agreement was negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.
We pay our Manager substantial Base Management Fees regardless of the performance of our portfolio. Pursuant to the terms of our Management Agreement, our Manager receives Base Management Fees that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.375% of our Equity (as defined below), subject to certain adjustments, less 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Such Base Management Fees will be calculated and payable quarterly in arrears in cash, subject to certain adjustments. Our Manager’s entitlement to the Base Management Fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans that provide attractive risk-adjusted returns for our portfolio. Further, the Base Management Fee structure gives our Manager the incentive to maximize the book value of our equity raised by the issuance of new equity securities or the retention of existing equity value, regardless of the effect of these actions on existing stockholders. In other words, the Base Management Fee structure will reward our Manager primarily based on the size of our equity raised and not necessarily on our financial returns to stockholders. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.
The current term of our Management Agreement will expire on July 31, 2023, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, our Manager may decline to renew either Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If our Management Agreement is terminated and we are unable to find a suitable replacement for our Manager, we may not be able to continue to execute our investment strategy.”
Terminating our Management Agreement for unsatisfactory performance of our Manager or electing not to renew the Management Agreement may be difficult and terminating our Management Agreement in certain circumstances requires payment of a substantial termination fee.
Terminating our Management Agreement without cause is difficult and costly. Our independent directors and the Audit and Valuation Committee of our Board will review our Manager’s performance and the applicable Base Management Fees and Incentive Compensation at least annually. Upon 180 days’ written notice prior to the expiration of any renewal term, our Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us. The Management Agreement provides that upon any termination as described in the foregoing, we will pay our Manager a Termination Fee equal to three times the sum of the annual Base Management Fees and annual Incentive Compensation received from us during the 12-month period immediately preceding the most recently completed fiscal quarter prior to such termination. This provision increases the cost to us of terminating the Management Agreement and adversely affects our ability to terminate our Manager without cause.
Even if we terminate our Management Agreement for cause, we may be required to continue to retain our Manager for 30 days following the occurrence of events giving rise to a for-cause termination.
While we have the right to terminate our Management Agreement for cause without paying a Termination Fee, we must provide 30 days’ notice to our Manager in advance of any such termination, including in the event of our Manager’s fraud, misappropriation of funds, embezzlement or bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties. As a result, we would be forced to continue to pay our Manager during such 30-day period and we may not be able to find a suitable replacement for our Manager during this period or, if we were able to find a suitable replacement, we may be required to compensate the new manager while continuing to pay our terminated

Manager during this 30-day period, unless our Manager waives the notice requirement. This could have an adverse effect on our business and operations, which could adversely affect our operating results and our ability to make distributions to our stockholders. See “Our Manager and our Management Agreement—Management—Termination for Cause” for additional information regarding a for-cause termination of our Management Agreement.
The Incentive Compensation payable to our Manager under the Management Agreement may cause our Manager to select riskier loans to increase its Incentive Compensation.
In addition to the Base Management Fees, our Manager is entitled to receive Incentive Compensation under our Management Agreement. Under our Management Agreement, we pay Incentive Compensation to our Manager based upon our achievement of targeted levels of Core Earnings. “Core Earnings” is generally defined in our Management Agreement as, for a given period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of loans with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of such independent directors.
In evaluating loans and other management strategies, the opportunity to earn Incentive Compensation based on Core Earnings and realized profits, as applicable, may lead our Manager to place undue emphasis on the maximization of Core Earnings and realized profits at the expense of other criteria, such as preservation of capital, in order to achieve higher Incentive Compensation. Loans with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our loan portfolio.
Our Manager manages our portfolio in accordance with very broad investment guidelines and our Board does not approve each loan and financing decision made by our Manager, which may result in us making riskier loans than those currently comprising our Existing Portfolio.
While our Board periodically reviews our portfolio, it does not review all proposed investments. In addition, in conducting periodic reviews, such directors may rely primarily on information provided to them by our Manager. Our Investment Guidelines may be changed from time to time upon recommendation by our Manager and approval by a majority of our Board (which must include a majority of the independent directors of our Board) and our Manager. Furthermore, our Manager may use complex strategies and loans entered into by our Manager that may be difficult or impossible to unwind by the time they are reviewed by our Board. Our Manager has great latitude in determining the types of loans that are proper for us, which could result in loan returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. In addition, our Manager is not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Decisions made and loans entered into by our Manager may not fully reflect your best interests.
Our Manager may change its investment process, or elect not to follow it, without the consent of our stockholders and at any time, which may adversely affect our loans.
Our Manager may change its investment process without the consent of our stockholders and at any time. In addition, there can be no assurance that our Manager will follow its investment process in relation to the identification and underwriting of prospective loans. Changes in our Manager’s investment process may result in inferior, among other things, due diligence and underwriting standards, which may adversely affect the performance of our portfolio.
We do not have a policy that expressly prohibits our directors, managers, officers, stockholders or affiliates, as applicable, from engaging for their own account in business activities of the types conducted by us.
We do not have a policy that expressly prohibits our directors, officers, stockholders or affiliates from engaging for their own account in business activities of the types conducted by us. For example, certain of our officers and directors and employees of our Manager also have a relationship with our borrowers or other clients as part of their outside business activities. Additionally, (i) many of our officers and directors are equity holders of AFC Warehouse, which invests in the equity of certain of our borrowers, (ii) Mr. Kalikow, our Head of Real Estate and one of our directors, controls a recently formed investment vehicle focused on acquiring, among other things, equity securities of companies in the cannabis industry, which may from time to time include our existing or target borrowers, (iii) certain of our officers and the

Chairman of our Board are equity holders of AFC Investments, LLC (“AFC Investments”), FLH, Warehouse and ABW, each of which may also lend to our borrowers, and (iv) Mr. Tannenbaum, our Chief Executive Officer and Chairman of our Board, and Mrs. Tannenbaum, our Managing Director, Head of Origination and Investor Relations, own and control AFC Agent, which is an entity that provides services as an administrative agent to lenders under credit facilities extended to cannabis operators, including credit facilities in which we are currently acting, or may in the future act, as lenders. However, our conflicts of interest policies prohibit our directors and officers as well as employees of our Manager from engaging in any transaction that involves a potential or actual conflict of interest with us without the approval of the Audit and Valuation Committee of our Board. In addition, our Management Agreement has limited restrictions on our Manager’s and its affiliates’ respective ability to engage in additional management or loan opportunities, which could result in our Manager or its affiliates engaging in management and investment activities that compete with us, and our conflict of interest policies acknowledge that such activities shall not be deemed a conflict of interest.
Our Manager is subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.
Our Manager is currently an investment adviser under the Advisers Act. Our Manager and its affiliates, as applicable, are subject to regulation as an investment adviser by various regulatory authorities that are charged with protecting the interests of its clients. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the United States Government and regulators to increase the rules and regulations governing, and oversight of, the United States financial system. This activity resulted in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Manager could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser (if relevant), revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect the ability of our Manager and any of its applicable affiliates to manage their respective business. Additionally, our Manager and any of its applicable affiliates must continually address conflicts between their respective interests and those of their respective clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. Our Manager has procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if our Manager or any of its applicable affiliates fail, or appears to fail, to deal appropriately with conflicts of interest, such entity could face litigation or regulatory proceedings or penalties, any of which could adversely affect such entity’s ability to manage our business.
While we believe that we benefit from our Manager’s key personnel and investment professionals expertise and experience, (i) we may not replicate the historical performance of our Manager’s key personnel and investment professionals or that of our Manager’s affiliates, (ii) we and our Manager have not previously managed a REIT vehicle or any investment vehicle focused on providing loans for cannabis industry operators and (iii) we can provide no assurance that, in certain circumstances, their prior experience will not cause reputational harm for us.
We believe that we will benefit from the extensive and diverse expertise and significant financing industry experience of the key personnel and investment professionals of our Manager and its affiliates. However, investors should understand that we and our Manager are recently formed entities that have limited prior operating history upon which to evaluate our and our Manager’s likely performance and we and our Manager have not previously managed a REIT vehicle or any investment vehicle focused on providing loans for cannabis industry operators.
Additionally, in connection with their prior experience, certain of our Manager’s key personnel and its affiliates and our officers and directors have been named defendants in litigation or other legal proceedings involving their managed entities. For example, in 2015, Fifth Street Finance Corporation (“FSC”) and Fifth Street Asset Management (“Fifth Street”) and certain officers and directors of FSC and Fifth Street, including Mr. Tannenbaum and Alexander C. Frank, one of our directors, were named as defendants in actions alleging violations of Sections 10(b) and 20(a) of the Exchange Act regarding statements about the value of FSC’s assets and Fifth Street and certain officers and directors, including Mr. Tannenbaum and Mr. Frank, were named as defendants in actions alleging that the defendants breached their fiduciary duties by causing FSC to enter into an unfair Investment Advisory Agreement with Fifth Street and engaging in a scheme designed to artificially inflate FSC’s assets. In addition, in 2018, Fifth Street Management, LLC (“FSM”), during a time in which Mr. Tannenbaum was an affiliate, was subject to a cease and desist order from the SEC (the “Order”) relating to allegations of improper allocation of expenses to clients and failures relating to its review of a client’s valuation model. The Order was limited to FSM and no individual or FSM affiliated entity was subject to the Order at any time. Additionally, each of these matters have been resolved with no admission of wrongdoing by any party and the dismissals of all claims against each of the named individuals but we cannot provide assurance that these prior legal proceedings or future legal proceedings involving us, our Manager, our Manager’s key personnel or investment professionals or its affiliates or our officers or directors will not cause reputational harm for us.
In addition to other analytical tools, our Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed.
In addition to other analytical tools, our Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that our Manager’s projected results will be attained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.
Our Manager’s and its affiliates’ liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager and its affiliates would not be liable.
Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, our Manager, its affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to our Manager (collectively, the “Manager Parties”) will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement. In addition, we have agreed to indemnify the Manager Parties with respect to all losses, damages, liabilities, demands, charges and claims of any nature whatsoever, and any and all expenses, costs and fees related thereto, arising from acts or omissions of the Manager Parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. We have also entered into indemnification agreements with the members of the Investment Committee of our Manager to indemnify and advance certain fees, costs and expenses to such individuals, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. These protections may lead our Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.
Risks Related to Our Taxation as a REIT
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.
We intend to operate in a manner so as to continue to qualify as a REIT for U.S. federal income tax purposes. We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code, and regulations promulgated by the U.S. Treasury Department thereunder (“Treasury Regulations”) as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. In addition, while we intend to take the position that we and certain of our affiliates are treated as separate entities for purposes of determining whether we qualify as a REIT, there can be no guarantee that the IRS will agree with our position. If we and certain of our affiliates are treated as the same entity for this purpose, we may not qualify as a REIT. Furthermore, future legislation, new regulations, administrative interpretations or court decisions may significantly change the U.S. tax laws or the application of the U.S. tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:
■	we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;
■	we could be subject to increased state and local taxes; and
■	unless we are entitled to relief under statutory provisions, we would not be able to re-elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.
In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions to remain qualified as a REIT for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it could adversely affect the value of our common stock.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, in order to meet the REIT qualification requirements or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold certain assets through one or more to-be-formed taxable REIT subsidiaries that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a taxable REIT subsidiary (including loans to partnerships or limited liability companies in which a taxable REIT subsidiary owns an interest), the taxable REIT subsidiary may be unable to deduct all or a portion of the interest paid to us, which could result in an increased corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our stockholders.
REIT distribution requirements could adversely affect our ability to exercise our business plan and liquidity and may force us to borrow funds during unfavorable market conditions.
In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive lending opportunities that may be available. To qualify as a REIT, we must distribute to our stockholders at least 90% of our net taxable income each year, without regard to the deduction for dividends paid and excluding capital gains and certain non-cash income. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income, including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. In addition, if the IRS were to disallow certain of our deductions, such as management fees, depreciation or interest expense, by alleging that we, through our business operations and/or loan agreements with state-licensed cannabis borrowers, are subject to Section 280E of the Code or otherwise, we could be unable to meet the distribution requirements and would fail to qualify as a REIT. Likewise, any governmental fine on us would not be deductible, and the inability to deduct such fines could cause us to be unable to satisfy the distribution requirement.
The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our equity. In such cases, our stockholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable stock distributions is not entirely clear, and it is possible the taxable stock distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive loans.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. In order to meet these tests, we may be required to forego loans that we might otherwise make or liquidate loans we might otherwise continue to hold. Thus, compliance with the REIT requirements may hinder our performance by limiting our ability to make and/or maintain ownership of certain otherwise attractive loans.
Temporary investment of the net offering proceeds of the offering in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the one-year period beginning on the date we receive such net offering proceeds. If we are unable to invest a sufficient amount of the net proceeds of this or prior offerings in qualifying real estate assets within such one-year period, we could fail to satisfy the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.
The tax on prohibited transactions will limit our ability to engage in certain loans involving the sale or other disposition of property or that would otherwise subject us to a 100% penalty tax.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. We may sell certain assets in transactions that do not meet all of the requirements of such safe harbor if we believe the transaction would nevertheless not be a prohibited transaction based on an analysis of all of the relevant facts and circumstances. If the IRS were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale. In addition, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales, even though the sales might otherwise be beneficial to us.
Legislative, regulatory or administrative tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or Treasury Regulations governing REITs, or the administrative interpretations of those laws or regulations, may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs generally do not qualify for reduced tax rates applicable to qualified dividend income.
The maximum U.S. federal income tax rate for certain qualified dividends payable to individual U.S. stockholders is 20%. Dividends payable by REITs, however, are generally not qualified dividends and therefore are not eligible for taxation at the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a taxable REIT subsidiary or to income from a prior year that was retained by us and subject to corporate tax, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our equity. However, through the 2025 tax year, individual U.S. stockholders may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to qualified dividend income received by us, if any), which temporarily reduces the effective tax rate on these dividends to a maximum federal income tax rate of 29.6% for those years. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Stockholders are urged to consult tax advisers regarding the effect of this change on the effective tax rate with respect to REIT dividends.

If we were considered to have actually or constructively paid a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.
In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless we are a “publicly offered REIT,” which we became upon our IPO. A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend prior to our IPO, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations prior to the IPO had been structured in such a manner that we will not be treated as inadvertently having paid preferential dividends, we can provide no assurance to this effect.
The ability of our Board to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.
The Charter provides that our Board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if our Board determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income, and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.
Complying with REIT requirements may limit our ability to hedge our operational risks effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge risks relating to our operations. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests.
To the extent the business interest deductions of our subsidiaries, if any, are deferred or disallowed, our taxable income may exceed our cash available for distributions to stockholders.
Code Section 163(j) limits the deductibility of “business interest” for both individuals and corporations. Certain real property trades or businesses are permitted to elect out of this limitation, but we do not expect it to be available to us. To the extent our interest deductions or those of our subsidiaries, if any, are deferred or disallowed under Code Section 163(j) or any other provision of law, our taxable income may exceed our cash available for distribution to our stockholders. As a result, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.
Risks Related to Ownership of Our Common Stock and This Offering
If you purchase shares of our common stock in this offering, you will experience immediate dilution.
The offering price of the share of our common stock is higher than the projected net tangible book value per share of our common stock outstanding upon the completion of the offering. Accordingly, if you purchase shares of our common stock in this offering, you will experience immediate dilution in the net tangible book value per share of our common stock. This means that investors that purchase shares of our common stock in this offering will pay a price per share of our common stock that exceeds the per common share net tangible book value of our assets.

The market price for our common stock may be volatile, which could contribute to the loss of all or part of your investment.
The public offering price for the shares of our common stock may not be indicative of the price that will prevail in the trading market. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.
Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:
■	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;
■	changes in governmental policies, regulations or laws;
■	loss of a major funding source or inability to obtain new favorable funding sources in the future;
■	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
■	actual, anticipated or perceived accounting or internal control problems;
■	publication of research reports about us, the real estate industry or the cannabis industry;
■	our value of the properties securing our loans;
■	changes in market valuations of similar companies;
■	adverse market reaction to any increased indebtedness we may incur in the future;
■	additions to or departures of the executive officers or key personnel supporting or assisting us from our Manager or its affiliates, including our Manager’s investment professionals;
■	speculation in the press or investment community about us or other similar companies;
■	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;
■
increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock (if we have begun to make distributions to our stockholders) and which could cause the cost of our interest expenses on our debt to increase;

■	failure to qualify or maintain our qualification as a REIT or exclusion from the Investment Company Act;
■	price and volume fluctuations in the stock market generally; and
■	general market and economic conditions, including the state of the credit and capital markets.
Any of the factors listed above could materially adversely affect your investment in our common stock, and our common stock may trade at prices significantly below the public offering price, which could contribute to a loss of all or part of your investment. In such circumstances the trading price of our common stock may not recover and may experience a further decline.
In addition, broad market and industry factors could materially adversely affect the market price of our common stock, irrespective of our operating performance. The stock market in general, and Nasdaq and the market for cannabis-related companies and REITs have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ours, may not be predictable. For example, the COVID-19 outbreak continues to rapidly evolve and the extent to which the outbreak may impact our business and the business of our borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence. A loss of investor confidence in the market for finance companies or for those companies in the cannabis industry or the stocks of other companies which investors perceive to be similar to us, the opportunities in the finance or cannabis market or the stock market in general, could depress our stock price regardless of our business, financial condition, results of operations or growth prospects.
The value of our equity securities could be materially and adversely affected by our level of cash distributions.
The value of the equity securities of a company whose principal business is similar to ours is based primarily upon investors’ perception of its growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the market value of its underlying assets. For that reason, our equity may be valued at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the price at which our equity could trade. Our failure to meet investors’ expectations with regard to future earnings and cash distributions likely would materially and adversely affect the valuation of our equity.
Future offerings of debt securities, which would rank senior to our common stock upon a bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the value of our capital stock.
In the future, we intend to attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We expect the principal amount of the loans we originate to increase and that we will need to raise additional equity and/or debt funds to increase our liquidity in the near future. Upon bankruptcy or liquidation, holders of our debt securities, lenders with respect to any of our borrowings and holders of our preferred stock, if any, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the valuation of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the valuation of our common stock and diluting their ownership interest.
We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.
We may in the future pay distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our stockholders entirely from cash flow from our operations. However, we may from time to time not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, if we choose to pay a distribution, we may choose to use cash flows from financing activities, including borrowings (including borrowings secured by our assets) and net proceeds of this or a prior offering, from the sale of assets or from other sources to fund distributions to our stockholders.
To the extent that we fund distributions from sources other than cash flows from operations, including borrowings, offering proceeds or proceeds from asset sales, the value of your investment will decline, and such distributions may constitute a return of capital and we may have fewer funds available for the funding of loans or less income-producing assets and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.
There is a risk that you may not receive distributions as holders of our common stock or that such dividends may not grow over time.
We intend to make to make regular quarterly distributions to our stockholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. However, any future determination to actually pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. We therefore cannot assure you that we will achieve investment results and other circumstances that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.
As one of our significant stockholders and a significant beneficial owner of our Manager, our Sponsor, Leonard M. Tannenbaum, can exert significant influence over our corporate actions and important corporate matters.
Upon the completion of this offering, our Sponsor, Leonard M. Tannenbaum, will beneficially own approximately 22.8% of our outstanding equity (or 22.3% if the underwriters exercise their option to purchase additional shares in full). Our Sponsor currently owns 3,342,500 shares of our common stock and has been granted options to purchase up to 1,406,958 shares of our common stock, which became vested and exercisable upon consummation of the IPO. Our Sponsor also owns over 70% of the outstanding equity of Advanced Flower Capital Management, LLC, the parent company of our Manager (the “Parent Manager”). Similarly, Jonathan Kalikow, our Head of Real Estate and one of our directors, and Robyn Tannenbaum, our Managing Director, Head of Origination and Investor Relations, currently own 5% and 10% of the Parent Manager, respectively. Our Sponsor also serves as our Chief Executive Officer, and Robyn Tannenbaum is his wife.
Our Sponsor and, to a lesser extent, Mrs. Tannenbaum and Mr. Kalikow could therefore exert substantial influence over our corporate matters, such as electing directors and approving material mergers, acquisitions, strategic partnerships or other business combination transactions, as applicable. This concentration of ownership may discourage, delay or prevent a change in control which could have the dual effect of depriving our stockholders from an opportunity to receive a premium for their equity as part of a sale of our Company and otherwise reducing the price of such equity.
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, an extended transition period for complying with new or revised accounting standards and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our IPO, which occurred in March 2021, (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
We incur significant costs as a result of being a public company, and such costs may increase when we cease to be an emerging growth company.
As a public company, we incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”), the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations may significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers’ attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Furthermore, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate these costs with any degree of certainty. We could be an emerging growth company for up to five full fiscal years, although circumstances could cause us to lose that status earlier as discussed above, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

General Risk Factors
Ineffective internal controls could impact our business and operating results.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and the reliability of our consolidated financial statements could be compromised.
We rely on information technology in our operations, and security breaches and other disruptions in our systems could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our borrowers and business partners, including personally identifiable information of our borrowers and employees, if any, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our borrowers for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, damage to business relationships and regulatory fines and penalties. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Although we intend to implement processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, such measures will not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a period of volatility or decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our business, financial condition, results of operation and growth prospects.
If securities analysts do not publish research or reports about our business or if they publish negative reports or downgrade our stock, the price of our common stock could decline.
The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock, the lack of research coverage may materially adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.
Future sales of our capital stock or other securities convertible into our capital stock could cause the value of our common stock to decline and could result in dilution of your shares of our common stock.
Our Board is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of our preferred stock, debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine.
Sales of substantial amounts of our capital stock or other securities convertible into our capital stock could cause the valuation of our capital stock to decrease significantly. We cannot predict the effect, if any, of future sales of our equity, or the availability of our equity for future sales, on the value of our equity. Sales of substantial amounts of our equity by any large stockholder, or the perception that such sales could occur, may adversely affect the valuation of our equity.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would materially adversely affect our business and the trading price of our common stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2021. When we lose our status both as an emerging growth company and a smaller reporting company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could materially adversely affect the trading price of our common stock.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Changes to, or interpretations of, financial accounting standards may affect our results of operations and could cause us to change our business practices.
We prepare our consolidated financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the FASB, the SEC and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may materially adversely affect our financial results, including those contained in this filing, or the way we conduct our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
All statements in this prospectus and the documents other than statements of current or historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions contained therein. These forward-looking statements are based on our current intent, belief, expectations and views of future events. You can identify these forward-looking statements often, but not always, by words or phrases such as “can,” “could,” “continuing,” “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “ongoing,” “plan,” “predict,” “potential,” “project,” “should,” “seeks,” “believe,” “likely to” and similar words, phrases or expressions.
These statements are only predictions and involve estimates, known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of the factors discussed in “Risk Factors” beginning on page 31 of this prospectus and elsewhere in this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
■	use of proceeds of this offering and our prior securities offerings;
■	our business and investment strategy;
■	the impact of COVID-19 on our business and the United States and the global economies;
■	the ability of our Manager to locate suitable loan opportunities for us, monitor, service and administer our loans and execute our investment strategy;
■	allocation of loan opportunities to us by our Manager;
■	our projected operating results;
■
actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law and certain state laws;

■	the estimated growth in and evolving market dynamics of the cannabis market;
■	the demand for cannabis cultivation and processing facilities;
■	shifts in public opinion regarding cannabis;
■	the state of the U.S. economy generally or in specific geographic regions;
■	economic trends and economic recoveries;
■	the amount, collectability and timing of our cash flows, if any, from our loans;
■	our ability to obtain and maintain financing arrangements;
■	our expected leverage;
■	changes in the value of our loans;
■	our expected portfolio of loans;
■	our expected investment and underwriting process;
■	rates of default or decreased recovery rates on our loans;
■	the degree to which our hedging strategies may or may not protect us from interest rate volatility;
■	changes in interest rates of our loans and impacts of such changes on our results of operations, cash flows and the market value of our loans;

■	interest rate mismatches between our loans and our borrowings used to fund such loans;
■	the departure of any of the executive officers or key personnel supporting and assisting us from our Manager or its affiliates;
■	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
■	our ability to maintain our exemption from registration under the Investment Company Act;
■	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;
■	estimates relating to our ability to make distributions to our stockholders in the future;
■	our understanding of our competition; and
■	market trends in our industry, interest rates, real estate values, the securities markets or the general economy.
You should read this prospectus and the documents that we refer to in this prospectus completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, we operate in a rapidly evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all the risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.
You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We estimate that our net proceeds from this offering, after deducting the Structuring Fee, underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $57.3 million (or approximately $66.0 million if the underwriters exercise their over-allotment option in full) based on the public offering price of $20.50 per share.
We intend to use the net proceeds received from this offering (i) to fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes.
Our general goal is to invest the net proceeds from this offering within three to nine months following completion of this offering which will depend on the amount of time necessary to evaluate a loan’s suitability based on our investment criteria. However, we cannot predict if or when we will identify and fund loans that meet our investment criteria so as to permit us to invest the net proceeds of this offering. Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our qualification as a REIT and to maintain our exclusion from registration under the Investment Company Act.

DISTRIBUTION POLICY
We intend to make regular quarterly distributions to our stockholders, consistent with our qualification as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and certain non-cash income, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of such REIT taxable income. If we distribute less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year, and (iii) any undistributed shortfall from our prior calendar year (the “Required Distribution”) to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed.
As a result, in order to satisfy the requirements for us to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes, or our Distributable Earnings as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Distributable Earnings.” See “U.S. Federal Income Tax Considerations—Taxation—Requirements for Qualification—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT.
Any future determination to actually pay dividends or other distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income and other factors that our Board deems relevant. Under the MGCL, we generally may only pay a dividend or other distribution if, after giving effect to the distribution, we would be able to pay our indebtedness as it becomes due in the usual course of business and our total assets exceed our total liabilities.
To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate loans in a timely manner on favorable terms, or at all, cannot be assured, or we may make a portion of the Required Distribution in the form of a taxable stock distribution or distribution of debt securities.
In March 2021, we declared a regular cash dividend of $0.36 per share of our common stock, relating to the first quarter of 2021, paid on March 31, 2021 to stockholders of record as of March 15, 2021. The aggregate amount of the March 2021 regular cash dividend payment was approximately $2.2 million. In May 2021, we declared a regular cash dividend of $0.38 per share of our common stock, relating to the second quarter of 2021 which was paid on June 30, 2021 to stockholders of record as of June 15, 2021. The aggregate amount of the June 2021 regular cash dividend was approximately $5.1 million. In September 2021, we declared a regular cash dividend of $0.43 per share of our common stock, relating to the third quarter of 2021 which was paid on October 15, 2021 to stockholders of record as of September 30, 2021. The aggregate amount of the regular cash dividend payment was approximately $7.1 million. In December 2021, we declared a regular cash dividend of $0.50 per share of our common stock, relating to the fourth quarter of 2021, which will be paid on January 14, 2022 to stockholders of record as of December 31, 2021. The estimated aggregate amount of the regular cash dividend payment is approximately $8.2 million. After paying this quarterly dividend, our Board believes that we will likely have distributed an amount, in the aggregate, equivalent to the low end of our targeted distribution range of 90% to 100% of Distributable Earnings for the year ending December 31, 2021.
Our estimated targeted distribution range based on Distributable Earnings is preliminary and subject to completion of our normal quarterly closing and review procedures for the quarter ended December 31, 2021. Given the timing of our estimate, however, the actual Distributable Earnings for the year ending December 31, 2021 may differ materially, including as a result of our year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the three months ended December 31, 2021 are finalized. Accordingly, you should not place undue reliance on our estimate. This estimated range has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subjected to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate. See “Risk Factors—Risks Related to Our Business and Growth Strategy—There are material limitations with making estimates of our results for periods prior to the completion of our and our auditors’ normal review procedures for such periods,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus. The payment of these dividends is not indicative of our ability to pay such dividends in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021 as follows:
■	on an actual basis;
■
on an as adjusted basis, giving effect to (i) the sale and issuance by us of 2027 Senior Notes, and after deducting the initial purchasers’ discounts and commissions and offering fees and expenses payable by us and giving effect to the use of proceeds described herein and (ii) the sale and issuance by us of shares of our common stock in this offering, based on the public offering price of $20.50 per share, and after deducting the Structuring Fee, underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the use of proceeds described herein.

The as adjusted information assumes the underwriters will not exercise their over-allotment option in this offering. You should read this table together with “Selected Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	As of September 30, 2021
	Actual	As Adjusted
	(in dollars except share data)
Cash and cash equivalents	$69,974,391	$223,818,014
Debt:
Revolving Credit Facility	—	—
Senior Notes due 2027(1)	—	100,000,000
Stockholders’ equity:
Preferred stock, $0.01 par value per share: 10,000 shares authorized and 125 shares issued and outstanding	1	1
Common stock: $0.01 par value per share: 25,000,000 shares authorized (actual and as adjusted), 16,442,812 shares issued and outstanding (actual) and 19,442,812 shares issued and outstanding (as adjusted).	163,866	193,866
Additional paid-in capital	274,148,323	331,408,917
Accumulated earnings	94,754	94,754
Total stockholders’ equity	274,406,944	331,697,538
Total Capitalization	$274,406,944	$431,697,538
(1)	As Adjusted amount represents gross indebtedness and excludes debt financing costs of approximately $3.4 million.
If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares of common stock outstanding as of September 30, 2021 would be $232,558,702, $340,145,105, $340,438,226, $440,438,226 and 19,892,812, respectively.

SELECTED FINANCIAL DATA
The following table sets forth our selected financial data as of and for the nine months ended September 30, 2021 and as of and for the period from July 31, 2020 (the date of commencement of operations) to December 31, 2020. The following data should be read in conjunction with our consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Interim financial data is not necessarily indicative of results that may be experienced for the full year or any future reporting period, and the historical financial data presented may not be indicative of our future performance.
The following data gives effect to the seven-for-one stock split of our common stock, which occurred on January 25, 2021, and the payment of cash in lieu of fractional shares in an aggregate amount of approximately 15 shares resulting from such stock split made to stockholders on the date of consummation of the IPO.
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
	(unaudited)		(unaudited)
Revenue
Interest Income	$10,616,538	$1,594,769	$24,050,062	$5,250,108
Total revenue	10,616,538	1,594,769	24,050,062	5,250,108

Expenses
Management and incentive fees, net (less rebate of $256,989, $84,167, $677,439 and $259,167, respectively)(1)	2,542,936	142,067	5,498,469	364,194
General and administrative expenses	858,663	204,262	2,028,046	785,016
Organizational expenses	—	616,190	—	616,190
Stock-based compensation	51,429	—	1,662,001	—
Professional fees	396,147	89,800	726,194	614,019
Total expenses	3,849,175	1,052,319	9,914,710	2,379,419
Provision for current expected credit losses	(660,612)	—	(1,372,498)	(465,397)
Realized gains / (losses) on loans at fair value, net	400,000	—	400,000	345,000
Change in unrealized gains / (losses) on loans at fair value, net	1,423,929	1,563,800	796,368	1,563,340
Net income before income taxes	7,930,680	2,106,250	13,959,222	4,313,632
Income tax expense	—	—	—	—
Net income	$7,930,680	$2,106,250	$13,959,222	$4,313,632
Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.48	$0.39	$1.13	$0.76
Diluted earnings per common share (in dollars per share)	$0.47	$0.39	$1.10	$0.76
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,694,475
Diluted weighted average shares of common stock outstanding (in shares)	16,776,648	5,376,411	12,742,641	5,694,475
(1)
Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which was approximately $479,166 for the period.

	As of and for the nine months ended September 30, 2021	From July 31, 2020 (date of commencement of operations) to December 31, 2020)
	(unaudited)
Balance Sheet Data:
Assets
Loans held at fair value (cost of $73,934,116 and $46,994,711 at September 30, 2021 and December 31, 2020, respectively, net)	$76,293,824	$48,558,051
Loans held at carrying value	153,161,781	31,837,031
Loan receivable at carrying value	2,774,455	3,348,263
Current expected credit loss reserve	(1,145,629)	(404,860)
Loans held at carrying value and loans receivable at carrying value, net of current expected credit loss reserve	154,790,607	34,780,434
Cash and cash equivalents	69,974,391	9,623,820
Interest receivable	2,434,719	927,292
Prepaid expenses and other assets	391,235	72,095
Total assets(2)	$303,884,776	$93,961,692

Liabilities
Interest reserve	$8,254,295	$1,325,750
Due to affiliate	9,550,625	—
Dividends Payable	7,070,409	—
Current expected credit loss reserve	692,266	60,537
Accrued management fees, net	2,542,935	222,127
Accrued direct administrative expenses	846,711	550,671
Accounts payable and other liabilities	520,591	154,895
Total liabilities	29,477,832	2,313,980

Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2021 and December 31, 2020 and 125 shares issued and outstanding at September 30, 2021 and December 31, 2020	1	1
Common stock, par value $0.01 per share, 25,000,000 and 15,000,000 shares authorized at September 30, 2021 and December 31, 2020, respectively, and 16,442,812 and 6,179,392 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	163,866	61,794
Additional paid-in-capital	274,148,323	91,068,197
Accumulated earnings / (deficit)	94,754	517,720
Total stockholders’ equity(1)	274,406,944	91,647,712
Total liabilities and stockholders’ equity	$303,884,776	$93,961,692

Net cash provided by operating activities	$7,605,744	$1,518,856
Net cash (used in) investing activities	$(121,463,591)	$(32,426,275)
Net cash provided by financing activities	$174,208,418	$40,531,239
(1)	Does not give effect to the changes to our portfolio subsequent to September 30, 2021. See “—Recent Developments” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current expectations and views of future events, which involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those discussed above in “Risk Factors” and those identified below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
Overview
We are a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure and underwrite senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing, we believe we are well positioned to continue as a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate are primarily structured as senior loans secured by real estate, equipment, value associated with licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Our targeted borrowers will sometimes be publicly traded on the CSE in Canada and/or OTC in the United States. Our loans typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. From January 1, 2020 to December 24, 2021, members of our management team, provided by our Manager, and the members of the Investment Committee of our Manager, who advises on our investments and operations, had sourced loans worth approximately $10.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities.
We are externally managed by our Manager, AFC Management, LLC, a Delaware limited liability company, pursuant to the terms of our Management Agreement.
We commenced operations on July 31, 2020 and completed our IPO in March 2021. We are incorporated in Maryland and have elected to be taxed as a REIT, commencing with our taxable year ended December 31, 2020. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all or substantially all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.
Our wholly owned subsidiary, the TRS, was formed under the laws of the State of Delaware, and operates as a taxable REIT subsidiary. The TRS began operating in July 2021. Our investment in the equipment loans to Public Company A is held by the TRS which, as of September 30, 2021, constituted substantially all of the assets of the TRS. The financial statements of the TRS have been consolidated within our consolidated financial statements beginning with the quarter ended September 30, 2021. On July 31, 2021, the equipment loan to Public Company A was transferred to the TRS.
We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. Additionally, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies in which you hold stock. See “Risk Factors—Risks Related to Ownership of Our Common Stock and This Offering—We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors” for certain risks related to our status as an emerging growth company.
We could remain an “emerging growth company” for up to five years from our IPO, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.
Revenues
We operate as one operating segment and are primarily focused on financing senior secured loans and other types of loans for established cannabis industry operators in states where medical and/or adult use cannabis is legal. These loans are generally held for investment and are secured by real estate, equipment, value associated with licenses and/or other assets of the loan parties to the extent permitted by the applicable laws and the regulations governing such loan parties.
We generate revenue primarily in the form of interest income on loans. The majority of our loans currently accrue interest at a fixed rate. As of September 30, 2021, six of our loans, representing approximately 46% of our portfolio based on aggregate outstanding principal balances, paid interest at a variable rate tied to LIBOR. As of December 24, 2021, six of our loans, representing approximately 35% of our portfolio based on aggregate loan principal balances, paid interest at a variable rate tied to LIBOR. Going forward, we intend to have the majority of our loans by aggregate commitments accrue at floating rates. Interest on our loans is generally payable monthly or quarterly. The principal amount of our loans and any accrued but unpaid interest thereon generally become due at the applicable maturity date. In many cases, our interest income includes a PIK component for a portion of the total interest. The PIK interest, computed at the contractual rate specified in each applicable loan agreement, is accrued in accordance with the terms of such loan agreement and added to the principal balance of the loan and recorded as interest income. The PIK interest added to the principal balance is typically amortized and paid in accordance with the applicable loan agreement. In cases where the loans do not amortize, the PIK interest is collected and recognized upon repayment of the outstanding principal. We also generate revenue from OID, which is also recognized as interest income from loans over the initial term of the applicable loans. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income and ordinary fee income, respectively, in the period earned. Other fees, including prepayment fees and exit fees, are also recognized as interest income when received. Any such fees will be generated in connection with our loans and recognized as earned in accordance with GAAP.
Expenses
Our primary operating expenses are the payment of Base Management Fees and Incentive Compensation under our Management Agreement with our Manager and the allocable portion of overhead and other expenses paid or incurred on our behalf, including reimbursing our Manager for a certain portion of the compensation of certain personnel of the Manager who assist in the management of the Company’s affairs, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. We bear all other costs and expenses of our operations and transactions, including (without limitation) fees and expenses relating to:
■	organizational and offering expenses;
■	quarterly valuation expenses;
■	fees payable to third parties relating to, or associated with, making loans and valuing loans (including third-party valuation firms);

■	fees and expenses associated with investor relations and marketing efforts (including attendance at investment conferences and similar events);
■	federal and state registration fees;
■	any exchange listing fees;
■	federal, state and local taxes;
■	independent directors’ fees and expenses;
■	brokerage commissions;
■	costs of proxy statements, stockholders’ reports and notices; and
■	costs of preparing government filings, including periodic and current reports with the SEC.
Prior to the consummation of our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation.
Income Taxes
We are a Maryland corporation and have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2020. We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify, as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us satisfying numerous asset, income and distribution tests which depends, in part, on our operating results.
To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income, as adjusted, prior to the deduction for dividends paid. To the extent that we distribute less than 100% of such REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year, and (iii) any Required Distribution to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between such Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. Our stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they will be deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that our estimated current year taxable income (including net capital gain) will be in excess of estimated dividend distributions (including capital gains dividends) for the current year from such income, we accrue excise tax on a portion of the estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
Any future determination to actually pay dividends or other distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income and other factors that our Board deems relevant. Under the MGCL, we generally may only pay a dividend or other distribution if, after giving effect to the distribution, we would be able to pay our indebtedness as it becomes due in the usual course of business and our total assets exceed our total liabilities.

Factors Impacting our Operating Results
The results of our operations are affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial real estate debt and other financial assets in the marketplace. Our net interest income, which includes the accretion and amortization of OID, is recognized based on the contractual rate and the outstanding principal balance of the loans we originate. Interest rates will vary according to the type of loan, conditions in the financial markets, creditworthiness of our borrowers, competition and other factors, some of which cannot be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers.
Changes in Fair Value of Our Assets.
We generally hold our target investments as long-term loans; however, we may occasionally classify some of our loans as held for sale. We may carry our loans at fair value or carrying value in our consolidated balance sheet. As of September 30, 2021, three of our loans held for investment were carried at fair value within loans held at fair value in our consolidated balance sheets, with changes in fair value recorded through earnings.
We evaluate our loans on a quarterly basis and fair value is determined by our Board through its independent Audit and Valuation Committee. We use an independent third-party valuation firm to provide input in the valuation of all of our unquoted investments, which we consider along with other various subjective and objective factors in making our evaluations.
Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, we consider the current contractual interest rate, the maturity and other terms of the loan relative to risk of the borrower and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the borrower. As loans held by us are substantially illiquid with no active transaction market, we depend on primary market data, including newly funded loans, as well as secondary market data with respect to high-yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable. Changes in market yields may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, however this is mitigated to the extent our loans bear interest at a floating rate.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of our loans may fluctuate from period to period. Additionally, the fair value of our loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that we may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate our investment in a loan in a forced or liquidation sale, we could realize significantly less than the value at which we had recorded such loan investment.
Changes in Market Interest Rates and Effect on Net Interest Income
Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our related financing obligations.
Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing. The cost of our borrowings generally will be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (a) while the yields earned on our leveraged fixed-rate loan assets will remain static, and (b) at a faster pace than the yields earned on our leveraged floating-rate loan assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target investments. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Interest Rate Cap Risk
Through our Manager, we originate both fixed and floating rate loans and going forward, we intend to have the majority of our loans by aggregate commitments accrue at floating rates. These are assets in which the loans may be subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements may not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our floating-rate assets would effectively be limited. In addition, floating-rate assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of cash income from such assets in an amount that is less than the amount that we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.
The FCA and IBA also announced the cessation of the publication of LIBOR for one-week and two-month U.S.-dollar LIBOR tenors starting after December 31, 2021, and the cessation of the remaining tenors of U.S.-dollar LIBOR settings starting after June 30, 2023. On July 29, 2021, the ARRC formally recommended the adoption of CME Group Inc.’s forward-looking SOFR term rates as the replacement for U.S.-dollar LIBOR. Although a transition towards various alternative reference rates, such as SOFR or the Sterling Over Night Index Average, appear to be in progress, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR. If LIBOR is no longer available, our applicable loan documents generally allow us to choose a new index based upon comparable information. Any of these proposals or consequences could have a material adverse effect on our interest expenses. For further information on the risks associated with the elimination of LIBOR, please see “Risk Factors—Risks Related to Our Business and Growth Strategy—Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.”
Interest Rate Mismatch Risk
We may fund a portion of our origination of loans, or of loans that we may in the future acquire, with borrowings that are based on LIBOR, while the interest rates on these assets may be fixed or indexed to LIBOR or another index rate. Accordingly, any increase in LIBOR will generally result in an increase in our borrowing costs that would not be matched by fixed-rate interest earnings and may not be matched by a corresponding increase in floating-rate interest earnings. Any such interest rate mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders.
Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our Manager and our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results.
Market Conditions
We believe that favorable market conditions, including an imbalance in supply and demand of credit to cannabis operating companies, have provided attractive opportunities for non-bank lenders, such as us, to finance commercial real estate loans and other loans that exhibit strong fundamentals but also require more customized financing structures and loan products than regulated financial institutions can presently provide. Additionally, to the extent that additional states legalize cannabis, our addressable market will increase. While we intend to continue our track record of capitalizing on these opportunities and growing the size of our portfolio, we are aware that the competition for the capital we provide is increasing. See “Risk Factors—Risks Related to Our Business and Growth Strategy—Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.”
Credit Risk
We are subject to varying degrees of credit risk in connection with our loans and interest receivable. Our Manager seeks to mitigate this risk by seeking to originate loans, and may in the future acquire loans, of higher quality at appropriate prices given anticipated and unanticipated losses, by employing a comprehensive review and selection process and by proactively monitoring originated and acquired loans. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results. For additional information regarding the credit risk associated with our loans and interest receivables, see “Risk Factors—Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve significant risks.”

We expect to be subject to varying degrees of credit risk in connection with holding our portfolio. We will have exposure to credit risk on our commercial real estate loans and other targeted types of loans. Our Manager will seek to manage credit risk by performing deep credit fundamental analysis of potential assets and through the use of non-recourse financing, when and where available and appropriate.
Credit risk will also be addressed through our Manager’s on-going review, and loans will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a quarterly basis.
Other than the acquisition of our initial portfolio of loans and certain loan commitments relating to Private Company A, we, through our Manager, have originated substantially all of our loans and intend to continue to originate our loans, but we have previously and may in the future acquire loans from time to time. Our Investment Guidelines are not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our capital that will be invested in any individual target investment at any given time.
Our portfolio as of December 24, 2021 was concentrated with the top three borrowers representing approximately 46.6% of the aggregate outstanding principal balances and approximately 44.8% of the total loan commitments. Additionally, the industry is experiencing significant consolidation, which we expect to increase, among cannabis operations and certain of our borrowers may combine, increasing the concentration of our borrower portfolio with those consolidated operators. See “Risk Factors—Risks Related to Our Business and Growth Strategy—Our Existing Portfolio is, and our future portfolio may be, concentrated in a limited number of loans, which subjects us to an increased risk of significant loss if any asset declines in value or if a particular borrower fails to perform as expected.” The largest credit facility represented approximately 15.6% of our total loan commitments and approximately 12.8% of the aggregate outstanding principal balances of our portfolio as of December 24, 2021 and the borrower under this credit facility is Subsidiary of Private Company G, a multi-state operator that pledged certain of its assets in New Jersey and Pennsylvania as collateral for its senior term loan with us. Our portion of the senior term loan provided to such borrower had an aggregate principal amount of $46.7 million outstanding as of December 24, 2021 and is secured by substantially all assets of the borrower. This senior term loan accrues interest at a blended rate of 12.5% per annum, payable in cash, plus a blended PIK interest rate of 1.8% per annum across the three tranches of the senior term loan facility. This senior term loan contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customary for similar financings, including covenants that limit the borrower’s ability to incur, create, or assume certain indebtedness, pay dividends, and engage in certain mergers, consolidations, and asset sales. This senior term loan also requires borrower to comply with certain financial maintenance covenants (measured at the end of each fiscal quarter) including minimum adjusted EBITDA, minimum free cash flow, maximum total leverage ratio, minimum fixed charge coverage ratio and minimum cash balance. This senior term loan also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loans, the failure to comply with certain covenants and agreements specified in the credit agreement, defaults in respect of certain other indebtedness and certain events relating to bankruptcy or insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the senior term loans may become due and payable immediately. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% may be applied to the outstanding principal balance, and the Manager may, and at the direction of the requisite lenders, must, declare all outstanding obligations immediately due and payable and take such other actions as set forth in the credit agreement, provided, that upon certain bankruptcy and insolvency related events of default, acceleration of all outstanding obligations is automatic. Upon the occurrence of certain bankruptcy and insolvency events, the obligations under the credit agreement would automatically become due and payable.
In June 2016, the FASB issued ASU No. 2016-13, which replaced the incurred loss impairment methodology pursuant to GAAP with a methodology that reflects current expected credit losses (“CECL”) on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates (the “CECL Reserve”). We adopted ASU No. 2016-13 as of July 31, 2020, the date of our commencement of operations. Subsequent period increases and decreases to expected credit losses impact earnings and are recorded within provision for current expected credit losses in our consolidated statement of operations. The CECL Reserve related to outstanding balances on loans held for investment required under ASU No. 2016-13 is a valuation account that is deducted from the amortized cost basis of our loans held at carrying value and loans receivable at carrying value in our consolidated balance sheet. The CECL Reserve related to unfunded commitments on loans held at carrying value is recorded within accounts payable and other liabilities in our consolidated balance sheet. Refer to footnote 6 to our unaudited September 30, 2021 consolidated financial statements titled “Current Expected Credit Losses” for more information on CECL.
We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk of strict enforcement against our borrowers of the federal illegality of cannabis, our borrowers’ inability to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, and such loans lack of liquidity, and we could lose all or part of any of our loans.
Our ability to grow or maintain our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow and could materially adversely affect our business.
Management’s plan to mitigate risks include monitoring the legal landscape as deemed appropriate. Also, should a loan default or otherwise be seized, we may be prohibited from owning cannabis assets and thus could not take possession of collateral, in which case we would look to sell the loan, which could result in us realizing a loss on the transaction.
Real Estate Risk
Commercial real estate loans are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.
Risk Management
To the extent consistent with maintaining our REIT qualification and our exemption from registration under the Investment Company Act, we seek to manage risk exposure by closely monitoring our portfolio and actively managing financing, interest rate, credit, prepayment and convexity (a measure of the sensitivity of the duration of a loan to changes in interest rates) risks associated with holding our portfolio. Generally, with the guidance and experience of our Manager:
■	we manage our portfolio through an interactive process with our Manager and service our self-originated loans through our Manager’s servicer;
■	we invest in a mix of floating- and fixed-rate loans to mitigate the interest rate risk associated with the financing of our portfolio;
■
we actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations, including utilizing our Manager’s risk management tools such as software and services licensed or purchased from third-parties and proprietary analytical methods developed by our Manager; and

■
we seek to manage credit risk through our due diligence process prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate. In addition, with respect to any particular target investment, prior to origination or acquisition our Manager’s investment team evaluates, among other things, relative valuation, comparable company analysis, supply and demand trends, shape-of-yield curves, delinquency and default rates, recovery of various sectors and vintage of collateral.

Recent Developments
Subsequent to September 30, 2021, through December 31, 2021, we (i) closed two loans and purchased one tranche of senior secured loans, consisting of $110.0 million and $15.0 million in aggregate commitments, respectively, and (ii) funded $125.6 million of debt and sold approximately $5.0 million of debt for net fundings of approximately $120.6 million. In total, we closed on total new debt commitments of $127.3 million during the quarter ended December 31, 2021.
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In October 2021, we entered into an additional commitment for a $50.0 million senior term loan with Public Company F, as part of a $120.0 million third tranche under Public Company F’s senior secured credit facility and funded approximately $50.0 million of principal less OID of $1.2 million for net funding of $48.8 million at closing. Following the expansion, our total loan commitments to Public Company F increased to an aggregate principal amount of $60.0 million, including $10.0 million of the second tranche funded in May 2021.

■	In October 2021, we sold our remaining investment in the loan to Public Company E to a third party in a private transaction. We received net proceeds from the sale of approximately $5.1 million.
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In November 2021, we purchased $15.0 million in outstanding principal amount of 12.5% senior secured notes issued at a premium by Public Company G, an operator publicly listed in Canada. We estimate 10.3% YTM on such purchased notes. We currently intend to hold the notes as a short-term investment in accordance with our Investment Guidelines.

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In November 2021, we issued $100.0 million in aggregate principal amount of the 2027 Senior Notes. The 2027 Senior Notes accrue interest at a rate of 5.750% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the issuance of the 2027 Senior Notes were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by us. We intend to use the net proceeds from the issuance of the 2027 Senior Notes to fund debt investments and for general corporate purposes. The 2027 Senior Notes are guaranteed by any of our existing and future subsidiaries, other than those Immaterial Subsidiaries (as defined in the Indenture). The terms of the 2027 Senior Notes are governed by an Indenture, dated November 3, 2021, among us, as issuer, and TMI Trust Company, as trustee.

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In November, 2021, we entered into the Second Amendment to the credit agreement governing the Revolving Credit Facility to, among other things: (i) decrease the interest rate to 4.75% per annum; (ii) extend the maturity date to the earlier of September 30, 2022 and the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace such Revolving Credit Agreement; (iii) add an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitments; (iv) add a one-time commitment fee of 0.25% of the total revolving loan commitments, payable in three quarterly installments, beginning in the first quarter of 2022; (v) increase the aggregate revolving credit commitments to $75.0 million; (vi) provide holders of the 2027 Senior Notes, on the occurrence of certain events of default and subject to certain terms and conditions, the option to purchase all outstanding obligations under the Revolving Credit Agreement; and (vii) require all payments of interest, the commitment fee and unused fee (in each case, net of applicable taxes) to be paid, directly or indirectly, to a charitable foundation to be designated by AFC Finance, LLC in its sole discretion. In December 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties” for more information.

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In December 2021, we entered into the Sub. of Public Company H Credit Agreement to provide it with a $100.0 million senior secured credit facility, of which, we committed $60.0 million, Warehouse, a fund affiliated with us and our Manager, committed $10.0 million, and a third-party lender committed $30.0 million of the aggregate principal amount. Upon closing, the lenders funded $75.0 million in aggregate principal amount, of which we funded approximately $42.5 million. The remaining $25.0 million principal amount may be funded by the lenders pro rata in accordance with their commitment at any time on or prior to December 16, 2022 upon request by the Sub. of Public Company H and subject to the terms and condition specified under the Sub. of Public Company H Credit Agreement. The Sub. of Public Company H Credit Facility also includes an option for the borrower, upon its request and subject to its achievement of predetermined milestones and the terms and conditions of the Sub. of Public Company H Credit Agreement, to increase the amount of the Sub. of Public Company H Credit Facility by up to $50.0 million on or around December 16, 2022, to be funded by one or more of the lenders. The Sub. of Public Company H Credit Facility is guaranteed by Public Company H, as parent of the borrower, as well as certain of its subsidiaries and affiliated entities. The lenders’ commitment under the Sub. of Public Company H Credit Facility is secured by liens on substantially all assets of the borrower and certain of its subsidiaries and affiliated entities, including, in particular, owned real estate in several states. AFC Agent, an entity wholly owned by Mr. Tannenbaum, our Chief Executive Officer and Chairman of our Board, and Mrs. Tannenbaum, our Managing Director, Head of Origination and Investor Relations, serves as administrative agent to the lenders under the Sub. of Public Company H Credit Facility.
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In December 2021, we declared a regular cash dividend of $0.50 per share of our common stock, relating to the fourth quarter of 2021, which will be paid on January 14, 2022 to stockholders of record as of December 31, 2021. The estimated aggregate amount of the regular cash dividend payment is approximately $8.2 million.

For the year ended December 31, 2021, our gross funding was $302.5 million and our net funding, taking into account loan repayments and amortization, was $275.5 million. In total, we closed on total new debt commitments of $341.3 million during the twelve months ended December 31, 2021.
Developments during the Third Quarter of 2021
On July 6, 2021, in connection with our June 28, 2021 public offering, the underwriters partially exercised their over-allotment option to purchase 269,650 shares of our common stock at a price of $20.50 per share, raising $5.5 million in additional gross proceeds or $5.2 million in net proceeds after underwriting commissions of $0.3 million, which is reflected as a reduction of additional paid-in capital on the consolidated statement of stockholders’ equity.
Dividends Declared Per Share
In September 2021, we declared a regular cash dividend of $0.43 per share of our common stock, relating to the third quarter of 2021 which was paid on October 15, 2021 to stockholders of record as of September 30, 2021. The aggregate amount of the regular cash dividend payment was approximately $7.1 million. The payment of this dividend is not indicative of our ability to pay such dividends in the future.
COVID-19
Over the course of the COVID-19 pandemic, medical cannabis companies have been deemed “essential” by almost all states with legalized cannabis and stay-at-home orders. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2021 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic and we have not experienced any payment defaults by our borrowers nor have we made any concessions on any payments due, in each case, related to the COVID-19 pandemic.
Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19, and variants of COVID-19, is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although most of these measures have been lifted or scaled back, surges of COVID-19 in certain parts of the world, including the United States, have resulted and may in the future result in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The full effect that these disruptions may have on our operations and financial performance will depend on future developments, including possible impacts on the performance of our loans, general business activity, and ability to generate revenue, which cannot be determined. For more information see “Risk Factors—Risks Related to Our Business and Growth Strategy—The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.”
Results of Operations
We commenced operations on July 31, 2020 and therefore, the comparative period for the three and nine months ended September 30, 2021 is from July 31, 2020 to September 30, 2020 (the “Prior Period” or “period ended September 30, 2020”) and we have no period to compare results for the period from July 31, 2020 to December 31,

2020. Differences in the results of operations compared to the Prior Period are mainly due to the Prior Period only including approximately two months of operations compared to the three and nine months period ended September 30, 2021. Results for the initial periods of our operations are not indicative of the results we expect when our investment strategy has been fully implemented.
For the three and nine months ended September 30, 2021
Our net income allocable to our common stockholders for the three and nine months ended September 30, 2021 was approximately $7.9 million and $14.0 million or $0.48 and $1.13 per basic weighted average common share, respectively, compared to net income allocable to our common stockholders of $2.1 million or $0.39 per basic weighted average common share for the period ended September 30, 2020. Net income of approximately $7.9 million and $14.0 million for the three and nine months ended September 30, 2021, respectively, was comprised of approximately $10.6 million and $24.1 million in total revenues, operating expenses of approximately $1.3 million and $2.8 million, stock-based compensation expense of $0.1 and approximately $1.7 million, management and incentive fees of approximately $2.5 million and $5.5 million, change in the provision for current expected credit losses of approximately $0.7 million and $1.4 million, realized gains on loans of $0.4 million and $0.4 million and a net change in unrealized gain on loans of approximately $1.4 million and $0.8 million, respectively. Net income of approximately $2.1 million for the period ended September 30, 2020 was comprised of approximately $1.6 million in total revenues, operating expenses of approximately $0.9 million, management fees of approximately $0.1 million and a net change in unrealized gain on loans of approximately $1.6 million.
For the three and nine months ended September 30, 2021, we incurred fees payable to our manager for a Base Management Fee of approximately $0.8 million and $1.6 million, respectively, which was net of a Base Management Fee Rebate of approximately $0.3 million and $0.7 million, respectively. The Incentive Compensation fee payable to our manager for the three and nine months ended September 30, 2021 was approximately $1.8 million and $3.9 million, respectively. For the period ended September 30, 2020, we incurred fees earned by our Manager for a Base Management Fee of $0.1 million, which was net of a Base Management Fee Rebate of $0.1 million. For the three and nine months ended September 30, 2021, our Manager will be reimbursed for approximately $0.6 million and $1.4 million, respectively, for out-of-pocket costs incurred on our behalf. For the period ended September 30, 2020, our Manager was reimbursed for approximately $0.2 million for out-of-pocket costs incurred on our behalf.
For the nine months ended September 30, 2021, the increase to our provision for current expected credit loss was approximately $1.4 million and the balance as of September 30, 2021 was approximately $1.8 million or 118 basis points of our total loans held at carrying value and loans receivable at carrying value commitment balance of approximately $155.9 million and was bifurcated between (i) the current expected credit loss reserve (contra-asset) related to outstanding balances on loans held at carrying value and loans receivable at carrying value of approximately $1.1 million and (ii) a liability for unfunded commitments of approximately $0.7 million. For the period ended September 30, 2020, we did not have a provision for current expected credit loss. The liability is based on the unfunded portion of loan commitments over the full contractual period over which we are exposed to credit risk through a current obligation to extend credit. Management considered the likelihood that funding will occur, and if funded, the expected credit loss on the funded portion. We continuously evaluate the credit quality of each loan by assessing the risk factors of each loan.
Investments in loans held at fair value are recorded on the trade date at cost, which reflects the amount of principal funded net of any original issue discounts. An unrealized gain arises when the value of the loan portfolio exceeds its cost and an unrealized loss arises when the value of the loan portfolio is less than its cost. The net change in unrealized gain of approximately $1.4 million and $0.8 million for the three and nine months ended September 30, 2021, respectively, was mainly driven by the net change in the valuation of the loans. The net change in unrealized gain of approximately $1.6 million for the period ended September 30, 2020 was mainly driven by the net change in the valuation of the loans.
For the period from July 31, 2020 to December 31, 2020
In connection with the commencement of our operation on July 31, 2020, we acquired a portfolio of loans from multiple affiliates at fair value of approximately $46.8 million. An original issue discount was recorded related to the portfolio of loans acquired at fair value. The original issue discount was approximately equivalent to $4.9 million of unaccreted OID associated with the underlying loans in the portfolio, which were originated prior to July 31, 2020 in arm’s-length transactions. We accrete or amortize any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
Our net income allocable to our common stockholders for the period from July 31, 2020 to December 31, 2020 was approximately $4.3 million or $0.76 per common share. Net income of approximately $4.3 million was comprised of approximately $5.3 million in total revenues, operating expenses of approximately $2.4 million, realized gains on loans of approximately $0.4 million and a net change in unrealized gain on loans of approximately $1.6 million. For the period beginning July 31, 2020 and ending on December 31, 2020, we incurred fees payable to our manager for a Base Management Fee of $364,194, which was net of a Base Management Fee Rebate of $259,167. Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 through December 31, 2020, which was approximately $479,166 for the period. For the period presented, our Manager has been reimbursed for approximately $672,000 for out-of-pocket costs incurred on our behalf.
For the period from July 31, 2020 to December 31, 2020, our provision for current expected credit loss was $465,397 (or approximately 132 basis points of our total loans held at carrying value with an approximately $35.2 million commitment balance for such loans) and was bifurcated between (i) the current expected credit loss reserve (contra-asset) related to outstanding balances on loans held at carrying value and loans receivable at carrying value of approximately $0.4 million and (ii) a liability for unfunded commitments of $60,537. The liability is based on the unfunded portion of loan commitments over the full contractual period over which we are exposed to credit risk through a current obligation to extend credit. Management considered the likelihood that funding will occur, and if funded, the expected credit loss on the funded portion. We continuously evaluate the credit quality of each loan by assessing the risk factors of each loan.
Investments in loans held at fair value are recorded on the trade date at cost, which reflects the amount of principal funded net of any original issue discounts. An unrealized gain arises when the value the loan portfolio exceeds its cost and an unrealized loss arises when the value of the loan portfolio is less than its cost. The net change in unrealized gain of approximately $1.6 million for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020 was mainly driven by the net change in the valuation of the loans.
These results were accomplished over a period of five months with a loan portfolio that represented approximately 91% of the stockholder equity capital invested as of December 31, 2020.
Loan Portfolio
As of September 30, 2021 and December 31, 2020, our portfolio included three and four loans, respectively, held at fair value. The aggregate originated commitment under these loans was approximately $75.9 million and $59.9 million, respectively, and outstanding principal was approximately $77.0 million and $50.8 million as of September 30, 2021 and December 31, 2020, respectively. For the nine months ended September 30, 2021, we funded approximately $37.7 million of outstanding principal of loans held at fair value and we had repayments of approximately $13.1 million of principal of loans held at fair value by our applicable borrowers. As of September 30, 2021 and December 31, 2020, 0% and approximately 6.0%, respectively, of our loans held at fair value had floating interest rates.
As of December 31, 2020, these floating rates were subject to LIBOR floors, with a weighted average floor of 2.5%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated). The following tables summarize our loans held at fair value as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loan	$76,293,824	$73,934,116	$76,995,548	2.5
Total loans held at fair value	$76,293,824	$73,934,116	$76,995,548	2.5
(1)	The difference between the carrying value and the outstanding principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs.
(2)	Refer to footnote 14 to our September 30, 2021 unaudited consolidated financial statements titled “Fair Value.”

(3)	Weighted average remaining life is calculated based on the fair value of the loans as of September 30, 2021.
	As of December 31, 2020
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loan	$48,558,051	$46,994,711	$50,831,235	3.3
Total loans held at fair value	$48,558,051	$46,994,711	$50,831,235	3.3
(1)	The difference between the carrying value and the outstanding principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs.
(2)	Refer to footnote 13 to our December 31, 2020 audited consolidated financial statements titled “Fair Value.”
(3)	Weighted average remaining life is calculated based on the fair value of the loans as of December 31, 2020.
The following table presents changes in loans held at fair value as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Unrealized Gains/ (Losses)	Fair Value
Total loans held at fair value at December 31, 2020	$50,831,235	$(3,836,524)	$1,563,340	$48,558,051
Change in unrealized gains/(losses) on loans at fair value, net	—	—	796,368	796,368
New fundings	37,701,104	(1,130,623)	—	36,570,481
Loan repayments	(12,000,000)	—	—	(12,000,000)
Loan amortization payments	(1,093,659)	—	—	(1,093,659)
Accretion of original issue discount	—	1,905,715	—	1,905,715
PIK interest	1,556,868	—	—	1,556,868
Total loans held at fair value at September 30, 2021	$76,995,548	$(3,061,432)	$2,359,708	$76,293,824
The following table presents changes in loans held at fair value as of and for period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Fair Value
Loans acquired at July 31, 2020	$46,080,605	$(2,974,054)	$43,106,551
Realized gains / (losses) on loans at fair value, net	345,000	—	345,000
Change in unrealized gains/(losses) on loans at fair value, net	—	—	1,563,340
New fundings	16,360,000	(1,595,199)	14,764,801
Repayments	(5,000,000)	—	(5,000,000)
Sale of loans	(7,345,000)	—	(7,345,000)
Accretion of original issue discount	—	732,729	732,729
PIK interest	390,630	—	390,630
Total loans held at fair value at December 31, 2020	$50,831,235	$(3,836,524)	$48,558,051
As of September 30, 2021 and December 31, 2020, our portfolio included 12 and three loans, respectively, held at carrying value. The aggregate originated commitment under these loans was approximately $217.0 million and $44.0 million, respectively, and outstanding principal was approximately $164.4 million and $33.9 million, respectively, as of September 30, 2021 and December 31, 2020. During the nine months ended September 30, 2021, we funded approximately $139.2 million of outstanding principal. As of September 30, 2021 and December 31, 2020, approximately 67.9% and 35%, respectively, of our loans held at carrying value have floating interest rates. These floating rates are subject to LIBOR floors, with a weighted average floor of 1.0% and 1.0%, respectively, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).
The following tables summarize our loans held at carrying value as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)
Senior Term Loans	$164,361,340	$(11,199,559)	$153,161,781	4.0
Total loans held at carrying value	$164,361,340	$(11,199,559)	$153,161,781	4.0
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount and loan origination costs.
(2)	Weighted average remaining life is calculated based on the carrying value of the loans as of September 30, 2021.
	As of December 31, 2020
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)
Senior Term Loans	$33,907,763	$(2,070,732)	$31,837,031	4.7
Total loans held at carrying value	$33,907,763	$(2,070,732)	$31,837,031	4.7
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount and loan origination costs.
(2)	Weighted average remaining life is calculated based on the carrying value of the loans as of December 31, 2020.
The following table presents changes in loans held at carrying value as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Carrying Value
Total loans held at carrying value at December 31, 2020	$33,907,763	$(2,070,732)	$31,837,031
New fundings	139,222,598	(11,261,001)	127,961,597
Accretion of original issue discount	—	2,132,174	2,132,174
Realized gain on sale of loans	400,000	—	400,000
Sale of loans	(10,400,000)	—	(10,400,000)
PIK interest	1,230,979	—	1,230,979
Total loans held at carrying value at September 30, 2021	$164,361,340	$11,199,559	$153,161,781
The following table presents changes in loans held at carrying value as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Carrying Value
Loans at July 31, 2020	$—	$—	$—
New fundings	33,875,985	(2,120,969)	31,755,016
Accretion of original issue discount	—	50,237	50,237
PIK interest	31,778	—	31,778
Total loans held at carrying value at December 31, 2020	$33,907,763	$(2,070,732)	$31,837,031

As of September 30, 2021 and December 31, 2020, our portfolio included one loan receivable at carrying value. The originated commitment under this loan was approximately $4.0 million and outstanding principal was approximately $2.8 million and $3.4 million as of September 30, 2021 and December 31, 2020, respectively. During the nine months ended September 30, 2021, we received repayments of approximately $0.6 million of outstanding principal. The following table presents changes in loans receivable as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Carrying Value
Total loans receivable at carrying value at December 31, 2020	$3,352,176	$(3,913)	$3,348,263
Principal repayment of loans	(574,735)	—	(574,735)
Accretion of original issue discount	—	927	927
Total loans receivable at carrying value at September 30, 2021	$2,777,441	$(2,986)	$2,774,455
The following table presents changes in loans receivable as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Carrying Value
Loan receivable acquired at July 31, 2020	$3,700,718	$(4,428)	$3,696,290
Principal repayment of loans	(348,542)	—	(348,542)
Accretion of original issue discount	—	515	515
Total loans receivable at carrying value at December 31, 2020	$3,352,176	$(3,913)	$3,348,263
We may make modifications to loans, including loans that are in default. Loan terms that may be modified include interest rates, required prepayments, maturity dates, covenants, principal amounts and other loan terms. The terms and conditions of each modification vary based on individual circumstances and will be determined on a case by case basis. Our Manager monitors and evaluates each of our loans held for investment and has maintained regular communications with borrowers regarding the potential impacts of the COVID-19 pandemic on our loans.
Updates to Our Portfolio During the Third Quarter of 2021
During the third quarter of 2021, we closed two new loans with aggregate commitments of approximately $42.8 million in principal amount, refinanced a bridge loan with a senior secured term loan with a commitment of approximately $10.1 million in principal amount, amended two borrowers’ senior secured term loans to increase the commitment amounts by approximately $28.5 million and $43.4 million, respectively, for total new loan commitments subsequent to June 30, 2021 of approximately $119.2 million. We funded approximately $89.3 million of new and existing loan commitments and sold one loan commitment of $10.0 million in principal amount for net fundings of approximately $79.3 million.
In July 2021, we entered into a commitment to fund a $19.75 million senior secured term loan to Private Company K contingent on the borrower raising additional equity as required by the loan agreement. Until the borrower met the required criteria for funding under the loan agreement, the commitment had a ticking fee based on the aggregate commitment amount as follows: (a) 6.0% per annum from the date of closing through July 26, 2021 and (b) 6.5% per annum from and after July 27, 2021 through the initial funding date. In August 2021, the borrower met the required criteria and we funded $7.0 million of the loan commitment. The loan has a per annum interest rate of 12.0% plus LIBOR with a LIBOR floor of 1.0%. The loan has a maturity date of August 3, 2026, an unused line fee of 3.0%, an exit fee of 3.0%, OID of 4.0%, an annual agent fee of 0.75% of the total loan commitment amount and an interest reserve of $0.75 million.
In July 2021, we entered into a commitment to fund a $3.0 million bridge loan to Private Company J and funded $3.0 million at closing of such bridge loan. The bridge loan had an original interest rate of 13.0% per annum, an original maturity date of August 31, 2021, an agent fee of 1.0% of the principal amount of the bridge loan, an exit fee of 10.0% (which would be reduced to 2.0% upon refinancing with us), and original OID of 4.0%. In August 2021, we refinanced the bridge loan with a senior secured term loan pursuant to which we committed to fund $23.0 million and $18.0 million of which was funded on the closing date. The refinancing senior secured term loan has a per annum interest rate of LIBOR plus 12.0% with a LIBOR floor of 1.0% and PIK interest rate of 2.0% per annum. The PIK interest rate will step down to 0.0% once certain criteria are met in accordance with the loan agreement. The loans under the refinancing senior secured term loan facility have a maturity date of September 1, 2025 and an agent fee of 1.0% of the total loan commitment amount payable on the closing date and 1.0% of the outstanding principal balance of the term loans payable annually thereafter. The loans also have an exit fee of 4.0% (which may be reduced to 2.0% once certain criteria are met as defined in the loan agreement (including the meeting of certain financial metrics), OID of 4.0% and an interest reserve of $1.5 million. As part of the agreement to refinance the bridge loan, the borrower was credited for a portion of the original OID and agent fee paid in connection with the bridge loan.
In July 2021, Private Company I refinanced their bridge loan, which had a maturity date of July 9, 2021, an interest rate of 13.0% and OID of 4.0%. The new senior secured loan of $15.5 million was syndicated by our Manager between us and A BDC Warehouse, LLC (“ABW”), an affiliate of ours that is wholly-owned by Mr. and Mrs. Tannenbaum, with ABW holding approximately one-third of the principal amount. We committed and funded approximately $10.1 million of the new loan which has a per annum interest rate of 12.0% plus LIBOR, with a LIBOR floor of 1.0%, and PIK interest rate of 2.5%. The loan has a maturity date of August 1, 2026, an exit fee of 3.0% and OID of 4.0%. As part of the refinancing agreement, the exit fee on the bridge loan was waived and the borrower was credited for a portion of the original OID on the bridge loan.
In July 2021, FLH, an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner, purchased approximately $8.5 million of the Private Company A Credit Facility from a third-party lender, and we had a 30-day option to purchase such amount from FLH. The A&R Private Company A Credit Agreement amended the Private Company A Credit Facility to, among other things, add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30.0 million, $10.0 million of which our Manager syndicated to ABW, and $20.0 million of which are held by us, as designee of the Agent. The A&R Private Company A Credit Agreement has a maturity date of May 8, 2024. The original tranche of term loans has an exit fee of 2.0% of the original tranche term loan amount (excluding any unfunded portions of the original tranche term loan amount) and the additional tranche of term loans has an exit fee of 2.0% of the total amount of such additional tranches (excluding any unfunded portions of the additional tranche term loan amount). The original tranche of term loans has an agent fee of 1.0% of the total loan commitment amount payable annually. The second tranche of term loans has an agent fee of (i) 0.3333% of the total loan commitment amount of the additional tranche of term loans payable on the closing date of the A&R Private Company A Credit Agreement and (ii) 0.6667% of the total loan commitment amount of the additional tranche payable subject to the satisfaction of certain conditions precedent. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Agreement also included an OID of $200,000 payable on the closing date of the A&R Private Company A Credit Agreement and $400,000 payable to lenders, subject to the satisfaction of certain conditions precedent. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties—Private Company A Transactions” for more information.
In September 2021, we entered into (i) the September Loan Assignment with FLH, Private Company A, as borrower, and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8.5 million portion of the loan to Private Company A under the Private Company A Credit Facility, for a purchase price of approximately $8.5 million (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) the September Assignments with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A in a principal amount of up to $20.0 million under the Private Company A Credit Facility, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Agreement pursuant to the September Commitment Assignment. As a result of the September Assignments, the total loan commitments to Private Company A under the Private Company A Credit Facility increased to an aggregate commitment amount of $72.5 million, of which our total loan commitments accounted for $62.5 million. See “Certain Relationships and Related Party Transactions—Transactions With Related Parties—Private Company A Transactions” for more information.
In September 2021, we entered into the A&R Sub. of Private Co. G Credit Agreement to, among other things, increase the total loan commitments by $53.4 million across three tranches, with approximately $10.0 million of new loan commitments allocated to ABW and the remaining $43.4 million of new loan commitments allocated to us. The loan has a maturity date of May 1, 2026, an annual agent fee of 1.0% of the total loan commitment amount and an exit fee of 10.0%, which will be reduced to 5.0% upon the satisfaction of certain specified criteria. One of the tranches of loans, representing $10.0 million in total commitments of which we funded approximately $8.1 million, has a per annum interest rate of 9.0%. The other two tranches of loans have a per annum interest rate of 12.0% plus LIBOR, with a 1.0% LIBOR floor, and PIK interest rate of 2.0% per annum. As a result of the increased loan commitments, the total loan commitments under the A&R Sub. of Private Co. G Credit Agreement equal $75.4 million, of which our total loan commitments account for $65.4 million.
In September 2021, we sold $10.0 million of our $15.0 million loan to Public Company E for 104% of par amount generating a realized gain of $0.4 million. In October 2021, we sold the remaining $5.0 million of our $15.0 million loan to Public Company E for 101% of par amount generating a realized gain of $0.1 million.
Key Financial Measures and Indicators
As a commercial real estate finance company, we believe the key financial measures and indicators for our business are Distributable Earnings, Adjusted Distributable Earnings, book value per share and dividends declared per share.
Distributable Earnings and Adjusted Distributable Earnings
In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We use these non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance. The determination of Distributable Earnings is substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Compensation earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated without giving effect to Incentive Compensation expense, while the calculation of Distributable Earnings accounts for any Incentive Compensation earned for such time period. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).
We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount at least equal to such REIT taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.
Distributable Earnings and Adjusted Distributable Earnings are non-GAAP financial measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.
The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to December 31, 2020
Net Income	$7,930,680	$2,106,250	$13,959,222	$4,313,632
Adjustments to net income
Non-Cash Equity compensation expense	51,429	—	1,662,001	—
Depreciation and amortization	—	—	—	—
Unrealized (gain), losses or other non-cash items	(1,423,929)	(1,563,800)	(796,368)	(1,563,340)
Provision for current expected credit losses	660,612	—	1,372,498	465,397

Other adjustments	(62,320)	—	(62,320)	—
One-time events pursuant to changes in GAAP and certain non-cash charges	—	—	—	—
Distributable Earnings	$7,156,472	$542,450	$16,135,033	$3,215,689
Adjustments to Distributable Earnings
Certain organizational expenses	—	616,190	—	616,190
Adjusted Distributable Earnings	$7,156,472	$1,158,640	$16,135,033	$3,831,879
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,694,475
Adjusted Distributable Earnings per weighted Average Share	$0.44	$0.22	$1.30	$0.67
Book Value Per Share
We believe that book value per share is helpful to stockholders in evaluating our growth as we scale our equity capital base and continue to invest in our target investments. The book value per share of our common stock as of September 30, 2021 and December 31, 2020 was approximately $16.69 and $14.83, respectively, on a post-split basis.
Dividends Declared Per Share
For the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, we declared (i) a regular cash dividend of $0.35 per share of our common stock, relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020, and (ii) a special cash dividend of approximately $0.26 per share of our common stock to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment was approximately $2.2 million and $1.6 million, respectively.

In December 2020, we declared a seven-for-one stock split in the form of a stock dividend, pursuant to which six additional shares of our common stock were issued for each outstanding share of our common stock, payable on January 25, 2021 to each stockholder of record as of the close of business on January 21, 2021, out of our authorized but unissued shares of common stock.
In March 2021, we declared a regular cash dividend of $0.36 per share of our common stock, relating to the first quarter of 2021, which was paid on March 31, 2021 to stockholders of record as of March 15, 2021. The aggregate amount of the regular cash dividend payment was approximately $2.2 million.
In May 2021, we declared a regular cash dividend of $0.38 per share of our common stock, relating to the second quarter of 2021 which was paid on June 30, 2021 to stockholders of record as of June 15, 2021. The aggregate amount of the regular cash dividend payment was approximately $5.1 million.
In September 2021, we declared a regular cash dividend of $0.43 per share of our common stock, relating to the third quarter of 2021 which was paid on October 15, 2021 to stockholders of record as of September 30, 2021. The aggregate amount of the regular cash dividend payment was approximately $7.1 million.
The payment of these dividends, including any special cash dividend, is not indicative of our ability to pay such dividends in the future.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and meet other general business needs. We use significant cash to purchase our target investments, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.
Our primary sources of cash generally consist of unused borrowing capacity under our financing sources, the net proceeds of future debt or equity offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results. We expect that our primary sources of financing will be, to the extent available to us, through (a) credit facilities and (b) public and private offerings of our equity and debt securities. In the future, we may utilize other sources of financing to the extent available to us. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We expect the principal amount of the loans we originate to increase and that we will need to raise additional equity and/or debt funds to increase our liquidity in the near future.
As of September 30, 2021 and December 31, 2020, all of our cash was unrestricted and totaled approximately $70.0 million and $9.6 million, respectively.
The sources of financing for our target investments are described below.
Revolving Credit Facility
Pursuant to the terms of the Revolving Credit Agreement, as amended, our Revolving Credit Facility provides revolving loan commitments of up to $75.0 million and bears interest at a fixed rate of 4.75% per annum, payable in cash in arrears. Following the effective date of the Second Amendment, funds paid to AFC Finance, LLC for interest, commitment fees and unused fees (net of applicable taxes) will go to support charitable foundations.
As of September 30, 2021 and December 31, 2020, we did not have any borrowings outstanding under our Revolving Credit Agreement. On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility and all outstanding borrowings were subsequently repaid in full on January 3, 2022. Future proceeds under the Revolving Credit Agreement are available to fund loans and bridge capital contributions and for general corporate purposes. In connection with the Second Amendment, we incurred a one-time commitment fee of 0.25%, or $187,500, which is payable in three quarterly installments, beginning in the first quarter of 2022. Following the Second Amendment, the Revolving Credit Facility has an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitments, to be paid quarterly in arrears. See above under “Recent Developments” for additional information regarding the Second Amendment. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets.

The maturity date of the Revolving Credit Agreement is the earlier of (i) September 30, 2022 and (ii) a Refinancing Credit Facility. The Revolving Credit Agreement provides for certain covenants, including requiring us to deliver financial information and any notices of default, and conducting business in the normal course. To the best of our knowledge, as of September 30, 2021, we were in compliance in all material respects with all covenants contained in our Revolving Credit Agreement. In addition, the Revolving Credit Agreement contains customary events of default. In the case of an event of default, the lender may terminate the commitments under the secured revolving credit facility and require immediate repayment of all outstanding borrowings. Such termination and acceleration would occur automatically in the event of certain bankruptcy events.
Other Credit Facilities, Warehouse Facilities and Repurchase Agreements
In the future, we may also use other sources of financing to fund the origination or acquisition of our target investments, including other credit facilities and other secured and unsecured forms of borrowing. These financings may be collateralized or non-collateralized and may involve one or more lenders. We expect that these facilities will typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.
2027 Senior Notes
On November 3, 2021, we issued $100.0 million in aggregate principal amount of the 2027 Senior Notes. The 2027 Senior Notes accrue interest at a rate of 5.750% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the issuance of the 2027 Senior Notes were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by us. We intend to use the net proceeds from the issuance of the 2027 Senior Notes (i) to fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes. The terms of the 2027 Senior Notes are governed by the Indenture. Under the Indenture governing the 2027 Senior Notes, we are required to cause all of our existing and future subsidiaries to guarantee the 2027 Senior Notes, other than certain immaterial subsidiaries as set forth in the Indenture. The 2027 Senior Notes are currently not guaranteed by any of our subsidiaries.
Prior to February 1, 2027, we may redeem the 2027 Senior Notes at any time, in whole or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount thereof or a make-whole premium set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after February 1, 2027, we may redeem the 2027 Senior Notes in whole or in part at a price equal to 100% of the principal amount of the 2027 Senior Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. The Indenture also requires us to offer to purchase all of the 2027 Senior Notes at a purchase price equal to 101% of the principal amount of the 2027 Senior Notes, plus accrued and unpaid interest if a “change of control triggering event” (as defined in the Indenture) occurs.
The Indenture governing the 2027 Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications, including restrictions on our ability to (1) incur additional indebtedness unless the Annual Debt Service Charge (as defined in the Indenture) is no less than 1.5 to 1.0, (2) incur or maintain total debt in an aggregate principal amount greater than 60% of our consolidated Total Assets (as defined in the Indenture), (3) incur or maintain secured debt in an aggregate principal amount greater than 25% of our consolidated Total Assets (as defined in the Indenture); and (4) merge, consolidate or sell substantially all of our assets. In addition, the Indenture also provides for customary events of default. If any event of default occurs, any amount then outstanding under the Indenture may immediately become due and payable. These events of default are subject to a number of important exceptions and qualifications set forth in the Indenture. We were in compliance with the terms of the Indenture as of the date of this prospectus.
The table below sets forth the material terms of our outstanding senior notes as of the date of this prospectus:
Senior Notes	Issue Date	Amount Outstanding	Interest Rate Coupon	Maturity Date	Interest Due Dates	Par Call Date
2027 Senior Notes	November 3, 2021	$100.0 million	5.750%	May 1, 2027	May 1 and November 1	February 1, 2027

Debt Service
As of September 30, 2021, we believe that our cash on hand, capacity available under our Revolving Credit Facility, and cash flows from operations for the next twelve months will be sufficient to service our outstanding debt during the next twelve months.
Capital Markets
We may seek to raise further equity capital and issue debt securities in order to fund our future investments in loans.
Cash Flows
The following table sets forth changes in cash, cash equivalents and restricted cash for the nine months ended September 30, 2021 and the period ended September 30, 2020:
	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
Net Income	$13,959,222	$2,106,250
Adjustments to reconcile net income to net cash provided by / (used in) operating activities and changes in operating assets and liabilities	(6,353,478)	(2,162,678)
Net cash provided by / (used in) operating activities	7,605,744	(56,428)
Net cash used in investing activities	(121,463,591)	(642,660)
Net cash provided by financing activities	174,208,418	31,946,092
Change in cash, cash equivalents and restricted cash	$60,350,571	$31,247,004
The following table sets forth changes in cash, cash equivalents and restricted cash for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
Period from July 31, 2020 to December 31, 2020
Net Income	$4,313,632
Adjustments to reconcile net income to net cash provided by / (used in) operating activities and changes in operating assets and liabilities	(2,794,776)
Net cash provided by operating activities	1,518,856
Net cash used in investing activities	(32,426,275)
Net cash provided by financing activities	40,531,239
Change in cash, cash equivalents and restricted cash	$9,623,820
Net Cash Provided by / (Used in) Operating Activities
For the nine months ended September 30, 2021, net cash provided by operating activities totaled approximately $7.6 million. For the nine months ended September 30, 2021, adjustments to net income related to operating activities primarily included net change in unrealized gain on loans at fair value of approximately $0.8 million, realized gains on loans at fair value of approximately $0.4 million, stock-based compensation expense of approximately $1.7 million, PIK interest of approximately $2.8 million, accretion of deferred loan original issue discount and other discounts of approximately $4.0 million, provision for current expected credit losses of approximately $1.4 million and change in other assets and liabilities of approximately $1.4 million.
For the period ended September 30, 2020, net cash used in operating activities totaled approximately $0.1 million. For the period ended September 30, 2020, adjustments to net income related to operating activities primarily included net change in unrealized gain on loans at fair value of approximately $1.6 million, PIK interest of approximately

$0.1 million, accretion of deferred loan original issue discount and other discounts of approximately $0.2 million and changes in other assets and liabilities of approximately $0.3 million.
For the period from July 31, 2020 to December 31, 2020, net cash used in operating activities totaled approximately $1.5 million. For the period from July 31, 2020 to December 31, 2020, adjustments to net income related to operating activities primarily included net change in unrealized gain on loans at fair value of approximately $1.6 million, realized gains on loans at fair value of approximately $0.4 million accretion of deferred loan original issue discount and other discounts of approximately $0.8 million and change in other assets and liabilities of approximately $0.1 million.
Net Cash Used in Investing Activities
For the nine months ended September 30, 2021, net cash used in investing activities totaled approximately $121.5 million. The net cash used in investing activities was primarily a result of the cash used for the origination and funding of loans held for investment of approximately $156.3 million exceeding the cash received from principal repayment of loans held for investment of approximately $22.2 million cash received from the sale of loans of $10.4 million, and cash received from the sale of Assigned Rights of approximately $2.3 million for the nine months ended September 30, 2021.
For the period ended September 30, 2020, net cash used in investing activities totaled approximately $0.6 million. The net cash used in investing activities was primarily a result of the cash used for the origination and funding of loans held for investment of approximately $0.8 million exceeding the cash received from principal repayment of loans held for investment of approximately $0.1 million.
For the period from July 31, 2020 to December 31, 2020, net cash used in investing activities totaled approximately $32.4 million. The net cash used in investing activities was primarily a result of the cash used for the origination and funding of loans held for investment of approximately $46.8 million exceeding the cash received from principal repayment of loans held for investment of approximately $5.3 million, cash received from the sale of Assigned Rights of approximately $1.6 million, and cash from the sale of loans held for sale of approximately $7.3 million for the period from July 31, 2020 to December 31, 2020.
Net Cash Provided by Financing Activities
For the nine months ended September 30, 2021, net cash provided by financing activities totaled approximately $174.2 million and related to proceeds from the issuance of our common stock in our IPO and June 2021 follow-on public offering of approximately $185.5 million, less offering costs of approximately $4.0 million and less approximately $7.3 million in dividends paid.
For the period ended September 30, 2020, net cash provided by financing activities totaled approximately $31.9 million and related to proceeds from the issuance of our common stock of approximately $31.9 million.
For the period from July 31, 2020 to December 31, 2020, net cash provided by financing activities totaled approximately $40.5 million and related to proceeds from the issuance of our common stock of approximately $44.2 million and proceeds from the issuance of our preferred stock of approximately $0.1 million, less approximately $3.8 million in dividends paid.
Contractual Obligations and Other Commitments
Our contractual obligations as of September 30, 2021 are as follows:
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Unfunded Commitments	$53,907,666	—	—	—	$53,907,666
Total	$53,907,666	—	—	—	$53,907,666

Our contractual obligations as of December 31, 2020 are as follows:
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Unfunded Commitments	$19,825,119	—	—	—	$19,825,119
Total	$19,825,119	—	—	—	$19,825,119
As of September 30, 2021 and December 31, 2020, all unfunded commitments were due in less than one year.
We may enter into certain contracts that may contain a variety of indemnification obligations. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.
Off-Balance Sheet Arrangements
Off-balance sheet commitments consist of unfunded commitments on delayed draw loans. Other than as set forth in this prospectus, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.
Leverage Policies
We currently do not intend to have leverage of more than one times equity and intend to have substantially less drawn on any revolving credit agreements than available commitments under those agreements. While we are required to maintain our leverage ratio in compliance with the 2027 Senior Notes Indenture, we expect to employ prudent amounts of leverage and, when appropriate, to use debt as a means of providing additional funds for the acquisition of loans, to refinance existing debt or for general corporate purposes. Leverage is primarily used to provide capital for forward commitments until additional equity is raised or additional medium- to long-term financing is arranged. This policy is subject to change by management and our Board.
Dividends
We have elected to be taxed as a REIT for United States federal income tax purposes and, as such, intend to annually distribute to our stockholders at least 90% of our REIT taxable income, prior to the deduction for dividends paid and excluding our net capital gain. If we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year and (iii) any Required Distribution to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If we determine that our estimated current year taxable income (including net capital gain) will be in excess of estimated dividend distributions (including capital gains dividends) for the current year from such income, we will accrue excise tax on a portion of the estimated excess taxable income as such taxable income is earned.
To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured, or we may make a portion of the Required Distribution in the form of a taxable stock distribution or distribution of debt securities.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily relate to fluctuations in interest rates. Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. Changes in market yields may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, however this is mitigated to the extent our loans bear interest at a floating rate. As of September 30, 2021, a decrease of 50 bps or increase of 50 bps of the market yield would have resulted in a change in unrealized gain / (loss) of approximately $0.4 million and $(0.4) million, respectively. As of September 30, 2021, we had six floating-rate loans, representing approximately 45.7% of our loan portfolio based on aggregate outstanding principal balances, subject to a weighted average LIBOR floor of approximately 1.0% with LIBOR quoted as 0.080%. We estimate that a hypothetical 100 basis points increase in LIBOR would result in an increase in annual interest income of approximately $0.1 million and a decrease in LIBOR would not affect our interest income due to the LIBOR floor on our loans. This assumes that the weighted average LIBOR floor of our floating-rate loans remains at approximately 1.0%.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP which requires the use of estimates and assumptions that involve the exercise of judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe apply to us based on the nature of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments used to prepare our consolidated financial statements are based upon reasonable assumptions given the information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those accounting policies and estimates that we believe are most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.
Loans Held at Fair Value
We originate commercial real estate debt and related instruments generally to be held for investment. Although we generally hold our target investments as long-term loans, we may occasionally classify some of our loans as held for sale. We may carry our loans at fair value or amortized cost in our consolidated balance sheet. As of September 30, 2021, three loans held for investment were carried at fair value within loans held at fair value in our consolidated balance sheets, with changes in fair value recorded through earnings. Refer to footnote 14 to our unaudited September 30, 2021 consolidated financial statements for more information on the valuations of the loans.
Loans are generally collateralized by real estate, equipment, value associated with licenses and/or other assets of borrowers to the extent permitted by applicable laws and the regulations governing such borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. We monitor performance of our loans held for investment portfolio under the following methodology: (i) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (ii) economic review, which considers underlying collateral (i.e. leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (iii) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (iv) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.
We accrete or amortize any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
We follow ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”), which provides companies the option to report selected financial assets and liabilities at fair value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. ASC 825-10 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. We have elected the ASC 825-10 option to report selected financial assets and liabilities at fair value. With the exception of the line items entitled “prepaid expenses and other assets,” “loans receivable” and “interest reserve,” which are reported at amortized cost, all assets and liabilities approximate fair value on the balance sheet. The carrying value of the lines titled “interest receivable,” “accrued management fees,” “accrued direct administrative expenses” and “accounts payable and other liabilities” approximate fair value due to their short maturity.
We also follow ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires us to assume that the loan is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, we have considered its principal market as the market in which we exit our investments with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
■	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
■	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
■	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, we obtain and analyze readily available market quotations provided by pricing vendors and brokers for all of our loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the consolidated financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by our management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. We use inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
CECL Allowance
We estimate our CECL Reserve using a model that considers multiple datapoints and methodologies that may include the likelihood of default and expected loss given default for each individual loan, discounted cash flows (“DCF”), and other inputs which may include the risk rating of the loan, how recently the loan was originated compared to the measurement date, and expected prepayment if applicable. Calculation of the CECL Reserve requires loan specific data, which includes fixed charge coverage ratio, loan-to-value, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including (i) the appropriate historical loan loss reference data, (ii) the expected timing of loan repayments, (iii) calibration of the likelihood of default to reflect the risk characteristics of our loan portfolio and (iv) our current and future view of the macroeconomic environment. We may consider loan-specific qualitative factors on certain loans to estimate our CECL Reserve, which may include (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral. For loans where we have deemed the borrower/sponsor to be experiencing financial difficulty, we may elect to apply a practical expedient in which the fair value of the underlying collateral is compared to the amortized cost of the loan in determining a CECL Allowance for the specific loan. In order to estimate the future expected loan losses relevant to our portfolio, we may consider historical market loan loss data provided by a third-party data service. The third party’s loan database includes historical loss data for commercial mortgage-backed securities which we believe is a reasonably comparable and available data set to our type of loans. We utilized macroeconomic data that reflects a current recession; however, the short and long-term economic implications of the COVID-19 pandemic and its financial impact on us are highly uncertain. The CECL Reserve takes into consideration the macroeconomic impact of the COVID-19 pandemic on commercial real estate and is not specific to any loan losses or impairments on our loans held for investment.
Current Expected Credit Loss Reserve for Funded Loan Commitments
As of September 30, 2021 and December 31, 2020, our CECL Reserve for our loans held at carrying value and loans receivable at carrying value is $1,837,895 and $465,397, respectively, or approximately 118 and 132 basis points, respectively, of our total loans held at carrying value and loans receivable at carrying value of $155,936,236 and $35,185,294, respectively, and is bifurcated between the current expected credit loss reserve (contra-asset) related to outstanding balances on loans held at carrying value and loans receivable at carrying value of $1,145,629 and $404,860, respectively, and a liability for unfunded commitments of $692,266 and $60,537, respectively. The liability was based on the unfunded portion of the loan commitment over the full contractual period over which we are exposed to credit risk through a current obligation to extend credit. Management considered the likelihood that funding will occur, and if funded, the expected credit loss on the funded portion.
Activity related to the CECL Reserve for outstanding balances on our loans held at carrying value and loans receivable at carrying value as of and for the nine months ended September 30, 2021:
Balance at December 31, 2020	$404,860
Provision for current expected credit losses	740,769
Write-offs	—
Recoveries	—
Balance at September 30, 2021(1)	$1,145,629
(1)
As of September 30, 2021, the CECL Reserve related to outstanding balances on loans at carrying value and loans receivable at carrying value was recorded within current expected credit loss reserve in our consolidated balance sheets.

Activity related to the CECL Reserve for outstanding balances on our loans held at carrying value and loans receivable at carrying value as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020 was as follows:
Balance at July 31, 2020 (Commencement of Operations)	$—
Provision for current expected credit losses	404,860
Write-offs	—
Recoveries	—
Balance at December 31, 2020(1)	$404,860
(1)
As of December 31, 2020, the CECL Reserve related to outstanding balances on loans at carrying value and loans receivable at carrying value was recorded within current expected credit loss reserve in our consolidated balance sheet.

Current Expected Credit Loss Reserve for Unfunded Loan Commitments
Activity related to the CECL Reserve for unfunded commitments on our loans held at carrying value as of and for the nine months ended September 30, 2021 was as follows:
Balance at December 31, 2020	$60,537
Provision for current expected credit losses	631,729
Write-offs	—
Recoveries	—
Balance at September 30, 2021(1)	$692,266
(1)	As of September 30, 2021, the CECL Reserve related to unfunded commitments on loans held at carrying value was recorded within other liabilities in our consolidated balance sheets.
Activity related to the CECL Reserve for unfunded commitments on our loans held at carrying value as of and for the period from July 31, 2020 to December 31, 2020 was as follows:
Balance at July 31, 2020 (Commencement of Operations)	$—
Provision for current expected credit losses	60,537
Write-offs	—
Recoveries	—
Balance at December 31, 2020(1)	$60,537
(1)	As of December 31, 2020, the CECL Reserve related to unfunded commitments on loans held at carrying value was recorded within other liabilities in our consolidated balance sheets.
Refer to footnote 6 to our unaudited September 30, 2021 consolidated financial statements titled “Current Expected Credit Losses” for more information on CECL.
Risk Ratings
We continuously evaluate the credit quality of each loan by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, projected cash flow, loan structure and exit plan, loan-to-value ratio, fixed charge coverage ratio, project sponsorship, and other factors deemed necessary. Based on a 5-point scale, our loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:
Rating	Definition
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/ Potential for loss
5	Impaired/Loss Likely
The risk ratings are primarily based on historical data as well as taking into account future economic conditions.

As of September 30, 2021, the carrying value, excluding the CECL Reserve, of loans held at carrying value and loans receivable at carrying value within each risk rating by year of origination is as follows:
Risk Rating	2021	2020	Total
1	$—	$—	$—
2	14,532,857	—	14,532,857
3	88,990,322	42,528,931	131,519,253
4	9,884,126	—	9,884,126
5	—	—	—
Total	$113,407,305	$42,528,931	$155,936,236
Stock Option Valuation
During the period commencing July 31, 2020 to December 31, 2020, we granted 926,898 options at a weighted average exercise price of approximately $14.80 per share, under the 2020 Stock Incentive. During the nine months ended September 30, 2021, we granted 689,200 options at a weighted average exercise price of approximately $19.00 per share, under the 2020 Stock Incentive Plan on March 23, 2021.
The following table summarizes the (i) non-vested options granted, (ii) vested options granted and (iii) forfeited options granted to certain of our directors and officers as well as employees of our Manager as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021	As of December 31, 2020
Non-vested	183,114	142,814
Vested	1,449,518	800,618
Forfeited	(28,396)	(16,534)
Balance	1,604,236	926,898
Prior to our IPO, we estimated the grant date fair market value of each of these awards at zero dollars per share, as the options would not have been exercisable and would have expired worthless unless our common stock became listed or quoted on a recognized national securities exchange. Due to the uncertain and contingent nature of the options prior to the IPO, it could not be determined more likely than not that such listing or quotation would occur and therefore no fair market value could be determined on the applicable grant date.
Upon the IPO, we used the Black-Scholes option pricing model to value stock options in determining the share-based compensation expense. Forfeitures are recognized as they occur. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected dividend yield was based on our expected dividend yield at grant date. Expected volatility is based on the estimated average volatility of similar companies due to the lack of historical volatilities of our common stock. The share-based compensation expense was approximately $1.7 million for the nine months ended September 30, 2021.

The following table presents the assumptions used in the option pricing model of options granted under the 2020 Stock Incentive Plan:
Assumptions	Range
Expected volatility	40% - 50%
Expected dividend yield	10% - 20%
Risk-free interest rate	0.5% - 1.5%
Expected forfeiture rate	0%
The following table summarizes stock option activity during the nine months ended September 30, 2021:
	Nine months ended September 30, 2021	Weighted- Average Grant Date Fair Value Per Option
Balance as of December 31, 2020	926,898	$0.91
Granted	689,200	1.31
Exercised	—	—
Forfeited	(11,862)	1.01
Balance as of September 30, 2021	1,604,236	$1.08
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. Revenue from OID is also recognized in interest income from loans over the initial loan term as a yield adjustment using the effective interest method. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are also recognized as interest income when received. Any such fees will be generated in connection with our investments and recognized as earned in accordance with GAAP.
Payment-in-Kind Interest
We have loans in our portfolio that contain PIK provisions. The PIK interest computed at the contractual rate specified in each applicable agreement, is accrued and added to the principal balance of the loan and recorded as interest income. The PIK interest added to the principal balance is typically amortized and paid in accordance with the loan agreements.
In cases where the loans do not amortize, the PIK interest is collected and recognized upon repayment of the outstanding principal. To maintain our status as a REIT, this non-cash source of income must be paid out to stockholders in the form of dividends for the year earned, even though we have not yet collected the cash.
Net Interest Margin and Interest Expense
Net interest margin in our consolidated statement of operations serves to measure the performance of our loans held for investment as compared to our use of debt leverage.
Income Taxes
We are a Maryland corporation and have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2020. We believe we have qualified, and our method of operation will enable us to continue to qualify, as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us satisfying numerous asset, income and distribution tests which depends, in part, on our operating results.
To continue to qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income prior to the deduction for dividends paid and excluding our net capital gain. To the extent that we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of 1) 85% of our ordinary income for the calendar year, 2) 95% of our capital gain net income for the calendar year, and 3) any Required Distributions to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they will be deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that our estimated current year taxable income (including net capital gain) will be in excess of estimated dividend distributions (including capital gains dividends) for the current year from such income, we accrue excise tax on a portion of the estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have analyzed our various federal and state filing positions and believe that our income tax filing positions and deductions are well documented and supported as of December 31, 2020. Based on our evaluation, there is no reserve for any uncertain income tax positions. Accrued interest and penalties, if any, are included within other liabilities in the consolidated balance sheets.
JOBS Act Accounting Election
As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of our IPO, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU No. 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. We are currently evaluating the impact of adopting this ASU on our consolidated financial statements.
In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848):Scope, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU No. 2021-01 is effective immediately for all entities. An entity may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final ASU, up to the date that financial statements are available to be issued. If an entity elects to apply any of the amendments for an eligible hedging relationship, any adjustments as a result of those elections must be reflected as of the date the entity applies the election. The amendments do not apply to contract modifications made after December 31, 2022, new hedging relationships entered into after December 31, 2022, and existing hedging relationships evaluated for effectiveness in periods after December 31, 2022, except for hedging relationships existing as of December 31, 2022 that apply certain optional expedients in which the accounting effects are recorded through the end of the hedging relationship (including periods after December 31, 2022). We are currently evaluating the impact, if any, of this ASU on our consolidated financial statements.
In October 2020, the FASB issued ASU No. 2020-08, Codification Improvements to Subtopic 310-20, Receivables-Nonrefundable Fees and Other Costs, which is an update to clarify that an entity should reevaluate whether a callable debt security is within the scope of ASC 310-20-35-33 for each reporting period. ASU 2020-08 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. For all other entities, the amendments in ASU No. 2020-08 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application is permitted for all other entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. All entities should apply the amendments in this ASU on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. We adopted this new standard on January 1, 2021. The adoption of this standard did not have a material impact on our consolidated financial statements.

BUSINESS
Overview
We are a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure and underwrite senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing, we believe we are well positioned to continue as a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate are primarily structured as senior loans secured by real estate, equipment, value associated with licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Our borrowers will sometimes be publicly traded on the CSE in Canada and/or OTC in the United States. Our loans typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. From January 1, 2020 to December 24, 2021, members of our management team, provided by our Manager, and the members of the Investment Committee of our Manager, who advises on our investments and operations, had sourced loans worth approximately $10.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities.
We are externally managed by our Manager, AFC Management, LLC. Our Manager’s professionals have extensive financing capabilities and experience, having collectively completed over $10.0 billion of loan transactions since 1998. In addition, the employees of our Manager have extensive capabilities in originating, underwriting and managing real estate and related financings. We believe our relationship with our Manager benefits us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of cannabis industry operators and significant back-office personnel to assist in origination and management of loans.
We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2020. We believe that we have qualified, and our organization and current and proposed method of operation will enable us to continue to qualify, as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us continuing to satisfy numerous asset, income and distribution tests, which in turn depends, in part, on our operating results and ability to obtain financing. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.
As of December 24, 2021, we had loan commitments totaling approximately $419.2 million in aggregate original commitment amount to companies operating in the cannabis industry, had approximately $366.0 million of principal outstanding and were committed to approximately $55.5 million in additional loans and commitments from existing loans, with approximately $681.5 million of potential loans actively under review in our pipeline. The Audit and Valuation Committee of our Board assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
Our Manager
We are externally managed by our Manager pursuant to our Management Agreement. Our Manager is comprised of more than 20 investment and other professionals. All our investment decisions will be made by our Manager, subject to general oversight by the Investment Committee and our Board. The Investment Committee members and the investment personnel provided by our Manager have approximately 100 years of combined investment management experience. Our Manager, its affiliates and the members of our Investment Committee manage several externally-managed vehicles totaling over $400.0 million in cannabis-related assets, including our Company and AFC Warehouse, one of our affiliates. Mr. Tannenbaum and Mr. Kalikow have significant equity investments in AFC Warehouse and most of our directors and officers also have equity investments in AFC Warehouse.

Our Manager’s team includes Leonard M. Tannenbaum, Jonathan Kalikow, and Robyn Tannenbaum, who currently comprise the Investment Committee members of our Manager. Leonard M. Tannenbaum, our Sponsor and Chief Executive Officer, has over 25 years of investment management experience. He has taken three other entities public and has managed several externally-managed investment vehicles with approximately $5.0 billion of assets under management in the aggregate. During his career, Mr. Tannenbaum has underwritten over 400 loans with over $10.0 billion in principal value. Jonathan Kalikow, our Head of Real Estate, has over 20 years of investment management experience, including in hard money lending in commercial real estate transactions. Through his funds, he currently manages approximately $2 billion in assets. Mr. Tannenbaum personally has invested approximately $47.8 million in the form of an equity investment in us and is our largest stockholder. Additionally, a fund controlled by Mr. Kalikow and his father has invested approximately $9.6 million in us.
From January 1, 2020 through December 24, 2021, the members of our management team, provided by our Manager, and the Investment Committee members of our Manager had reviewed 443 loan opportunities. As of December 24, 2021, we had (i) funded 20 loans, of which two have been repaid and another two were sold, had entered into non-binding term sheets for three loans and were evaluating 81 other loans; and (ii) had invested in a tranche of senior secured notes, which we intend to hold as a short-term investment in accordance with our Investment Guidelines (as defined herein). Our aggregate debt commitments since inception through December 24, 2021 totaled approximately $476.3 million. Our Manager employs stringent underwriting standards that analyze, among other factors, loan collateral, cash flows of the borrower, the financial condition of the borrower, borrower’s prior experience in the cannabis industry, and/or state regulatory dynamics.
Pursuant to our Management Agreement with our Manager, our Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team (whether our Manager’s own employees or individuals for which our Manager has contracted with other parties to provide services to its clients), who will be our executive officers, and the Investment Committee. Our Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.
The initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elect not to renew. Our Management Agreement may be terminated by us or our Manager under certain specified circumstances.
Pursuant to our Management Agreement, upon the date on which our equity equals or exceeds $1,000,000,000, we may, at our election, provide our Manager with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us. If the offer price of such internalization transaction has not been agreed prior to the date that is the three-month anniversary of the date on which our equity equals or exceeds $1,000,000,000, then we shall have the right, but not the obligation, to consummate such internalization transaction, effective as of such date, at an internalization price equal to five times the sum of (i) the annual Base Management Fee (without giving effect to any Base Management Fee Rebate), (ii) the annual Incentive Compensation and (iii) the aggregate amount of Outside Fees less the Base Management Fee Rebate, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
For additional information, see “Our Manager and Our Management Agreement.”
Market Overview
The following is a summary of the current macroeconomic trends that guide our current investment strategy:
The Cannabis Market is Rapidly Growing
The state regulated cannabis sector has been growing exponentially. The United States retail cannabis market is expected to generate between approximately $22.0 billion to $26.4 billion in total sales for 2021. The annual U.S. retail cannabis sales have also been projected to rise to between approximately $38.4 billion and $45.9 billion by 2025. The compound annual growth rate for the adult use retail cannabis market from 2020 through 2025 is projected to be approximately

19.9%. Cannabis companies have been, and are expected to continue, expanding to new markets. The demand for cannabis has been rising due to the increased accessibility of cannabis and a wide range of benefits for both, medical and adult uses of cannabis. We believe a continuation in this increase in demand will result in significant demand for capital on behalf of cannabis industry operators. We believe that by lending to strong operators within the cannabis industry, we can finance a large share of the market as consolidation occurs. Some of the market drivers, challenges and opportunities related to cannabis are summarized below.
■	Market Drivers:
—	Increasing numbers of patients and customers purchasing cannabis in state legal programs
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Increasing legalization of cannabis, including the recent legalization of medicinal and/or adult use cannabis, as applicable, by Arizona, Mississippi, Montana, New York, New Mexico, New Jersey, South Dakota, and Virginia in their most recent respective state elections in 2020 and by New Mexico, New York and Virginia in recent legislation signed by their respective governors in 2021

—	Wide range of benefits for both medical and adult use
—	Growing medical applications
■	Market Challenges:
—	Stringent state-by-state regulation and lengthy license approval process
—	Requires significant capital expenditure and generally involves high costs and complex distribution channels
—	Large illicit market
—	No interstate commerce, which makes it more challenging to achieve economies of scale
■	Market Opportunities:
—	U.S. cannabis industry is estimated to have a total economic impact of upwards of $160 billion by 2025
—	Constrained public and private equity markets including lack of access to traditional debt capital
Federal Legislative Reform Remains Possible
Cannabis legalization and the support of legalization continues to grow in the United States. Most Americans support ending cannabis prohibition. Gallup’s 2021 survey found that approximately 68% of Americans support legalizing cannabis. The poll also found that the support has become bipartisan, with 83% of Democrats, 71% of Independents, and 50% of Republicans supporting the legalization of cannabis. A 2015 United Nations Report revealed that 183 million people worldwide already use cannabis. In the United States, thirty-seven states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam have legalized some form of cannabis cultivation, processing, distribution, sales and use for certain medical purposes. Eighteen of those states, the District of Columbia, Guam, and Northern Mariana have legalized cannabis for adults for non-medical purposes (sometimes referred to as adult or recreational use).
Most states with legalized cannabis declared cannabis companies as “essential businesses” during the COVID-19 pandemic, permitting them to remain open while residents sheltered in place. According to a study from the Journal of Addictive Diseases, medical cannabis users with mental health conditions reported a 91% increase in use of medical cannabis on average since the beginning of COVID-19 pandemic to the date of the study. In the November 2020 election, six states voted on medical and adult use cannabis legalization measures. Four states—Arizona, New Jersey, Montana, and South Dakota—voted to legalize adult use cannabis, while two—Mississippi and South Dakota—voted to legalize medicinal cannabis, although courts struck down Mississippi’s medical legalization and South Dakota’s adult use legalization. Following the election, New York, New Mexico, and Virginia legalized cannabis or adult use, and most recently Alabama legalized medical use. Several additional states are actively considering legalizing medical and/or adult use cannabis. The increasing legalization and de-stigmatization of cannabis present a unique market opportunity for us to finance the expansion of cannabis industry operators.

Several cannabis reform bills are pending in the U.S. Congress which could result in differing approaches to cannabis legalization. Most significantly:
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The Secure and Fair Enforcement (“SAFE”) Banking Act, which would allow financial institutions legally to provide services to state-licensed and compliant cannabis companies, recently passed a House vote and has been referred to a Senate Committee. The SAFE Banking Act passed the House on April 19, 2021, but the bill has not been considered this year in the Senate.

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The Marijuana Opportunity, Reinvestment and Expungement (“MORE”) Act, which would remove cannabis entirely from the list of scheduled substances under the Controlled Substances Act and eliminate criminal penalties for manufacturing, distributing, or possessing cannabis, and would also establish certain measures for social and criminal justice reform and impose a federal tax on cannabis products. The MORE Act passed the House of Representatives on December 4, 2020, but was not considered in the Senate. Following the 2020 election, the Democratic Party now controls both the House of Representatives and the Senate. The MORE Act was reintroduced in the House of Representatives on May 28, 2021.

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The Common Sense Cannabis Reform for Veterans, Small Businesses, and Medical Professionals Act, sponsored by Republican representatives, was introduced in the House on May 11, 2021. The Act would federally deschedule cannabis and provide federal protections and mandates for federal cannabis research.

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Additionally, other legislators have stated they intend to introduce bills to legalize cannabis. Senators Cory Booker (D-NJ), Ron Wyden (D-OR) and Chuck Schumer (D-NY) issued a joint statement earlier this year regarding comprehensive cannabis reform legislation they will be introducing in the form of a new bill in 2021. The Senators introduced a discussion draft of the Cannabis Administration And Opportunity Act in July of this year, which would deschedule cannabis, require the federal government to respect state laws, and provide for reinvestment in communities disproportionately affected by the War on Drugs. While industry observers are hopeful that changes in Congress, along with a Biden presidency, will increase the chances of banking reform, such as the SAFE Banking Act, and we believe the SAFE Banking Act will be enacted, we cannot provide assurances that a bill legalizing cannabis would be approved by Congress now or in the near future.

Certain potential market participants feel constrained due to federal legislation
Due to discrepancies in state and federal regulations regarding cannabis and complicated know-your-customer obligations, federally-chartered institutional banks have felt constrained from providing full services to cannabis-related businesses. Since cannabis currently remains illegal at the federal level, federally-chartered banks that engage in business with the cannabis industry are considered to potentially be putting their federal banking charters at risk by engaging in cannabis-related funding. Moreover, each state has different licenses, requirements, and regulations, thus creating inconsistencies between markets and the need for specific state-by-state diligence, creating a void market space for us.
Inefficient capital markets
Companies that cultivate, process, manufacture, distribute, or dispense cannabis (i.e., plant-touching cannabis companies) in the United States are not currently permitted to list on the NYSE, the Nasdaq Stock Market or the Toronto Stock Exchanges. Thus, plant-touching cannabis companies are presently relegated to listing equity stock on less prominent exchanges or markets, such as the CSE in Canada or the OTC in the United States. As a result, companies with cannabis operations in the U.S. are seeking alternative sources of financing, which has allowed lenders to command strong risk-adjusted returns in the origination of loans with significant collateral. Furthermore, financing is not broadly available for companies operating in the cannabis industry seeking to raise first lien debt capital.
Lack of financing alternatives among cannabis industry operators
Cannabis industry operators do not have many flexible capital alternatives, with typical real estate sale-leaseback transactions subject to long-term leases. For example, certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. We believe there is significant demand for debt financing for cannabis industry operators to finance their growth whereby operators retain ownership of their real estate. Furthermore, we believe shorter-term financing is superior to long-term sale-leaseback transactions on a risk-adjusted basis given the ability to repatriate and redeploy capital more quickly in the evolving industry.

Our Competitive Strengths
We expect opportunities to provide loans in the cannabis market to rise due to states’ continued legalization of cannabis and the growth of state cannabis programs. We believe we are well positioned to continue as a strong financing source of choice for cannabis industry operators due to the following factors:
Leading loan origination platform in high-growth market with extensive barriers to entry: Through our size and scale of operations, as well as our incumbency and institutional infrastructure, we are able to take advantage of the capital supply/demand imbalance to further our intention to generate strong risk-adjusted returns by providing operators debt capital. Additionally, as states continue to legalize cannabis, the demand for capital to fund operations should increase and we believe we will be positioned to continue funding these borrowers both as an investment lender and institutional capital provider to an expanding universe of operators.
Compelling risk-adjusted returns vs. other real estate property types: We seek to obtain strong risk-adjusted YTM with targeted annual gross yields on our loans within the range of 12% to 20% through coupons, OID, prepayment or exit fees, and other fees. Our Manager expects to earn Outside Fees resulting from the investment advisory services and general management services rendered by it to us under our Management Agreement and, 50% of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans reduce the Base Management Fees paid by us to our Manager. As a result of such reduction, we are credited by our Manager with the value of such fees to our investors’ returns.
Experienced Management Team: Our Manager administers our business activities and day-to-day operations subject to the overall supervision of our Board. Our Manager’s team is comprised over 20 leading professionals with extensive and diverse expertise and significant financing industry experience. We believe that the length and breadth of this team’s financing experience and their ability to source and execute a wide variety of loans is one of our significant competitive advantages.
Underlying Collateral: Our loans are primarily secured by real property and certain personal property, including by the value associated with licenses, equipment and other assets to the extent permitted by applicable laws, and the regulations governing our borrowers and our intention to qualify as a REIT. As of December 24, 2021, our portfolio had weighted average real estate collateral coverage of approximately 1.2 times our aggregate committed principal amount of such loans. Our real estate collateral coverage for each of our loans was measured at the time of underwriting and based on various sources of data available at such time. Some of our borrowers have their equity securities listed for public trading on the CSE or OTC.
Flexible Structure: We believe we have a more flexible funding structure, with the ability to redeploy funding more quickly than the typical REIT land ownership models. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure.
Significant Sponsor Investment: Our Sponsor, Leonard M. Tannenbaum, who also serves as our Chief Executive Officer and one of our directors, made an equity investment of approximately $47.8 million in our Company in August 2020. Our Sponsor’s investment was structured to include a combination of cash and a transfer of loan assets at fair value plus accrued and unpaid interest, to us. The investment resulted in our Sponsor acquiring approximately 3,342,500 shares of our common stock, or approximately 17.2% of our common stock upon completion of this offering (or 16.8% if the underwriters exercise their option to purchase additional shares in full). Our Sponsor also invested in our 2027 Senior Notes. Additionally, Gamma Lending Holdco LLC, which is a fund controlled by Jonathan Kalikow, our Head of Real Estate, one of our directors and an affiliate of our Manager, and his father, invested approximately $9.6 million in cash in our Company in August 2020. Our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, has also provided us a $75.0 million Revolving Credit Facility. On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. The Revolving Credit

Facility is subject to a one-time commitment fee of 0.25% of the total revolving loan commitments and an unused fee of 0.25% per annum on any undrawn amount of the revolving loan commitments. Any borrowings under the Revolving Credit Facility will accrue interest at a rate of 4.75% per annum and all payments of interest, commitment fee and unused fee (in each case, net of applicable taxes) are to be paid, directly or indirectly, to a charitable foundation designated by AFC Finance, LLC in its sole discretion. Our obligations under the Revolving Credit Facility are secured by a first priority security interest in substantially all of our existing and future assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”
Our Growth Strategy
Objective
Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation. We intend to achieve this objective by sourcing, underwriting, structuring and funding loans to state law compliant cannabis companies.
From January 1, 2020 to December 24, 2021, our Manager and its affiliates have had access to approximately $10.7 billion of potential loan opportunities. We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We provide borrowers an institutional and flexible alternative for financing. As we continue to grow our equity base, we believe we can commit to additional transactions with strong risk-adjusted returns to diversify our portfolio and enable our Manager and/or its affiliates to act as a lead agent on larger deals that can be syndicated.
We intend to primarily focus on cannabis industry operators with strong collateral, in the form of real estate, equipment, value associated with licenses, and/or other assets owned by the borrower to the extent permitted by applicable laws and the regulations governing such borrowers. Our Manager will regularly evaluate loans and we currently retain an independent third-party valuation firm to provide input on the valuation of unquoted assets, which our Manager considers along with various other subjective and objective factors when making any such evaluation. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments for companies operating in the cannabis industry, economic conditions and commercial real estate fundamentals.
Key elements of our strategy include:
■	Targeting loans for origination and investment that typically have the following characteristics:
—	principal balance greater than $10.0 million;
—	real estate collateral coverage of at least one times the principal balance;
—	secured by commercial real estate properties, including cannabis cultivation facilities, processing facilities and dispensaries; and
—	well-capitalized sponsors with substantial experience in particular real estate sectors and geographic markets.
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Diversifying our financing sources with increased access to equity and debt capital, which may provide us with a lower overall cost of funding and the ability to hold larger loan sizes, among other things.

We draw upon our Manager’s expertise in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our current growth strategy provides significant potential opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate loan opportunities at different points in the economic and real estate investment cycle, we may modify or expand our growth strategy from time to time.
Underwriting and Investment Process
Pursuant to the Management Agreement that was entered into between our Manager and us, our Manager will manage our loans and day-to-day operations, subject at all times to the further terms and conditions set forth in the Management

Agreement and such further limitations or parameters as may be imposed from time to time by our Board. See “Our Manager and Our Management Agreement” for additional information.
Our Manager’s rigorous underwriting and investment process enables us to source, screen and ultimately provide senior secured loans to established cannabis industry participants in states that have legalized medicinal and/or adult use cannabis. Our Manager as well as our management team provided by our Manager and our Board strive to be attuned to the macro-environment and political environment as they relate to the lending and cannabis industries.
We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Manager. The primary objectives of the investment process are for it to be repeatable, dependable, and able to produce attractive risk-adjusted returns. The primary components of the investment process are as follows:
Origination		Underwriting		Investment Committee		Legal Documentation and Post-Closing
•	Direct origination platform works to create enhanced yields and allows us to put in greater controls for loans in which our Manager originates and structures	•	Disciplined underwriting process leads to a highly selective approach	•	Focused on managing credit risk through comprehensive investment review process	•	Investment team works alongside external counsel to negotiate credit agreements and collateral liens

•	Platform drives increased deal flow, which provides for improved loan selectivity	•	Potential loans are screened based on four key criteria: company profile, state dynamics, regulatory matters and real estate asset considerations	•	The Investment Committee must approve each loan before commitment papers are issued	•	Emphasis is placed on financial covenants and limitations on actions that may be adverse to lenders

• •
Allows for specific portfolio construction and a focus on higher quality companies

As of December 24, 2021, we had 84 active loans in our pipeline at various stages in the diligence process, and we had passed on 343 of 443 sourced loan opportunities due to, among other reasons, lack of collateral, lack of cash flow, stage of company, no previous experience and state dynamics
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Other tools that we frequently use to verify data include, but are not limited to: appraisals, quality of earnings, environmental reports, site visits, anti-money laundering compliance, comparable company analyses and background checks
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Members of the Investment Committee currently include: Leonard M. Tannenbaum, Jonathan Kalikow and Robyn Tannenbaum. It is intended that the Investment Committee will be expanded to five members consisting of the three current members and our to-be-named Managing Director, Portfolio Management and General Counsel
						•	Portfolio is proactively managed to monitor ongoing performance, in some instances, through seats on borrowers’ boards of directors or board observer rights

Origination
Our Manager has a team of experienced commercial real estate and lending investment professionals who have well-established relationships with over 90 third parties (including companies operating in the cannabis industry, mortgage brokers, investment banks, third-party providers and investors) that enable us to generate attractive loan opportunities in our target asset class. Our Manager’s outbound sourcing efforts and inbound screening of opportunities has enabled them to evaluate approximately $10.7 billion of opportunities from January 1, 2020 to December 24, 2021.
We believe our broad origination capabilities enable credit selection discipline. We have a direct origination platform which typically creates enhanced yields due to our ability to originate, participate, document, and put in enhanced controls in the structuring of the loans. This platform enables us to have access to a larger investment universe, increasing our ability to be selective and allowing for specific portfolio construction and a focus on higher quality companies.

Our Manager’s origination team meets regularly to evaluate new loan opportunities, employing a highly collaborative approach to investing. Upon its receipt of an actionable request, our Manager’s deal team prepares a standardized template (an “Early Read Memo”) that serves as the initial recommendation to the Investment Committee with respect to initially pursuing such opportunity. This Early Read Memo contains key property metrics, including, without limitation, property characteristics, preliminary loan terms and structure. Our Manager’s origination team takes a bottom-up, enterprise value-oriented approach to underwriting, focusing on collateral valuation, multiple exit strategies and downside principal protection. The goal of our Manager is to identify key issues and decisions early in the process, including, without limitation, issues relating to the preliminary pricing, asset quality, market, borrower or capital structure.
Pricing
Our Manager also evaluates the Early Read Memo prepared by the deal team to evaluate the likely financing terms, comparable market transactions and the impact of the loan on our overall portfolio construction from a diversification and return standpoint. Loans are priced based on our Manager’s view of liquidity and market conditions. Our Manager confirms that the required pricing generates an appropriate expected return on any given loan. Key model inputs include: the loan’s credit spread; OID and exit fees (if any); the timing and amount of future funding; the expected tenor and cost of asset-level financing; expected timing of repayments; likelihood of a loan extension past initial maturity; extension fees (if any); the cost of servicing; and an estimate of our management, general and administrative expenses. Model assumptions and pricing methodology are adjusted as needed based on prevailing market conditions, investor sentiment and activity and portfolio allocations and concentrations at the time of pricing. Returns on targets are not a reliable indicator of future performance and no guarantee or assurance is given that such returns will be achieved or that an investment in our Company will not result in a loss. Target return rates are based on our good faith and reasonable assumptions. Actual events or conditions may differ materially from these assumptions, and therefore, actual returns could be substantially lower.
Term Sheet and Due Diligence
Upon the decision to further pursue a loan investment, our Manager’s deal team, with the input of the Investment Committee, negotiates and executes a term sheet. Term sheets are issued subject to due diligence and the final approval of the Investment Committee. Upon receipt of an executed term sheet and an expense deposit from the borrower, our Manager’s deal team commences full due diligence and preparation of documentation. Our Manager’s deal team inspects each property and assesses competitive properties in the surrounding market.
Underwriting
Once an attractive lending opportunity has been identified, we move quickly to evaluate the merits and risks associated with the loan. We evaluate loans by subjecting them to a rigorous underwriting process, guided by a series of internal approval stages. This underwriting process can take approximately six weeks to three months, often depending on state regulatory dynamics. Potential loans are screened based on the following key criteria: company profile, state dynamics, regulatory matters, and real estate considerations. We subject all loans to a rigorous underwriting process which is designed to assess all important aspects of the loan. The diligence tools we utilize to verify data include, but are not limited to, appraisals, quality of earnings reports, environmental reports, site visits, comparable company analyses, background checks and local regulatory restrictions. Certain factors that we evaluate include:
■	Borrower and Operations
—	Type of operations – cultivation, processing, manufacturing and distribution
—	Mix analysis – wholesale vs. retail
—	State regulatory approval
—	Quality of management – cultivation experience and financial expertise, among other factors
—	Brand analysis – owned brands or produce for others
—	Quality control analysis – testing, operational procedures, remediation procedures
—	Construction projects – historical ability to hit budget and timeline

■	Real Estate and Structure
—	Type of cultivation (outdoor, greenhouse, indoor), processing capabilities, and distribution abilities
—	Size, construction, and suitability of the facility
—	Total land and hard/soft costs analysis to determine total basis and estimate replacement costs
—	Visual and/or physical site visit to inspect the land, facilities, and specific systems in use
—	Real estate metrics:
■	Loan to Cost
■	Loan to Value (appraised for cannabis use)
■	Loan to Value (alternative use)
■	State by State Analysis
—	Legislative environment of every state a company operates in
—	Probability analysis of legislative changes in each state
—	Growing conditions and seasonality within the state
—	Local planning and permits
—	Current political climate and importance of cannabis
—	License dynamics – number and type (vertical, single)
■	Loan Analysis
—	Loan size and capital structure overview – current and pro forma
—	Loan economics – interest rate, OID, exit fees, prepayment penalties, etc.
—	Loan security – real estate, licenses, parent and/or subsidiary guarantees, cash flow, trademarks, etc.
—	Thorough covenant analysis and remedies to breach
—	Review of the agent and participants in the syndication process
—	Risks and mitigants of the loan – credit risk, business risk, structure risk, etc.
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If the borrower offers us an Assigned Right to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, we will sell the Assigned Right to a third-party buyer on the market or to one of our affiliates, subject to such affiliate’s separate approval process and our related person transactions policy.

■	Financial Analysis and Metrics
—	Historical and projected cash flow analysis
—	Capital structure analysis – current and pro forma for the loan
—	Loans are structured with covenants such as maximum leverage ratio, debt service coverage ratio, fixed charge coverage ratio, minimum EBITDA, and minimum cash

—	Cost per gram of the product
—	Full financial model – vertically integrated, wholesaler, distributor, etc.
■	License Analysis
—	Fully examine the licenses owned in each state
—	Review the licenses under application in each state
—	Evaluate the transferability of license(s) held by the company
—	Analyze the valuation and marketplace for licenses in each state
Assessments of Property Condition
As part of the underwriting and closing process, our Manager obtains the third-party reports and other documentation described below:
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Appraisal. An independent appraisal, or an update of an independent appraisal, that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, is generally required in connection with the origination or acquisition of each loan. In some cases, however, the value of the subject property collateral may be established based on total cost basis, a cash flow analysis, a recent sales price or another method or benchmark of valuation, without reference to any appraisal report.

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Environmental Assessment. A Phase I environmental assessment is performed by a qualified third- party consultant to identify and evaluate potential environmental issues in connection with the subject property collateral. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing and review, such as a Phase II environmental assessment with respect to the property; an environmental insurance policy; remediation activities; the establishment of an operations and maintenance plan by the borrower; and/or a guaranty or reserve with respect to environmental matters. If a Phase I or Phase II report already exists from a qualified consultant, we may utilize the information in that report along with a reliance letter from the consultant who performed the report.

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Engineering Assessment. In general, our Manager requires that an engineering firm inspect the subject property collateral to assess the structure, exterior walls, roofing, interior structure, parking, fire suppression systems, ADA compliance, and/or mechanical and electrical systems. Based on the resulting report, our Manager determines the appropriate response, which may include, but is not limited to, modifications to the contemplated loan terms, or additional reserve requirements for any recommended immediate repairs, corrections or replacements and any identified deferred maintenance.

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Seismic Report. For investments in geographic regions that are known to be seismically active, we may retain third-party consultants to determine if earthquake insurance is required and, if required, the appropriate amount for the asset and situation.

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Insurance. The borrower is required to provide to us evidence of, and our Manager typically reviews (with the assistance of both counsel and an independent insurance consultant), various forms of insurance, including: (i) title insurance insuring the lien of the subject property collateral; (ii) casualty insurance; (iii) flood insurance, if applicable and available; and (iv) business interruption or rent loss insurance. In addition, our Manager typically requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Legal Diligence and Loan Documentation
Concurrently with the due diligence process, our Manager’s deal team engages outside legal counsel to conduct legal diligence and negotiate loan documentation. With the assistance of outside counsel, our Manager’s deal team confirms that each loan complies with the negotiated terms in the term sheet, as well as all required REIT regulations, our continued exclusion or exemption from registration under the Investment Company Act and our investment guidelines.

Review and Approval
Following the completion of due diligence and loan documentation, our Manager’s deal team prepares a memorandum summarizing its analytical and due diligence findings and presents the memorandum to the Investment Committee. The Investment Committee reviews, among other things, property details, market fundamentals, borrower creditworthiness, investment structure, cash flow underwriting and deal risks and mitigating factors prior to issuing an approval for funding. Our Manager’s investment decisions are based on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. The investment approval relies on a rigorous, iterative process with numerous checks and balances and constant engagement throughout the deal process and strives for consensus decision-making for all investments.
Closing
Following final approval of a loan, our Manager moves efficiently to close the loan transaction. The closing process includes: completion of any outstanding business and legal due diligence items; finalization of third-party reports; finalization of investment documents and verification of the sources and uses of funds; completion of the closing statement and funding memorandum; review of the title company closing statement with the escrow agent; coordination of funding with our Manager’s treasury and operations groups; coordination with any financing provider; loan closing and funding; and delivery of final files to the custodian and the servicer. A full closing checklist evidencing these items must be executed by all relevant parties in order for a funding wire to be initiated.
Post-Closing Asset Management
Our portfolio is proactively managed to monitor ongoing performance. Our Manager reviews periodic financial statements as well as financial covenant compliance as required per the respective credit agreements. Our Manager regularly meets with borrowers to discuss financial results, market trends and general business matters. Additionally, our Manager typically will make annual site visits to borrowers’ facilities.
Investment Committee
The Investment Committee overseeing loans for us will be focused on managing our credit risk through a comprehensive investment review process. As part of the investment process, the Investment Committee must approve each loan before commitment papers are issued.
In addition, the Audit and Valuation Committee of our Board assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
Our Portfolio
As of December 24, 2021, our portfolio was comprised of loans to 15 different borrowers and an intended short-term investment in senior secured notes of one issuer, totaling approximately $366.0 million in total principal amount, with approximately $55.5 million in additional unfunded loan commitments to our borrowers. As of December 24, 2021, our portfolio had a weighted-average estimated YTM of approximately 19% and was secured by real estate, cash flows, value associated with licenses and with respect to certain of our loans, substantially all assets of the borrowers and certain of their subsidiaries. Estimated YTM includes a variety of fees and features that enhance the total yield, which may include, but is not limited to, OID, exit fees, prepayment fees, and unused fees. We recognize OID as a discount to the funded loan principal and accrete it to income over the term of the loan. In some cases, we may receive an Assigned Right providing us with the option to assign the right to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, which we promptly sell and recognize as additional OID. During the period from July 31, 2020 (date of commencement of operations) through December 24, 2021, we sold all of our Assigned Rights to either (a) our affiliate, AFC Warehouse, using a sale price based on fair value as determined by the Audit and Valuation Committee of our Board based on various subjective and objective factors, including input from an independent third-party valuation firm that we currently retain to provide input on the valuation of such assets or (b) the third-party administrative agent under the applicable loans. The below summarizes our portfolio as of December 24, 2021, unless otherwise specified.

Borrower	Status	Original Funding Date(1)	Maturity Date	AFCG Loan, net of Syndication	% of Total AFCG	Principal Balance as of 12/24/2021	Cash Interest Rate	Paid In Kind (“PIK”)	Fixed/ Floating	Amortization During Term	YTM(2)(3)
Public Co. A - Real Estate Loan	Funded	7/3/2019	1/26/2023	$2,940,000	0.7%	$2,940,000	12.0%	2.0%	Fixed	No	19%
Public Co. A - Equipment Loans	Funded	8/5/2019	3/5/2024	4,000,000	1.0%	2,533,266	12.0%	N/A	Fixed	Yes	19%
Private Co. A(7)	Funded	5/8/2020	5/8/2024	62,500,000	14.9%	63,918,855	13.0%	3.4%	Fixed	Yes	22%
Private Co. B	Funded	9/10/2020	9/1/2023	10,500,000	2.5%	10,771,887	13.0%	4.0%	Fixed	Yes	26%
Private Co. C	Funded	11/5/2020	12/1/2025	24,000,000	5.7%	21,676,513	13.0%	4.0%	Floating	Yes	22%
Sub. of Public Co. D(4)	Funded	12/18/2020	12/18/2024	10,000,000	2.4%	10,000,000	12.9%	N/A	Fixed	No	14%
Private Co. D	Funded	12/23/2020	1/1/2026	12,000,000	2.9%	12,230,666	13.0%	2.0%	Fixed	Yes	20%
Private Co. E	Funded	3/30/2021	4/1/2026	21,000,000	5.0%	19,871,580	13.0%	4.0%	Floating	Yes	26%
Private Co. F	Funded	4/27/2021	5/1/2026	13,000,000	3.1%	11,545,235	13.0%	4.0%	Fixed	Yes	29%
Sub of Private Co. G(5)	Funded	4/30/2021	5/1/2026	65,400,000	15.6%	46,717,825	12.5%	1.8%	Floating	Yes	20%
Sub of Private Co. H(6)	Funded	5/11/2021	5/11/2023	5,781,250	1.4%	5,781,250	15.0%	N/A	Fixed	No	20%
Public Co. F	Funded	5/21/2021	5/30/2023	60,000,000	14.3%	60,000,000	8.7%	N/A	Fixed	No	11%
Private Co. I	Funded	7/14/2021	8/1/2026	10,326,875	2.5%	10,425,205	13.0%	2.5%	Floating	Yes	18%
Private Co. K	Funded	8/20/2021	8/3/2026	19,750,000	4.7%	7,000,000	13.0%	N/A	Floating	Yes	18%
Private Co. J	Funded	8/30/2021	9/1/2025	23,000,000	5.5%	23,093,441	13.0%	2.0%	Floating	Yes	20%
Public Co. G	Funded	11/12/2021	12/10/2024	15,000,000	3.6%	15,000,000	12.5%	N/A	Fixed	No	10%
Sub. of Public Co. H	Funded	12/16/2021	1/1/2026	60,000,000	14.3%	42,500,000	9.8%	N/A	Fixed	No	14%
			SubTotal	$419,198,125	100.0%	$366,005,723	11.8%	1.8%			19%

											Wtd Average

Information as of December 24, 2021 unless otherwise specified. Borrower names have been kept confidential due to confidentiality agreement obligations.
(1)	All loans originated prior to July 31, 2020 were purchased from an affiliated entity at fair value which approximated accreted and/or amortized cost plus accrued interest on July 31, 2020.
(2)
Estimated YTM includes a variety of fees and features that affect the total yield, which may include, but is not limited to, OID, exit fees, prepayment fees, unused fees and contingent features. OID is recognized as a discount to the funded loan principal and is accreted to income over the term of the loan. Loans originated before July 31, 2020 were acquired by us, net of unaccreted OID, which we accrete to income over the remaining term of the loan. In some cases, additional OID is recognized from additional purchase discounts attributed to the fair value of equity positions that were separated from the loans prior to our acquisition of such loans.

The estimated YTM calculations require management to make estimates and assumptions, including, but not limited to, the timing and amounts of loan draws on delayed draw loans, the timing and collectability of exit fees, the probability and timing of prepayments and the probability of contingent features occurring. For example, certain credit agreements contain provisions pursuant to which certain PIK interest rates and fees earned by us under such credit agreements will decrease upon the satisfaction of certain specified criteria which we believe may improve the risk profile of the applicable borrower. To be conservative, we have not assumed any prepayment penalties or early payoffs in our estimated YTM calculation. Estimated YTM is based on current management estimates and assumptions, which may change. Actual results could differ from those estimates and assumptions.

(3)
Estimated YTM for the loans with Public Company A, Private Company A, Private Company D, and Private Company E is enhanced by purchase discounts attributed to the fair value of equity warrants that were separated from the loans prior to our acquisition of such loans. The purchase discounts accrete to income over the respective remaining terms of the applicable loans.

(4)
Loan to Subsidiary of Public Company D does not reflect the borrower’s option to request a maturity extension for an additional 364 days from the original loan maturity date, which we are not obligated to grant.

(5)
Cash interest and PIK interest rates for the Subsidiary of Private Company G represents a blended rate of differing cash interest and PIK interest rates applicable to each of the three tranches included in the Sub. Of Private Co. G Credit Facility.

(6)
Loan to Subsidiary of Private Company H does not reflect the borrower’s option to request up to two maturity extensions each for an additional six months from the then-existing loan maturity date. The first extension, which is available at the borrower’s sole option, is subject to a payment of a 2.0% fee. The second extension is subject to the approval of all lenders.

(7)
PIK interest rate for Private Co. A represents a blended rate of differing PIK interest rates applicable to each of the two tranches to which we are a lender under the Private Company A Credit Facility.

Illustrative Description of Borrowers:
Public Company A
Single-state cultivator, producer and full-service brand fulfillment partner that produces a wide range of products in the Nevada market. Public Company A operates a +/- 400,000 square foot greenhouse and 55,000 square foot processing and custom packaging facility, which is capable of producing over 100,000 pounds of dry flower per year. The real estate collateral of Public Company A consists of a greenhouse and processing facility in Nevada.
Private Company A
Multi-state operator with operations in six states and licenses in seven states. Private Company A is a vertically integrated cultivator and retailer of both medical and adult-use cannabis that primarily operates under its own brand. Private Company A’s business segments include cultivation, extraction and processing, retail products, and dispensaries. The real estate collateral of Private Company A consists of three cultivation facilities and twelve dispensaries across Arizona, New Mexico, Michigan, Maryland, Massachusetts and Missouri.
Private Company B
Single-state operator currently constructing an indoor cultivation facility to wholesale product to the medical and adult use markets in Michigan. Private Company B produces high-end cannabis strains and intends to focus on the high-end, top-tier cannabis niche. The management team has over 20 years’ experience in the cannabis industry, including ten years in Michigan. The real estate collateral for Private Company B consists of a cultivation facility in Michigan.
Private Company C
Single-state vertically integrated cultivator and retailer of medical cannabis. Private Company C operates under a Chapter 20 Clinical Registrant license and has partnered to collaborate on multifaceted studies to substantiate safety and positive therapeutic outcomes. Private Company C currently operates a cultivation facility and three dispensaries with the ability to add three additional dispensary locations. The real estate collateral of Private Company C consists of a cultivation facility and three dispensaries in Pennsylvania.
Subsidiary of Public Company D
Public Company D participates in the medical and adult use market across Canada and in several U.S. states where cannabis has been legalized for therapeutic or adult use. Subsidiary of Public Company D, is a premier medical marijuana cultivator, processor and distributor in Pennsylvania. Public Company D also has operations in California, Maryland and New Jersey. The real estate collateral for Subsidiary of Public Company D consists of a cultivation facility in Pennsylvania.
Private Company D
Multi-state operator who operates five dispensaries, the maximum amount of dispensaries allowed by law for any operator, in the State of Ohio and one dispensary in Arkansas. Private Company D historical focus has been dispensary operations and has licenses in other states, where it also operates dispensaries. The real estate collateral for Private Company D consists of three dispensaries across Ohio and Arkansas.
Private Company E
Single-state operator who operates one dispensary and is currently constructing an indoor cultivation and processing facility to wholesale product for medical use in Ohio. Private Company E approaches the medical cannabis market from the healthcare and scientific perspectives of its founders and key executives, differentiating it in the industry. The real estate collateral for Private Company E consists of a cultivation and processing facility, which is still under construction, and a dispensary in Ohio. The cultivation and processing facility construction is expected to be completed in second quarter of 2022.
Private Company F
Single-state operator currently constructing a cultivation and manufacturing facility and one dispensary in Missouri. Private Company F also operates one dispensary and leases two additional dispensary locations for a total of four dispensaries in the state of Missouri (assuming the completion of the single dispensary currently under construction). Private Company F also has three operational dispensary locations (two of which are leased) for a total of four dispensaries in the state of Missouri following the completion of the single dispensary under construction. The real estate collateral for Private Company F consists of a cultivation and manufacturing facility and two dispensaries in Missouri. Construction on the cultivation and manufacturing facility and the final dispensary is expected to be completed in the first quarter of 2022.
Subsidiary of Private Company G
Private Company G is a multi-state operator with assets across nine states. Subsidiary of Private Company G operates in New Jersey as an alternative treatment center which allows for one cultivation facility and three dispensary operations, all of which are being constructed using the proceeds of the loan to Subsidiary of Private Company G. Subsidiary of Private Company G additionally operates three dispensaries and a cultivation facility in the state of Pennsylvania. The real estate collateral for Subsidiary of Private Company G consists of a cultivation facility and dispensary operation in New Jersey and a cultivation facility in Pennsylvania. Construction on the cultivation facilities is expected to be completed in the third quarter of 2022.

Subsidiary of Private Company H
Private Company H is a multi-state operator with assets in Arkansas, Florida, Maryland and Illinois. Subsidiary of Private Company H is a single-state operator that is currently expanding their cultivation facility in Illinois, which is licensed to grow both recreational and medical use cannabis. Subsidiary of Private Company H also operates two additional dispensaries in the state, one licensed to sell medical use cannabis and the other licensed to sell both recreational and medical use cannabis. The real estate collateral for Subsidiary of Private Company H consists of a cultivation facility in Illinois.
Public Company F
Public Company F is an Illinois based multi-state operator with approximately 87 retail locations across 11 states and licenses in three states, and has expanded via an aggressive M&A strategy. The real estate collateral for Public Company F consists of five cultivation facilities across Illinois, Florida, Nevada, Ohio, and Massachusetts and eight dispensaries across Illinois, Michigan, Maryland, Arkansas, Ohio, Nevada, Florida, and Arizona.
Private Company I
Private Company I is a Maryland based single-state operator with an existing cultivation and processing operation in the state, as well as one operational dispensary.
Private Company J
Private Company J is a single-state vertically integrated cultivator, processor, and retailer of medical cannabis. Private Company J operates in the state of Missouri with the maximum number of allowed cannabis licenses including three cultivation licenses and five retail licenses. Private Company J is currently operating all five dispensaries and two of its cultivation facilities while constructing a third cultivation facility. The real estate collateral for Private Company J consists of a to-be-built cultivation facility. Construction on the cultivation facility is expected to begin in the first quarter of 2022.
Private Company K
Private Company K is a single-state operator constructing a facility housing cultivation, manufacturing and retail operations as well as two separate dispensaries, all of which are located in Massachusetts. The cultivation facility will be operating under a Tier 6 cannabis license and all of Private Company K’s facilities, including the two separate dispensaries, are approved for both medical and adult use production and/or retail, as applicable. The real estate collateral for Private Company K includes the to-be-built cultivation, manufacturing and retail facility. Construction on the cultivation, manufacturing and retail facility as well as the two separate dispensaries are expected to be completed across the first and second quarters of 2022.
Public Company G
Public Company G is a vertically integrated U.S. multi-state cannabis operator with anchor operations in Massachusetts, Nevada, and New Jersey with recent entry into Pennsylvania, Ohio, Arizona, and Florida. Public Company G is publicly traded on the Canadian Stock Exchange and currently operates over 50 dispensaries in Arizona, Florida, Massachusetts, Nevada, New Jersey, and Pennsylvania. Real estate collateral consists of cultivation facilities in Nevada, Massachusetts, Pennsylvania, Florida and Ohio.
Subsidiary of Public Company H
Subsidiary of Public Company H is a multi-state operator that holds a portfolio of licenses across eleven different states with vertically integrated operations in seven states, with thirty operational dispensaries and nine cultivation & processing facilities. The real estate collateral consists of six cultivation properties in Illinois, Ohio, New Jersey, Pennsylvania, Michigan, and Iowa, and four dispensary properties in Illinois and Michigan. Public Company H is incorporated in British Columbia and publicly traded on the Canadian Stock Exchange.
Collateral Overview
Our loans are secured by various types of assets of our borrowers, including real property and certain personal property, including value associated with licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. We do not have liens on cannabis inventory and are generally restricted from taking ownership of state licenses by current statutory prohibitions and exchange listing standards. See “Risk Factors — Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.”

The documents governing our loans also include a variety of provisions intended to provide remedies against the value associated with licenses. For example, some loan documents require a grant of a security interest in all property of the entities holding licenses to the extent not prohibited by applicable law or regulations (or requiring regulatory approval), equity pledges of entities holding licenses, receivership remedies and/or other remedies to secure the value associated with the borrowers’ licenses. Upon default of a loan, we may seek to sell the loan to a third party or have an affiliate or a third party work with the borrower to have the borrower sell collateral securing the loan to a third party or institute a foreclosure proceeding to have such collateral sold, in each case, to generate funds towards the payoff of the loan. While we believe that the appraised value of any real estate assets or other collateral securing our loans may impact the amount of the recovery in each such scenario, the amount of any such recovery from the sale of such real estate or other collateral may be less than the appraised value of such collateral and the sale of such collateral may not be sufficient to pay off the remaining balance on the defaulted loan. Additionally, a third party becoming the holder of a license through a sale, foreclosure or otherwise or other realization of the value of licenses requires the approval of regulatory authorities. As of December 24, 2021, our portfolio had a weighted average real estate collateral coverage of approximately 1.2 times our aggregate committed principal amount of such loans. Our real estate collateral coverage for each of our loans was measured at the time of underwriting and based on various sources of data available at such time. We calculate our weighted average real estate collateral coverage by estimating the underlying value of our real estate collateral based on various objective and subjective factors, including, without limitation, third-party appraisals, total cost basis of the subject property and/or our own internal estimates.
We may pursue a sale of a defaulted loan if we believe that a sale would yield higher proceeds or that a sale could be accomplished more quickly than a foreclosure proceeding while yielding proceeds comparable to what would be expected from a foreclosure sale. To the extent that we determine that the proceeds are more likely to be maximized through instituting a foreclosure sale or through taking title to the underlying collateral, we will be subject to the rules and regulations under state law that govern foreclosure sales and Nasdaq listing standards that do not permit us to take title to real estate while it is involved in commercial sales of cannabis. In addition, the sale of the collateral securing our loans may be difficult and may be to a party outside of the cannabis industry. Therefore, any appraisal-based value of our real estate and other collateral may not equal the value of such collateral if it were to be sold to a third party in a foreclosure or similar proceeding. We may seek to sell a defaulted loan prior to commencing a foreclosure proceeding or during a foreclosure proceeding to a purchaser that is not required to comply with Nasdaq listing standards. We believe a third-party purchaser that is not subject to Nasdaq listing standards may be able to realize greater value from real estate and other collateral securing our loans. However, we can provide no assurances that a third party would buy such loans or that the sales price of such loans would be sufficient to recover the outstanding principal balance, accrued interest, and fees. See “Risk Factors — We will not own real estate as long as it is used in the commercial sale of cannabis due to current statutory prohibitions and exchange listing standards, which may delay or limit our remedies in the event that any of our borrowers default under the terms of their loans with us.”
Government Regulation
Our operations are subject to regulation, supervision, and licensing under various United States, state, provincial, and local statutes, ordinances and regulations. In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act, the USA Patriot Act, regulations promulgated by the Office of Foreign Asset Control, and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies. We are required to comply with the applicable laws and regulations in the states in which we do business. We actively monitor proposed changes to relevant legal and regulatory requirements in order to maintain our compliance.
The Dodd-Frank Act
The Dodd-Frank Act made significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that may affect our Company. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. It is possible that regulations that will be adopted in the future will apply to us or that existing regulations that are currently not applicable to us will begin to apply to us as our business evolves.

Investment Company Act
We have not been and are not currently required to be registered under the Investment Company Act pursuant to Section 3(c)(5) (the “Section 3(c)(5) Exemption”) of the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Real estate mortgages are excluded from the term “investment securities.”
We rely on the exception set forth in Section 3(c)(5) of the Investment Company Act, which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses . . . (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We believe we qualify for the exemption under this section and our current intention is to continue to focus on originating and investing in loans collateralized by real estate so that at least 55% of our assets are “qualifying interests” and no more than 20% of our assets are miscellaneous assets. However, if, in the future, we do acquire assets that do not meet this test, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.
The Investment Company Act provides certain protections and imposes certain restrictions on registered investment companies, none of which are currently applicable to us. Our governing documents do not permit any transfer of shares of our common stock that would result in us becoming subject to regulation as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.
Competition
We operate in a competitive market for the origination and acquisition of attractive lending opportunities. We compete with a variety of institutional investors, including other REITs, debt funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, private equity and hedge funds, and other entities. Some of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors, including other REITs, have recently raised, or are expected to raise, significant amounts of capital and may have investment objectives that overlap with our investment objectives, which may create additional competition for lending and other investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in realizing fewer investments, higher prices, acceptance of greater risk, greater defaults, lower yields or a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital.
In the face of this competition, we have access to our Manager’s professionals and their financing industry expertise, which may provide us with a competitive advantage in competing effectively for attractive investment opportunities and help us assess risks and determine appropriate pricing for certain potential investments. We also believe we have a more flexible funding structure than our competitors with typical REIT land ownership models, given our ability to redeploy funding more quickly. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure. Although we believe our Manager’s expertise and our flexible funding structure provide us with valuable competitive advantages, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Business and Growth Strategy.”
Staffing
We are externally managed by our Manager pursuant to the Management Agreement between our Manager and us. Our officers also serve as officers or employees of our Manager and/or its affiliates. We do not have any employees. See “Our Manager and our Management Agreement—Management Agreement.”
Facilities
We currently maintain our executive offices at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and 777 West Putnam Ave., Greenwich, CT 06830. Our Florida office is leased by our Manager or one of its affiliates from a third party and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such offices (including our pro-rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates, in each case, as required for our operation. Our Connecticut office is leased by our Manager or one of its affiliates from Mr. Tannenbaum and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates as required for our operation. We do not have to reimburse our Manager for rent for the use of this office space. Mr. Kalikow operates out of New York from property that he owns and is reimbursed by the Manager for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and, in turn, pursuant to the terms of our Management Agreement, we reimburse the Manager for such expenses. We do not have to reimburse our Manager for rent for the use of this office space. We consider our current office space adequate for our current operations.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings relating to claims arising from the ordinary course of business. Furthermore, third-parties may try to seek to impose liability on us in connection with our loans. As of December 24, 2021, we were not subject to any material legal proceedings.

MANAGEMENT
We operate under the direction of our Board, which is responsible for directing the management of our business and affairs. Our Board has retained our Manager to manage our loans and day-to-day operations, subject to the terms of our Management Agreement and the supervision of our Board. We do not have any employees. Our loans are sourced and overseen by the members of our Manager’s team, which consists of more than 20 investment and other professionals who are employees of our Manager and/or its affiliates and certain of whom are also our officers.
Directors and Executive Officers
The following table sets forth certain information concerning our directors and our executive officers, who, alongside our Manager, assist in our day-to-day operations:
Directors and Executive Officers	Age	Position/Title
Thomas L. Harrison	74	Lead Independent Director (Class I)
Leonard M. Tannenbaum	50	Chief Executive Officer, Chairman and Director (Class I)
Jonathan Kalikow	52	Head of Real Estate and Director (Class II)
Robert Levy	56	Independent Director (Class II)
Jodi Hanson Bond	51	Independent Director (Class II)
Alexander C. Frank	63	Independent Director (Class III)
Tomer J. Tzur	50	Independent Director (Class III)
Brett Kaufman	49	Chief Financial Officer and Treasurer
Robyn Tannenbaum	36	Managing Director, Head of Origination and Investor Relations
Thomas L. Harrison, L.H.D. — Lead Independent Director (Class I). Mr. Harrison has served as our lead independent director since July 2020. Mr. Harrison is currently a Senior Operating Partner at Merida Capital Holdings, a private equity firm investing across the cannabis ecosystem a position he has held since April 2019. In addition, Mr. Harrison brings 30 years of experience in marketing, communications and brand positioning. He formerly founded Harrison & Star Business Group in October 1987, a healthcare marketing and communications agency that was acquired by Omnicom Group Inc. (“Omnicom”) in 1992. He is Chairman Emeritus of Diversified Agency Services, a division of Omnicom and one of the world’s largest holding groups of marketing services companies. He was appointed President of the division in April 1997. He is currently a board member for MainStem, the leading purchasing platform in the state-regulated cannabis industry, as well as for EighthICON Holdings, a cannabis firm owning the Cheech & Chong cannabis brand, and one of our borrowers, Private Company A. Mr. Harrison was appointed to the board of Madison Logic in June 2016, a business-to-business account based management marketing company and on the board of ACTV8me, an advertising attribution technology company, in 2020. Mr. Harrison is on the Board and acts as lead director for Fifth Street, a credit asset manager with a nationwide platform. In addition, he was previously the Chairman of the Corporate Governance and Nominating Committee for Zynerba Pharmaceuticals Inc., a leader in pharmaceutically-produced cannabinoid therapies from January 2015 to May 2019. He is a board director for the Montefiore Health System. Mr. Harrison brings to our Board an important combination of leadership, marketing, cannabis industry, healthcare and financial expertise. His experiences at large corporations and his current board service make him instrumental in helping our Board implement our business and financial strategy.
Leonard M. Tannenbaum — Chief Executive Officer, Chairman and Director (Class I). Mr. Tannenbaum has served as our Chief Executive Officer and as Chairman and a director since July 2020. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of the Manager, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc., a credit asset manager with a nationwide platform (“FSAM”), and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. FSAM is expected to be dissolved and liquidated in the first half of 2021 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum has a controlling interest in FSAM. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Family Office, a single family office and one of our affiliates that is focused on allocating capital across various strategies including credit (from the Tannenbaum Strategic Credit Fund, a $100.0 million fund), equities and real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company. Mr. Tannenbaum is married to Mrs. Tannenbaum.
Jonathan Kalikow — Head of Real Estate and Director (Class II). Mr. Kalikow has served as our Head of Real Estate and as a director since July 2020. He has been the president and founder of Gamma Real Estate, a boutique commercial real estate firm, since he founded it in October 2014, based in New York. The firm lends on real estate nationwide, owns a portfolio of approximately 5,000 apartments and several office properties, including a 310,000 square foot residential building on Sutton Place in Manhattan. Prior to co-founding Gamma Real Estate, Jonathan Kalikow spent 18 years on Wall Street investing across industries and asset classes as a proprietary trader at Morgan Stanley and then as a hedge fund trader and portfolio manager. Mr. Kalikow has also spent over 15 years in real estate as part of a family-owned real estate firm operating for approximately 100 years. Mr. Kalikow is a graduate of the Wharton School of Business with bachelor’s degrees in Real Estate and Finance. He also holds a juris doctor from Fordham University School of Law and is a member of the New York State Bar Association. Mr. Kalikow’s extensive experience in the real estate and finance industries provides our Board with deep experience. Mr. Kalikow’s management experience and understanding of the real estate industry make him an ideal choice to act as our director.
Alexander C. Frank — Independent Director (Class III). Mr. Frank has served as an independent director since July 2020. Mr. Frank has more than 30 years’ experience in financial and operational infrastructure. He previously worked at Fifth Street, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company during his tenure from 2011 to 2017. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College. Mr. Frank brings to our Board a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.
Robert Levy — Independent Director (Class II). Mr. Levy has served as our independent director since December 2020. Currently, Mr. Levy works as a Managing Member at LBX Acquisitions, a position he has held since January 2018. Prior to launching LBX Investments, Mr. Levy co-founded Big V Capital (“BVC”) in March of 2016, where he oversaw and underwrote the partnership’s 11 Southeastern U.S. shopping center acquisitions and managed all capital raising (both debt and equity) and asset management efforts. Prior to BVC, Mr. Levy was the Chief Operating Officer of the Real Estate Group at Benefit Street Partners, a multi-strategy credit manager with over $11.0 billion in assets under management from May 2015 to June 2016. Prior to Benefit Street Partners, Mr. Levy held various leadership positions at Centerline Capital Group, including Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a member of the Board of Trustees. Centerline was a multifamily finance and investment management company with over $13 billion in debt and equity under management. Mr. Levy received his M.B.A. from the Leonard M. Stern School of Business at New York University and his B.A. in Economics from Northwestern University. Mr. Levy brings to our Board a critical management experience in capital raising within the finance industry.

Jodi Hanson Bond — Independent Director (Class II). Ms. Bond has served as our independent director since December 2020. Currently, Ms. Bond serves as the Chief Executive Officer of Quantum Wave Strategies, LLC, a position she has held since March 2020, and as the President of DevryBV Sustainable Strategies, a position she has held since August 2020. Additionally, Ms. Bond has been serving as a Corporate Director at Fifth Street since March 2017. Prior to those experiences, she was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited from October 2017 until September 2019. From October 2011 to October 2017, Ms. Bond held the position of Senior Vice President International at the U.S. Chamber of Commerce and as the President and a Board of Director for the following U.S. Chamber of Commerce subsidiaries: U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond received her M.A. in Government from John Hopkins University and her B.A. in Politics from Whitman College. Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries bring meaningful insight to our Board.
Tomer J. Tzur — Independent Director (Class III). Mr. Tzur has served as an independent director since July 2020. Mr. Tzur has over 15 years’ experience in management consulting. Currently, Mr. Tzur works as a Senior Managing Director and Partner at The Boston Consulting Group (“BCG”), a position he has held since January 2009. As a leader in BCG’s Consumer Practice, Mr. Tzur advises global consumer companies on go to market, operations, strategy and M&A related topics. In this capacity, Mr. Tzur has supported a number of major food and beverage and distributions players’ evaluation of the cannabis space. Mr. Tzur joined BCG in September 2001 in New York and spent 2003 to 2004 in BCG’s Mumbai office before returning to New York. He relocated to Israel to start and lead BCG’s Tel Aviv office in 2011, and in 2017 joined BCG’s Miami office. Prior to BCG, Mr. Tzur built a restaurant business and served for three years in the Israel Defense Forces. Mr. Tzur received his M.B.A. from the Wharton School at the University of Pennsylvania, his M.A. in International Studies from University of Pennsylvania, and his B.A. in International Relations from the Hebrew University. Mr. Tzur brings to our Board a wealth of experience in consumer goods, sales marketing and pricing, operations, and strategy topics - his knowledge of which significantly benefits the discussions of our Board.
Brett Kaufman — Chief Financial Officer and Treasurer. Mr. Kaufman has served as our Chief Financial Officer and Treasurer since August 2021. Prior to joining us, Mr. Kaufman served for twelve years as Chief Financial Officer with Ladenburg Thalmann Financial Services, an NYSE-traded financial services company. Prior to Ladenburg Thalmann, Mr. Kaufman spent nine years with Bear Stearns, where he held progressive roles supporting internal and external financial reporting for all business units, and ultimately grew to head the global company’s FP&A function as Managing Director. In these executive roles, he enhanced global corporate decision capability in a number of key areas, most notably, forecasting, GAAP-compliant internal and external reporting, and budgeting. Mr. Kaufman initially began his career with PricewaterhouseCoopers in 1994, rising to Senior Associate in the Audit and Business Advisory Services group, where he was responsible for performing and reviewing audit procedures, drafting financial statements, and reviewing financial transactions for Fortune 500-level clients across a variety of industries. He was also an active participant in new hire development and mentorship programs. Mr. Kaufman graduated from Binghamton University with a B.S. in Accounting and is an active Certified Public Accountant. His extensive capital markets and finance experience, including his many years as a CPA, make him an ideal choice to act as our Chief Financial Officer and Treasurer.
Robyn Tannenbaum — Managing Director, Head of Origination and Investor Relations. Mrs. Tannenbaum has served as our Managing Director, Head of Origination and Investor Relations since July 2020. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the Managing Director, Head of Origination and Investor Relations. Mrs. Tannenbaum is married to Mr. Tannenbaum.

Some of our directors and executive officers act, and some of our future directors and executive officers may act, as directors and executive officers of our Manager, its affiliates and other investment vehicles managed by our Manager, as applicable, and such directors and executive officers may own interests in such other entities from time to time.
Board of Directors
Our Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, and generally oversees our day-to-day operations. Our Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of certain of our service providers. Among other things, our Board elects our officers and either directly, or by delegation to the Audit and Valuation Committee and/or Compensation Committee, as applicable, reviews and monitors the services and activities performed by our Manager and our officers.
Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with our Manager and our executive officers. Our independent directors meet in executive session at which only our independent directors are present at least twice a year or such greater number as required by the rules, regulations and listing standards of the Nasdaq Stock Market. Our Lead Independent Director, Mr. Harrison, acts as the presiding independent director and presides at meetings of the independent directors or non-management directors.
Our Board has designated Mr. Harrison, one of our independent directors, to serve as Lead Independent Director. The Lead Independent Director serves as the liaison between management and the independent directors. The Lead Independent Director’s duties include facilitating communication with our Board and presiding over regularly conducted executive sessions of the independent directors. It is the role of the Lead Independent Director to review matters such as our Board meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the directors; however, all directors are encouraged to, and in fact do, consult with management on each of the above topics. The Lead Independent Director and each of the other directors communicate regularly with the Chairman of our Board and our Chief Executive Officer regarding appropriate agenda topics and other matters related to our Board.
Under the Bylaws, our Board may designate a chairperson to preside over the meetings of our Board and meetings of the stockholders and to perform such other duties as may be assigned to him or her by our Board. We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our stockholders. Presently, Mr. Tannenbaum serves as the Chairman of the Board. We believe that we are best served through our existing leadership structure with Mr. Tannenbaum serving as an executive Chairman of our Board combined with Mr. Harrison serving as Lead Independent Director. We believe that Mr. Tannenbaum’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Chairman of the Board, and his relationship with our Manager provides an effective bridge between our Board and our Manager, thus ensuring an open dialogue between our Board and our Manager and that both groups act with a common purpose.
We believe that the leadership structure of our Board must be evaluated on a case by case basis and that our existing Board leadership structure provides sufficient independent oversight over our Manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Classification of Directors
Our Board consists of seven directors, classified into three classes serving staggered three-year terms, as follows:
■	Class I, consisting of Mr. Harrison and Mr. Tannenbaum, with current terms expiring at the annual meeting of stockholders to be held in 2024;
■	Class II, consisting of Mr. Kalikow, Mr. Levy and Ms. Bond, with initial terms expiring at the annual meeting of stockholders to be held in 2022; and
■	Class III, consisting of Mr. Frank and Mr. Tzur, with initial terms expiring at the annual meeting of stockholders to be held in 2023.
At each annual meeting of stockholders, at least one class of directors will be elected to succeed the class whose terms are then expiring and each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.
Although a majority of our entire Board may establish, increase or decrease the number of directors, the number thereof shall never be less than the minimum number required by the MGCL (which is one), nor more than 11, and a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.
Except as may be provided by our Board in setting the terms of any class or series of preferred stock, a vacancy created by an increase in the number of directors or otherwise may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.
We believe our Board collectively has the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board of directors duties, a commitment to representing the best interests of our Company and our stockholders and a dedication to enhancing stockholder value.
Director Independence
Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has determined that Mr. Harrison, Mr. Frank, Mr. Tzur, Mr. Levy and Ms. Bond meet the independence standards as set forth by the rules, regulations and listing standards of the Nasdaq Stock Market and the applicable rules of the SEC.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement, the administration and implementation of our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan, and the preparation of reports on or relating to executive compensation required by the rules and regulations of the SEC. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.
Our Manager has also established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates, and which currently includes certain affiliates of our Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.
In addition, our Board and the Audit and Valuation Committee meet regularly with our Manager and consider the feedback our Manager provides concerning the risks related to our enterprise, business, operations and strategies. Our Manager regularly reports to our Board and the Audit and Valuation Committee on our portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a REIT and compliance with our exemption from registration as investment company under the Investment Company Act. Members of our Board are routinely in contact with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.
We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the two fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.
We believe that a board of directors’ role in risk oversight must be evaluated on a case by case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.
Committees of the Board of Directors
Our Board has three committees: the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which meets the Nasdaq independence standards and other governance requirements for such a committee. The principal functions of each committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of our business and affairs. The charters of the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at www.afcgamma.com/investors. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

Audit and Valuation Committee. The Audit and Valuation Committee charter defines the Audit and Valuation Committee’s principal functions, including oversight related to:
■	the integrity of our financial statements;
■	the qualifications and independence of any independent registered public accounting firm engaged by us;
■	the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;
■	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and
■	the entry and monitoring of related party transactions.
The Audit and Valuation Committee assists our Board in its management of our Company. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions. The members of the Audit and Valuation Committee are appointed by our Board to serve in accordance with the Bylaws and at the discretion of our Board and may be removed or replaced by our Board at any time.
The Audit and Valuation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq and the SEC, each member of the Audit and Valuation Committee shall, in the determination of our Board be (1) an “independent director” that (a) satisfies the independence and other requirements established by Nasdaq and (b) meets the independence requirements of Section 10A of the Exchange Act, and SEC Rule 10A-3(b)(1) under the Exchange Act and (2) financially literate, as determined by our Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit and Valuation Committee. In addition, the Audit and Valuation Committee shall at all times include at least one member who has accounting or related financial management expertise, as our Board’s interprets such qualification in its business judgment.
The responsibilities of the Audit and Valuation Committee include, but are not limited to, appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us, discuss and review guidelines and policies with respect to risk assessment and risk management, review the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations), assist in performing oversight responsibilities for the internal control systems and disclosure procedures, recommend to our Board whether the financial statements should be included in reports made available to its stockholders and meet periodically with management to discuss any of the above or any identified issues.
Subject to the provisions of our related person transaction policies and procedures, the Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement.
Our Audit and Valuation Committee currently consists of three members, Mr. Harrison, Mr. Frank and Mr. Levy, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that Mr. Harrison, Mr. Frank and Mr. Levy each meet the definition of “independent director” based on the Nasdaq independence standards, and satisfy the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has also determined that (i) Mr. Frank and Mr. Levy each qualify as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.

Compensation Committee. The Compensation Committee charter defines the Compensation Committee’s principal functions, including:
■	discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;
■	overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;
■	administering and implementing our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan; and
■	preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.
The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and our Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs.
The Compensation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Compensation Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq. The members of the Compensation Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee currently consists of three members, Mr. Levy, Ms. Bond and Mr. Harrison, with Mr. Harrison serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Compensation Committee are independent under Nasdaq rules and qualify as non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:
■	identifying individuals to become members of the Board, consistent with the procedures and selection criteria established by the Nominating and Corporate Governance Committee;
■
periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined by the Nominating and Corporate Governance Committee to be necessary or desirable;

■	recommending to the Board the director nominees for the next annual meeting of stockholders;
■	recommending to the Board individuals to fill vacant Board positions;
■	recommending to the Board committee appointments and chairpersons;
■	developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;
■	periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;
■	monitoring the Corporation’s compliance with applicable corporate governance requirements; and
■	overseeing an annual evaluation of the Board, its committees and individual directors.
The Nominating and Corporate Governance Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Nominating and Corporate Governance Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq.
Our Nominating and Corporate Governance Committee currently consists of three members, Ms. Bond, Mr. Harrison and Mr. Frank, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Nominating and Corporate Governance Committee are independent under Nasdaq rules.

Other Committees. Our Board may appoint from among its member one or more other committees, composed of one or more directors, to serve at the pleasure of our Board from time to time.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. However, we cannot assure you that these policies or the conduct of our business in accordance with applicable provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our stockholders. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
■	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
■	compliance with applicable laws, rules and regulations;
■	prompt internal reporting of violations of the code of business conduct and ethics or applicable laws to appropriate persons identified in the code;
■	accountability for adherence to the code of business conduct and ethics;
■	the protection of our legitimate interests, including its assets and corporate opportunities; and
■	confidentiality of information entrusted to directors, officers and employees, if any, by us and our borrowers.
Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by our Board, and any such waiver shall be promptly disclosed as required by law and Nasdaq regulations.
Limitations on Liabilities and Indemnification of Directors and Officers
To the maximum extent permitted by Maryland law in effect from time to time, our Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
■	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
■
any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
We have entered into indemnification agreements with our directors and officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” for additional information regarding the limitations on liabilities and indemnification of our directors and officers.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.
Compensation of Our Directors
We pay each of our directors an annual retainer of $50,000 in cash in equal quarterly payments of $12,500. Each director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our directors any fees for attending individual board or committee meetings. The lead independent director receives an additional $15,000 annual retainer in cash in equal quarterly payments of $3,750. The Audit and Valuation Committee chairperson receives an additional $25,000 annual retainer in cash in equal quarterly payments of $6,250. The Compensation Committee chairperson receives an additional $10,000 annual retainer in cash in equal quarterly payments of $2,500. The Nominating and Corporate Governance Committee chairperson receives an additional $5,000 annual retainer in cash in equal quarterly payments of $1,250. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our directors are entitled to receive awards under our 2020 Stock Incentive Plan. For additional information regarding our 2020 Stock Incentive Plan, see “—2020 Stock Incentive Plan.” At his request, we have deferred the payment of Mr. Tzur’s director cash compensation in an aggregate amount equal to $47,500 and such payment is recorded in accounts payable on our consolidated balance sheets as of September 30, 2021.
Compensation of Our Executive Officers
We do not have any employees nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of our senior team, which currently consists of over 20 investment and other professionals who are employees of our Manager and/or its affiliates. Each of our executive officers, including each executive officer who serves as a director, is employed by our Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2020 Stock Incentive Plan. Instead, we pay our Manager the fees described under “Management Compensation” and we indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to our Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation. We do not currently, nor do we intend to, pay any compensation directly to our officers, except we may award equity-based incentive awards for our officers under our 2020 Stock Incentive Plan. Our executive officers are entitled to receive awards in the future under our 2020 Stock Incentive Plan. For additional information regarding fees paid to our Manager and our reimbursement obligations related to compensation of our executive officers, see “Management Compensation.” For additional information regarding our 2020 Stock Incentive Plan, see “2020 Stock Incentive Plan.”
The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal period presented.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(8)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Leonard M. Tannenbaum(1)	2021	—	—	—	827,183	—	—	—	827,183
(Chief Executive Officer)
Brett Kaufman(2)	2021	186,667	102,750	1,000,000	—	—	—		1,289,417
(Chief Financial Officer)
Jonathan Kalikow(3)	2021	—	—	—	18,382	—	—	—	18,382
(Head of Real Estate)
Robyn Tannenbaum(4)	2021	83,097	—	—	18,382	—	—	—	101,479
(Head of Origination and Investor Relations)
Thomas Geoffroy(5)(6)	2021	141,875	93,638	—	4,595(6)	—	—		240,108
(Former Chief Financial Officer)	2020	86,430	20,740	—	—	—	—	9,690(7)	116,860
(1)	Mr. Tannenbaum does not take a salary from us or our Manager. Mr. Tannenbaum’s option awards vested upon consummation of our initial public offering.
(2)
Mr. Kaufman was hired to serve as our Chief Financial Officer on August 6, 2021, and was granted 49,043 shares of restricted stock under Mr. Kaufman’s employment agreement which vest over a four-year period pursuant to our 2020 Stock Incentive Plan.

(3)	Mr. Kalikow does not take a salary from us or our Manager.
(4)	Mrs. Tannenbaum’s outstanding option awards vested upon consummation of our initial public offering.
(5)
Mr. Geoffroy was an employee of our Manager and was not paid compensation by us. Amounts in the column entitled “Salary” represent the compensation expense, which consists of annual base salary, that is allocable to us based on the percentage of time Mr. Geoffroy spent devoted to our affairs in the years presented in his capacity as Chief Financial Officer. Mr. Geoffroy resigned as our Chief Financial Officer on August 6, 2021.

(6)
Mr. Geoffroy was granted a total of 25,130 options, but the grant date fair market value of these awards were estimated at zero dollars per share. Mr. Geoffroy was granted up to an additional 3,500 options immediately prior to the consummation of the IPO.

(7)	All Other Compensation includes medical and dental healthcare coverage as well as life and long-term disability insurance provided under benefit plans maintained by our Manager.
(8)
All stock options have been valued based on the assumptions contained in the financial statements contained in this prospectus. All restricted stock awards have been valued based on the value of a share on the date of grant.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date.
	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option Expiration date(1)	Number of shares that have not vested	Market value of shares that have not vested ($)	Number of unearned shares or other rights that have not vested	Market value of unearned shares or other rights that have not vested ($)
Leonard M. Tannenbaum(2)	670,978	—	—	14.71	8/12/2027	—	—	—	—
	105,980	—	—	15.29	11/18/2027	—	—	—	—
	630,000(3)	—	—	19.00	3/19/2028	—	—	—	—
Brett Kaufman(4)	—	—	—	—	—	49,043	1,116,219	—	—

Jonathan Kalikow(5)	—	40,320	—	14.71	8/12/2027	—	—	—	—
	—	14,000(3)	—	19.00	3/19/2028	—	—	—	—
Robyn Tannenbaum(6)	20,160	—	—	14.71	8/12/2027	—	—	—	—
	14,000(3)	—	—	19.00	3/19/2028	—	—	—	—
Thomas Geoffroy(7)	—	16,534	—	14.71	8/12/2027	—	—	—	—
	—	5,096	—	15.29	11/18/2027	—	—	—	—
	—	3,500(3)	—	19.00	3/19/2028	—	—	—	—
(1)	Options granted pursuant to awards under our 2020 Stock Incentive Plan expire seven years following the grant date.
(2)
Mr. Tannenbaum was granted three separate awards of options exercisable into shares of common stock on August 12, 2020, November 18, 2020, and March 19, 2021, respectively, which were fully vested on each respective grant date and became exercisable following the initial public offering.

(3)	Grant award of options in connection with the consummation of our initial public offering on March 19, 2021.
(4)
Upon commencement of his employment, Mr. Kaufman received a grant of restricted common stock under our 2020 Stock Incentive Plan on August 6, 2021, which vests and become nonforfeitable with respect to 33% of the total number of shares of such restricted common stock on each of the second, third and fourth anniversaries of the grant date and as otherwise provided in his employment agreement, subject to his continued employment on such dates.

(5)
Mr. Kalikow was granted two separate awards of options exercisable into shares of common stock on August 12, 2020 and March 19, 2021, respectively, which each vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the respective grant date.

(6)
Mrs. Tannenbaum was granted two separate awards of options exercisable into shares of common stock on August 12, 2020 and March 19, 2021, respectively, which were fully vested on each respective grant date and became exercisable following the initial public offering.

(7)
Mr. Geoffroy was granted three separate awards of options exercisable into shares of common stock on August 12, 2020, November 18, 2020, and March 19, 2021, respectively, which each vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the respective grant date.

Director Compensation
The following table sets forth all compensation paid to or accrued by our directors for services rendered to us during the fiscal period presented.
Name	Year	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards(1) ($)	Total ($)
Thomas Harrison(2)	2021	63,750	—	919	64,669
Jodi H. Bond(3)	2021	45,000	—	1,838	46,838
Alexander Frank(4)	2021	71,250	—	919	72,169
Robert Levy(5)	2021	45,000	—	1,838	46,838
Tomer Tzur(6)	2021	45,000	—	919	45,919
(1)	All option awards have been valued based on the assumptions contained in the financial statements contained in this prospectus.
(2)
Fees earned includes additional annual retainer for service as the Lead Independent Director and Chair of the Compensation Committee. As of December 31, 2021, Mr. Harrison had vested options to purchase 1,400 shares of common stock.

(3)	As of December 31, 2021, Ms. Bond had vested options to purchase 1,400 shares of common stock.
(4)
Includes additional annual retainer for service as our Chair of the Audit and Valuation Committee and Nominating and Corporate Governance Committee. As of December 31, 2021, Mr. Frank had vested options to purchase 1,400 shares of common stock.

(5)	As of December 31, 2021, Mr. Levy had vested options to purchase 1,400 shares of common stock.
(6)	As of December 31, 2021, Mr. Tzur had vested options to purchase 1,400 shares of common stock.

2020 Stock Incentive Plan
Our Board has, with the approval of our stockholders, adopted the 2020 Stock Incentive Plan to promote the success of our Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives. Equity-based awards are also intended to further align the interests of award recipients and our stockholders. Included below is a summary of some of the key terms of the 2020 Stock Incentive Plan.
All vested options granted under the 2020 Stock Incentive Plan outstanding at our IPO became exercisable at the consummation of our IPO. Options will have an ordinary term of seven years, which term will be subject to earlier termination in the event that an option holder’s employment or service terminates.
The options previously granted to Mr. Tannenbaum, Mrs. Tannenbaum, Mr. Harrison, Mr. Frank, Mr. Tzur, Ms. Bond, Mr. Levy and our former directors under the 2020 Stock Incentive Plan immediately vested at the time of such grant and the options granted to any other person under the 2020 Stock Incentive Plan will vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the vesting commencement date. The allocation of the 2020 Stock Incentive Plan will be as determined by the Administrator (defined below).
The following chart displays information on the 2020 Stock Incentive Plan as of September 30, 2021:
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders	1,604,236	$16.60	741,444
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total at September 30, 2021	1,604,236	$16.60	741,444
As of September 30, 2021, we granted an aggregate of 56,285 restricted stock to certain of our officers and other eligible persons. The restricted stock granted under the 2020 Stock Incentive Plan vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the vesting commencement date.
The following chart displays information on the 2020 Stock Incentive Plan as of December 31, 2020:
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders	926,898	$14.80	1,173,102
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total at December 31, 2020	926,898	$14.80	1,173,102

Administration. The Compensation Committee has been appointed as the initial administrator of the 2020 Stock Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the 2020 Stock Incentive Plan to another committee of directors, and certain limited authority to grant awards to employees, if any, may be delegated to one or more of our officers. The appropriate acting body, be it our Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to herein as the “Administrator.” The Administrator has broad authority under the 2020 Stock Incentive Plan, including the authority to grant awards to participants it selects and to determine the terms and conditions of all awards.
Eligibility. Persons eligible to receive awards under the 2020 Stock Incentive Plan include our officers or employees, if any, or officers and employees of our subsidiaries, if any, our directors, and certain directors and consultants and our other service providers.
Authorized Shares. The current maximum number of shares of our common stock that may be delivered pursuant to awards under the 2020 Stock Incentive Plan (the “Share Limit”) equals 2,401,965 shares of common stock. The Share Limit will automatically increase (i) upon the sale and consummation of any offering of our common stock other than, for the avoidance of doubt, our IPO (each such sale and offering, an “Equity Offering”), in an amount equal to ten percent (10.0%) of the total number of shares of common stock sold by us in connection with such Equity Offering and (ii) if on the last day of our fiscal year, the Share Limit has not increased during such fiscal year by an aggregate amount equal to or greater than two percent (2.0%) of the total number of shares of common stock outstanding on the first day of such fiscal year (the “Minimum Annual Increase”), then in an amount equal to the difference between the Minimum Annual Increase and the aggregate amount in which the Share Limit increased during such fiscal year, effective as of the last day of such fiscal year. Notwithstanding the foregoing, our Board may act prior to the sale and consummation of the applicable Equity Offering or the last day of such fiscal year, as applicable, to provide that an increase in the Share Limit will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Stock Incentive Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan. Shares that are exchanged by a participant or withheld by us as full or partial payment in connection with any award granted under the 2020 Stock Incentive Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2020 Stock Incentive Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan.
Types of Awards. The 2020 Stock Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in our common stock or units of our common stock. The 2020 Stock Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. We currently intend to grant stock options to participants in the 2020 Stock Incentive Plan, but we may also grant any other type of award available under the 2020 Stock Incentive Plan in the future.
A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “Exercise Price”). The per share Exercise Price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
Change in Control. Upon the occurrence of a change in control event, each then-outstanding award granted under the 2020 Stock Incentive Plan will terminate, subject to any provision that has been made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of any award. The Administrator also has broad authority to provide for the accelerated vesting of outstanding awards in connection with a change in control event.

Transfer Restrictions. Subject to certain exceptions contained in the 2020 Stock Incentive Plan, awards under the 2020 Stock Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.
Adjustments. As is customary in incentive plans of this nature, the Share Limit and the number and kind of shares available under the 2020 Stock Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets and periods under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, conversions, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Tax Withholding. Participants in the 2020 Stock Incentive Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting or other tax event for other awards. Subject to approval by the Administrator, participants may elect to have any applicable tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards, or through the delivery of previously acquired shares owned by the participant.
No Limit on Other Authority. The 2020 Stock Incentive Plan does not limit the authority of our Board or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.
Termination of or Changes to the 2020 Stock Incentive Plan. Our Board may amend or terminate the 2020 Stock Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2020 Stock Incentive Plan.

OUR MANAGER AND OUR MANAGEMENT AGREEMENT
General
We are externally managed and advised by our Manager, a registered investment advisor under the Advisers Act and an affiliate of Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow. Each of our officers is an employee of our Manager and/or its affiliates, and certain of our officers are members of its Investment Committee. The executive offices of our Manager are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and the telephone number of our Manager’s executive offices is (561) 510-2390.
Manager
We have entered into our Management Agreement with our Manager for its services in managing our loans and day-to-day operations and to otherwise perform services for us as discussed below. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team (whether our Manager’s own employees or individuals for which our Manager has contracted with other parties to provide services to its clients), who will be our executive officers, and the Investment Committee.
Our Manager is a Delaware limited liability company and a wholly-owned subsidiary of the Parent Manager, which is beneficially owned by Leonard M. Tannenbaum, Robyn Tannenbaum, other members of the Tannenbaum family and Jonathan Kalikow. Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow beneficially own over 70%, 10% and 5% of the outstanding equity of the Parent Manager, respectively. Our Manager is expected to affect an internal reorganization in 2021 whereby, among other things, (i) certain of its employees and the applicable employment agreements will be transferred to the Parent Manager or an affiliate of our Manager and (ii) our Manager and the Parent Manager or an affiliate of our Manager shall enter into certain employment services contracts with terms to be agreed in regards to employment services to be provided to our Manager by certain employees of the Parent Manager.
Management
We are managed by our Board and our executive officers and by our Manager, as provided for under our Management Agreement, which is summarized below.
Pursuant to our Management Agreement, our Manager manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Our Manager uses its commercially reasonable efforts to perform its duties under our Management Agreement.
In connection with its management and operation of our business activities, our Manager may retain, at our sole cost and expense, such services of persons and firms as our Manager deems necessary or advisable. In addition, subject to the approval of our Board (which shall not be unreasonably withheld), our Manager may enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which our Manager may obtain the services of such Sub-Manager(s) to assist our Manager in providing the investment advisory services required to be provided by our Manager under our Management Agreement. Any compensation payable to a Sub-Manager will be the responsibility of our Manager.
Our Manager shall be responsible for preparing, or causing to be prepared, at our sole cost and expense: (i) any reports and other information relating to any proposed or consummated loan as may be reasonably requested; (ii) all reports, financial or otherwise, with respect to us, reasonably required by our Board; (iii) all materials and data necessary to complete such reports and other materials, including an annual audit of our books of accounts by a nationally recognized independent accounting firm; and (iv) regular reports for our Board to enable our Board to review our acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by our Board.
Indemnification and Liability
Our Management Agreement provides for customary indemnification of our Manager and its affiliates, and certain of our and their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and Sub-Managers, as applicable. Additionally, we have entered into indemnification agreements with the members of the Investment Committee provided by our Manager that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. Neither we nor the Manager currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers (whether employees of our Manager or its affiliates) against liability. The Management Agreement also provides that the Manager Parties will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement.
Term
The initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elect not to renew. We may decline to renew our Management Agreement upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole. In such event, we shall pay our Manager a termination fee (the “Termination Fee”) equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter. Our Manager may decline to renew our Management Agreement upon 180 days prior written notice and without payment of any termination fee by either party. We and our Manager have agreed that it is both of our intention that if our Management Agreement is not terminated prior to our equity equaling or exceeding $1,000,000,000, then we and our Manager (or the equity owners of our Manager) shall contemplate effecting an Internalization Transaction (as defined below) pursuant to our Management Agreement. Our Management Agreement was amended and restated to reflect these terms upon the consummation of our IPO.
Termination for Cause
We may terminate our Management Agreement effective upon 30 days’ prior written notice, without payment of any termination fee, if (i) our Manager, its agents or its assignees breach any material provision of our Management Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if our Manager takes steps to cure such breach within 30 days of the written notice); (ii) there is a commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition; (iii) any Manager change of control occurs that a majority of the independent directors determines is materially detrimental to us taken as a whole; (iv) our Manager is dissolved; or (v) our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of its commission or omission, we shall not have the right to terminate our Management Agreement.
Our Manager may terminate our Management Agreement effective upon 60 days’ prior written notice in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. We are required to pay to our Manager the Termination Fee if our Management Agreement is terminated pursuant to the preceding sentence. Additionally, our Manager may terminate our Management Agreement if we are required to register as an investment company under the Investment Company Act, in which case we shall not be required to pay a termination fee.
Internalization of our Manager
Our Management Agreement was amended and restated in connection with our IPO such that upon the date on which our equity equals or exceeds $1,000,000,000 (such date, the “Internalization Trigger Date”), we may, at our election, provide our Manager with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us (such transaction an “Internalization Transaction”). The initial offer price will be as determined by a special committee of our Board consisting solely of our independent directors (the “Internalization Committee”) and set forth in any such initial written offer. Upon receipt of our initial offer, our Manager may accept our proposal or submit a counter offer. If an Internalization Transaction is not consummated pursuant to our initial offer or our Manager’s counter offer, our Manager and we agree to enter into good faith negotiations for the consummation of an Internalization Transaction with an offer price to be agreed. Notwithstanding the foregoing, if the price of such Internalization Transaction (the “Internalization Price”) has not been agreed upon prior to the date that is the three-month anniversary of the Internalization Trigger Date, then we shall have the right, but not the obligation, to consummate an Internalization Transaction, effective as of such date, at an Internalization Price equal to five times the sum of (i) the annual Base Management Fee (without giving effect to any Base Management Fee Rebate), (ii) the annual Incentive Compensation and (iii) the aggregate amount of Outside Fees less the Base Management Fee Rebate, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
At the time of consummation of an Internalization Transaction, all assets of our Manager or 100% of the equity interest in our Manager shall be conveyed to and acquired by us in exchange for the consideration to be paid for the Internalization Transaction. Consummation of any Internalization Transaction agreed to between us and our Manager is conditioned upon the satisfaction of the following conditions: (i) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets and equity of our Manager is fair, from a financial point of view, to our stockholders who are not affiliated with our Manager or its affiliates; (ii) the approval of the acquisition by the Internalization Committee; and (iii) the approval of our stockholders holding a majority of the votes cast on such Internalization Transaction proposal at a meeting of stockholders duly called and at which a quorum is present, any of which conditions may be waived by us, in our sole discretion.
The price to be paid to our Manager in any Internalization Transaction may be payable in cash, shares of our common stock or a combination at the discretion of our Board. The value of any our common stock paid as partial or full consideration of any Internalization Transaction shall be calculated based on the volume-weighted average of the closing market price of our common stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined; provided, however, that if our common stock is not traded on a securities exchange at the time of closing of any such Internalization Transaction, then the number of shares of common stock shall be determined by agreement between our Board and our Manager or, in the absence of such agreement, the Internalization Price shall be paid in cash.
Investment Guidelines
We have adopted investment guidelines (the “Investment Guidelines”) which require us and our Manager to abide by certain investment strategies which include, but are not limited to: (i) not making loans that would cause us to fail to qualify as a REIT, or that would cause us to be regulated as an investment company under the Investment Company Act; (ii) not making loans that would cause us to violate any law, rule or regulation of any applicable governmental body or agency (excluding the federal prohibition under the CSA of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as such loans are in compliance with applicable state law) or any applicable securities exchange or that would otherwise not be permitted by our governing documents; (iii) requiring the approval of the Investment Committee for all loans made by us; and (iv) until appropriate loans that align with our overall investment strategy are identified, permitting our Manager to cause us to invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage backed securities and corporate bonds and other investments, subject to the requirements for our qualification as a REIT.
Our Investment Guidelines may only be amended, restated, modified, supplemented or waived pursuant to the approval of (i) a majority of our entire Board (which must include a majority of our independent directors) and (ii) our Manager.
Investment Committee
Pursuant to our Management Agreement, our Manager has established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates and which currently includes certain of our Manager’s affiliates and certain of our officers. The Investment Committee has the following responsibilities: (i) reviewing loan opportunities for us presented to it by senior investment professionals of our Manager and (ii) reviewing our loan portfolios for compliance with the Investment Guidelines established pursuant to our Management Agreement at least on a quarterly basis, or more frequently as necessary. All our loans require the approval of the Investment Committee.
The members of the Investment Committee currently consist of Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow. Any action to be taken by the Investment Committee requires the approval of a majority of the members of the Investment Committee; provided that during any time that the Investment Committee is comprised of less than five (5) members, any action by the Investment Committee shall require unanimous approval of all members of the Investment Committee. It is intended that the Investment Committee will be expanded to five (5) members consisting of the three current members and our to-be-named Managing Director, Portfolio Management and General Counsel.
Manager Succession Plan
The members of our Manager have delegated the management of the business and affairs of our Manager to Leonard M. Tannenbaum, as manager (the “Managing Member”). Pursuant to our Manager’s operating agreement, the Managing Member will hold office until such Managing Member resigns or is removed pursuant to our Manager’s operating agreement. The Managing Member shall be automatically removed as such in the event of his or her death, insanity, permanent physical or mental disability.
Upon the resignation or removal of Leonard M. Tannenbaum as the Managing Member, the members of our Manager will appoint Robyn Tannenbaum as the Managing Member and upon the resignation or removal of Robyn Tannenbaum as the Managing Member, the members of our Manager will appoint Jonathan Kalikow as the Managing Member.
Co-Investments
Certain investment opportunities in loans, which may be suitable for us, may also be suitable for other accounts, private funds, pooled investment vehicles or other entities managed or advised, directly or indirectly, by our Manager, Mr. Tannenbaum, Mrs. Tannenbaum, Mr. Kalikow or any of their or our respective affiliates or entities in which any such person is an executive, in each case, excluding AFC Warehouse, our affiliate that is also managed by our Manager (such accounts, private funds, pooled investment vehicles and other entities, collectively, the “Ancillary Entities”), and, subject to compliance with the Manager COI Policy (as defined below), our code of business conduct and ethics and applicable regulatory considerations, our Manager may allocate such loans and participate in such loans on behalf of Ancillary Entities under such allocation process as our Manager deems reasonable under the circumstances in good faith. Additionally, subject to the foregoing policies, codes and considerations, our Manager or its affiliates, including AFC Agent, may from time to time serve as administrative agent to the lenders under our co-investments. For example, in July 2021, our new senior secured loan facility with Private Company I consisting of an aggregate of approximately $15.6 million in loan commitments was syndicated by our Manager between us and ABW, an entity that is wholly-owned by Mr. and Mrs. Tannenbaum and is one of our and our Manager’s affiliates, with ABW holding approximately one-third of the loan’s aggregate principal amount as of September 30, 2021. Additionally, in September 2021, we entered into the September Commitment Assignment with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A in a principal amount of up to $20.0 million, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the Credit Agreement with Private Company A pursuant to the September Commitment Assignment. In September 2021, we entered into the A&R Sub. of Private Co. G Credit Agreement to, among other things, increase the total loan commitments by $53.4 million in three tranches, with approximately $10.0 million allocated to ABW and the remaining $43.4 million allocated to us. In December 2021, we entered into the Sub. of Public Company H Credit Agreement, which provides the Sub. of Public Company H with a $100.0 million senior secured credit facility, of which, we committed $60.0 million, Warehouse, a fund affiliated with our Manager, committed $10.0 million, and a third-party lender committed $30.0 million of the aggregate principal amount. Under each of the Private Company A Credit Facility and the Sub. of Public Company H Credit Facility, AFC Agent, an entity wholly owned by Mr. Tannenbaum, our Chief Executive Officer and Chairman of our Board, and Mrs. Tannenbaum, our Managing Director, Head of Origination and Investor Relations, serves as the administrative agent to all respective lenders under each such credit facility. We do not pay any consideration to AFC Agent for its services as administrative agent under such credit facilities.

Manager Biographical Information
Biographical information of the management team provided by our Manager, who serve as our executive officers, and the members of the Investment Committee is included above under “Management—Directors and Executive Officers.”
Promoter
We were incorporated in Maryland on July 6, 2020. Leonard M. Tannenbaum is the promoter of our Company because he was our founder and organizer. Mr. Tannenbaum serves as our Chief Executive Officer, as one of our directors and as the Managing Member of our Manager.

MANAGEMENT COMPENSATION
Our Manager will manage our day-to-day affairs. The following table summarizes all of the compensation, fees and expense reimbursement that we will pay to our Manager under our Management Agreement:
Type	Description	Payment
Base Management Fees
An amount equal to 0.375% of our Equity (as defined below), determined as of the last day of each quarter. The Base Management Fees are reduced by the Base Management Fee Rebate. Under no circumstances will the Base Management Fee be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our portfolio.

For additional information, see “—Base Management Fees.”
Quarterly in arrears in cash.

Base Management Fee Rebate
An amount equal to 50% of the aggregate amount of any other fees earned and paid to our Manager during the applicable quarter resulting from the investment advisory services and general management services rendered by our Manager to us under our Management Agreement, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans.

For additional information, see “—Base Management Fees.”
Reduces the Base Management Fees on a quarterly basis.

Incentive Compensation
An amount with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings. No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 2% and (ii) Adjusted Capital (as defined below) as of the last day of the immediately preceding fiscal quarter (such amount, the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount. Such compensation is subject to Clawback Obligations (as defined below), if any.

For additional information, see “—Incentive Compensation” and “—Incentive Compensation—Incentive Compensation Clawback.”
Quarterly in arrears in cash.

Expense Reimbursement
We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. Pursuant to our Management Agreement,
Monthly in cash.

Type	Description	Payment

we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers, based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to the consummation of our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation.

For additional information, see “—Expense Reimbursement.”

Termination Fee
Equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. Such fee shall be payable upon termination of our Management Agreement in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by our Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

For additional information, see “—Termination Fee.”
Upon specified termination in cash.

General
Under our Management Agreement, we pay a Base Management Fee and Incentive Compensation to our Manager. Upon the consummation of our IPO, our Management Agreement was amended and restated to revise the Base Management Fee and Incentive Compensation payable to our Manager as specified below. Any compensation previously earned by our Manager for services rendered prior to the consummation of our IPO was calculated and payable pursuant to the terms of, and in accordance with, our Management Agreement as in effect prior to the consummation of our IPO. Pursuant to our Management Agreement, we are also obligated to reimburse our Manager or its affiliates for certain expenses of our Manager and its affiliates paid or incurred on our behalf. We may also grant equity-based awards and incentives to our Manager and other eligible awardees under our 2020 Stock Incentive Plan from time to time. For the period beginning on July 31, 2020 (date of commencement of operations) and ending on December 31, 2020, we paid our Manager a Base Management Fee of $364,194, which was net of a Base Management Fee Rebate of $259,167. Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which would have been approximately $479,166. For the nine months ended September 30, 2021, our Manager earned a Base Management Fee of $1,624,485, which was net of a Base Management Fee Rebate of $677,439. The Incentive Compensation fee payable to our Manager for the nine months ended September 30, 2021 was approximately $3,873,984.
Unless specifically set forth in this section captioned “Management Compensation,” the discussion herein regarding management compensation (including, without limitation, the number of shares related to periods prior to the consummation of our IPO) gives effect to the seven-for-one stock split of our common stock, which occurred on January 25, 2021, without giving effect to the payment of cash in lieu of fractional shares in an aggregate amount of approximately 15 shares resulting from such stock split to be made to stockholders on the date of consummation of our IPO.
Summary Compensation and Expense Reimbursement Table
	For the nine months ended September 30, 2021(1)	For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020(1)
Gross Base Management Fee	$2,301,924	$623,361
Base Management Fee Rebate(2)	(677,439)	(259,167)
Base Management Fees	1,624,485	364,194
Incentive Compensation(3)	3,873,984	—
Expense Reimbursement	1,415,217	671,605
Total	$6,913,686	$1,035,799
(1)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020, the calculation of our Manager’s compensation does not reflect the amendment and restatement to our Management Agreement, which occurred upon consummation of the IPO. For the nine months ended September 30, 2021, the calculation of our Manager’s compensation (i) does not reflect the amendment and restatement to our Management Agreement for the portion of such period occurring prior to the consummation of the IPO and (ii) reflects the amendment and restatement of our Management Agreement for the portion of such period occurring after the consummation of the IPO such that (A) the Base Management Fees (x) shall be in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (y) will be reduced by only 50% of the aggregate amount of any applicable Outside Fees counted toward the Base Management Fee Rebate; and (B) the Hurdle Amount used in calculating the Incentive Compensation will equal the product of (x) 2% and (y) Adjusted Capital as of the last day of the immediately preceding fiscal quarter.

(2)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020, our Base Management Fee was reduced by a Base Management Fee Rebate equal to 100% of the aggregate amount of any other fees earned and paid to our Manager during the applicable period resulting from the investment advisory services and general management services rendered by it to us under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation. Following our IPO, pursuant to our Management Agreement, the Base Management Fee Rebate now only equals 50% of the aggregate any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Syndication fees include any advisory fees paid by a borrower to our Manager up front to arrange and distribute a loan to a syndicate group of lenders. Structuring fees are fees owed by a borrower to our Manager as consideration, in part, for our Manager’s assistance to such borrower in structuring the loan transaction. Monitoring fees include any fees a borrower may pay our Manager for ongoing management and advisory services after the closing of a loan. Agency fees include any fees earned, typically annually, by our Manager for its performance as the administrative agent on behalf of the lenders of a loan and for acting as an intermediary between the borrower of such loan and its lenders. Administrative agent duties typically involve, among other things, maintaining the loan register, calculating principal amortization, fees and interest, sending payment notices, facilitating borrowings, collecting payments from the borrower, preparing remittance advice, and collecting compliance materials from the borrower. If our Manager were to receive syndication fees, structuring fees, monitoring fees and/or agency fees with respect to a loan that we originate or acquire, then only the portion of those fees attributable to our portion of such loan would be included in the Base Management Fee Rebate calculation. Diligence fees include any fees paid by a borrower to our Manager for performing investment due diligence on such borrower and are separate from any reimburse obligations owed by such borrower to our Manager for third-party expenses associated with its due diligence process (which may from time to time include allocated portions of costs and miscellaneous expenses such as travel, lodging, meals, meetings, dues and subscriptions, supplies and equipment, sundry, and other miscellaneous incidental expenses incurred in connection with its due diligence process). If our Manager were to receive diligence fees separate from a borrower’s third-party expense reimbursement obligations, such diligence fees would not be included in the Base Management Fee Rebate under our Management Agreement, as amended and restated upon the consummation of our IPO. For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020, the Base Management Fee Rebate consisted solely of agency fees charged to our borrowers and paid to our Manager for its role as agent to the lenders under the applicable credit agreements. For the nine months ended September 30, 2021, the Base Management Fee Rebate primarily consisted of agency fees. We expect that the Base Management Fee Rebate will continue to consist primarily of agency fees for the foreseeable future.
(3)	Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which would have been approximately $479,166.
Base Management Fees
Initially, our Manager received base management fees (“Base Management Fees”) that were calculated and payable quarterly in arrears in cash, in an amount equal to 0.4375% of our Equity (as defined below), determined as of the last day of each such quarter. The Base Management Fees were to be reduced by the aggregate amount of any other fees earned and paid to our Manager during such quarter resulting from the investment advisory services and general management services rendered by it to us under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation (as defined below). Our Management Agreement was amended and restated upon the consummation of our IPO such that the Base Management Fees now (i) amount to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of stockholders’ equity shown on our consolidated financial statements. The Base Management Fees are payable independent of the performance of our portfolio.
For purposes of computing the Base Management Fees, “Equity” means, as of any date (i) the sum of (A) the net proceeds from all of our issuances of equity securities since our inception through such date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) our retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (ii) (A) any amount that we have paid to repurchase our common stock since our inception through such date, (B) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our consolidated financial statements prepared in accordance with GAAP through such date; and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, through such date, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors.
Base Management Fee Estimate
For the 12 months following this offering, we estimate we will pay our Manager approximately $3.3 million in Base Management Fees (or approximately $3.4 million if the underwriters exercise their over-allotment option in full), assuming:
■
we issue approximately $61.5 million of our common stock in this offering, with net proceeds to us of approximately $57.3 million (or approximately $66.0 million if the underwriters exercise their over-allotment option in full), after deducting the Structuring Fee, underwriting discounts and commissions and other estimated offering expenses payable by us, based on the public offering price of $20.50 per share;

■	we distribute all of our net income to holders of our common stock;
■
our Manager does not earn or receive any fees for the 12 months following this offering resulting from the investment advisory services and general management services rendered by it to us under our Management Agreement, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans;

■
there are no unrealized gains or losses, other non-cash items that have impacted stockholders’ equity, or one-time events pursuant to changes in GAAP, in each case during the 12 months following this offering; and

■	we do not repurchase or sell any shares of our capital stock during the 12 months following this offering.
The foregoing is solely an estimate of the Base Management Fees that we will pay to our Manager for the 12 months following this offering and is based on the beliefs and assumptions of management as of the date of this prospectus. The foregoing estimate is subject to numerous risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”
Incentive Compensation
In addition to the Base Management Fees, our Manager receives incentive compensation (“Incentive Compensation” or “Incentive Fees”) with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined below). To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.
No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 1.75% and (ii) the Adjusted Capital as of the last day of the immediately preceding fiscal quarter (the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product (the “Catch-Up Amount”) of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product (the “Excess Earnings Amount”) of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.
Upon consummation of our IPO, our Management Agreement was amended and restated such that the Hurdle Amount now equals the product of (i) 2% and (ii) Adjusted Capital as of the last day of the immediately preceding fiscal quarter.
For the purposes of computing Incentive Compensation:
■
“Adjusted Capital” means the sum of (i) cumulative gross proceeds generated from issuances of the shares of our capital stock (including any distribution reinvestment plan), less (ii) distributions to our investors that represent a return of capital and amounts paid for share repurchases pursuant to any share repurchase program.

■
“Core Earnings” means, for a given period, the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors. For the avoidance of doubt, Core Earnings shall not exclude under clause (iv) above, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.

The calculation methodology for computing Incentive Compensation will look through any derivatives or swaps as if we owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of such derivative or swap and (ii) the interest expense paid by us to the derivative or swap counterparty) will be included in the calculation of Core Earnings for purposes of the Incentive Compensation.
Incentive Compensation Clawback
Once Incentive Compensation is earned and paid to our Manager, it is not refundable, notwithstanding any losses incurred by us in subsequent periods, except that if our aggregate Core Earnings for any fiscal year do not exceed the amount equal to the product of (i) 7.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), our Manager will be obligated to pay us (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Compensation that was earned and paid to our

Manager during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount to which the Annual Hurdle Amount exceeds our aggregate Core Earnings for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Compensation earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Compensation earned during any prior or subsequent fiscal year.
Upon consummation of our IPO, our Management Agreement was amended and restated such that the Annual Hurdle Amount now equals the product of (i) 8.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year.
The aggregate Core Earnings, Annual Hurdle Amount, Clawback Amount and any components thereof for the initial and final fiscal years that our Management Agreement is in effect will be prorated based on the number of days during the initial and final fiscal years, respectively, that our Management Agreement is in effect, to the extent applicable.
Incentive Compensation Illustration
The following illustration sets forth a simplified graphical representation of the calculation of our quarterly Incentive Compensation in accordance with our Management Agreement without consideration to any Clawback Obligation.
Quarterly Incentive Fee on Core Earnings
Core Earnings (expressed as a percentage of Adjusted Capital as of the last day of the immediately preceding fiscal quarter)

Percentage of Core Earnings allocated to the Incentive Fee on income
Incentive Compensation Example
The following table sets forth a simplified, hypothetical example of a quarterly Incentive Compensation calculation in accordance with our Management Agreement without consideration to any Clawback Obligation. Our actual results may differ materially from the following example.
This example of a quarterly Incentive Compensation calculation assumes the following:
■	Adjusted Capital as of the last day of the immediately preceding fiscal quarter of $100.0 million; and
■	Core Earnings before the Incentive Compensation for the specified quarter representing a quarterly yield of 20.9% on Adjusted Capital as of the last day of the immediately preceding fiscal quarter.
Under these assumptions, the hypothetical quarterly Incentive Compensation payable to our Manager would be $1.045 million as calculated below:
		Illustrative Amount	Calculation
1.	What are the Core Earnings?	$5,225,000	Assumed to be a 5.2% quarterly or 20.9% per annum return on Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).

2.	What is the Hurdle Amount?	$2,000,000	The hurdle rate (2.0% quarterly or 8.0% per annum) multiplied by Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).

		Illustrative Amount	Calculation
3.	What is the Catch-Up Amount?	$666,667
The catch-up incentive rate (50.0%) multiplied by the amount that Core Earnings ($5.2 million) exceeds the Hurdle Amount ($2 million), but is less than or equal to 166-2/3% of the Hurdle Amount (approximately $3.3 million).

4.	What is the Excess Earnings Amount?	$378,333	The excess earnings incentive rate (20%) multiplied by the amount of Core Earnings ($5.2 million) that exceeds 166-2/3% of the Hurdle Amount (approximately $3.3 million).

5.	What is the Incentive Compensation?	$1,045,000	The sum of the Catch-Up Amount (approximately $666,667) and the Excess Earnings Amount (approximately $378,333).
The foregoing is solely a hypothetical example of a quarterly Incentive Compensation that we could pay to our Manager for a given fiscal quarter and is based on the simplified assumptions described above.
Non-GAAP Metrics Used in Hypothetical Example
As used in this prospectus, we use hypothetical Equity, Adjusted Capital, Catch-up Amount and Excess Earnings Amount only as measures in the calculation of the financial metrics that we are required to calculate under the terms of the Management Agreement. All of the adjustments made in our calculation of these metrics are adjustments that were made in calculating our performance for purposes of the required financial metrics under the Management Agreement, and are presented in a manner consistent with the reporting of the metrics to the Manager. Additionally, the terms Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are not defined under GAAP and are not measures of stockholder equity, capitalization, operating income or operating performance presented in accordance with GAAP. Our Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount have limitations as analytical tools, and when assessing our stockholder equity, capitalization, operating income and operating performance, you should not consider Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount in isolation, or as a substitute for stockholder equity, capitalization and operating income or other consolidated income statement data prepared in accordance with GAAP. Additionally, other companies may calculate Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount differently than we do, limiting their usefulness as comparative measures.
Further, we note that, as presented in the above table, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are hypothetical non-GAAP financial measures and reconciliation of those numbers to the most directly comparable financial measure prepared in accordance with GAAP are not provided in this prospectus as they are derived from our actual historical financials and are meant to serve as an illustrative tool to assist the investor in understanding how our Manager’s fees would be calculated based on hypothetical assumptions pursuant to the terms of the Management Agreement.
Expense Reimbursement
We pay all of our costs and expenses and reimburse our Manager and/or its affiliates for expenses of our Manager and/or its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse our Manager and/or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, personnel of our Manager and/or its affiliates, as applicable, serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and/or its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to the consummation of our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation. Costs and expenses paid or incurred by the Manager on our behalf are reimbursed monthly in cash to the Manager and are made regardless of whether any cash distributions are made to our stockholders. For additional information regarding the expense reimbursement of compensation paid to our executive officers, see “Management—Compensation of Our Executive Officers.”
Termination Fee
Upon termination of our Management Agreement, a Termination Fee will be payable to our Manager by us in cash in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by our Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Termination Fee equals three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.
Grants of Equity Compensation to Our Manager
Pursuant to the 2020 Stock Incentive Plan, we may grant equity-based awards and incentives to employees or executive officers of our Manager and other eligible awardees under the 2020 Stock Incentive Plan from time to time. These equity-based awards under our 2020 Stock Incentive Plan create incentives to improve long-term stock price performance and focus on long-term business objectives, create substantial retention incentives for award recipients and enhance our ability to pay compensation based on our overall performance, each of which further align the interests of our Manager and the other eligible awardees with our stockholders. For additional information regarding our 2020 Stock Incentive Plan, see “Management—2020 Stock Incentive Plan.”

PRINCIPAL STOCKHOLDERS
The following provides certain information regarding the beneficial ownership of our common stock as of December 24, 2021, and as adjusted to reflect the sale of common stock offered by us in this offering with respect to:
■	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;
■	each member of our Board upon the consummation of this offering; and
■	all of our current directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.
Applicable percentage of beneficial ownership prior to this offering is based on 16,442,812 shares of common stock that were outstanding as of December 24, 2021. Applicable percentage ownership after this offering is based on 19,442,812 shares of common stock to be outstanding after this offering (or 19,892,812 shares if the underwriters exercise their option to purchase additional shares in full). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed (i) shares of our common stock subject to options that are currently vested and exercisable held by that person, or that will become exercisable and vest within 60 days of December 24, 2021 and (ii) shares of our common stock underlying awards of restricted stock that are currently vested or that will vest within 60 days of December 24, 2021, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.
	Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Shares Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Stockholders:
Leonard M. Tannenbaum(1)	4,749,458	26.6%	4,749,458	22.8%	4,749,458	22.3%
UBS O’Connor LLC(2)	1,001,722	6.1%	1,001,722	5.2%	1,000,722	5.0%
Hood River Capital Management LLC(3)	929,006	5.6%	929,006	4.8%	929,006	4.7%

Directors and Executive Officers:
Leonard M. Tannenbaum(1)	4,749,458	26.6%	4,749,458	22.8%	4,749,458	22.3%
Jonathan Kalikow(4)	673,500	4.1%	673,500	3.5%	673,500	3.4%
Thomas L. Harrison(5)	16,428	*	16,428	*	16,428	*
Brett Kaufman(6)	1,000	*	1,000	*	1,000	*
Tomer J. Tzur(7)	7,938	*	7,938	*	7,938	*
Alexander C. Frank(8)	8,085	*	8,085	*	8,085	*
Jodi Hanson Bond(9)	11,708	*	11,708	*	11,708	*
Thomas Geoffroy(10)	3,269	*	3,269	*	3,269	*
Robert Levy(11)	700	*	700	*	700	*
Robyn Tannenbaum(12)	36,160	*	36,160	*	36,160	*
All directors and executive officers as a group (9 persons)(13)	5,504,977	30.8%	5,504,977	26.4%	5,504,977	25.8%
(*)	Represents beneficial ownership of less than 1%.

(1)	Includes (i) 3,342,500 shares of common stock and (ii) 1,406,958 shares of common stock which Mr. Tannenbaum has the right to acquire pursuant to outstanding and vested stock options.
(2)	Based on information reported on a Schedule 13F filed August 13, 2021 by UBS O’Connor LLC. The address for UBS O’Connor LLC is One North Wacker Drive, 31st Floor, Chicago, IL 60606.
(3)
Based on information reported on Form 13F filed on November 15, 2021, by Hood River Capital Management LLC. The address for Hood River Capital Management LLC is 2373 PGA Blvd., Suite 200, Palm Beach Gardens, FL 33410.

(4)
Includes 673,500 shares of common stock, of which 668,500 are owned by Gamma Lending Holdco LLC. Gamma Lending Holdco LLC is a Delaware limited liability company (“GLO”), whose managing member is Gamma Lending Opportunities LP, a Delaware limited partnership (“GLO LP”). GLO LP’s sole General Partner is GRE Lending Opportunities LLC, a Delaware limited liability company (“GLO GP”). GLO GP is a wholly owned subsidiary of Gamma Real Estate LLC (“GRE”). Jonathan Kalikow owns 50% of the economic and voting interests in GRE and N. Richard Kalikow, father of Jonathan Kalikow, owns the remaining 50% of the economic and voting interests of GRE.

(5)	Includes (i) 15,028 shares of common stock and (ii) 1,400 shares of common stock which Mr. Harrison has the right to acquire pursuant to outstanding and vested stock options.
(6)	Mr, Kaufman was appointed our Chief Financial Officer on August 6, 2021. Includes 1,000 shares of common stock.
(7)	Includes (i) 6,538 shares of common stock and (ii) 1,400 shares of common stock which Mr. Tzur has the right to acquire pursuant to outstanding and vested stock options.
(8)	Includes (i) 6,685 shares of common stock and (ii) 1,400 shares of common stock which Mr. Frank has the right to acquire pursuant to outstanding and vested stock options.
(9)	Includes (i) 11,008 shares of common stock and (ii) up to 700 shares of common stock which Ms. Bond will have the right to acquire pursuant to outstanding and vested stock options.
(10)	Mr. Geoffroy resigned as our Chief Financial Officer on August 6, 2021. Includes 3,269 shares of common stock.
(11)	Includes the up to 700 shares of common stock which Mr. Levy will have the right to acquire pursuant to outstanding and vested stock options.
(12)	Includes (i) 2,000 shares of common stock and (ii) 34,160 shares of common stock which Mrs. Tannenbaum has the right to acquire pursuant to outstanding and vested stock options.
(13)	Reflects only current directors and executive officers and does not include shares of common stock beneficially owned by Mr. Geoffroy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Parties
Since our formation, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.
The Initial Portfolio Transaction
We acquired our initial portfolio of loans at fair value of approximately $46,802,841 and cash from AFC Warehouse, LLC and LMT Investments, LLC, each of which is wholly-owned by our Sponsor, in exchange for the issuance of 3,342,500 shares of our common stock (on a post-split basis) on July 31, 2020 (date of commencement of operations) (the “Initial Portfolio Transaction”). The initial portfolio consisted of loans to Public Company A, Public Company B and Private Company A, as well as two loans to other entities that are no longer borrowers that we subsequently sold after our acquisition.
Revolving Credit Agreement
On August 18, 2020, we entered into the Revolving Credit Agreement pursuant to which our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, provides our Revolving Credit Facility. In May 2021, the Revolving Credit Facility was amended to, among other things, remove Gamma Lending Holdco LLC, a fund controlled by Jonathan Kalikow, our Head of Real Estate, one of our directors and an affiliate of our Manager, and his father, as a Lender. In November 2021, the Revolving Credit Facility was further amended to, among other things: (i) decrease the interest rate; (ii) extend the maturity date; (iii) increase the aggregate revolving credit commitments; (iv) add an unused fee (v) add a one-time commitment fee and (vi) require all payments of interest, the commitment fee and unused fee (in each case, net of applicable taxes) to be paid, directly or indirectly, to a charitable foundation to be designated by AFC Finance, LLC in its sole discretion, net of any taxes. The Revolving Credit Facility now provides revolving loan commitments of up to $75.0 million, bears interest at a fixed rate of 4.75% per annum, payable in cash in arrears, and is subject to a one-time commitment fee of 0.25%, or $187,500, which is payable in three quarterly installments, beginning in the first quarter of 2022, and an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitments, to be paid quarterly in arrears. On December 30, 2021, we drew $75.0 million on our Revolving Credit Facility. All outstanding borrowings were subsequently repaid in full on January 3, 2022. As of January 3, 2022, we have accrued an aggregate of approximately $40,000 in interest under the Revolving Credit Facility. Future proceeds under the Revolving Credit Facility are available to fund loans and bridge capital contributions and for general corporate purposes. We did not incur any fees or costs related to the origination of the Revolving Credit Facility. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) September 30, 2022 and (ii) the closing date of any Refinancing Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”
Management Agreement
Pursuant to our Management Agreement, our Manager, a Delaware limited liability company and wholly-owned subsidiary of the Parent Manager, which is an entity that is over 70%, 10% and 5% beneficially owned by our Sponsor, Mrs. Tannenbaum and Mr. Kalikow, respectively, manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board.
Our Manager receives Base Management Fees that are calculated and payable quarterly in arrears in cash, (i) in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero.
In addition to the Base Management Fees, our Manager receives Incentive Compensation with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings. To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.

For the period beginning on July 31, 2020 (date of commencement of operations) and ending on December 31, 2020, we paid our Manager a Base Management Fee of $364,194, which was net of a Base Management Fee Rebate of $259,167.
Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which would have been approximately $479,166.
For the three and nine months ended September 30, 2021, we incurred fees payable to our Manager for a Base Management Fee of $773,729 and $1,624,485, which was net of a Base Management Fee Rebate of $256,989 and $677,439, respectively.
The Incentive Compensation fees payable to our Manager for the three and nine months ended September 30, 2021 were $1,769,207 and $3,873,984, respectively
We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement.
Our Management Agreement provides that, upon termination of our Management Agreement under certain circumstances, a Termination Fee will be payable to our Manager by us in an amount equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.
Refer to “Our Manager and Our Management Agreement” and “Management Compensation” for more information.
Subsidiary of Private Company G Transactions
On February 14, 2021, in connection with the Sub. of Private Co. G Credit Facility, we entered into a syndication letter agreement (the “Initial Syndication Letter”) with our Manager to allocate $24,150,000 (the “Manager Portion”) of the total $46,150,000 of loans under the Sub. of Private Co. G Credit Facility to our Manager to fund or further allocate or syndicate. The Initial Syndication Letter also provides that our Manager shall act as administrative agent for the anticipated $46,150,000 credit facility and shall therefore be entitled to the entirety of any agent fee, which will be paid by the borrower and was contemplated to be 1.0% per annum of the total loan amount.
On February 22, 2021, we entered into an additional syndication letter agreement (the “Second Syndication Letter” and, together with the Initial Syndication Letter, the “Syndication Letters”) relating to the Credit Facility with our Manager and AFC Investments, one of our affiliates that is beneficially owned by Mr. Tannenbaum and Mrs. Tannenbaum. Pursuant to the Second Syndication Letter, each party agreed that (i) we would severally and not jointly lend $22,000,000 of the Sub. of Private Co. G Credit Facility, (ii) AFC Investments would severally and not jointly lend $24,150,000 of the Sub. of Private Co. G Credit Facility and (iii) each funding under the Sub. of Private Co. G Credit Facility would be made pro rata in proportion to each party’s commitments and each party would receive payments of interest, principal, fees and other amounts due to such party, including the allocation of original issue discount, on such pro rata basis.
In April 2021, we entered into a loan commitment related to the Sub. of Private Co. G Credit Facility. The final loan commitment at such time was for $22,000,000 and we held the entire amount of the loan commitment with no portion syndicated to AFC Investments. Our Manager serves as the administrative agent of the Sub. of Private Co. G Credit Facility and receives agent fees equal to 1.0% per annum of the total loan commitment amount.
In September 2021, we entered into the A&R Sub. of Private Co. G Credit Agreement to, among other things, increase the total loan commitments by $53,400,000 across three tranches, with $10,000,000 of new loan commitments allocated to ABW, and the remaining $43,400,000 of new loan commitments allocated to us.
As of December 24, 2021, there was approximately $52.3 million of outstanding principal amount under the Sub. of Private Co. G Credit Facility, with approximately $46.7 million of such loans owing to us and the remainder owing to ABW. In addition, as of December 24, 2021, approximately $0.5 million of PIK interest had accrued with respect to the initial $22.0 million loan we funded in April. Amortization of the Sub. of Private Co. G Credit Facility under the A&R

Sub. of Private Co. G Credit Agreement (as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Sub. of Private Co. G Credit Facility”) will begin on September 30, 2022, and no principal has been repaid to us or ABW as of September 30, 2021. The Sub. of Private Co. G Credit Facility bears interest at (i) a blended floating interest rate, which as of December 24, 2021, was 12.4% per annum, payable in cash, and (ii) a blended PIK interest rate of 1.8% per annum, payable in kind, in each case, across the three tranches of the Sub. of Private Co. G Credit Facility. The Sub. of Private Co. G Credit Facility has an exit fee of 10.0%, which will be reduced to 5.0% upon the satisfaction of certain specified criteria, and an annual agent fee of 1.0% of the total loan commitment amount. The aggregate amount of cash interest earned for the period from April 30, 2021 (the date we initially funded the loan) to December 24, 2021 is approximately $2.5 million. The maturity date of the Sub. of Private Co. G Credit Facility is May 1, 2026.
Private Company A Transactions
Private Company A Credit Agreement
On July 31, 2020, we acquired (pursuant to the Initial Portfolio Transaction) an interest in the Private Company A Credit Facility pursuant to which we and one other lender initially held senior secured term loan commitments in an aggregate principal amount of $40.0 million, of which our loan commitment constituted $32.0 million in principal amount. On October 23, 2020, we entered into an amendment to the Private Company A Credit Agreement (the “Private Company A Amendment”) to, among other things, increase our loan commitment under the Private Company A Credit Facility by $2.0 million to an aggregate loan commitment of $34.0 million in principal amount.
In July 2021, FLH, an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner, purchased a third-party lender’s interest in such lender’s $8.5 million portion of the loan to Private Company A under the Private Company A Credit Facility, and we had a 30-day option to purchase such interest from FLH. We, Private Company A and our Manager, as agent for the lenders under the Private Company A Credit Agreement (in such capacity, the “Agent”), concurrently amended and restated the Private Company A Credit Agreement to, among other things, add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30.0 million, $10.0 million of which our Manager syndicated to ABW, an affiliate of ours that is wholly-owned by Mr. and Mrs. Tannenbaum and a trust affiliated with Mr. and Mrs. Tannenbaum, and $20.0 million of which was to be held by a designee of the Agent, subject to the satisfaction of certain conditions precedent. The A&R Private Company A Credit Agreement has a maturity date of May 8, 2024. The original tranche of term loans has an exit fee of 2.0% of the original tranche term loan amount (excluding any unfunded portions of the original tranche term loan amount) and the additional tranche of term loans has an exit fee of 2.0% of the total amount of such additional tranches (excluding any unfunded portions of the additional tranche term loan amount). The original tranche of term loans has an agent fee of 1.0% of the total loan commitment amount payable annually. The second tranche of term loans has an agent fee of (i) 0.3333% of the total loan commitment amount of the additional tranche of term loans payable on the closing date of the A&R Private Company A Credit Agreement and (ii) 0.6667% of the total loan commitment amount of the additional tranche payable subject to the satisfaction of certain conditions precedent. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Agreement also included an OID of $0.2 million payable on the closing date of the A&R Private Company A Credit Agreement and $0.4 million payable to lenders subject to the satisfaction of certain conditions precedent.
In September 2021, we entered into (i) the September Loan Assignment with FLH, Private Company A and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8.5 million portion of the loan to Private Company A, for a purchase price of approximately $8,471,307 (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) the September Commitment Assignment with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A under the A&R Private Company A Credit Agreement in a principal amount of up to $20.0 million, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Agreement pursuant to the September Commitment Assignment.

In December 2021, the Private Company A Credit Facility was amended to among other things, (i) replace our Manager with AFC Agent, as the Agent under the Private Company A Credit Facility and (ii) add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $20.0 million, which our Manager syndicated to FLH and two third party lenders (the “December Amendments”). Our total loan commitments to Private Company A did not change as a result of the December Amendments. In connection with the December Amendments, the then-existing lenders under the Private Company A Credit Facility received an aggregate amendment fee of $0.5 million, distributed pro rata among such lenders in accordance with their then-existing loan commitments.
As a result of the September Assignments and the December Amendments, the total loan commitments to Private Company A under the Private Company A Credit Facility increased to an aggregate commitment amount of $92.5 million, of which our total loan commitments accounted for $62.5 million.
As of December 24, 2021, Private Company A had $63.9 million outstanding attributable to our allocation of the Private Company A Credit Facility, which consisted of $62.5 million in initial funded principal amount and approximately $2.1 million in earned PIK interest added to the outstanding principal balance of the Private Company A Credit Facility, net of $0.9 million of principal repayment to us and $0.2 million of principal repayment to the third-party lender that subsequently sold its interest in its portion of the Private Company A Credit Facility to FLH and of which we ultimately acquired from FLH as described above. Amortization of the Private Company A Credit Facility began on May 1, 2021 and, on July 30, 2021, was paused until August 1, 2022 in connection with the A&R Private Company A Credit Agreement, and $1.1 million of principal has been repaid through December 24, 2021. The loans under the Private Company A Credit Facility across the first two tranches of loans with respect to our allocation only (and not including the additional tranche added under the December Amendments) bear interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind. The aggregate amount of cash interest earned by us for the period from July 31, 2020 (the date we acquired the loan pursuant to the Initial Portfolio Transaction) to December 24, 2021 is $5.8 million. The maturity date of the Private Company A Credit Facility is May 8, 2024. AFC Agent, as the Agent, earns agent fees as specified above, which is payable by the borrower of the Private Company A Credit Facility, and we do not pay any consideration to AFC Agent for its services as administrative agent under such credit facility.
Separately, FLH entered into a new credit facility with Private Company A and a third party lender in July 2021, under which Private Company A could draw up to $40,000,000 in bridge term loans (the “Bridge Facility”) secured by collateral separate from collateral securing the Private Company A Credit Facility. The Bridge Facility was repaid in full in October 2021. In connection with the new credit facility with FLH and a related equity raise by Private Company A, our Manager or its designees are entitled to (i) appoint three of the seven members of Private Company A’s board of directors and (ii) receive warrants to purchase common stock of Private Company A in an amount representing 5.1% of the equity interest of Private Company A on a fully-diluted basis. In connection with the equity raise by Private Company A, an investment vehicle controlled by Jonathan Kalikow, one of our directors and executive officers, acquired approximately 11.3% of the equity interest of Private Company A on a fully-diluted basis. As of December 24, 2021, Mr. Kalikow beneficially held or controlled, through investment vehicles and the Manager, a total of approximately 12.5% of Private Company A’s equity interest on a fully-diluted basis. As of December 24, 2021, Mr. Tannenbaum beneficially held approximately 22.6% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles and the Manager, which amount reflects four separate acquisitions of equity of Private Company A by Mr. Tannenbaum, through various investment vehicles, from third-party stockholders and purchase of stock directly from Private Company A.
Waiver of Subsidiary Guarantor
In connection with the Private Company A Amendment, we and the other lender under the credit agreement governing our loan to Private Company A (such credit agreement and related loan documents, the “Private Company A Credit Documents”) granted the loan parties a waiver from, among other things, the affirmative covenants under the Private Company A Credit Documents requiring that the loan parties cause certain subsidiaries of the loan parties to provide a guarantee of, and pledge collateral securing, the loan parties’ obligations under the Private Company A Credit Agreement. This waiver was limited to a specific majority-owned subsidiary of Private Company A which Mr. Tannenbaum owns a minority 20% equity interest in.
Private Company I Credit Agreement
On July 14, 2021, we entered into a credit agreement with Private Company I pursuant to which we and ABW, an entity that is wholly-owned by Mr. and Mrs. Tannenbaum and is one of our and our Manager’s affiliates, provided a senior secured loan facility (the “Private Company I Credit Facility”) in an aggregate principal amount of $15.5 million. Our Manager serves as the agent for the lenders under the Private Company I credit agreement. The Private Company I Credit Facility bears interest at per annum rates of (i) 12.0% plus LIBOR, payable in cash, and (ii) 2.5%, payable in kind. The Private Company I Credit Facility also contains an exit fee of 3.0%, an agent fee of 1.0% per annum of the outstanding term loan amount and OID of 4.0%. As of December 24, 2021, Private Company I had $10.4 million outstanding attributable to our allocation of the Private Company I Credit Facility, which consisted of $10.1 million in initial funded principal amount and approximately $0.3 million in earned PIK interest added to the outstanding principal balance of the Private Company I Credit Facility. Amortization of the Private Company I Credit Facility will begin on July 14, 2022 and no principal has been repaid to us as of December 24, 2021. The aggregate amount of cash interest earned by us up until December 24, 2021 is approximately $0.6 million. The maturity date of the Private Company I Credit Facility is August 1, 2026.
The purpose of the senior secured loan facility was to, among other things, fund Private Company I’s refinancing of our existing bridge loan to Private Company I, which consisted of $5.5 million in then-outstanding principal amount. As part of the refinancing, the exit fee on the bridge loan was waived and the borrower was credited for a portion of the agent fee and original OID on the bridge loan.
Subsidiary of Public Company H Credit Agreement
On December 16, 2021, we entered into the Sub. of Public Company H Credit Agreement, pursuant to which we, together with Warehouse and a third-party lender, provided the Subsidiary of Public Company H with a $100.0 million senior secured credit facility. Of the aggregate $100.0 million in loan commitments, we committed $60.0 million, Warehouse, which is a fund affiliated with us and our Manager, committed $10.0 million, and a third-party lender committed $30.0 million of the aggregate principal amount. Warehouse is an entity beneficially owned, in part, by Leonard M. Tannenbaum, one of our directors and our Chief Executive Officer, Robyn Tannenbaum, our Managing Director, Head of Origination and Investor Relations, other members of the Tannenbaum family, Brett Kaufman, our Chief Financial Officer, and Jonathan Kalikow, one of our directors and our Head of Real Estate. As of December 24, 2021, Subsidiary of Public Company H had $42.5 million outstanding attributable to our allocation of the Sub. of Public Company H Credit Facility, which consisted of our initial funded principal. The Sub. of Public Company H Credit Facility also includes an option for the borrower, upon its request and subject to its achievement of predetermined milestones and the terms and conditions of the Sub. of Public Company H Credit Agreement, to increase the amount of the Sub. of Public Company H Credit Facility by up to $50.0 million on or around December 16, 2022, to be funded by one or more of the lenders. The Sub. of Public Company H Credit Facility bears interest at (i) a fixed interest rate of 9.75% per annum, payable in cash, and (ii) a contingent interest rate of 1.0% per annum, payable in cash. The Sub. of Public Company H Credit Facility also contains an unused line fee of 3.0% per annum of the unused amount of the commitments, an agent fee of 0.75% per annum of the outstanding term loan amount and OID of 4.0%. The aggregate amount of cash interest earned by us up to December 24, 2021 is approximately $0.1 million. The Sub. of Public Company H Credit Facility does not require amortization and as of December 24, 2021, Subsidiary of Public Company H had not repaid any principal amount under such credit facility. The maturity date of the Sub. of Public Company H Credit Facility is January 1, 2026. AFC Agent, an entity wholly owned by Mr. Tannenbaum and Mrs. Tannenbaum, serves as the administrative agent to all lenders under the Sub. of Public Company H Credit Facility. AFC Agent earns an agent fee of 0.75%, which is payable by the borrower of the Sub. of Public Company H Credit Facility, and we do not pay any consideration to AFC Agent for its services as administrative agent under such credit facility.
Connecticut and New York Offices
We currently maintain one of our executive offices at 777 West Putnam Ave., Greenwich, CT 06830. This office is leased by our Manager or one of its affiliates from Mr. Tannenbaum and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates as required for our operation. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this office have been less than $120,000 since inception. Mr. Kalikow operates out of New York from property that he owns and is reimbursed by the Manager for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and, in turn, pursuant to the terms of our Management Agreement, we reimburse the Manager for such expenses. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this office have been less than $120,000 since inception.
Investments in Loans
From time to time, we may co-invest in loans with other investment vehicles managed by our management or our affiliates, including our Manager, and their borrowers, including by means of splitting commitments, participating in loans or other means of syndicating loans. We are not obligated to provide, nor have we provided, any financial support to the other managed investment vehicles. As such, our risk is limited to the carrying value of our investment in any such loan. As of and for the period from July 31, 2020 to December 24, 2021, there were four co-invested loans held by us and an affiliate of ours. For additional information regarding our four affiliate co-investments, see “—Private Company A Transactions—Private Company A Credit Agreement,” “—Subsidiary of Private Company G Transactions”, “—Private Company I Credit Agreement” and “—Subsidiary of Public Company H Credit Agreement.”
Assigned Rights
In connection with our investments in loans, we may from time to time receive an Assigned Right to acquire warrants and/or equity of a borrower. We will sell any Assigned Rights, and the sale may be to one of our affiliates, subject to any such affiliate’s separate approval process and our related person transactions policy, or a third-party buyer on the market.
In October 2020, we sold to AFC Warehouse, our affiliate which is also managed by our Manager, Assigned Rights to acquire and/or assign (i) a warrant to purchase 540,732 shares of common stock of Private Company A at an exercise price of $0.01 per share and (ii) a warrant to purchase 551,768 shares of common stock of Private Company A at an exercise price of $0.75 per share for an aggregate purchase price of $217,783, representing the fair value of such Assigned Rights as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In November 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 3,000,000 common shares of the parent company of Subsidiary of Public Company C at an exercise price of $0.375 per share for an aggregate purchase price of $858,216, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In December 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 261 common shares of Private Company D at an exercise price of $0.01 per share for an aggregate purchase price of $573,469, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In March 2021, we sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 1,382,000 common shares of Private Company E at an exercise price of $0.01 per share for an aggregate purchase price of $1,104,614, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In June 2021, we sold to AFC Warehouse, one of our affiliates and an affiliate of our Manager, an Assigned Right to acquire and/or assign a warrant to purchase 1,978,000 common shares of Private Company E at an exercise price of $0.01 per share for an aggregate purchase price of approximately $1.1 million, representing the fair value of such Assigned Right as of the date of such sale, as determined by management and a majority of our independent directors (based on various subjective and objective factors, including input from an independent third-party valuation firm).
Under the terms of its governing documents, AFC Warehouse, subject to any required approval by its board of directors and equity holders, is taking all necessary action to liquidate its assets and dissolve upon consummation of the IPO. This means that any future Assigned Rights will likely be sold to a third-party buyer on the market or one of our affiliates other than AFC Warehouse, which may be managed by our Manager or its affiliates. Mr. Kalikow has formed a new entity to which we may sell future Assigned Rights, subject to such entity’s separate approval process and our related person transactions policy. Mr. Kalikow provides investment advisory and other management services to this entity but he is not a significant equity holder in such entity.
Directed Share Program
At our request in our IPO, the underwriters reserved shares for sale, at the initial public offering price of $19.00 per share, through a directed share program to our directors, officers, employees, business associates and other persons with whom we have a relationship. The sales were made by Empire Asset Management Co. as the directed share program administrator. Participants in the directed share program are not subject to lockup or market standoff restrictions with the underwriters of such offering or with us with respect to any reserved shares purchased through the directed share program, except in the case of shares purchased by any director or executive officer. Mr. Kalikow, Mr. Harrison, Ms. Bond and Mrs. Tannenbaum purchased 5,000, 5,000, 1,200 and 1,000 shares, respectively, in the directed share program.
Affiliate Investment in 2027 Senior Notes
In November 2021, in connection with our private placement offering of the 2027 Senior Notes, Mr. Tannenbaum, our Chief Executive Officer and one of our directors, purchased, indirectly through an investment vehicle, $22,350,000 in principal amount of the 2027 Senior Notes at the offering price offered to all investors, through a resale transaction with the initial purchasers of the offering. The 2027 Senior Notes accrue interest at a rate of 5.750% per annum. As of December 24, 2021, we had not repaid or paid, as applicable, any principal amount or interest on the 2027 Senior Notes.
Potential Conflicts of Interest
Prospective investors should note that we and our Manager, and our respective affiliates, including AFC Warehouse, and each of their respective stockholders, directors, officers, partners and employees, may be subject to various conflicts of interest in our and their relationships. These conflicts of interest include, without limitation, the following:
Generally. Prospective investors should be aware that there may be occasions when we and our Manager and its affiliates encounter potential conflicts of interest in connection with our activities, including the allocation of loan opportunities among entities managed by our Manager or any of its affiliates. If any matter arises that our Manager determines in its good faith judgment constitutes an actual or potential conflict of interest, our Manager may take such actions as may be necessary or appropriate to ameliorate such conflict (and upon taking such actions, our Manager will be relieved of any responsibility for such conflict to the fullest extent permitted by law and shall be deemed to have satisfied its fiduciary duties related thereto to the fullest extent permitted by law). These actions may include, by way of example and without limitation, disposing of the security giving rise to the conflict of interest, appointing an independent fiduciary or consulting the Audit and Valuation Committee or another committee of our Board. There can be no assurance that our Manager will solve all conflicts of interest in a manner that is favorable to us. See “Risk Factors—Risks Related to Our Relationship with Our Manager and its Affiliates.”
Consultants. Our Manager may retain certain consultants to provide services to (or with respect to) us or certain current or prospective borrowers in which they invest. Such consultants generally may provide services in relation to the identification, acquisition, holding and disposition of loans to borrowers. Although our Manager may seek to retain consultants with a view to reducing costs, ultimately, a number of factors may result in limited or no cost savings from such retention. Our Manager also seeks to reduce potential conflicts of interest resulting from such arrangements by structuring compensation packages for such persons in a manner that our Manager believes will align such persons’ interests with those of our stockholders.
Diverse Investor Group. Our investors may have conflicting investment, tax, regulatory and other interests with respect to their investment in us. The conflicting interests of individual investors may relate to or arise from, among other things, the nature of loans made by us, the structuring or the acquisition of loans and the timing of disposition of loans. As a consequence, conflicts of interest may arise in connection with decisions made by our Manager, including with respect to the nature or structuring of loans, that may be more beneficial for one investor or one set of investors than for another investor or another set of investors, particularly with respect to investors’ individual tax situations. In selecting and structuring loans appropriate for us, our Manager will consider the investment and tax objectives of our Company and our investors as a whole, not the loan, investment or other objectives of our Company or any investor individually.

Competition for Loan Opportunities. To the extent permitted by our governing documents and the governing documents of any other entities, our Manager and/or its affiliates may advise, manage or operate other investment vehicles in addition to us, including other entities with respect to loans similar to those sought by us. In such cases, subject to certain limitations and applicable regulatory considerations, co-investment opportunities may be proposed to such other entities. Additionally, co-investment opportunities may be proposed to us in a manner permitted by the constituent documents of such other entities, subject to applicable regulatory considerations.
Personnel. Certain of our personnel provided by our Manager, our Manager and/or its affiliates, including the directors and officers thereof, may devote only a portion of, or in some cases none of, their time to the provision of advisory and management services to us and such persons may have significant obligations unrelated to us or the provision of advisory and management services. Such personnel will provide the time necessary for the proper performance of their duties to us, even though they are involved in other activities (including those related to other investment vehicles, including but not limited to AFC Warehouse and those independent of us).
No Separate Counsel. We do not have counsel separate and independent from that of our Manager. In the event any dispute or controversy arises in which our interests, on the one hand, are in conflict with those of our Manager and/or our respective affiliates, on the other hand, we, our Manager and/or such affiliates, as the case may be, may be required to retain our or their own counsel, as our Manager may decide. No separate counsel has been retained by us or our Manager to act on behalf of investors.
Corporate Opportunities. Under the Charter and Bylaws, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of our Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines that is presented to such person, other than in their capacity as our officer or director.
Relationships with Borrowers. Certain of our officers and directors and employees of our Manager also have a relationship with our borrowers or other clients as part of their outside business activities. In such circumstances where such officers’, directors’ or employees’ outside business activities include an investment in or management role at a borrower or other client, such person shall not participate in any decision making processes that will give rise to a potential or actual conflict of interest unless approved by the Audit and Valuation Committee. The investment in or management role at a borrower or a client that is approved pursuant to our code of conduct does not alone, without participating in any decision making processes that will give rise to a conflict of interest, constitute a “conflict of interest” for purposes of our code of conduct.
Conflicts of Interest Policy
Our Manager has adopted a Conflicts of Interest Policy (the “Manager COI Policy”), which sets out our Manager’s conflict of interest policies and procedures relating to its investment advisory activities and is to be used as a guide for compliance with applicable legal standards, the federal securities laws, and our Manager’s policies. In its capacity as investment manager to us and other entities, including our affiliate, AFC Warehouse, our Manager acts as a fiduciary and thus owes us and them a series of duties, including a general duty to act at all times in their best interest and avoid actual and apparent conflicts of interest. Our Manager is currently an investment adviser under the Advisers Act. The Manager COI Policy sets forth guidelines and best practices to ensure our Manager complies with all legal and regulatory requirements.
Our Manager’s Chief Compliance Officer has overall responsibility for implementing and monitoring the Manager COI Policy and, when applicable, our Manager’s overall compliance program, including ensuring the effectiveness of the policies and procedures contained in the Manager COI Policy. Our Manager’s Chief Compliance Officer may delegate certain responsibilities, including, without limitation, the granting or withholding of any consents or pre-approvals required by the Manager COI Policy, or the making of other determinations pursuant to the Manager COI Policy, to one or more of our Manager’s partners, members, owners, principals, directors, officers, supervisors and employees, and any other person who provides investment advice on behalf of our Manager and is subject to the supervision and control of our manager (collectively, “Covered Persons”), in each case acting under the supervision of our Manager’s Chief Compliance Officer (or under the supervision of another person designated by our Manager’s Chief Compliance Officer), but shall retain overall responsibility for our Manager’s compliance program. In the event that our Manager’s Chief

Compliance Officer personally is required to obtain any consents, pre-approvals or other determinations pursuant to the Manager COI Policy that would, with respect to any other Covered Person, be made by our Manager’s Chief Compliance Officer himself, then in such cases our Manager’s Chief Financial Officer shall be responsible for granting or making any such consents, pre-approvals or other determinations with respect to our Manager’s Chief Compliance Officer. Our Manager has also adopted a conflicts of interest policy which sets out its policies and procedures in connection with activities it undertakes with our affiliate, AFC Warehouse.
Pursuant to our Management Agreement, our Manager has also agreed to (i) use reasonable efforts to avoid any potential conflicts of interest, (ii) disclose the nature and source of any material conflict of interest to our Board and the Audit and Valuation Committee of our Board before undertaking a transaction on our behalf and (iii) require the persons who provide services to us to comply with our code of business conduct and ethics, which includes our conflict of interest policy, in the performance of such services or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in our code of business conduct and ethics.
Additionally, we separately maintain a conflict of interest policy governing the handling of actual or apparent conflicts of interest between personal and professional relationships of our officers, employees (if any) and directors (collectively, “AFCG Covered Persons”), including in the case where an AFCG Covered Person may have a relationship with our borrowers or other clients. Pursuant to our conflict of interest policy, in such circumstances where an AFCG Covered Person’s outside business activities include an investment in or management role at one of our borrowers or other clients, such AFCG Covered Person shall not participate in any decision making processes that will give rise to a potential or actual conflict of interest unless approved by the Audit and Valuation Committee of our Board. An AFCG Covered Person may seek approval for making an investment in or engaging in outside activity with a borrower by sending a written request to our legal department describing the nature of the investment or the outside activity, the time commitment involved, the parties for whom such AFCG Covered Person will be working with or associated with, and other relevant particulars of such activity. Requests to engage in such investment and outside activity will be reviewed and approved by our legal department on a case-by-case basis. The investment in or management role at a borrower or a client that is approved pursuant to our conflict of interest policy does not alone, without participating in any decision making processes that will give rise to a conflict of interest, constitute a “conflict of interest” for purposes of our conflict of interest policy.
Related Person Transaction Policy
Our Board has adopted written related person transaction policies and procedures. The purpose of this policy is to describe the procedures used to identify, review, approve, disapprove, ratify and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved will or may be expected to exceed $120,000 and (z) a related person had, has, or will have a direct or indirect material interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position with significant decision making influence, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. Under this policy, the Audit and Valuation Committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction, subject to certain exceptions. No director will participate in any discussion or approval of a related person transaction for which he or she, or any of his or her immediate family members, is a related person or may otherwise have a potential or actual conflict of interest with us, except that the director will be counted for purposes of a quorum and will provide all information concerning the related person transaction as may be reasonably requested by other members of the Audit and Valuation Committee. In the event our Chief Financial Officer determines that it is impractical or undesirable to wait until the next Audit and Valuation Committee meeting to review a related person transaction, the chairperson of the Audit and Valuation Committee may act on behalf of the Audit and Valuation Committee to review and approve or ratify such related person transaction. In addition, our Board has delegated to the chairperson of the Audit and Valuation Committee the authority to pre-approve or ratify (as applicable) any related person transaction in which he or she, or any of his or her immediate family members, is not a related person or does not otherwise have a potential or actual conflict of interest, in each case, for purposes of such related person transaction. In determining whether to approve or ratify a related person transaction, the

Audit and Valuation Committee or its chairperson, as applicable, will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are, under all of the circumstances, fair as to us, as the Audit and Valuation Committee or its chairperson, as applicable, determines in good faith.
These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters. Subject to the approval of our Manager, these policies may be amended or revised from time to time at the discretion of our Board (which must include a majority of our independent directors), without a vote of our stockholders. Any change to any of these policies by our Board and our Manager, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board and our Manager believe that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.
Investments in Loans and Other Lending Policies
We were founded to pursue activities in financing senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. Our intended investment strategy is to construct a portfolio of first lien real estate loans with YTM with targeted annual gross yields on our loans within the range of 12% to 20% through coupons, OID, prepayment or exit fees, and other fees and blended projected internal rates or return of approximately 20% over an anticipated one to five-year holding period. We may also invest in other senior loans secured by real estate, equipment, value associated with licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. In connection with our loan activities, we may engage in the origination, syndication and servicing of loans.
We may invest in new originations or purchase participations in existing syndications, each of which may be of any credit quality, have any combination of principal and interest payment structures, and be of any size and of any lien position. The real estate securing our loans may include, among other things, cannabis cultivation facilities, processing facilities and dispensaries. Given our focus as a financing partner for the cannabis industry, we do not expect our loans to be insured or guaranteed by any government agency. Subject to compliance with our Investment Guidelines as described in the section entitled “Our Manager and Our Management Agreement—Investment Guidelines,” there are no limitations on the amount or percentage of our total assets that may be invested in any one loan or the concentration in any one type of loan.
Our Manager utilizes a rigorous underwriting and investment process to enables us to source, screen and ultimately deploy our capital through senior secured loans and other types of loans that are consistent with our Investment Guidelines and our overall investment strategy. For more information on the principles and procedures we employ in our underwriting and investment process in connection with the acquisition of our investment assets, see “Business—Underwriting and Investment Process.”
Investments in Real Estate or Interests in Real Estate
We do not intend to invest in any real estate or interests in real estate other than security interests in real estate pledged as collateral for loans held by us. Such security interest may be in real estate consisting of, among other things, cannabis cultivation facilities, processing facilities and dispensaries, and such real estate may be in any geographic area within states that have legalized medicinal and/or adult use cannabis.
Investments in Equity
In connection with our investments in loans, we may from time to time receive an Assigned Right to acquire warrants and/or equity of a borrower. We will sell any Assigned Rights, and the sale may be to one of our affiliates, subject to any such affiliate’s separate approval process and our related person transactions policy, or a third-party buyer on the market.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities or Other Issuers
We do not intend to underwrite or invest in any securities of other REITs, other entities engaged in real estate related activities or other issuers. Generally speaking, other than the loans described above in the section entitled “—Investments in Loans and Other Lending Policies,” we do not expect to engage in any significant investment activities with other entities. We do not intend to engage in the purchase and sale (or turnover), trading, underwriting or agency distribution of securities of other issuers.

Disposition Policy
Although we do not currently have any plans to dispose of our existing loans, we will consider doing so, subject to compliance with our Investment Guidelines, if our Manager, Investment Committee and/or Board, as applicable, determines that a sale or other disposition of our loans would be in our interests based on the price being offered for the loan, the operating performance of the loan parties, the tax consequences of the disposition and other factors and circumstances surrounding the proposed disposition.
Equity Capital and Debt Financing Policies
If our Board determines that additional capital is required or appropriate, we may raise such funds through offerings of equity or debt securities, entering into credit facilities and borrowing thereunder, and/or retaining cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or any combination of these methods. In the event that our Board determines to raise additional equity or debt capital, it has the authority, without any action by our stockholders, to issue additional common stock, preferred stock or debt securities, including senior securities, in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with applicable law and the rules and requirements for listed companies on Nasdaq. However, we do not intend to offer our securities in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment.
We do not have a formal policy limiting the amount of debt we may incur and our Board has broad authority to approve our incurrence of debt. We will consider a number of factors in evaluating the amount of debt that we may incur, which may include, among other things, then-current economic conditions, relative costs of debt and equity capital, market values of our loans, general market conditions, outlook for the level, slope, and volatility of interest rates, the creditworthiness of our financing counterparties, fluctuations in the market price of our common stock, growth and acquisition opportunities and assumptions regarding our future cash flow. Although we are not required to maintain any particular leverage ratio, we expect to employ prudent amounts of leverage and, when appropriate, to use debt as a means of providing additional funds for the acquisition of loans, to refinance existing debt or for general corporate purposes. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Leverage Policies.”
Our Board may establish a class or series of shares of our common stock and preferred stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.
We may, under certain circumstances, purchase common or preferred stock in the open market or in private transactions with our stockholders, if those purchases are approved by our Board. Our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
Reporting Policies
We intend to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements certified by independent public accountants, with the SEC.

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our Charter and Bylaws. Copies of our Charter and Bylaws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”
General
We have the authority to issue 25,010,000 shares of stock, consisting of 25,000,000 shares of common stock, $0.01 par value per share (“our common stock”), and 10,000 shares of preferred stock, $0.01 par value per share (“our preferred stock”). As of December 24, 2021, 16,442,812 shares of common stock and 125 shares of Series A Preferred Stock were issued and outstanding. Immediately after completion of this offering 19,442,812, shares of our common stock (or 19,892,812 shares if the underwriters exercise their option to purchase additional shares in full) and 125 shares of our Series A Preferred Stock will be issued and outstanding. Our Board, with the approval of a majority of the entire our Board and without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.
As of December 27, 2021, our shares of common stock were held by 53 stockholders of record and our shares of preferred stock were held by 125 stockholders of record.
Common Stock
Our Board may reclassify any unissued shares of our common stock from time to time into one or more classes or series of stock. Subject to certain provisions of, and except as may otherwise be specified in the Charter, and subject to the rights of the holders of our preferred stock, if any, and any other class or series of stock hereinafter classified and designated by our Board:
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the holders of our common stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share entitling the holder thereof to cast one vote on each matter submitted to a vote of stockholders;

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dividends or other distributions may be declared and paid or set apart for payment upon our common stock out of any assets or our funds legally available for the payment of distributions, but only when, as, and if, authorized by our Board; and

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upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets legally available for distribution shall, after the payment of or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, be distributed pro rata to the holders of our common stock.

Preferred Stock
Our Board may classify any unissued shares of our preferred stock and reclassify any previously classified but unissued shares of our preferred stock of any class or series from time to time, into one or more classes or series of stock.
Series A Preferred Stock. In order for us to qualify as a REIT and satisfy the principles of Section 856(a)(5) of the Code, our stock must be beneficially owned by 100 or more persons. Therefore, on December 18, 2020, we issued 125 shares of Series A Preferred Stock to 125 investors. The Series A Preferred Stock entitles the holders thereof to receive cumulative cash dividends at a rate per annum of 12.0% of the liquidation preference of $1,000 per share plus all accumulated and unpaid dividends thereon. We generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of our stock ranking junior to the Series A Preferred Stock as to dividends, including our common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally have no voting rights except in limited circumstances, including certain amendments to the Charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock is not convertible into shares of any other class or series of our stock. The Series A Preferred Stock is senior to all other classes and series of shares of our stock as to dividend and redemption rights and rights upon our liquidation, dissolution and winding up. Holders of outstanding shares of Series A Preferred Stock are entitled to a liquidation preference of $1,000 per share plus all accrued and unpaid dividends thereon and any redemption premium then in effect.
Upon written notice to each record holder of our Series A Preferred Stock as to the effective date of redemption, we may redeem the shares of our outstanding Series A Preferred Stock at our option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium of $50 per share if the shares are redeemed on or before December 31, 2021. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate.
Classified or Reclassified Shares
Prior to the issuance of classified or reclassified shares of any class or series of stock, our Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of our stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of the Charter and Bylaws and subject to the express terms of any class or series of our stock outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause us to file articles supplementary with the State Department of Assessments and Taxation of Maryland.
Stockholders’ Consent in Lieu of Meeting
The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, holders of common stock may take action by consent in lieu of a meeting only if it is given by all such stockholders entitled to vote on the matter. The Charter and Bylaws do not provide for action by common stockholders by less than unanimous consent.
Distributions
Our Board from time to time may authorize and we may pay to our stockholders such dividends or other distributions in cash or other property, including in shares of one class of our capital stock payable to holders of shares of another class of our stock, as our Board in its discretion shall determine. See “Distribution Policy” above for a description of our current distribution policy.
Corporate Opportunities
Under the Charter, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of our Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines (as described above under “Our Manager and Our Management Agreement—Investment Guidelines”) that is presented to such person, other than in their capacity as our officer or director.
Ownership Limitations and Exceptions
Subject to certain exceptions as described in the Charter, the following restrictions apply to our common stock:
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(i) No person, other than a Qualified Institutional Investor or an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Aggregate Stock Ownership Limit,” which is defined as 4.9% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock, (ii) no Qualified Institutional Investor, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Qualified Institutional Investor Aggregate Stock Ownership Limit” which is defined as 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Excepted Holder Limit for such Excepted Holder.

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No person shall Beneficially Own or Constructively Own shares of our capital stock to the extent that such Beneficial Ownership or Constructive Ownership of our capital stock would result in us (i) being Closely Held (as defined below) (without regard to whether the ownership interest is held during the last half of a taxable year), or (ii) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in us owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

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Any transfer of shares of our capital stock that, if effective, would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

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Any transfer of shares of our capital stock that, if effective, would cause our assets to be deemed “plan assets” within the meaning of Department of Labor regulation 20 C.F.R. 2510.3-101 for purposes of ERISA or Section 4975 of the Code shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

Additionally, our Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit, may qualify a person as a Qualified Institutional Investor, and may establish or increase an Excepted Holder Limit for such person if: (i) our Board obtains such representations, covenants and undertakings (X) from such person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of our capital stock will be in violation of the provisions of the Charter described in the second bullet above and (Y) as our Board may deem appropriate in order to conclude that granting the exemption, granting Qualified Institutional Investor status, and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not otherwise cause us to lose our status as a REIT; and (ii) such person agrees that any violation or attempted violation of such representations, covenants or undertakings (or other action that is contrary to the restrictions contained in the Charter) will result in such shares of our capital stock being automatically transferred to a trust in accordance with the Charter.
Our Board may from time to time increase the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for one or more persons and decrease the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for all other persons; provided, however, that the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, will not be effective for any person whose percentage of ownership of our capital stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, until such time as such person’s percentage of ownership of our capital stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, but any further acquisition of our capital stock by any such person (other than a person for whom an exemption has been granted pursuant to a provision of the Charter or an Excepted Holder) in excess of such percentage ownership of our capital stock will be in violation of the Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable; and provided further, that the new Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, would not allow five or fewer persons (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding shares of our capital stock.
Any person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer described above, or who would have owned shares of our capital stock transferred to the trust as described below, must immediately give us written notice of such event or, in the case of a proposed or attempted transaction, give us at least 15 days prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.
“Beneficial Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.
“Closely Held” shall mean, as of a given date, that we, as of such date, is “closely held” within the meaning of Section 856(a)(6) (without regard to Section 856(h)(2)) of the Code.
“Constructive Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.
“Excepted Holder” shall mean any of our stockholders for whom an Excepted Holder Limit is created by the Charter or our Board pursuant to the Charter and shall include Leonard M. Tannenbaum.
“Excepted Holder Limit” shall mean for each Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or our Board and, subject to adjustment pursuant to certain provisions of the Charter, the percentage limit established for such Excepted Holder by the Charter or our Board. An Excepted Holder Limit has been established permitting Leonard M. Tannenbaum to Beneficially Own or Constructively Own up to 29.9%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock.
“Qualified Institutional Investor” shall mean a person that is registered as an investment company under the Investment Company Act (i) so long as each Individual who Beneficially Owns shares of our capital stock as a result of being a Beneficial Owner of such entity satisfies the Aggregate Stock Ownership Limit and (ii) subject to our Board qualifying such person as a Qualified Institutional Investor pursuant to the applicable terms of our Charter.
Transfer Restrictions
Under the Charter and Bylaws, if any transfer of shares of our capital stock occurs which, if effective, would result in any person Beneficially Owning or Constructively Owning shares of our capital stock in violation of the restrictions outlined above under “Ownership Limitations and Exceptions”:
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then that number of shares of our capital stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such person to violate the ownership limitations (rounded up to the next whole share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary, as described in the Charter, effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or

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if the transfer to the trust described in the preceding clause would not be effective for any reason to prevent violation of the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit or the Excepted Holder Limit, as applicable, our being Closely Held or our otherwise failing to qualify as a REIT, then the transfer of that number of shares of our capital stock that otherwise would cause any person to violate such provisions of the Charter, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

■
to the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing (for example, where the ownership of shares of our capital stock by a single trust would violate the 100 stockholder requirement applicable to REITs), then shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter.

Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon our demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of our capital stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.
In addition, if our Board determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our capital stock described above, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of outstanding shares of any class of our capital stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class of our capital stock that the stockholder Beneficially Owns and a description of the manner in which the shares are held. Each such owner must provide us such additional information as we may request in order to determine the effect, if any, of the stockholder’s Beneficial Ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit. In addition, each person who is a Beneficial Owner or Constructive Owner of shares of our capital stock and each person (including the stockholder of record) who is holding shares of our capital stock for a Beneficial Owner or Constructive Owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit.
Any certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer described above.
These restrictions on ownership and transfer of our capital stock will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
The restrictions on ownership and transfer of our capital stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Other Rights
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities of our Company.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Listing
Our common stock is listed on Nasdaq under the symbol “AFCG.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following summary of the terms of our stock and of certain provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our Charter and Bylaws. Copies of our Charter and Bylaws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”
Board of Directors
The Charter and Bylaws provide that our number of directors initially shall be seven, which number may be increased or decreased only by our Board pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL (which is one), nor more than 11. The directors (other than any director elected solely by holders of one or more classes or series of our preferred stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by our Board, one class (“Class I”) to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class (“Class II”) to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class (“Class III”) to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify, or until their earlier removal or resignation.
Vacancies. Under the Charter, except as may be provided by our Board in setting the terms of any class or series of our preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies.
Voting. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of our Board, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or the Bylaws.
Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of our preferred stock to elect or remove one or more directors, any director, or the entire our Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this provision, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Election of Directors. Except as may otherwise be provided in the Charter with respect to holders of any class or series of our preferred stock, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
REIT Qualification
We have elected to qualify for U.S. federal income tax treatment as a REIT, and our Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT; however, if our Board determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT, our Board may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code. Our Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in the Charter is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to the provisions of the Charter.

Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
Pursuant to the statute, our Board has adopted a resolution exempting any business combination with our Sponsor, Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.
“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
■	one-tenth or more but less than one-third;
■	one-third or more but less than a majority; or
■	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. This provision may be amended or eliminated at any time in the future by our Board.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:
■	a classified board of directors;
■	a two-thirds vote requirement for removing a director;
■	a requirement that the number of directors be fixed only by vote of the board of directors;
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a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

■	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Pursuant to Subtitle 8, we have provided that vacancies on our Board may be filled only by the remaining directors and that directors elected by the Board to fill vacancies will serve for the remainder of the full term of the class in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, we already (i) have a classified Board of Directors, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by our Board, chairman of our Board, our chief executive officer or our president, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
■	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

■	the director or officer actually received an improper personal benefit in money, property or services; or
■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
■	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
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a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
■	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
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any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements with our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling our Company for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability.
Advance Notice of Director Nominations and New Business
The Bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made only (i) by or at the direction of our Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.
The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting.
In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Meetings of Stockholders
Under the Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by our Board. Special meetings of stockholders may be called by our Board, chairman of our Board, our chief executive officer or our president. Additionally, subject to the provisions of the Bylaws, special meetings of the stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Amendments to the Charter and Bylaws
Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Except for those amendments permitted to be made without stockholder approval under Maryland law or the Charter, the Charter generally may be amended only if the amendment is first declared advisable by our Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Any amendment to the Charter related to the removal of directors or the amendment provision in the Charter related thereto requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.
Our Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
Transactions Outside the Ordinary Course of Business
Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Dissolution of AFC
The dissolution of our Company must be declared advisable by a majority of the entire our Board and approved by our stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock—Ownership Limitations and Exceptions” prevent (i) any person, other than a Qualified Institutional Investor or an Excepted Holder, from Beneficially Owning or Constructively Owning more than 4.9% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock and (ii) any Qualified Institutional Investor, other than an Excepted Holder, from Beneficially Owning or Constructively Owning more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock, in each case, without the approval of our Board. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to certain provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Further, our Board has the power to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock—Common Stock” and “—Classified or Reclassified Shares,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board to classify or reclassify unissued shares of stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
The Charter and Bylaws also provide that the number of directors may be established only by a majority of the entire our Board, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of the Bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in our Company and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for outstanding shares of our common stock or otherwise be in the best interest of our stockholders.
Exclusive Forum for Certain Litigation
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

SHARES AVAILABLE FOR FUTURE SALE
Upon the completion of this offering, as a result of the sale of 3,000,000 shares in this offering, we will have 19,442,812 shares of common stock outstanding (or 19,892,812 shares if the underwriters exercise their option to purchase additional shares in full), some of which are subject to the Registration Rights Agreement.
Generally, the balance of the outstanding shares of our common stock that were not sold in our IPO, our June 2021 follow-on common stock offering or that will not be sold in this offering will be “restricted securities” as that term is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if and when they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. See “—Rule 144” below.
Rule 144
In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration, subject to the continued availability of current public information about us after only a six-month holding period. Any sales by affiliates under Rule 144, even after the applicable holding periods, are subject to requirements and/or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, if any, consultants or advisors who purchases our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Form S-8 Registration Statements
On March 19, 2021, we filed with the SEC a registration statement on Form S-8 under the Securities Act to register the shares subject to outstanding options or reserved for issuance under our 2020 Stock Incentive Plan. This registration statement became effective immediately upon filing. Shares covered by these registration statements are eligible for sale in the open market, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.
Registration Rights
We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our affiliates and investors in connection with our private placement of shares of common stock in July 2020 and November 2020 (all such affiliates and investors party to the Registration Rights Agreement, the “Holders”). The following summary of the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement.

Demand Registrations
The Registration Rights Agreement provides that the Holders may, subject to certain terms and conditions specified in such Registration Rights Agreement, request that we effect the registration of all or part of the outstanding Registrable Securities (as defined below) with the SEC (a “Demand Registration”); provided that the request is made by Holders holding at least a majority in voting power of all Registrable Securities outstanding.
The Holders are entitled to three Demand Registrations in the aggregate. The Registration Rights Agreement also provides that if a registration statement filed pursuant to the Demand Registration is a shelf registration statement, we will, subject to certain exceptions, facilitate up to two underwritten “takedowns” of one or more Holders’ Registrable Securities. We are only required to effect a Demand Registration or a “takedown” in the form of an underwritten offering if the Registrable Securities requested to be sold in such demand request or “takedown” has an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $100 million.
“Registrable Securities” means (i) any of our common stock acquired by any Holder (or any of its affiliates) pursuant to the subscription agreement entered into in connection with our private placement of shares of common stock and (ii) any of our equity interests or other securities issued or issuable with respect to the common stock referred to in clause (i): (a) upon any conversion or exchange thereof, (ii) by way of dividend or other distribution, split or reverse split, or (b) in connection with a combination of securities, recapitalization, merger, consolidation, exchange offer, reorganization or other similar event.
Piggyback Registrations
If at any time, and from time to time, we propose to file a registration statement to register any of our securities of the same class as the Registrable Securities under the Securities Act, with respect to an offering either for our own account or for the account of a selling stockholder, including an underwritten offering, we must offer the Holders the opportunity to register their Registrable Securities on the same terms and conditions as the registration of the other securities in such proposed filing or underwritten offering, as applicable.
General
The participation of the Holders in any offering is subject to compliance with the requirements of the Registration Rights Agreement, and, in certain instances, pro rata cutback if the underwriters determine that the number of Registrable Securities and other securities, if any, to be included in such offering would adversely affect our offering, as described in the Registration Rights Agreement.
We will be responsible for all fees and expenses incident to our performance of, or compliance with, our obligations under the Registration Rights Agreement, excluding any underwriting fees, discounts, selling commissions and transfer taxes, relating to the sale of a Holder’s Registrable Securities. We will also pay the reasonable fees and disbursements of one legal counsel to the Holders retained in connection with any underwritten public offering.
Generally, securities held by the Holders shall no longer constitute Registrable Securities upon the earliest to occur of (i) the date on which such securities have been sold pursuant to a registration statement, (ii) the sale of such securities pursuant to Rule 144 under the Securities Act, (iii) when such securities are eligible for sale without registration pursuant to Rule 144 under the Securities Act without any limitation on volume or manner of sale and without the need for current public information required by Rule 144(c)(1), or (iv) when they cease to be outstanding.
In the event that a Holder exercises registration rights, we are required to use commercially reasonable efforts to effect the registration of the Registrable Securities of the Holders and we must, as promptly as practicable, among other things, (i) prepare and file a registration statement under the Securities Act with respect to the securities, (ii) use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable, (iii) use commercially reasonable efforts to maintain the effectiveness of the registration statement for a period of not less than 180 days (or such shorter period in which all Registrable Securities have been sold), (iv) use commercially reasonable efforts to register or qualify, or obtain an exemption from registration or qualification for, all Registrable Securities under applicable securities and blue sky laws, and (v) use all commercially reasonable efforts to list the Registrable Securities on any U.S. national securities exchange on which our common stock is then listed, if the listing of our common stock is then permitted.

Notwithstanding the foregoing, we will be permitted to suspend the registration process or the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) or delay filing of a registration statement for periods in the event that our Board has determined in good faith that the filing or other action either would (i) materially adversely affect a significant financing, acquisition, disposition, merger or other material transaction, (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with the requirements under the Securities Act or the Exchange Act. Subject to certain exceptions in the Registration Rights Agreement, we are prohibited from delaying the filing or suspending the use of a registration statement in any rolling 12 month period for more than 60 consecutive day, for more than an aggregate of 90 days, and more than two separate times.
We will indemnify each of the Holders against certain liabilities under the Securities Act in connection with any registration of the Holder’s Registrable Securities.
Our obligations under the Registration Rights Agreement, except for indemnification and certain other provisions, will terminate once no Registrable Securities are outstanding.
In addition to the registration rights described above, we intend to provide additional resale registration rights to our affiliates and certain of our investors who hold restricted securities following the expiration of the lock-up periods described below.
Lock-Up Periods
For a description of certain other lock-up periods, see “Underwriting—No Sales of Similar Securities.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations regarding qualification and taxation as a “real estate investment trust” within the meaning of Section 856 of the Code and the material U.S. federal income tax considerations to investors of the purchase, ownership and disposition of our common stock. This discussion does not address the consequence of an investment in shares of any other equity interest in us. This discussion is based upon the provisions of the Code, the final and temporary Treasury regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase our common stock (including the impact of the Medicare contribution tax on net investment income), nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction or under any U.S. federal tax laws other than U.S. federal income tax laws. This summary does not address all tax considerations that may be relevant to a prospective investor based on such investor’s particular circumstances, and is not intended to be applicable to all categories of investors that may be subject to special treatment under the Code, including but not limited to dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold our common stock as part of a straddle, conversion transaction, or hedge, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, a holder who received our common stock through the exchange of employee stock options or otherwise as compensation, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, holders subject to the alternative minimum tax, foreign governments, and international organizations. In addition, this discussion is limited to persons who hold our common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.
The sections of the Code relating to qualification and operation as a REIT, the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and Treasury regulations. No advance ruling from the IRS has been or will be sought regarding any matter discussed in this prospectus. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below
THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK DESCRIBED BY THIS PROSPECTUS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is:
■	a citizen or resident of the United States;
■	a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
■	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
■
a trust if it (1) is subject to the primary supervision of a court within the United States, and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of our common stock that is not (i) a U.S. Holder or (ii) an entity classified as a partnership for U.S. federal income tax purposes.
If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Persons holding our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes should consult their own tax advisors.

Taxation
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2020. We intend to operate in a manner that will enable us to continue to qualify as a REIT.
In connection with this offering, O’Melveny & Myers LLP will render an opinion that we have met the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2020, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2021 and each taxable year thereafter. Investors should be aware that the opinion of O’Melveny & Myers LLP will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business and will not be binding upon the IRS or any court. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. In addition, the opinion of O’Melveny & Myers LLP will be based on U.S. federal income tax law governing qualification as a REIT in effect as of the date thereof, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. O’Melveny & Myers LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”
So long as we qualify for taxation as a REIT, we generally are not subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (i.e., at both the corporate and stockholder levels) that typically results from investment in a corporation.
Notwithstanding our qualification as a REIT, we will be subject to U.S. federal income tax as follows:
■	we will be taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);
■
if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the amount by which we fail the 95% test, in either case, multiplied by a fraction intended to reflect our profitability;

■
if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax;

■	we will be subject to a tax of 100% on net income from any “prohibited transaction;”
■
we will be subject to tax, at the highest corporate rate, on net income from (1) the sale or other disposition of “foreclosure property” (generally, property acquired by us through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property;

■
if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed plus (b) the amounts with respect to which certain taxes are imposed on us;

■
if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a five-year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain generally will be subject to tax at the highest regular corporate rate;

■
if we fail to qualify for taxation as a REIT because we failed to distribute by the end of the relevant year any earnings and profits we inherited from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits;

■	a 100% tax may be imposed on certain transactions between us and our taxable REIT subsidiaries (“TRSs”) that do not reflect arm’s length terms;
■
we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to satisfy the record keeping requirements intended to monitor our compliance with rules relating to the ownership of our common stock, as described below in “—Requirements for Qualification—Organizational Requirements”;

■
certain of our subsidiaries may be subchapter C corporations, the earnings of which could be subject to federal corporate income tax, including AFCG TRS1, LLC, which has elected, jointly with us, to be a taxable REIT subsidiary; and

■
we and our subsidiaries, if any, may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on our assets and operations and could also be subject to tax in situations and on transactions not presently contemplated.

We will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.
Requirements for Qualification. To qualify as a REIT for U.S. federal income tax purposes, we must elect to be treated as a REIT and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) annual distribution requirements.
Organizational Requirements. A REIT must be organized as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;
(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, or by application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include some entities that would not ordinarily be considered “individuals”); and

(7)	that meets other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in “Description of Capital Stock—Ownership Limitations and Exceptions” and “—Transfer Restrictions.”

We will be treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our common stock, and we do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.
Gross Income Tests. We must satisfy the following two separate gross income tests each year:
■
75% Gross Income Test. At least 75% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (generally including rents from real property, dividends from other REITs, and, in some circumstances, interest on mortgages), or some types of temporary investment income.

■
95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of items that satisfy the 75% gross income test and certain other items, including dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

Interest income that we receive will satisfy the 75% gross income test (as described above) to the extent that it is derived from a loan that is adequately secured by a mortgage on real property or on interests in real property (including, in the case of a loan secured by both real property and personal property, such personal property if it does not exceed 15% of the total fair market value of all of the property securing the loan). If a loan is secured by both real property and other property (and such other property is not treated as real property as described above), and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as of (a) the date we agreed to acquire or originate the loan or (b) in the event of a “significant modification,” the date we modified the loan, then a part of the interest income from such loan equal to the percentage amount by which the loan exceeds the value of the real property will not be qualifying income for purposes of the 75% gross income test, but may be qualifying income for purposes of the 95% gross income test.
While we do not currently expect to originate or acquire mezzanine loans, we are not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying loans for REIT purposes.
If we receive contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, then the income attributable to the participation feature will be treated as gain from the sale of the underlying real property and will satisfy both the 75% and 95% gross income tests provided that the property is not held by the borrower as inventory or dealer property. Interest income that we receive from a loan in which all or a portion of the interest income payable is contingent on the gross receipts or sales of the borrower will generally be qualifying income for purposes of both the 75% and 95% gross income tests.
We may receive fee income in a number of circumstances, including from loans that we originate. Fee income, including prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for us entering or having entered into an agreement to make a loan secured by real property or an interest in real property and the fees are not determined by income and profits of the borrower. Other fees generally are not qualifying income for purposes of either gross income test. Fees earned by any TRSs are not included in computing the 75% and 95% gross income tests, and thus neither assist nor hinder our compliance with these tests.

Prohibited Transactions. Net income from prohibited transactions is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of assets held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or primarily for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business (for purposes of the prohibited transaction rules) either by relying on an appropriate safe harbor or otherwise.
Effect of Subsidiary Entities. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of applying the gross income and asset tests the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will remain the same in the hands of the REIT for U.S. federal income tax purposes.
A TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. If our TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation. Generally, a TRS can engage in activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our borrowers and/or the TRS are not comparable to similar arrangements among unrelated parties.
We may own interests in one or more TRSs that may receive management fee income and/or hold assets or generate income that could cause us to fail the REIT income or asset tests or subject it to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes and, if doing business or owning property outside of the United States, significant non-U.S. taxes.
Relief Provisions for Failing the 75% or the 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Code. Relief provisions are generally available if:
■
following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year; and

■	our failure to meet these tests was due to reasonable cause and not willful neglect.
However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation,” even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.
Asset Tests. We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:
■
at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest, (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash, cash items and government securities, (3) stock in other REITs and (4) certain mortgage-backed securities and loans);

■	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

■
of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a TRS), and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a TRS or we can avail ourselves of the rules relating to certain securities and “straight debt” summarized below);

■	not more than 20% of the value of our total assets may be represented by securities of one or more TRS; and
■	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.
The term “securities,” generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as “securities” for purposes of the “10% value” asset test. “Straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in cash if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of our TRSs, subject to a de minimis exception, are straight debt and other specified assets.
The above asset tests must be satisfied not only at the end of the quarter in which we acquire securities in the applicable issuer, but also in each quarter we acquire any security or other property. After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.
In certain cases, we may avoid disqualification for any taxable year if we fail to satisfy the asset tests after the 30 day cure period. We will be deemed to have met certain of the REIT asset tests if the value of our non-qualifying assets for such tests (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS. If we fail the asset test and cannot avail ourselves of these relief provisions, we may fail to qualify as a REIT.
Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distributes at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed and (b) the undistributed amounts on which certain taxes are imposed on us. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.
From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends (discussed immediately below) or engage in other potentially adverse transactions.
Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being disqualified as a REIT or taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Record Keeping Requirements. To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We intend to comply with these requirements.
Affiliated REITs. If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described above.
Failure to Qualify as a REIT. If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders generally will be taxable at capital gain rates if certain minimum holding period requirements are met, and, subject to specified limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.
We can invoke specified cure provisions for any taxable year in the event we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.
Possible Treatment of AFC and AFC Warehouse as Stapled Entities. Section 269B(a)(3) of the Code provides that if a REIT and a non-REIT are “stapled entities,” as such term is defined in Section 269B(c)(2) of the Code, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either entity qualifies as a REIT. The term “stapled entities” means any group of two or more entities if more than 50% in value of the Beneficial Ownership in each of such entities consists of “stapled interests.” Two or more interests are stapled interests if, by reason of form of ownership, restrictions on transfer, or other terms or conditions, in connection with the transfer of one of such interests the other such interests are also transferred or required to be transferred. If Section 269B(a)(3) applied to us and AFC Warehouse, we might not be able to satisfy the gross income and/or assets tests (described above) and thus may not be eligible to be taxed as a REIT. Assuming Section 269B(a)(3) of the Code does not apply to us and AFC Warehouse, the IRS could still challenge our REIT status on the basis that we and AFC Warehouse should be treated as one entity under general tax principles. A challenge by the IRS on either basis, if successful, could result in the loss of our REIT status.
If we failed to qualify as a REIT under the rules described in the previous paragraph, and we were not entitled to relief under certain Code provisions, we would be subject to a material tax liability and unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify. In addition, if we and AFC Warehouse were treated as a single entity under the Code, such single entity’s income and assets may differ from the type of income and assets required to qualify as a REIT. Thus, even if a relief provision under certain Code provisions were available, we and AFC Warehouse would likely need to further restructure our operations and/or ownership structure in order for us to qualify as a REIT under the Code, and there is no assurance that any such restructuring could be accomplished. Shares of our common stock and units of AFC Warehouse are freely and independently transferrable. As a result, we believe, and the remainder of this discussion assumes, we and AFC Warehouse will not be treated as the same entity for purposes of determining whether we qualify as a REIT.
Taxation of U.S. Holders of our common stock
Distributions. As long as we qualify as a REIT for U.S. federal income tax purposes, distributions made to our taxable U.S. Holders of our common stock will be taxed as follows:
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Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally constitute ordinary dividend income to U.S. Holders and will generally not be eligible for the dividends received deduction for corporations or the preferential tax rate for “qualified dividend income” (other than ordinary dividends attributable to dividends from taxable corporations, such as TRSs and to income upon which we have paid corporate income tax). However, under the Tax Cuts and Jobs Act of 2017 (“TCJA”), for taxable years beginning after December 31, 2017 and ending before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

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Distributions in excess of current and accumulated earnings and profits are not taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Holder’s shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

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Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held our stock. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. Holders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

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If we elect to retain and pay income tax on our net long-term capital gain, each holder of our common stock would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in our income, (2) be deemed to have paid our proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the holder’s basis in our stock by the difference between (a) the amount of capital gain included in income and (b) the amount of tax deemed paid by the holder.

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Distributions declared by us in October, November or December of any year payable to a U.S. Holder of record on a specified date in October, November or December will be treated as both paid by us and received by the U.S. Holder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

U.S. Holders may not include in their individual income tax returns any of our net operating losses or capital losses. In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to our preferred stock, if any, prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, although the proper tax treatment of those amounts is not entirely clear, we intend to allocate the capital gain dividends among different classes of stock in proportion to the allocation of earnings and profits as described above.
Distributions Consisting of Stock and Cash. We may make distributions in cash and shares of our common stock. With respect to each such distribution, each U.S. Holder must include the sum of the value of the shares of our common stock and the amount of cash, if any, received pursuant to the dividend in our gross income as a taxable dividend to the extent that the distribution is made out of our current and accumulated earnings and profits. For this purpose, the amount of the dividend paid in our common stock will be equal to the amount of cash that could have been received instead of our common stock. A U.S. Holder that receives shares of our common stock pursuant to the dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the dividend. Accordingly, a U.S. Holder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.
Tax Rates. The current maximum tax rate applicable to non-corporate taxable U.S. Holders for long-term capital gains, including capital gain dividends, and for certain dividends, has generally been reduced to a maximum of 20%. Short-term capital gains recognized by non-corporate taxpayers are taxed at ordinary income rates (currently up to 37%). Gains recognized by corporate taxpayers (other than tax-exempt taxpayers) are currently subject to U.S. federal income tax at a maximum rate of 37%, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to certain limitations.
In general, dividends paid by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as capital gain dividends. In addition, individuals will be subject to a 3.8% surtax on the lesser of (i) their net investment income (including, among other things, dividend and capital gains from the sale or other disposition of stock), or (ii) the excess of their adjusted gross income, increased by any foreign earned income otherwise excluded from adjusted gross income over their applicable “threshold amount.” The applicable threshold amounts include: for married couples filing a joint return (and surviving spouses), $250,000; for a married taxpayer filing an individual return, $125,000; and for single and head-of-household taxpayers, $200,000. Taxable estates and certain trusts are also subject to a 3.8% surtax on the lesser of (i) their undistributed net investment income for the tax year, or (ii) any excess of their adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins for the tax year. U.S. Holders should consult their tax advisors regarding the effect, if any, of this 3.8% surtax on their ownership and disposition of our common stock.
Sale, Exchange, Repurchase or Other Disposition of our common stock. Upon a sale, repurchase or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and such holder’s adjusted tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for our common stock is more than one year. In general, any loss upon a sale or exchange of shares by a U.S. Holder, if such holder has held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain. The deductibility of capital losses is subject to a number of limitations.
Backup Withholding and Information Reporting. Information with respect to dividends paid on our common stock and proceeds from the sale or other disposition of our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.
A U.S. Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.
U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Treatment of Tax-Exempt Holders. Distributions on our common stock by us to a tax-exempt employee pension trust, or other domestic tax-exempt holder, generally will not constitute unrelated business taxable income (“UBTI”), unless the holder has borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs’ distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts and (2) the REIT is “predominantly held” by “qualified trusts” (as defined below). A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies in any year in which the ratio set forth in the preceding sentence is less than 5%. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. We urge Non-U.S. Holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements. The rules below regarding distributions generally apply in the same manner regardless of whether the distribution is made in cash or is a taxable stock dividend.
Distributions Generally. A Non-U.S. Holder who receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” within the meaning of Section 897 of the Code (“USRPIs”) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend ordinarily will apply unless an applicable tax treaty, reduces or eliminates the tax. Under some treaties, lower withholding tax rates generally applicable to dividends do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. Holders are taxed on distributions, unless an applicable income tax treaty provides otherwise, and in the case of a corporate Non-U.S. Holder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on a distribution not attributable to gain from our sale or exchange of a USRPI and in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the Non-U.S. Holder’s adjusted basis in its stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of that stock. A Non-U.S. Holder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the Non-U.S. Holder’s adjusted basis in its stock, if the Non-U.S. Holder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. As also discussed below, we may nevertheless withhold on such distributions even if the distributions are not ultimately subject to U.S. federal income tax. A Non-U.S. Holder may file to claim a refund to the extent that withholdings result in tax payments in excess of its U.S. federal income tax liability.
For U.S. federal income tax purposes, we generally plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution (other than distributions designated as capital gain dividends or distributions of USRPI gain subject to the Foreign Investment in Real Property Act (“FIRPTA”) as discussed below) made to a Non-U.S. Holder unless the Non-U.S. Holder provides us with appropriate documentation:
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evidencing that such Non-U.S. Holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN or Form W-8BEN-E (in which case we will withhold at the lower treaty rate); or

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claiming that the distribution is income that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, generally an IRS Form W-8ECI (in which case we will not withhold tax).

Additional withholding regulations may require us to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described above, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 15% on any portion of such a distribution.
Distributions Attributable to the Sale or Exchange of Real Property. Except as discussed below with respect to “qualified shareholders” and “qualified foreign pension funds,” for any year in which we qualify as a REIT, a Non-U.S. Holder will incur tax on distributions by us that are attributable to gain from its sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. The term USRPI generally does not include interests in loans or other debt securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA.
Under FIRPTA, a Non-U.S. Holder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such a distribution at regular tax rates applicable to U.S. holders, subject to any applicable alternative minimum tax for non-corporate holders. A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 21% of any distribution that is a distribution attributable to USRPI gain and may be required to withhold 21% of any capital gain dividend (or amounts that could have been designated as a capital gain dividend) not otherwise subject to withholding as a distribution of USRPI gain. A Non-U.S. Holder may receive a credit against its tax liability for the amount we withhold.
Notwithstanding the foregoing, FIRPTA and the 21% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States (including our common stock) if the recipient Non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any distribution will be treated as an ordinary distribution subject to the rules discussed above.
Dispositions of Stock. A Non-U.S. Holder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock as long we are a “domestically controlled REIT.” A REIT will be domestically controlled REIT if non-U.S. persons hold, directly or indirectly, less than 50% in value of its stock at all times during the five-year period ending on the date of disposition. For these purposes, a person holding less than 5% of any regularly traded classes of stock of a REIT for five years will be treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person.
Regardless of the extent of our non-U.S. ownership, if our common stock is regularly traded on an established securities market, a Non-U.S. Holder will not incur tax under FIRPTA on a disposition of the shares if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date.

If the gain on the sale of our common stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed on that gain in the same manner as U.S. holders subject to any applicable alternative minimum tax. Furthermore, a Non-U.S. Holder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:
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the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be subject to the same treatment as U.S. holders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or

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the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise.

Qualified Shareholders. To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Thus, gain from the sale or exchange of our common stock (including distributions treated as gain from the sale or exchange of our common stock) will not be subject to tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gain dividends and non-dividend distributions to such shareholder may be treated as ordinary dividends). For these purposes, a qualified shareholder is generally a Non-U.S. Holder that (1)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the NYSE or the Nasdaq Stock Market, (2) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (3) maintains records of persons holding 5% or more of the class of interests described in clauses (1)(A) or (1)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock (with the “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our common stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock (applying certain constructive ownership rules).
Qualified Foreign Pension Funds. For FIRPTA purposes neither a “qualified foreign pension fund” nor any entity all of the interests of which are held by a qualified foreign pension fund (a “qualified controlled entity”) is treated as a Non-U.S. Holder. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (1) created or organized in a foreign country, (2) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (3) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (4) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (5) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its income is deferred, or such income is excluded from its gross income or taxed at a reduced rate. Distributions received by qualified foreign pension funds and their wholly owned non-U.S. subsidiaries will be taxed as described above at “—Distributions Generally” regardless of whether the distribution is attributable to the sale of a USRPI. Gain of a qualified foreign pension fund or its wholly owned non-U.S. subsidiary treated as gain from the sale or exchange of our common stock as well as our capital gain dividends and distributions treated as gain from the sale or exchange of our common stock under the rules described above at “—Distributions Generally” will not be subject to tax unless such gain is treated as effectively connected with the qualified foreign pension fund’s (or the subsidiary’s, as applicable) conduct of a U.S. trade or business, in which case the qualified foreign pension fund (or subsidiary) generally will be subject to tax at the graduated rates applicable to ordinary income, in the same manner as U.S. holders, unless an applicable income tax treaty provides otherwise, and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation. Proposed Treasury Regulations would provide, among other things, that interests in a qualified controlled entity may be held by one or more qualified foreign pension funds directly or indirectly through one or more qualified controlled entities. These regulations are generally proposed to apply after they are finalized; provided that taxpayers may be able to rely on them for transactions occurring on or after December 18, 2015 (and certain provisions of the proposed regulations are proposed to apply with respect to transactions occurring on or after June 6, 2019).
Information Reporting and Backup Withholding. The applicable withholding agent will report to our Non-U.S. Holders and the IRS the amount of dividends treated as paid during each calendar year and the amount of any tax withheld with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement. In addition, a Non-U.S. Holder may be subject to backup withholding with respect to dividends paid on our common stock, unless the Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption. If the proceeds of a disposition of stock are paid by or through a U.S. office of a broker dealer, the payment is generally subject to U.S. information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker dealer, unless the payor has actual knowledge that the payee is a United States person. However, if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker dealer or a non-U.S. office of a foreign broker dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then (A) backup withholding will apply only if the broker dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will apply unless the Non-U.S. Holder certifies its non-U.S. status. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
Other Tax Considerations
FATCA. Sections 1471 to 1474 of the Code (“FATCA”) impose a withholding tax of 30% on certain payments received by foreign financial institutions, their affiliates and certain other foreign entities, unless the payee entity agrees to comply with certain due diligence, reporting and related requirements with respect to its account holders and, in some cases, the owners of its debt and equity securities. Withholding under FATCA applies to certain payments of U.S. source income such as interest and dividends. Accordingly, we may be required to withhold under FATCA on distributions or other payments to investors that fail to comply with the applicable requirements of FATCA or to timely certify as to such compliance. Treasury regulations proposed by the U.S. Treasury Department in December 2018, however, indicate an intent to eliminate the requirement under FATCA of withholding on payments of gross proceeds (other than amounts treated as interest), and the U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Taxable Mortgage Pools and Excess Inclusion Income. An entity, or a portion of an entity, may be classified as a “taxable mortgage pool” (“TMP”), under the Code if:
■	substantially all of its assets consist of debt obligations or interests in debt obligations;
■	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;
■	the entity has issued debt obligations (liabilities) that have two or more maturities; and
■	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. If financing and securitization arrangements give rise to TMPs, the consequences will be as follows.
A portion of the REIT’s income from the TMP arrangement could be treated as “excess inclusion income.” The REIT’s excess inclusion income must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:
■	cannot be offset by any net operating losses otherwise available to the stockholder;
■	in the case of a shareholder that is a REIT, a regulated investment company, or a common trust fund or other pass-through entity, is considered excess inclusion income of such entity;
■	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and
■
results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

To the extent that excess inclusion income is allocated to certain stockholders of a REIT that are generally exempt from U.S. federal income tax, but that are not subject to tax on UBTI (e.g., a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the applicable corporate tax rate (currently 21%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Applicable Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect a non-publicly offered REIT’s compliance with its distribution requirements. See “ —Taxation — Requirements for Qualification —Annual Distribution Requirements.”
The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law.
If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to avoid any arrangements that would give rise to a TMP that would adversely affect our qualification as a REIT.
Future Changes in Applicable Law. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock.
State and Local Taxes. We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus or a prospectus supplement to this prospectus.

ERISA CONSIDERATIONS
Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
In addition, a fiduciary of a Plan should consider the fact that none of we, our Manager, the underwriters or any of our or their respective affiliates will act as a fiduciary to any Plan with respect to the Plan’s decision to invest in shares of our common stock. None of we, our Manager, the underwriters or any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to any Plan’s decision to invest in shares of our common stock.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition of shares of our common stock by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, (“PTCEs”) that may apply to the acquisition of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Governmental plans, certain church plans, non-U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to

Similar Laws. Because of the foregoing, shares of our common stock should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Code and any Similar Laws to such investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or any other applicable Similar Laws.
The sale of shares of our common stock to a Plan, or to a person using assets of any Plan to effect its acquisition, is in no respect a representation by us, our Manager or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for the Plans generally or any particular Plan.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement dated January 5, 2022, among us, our Manager and Jefferies LLC and Cowen and Company, LLC as the representatives of the underwriters named below and the joint bookrunning managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:
Underwriter	Number of Shares
Jefferies LLC	1,005,000
Cowen and Company, LLC	1,005,000
JMP Securities LLC	600,000
EF Hutton, division of Benchmark Investments, LLC	210,000
Seaport Global Securities	180,000
Total	3,000,000
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.64575 per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.21525 per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before the Structuring Fee and expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$20.50000	$20.50000	$61,500,000	$70,725,000
Underwriting discounts and commissions paid by us	$1.07625	$1.07625	$3,228,750	$3,713,062
Proceeds to us, before the Structuring Fee and expenses	$19.42375	$19.42375	$58,271,250	$67,011,938

In addition, we have agreed to pay Jefferies LLC a structuring fee of $256,124 (the “Structuring Fee”) in connection with this offering.
We estimate expenses payable by us in connection with this offering, other than the Structuring Fee and the underwriting discounts and commissions referred to above, will be approximately $0.7 million.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 450,000 shares from at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s purchase commitment as indicated in the table above.
No Sales of Similar Securities
We, our executive officers our directors and certain of our stockholders have agreed, subject to specified exceptions, not to directly or indirectly:
■
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

■
otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC and Cowen and Company, LLC.
This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.
Jefferies LLC and Cowen and Company, LLC may, in their discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements.
Listing
Our common stock is listed on Nasdaq under the trading symbol “AFCG.”
Stabilization
The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
None of we or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
We have been informed by Jefferies LLC that Jefferies LLC purchased 42,262 shares of our common stock on behalf of the underwriters of this offering at an average price of $20.4893 per share on January 5, 2022 in pre-stabilization activities.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Each of the underwriters may arrange to sell common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.
Notice to Prospective Investors in Canada
These securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are: (i) accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) or Subsection 73.3(1) of the Securities Act (Ontario), and (ii) permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Under Canadian Securities Law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to certain potential conflicts of interest that may exist between an issuer and underwriters, dealers or placement agents, as the case may be. Pursuant to section 3A.3 of NI 33-105, we and the representative are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
We and the representative hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the aggregate purchase price of any securities purchased), or personal information, which form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission, or the OSC, in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and € the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the administrative support clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par a réception de ce document, chaque acheteur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés – anglais seulement.
LEGAL MATTERS
The validity of the shares of common stock offered hereby and certain other legal matters as to Maryland law will be passed upon for us by Venable LLP. In addition, certain legal matters will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP.
EXPERTS
The financial statements of AFC Gamma, Inc. as of December 31, 2020 and for the period from July 31, 2020 (the date of commencement of operations) through December 31, 2020 have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report therein, and has been included herein. Such financial statements are included herein in reliance upon such report, which includes an explanatory paragraph relating to risks and uncertainties due to originating, structuring, underwriting and managing senior secured loans and other types of loans for established cannabis industry operators, given on the authority of said firm as experts in accounting and auditing.
INDEPENDENT AUDITORS
The financial statements of Subsidiary of Private Company G, JG Holdco LLC, as of and for the year ended December 31, 2020 have been audited by CohnReznick LLP, independent auditors, as set forth in their report therein, and has been included herein.
The financial statements of Private Company A, Devi Holdings, Inc., as of and for the years ended December 31, 2020 and 2019 have been audited by Davidson & Company LLP, independent auditors, as set forth in their report therein, and has been included herein.
The financial statements of Public Company F, Verano Holdings, LLC, as of and for the years ended December 31, 2020 and 2019 have been audited by Macias Gini & O’Connell LLP, independent auditors, as set forth in their report therein, and has been included herein.
The financial statements of the parent company of Subsidiary of Public Company H, Acreage Holdings, Inc., as of and for the years ended December 31, 2020 and 2019 have been audited by Marcum LLP, independent auditors, as set forth in their report therein, and has been included herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of this prospectus. You should direct any requests for documents to our Director of Legal, AFC Gamma, Inc., 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401, telephone (561) 510-2390.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We also maintain a website at www.afcgamma.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

AFC Gamma, Inc.

Audited Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Unaudited Consolidated Financial Statements
For The Three and Nine Months Ended September 30, 2021 and the period from July 31, 2020 to September 30, 2020
Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-27
Consolidated Statement of Operations for the three and nine months ended September 30, 2021 (unaudited) and from July 31, 2020 (date of commencement of operations) to September 30, 2020	F-28
Consolidated Statement of Stockholders’ Equity for the three and nine months ended September 30, 2021 (unaudited) and from July 31, 2020 (date of commencement of operations) to September 30, 2020	F-29
Consolidated Statement of Cash Flows for the nine months ended September 30, 2021 (unaudited) and from July 31, 2020 (date of commencement of operations) to September 30, 2020	F-31
Notes to the Consolidated Financial Statements (unaudited)	F-32–F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
AFC Gamma, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of AFC Gamma, Inc. as of December 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the period July 31, 2020 (date of commencement of operations) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of AFC Gamma, Inc. as of December 31, 2020, and the results of its operations and its cash flows for the period July 31, 2020 (date of commencement of operations) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (″PCAOB″) and are required to be independent with respect to AFC Gamma, Inc.in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. AFC Gamma, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Emphasis of Matter
As further described in Note 10, AFC Gamma, Inc. is subject to significant risks and uncertainties due to originating, structuring, underwriting and managing senior secured loans and other types of loans for established cannabis industry operators.
/s/ CohnReznick LLP
We have served as AFC Gamma Inc.’s auditor since 2020.
Chicago, Illinois
February 23, 2021

AFC Gamma, Inc.
Balance Sheet
As of December 31, 2020
December 31, 2020
Assets
Loans held for investment at fair value (cost of $46,994,711, net)	$48,558,051
Loans held for investment at carrying value	31,837,031
Loan receivable at carrying value	3,348,263
Current expected credit loss reserve	(404,860)
Loans held for investment at carrying value and loan receivable at carrying value, net of current expected credit loss reserve	34,780,434
Cash and cash equivalents	9,623,820
Interest receivable	927,292
Prepaid expenses and other assets	72,095
Total assets	$93,961,692

Liabilities
Interest reserve	$1,325,750
Accrued management fees	222,127
Accrued direct administrative expenses	550,671
Accounts payable and other liabilities	215,432
Total liabilities	2,313,980

Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000 shares authorized at December 31, 2020 and 125 shares issued and outstanding at December 31, 2020	1
Common stock, par value $0.01 per share, 15,000,000 shares authorized at December 31, 2020 and 6,179,392 shares issued and outstanding at December 31, 2020	61,794
Additional paid-in-capital	91,068,197
Accumulated earnings	517,720
Total stockholders’ equity	91,647,712

Total liabilities and stockholders’ equity	$93,961,692
(See accompanying notes to the consolidated financial statements)

AFC Gamma, Inc.
Statement of Operations
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Period from July 31, 2020 to December 31, 2020
Revenue
Interest Income	$5,250,108
Total revenue	5,250,108
Expenses
Management fees, net (less rebate of $259,167)	364,194
General and administrative expense	785,016
Organizational expense	616,190
Professional fees	614,019
Total expenses	2,379,419
Provision for current expected credit losses	(465,397)
Realized gains / (losses) on loans at fair value, net	345,000
Change in unrealized gains / (losses) on loans at fair value, net	1,563,340
Net income before income taxes	4,313,632
Income tax expense	—
Net income	$4,313,632

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.76

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	5,694,475
(See accompanying notes to the consolidated financial statements)

AFC Gamma, Inc.
Statement of Stockholders’ Equity
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
	Preferred Stock	Common Stock		Additional Paid-In-Capital	Accumulated Earnings	Total Stockholders’ Equity
		Shares	Amount
Balance at July 31, 2020 (commencement of operations)	$—	—	$—	$—	$—	$—
Issuance of common stock, net of offering cost	—	6,179,392	61,794	90,967,139	—	91,028,933
Issuance of preferred stock, net of offering cost	1	—	—	101,058	—	101,059
Dividends declared and paid on common shares ($0.61 per share)	—	—	—	—	(3,795,912)	(3,795,912)
Net income	—	—	—	—	4,313,632	4,313,632
Balance at December 31, 2020	$1	6,179,392	$61,794	$91,068,197	$517,720	$91,647,712
(See accompanying notes to the consolidated financial statements)

AFC Gamma, Inc.
Statement of Cash Flows
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Period from July 31, 2020 to December 31, 2020
Operating activities:
Net income	$4,313,632
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Provision for current expected credit losses	465,397
Realized gain on sale of loans at fair value	(345,000)
Change in unrealized gains / (losses) on loans at fair value, net	(1,563,340)
Accretion of deferred loan original issue discount and other discounts	(783,481)
PIK interest	(422,408)
Changes in operating assets and liabilities
Interest reserve	(74,250)
Interest receivable	(927,292)
Prepaid expenses and other assets	(72,095)
Accrued management fees, net	222,127
Accrued direct administrative expenses	550,671
Accounts payable and other liabilities	154,895
Net cash provided by / (used in) operating activities	1,518,856

Cash flows from investing activities:
Issuance of and fundings on loans	(46,769,285)
Proceeds from sales of Assigned Rights	1,649,468
Principal repayment of loans	5,348,542
Proceeds from sales of loans	7,345,000
Net cash provided by / (used in) investing activities	(32,426,275)

Cash flows from financing activities:
Issuance of common stock	44,226,092
Issuance of preferred stock	101,059
Dividends paid	(3,795,912)
Net cash provided by / (used in) financing activities	40,531,239

Change in cash, cash equivalents and restricted cash	9,623,820
Cash, cash equivalents and restricted cash, beginning of period	—
Cash, cash equivalents and restricted cash, end of period	$9,623,820

Supplemental disclosure of non-cash financing and investing activity
Loans acquired for issuance of shares of common stock	$46,802,841
Interest reserve withheld from funding of loan	$1,400,000

Supplemental information:
Interest paid during the period	$—
Income taxes paid during the period	$—
(See accompanying notes to the consolidated financial statements)

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
1.	ORGANIZATION
AFC Gamma, Inc. (the “Company” or “AFCG”) is a commercial real estate (“CRE”) finance company primarily engaged in originating, structuring, underwriting and managing senior secured loans and other types of loans. The Company was formed and commenced operations on July 31, 2020. The Company is a Maryland corporation and is externally managed by AFC Management, LLC (“AFC Management” or the Company’s “Manager”), a Delaware limited liability company, pursuant to the terms of a management agreement (the “Management Agreement”).
The Company operates as one operating segment and is primarily focused on financing senior secured loans and other types of loans for established cannabis industry operators in states where medical and / or adult use cannabis is legal. These loans are generally held for investment and are secured, directly or indirectly, by real estate, equipment, licenses and/or other assets of borrowers depending on the applicable laws and regulations governing such borrowers.
The Company will elect to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (“the “Code”), commencing with its taxable year ending December 31, 2020. The Company generally will not be subject to United States federal income taxes on its REIT taxable income as long as it annually distributes all of its REIT taxable income prior to the deduction for dividends paid to stockholders and complies with various other requirements as a REIT.
If, on the five-year anniversary of the Initial Closing Date, the Company is not a publicly traded company with its common stock listed on a Securities Exchange, then, subject to any required approvals by the Board and its stockholders, the Company will immediately take all necessary action to undertake an orderly liquidation and sale of its assets and will distribute any net sale proceeds therefrom, after the payment or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of preferred stock, pro rata to the holders of common stock, following which the Company shall terminate and dissolve. Subject to applicable law, the Company intends to complete any such process of liquidation, termination and dissolution over a period of three to five years. In the event that the listing of the Company’s common stock on a Securities Exchange occurs on or before the five-year anniversary of the Initial Closing Date, the Company shall have a perpetual existence.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principles (“GAAP”). The financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the periods presented.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents include funds on deposit with financial institutions, including demand deposits with financial institutions. Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the balance sheet and statement of cash flows.
Restricted cash includes deposits required under certain Secured Funding Agreements. As of the balance sheet date, the Company did not have any restricted cash.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, loans and interest receivable. The Company places its cash and cash equivalents with financial institutions and, at times, cash held exceeds the Federal Deposit Insurance Corporation insured limit. The Company and the Company’s Manager seek to manage this credit risk by monitoring the financial institutions and their ability to continue in business for the foreseeable future.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
The Company has exposure to credit risk on its loans and interest receivable. The Company and the Company’s Manager seek to manage credit risk by performing due diligence prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate.
Investments in Loans
The Company originates CRE debt and related instruments generally to be held for investment.
The Company accretes or amortizes any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
Loans are generally collateralized by real estate, equipment, licenses and/or other assets of borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. The Company monitors performance of its portfolio of loans held for investment under the following methodology: (1) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (2) economic review, which considers underlying collateral (i.e. leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (3) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (4) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.
Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed against interest income in the period the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding the borrower’s ability to make pending principal and interest payments. Non-accrual loans are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current. The Company may make exceptions to placing a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.
The Company may make modifications to loans, including loans that are in default. Loan terms that may be modified include interest rates, required prepayments, maturity dates, covenants, principal amounts and other loan terms. The terms and conditions of each modification vary based on individual circumstances and will be determined on a case by case basis. The Company’s Manager monitors and evaluates each of the Company’s loans held for investment and has maintained regular communications with borrowers regarding the potential impacts of the COVID-19 pandemic on the Company’s loans.
Loans Held at Fair Value
Investments in loans at fair value are carried at fair value in the Company’s balance sheets, with changes in fair value recorded through earnings. Refer to footnote 14 for more information on the valuations of the investments.
Although the Company generally holds its target investments as long-term investments, the Company may occasionally classify some of its loans as held for sale. Investments held for sale are carried at fair value, with changes in fair value recorded through earnings.
Investment transactions are recorded on the trade date at cost, net of any original issue discounts. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized and/or accreted cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
An unrealized gain arises when the value the loan portfolio exceeds its cost and an unrealized loss arises when the value of the loan portfolio is less than its cost. The change in unrealized gains or losses primarily reflect the change in loan values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.
Loans Held at Carrying Value
Investments in loans held at amortized cost are carried at cost, net of unamortized loan original issue discount and origination costs and other original issue discounts (the “carrying value”) in the Company’s balance sheets.
The Company follows ASC 842 for certain loans which are considered financial assets not eligible to elect the fair value option due to the structure of the loans. These loans are carried at cost, net of unamortized loan original issue discount and origination costs and other original issue discounts (the “carrying value”) in the Company’s balance sheets.
Fair Value Measurements
The Company follows ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”), which provides companies the option to report selected financial assets and liabilities at fair value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. ASC 825-10 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. The Company has elected the ASC 825-10 option to report selected financial assets and liabilities at fair value. With the exception of the line items entitled “prepaid expenses and other assets,” “loans receivable” and “interest reserve”, which are reported at amortized cost, all assets and liabilities approximate fair value on the balance sheet. The carrying value of the lines titled “interest receivable,” “accrued management fees,” “accrued direct administrative expenses” and “accounts payable and other liabilities” approximate fair value due to their short maturity.
The Company also follows ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Company to assume that the transaction is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, the Company has considered its principal market as the market in which the Company exits its loans with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
■	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
■	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
■	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Company obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Company’s loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by the Company’s management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while the Company anticipates that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
Current Expected Credit Losses
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard replaced the incurred loss impairment methodology pursuant to GAAP with a methodology that reflects current expected credit losses (“CECL”) on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates (the “CECL Reserve”). ASU No. 2016-13 was adopted by the Company on as of July 31, 2020, commencement of operations. Subsequent period increases and decreases to expected credit losses impact earnings and are recorded within provision for current expected credit losses in the Company’s statement of operations. The CECL Reserve related to outstanding balances on loans held for investment required under ASU No. 2016-13 is a valuation account that is deducted from the amortized cost basis of the Company’s loans held at carrying value and loans receivable at carrying value in the Company’s balance sheet. The CECL Reserve related to unfunded commitments on loans held at carrying value is recorded within accounts payable and other liabilities in the Company’s balance sheet. See Note 6 included in these financial statements for CECL related disclosures.
Equity-Based Compensation
The Company accounts for equity-based compensation issued to employees and the Board of Directors pursuant to the Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) under the fair value method. This method measures compensation cost at the date of grant based on the value of the award and recognizes the cost over the service period, which is usually the vesting period. The fair value of equity-based compensation awards is based on the estimated fair value of the Company’s common stock, as determined by management using a valuation model and approved by the Board of Directors. Fair values of award grants also recognize any ongoing restrictions on the sale of securities.
Debt Issuance Costs
Debt issuance costs under the Company’s indebtedness are capitalized and amortized over the term of the respective debt instrument. Unamortized debt issuance costs are expensed when the associated debt is repaid prior to maturity. Debt issuance costs related to debt securitizations are capitalized and amortized over the term of the underlying loans using the effective interest method. When an underlying loan is prepaid in a debt securitization and the outstanding principal balance of the securitization debt is reduced, the related unamortized debt issuance costs are charged to expense based on a pro-rata share of the debt issuance costs being allocated to the specific loans that were prepaid. Amortization of debt issuance costs is included within interest expense in the Company’s statements of operations. For the period from July 31, 2020 (commencement of operations) to December 31, 2020, the Company did not have any debt issuance costs.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Payment-in-Kind Interest
The Company has loans in its portfolio that contain payment-in-kind (“PIK”) provisions. The PIK interest computed at the contractual rate specified in each applicable agreement, is accrued and added to the principal balance of the loan monthly in arrears and recorded as interest income. The PIK income added to the principal balance is generally collected upon repayment of the outstanding principal. To maintain the Company’s status as a REIT, this non-cash source of income must be paid out to stockholders in the form of dividends for the year earned, even though the Company has not yet collected the cash.
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. For loans, origination fees, direct loan origination costs, and other discounts (in aggregate the “Original Issue Discount” or “OID”) are also recognized in interest income from loans over the initial loan term as a yield adjustment using the effective interest method. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are recognized as interest income when received.
Interest reserves
The Company utilizes interest reserves on certain loans to fund the interest payments. Such reserves are established at the time of loan origination. The interest reserve represents a deposit received from the borrower for future loan interest payments. It is recorded as a liability as it represents unearned interest revenue. The interest reserve is relieved when the interest on the loan is earned and interest income is recorded in the period when the interest is earned in accordance with the credit agreement. The interest payment is deducted from the interest reserve deposit balance when the interest payment is due.
The decision to establish a loan-funded interest reserve is made during the underwriting process and considers the feasibility of the project, the creditworthiness and expertise of the borrower, and the debt coverage provided by the real estate and other pledged collateral.
It is the Company’s policy to recognize income for this interest component as long as the borrower is progressing as originally projected and if there has been no deterioration in the financial standing of the borrower or the underlying project. The Company’s standard policies for interest income recognition are applied to all loans, including those with interest reserves.
Net Interest Margin and Interest Expense
Net interest margin in the Company’s statement of operations serves to measure the performance of the Company’s loans held for investment as compared to its use of debt leverage. As of the balance sheet date, the Company had no interest expense.
Income Taxes
The Company is a Maryland corporation and will elect to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 2020. The Company believes that its proposed method of operation will enable it to qualify as a REIT. However, no assurances can be given that the Company’s beliefs or expectations will be fulfilled, since qualification as a REIT depends on the Company satisfying numerous asset, income and distribution tests which depends, in part, on the Company’s operating results.
To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distributes annually to its stockholders at least 90% of the Company’s REIT taxable income prior to the deduction for dividends paid. To the extent that the Company distributes less than 100% of its REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), the Company will pay tax at regular corporate rates on that undistributed portion. Furthermore, if the Company distributes less than the sum of 1) 85% of its ordinary income for the calendar year, 2) 95% of our capital gain net income for the calendar year, and 3) any undistributed shortfall from our prior calendar year (the “Required Distribution”) to its stockholders during any calendar year (including any distributions

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020 declared by the last day of the calendar year but paid in the subsequent year), then it is required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. The 90% distribution requirement does not require the distribution of net capital gains. However, if the Company elects to retain any of its net capital gain for any tax year, it must notify its stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that the Company’s estimated current year taxable income will be in excess of estimated dividend distributions (including capital gain dividend) for the current year from such income, the Company accrues excise tax on estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has analyzed its various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported as of December 31, 2020. Based on the Company’s evaluation, there is no reserve for any uncertain income tax positions. Accrued interest and penalties, if any, are included within other liabilities in the balance sheets.
Earnings per Share
The Company calculates basic earnings / (loss) per share by dividing net income / (loss) allocable to common stockholders for the period by the weighted average shares of common stock outstanding for that period after consideration of the earnings / (loss) allocated to the Company’s restricted stock, which are participating securities as defined in GAAP. Diluted earnings / (loss) per share takes into effect any dilutive instruments, such as restricted stock, RSUs and convertible debt, except when doing so would be anti-dilutive. As of December 31, 2020, there were no dilutive instruments. See Note 11 included in these financial statements for the earnings per share calculations.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates include the valuation of investments.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU No. 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its financial statements.
In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848):Scope, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU No. 2021-01is effective immediately for all entities. An entity may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final Update, up to the date that financial statements are available to be issued. If an entity elects to apply any of the amendments for an eligible hedging relationship, any adjustments as a result of those elections must be reflected as of the date the entity applies the election. The do not apply to contract modifications made after December 31, 2022, new hedging relationships entered into after December 31, 2022, and existing hedging relationships evaluated for effectiveness in periods after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that apply certain optional

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020 expedients in which the accounting effects are recorded through the end of the hedging relationship (including periods after December 31, 2022). The Company is currently evaluating the impact, if any, of this ASU on its financial statements.
In October 2020, the FASB issued ASU No. 2020-08, Codification Improvements to Subtopic 310-20, Receivables-Nonrefundable Fees and Other Costs, which is an update to clarify that an entity should reevaluate whether a callable debt security is within the scope of 310-20-35-33 for each reporting period. ASU 2020-08 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. For all other entities, the amendments in ASU No. 2020-08 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application is permitted for all other entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The Company is currently evaluating the impact, if any, of adopting this ASU on its financial statements.
3.	LOANS HELD FOR INVESTMENT AT FAIR VALUE
As of December 31, 2020, the Company’s portfolio included four loans held at fair value. The aggregate originated commitment under these loans was approximately $59.9 million and outstanding principal was approximately $50.8 million as of December 31, 2020. During the period from July 31, 2020 to December 31, 2020, the Company funded approximately $16.4 million of outstanding principal and was repaid approximately $12 million of principal. As of December 31, 2020, approximately 6.0% of the Company’s loans held at fair value have floating interest rates. These floating rates are subject to London Interbank Offered Rate (“LIBOR”) floors, with a weighted average floor of 2.5%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).
The following tables summarize the Company’s loans held at fair value as of December 31, 2020:
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loans	$48,558,051	$46,994,711	$50,831,235	3.3
Total loans held at fair value	$48,558,051	$46,994,711	$50,831,235	3.3
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs
(2)	Refer to Footnote 14
(3)	Weighted average remaining life is calculated based on the fair value of the loans as of December 31, 2020

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
The following table presents changes in loans held at fair value as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Fair Value
Loans acquired at July 31, 2020	$46,080,605	$(2,974,054)	$43,106,551
Realized gains / (losses) on loans at fair value, net	345,000	—	345,000
Change in unrealized gains / (losses) on loans at fair value, net	—	—	1,563,340
New fundings	16,360,000	(1,595,199)	14,764,801
Repayments	(5,000,000)	—	(5,000,000)
Sale of loans	(7,345,000)	—	(7,345,000)
Accretion of original issue discount	—	732,729	732,729
PIK Interest	390,630	—	390,630
Total loans held at fair value at December 31, 2020	$50,831,235	$(3,836,524)	$48,558,051
A more detailed listing of the Company’s loans held at fair value portfolio based on information available as of December 31, 2020 is as follows:
	Location	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Interest Rate	Maturity Date(3)	Payment Terms(4)
Private Co. A	Multi State	$31,510,387	$30,913,524	$33,344,325	17.0%(5)	5/8/2024	P/I
Private Co. B	MI	2,461,036	2,238,402	2,522,846	17.0%(6)	9/1/2023	P/I
Public Co. A	NV	2,870,910	2,909,656	2,940,000	10.5%(7)	6/27/2021	I/O
Sub. Of Public Co. C	FL	11,715,718	10,933,129	12,024,064	18.0%(8)	2/18/2025	P/I
Total loans held at fair value		$48,558,051	$46,994,711	$50,831,235
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount and loan origination costs
(2)	Refer to Footnote 14
(3)
Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.

(4)	I/O = interest only, P/I = principal and interest. P/I loans may include interest only periods for a portion of the loan term.
(5)	Base interest rate of 13% and PIK interest rate of 4%
(6)	Base interest rate of 13% and PIK interest rate of 4%
(7)	Base interest rate of 8% plus LIBOR (LIBOR floor of 2.5%)
(8)
Loan to Subsidiary of Public Company C is a $15 million aggregate loan commitment with an initial funding of $3 million at a base interest rate of 13.5% and PIK interest rate of 3% and subsequent advances of $9 million at a base interest rate of 19%. The weighted average interest rate is 18.0% at December 31, 2020

4.	LOANS HELD FOR INVESTMENT AT CARRYING VALUE
As of December 31, 2020, the Company’s portfolio included three loans held at carrying value. The aggregate originated commitment under these loans was approximately $44 million and outstanding principal was approximately $33.9 million as of December 31, 2020. During the period from July 31, 2020 to December 31, 2020, the Company funded approximately $33.9 million of outstanding principal. As of December 31, 2020, approximately 35% of the Company’s loans held at carrying value have floating interest rates. These floating rates are subject to London Interbank Offered Rate (“LIBOR”) floors, with a weighted average floor of 1%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
The following tables summarize the Company’s loans held at carrying value as of December 31, 2020:
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)
Senior Term Loans	$33,907,763	$(2,070,732)	$31,837,031	4.7
Total loans held at carrying value	$33,907,763	$(2,070,732)	$31,837,031	4.7
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount and loan origination costs
(2)	Weighted average remaining life is calculated based on the carrying value of the loans as of December 31, 2020
The following table presents changes in loans held at carrying value as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Carrying Value
Loans at July 31, 2020	$—	$—	$—
New fundings	33,875,985	(2,120,969)	31,755,016
Accretion of original issue discount	—	50,237	50,237
PIK Interest	31,778	—	31,778
Total loans held at carrying value at December 31, 2020	$33,907,763	$(2,070,732)	$31,837,031
A more detailed listing of the Company’s loans held at carrying value portfolio based on information available as of December 31, 2020 is as follows:
	Location	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Interest Rate	Maturity Date(2)	Payment Terms(3)
Private Co. C	PA	$11,907,763	$(851,148)	$11,056,615	17.0%(4)	12/1/2025	P/I
Private Co. D	Multi State	12,000,000	(1,035,911)	10,964,089	15.0%(5)	1/1/2026	P/I
Sub. of Public Co. D	PA	10,000,000	(183,673)	9,816,327	12.9%(6)	12/18/2024	I/O
Total loans held at carry value		$33,907,763	$(2,070,732)	$31,837,031
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs
(2)
Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.

(3)	I/O = interest only, P/I = principal and interest. P/I loans may include interest only periods for a portion of the loan term.
(4)	Base interest rate of 12% plus LIBOR (LIBOR floor of 1%) and PIK interest rate of 4%
(5)	Base interest rate of 13% and PIK interest rate of 2%
(6)	Base interest rate of 12.9%
5.	LOAN RECEIVABLE AT CARRYING VALUE
As of December 31, 2020, the Company’s portfolio included one loan receivable at carrying value. The originated commitment under this loan was approximately $4 million and outstanding principal was approximately $3.4 million as of December 31, 2020. During the period from July 31, 2020 to December 31, 2020, the Company received repayments of $0.35 million of outstanding principal.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
The following table presents changes in loans receivable as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
	Principal	Original Issue Discount	Carrying Value
Loan receivable acquired at July 31, 2020	$3,700,718	$(4,428)	$3,696,290
Principal repayment of loans	(348,542)	—	(348,542)
Accretion of original issue discount	—	515	515
Total loans receivable at carrying value at December 31, 2020	$3,352,176	$(3,913)	$3,348,263
6.	CURRENT EXPECTED CREDIT LOSSES
The Company estimates its CECL Reserve using a model that considers multiple datapoints and methodologies that may include the likelihood of default and expected loss given default for each individual loan, discounted cash flows (“DCF”), and other inputs which may include the risk rating of the loan, how recently the loan was originated compared to the measurement date, and expected prepayment if applicable. Calculation of the CECL Reserve requires loan specific data, which includes fixed charge coverage ratio, loan-to-value, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including (i) the appropriate historical loan loss reference data, (ii) the expected timing of loan repayments, (iii) calibration of the likelihood of default to reflect the risk characteristics of the Company’s loan portfolio and (iv) the Company’s current and future view of the macroeconomic environment. The Company may consider loan-specific qualitative factors on certain loans to estimate its CECL Reserve, which may include (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral. For loans where we have deemed the borrower/sponsor to be experiencing financial difficulty, we may elect to apply a practical expedient in which the fair value of the underlying collateral is compared to the amortized cost of the loan in determining a Specific CECL Allowance. In order to estimate the future expected loan losses relevant to the Company’s portfolio, the Company may consider historical market loan loss data provided by a third-party data service. The third party’s loan database includes historical loss data for commercial mortgage-backed securities, or CMBS which the Company believes is a reasonably comparable and available data set to its type of loans. The Company utilized macroeconomic data that reflects a current recession; however, the short and long-term economic implications of the COVID-19 pandemic and its financial impact on the Company are highly uncertain. The CECL Reserve takes into consideration the macroeconomic impact of the COVID-19 pandemic on CRE properties and is not specific to any loan losses or impairments on the Company’s loans held for investment.
As of December 31, 2020, the Company’s CECL Reserve for its loans held at carrying value and loans receivable at carrying value portfolio is $465,397 or 132 basis points of the Company’s total loans held at carrying value and loans receivable at carrying value commitment balance of $35,185,294 and is bifurcated between the current expected credit loss reserve (contra-asset) related to outstanding balances on loans held at carrying value and loans receivable at carrying value of $404,860 and a liability for unfunded commitments of $60,537. The liability was based on the unfunded portion of the loan commitment over the full contractual period over which the Company is exposed to credit risk through a current obligation to extend credit. Management considered the likelihood that funding will occur, and if funded, the expected credit loss on the funded portion.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Current Expected Credit Loss Reserve for Funded Loan Commitments
Activity related to the CECL Reserve for outstanding balances on the Company’s loans held at carrying value and loans receivable at carrying value as of and for the period from July 31, 2020 to December 31, 2020 was as follows:
Balance at July 31, 2020 (Commencement of Operations)	$—
Provision for current expected credit losses	404,860
Write-offs	—
Recoveries	—
Balance at December 31, 2020(1)	$404,860
(1)
As of December 31, 2020, the CECL Reserve related to outstanding balances on loans at carrying value and loans receivable at carrying value is recorded within current expected credit loss reserve in the Company’s balance sheet.

Current Expected Credit Loss Reserve for Unfunded Loan Commitments
Activity related to the CECL Reserve for unfunded commitments on the Company’s loans held at carrying value as of and for the period from July 31, 2020 to December 31, 2020 was as follows:
Balance at July 31, 2020 (Commencement of Operations)	$—
Provision for current expected credit losses	60,537
Write-offs	—
Recoveries	—
Balance at December 31, 2020(1)	$60,537
(1)	As of December 31, 2020, the CECL Reserve related to unfunded commitments on loans held at carrying value is recorded within other liabilities in the Company’s consolidated balance sheets.
The Company continuously evaluates the credit quality of each loan by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, projected cash flow, loan structure and exit plan, loan-to-value ratio, fixed charge coverage ratio, project sponsorship, and other factors deemed necessary. Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:
Rating	Definition
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/ Potential for Loss
5	Impaired/Loss Likely
The risk ratings are primarily based on historical data as well as taking into account future economic conditions.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
As of December 31, 2020, the carrying value, excluding the CECL Reserve, of the Company’s loans held at carrying value and loans receivable at carrying value within each risk rating by year of origination is as follows:
Risk Rating:	2020	Total
1	$—	$—
2	9,816,327	9,816,327
3	22,020,704	22,020,704
4	3,348,263	3,348,263
5	—	—
Total	$35,185,294	$35,185,294
7.	INTEREST RECEIVABLE
The following tables summarize the interest receivable by the Company as of December 31, 2020:
As of December 31, 2020
Interest receivable	$675,795
PIK receivable	177,183
Unused fees	74,314
Total interest receivable	$927,292
8.	INTEREST RESERVE
At December 31, 2020, the Company had one loan that included a loan funded interest reserve. As of December 31, 2020, approximately $74 thousand of interest income was earned and disbursed from the interest reserve.
The following table presents changes in interest reserve as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
For the period from July 31, 2020 to December 31, 2020
Initial reserves	$—
New reserves	1,400,000
Reserves disbursed	(74,250)
Total Interest reserve	$1,325,750
9.	DEBT
The Company obtained a secured revolving credit loan (the “Revolving Loan”) from AFC Finance, LLC, an affiliate of the Company’s management. The Revolving Loan has a loan commitment of $40,000,000 and bears interest of 8% per annum, payable in cash in arrears. The Company did not incur any fees or cost related to the origination of the Revolving Loan and the Revolving Loan does not have any unused fees. The maturity date of the Revolving Loan is the earlier of (i) July 31, 2021 and (ii) the date of the closing of any Refinancing Credit Facility in accordance with terms in

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020 the Revolving Loan agreement. The Revolving Loan is secured by the assets of the Company. For the period from July 31, 2020 to December 31, 2020, the Company did not utilize its Revolving Loan and therefor no interest expense was incurred.
10.	COMMITMENTS AND CONTINGENCIES
The spread of a novel strain of coronavirus (“COVID-19”) has caused significant business disruptions in the United States beginning in the first quarter of 2020 and has resulted in governmental authorities implementing numerous measures to try to contain the virus, such as quarantines, shelter-in-place or total lock-down orders and business imitations and shutdowns (subject to exceptions for certain “essential” operations and businesses). Over the course of the COVID-19 pandemic, medical cannabis companies have been deemed “essential” by 29 states administering shelter-in-place orders and adult use cannabis has been deemed “essential” in eight of those states. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended December 31, 2020 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic. Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19 is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The extent of any effect that these disruptions may have on the operations and financial performance of the Company will depend on future developments, including possible impacts on the performance of the Company’s loans, general business activity, and ability to generate revenue, which cannot be determined.
As of December 31, 2020, the Company had the following commitments to fund various senior term loans, equipment loans and bridge loans.
As of December 31, 2020
Total original loan commitments	$107,292,176
Less: drawn commitments	(87,467,057)
Total undrawn commitments	$19,825,119
At December 31, 2020, the Company had executed $38.5 million in non-binding term sheets with various prospective borrowers. Subsequent to year end, the Company executed an additional $49.5 million in non-binding term sheets and a syndication commitment letter with various prospective borrowers. Included in these amounts is an approximately $46.2 million term sheet with a prospective borrower where the credit facility will be syndicated to an affiliate of the Company. The Company’s portion of the syndication is $22.0 million and is included in the $38.5 million of non-binding term sheets at December 31, 2020. AFC Management is serving as the manager of the syndication and is expected to serve as the agent for the loan.
The Company from time to time may be a party to litigation in the normal course of business. As of December 31, 2020, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.
We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk of strict enforcement of federal laws regarding the federal illegality of cannabis, and lack liquidity, and we could lose all or part of any of our investments.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Our ability to grow or maintain our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our portfolio companies may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow and could materially adversely affect our business.
Management’s plan to mitigate risks include monitoring the legal landscape as deemed appropriate. Also, should a loan default or otherwise be seized, the Company may be prohibited from owning cannabis assets and thus could not take possession of collateral, in which case the Company would look to sell the loan, which could result in the Company realizing a loss on the transaction.
11.	STOCKHOLDERS’ EQUITY
Series A Preferred Stock.
As of December 31, 2020, the Company has authorized 10,000 preferred shares and issued 125 preferred shares.
In order for the Company to qualify as a REIT and satisfy the principles of Section 856(a)(5) of the Code, the Company’s stock must be beneficially owned by 100 or more persons. Therefore, on December 18, 2020, the Company sold and issued 125 shares, to 125 investors, of 12.0% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), in a private placement offering (the “Series A Offering”), at a purchase price of $1,000 per share, with gross proceeds of $125,000 in cash and net proceeds of approximately $101,059. The Series A Preferred Stock entitles the holders thereof to receive cumulative cash dividends at a rate per annum of 12.0% of the liquidation preference of $1,000 per share plus all accumulated and unpaid dividends thereon. The Company generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of the Company’s stock ranking junior to the Series A Preferred Stock as to dividends, including the Company’s common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally have no voting rights except in limited circumstances, including certain amendments to the Charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock is not convertible into shares of any other class or series of our stock. The Series A Preferred Stock is senior to all other classes and series of shares of the Company’s stock as to dividend and redemption rights and rights upon the Company’s liquidation, dissolution and winding up.
Upon written notice to each record holder of the Series A Preferred Stock as to the effective date of redemption, the Company may redeem the shares of the outstanding Series A Preferred Stock at the Company’s option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium of $50 per share if the shares are redeemed on or before December 31, 2021. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate.
Common Stock
The Board of Directors of the Company has approved a 7-for-1 stock split of the Company’s common stock effective on January 25, 2021. All common shares, stock options, and per share information presented in the financial statements have been adjusted to reflect the stock split on a retroactive basis for all periods presented, including reclassifying an amount equal to the increase in par value of common stock from additional paid-in capital. The Company will make a cash payment to stockholders for all fractional shares which would otherwise be required to be issued as a result of the stock split. There will be no change in the par value of the Company’s common stock.
The Company issued 6,179,392 shares in private offerings during the period from July 31, 2020 to December 31, 2020.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Equity Incentive Plan
The Company has established an equity incentive compensation plan (the “Plan”). The Company’s board of directors authorized the adoption of the Plan (the “2020 Plan”) and approved stock option grants of 926,898 shares of common stock as of December 31, 2020. The Board or one or more committees appointed by the Board will administer the 2020 Plan. The Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in the Company’s common stock or units of common stock. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. The Company currently intends to grant stock options to participants in the 2020 Plan, but it may also grant any other type of award available under the 2020 Plan in the future. Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain directors and consultants and other service providers to the Company or any of its subsidiaries.
The current maximum number of shares of the Company common stock that may be delivered pursuant to awards under the 2020 Plan (the “Share Limit”) equals 2,100,000 shares. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
The exercise price of any options granted under the 2020 Plan will be at net asset value or greater; provided, however, the exercise price will be at least equal to the fair market value of the underlying shares on the grant date. The options granted under the 2020 Plan have an ordinary term of up to ten years. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
For so long as the Company remains private, any options that become vested under the 2020 Plan will not be exercisable until the earlier of (i) a Change in Control Event (as defined in the 2020 Plan) and (ii) a Public Offering Date (as defined in the 2020 Plan). In the event the term of any options expires prior to the occurrence of either a Change in Control Event or Public Offering Date, the options, whether vested or unvested, shall expire and be forfeited for no consideration. As such, no options are considered dilutive as of the date of these financial statements.
The following table summarizes the (i) non-vested options granted, (ii) vested options granted and (iii) forfeited options granted for the Company’s directors and officers and employees of the Manager as of December 31, 2020:
Restricted Stock Options Granted
Non-vested	142,814
Vested	800,618
Forfeited	(16,534)
Balance at December 31, 2020	926,898

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
12.	EARNINGS PER SHARE
The following information sets forth the computations of basic weighted average earnings per common share for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
Period from July 31, 2020 to December 31, 2020
Net income / (loss) attributable to common stockholders	$4,313,632
Divided by:
Basic weighted average shares of common stock outstanding	5,694,475
Basic weighted average earnings per common share	$0.76
13.	INCOME TAX
The income tax provisions for the Company was $0 for the period from July 31, 2020 to December 31, 2020.
For the period from July 31, 2020 to December 31, 2020, the Company incurred no expense for United Stated federal excise tax. Excise tax represents a 4% tax on the sum of a portion of the Company’s ordinary income and net capital gains not distributed during the period. If it is determined that an excise tax liability exists for the current period, the Company will accrue excise tax on estimated excess taxable income as such taxable income is earned. The expense is calculated in accordance with applicable tax regulations.
The Company does not have any unrecognized tax benefits and the Company does not expect that to change in the next 12 months.
14.	FAIR VALUE
The Company’s loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to portfolio companies where the Company does not own a controlling equity position. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, the Company considers the current contractual interest rate, the maturity and other terms of the loan relative to risk of the company and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the portfolio company. As loans held by the Company are substantially illiquid with no active loan market, the Company depends on primary market data, including newly funded loans, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
The following tables summarize the significant unobservable inputs the Company used to value the loans categorized within Level 3 as of December 31, 2020. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair values.
	As of December 31, 2020
	Fair Value	Primary Valuation Techniques	Unobservable Input
			Input	Estimated Range	Weighted Average
Senior Term Loans	$48,558,051	Yield analysis	Market Yield	15.79% - 20.75%	20.20%
Total Investments	$48,558,051

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Changes in market yields may change the fair value of certain of the Company’s loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of the Company’s loans.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of the Company’s loans may fluctuate from period to period. Additionally, the fair value of the Company’s loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that the Company may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a loan in a forced or liquidation sale, it could realize significantly less than the value at which the Company has recorded it.
In addition, changes in the market environment and other events that may occur over the life of the loans may cause the gains or losses ultimately realized on these loans to be different than the unrealized gains or losses reflected in the valuations currently assigned.
The following table presents fair value measurements of loans held at fair value as of December 31, 2020:
	Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Loans held at fair value	$48,558,051	—	—	$48,558,051
Total	$48,558,051	—	—	$48,558,051
The following table presents changes in loans that use Level 3 inputs as of and for the period from July 31, 2020 (commencement of operations) to December 31, 2020:
For the period from July 31, 2020 to December 31, 2020
Loans acquired at July 31, 2020	$43,106,551
Realized gains / (losses) on loans at fair value, net	345,000
Change in unrealized gains / (losses) on loans at fair value, net	1,563,340
Additional funding	16,360,000
Original issue discount and other discounts, net of costs	(1,595,199)
Repayments	(5,000,000)
Sale of loans	(7,345,000)
Accretion of original issue discount	732,729
PIK Interest	390,630
Total loans using Level 3 inputs at December 31, 2020	$48,558,051
15.	RELATED PARTY TRANSACTIONS
Management Agreement
Pursuant to the Management Agreement, the Manager will manage the loans and day-to-day operations of the Company, subject at all times to the further terms and conditions set forth in the Management Agreement and such further limitations or parameters as may be imposed from time to time by the Company’s Board.
The Manager will receive base management fees (the “Base Management Fee”) that are calculated and payable quarterly in arrears, in an amount equal to 0.4375% of the Company’s Equity, determined as of the last day of each such quarter;

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020 provided that the Base Management Fee shall be reduced by the aggregate amount of any other fees earned and paid to the Manager during such quarter resulting from the investment advisory services and general management services rendered by it under the Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to the Company’s loans, but excluding the Incentive Compensation.
In addition to the Base Management Fee, the Manager is entitled to receive incentive compensation (the “Incentive Compensation” or “Incentive Fees”) under the Management Agreement. Under the Management Agreement, the Company will pay Incentive Fees to the Manager based upon the Company’s achievement of targeted levels of Core Earnings. “Core Earnings” is defined in the Management Agreement as, for a given period means the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors. The Manager has agreed to waive the incentive compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020 which would have been approximately $479,166 for the period.
The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates paid or incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to the Management Agreement.
The following table summarizes the related party costs incurred by the Company for the period from July 31, 2020 (commencement of operations) to December 31, 2020 and amounts payable to the Company’s Manager as of December 31, 2020.
	Incurred for the period from July 31, 2020 to December 31, 2020	Payable as of December 31, 2020
Affiliate Payments
Management fees	$623,361	$222,127
Less other fees earned and paid to the Manager	(259,167)	—
General and administrative expenses reimbursed to Manager	671,605	506,171
Total	$1,035,799	$728,298
Investments in Loans
From time to time, the Company may co-invest with other investment vehicles managed by the Company’s Management or its affiliates, including the Manager, and their portfolio companies, including by means of splitting loans, participating in loans or other means of syndicating loans. The Company is not obligated to provide, nor has it provided, any financial support to the other managed investment vehicles. As such, the Company’s risk is limited to the carrying value of its investment in any such loan. As of and for the period from July 31, 2020 to December 31, 2020, there were no co-investments held by the Company.
In connection with investments in loans, the Company may receive the option to assign the right (the “Assigned Right”) to acquire warrants and/or equity of the borrower. The Company may sell the Assigned Right, and the sale may be to an affiliate of the Company. As of and for the period from July 31, 2020 to December 31, 2020, the Company sold approximately $1.6 million of Assigned Rights which are accounted for as additional original issue discount and accreted over the life of the loans.

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020
Loans Acquired From Affiliate
The Company acquired loans at fair value of approximately $46,802,841 and cash from an affiliate of the Company’s Management in exchange for issuance of 3,342,500 shares of common stock.
Secured Revolving Credit From Affiliate
The Company obtained a secured revolving credit loan (the “Revolving Loan”) from AFC Finance, LLC, an affiliate of the Company’s management. Refer to footnote 9 for more information.
16.	DIVIDENDS AND DISTRIBUTIONS
The following table summarizes the Company’s dividends declared and paid during the period from July 31, 2020 to December 31, 2020:
	Record Date	Payment Date	Common Share distribution amount	Taxable Ordinary Income	Return of Capital	Section 199A Dividends
Regular cash dividend	12/23/2020	12/30/2020	$0.35	$0.35	$—	$0.35
Special cash dividend(1)	12/23/2020	12/30/2020	0.26	0.26	—	0.26
Total cash dividend			$0.61	$0.61	$—	$0.61
(1)	Dividend of approximately $0.26
17.	QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table summarizes the Company’s quarterly financial results for the period from July 31, 2020 to September 30, 2020 and the quarter ended December 31, 2020:
	Period from July 31, 2020 to September 30, 2020	Quarter Ended December 31, 2020
Total revenue	$1,594,769	$3,655,339
Total expenses	1,052,319	1,327,100
Provision for current expected credit losses	—	(465,397)
Realized gains / (losses) on loans at fair value, net	—	345,000
Change in unrealized gains / (losses) on loans at fair value, net	1,563,800	(460)
Net Income / (loss)	2,106,250	2,207,382
Basic earnings per common share (in dollars per share)(1)	$0.39	$0.37
Basic weighted average shares of common stock outstanding (in shares)	5,376,411	5,908,822
(1)
The sum of per share amounts for the period from July 31, 2020 to September 30, 2020 and the quarter ended December 31, 2020 may differ from the annual per share amounts due to the required method of computing weighted-average number of common shares outstanding in the respective periods and share offerings that occurred during the year.

18.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date the financial statements were available to be issued. There were no material subsequent events, other than that described below, that required disclosure in these financial statements.
Public Company A previously defaulted on certain covenants under the applicable agreements governing their real estate loan and equipment loan with us. These defaults resulted from, among other things, the loan parties’ failure to timely pay taxes due, incurrence of mechanic’s liens and tax liens on assets, failure to notify the lenders of such failure to pay and incurrence of liens, failure to make payments due in January 2021, failure to make payment obligations owed to

AFC Gamma, Inc.
Notes to the Financial Statements(continued)
For the period from July 31, 2020 (date of commencement of operations) to December 31, 2020 third party creditors and failure to enter into specified debt restructuring transactions. Such defaults were unrelated to the COVID-19 pandemic. In January 2021, the loan parties entered into modification agreements for each of the Public Company A loans pursuant to which the Company agreed to forbear from exercising its rights and remedies regarding such defaults for certain considerations and on certain terms and conditions. Under the RE Modification Agreement, the Company and the other lenders agreed to forbear until the earlier of December 21, 2021 and the existence of any new event of default, and the terms of the real estate loan were modified to, among other things, (i) extend the maturity date from June 27, 2021 to December 21, 2021, (ii) modify the interest rate to 14.0%, with 12.0% paid monthly and 2.0% paid at maturity and (iii) add an exit fee of $1.0 million payable upon payment in full of the real estate loan on the maturity date. The RE Modification Agreement also provided for the establishment of an interest reserve for the payment of the last three months of interest on the real estate loan. Additional consideration for the RE Modification Agreement included (w) a modification fee in an amount equal to 3.0% per annum on the outstanding principal of the real estate loan from May 19, 2020 to the effective date of the RE Modification Agreement less certain fees previously paid, (x) common shares of Public Company A in an aggregate amount equal to $1.2 million, (y) the grant of certain warrants to purchase common shares of Public Company A and (z) reimbursement of certain expenses. The Company sold its portion of the rights to acquire the common shares and warrants received as considerations for the RE Modification Agreement to the administrative agent under the Public Company A real estate loan documents. Under the modification agreement relating to the Public Company A equipment loan, the Company and the other lenders agreed to forbear until the earlier of February 5, 2024 and the existence of any new event of default, and the terms of the equipment loan were modified to, among other things, (i) amend the payment schedule allowing for reduced monthly payments for three months, with the reduced amounts amortized equally over the remaining monthly payments, (ii) add an exit fee of $500,000 due at the end of the term of the agreement governing the equipment loan, (iii) release a certain guarantor, and (iv) add a new parent company guarantee. Additional consideration for the Equipment Modification Agreement included (x) a modification fee in an amount equal to 6.0% per annum on the outstanding principal of the equipment loan from May 19, 2020 through and including the effective date of the Equipment Modification Agreement less certain fees previously paid, (y) an additional fee of $500,000 payable in equal monthly installments commencing April 5, 2021 and (z) reimbursement of certain expenses. In connection with the Modification Agreements, Public Company A consummated the initial closing of $10.1 million of its non-brokered convertible debenture offering for up to $25.0 million of debenture units. The net proceeds received by Public Company A from the convertible debenture offering are intended to be used for working capital, previous debt obligations and general corporate purposes. Public Company A has since paid the January 2021 payments and there are no delinquent payment obligations owed to the Company.

AFC GAMMA, INC.
CONSOLIDATED BALANCE SHEETS
	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Loans held for investment at fair value (cost of $73,934,116 and $46,994,711 at September 30, 2021 and December 31, 2020, respectively, net)	$76,293,824	$48,558,051
Loans held for investment at carrying value	153,161,781	31,837,031
Loan receivable at carrying value	2,774,455	3,348,263
Current expected credit loss reserve	(1,145,629)	(404,860)
Loans held for investment at carrying value and loan receivable at carrying value, net of current expected credit loss reserve	154,790,607	34,780,434
Cash and cash equivalents	69,974,391	9,623,820
Interest receivable	2,434,719	927,292
Prepaid expenses and other assets	391,235	72,095
Total assets	$303,884,776	$93,961,692
Liabilities
Interest reserve	$8,254,295	$1,325,750
Due to affiliate	9,550,625	—
Dividends payable	7,070,409	—
Current expected credit loss reserve	692,266	60,537
Accrued management and incentive fees	2,542,935	222,127
Accrued direct administrative expenses	846,711	550,671
Accounts payable and other liabilities	520,591	154,895
Total liabilities	29,477,832	2,313,980
Commitments and contingencies (Note 10)
Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2021 and December 31, 2020 and 125 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Common stock, par value $0.01 per share, 25,000,000 and 15,000,000 shares authorized at September 30, 2021 and December 31, 2020, respectively, and 16,442,812 and 6,179,392 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	163,866	61,794
Additional paid-in-capital	274,148,323	91,068,197
Accumulated earnings	94,754	517,720
Total stockholders’ equity	274,406,944	91,647,712
Total liabilities and stockholders’ equity	$303,884,776	$93,961,692
(See accompanying notes to the consolidated financial statements)

AFC GAMMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
	(unaudited)		(unaudited)
Revenue
Interest income	$10,616,538	$1,594,769	$24,050,062	$1,594,769
Total revenue	10,616,538	1,594,769	24,050,062	1,594,769
Expenses
Management and incentive fees, net (less rebate of $256,989, $84,167, $677,439 and $84,167, respectively)	2,542,936	142,067	5,498,469	142,067
General and administrative expenses	858,663	204,262	2,028,046	204,262
Organizational expenses	—	616,190	—	616,190
Stock-based compensation	51,429	—	1,662,001	—
Professional fees	396,147	89,800	726,194	89,800
Total expenses	3,849,175	1,052,319	9,914,710	1,052,319
Provision for current expected credit losses	(660,612)	—	(1,372,498)	—
Realized gains / (losses) on loans at fair value, net	400,000	—	400,000	—
Change in unrealized gains / (losses) on loans at fair value, net	1,423,929	1,563,800	796,368	1,563,800
Net income before income taxes	7,930,680	2,106,250	13,959,222	2,106,250
Income tax expense	—	—	—	—
Net income	$7,930,680	$2,106,250	$13,959,222	$2,106,250

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.48	$0.39	$1.13	$0.39
Diluted earnings per common share (in dollars per share)	$0.47	$0.39	$1.10	$0.39

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,376,411
Diluted weighted average shares of common stock outstanding (in shares)	16,776,648	5,376,411	12,742,641	5,376,411
(See accompanying notes to the consolidated financial statements)

AFC GAMMA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)
Three months ended September 30, 2021
	Preferred Stock	Common Stock		Additional Paid- In Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
		Shares	Amount
Balance at June 30, 2021	$1	16,116,877	$161,169	$269,061,069	$(765,517)	$268,456,722
Issuance of common stock, net of offering cost	—	269,650	2,697	5,035,825	—	5,038,522
Stock-based compensation	—	56,285	—	51,429	—	51,429
Dividends declared on common shares ($0.43 per share)	—	—	—	—	(7,070,409)	(7,070,409)
Dividends declared on preferred shares ($60 per share)	—	—	—	—	—	—
Net income	—	—	—	—	7,930,680	7,930,680
Balance at September 30, 2021	$1	16,442,812	$163,866	$274,148,323	$94,754	$274,406,944
Period from July 31, 2020 (date of commencement of operations) to September 30, 2020
	Preferred Stock	Common Stock		Additional Paid- In Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
		Shares	Amount
Balance at July 31, 2020	$—	—	$—	$—	$—	$—
Issuance of common stock	—	5,376,411	53,764	78,695,168	—	78,748,932
Net income	—	—	—	—	2,106,250	2,106,250
Balance at September 30, 2020	$—	5,376,411	$53,764	$78,695,168	$2,106,250	$80,855,182
(See accompanying notes to the consolidated financial statements)

AFC GAMMA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)
Nine months ended September 30, 2021
	Preferred Stock	Common Stock		Additional Paid-In Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
		Shares	Amount
Balance at December 31, 2020	$1	6,179,392	$61,794	$91,068,197	$517,720	$91,647,712
Issuance of common stock, net of offering cost	—	10,263,420	102,072	181,418,125	—	181,520,197
Stock-based compensation	—	—	—	1,662,001	—	1,662,001
Dividends declared on common shares ($1.17 per share)	—	—	—	—	(14,374,688)	(14,374,688)
Dividends declared on preferred shares ($60 per share)	—	—	—	—	(7,500)	(7,500)
Net income	—	—	—	—	13,959,222	13,959,222
Balance at September 30, 2021	$1	16,442,812	$163,866	$274,148,323	$94,754	$274,406,944
Period from July 31, 2020 (date of commencement of operations) to September 30, 2020
	Preferred Stock	Common Stock		Additional Paid- In Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
		Shares	Amount
Balance at July 31, 2020	$—	—	$—	$—	$—	$—
Issuance of common stock	—	5,376,411	53,764	78,695,168	—	78,748,932
Net income	—	—	—	—	2,106,250	2,106,250
Balance at September 30, 2020	$—	5,376,411	$53,764	$78,695,168	$2,106,250	$80,855,182
(See accompanying notes to the consolidated financial statements)

AFC GAMMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
	(unaudited)
Operating activities:
Net income	$13,959,222	$2,106,250
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Provision for current expected credit losses	1,372,498	—
Realized gain on sale of loans	(400,000)	—
Change in unrealized (gains) / losses on loans at fair value, net	(796,368)	(1,563,800)
Accretion of deferred loan original issue discount and other discounts	(4,038,816)	(173,110)
Stock-based compensation	1,662,001	—
PIK interest	(2,787,847)	(79,707)
Changes in operating assets and liabilities
Interest reserve	(2,521,923)	—
Interest receivable	(1,507,427)	(783,673)
Prepaid expenses and other assets	(319,140)	(25,029)
Accrued management and incentive fees, net	2,320,808	142,067
Accrued direct administrative expenses	296,040	202,534
Accounts payable and other liabilities	366,696	118,040
Net cash provided by / (used in) operating activities	7,605,744	(56,428)

Cash flows from investing activities:
Issuance of and fundings on loans	(156,345,116)	(780,000)
Proceeds from sales of Assigned Rights	2,313,130	—
Proceeds from sales of loans	10,400,000	—
Principal repayment of loans	22,168,395	137,340
Net cash used in investing activities	(121,463,591)	(642,660)

Cash flows from financing activities:
Proceeds from sale of common stock	185,501,295	31,946,092
Payment of offering costs	(3,981,098)	—
Dividends paid	(7,311,779)	—
Net cash provided by financing activities	174,208,418	31,946,092

Change in cash, cash equivalents and restricted cash	60,350,571	31,247,004
Cash, cash equivalents and restricted cash, beginning of period	9,623,820	—
Cash, cash equivalents and restricted cash, end of period	$69,974,391	$31,247,004

Supplemental disclosure of non-cash financing and investing activity
Loans acquired for issuance of shares of common stock	$—	$46,802,840
Interest reserve withheld from funding of loans	$9,450,468	$1,400,000
OID withheld from funding of loans	$12,391,624	$320,000
Loans funded from amounts due to affiliate	$9,549,625	$—

Supplemental information:
Interest paid during the period	$—	$—
Income taxes paid during the period	$—	$—
(See accompanying notes to the consolidated financial statements)

AFC GAMMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2021
(unaudited)
1.	ORGANIZATION
AFC Gamma, Inc. (the “Company” or “AFCG”) is a commercial real estate finance company primarily engaged in originating, structuring, and underwriting senior secured loans and other types of loans. The Company was formed and commenced operations on July 31, 2020. The Company is a Maryland corporation and completed its initial public offering (the “IPO”) in March 2021. The Company is externally managed by AFC Management, LLC (“AFC Management” or the Company’s “Manager”), a Delaware limited liability company, pursuant to the terms of a management agreement (as amended, the “Management Agreement”). The Company’s wholly owned subsidiary, AFCG TRS1, LLC (“TRS”), was formed under the laws of the State of Delaware on December 31, 2020, and operates as a taxable real estate investment trust (“REIT”) subsidiary. TRS began operating in July 2021, and the financial statements of TRS have been consolidated within the Company’s consolidated financial statements beginning with the quarter ended September 30, 2021.
The Company operates as one operating segment and is primarily focused on financing senior secured loans and other types of loans for established cannabis industry operators in states where medical and/or adult use cannabis is legal. These loans are generally held for investment and are secured, directly or indirectly, by real estate, equipment, the value associated with licenses and/or other assets of borrowers depending on the applicable laws and regulations governing such borrowers.
The Company has elected to be taxed as a REIT for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2020. The Company generally will not be subject to United States federal income taxes on its REIT taxable income as long as it annually distributes all of its REIT taxable income prior to the deduction for dividends paid to stockholders and complies with various other requirements as a REIT.
2.	SIGNIFICANT ACCOUNTING POLICIES
The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and the related management’s discussion and analysis of financial condition and results of operations included in the Company’s final prospectus relating to our follow-on public offering filed with the Securities and Exchange Commission (“SEC”) in accordance with Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on June 24, 2021 (the “Final Prospectus”).
Refer to Note 2 to the Company’s financial statements in the Final Prospectus for a description of the Company’s significant accounting policies. The Company has included disclosures below regarding basis of presentation and other accounting policies that (i) are required to be disclosed quarterly, (ii) have material changes or (iii) the Company views as critical as of the date of this report.
Basis of Presentation
The accompanying unaudited interim consolidated financial statements and related notes have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principles (“GAAP”) and in conformity with the rules and regulations of the SEC applicable to interim financial information. These unaudited interim consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are considered necessary for a fair statement of the balance sheets, statements of operations, statements of stockholders’ equity, and statement of cash flows for the periods presented.
The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the year ending December 31, 2021.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates include the valuation of loans held for investment at fair value.
Over the course of the coronavirus (“COVID-19”) pandemic, medical cannabis companies have been deemed “essential” by almost all states with legalized cannabis and stay-at-home orders. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2021 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic. Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19 is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although most of these measures have been lifted or scaled back, surges of COVID-19 in certain parts of the world, including the United States, have resulted and may in the future result in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The full effect that these disruptions may have on the operations and financial performance of the Company will depend on future developments, including possible impacts on the performance of the Company’s loans, general business activity, and ability to generate revenue, which cannot be determined.
Recent Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU No. 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its financial statements.
In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU No. 2021-01 is effective immediately for all entities. An entity may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. If an entity elects to apply any of the amendments for an eligible hedging relationship, any adjustments as a result of those elections must be reflected as of the date the entity applies the election. The amendments do not apply to contract modifications made after December 31, 2022, new hedging relationships entered into after December 31, 2022, and existing hedging relationships evaluated for effectiveness in periods after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that apply certain optional expedients in which the accounting effects are recorded through the end of the hedging relationship (including periods after December 31, 2022). The Company is currently evaluating the impact, if any, of this ASU on its financial statements.
In October 2020, the FASB issued ASU No. 2020-08, Codification Improvements to Subtopic 310-20, Receivables-Nonrefundable Fees and Other Costs, which is an update to clarify that an entity should reevaluate whether a callable debt security is within the scope of 310-20-35-33 for each reporting period. ASU No. 2020-08 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. For all other entities, the amendments in ASU No. 2020-08 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application is permitted for all other entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. All entities should apply the amendments in this update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The Company adopted this new standard on January 1, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
3.	LOANS HELD FOR INVESTMENT AT FAIR VALUE
As of September 30, 2021 and December 31, 2020, the Company’s portfolio included three and four loans held at fair value, respectively. The aggregate originated commitment under these loans was approximately $75.9 million and $59.9 million, respectively, and outstanding principal was approximately $77.0 million and $50.8 million, respectively, as of September 30, 2021 and December 31, 2020. For the nine months ended September 30, 2021, the Company funded approximately $37.7 million of outstanding principal and had repayments of approximately $13.1 million. As of September 30, 2021 and December 31, 2020, 0.0% and approximately 6.0%, respectively, of the Company’s loans held at fair value have floating interest rates. As of December 31, 2020, these floating rates were subject to LIBOR floors, with a weighted average floor of 2.5%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).
The following tables summarize the Company’s loans held at fair value as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loans	$76,293,824	$73,934,116	$76,995,548	2.5
Total loans held at fair value	$76,293,824	$73,934,116	$76,995,548	2.5
	As of December 31, 2020
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loans	$48,558,051	$46,994,711	$50,831,235	3.3
Total loans held at fair value	$48,558,051	$46,994,711	$50,831,235	3.3
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs.
(2)	Refer to Note 14 to our unaudited consolidated financial statements.
(3)	Weighted average remaining life is calculated based on the fair value of the loans as of September 30, 2021 and December 31, 2020.
The following table presents changes in loans held at fair value as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Unrealized Gains/ (Losses)	Fair Value
Total loans held at fair value at December 31, 2020	$50,831,235	$(3,836,524)	$1,563,340	$48,558,051
Change in unrealized gains / (losses) on loans at fair value, net	—	—	796,368	796,368
New fundings	37,701,104	(1,130,623)	—	36,570,481
Loan repayments	(12,000,000)	—	—	(12,000,000)
Loan amortization payments	(1,093,659)	—	—	(1,093,659)
Accretion of original issue discount	—	1,905,715	—	1,905,715
PIK interest	1,556,868	—	—	1,556,868
Total loans held at fair value at September 30, 2021	$76,995,548	$(3,061,432)	$2,359,708	$76,293,824

A more detailed listing of the Company’s loans held at fair value portfolio based on information available as of September 30, 2021 is as follows:
	Collateral Location	Collateral Type(8)	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Interest Rate	Maturity Date(3)	Payment Terms(4)
Private Co. A	AZ, MI, MD, MA	C , D	$62,853,367	$60,857,429	$63,391,847	16.4%(5)	5/8/2024	P/I
Private Co. B	MI	C	10,535,737	10,171,757	10,663,701	17.0%(6)	9/1/2023	P/I
Public Co. A	NV	C	2,904,720	2,904,930	2,940,000	14.0%(7)	1/26/2023	I/O
Total loans held at fair value			$76,293,824	$73,934,116	$76,995,548
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount (“OID”) and loan origination costs.
(2)	Refer to Note 14 to our unaudited consolidated financial statements.
(3)
Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.

(4)	I/O = interest-only, P/I = principal and interest. P/I loans may include interest-only periods for a portion of the loan term.
(5)	Base interest rate of 13% and payment-in-kind (“PIK”) interest rate of 3.4%.
(6)	Base interest rate of 13% and PIK interest rate of 4%.
(7)	Base interest rate of 12% and PIK interest rate of 2%.
(8)	C = Cultivation Facilities, D = Dispensaries.
4.	LOANS HELD FOR INVESTMENT AT CARRYING VALUE
As of September 30, 2021 and December 31, 2020, the Company’s portfolio included 12 and three loans, respectively, held at carrying value. The aggregate originated commitment under these loans was approximately $217.0 million and $44.0 million, respectively, and outstanding principal was approximately $164.4 million and $33.9 million, respectively, as of September 30, 2021 and December 31, 2020. For the nine months ended September 30, 2021, the Company funded approximately $139.2 million of outstanding principal. As of September 30, 2021 and December 31, 2020, approximately 68% and 35%, respectively, of the Company’s loans held at carrying value have floating interest rates. These floating rates are subject to LIBOR floors, with a weighted average floor of 1.0%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).
The following tables summarize the Company’s loans held at carrying value as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)
Senior Term Loans	$164,361,340	$(11,199,559)	$153,161,781	4.0
Total loans held at carrying value	$164,361,340	$(11,199,559)	$153,161,781	4.0
	As of December 31, 2020
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)
Senior Term Loans	$33,907,763	$(2,070,732)	$31,837,031	4.7
Total loans held at carrying value	$33,907,763	$(2,070,732)	$31,837,031	4.7
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted original issue discount and loan origination costs.
(2)	Weighted average remaining life is calculated based on the carrying value of the loans as of September 30, 2021 and December 31, 2020.

The following table presents changes in loans held at carrying value as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Carrying Value
Total loans held at carrying value at December 31, 2020	$33,907,763	$(2,070,732)	$31,837,031
New fundings	139,222,598	(11,261,001)	127,961,597
Accretion of original issue discount	—	2,132,174	2,132,174
Realized gain on sale of loans	400,000	—	400,000
Sale of loans	(10,400,000)	—	(10,400,000)
PIK interest	1,230,979	—	1,230,979
Total loans held at carrying value at September 30, 2021	$164,361,340	$(11,199,559)	$153,161,781
A more detailed listing of the Company’s loans held at carrying value portfolio based on information available as of September 30, 2021 is as follows:
	Collateral Location	Collateral Type(4)	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Interest Rate	Maturity Date(2)	Payment Terms(3)
Private Co. C	PA	C , D	$19,333,872	$(721,311)	$18,612,561	17.0%(5)	12/1/2025	P/I
Sub. of Public Co. D	PA	C	10,000,000	(149,235)	9,850,765	12.9%(6)	12/18/2024	I/O
Private Co. D	OH, AR	D	12,169,041	(877,891)	11,291,150	15.0%(7)	1/1/2026	P/I
Private Co. E	OH	C , D	14,220,552	(2,782,310)	11,438,242	17.0%(8)	4/1/2026	P/I
Private Co. F	MO	C , D	9,799,658	(1,816,803)	7,982,855	17.0%(9)	5/1/2026	P/I
Public Co. E	MI	C	5,000,000	(307,143)	4,692,857	13.0%(10)	4/29/2025	P/I
Sub. of Private Co. G	NJ	C , D	42,945,657	(2,498,443)	40,447,214	14.3%(11)	5/1/2026	P/I
Public Co. F	IL, FL, NV, OH, MA, MI, MD,AR, NV, AZ	C , D	10,000,000	(160,000)	9,840,000	9.8%(12)	5/30/2023	I/O
Sub. of Private Co. H	IL	C	5,781,250	(126,790)	5,654,460	15.0%(13)	5/11/2023	I/O
Private Co. K	MA	C , D	7,000,000	(763,667)	6,236,333	13.0%(14)	08/03/2026	P/I
Private Co. I	MD	C , D	10,109,310	(225,184)	9,884,126	15.5%(15)	8/1/2026	P/I
Private Co. J	MO	C	18,002,000	(770,782)	17,231,218	15.0%(16)	09/01/2025	P/I
Total loans held at carrying value			$164,361,340	$(11,199,559)	$153,161,781
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs.
(2)
Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.

(3)	I/O = interest-only, P/I = principal and interest. P/I loans may include interest-only periods for a portion of the loan term.
(4)	C = Cultivation Facilities, D = Dispensaries.
(5)	Base interest rate of 12.0% plus LIBOR (LIBOR floor of 1.0%) and PIK interest rate of 4.0%.
(6)	Base interest rate of 12.9%.
(7)	Base interest rate of 13.0% and PIK interest rate of 2.0%.
(8)	Base interest rate of 12.0% plus LIBOR (LIBOR floor of 1.0%) and PIK interest rate of 4.0%.
(9)	Base interest rate of 13.0% and PIK interest rate of 4.0%.
(10)	Base interest rate of 13.0%.
(11)	Base interest rate of 11.5% plus LIBOR (LIBOR floor of 1.0%) and PIK interest rate of 1.8%.
(12)	Base interest rate of 9.8%.
(13)	Base interest rate of 15.0%.
(14)	Base interest rate of 12.0% plus LIBOR (LIBOR floor of 1.0%)
(15)	Base interest rate of 12.0% plus LIBOR (LIBOR floor of 1.0%) and PIK interest rate of 2.5%.
(16)	Base interest rate of 12.0% plus LIBOR (LIBOR floor of 1.0%) and PIK interest rate of 2.0%.

5.	LOAN RECEIVABLE AT CARRYING VALUE
As of September 30, 2021 and December 31, 2020, the Company’s portfolio included one loan receivable at carrying value. The originated commitment under this loan was approximately $4.0 million and outstanding principal was approximately $2.8 million and $3.4 million as of September 30, 2021 and December 31, 2020, respectively. During the nine months ended September 30, 2021, the Company received repayments of approximately $0.6 million of outstanding principal.
The following table presents changes in loans receivable as of and for the nine months ended September 30, 2021:
	Principal	Original Issue Discount	Carrying Value
Total loans receivable at carrying value at December 31, 2020	$3,352,176	$(3,913)	$3,348,263
Principal repayment of loans	(574,735)	—	(574,735)
Accretion of original issue discount	—	927	927
Total loans receivable at carrying value at September 30, 2021	$2,777,441	$(2,986)	$2,774,455
6.	CURRENT EXPECTED CREDIT LOSSES
The Company estimates its current expected credit losses (“CECL”) on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates (the “CECL Reserve”) using a model that considers multiple datapoints and methodologies that may include the likelihood of default and expected loss given default for each individual loan, discounted cash flows (“DCF”), and other inputs which may include the risk rating of the loan, how recently the loan was originated compared to the measurement date, and expected prepayment if applicable. Calculation of the CECL Reserve requires loan specific data, which includes fixed charge coverage ratio, loan-to-value, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including (i) the appropriate historical loan loss reference data, (ii) the expected timing of loan repayments, (iii) calibration of the likelihood of default to reflect the risk characteristics of the Company’s loan portfolio and (iv) the Company’s current and future view of the macroeconomic environment. The Company may consider loan-specific qualitative factors on certain loans to estimate its CECL Reserve, which may include (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral. For loans where we have deemed the borrower/sponsor to be experiencing financial difficulty, we may elect to apply a practical expedient in which the fair value of the underlying collateral is compared to the amortized cost of the loan in determining a specific CECL allowance. In order to estimate the future expected loan losses relevant to the Company’s portfolio, the Company may consider historical market loan loss data provided by a third-party data service. The third party’s loan database includes historical loss data for commercial mortgage-backed securities, or CMBS which the Company believes is a reasonably comparable and available data set to its type of loans. The Company utilized macroeconomic data that reflects a current recession; however, the short and long-term economic implications of the COVID-19 pandemic and its financial impact on the Company are highly uncertain. The CECL Reserve takes into consideration the macroeconomic impact of the COVID-19 pandemic on commercial real estate properties and is not specific to any loan losses or impairments on the Company’s loans held for investment.
As of September 30, 2021 and December 31, 2020, the Company’s CECL Reserve for its loans held at carrying value and loans receivable at carrying value is $1,837,895 and $465,397, respectively, or 118 and 132 basis points, respectively, of the Company’s total loans held at carrying value and loans receivable at carrying value of $155,936,236 and $35,185,294, respectively, and is bifurcated between the current expected credit loss reserve (contra-asset) related to outstanding balances on loans held at carrying value and loans receivable at carrying value of $1,145,629 and $404,860, respectively, and a liability for unfunded commitments of $692,266 and $60,537, respectively. The liability was based on the unfunded portion of the loan commitment over the full contractual period over which the Company is exposed to credit risk through a current obligation to extend credit. Management considered the likelihood that funding will occur, and if funded, the expected credit loss on the funded portion.

Activity related to the CECL Reserve for outstanding balances and unfunded commitments on the Company’s loans held at carrying value and loans receivable at carrying value as of and for the three and nine months ended September 30, 2021 was as follows:
	Outstanding(1)	Unfunded(2)	Total
Balance at June 30, 2021	$701,143	$476,140	$1,177,283
Provision for current expected credit losses	444,486	216,126	660,612
Write-offs	—	—	—
Recoveries	—	—	—
Balance at September 30, 2021	$1,145,629	$692,266	$1,837,895
	Outstanding(1)	Unfunded(2)	Total
Balance at December 31, 2020	$404,860	$60,537	$465,397
Provision for current expected credit losses	740,769	631,729	1,372,498
Write-offs	—	—	—
Recoveries	—	—	—
Balance at September 30, 2021	$1,145,629	$692,266	$1,837,895
(1)
As of September 30, 2021 and December 31, 2020, the CECL Reserve related to outstanding balances on loans at carrying value and loans receivable at carrying value is recorded within current expected credit loss reserve in the Company’s consolidated balance sheets.

(2)
As of September 30, 2021 and December 31, 2020, the CECL Reserve related to unfunded commitments on loans held at carrying value is recorded within other liabilities in the Company’s consolidated balance sheets.

The Company continuously evaluates the credit quality of each loan by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, projected cash flow, loan structure and exit plan, loan-to-value ratio, fixed charge coverage ratio, project sponsorship, and other factors deemed necessary. Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:
Rating	Definition
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/ Potential for Loss
5	Impaired/Loss Likely
The risk ratings are primarily based on historical data as well as taking into account future economic conditions.
As of September 30, 2021, the carrying value, excluding the CECL Reserve, of the Company’s loans held at carrying value and loans receivable at carrying value within each risk rating by year of origination is as follows:
Risk Rating:	2021	2020	Total
1	$—	$—	$—
2	14,532,857	—	14,532,857
3	88,990,322	42,528,931	131,519,253
4	9,884,126	—	9,884,126
5	—	—	—
Total	$113,407,305	$42,528,931	$155,936,236

7.	INTEREST RECEIVABLE
The following table summarizes the interest receivable by the Company as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021	As of December 31, 2020
Interest receivable	$1,838,494	$675,795
PIK receivable	522,933	177,183
Unused fees receivable	73,292	74,314
Total interest receivable	$2,434,719	$927,292
8.	INTEREST RESERVE
At September 30, 2021 and December 31, 2020, the Company had eight and one loans, respectively, that included a loan funded interest reserve. For the three and nine months ended September 30, 2021, approximately $1.8 million and $2.5 million, respectively, of interest income was earned and disbursed from the interest reserve.
The following table presents changes in interest reserve as of and for the three and nine months ended September 30, 2021 and for the period from July 31, 2020 to September 30, 2020:
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
Beginning reserves	$5,547,863	$—	$1,325,750	$—
New reserves	4,525,468	1,400,000	9,450,468	1,400,000
Reserves disbursed	(1,819,036)	—	(2,521,923)	—
Ending reserves	$8,254,295	$1,400,000	$8,254,295	$1,400,000
9.	DEBT
Revolving Credit Facility
In July 2020, the Company obtained a secured revolving credit loan (the “Revolving Credit Facility”) from AFC Finance, LLC, an affiliate of the Company’s management. The Revolving Credit Facility had a loan commitment of $40,000,000 and had an interest rate of 8% per annum, payable in cash in arrears. The Company did not incur any fees or cost related to the origination of the Revolving Credit Facility and the Revolving Credit Facility did not have any unused fees. The maturity date of the Revolving Credit Facility was the earlier of (i) July 31, 2021 and (ii) the date of the closing of any credit facility where the proceeds are incurred to refund, refinance or replace the Revolving Credit Agreement (as defined below) with an aggregate principal amount equal to or greater than $50.0 million (any such financing, a “Refinancing Credit Facility”) in accordance with terms of the credit agreement governing the Revolving Credit Facility (the “Revolving Credit Agreement”). The Revolving Credit Facility was secured by the assets of the Company.
On May 7, 2021, the Company amended the Revolving Credit Agreement with AFC Finance, LLC (the “First Amendment”). The First Amendment increased the loan commitment from $40,000,000 to $50,000,000, decreased the interest rate from 8% per annum to 6% per annum, removed Gamma Lending Holdco LLC as a lender and extended the maturity date from July 31, 2021 to the earlier of (i) December 31, 2021 or (ii) the date of the closing of any Refinancing Credit Facility.
On November 3, 2021, the Company entered into the Second Amendment to the Revolving Credit Agreement with AFC Finance, LLC (the “Second Amendment”). Under the Second Amendment, payments to AFC Finance, LLC for interest, commitment fees and unused fees (net applicable taxes) are required to be paid directly or indirectly through AFC Finance, LLC to charitable organizations designated by AFC Finance, LLC. The Second Amendment (i) increased the loan commitment from $50,000,000 to $75,000,000; (ii) decreased the interest rate from 6% per annum to 4.75% per annum; (iii) introduced a one-time commitment fee of 0.25%, to be paid in three equal quarterly installments, and an unused line fee of 0.25% per annum, to be paid quarterly in arrears; (iv) provided an optional buyout provision for the holders of the Company’s 2027 Senior Notes (as defined above) upon an event of default under the Revolving Credit Agreement; (v) extended the fixed element of the maturity date from December 31, 2021 to September 30, 2022 and (vi) provided that a Refinancing Credit Facility (as defined below) may be any credit facility where the proceeds are incurred to refund, refinance or replace the Revolving Credit Agreement. Pursuant to the Second Amendment, the Company incurred a one-time commitment fee expense of $187,500 in November 2021, payable in three quarterly installments beginning in the first quarter of 2022, which will be amortized over the life of the loan. For the three and nine months ended September 30, 2021 and through November 3, 2021, the Company has not drawn on the Revolving Credit Facility or incurred any interest expense related to the Revolving Credit Facility.
2027 Senior Notes
On November 3, 2021, the Company issued $100 million in aggregate principal amount of senior unsecured notes due in 2027 (the “2027 Senior Notes”). The 2027 Senior Notes accrue interest at a rate of 5.75% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the Offering were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by the Company. The Company intends to use the proceeds from the issuance of the 2027 Senior Notes (i) to fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes. The terms of the 2027 Senior Notes are governed by an indenture, dated November 3, 2021, among us, as issuer, and TMI Trust Company, as trustee (the “Indenture”). Under the Indenture governing the 2027 Senior Notes, we are required to cause all of our existing and future subsidiaries to guarantee the 2027 Senior Notes, other than certain immaterial subsidiaries as set forth in the Indenture. The 2027 Senior Notes are currently not guaranteed by any of our subsidiaries.
The Indenture governing the 2027 Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications, including restrictions on the Company’s ability to (1) incur additional indebtedness unless the Annual Debt Service Charge (as defined in the Indenture) is no less than 1.5 to 1.0, (2) incur or maintain total debt in an aggregate principal amount greater than 60% of the Company’s consolidated Total Assets (as defined in the Indenture), (3) incur or maintain secured debt in an aggregate principal amount greater than 25% of the Company’s consolidated Total Assets (as defined in the Indenture); and (4) merge, consolidate or sell substantially all of the Company’s assets. On or after February 1, 2027, the Company may redeem the 2027 Senior Notes in whole or in part at a price equal to 100% of the principal amount of the notes being redeemed, plus a make-whole premium and accrued and unpaid interest thereon to, but excluding, the applicable redemption date.
10.	COMMITMENTS AND CONTINGENCIES
As of September 30, 2021 and December 31, 2020, the Company had the following commitments to fund various senior term loans, equipment loans and bridge loans:
	As of September 30, 2021	As of December 31, 2020
Total original loan commitments	$296,946,250	$107,292,176
Less: drawn commitments	(243,038,584)	(87,467,057)
Total undrawn commitments	$53,907,666	$19,825,119
The Company from time to time may be a party to litigation in the normal course of business. As of September 30, 2021, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.

The Company provides loans to established companies operating in the cannabis industry which involves significant risks, including the risk of strict enforcement against the Company’s borrowers of the federal illegality of cannabis, the Company’s borrowers’ inability to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, and such loans lack of liquidity, and the Company could lose all or part of any of the Company’s loans.
The Company’s ability to grow or maintain our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to the Company’s borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede the Company’s ability to grow and could materially adversely affect the Company’s business.
Management’s plan to mitigate risks include monitoring the legal landscape as deemed appropriate. Also, should a loan default or otherwise be seized, the Company may be prohibited from owning cannabis assets and thus could not take possession of collateral, in which case the Company would look to sell the loan, which could result in the Company realizing a loss on the transaction.
11.	STOCKHOLDERS’ EQUITY
Series A Preferred Stock
As of September 30, 2021 and December 31, 2020, the Company has authorized 10,000 preferred shares and issued 125 of the preferred shares designated as 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).
The Series A Preferred Stock entitles the holders thereof to receive cumulative cash dividends at a rate per annum of 12.0% of the liquidation preference of $1,000 per share plus all accumulated and unpaid dividends thereon. The Company generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of the Company’s stock ranking junior to the Series A Preferred Stock as to dividends, including the Company’s common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally have no voting rights except in limited circumstances, including certain amendments to the Company’s charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock is not convertible into shares of any other class or series of our stock. The Series A Preferred Stock is senior to all other classes and series of shares of the Company’s stock as to dividend and redemption rights and rights upon the Company’s liquidation, dissolution and winding up.
Upon written notice to each record holder of the Series A Preferred Stock as to the effective date of redemption, the Company may redeem the shares of the outstanding Series A Preferred Stock at the Company’s option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium of $50 per share if the shares are redeemed on or before December 31, 2021. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate.
Common Stock
The Board of Directors of the Company (the “Board”) approved a seven-for-one stock split of the Company’s common stock effective on January 25, 2021. All common shares, stock options, and per share information presented in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis for all periods presented, including reclassifying an amount equal to the increase in par value of common stock from additional paid-in capital. There was no change in the par value of the Company’s common stock. Upon consummation of the Company’s IPO, any stockholder that held fractional shares received cash in lieu of such fractional shares based on the public offering price of the shares of the Company’s common stock at IPO. This resulted in the reduction of 15 shares issued and outstanding.

On March 23, 2021, the Company completed its IPO of 6,250,000 shares of its common stock at a price of $19.00 per share, raising $118,750,000 in gross proceeds. The underwriters also exercised their over-allotment option to purchase up to an additional 937,500 shares of the Company’s common stock at a price of $19.00 per share, which was completed on March 26, 2021, raising $17,812,500 in additional gross proceeds. The underwriting commissions of $8,312,500 and $1,246,875, respectively, are reflected as a reduction of additional paid-in capital on the consolidated statements of stockholders’ equity. The Company incurred approximately $3,093,836 of expenses in connection with the IPO, which is reflected as a reduction in additional paid-in capital. The net proceeds to the Company totaled approximately $123,909,289.
On June 28, 2021, the Company completed an offering of 2,750,000 shares of its common stock at a price of $20.50 per share, raising $56,375,000 in gross proceeds. The underwriting commissions of $3,100,625 are reflected as a reduction of additional paid-in capital on the consolidated statements of stockholders’ equity. The Company incurred approximately $701,989 of expenses in connection with the offering, which is reflected as a reduction in additional paid-in capital. The net proceeds to the Company totaled approximately $52,572,386.
On July 6, 2021, the underwriters partially exercised their over-allotment option to purchase 269,650 shares of the Company’s common stock at a price of $20.50 per share raising $5,527,825 in additional gross proceeds or $5,223,795 in net proceeds after underwriting commissions of $304,030, which is reflected as a reduction of additional paid-in capital on the consolidated statements of stockholders’ equity.
Equity Incentive Plan
The Company has established an equity incentive compensation plan (the “Plan”). The Company’s Board authorized the adoption of the Plan (as amended, the “2020 Plan”) and approved stock option grants of 1,632,632 shares of common stock and 56,285 shares of restricted stock as of September 30, 2021. The Board or one or more committees appointed by the Board administers the 2020 Plan. The 2020 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in the Company’s common stock or units of common stock. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. The Company has, and currently intends to continue to grant stock options to participants in the 2020 Plan, but it may also grant any other type of award available under the 2020 Plan in the future. Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, employees of the Manager and certain directors and consultants and other service providers to the Company or any of its subsidiaries.
As of September 30, 2021, the maximum number of shares of the Company common stock that may be delivered pursuant to awards under the 2020 Plan (the “Share Limit”) equals 2,401,965 shares, which is an increase of 26,965 shares compared to June 30, 2021 under the evergreen provision in the 2020 Plan in connection with the issuance of an additional 269,650 shares of common stock to the underwriters in connection with their partial exercise of an over-allotment option in July 2021. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
The exercise price of any options granted under the 2020 Plan will be at net asset value or greater; provided, however, the exercise price will be at least equal to the market price of the underlying shares on the grant date. The options granted under the 2020 Plan have an ordinary term of up to 10 years. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

The following table summarizes the (i) non-vested options granted, (ii) vested options granted and (iii) forfeited options granted for the Company’s directors and officers and employees of the Manager as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021	As of December 31, 2020
Non-vested	183,114	142,814
Vested	1,449,518	800,618
Forfeited	(28,396)	(16,534)
Balance	1,604,236	926,898
The following table summarizes the (i) non-vested restricted stock granted, (ii) vested restricted stock granted and (iii) forfeited restricted stock granted for the Company’s directors and officers and employees of the Manager as of September 30, 2021 and December 31, 2020:
	As of September 30, 2021	As of December 31, 2020
Non-vested	56,285	—
Vested	—	—
Forfeited	—	—
Balance	56,285	—
The Company uses the Black-Scholes option pricing model to value stock options in determining the share-based compensation expense. Forfeitures are recognized as they occur. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected dividend yield was based on the Company’s expected dividend yield at grant date. Expected volatility is based on the estimated average volatility of similar companies due to the lack of historical volatilities of the Company’s common stock. Restricted stock grant expense is based on the Company’s stock price at the time of the grant and amortized over the vesting period. The share-based compensation expense for the Company was approximately $51,429 and $1,662,001 for the three and nine months ended September 30, 2021, respectively, and no expense was booked during the period from July 31, 2020 to September 30, 2020.
The following table presents the assumptions used in the option pricing model of options granted under the 2020 Plan:
Assumptions	Range
Expected volatility	40% - 50%
Expected dividend yield	10% - 20%
Risk-free interest rate	0.5% - 1.5%
Expected forfeiture rate	0%
The following tables summarize stock option activity during the three and nine months ended September 30, 2021 and for the period from July 31, 2020 to September 30, 2020:
	Three months ended September 30, 2021	Weighted-Average Grant Date Fair Value Per Option
Balance as of June 30, 2021	1,613,098	$1.08
Granted	—	—
Exercised	—	—
Forfeited	(8,862)	0.90
Balance as of September 30, 2021	1,604,236	$1.08

	Period from July 31, 2020 to September 30, 2020	Weighted-Average Grant Date Fair Value Per Option
Balance as of July 31, 2020	—	$—
Granted	806,456	0.90
Exercised	—	—
Forfeited	—	—
Balance as of September 30, 2020	806,456	$0.90
	Nine months ended September 30, 2021	Weighted-Average Grant Date Fair Value Per Option
Balance as of December 31, 2020	926,898	$0.91
Granted	689,200	1.31
Exercised	—	—
Forfeited	(11,862)	1.01
Balance as of September 30, 2021	1,604,236	$1.08
12.	EARNINGS PER SHARE
The following information sets forth the computations of basic weighted average earnings per common share for the three and nine months ended September 30, 2021 and for the period from July 31, 2020 to September 30, 2020:
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
Net income attributable to common stockholders	$7,930,680	$2,106,250	$13,959,222	$2,106,250
Divided by:
Basic weighted average shares of common stock outstanding	16,402,984	5,376,411	12,368,977	5,376,411
Diluted weighted average shares of common stock outstanding	16,776,648	5,376,411	12,742,641	5,376,411
Basic weighted average earnings per common share	$0.48	$0.39	$1.13	$0.39
Diluted weighted average earnings per common share	$0.47	$0.39	$1.10	$0.39
13.	INCOME TAX
The income tax provision for the Company was $0 for the nine months ended September 30, 2021.
For the three and nine months ended September 30, 2021, the Company incurred no expense for United States federal excise tax. Excise tax represents a 4% tax on the sum of a portion of the Company’s ordinary income and net capital gains not distributed during the period. If it is determined that an excise tax liability exists for the current period, the Company will accrue excise tax on estimated excess taxable income as such taxable income is earned. The expense is calculated in accordance with applicable tax regulations.

The Company does not have any unrecognized tax benefits and the Company does not expect that to change in the next 12 months.
14.	FAIR VALUE
The Company’s loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers where the Company does not own a controlling equity position. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, the Company considers the current contractual interest rate, the maturity and other terms of the loan relative to risk of the company and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the borrower. As loans held by the Company are substantially illiquid with no active loan market, the Company depends on primary market data, including newly funded loans, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
The following tables summarize the significant unobservable inputs the Company used to value the loans categorized within Level 3 as of September 30, 2021 and December 31, 2020. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair values.
	As of September 30, 2021
	Fair Value	Primary Valuation Techniques	Unobservable Input
			Input	Estimated Range	Weighted Average
Senior Term Loans	$76,293,824	Yield analysis	Market Yield	17.62% - 20.68%	17.82%
Total Investments	$76,293,824
	As of December 31, 2020
	Fair Value	Primary Valuation Techniques	Unobservable Input
			Input	Estimated Range	Weighted Average
Senior Term Loans	$48,558,051	Yield analysis	Market Yield	15.79% - 20.75%	20.20%
Total Investments	$48,558,051
Changes in market yields may change the fair value of certain of the Company’s loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of the Company’s loans.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of the Company’s loans may fluctuate from period to period. Additionally, the fair value of the Company’s loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that the Company may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a loan in a forced or liquidation sale, it could realize significantly less than the value at which the Company has recorded it.
In addition, changes in the market environment and other events that may occur over the life of the loans may cause the gains or losses ultimately realized on these loans to be different than the unrealized gains or losses reflected in the valuations currently assigned.

The following tables present fair value measurements of loans held at fair value as of September 30, 2021 and December 31, 2020:
	Fair Value Measurement Using as of September 30, 2021
	Total	Level 1	Level 2	Level 3
Loans held at fair value	$76,293,824	$—	$—	$76,293,824
Total	$76,293,824	$—	$—	$76,293,824
	Fair Value Measurement Using as of December 31, 2020
	Total	Level 1	Level 2	Level 3
Loans held at fair value	$48,558,051	$—	$—	$48,558,051
Total	$48,558,051	$—	$—	$48,558,051
The following table presents changes in loans that use Level 3 inputs as of and for the nine months ended September 30, 2021:
For the nine months ended September 30, 2021
Total loans using Level 3 inputs at December 31, 2020	$48,558,051
Change in unrealized gains / (losses) on loans at fair value, net	796,368
Additional funding	37,701,104
Original issue discount and other discounts, net of costs	(1,130,623)
Loan repayments	(12,000,000)
Loan amortization payments	(1,093,659)
Accretion of original issue discount	1,905,715
PIK interest	1,556,868
Total loans using Level 3 inputs at September 30, 2021	$76,293,824
Fair Value of Financial Instruments
GAAP requires disclosure of fair value information about financial instruments, whether or not recognized at fair value in the balance sheet, for which it is practicable to estimate that value.
The following table details the book value and fair value of the Company’s financial instruments not recognized at fair value in the balance sheet:
	As of September 30, 2021
	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$69,974,391	$69,974,391
Loans held for investment at carrying value	$153,161,781	$158,771,796
Loan receivable at carrying value	$2,774,455	$2,695,507
Estimates of fair value for cash and cash equivalents are measured using observable, quoted market prices, or Level 1 inputs. All other fair value significant estimates are measured using unobservable inputs, or Level 3 inputs.

15.	RELATED PARTY TRANSACTIONS
Management Agreement
Pursuant to the Management Agreement, the Manager manages the loans and day-to-day operations of the Company, subject at all times to the further terms and conditions set forth in the Management Agreement and such further limitations or parameters as may be imposed from time to time by the Company’s Board.
The Manager will receive base management fees (the “Base Management Fee”) that are calculated and payable quarterly in arrears, in an amount equal to 0.375% of the Company’s Equity (as defined below), subject to certain adjustments, less 50% of the aggregate amount of any other fees (“Outside Fees”), including any agency fees relating to our loans, but excluding the Incentive Compensation (as defined below) and any diligence fees paid to and earned by the Manager and paid by third parties in connection with the Manager’s due diligence of potential loans.
Prior to the IPO, the quarterly base management fee was equal to 0.4375% of the Company’s Equity, subject to certain adjustments, less 100% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by the Manager and paid by third parties in connection with the Manager’s due diligence of potential loans.
In addition to the Base Management Fee, the Manager is entitled to receive incentive compensation (the “Incentive Compensation” or “Incentive Fees”) under the Management Agreement. Under the Management Agreement, the Company will pay Incentive Fees to the Manager based upon the Company’s achievement of targeted levels of Core Earnings. “Core Earnings” is defined in the Management Agreement as, for a given period means the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Company’s independent directors and approved by a majority of the independent directors. The Incentive Compensation for the three and nine months ended September 30, 2021 was approximately $1,769,207 and $3,873,984, respectively. For the period from July 31, 2020 to September 30, 2020, the Manager agreed to waive the incentive compensation.
The Company shall pay all of its costs and expenses and shall reimburse the Manager or its affiliates for expenses of the Manager and its affiliates paid or incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to the Management Agreement.
The following table summarizes the related party costs incurred by the Company for the three and nine months ended September 30, 2021 and for the period from July 31, 2020 to September 30, 2020:
	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
Affiliate Costs
Management fees	$1,030,718	$226,234	$2,301,924	$226,234
Less Outside Fees earned	(256,989)	(84,167)	(677,439)	(84,167)
Incentive fees earned	1,769,207	—	3,873,984	—
General and administrative expenses reimbursable to Manager	625,711	165,434	1,415,217	165,434
Total	$3,168,647	$307,501	$6,913,686	$307,501
Amounts payable to the Company’s Manager as of September 30, 2021 and December 31, 2020 were $3,389,646 and $728,298, respectively.

Due to Affiliate
Amounts due to an affiliate of the Company as of September 30, 2021 and December 31, 2020 were $9,550,625 and $0, respectively. The amount due to the affiliate, AFC Management, is related to the funding of the loan to Subsidiary of Private Co. G and was subsequently paid to AFC Management on October 1, 2021.
Investments in Loans
From time to time, the Company may co-invest with other investment vehicles managed by the Company’s Manager or its affiliates, including the Manager, and their portfolio companies, including by means of splitting loans, participating in loans or other means of syndicating loans. The Company is not obligated to provide, nor has it provided, any financial support to the other managed investment vehicles. As such, the Company’s risk is limited to the carrying value of its investment in any such loan. As of September 30, 2021, there were three co-invested loans held by the Company and an affiliate of the Company.
In connection with investments in loans, the Company may receive the option to assign the right (the “Assigned Right”) to acquire warrants and/or equity of the borrower. The Company may sell the Assigned Right, and the sale may be to an affiliate of the Company. During the three months ended September 30, 2021, the Company neither received nor sold any Assigned Right. For the nine months ended September 30, 2021, the Company sold approximately $2.3 million of Assigned Rights to an affiliate which are accounted for as additional original issue discount and accreted over the life of the loans. For the period from July 31, 2020 to September 30, 2020, the Company did not have any Assigned Rights which were assigned or sold.
Secured Revolving Credit Facility From Affiliate
The Company has the Revolving Credit Facility from AFC Finance, LLC, an affiliate of the Company. Refer to Note 9 to our unaudited consolidated financial statements for more information.
16.	DIVIDENDS AND DISTRIBUTIONS
The following table summarizes the Company’s dividends declared during the nine months ended September 30, 2021:
	Record Date	Payment Date	Common Share Distribution Amount	Taxable Ordinary Income	Return of Capital	Section 199A Dividends
Regular cash dividend	3/15/2021	3/31/2021	$0.36	$0.36	$—	$0.36
Regular cash dividend	6/15/2021	6/30/2021	$0.38	$0.38	$—	$0.38
Regular cash dividend	9/30/2021	10/15/2021	$0.43	$0.43	$—	$0.43
Total cash dividend			$1.17	$1.17	$—	$1.17
17.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date the financial statements were available to be issued. There were no material subsequent events, other than those described below, that required disclosure in these financial statements.
Subsequent to the end of the third quarter, the Company closed one loan, had new commitments of $50.0 million, and funded approximately $52.3 million of principal amount.
In October 2021, the Company sold its investment in the loan to Public Company E to a third party in a private transaction. The Company received approximately $5.1 million in net proceeds from the sale.
In October 2021, the Company entered into an additional commitment for a $50 million senior term loan with Public Company F, as part of a $120 million third tranche under Public Company F’s senior secured credit facility and funded $50.0 million of principal less OID of $1.2 million for net funding of $48.8 million at closing. Following the expansion, the Company’s total loan commitments to Public Company F increased to an aggregate principal amount of $60 million, including $10 million of the second tranche funded in May 2021.

On November 3, 2021, the Company issued the 2027 Senior Notes. The 2027 Senior Notes accrue interest at a rate of 5.75% per annum. Interest on the 2027 Senior Notes is due semi-annually on May 1 and November 1 of each year, beginning on May 1, 2022. The net proceeds from the Offering were approximately $97 million, after deducting the initial purchasers’ discounts and commissions and estimated offering fees and expenses payable by the Company. The Company intends to use the net proceeds from the issuance of the 2027 Senior Notes to (i) fund loans related to unfunded commitments to existing borrowers, (ii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iii) for working capital and other general corporate purposes. The terms of the 2027 Senior Notes are governed by the Indenture. Under the Indenture governing the 2027 Senior Notes, we are required to cause all of our existing and future subsidiaries to guarantee the 2027 Senior Notes, other than certain immaterial subsidiaries as set forth in the Indenture. The 2027 Senior Notes are currently not guaranteed by any of our subsidiaries.
The Indenture governing the 2027 Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications, including restrictions on the Company’s ability to (1) incur additional indebtedness unless the Annual Debt Service Charge (as defined in the Indenture) is no less than 1.5 to 1.0, (2) incur or maintain total debt in an aggregate principal amount greater than 60% of the Company’s consolidated Total Assets (as defined in the Indenture), (3) incur or maintain secured debt in an aggregate principal amount greater than 25% of the Company’s consolidated Total Assets (as defined in the Indenture); and (4) merge, consolidate or sell substantially all of the Company’s assets. On or after February 1, the Company may redeem the 2027 Senior Notes in whole or in part at a price equal to 100% of the principal amount of the notes being redeemed, plus a make-whole premium and accrued and unpaid interest thereon to, but excluding, the applicable redemption date.
On November 3, 2021, the Company entered into the Second Amendment to the Revolving Credit Agreement with AFC Finance, LLC. Under the Second Amendment, the terms of the Revolving Credit Facility were amended to, among other things: (i) decrease the interest rate to 4.75% per annum; (ii) extend the maturity date to the earlier of September 30, 2022 and the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace such Revolving Credit Agreement; (iii) add an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitments; (iv) add a one-time commitment fee of 0.25% of the total revolving loan commitments, payable in three quarterly installments, beginning in the first quarter of 2022; (v) increase the aggregate revolving credit commitments to $75.0 million; (vi) provided an optional buyout provision for the holders of the Company’s 2027 Senior Notes upon certain events of default under the Revolving Credit Agreement; and (vii) require all payments of interest, the commitment fee and unused fee to be paid, directly or indirectly, to a charitable organization to be designated by AFC Finance, LLC in its sole discretion, net of any taxes. See Note 9 to the Company’s consolidated financial statements for the quarter ended September 30, 2021 for more information.

Appendix A
FINANCIAL STATEMENTS OF PRIVATE COMPANY A
The historical financial statements listed below present the results of operations of Private Company A for the fiscal years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021. We have obtained this financial data from Private Company A. We believe this data is reliable, but we have not independently verified the accuracy of this information.

Audited Consolidated Financial Statements of Private Company A
and Independent Auditor’s Report

For the fiscal years ended December 31, 2020 and 2019
Unaudited Condensed Consolidated Interim Statement of Operations of Private Company A

For nine months ended September 30, 2021
Index
Page
Unaudited Condensed Consolidated Interim Statement of Operations for nine months ended September 30, 2021	A-54
Unaudited Notes to Condensed Consolidated Interim Statement of Operations	A-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and
Directors of
Devi Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Devi Holdings, Inc. and its subsidiaries (together, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
We draw attention to Note 2 in the financial statements, which indicates that the Company incurred a net loss of $14,600 for the year ended December 31, 2020 and has incurred cumulative losses from inception in the amount of $68,140 at December 31, 2020. These conditions, along with other matters as set forth in Note 2, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.
We have served as the Company’s auditor since 2021.
/s/ DAVIDSON & COMPANY LLP
Vancouver, Canada	Chartered Professional Accountants
November 10, 2021

DEVI HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts expressed in thousands of United States dollars, except share data)
	As at December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,255	$3,141
Accounts receivable, net	1,214	1,454
Prepaid expenses	1,997	6,713
Inventory, net	9,264	4,583
Assets held for sale, current	1,196	—
Other current assets	75	40
Total current assets	18,001	15,931
Property, plant and equipment, net	56,257	35,310
Notes receivable, long-term	1,365	976
Operating lease right-of-use asset, net	3,223	2,928
Finance lease right-of-use asset, net	3,362	3,852
Goodwill	27,513	25,170
Intangible assets	16,642	9,642
Equity method investments	4,729	1,069
Assets held for sale	—	1,087
Total assets	$131,092	$95,965
LIABILITIES, NON-CONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,489	$2,595
Accrued expenses and other liabilities	4,425	3,090
Income tax payable	18,162	7,239
Operating lease liability, current portion	632	252
Finance lease liability, current portion	32	467
Notes payable, current portion	—	7,731
Related party notes payable, current portion	—	12,059
Related party paid-in-kind (“PIK”) loan, current portion	1,091	—
Total liabilities associated with assets held for sale, current	640	—
Total current liabilites	29,471	33,433
Put right liability	1,171	—
Warrant liability, long-term	11,494	—
Notes payable, net of current portion	—	1,037
Related party paid-in-kind (“PIK”) loan, net of current portion	26,301	—
Operating lease liability, net of current portion	2,771	2,768
Finance lease liability, net of current portion	3,398	3,430
Total liabilities associated with assets held for sale	—	452
Total liabilities	74,606	41,120
Commitments and contingencies (Note 16)
Devi Holdings, Inc. shareholders' equity:
Common stock	20	13
Additional paid-in capital	117,152	51,643
Accumulated deficit	(68,140)	(30,328)
Total Devi Holdings, Inc. shareholders' equity	49,032	21,328
Non-controlling interest	7,454	33,517
Total shareholders' equity	56,486	54,845
Total liabilities and shareholders' equity	$131,092	$95,965
(See accompanying Notes to Consolidated Financial Statements)

DEVI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in thousands of United States dollars, except share data)
	For the year ended December 31,
	2020	2019
Revenue, net of discounts	$76,340	$45,182
Cost of goods sold	(36,744)	(18,946)
Gross profit	39,596	26,236
Operating expenses
General and administrative	23,500	21,077
Selling and marketing	1,812	1,206
Share-based compensation	10,986	—
Depreciation	1,158	1,050
Total operating expenses	37,456	23,333
Operating income	2,140	2,903
Other (expense) income
Loss on disposal of assets	(120)	(6)
Income (loss) from equity method investments	3,274	(675)
Other income	96	79
Interest income	156	207
Interest expense	(5,249)	(1,708)
Amortization of debt costs related to related party PIK loan	(3,325)	—
Income (loss) before taxes and non controlling interest	(3,028)	800
Income taxes	(11,198)	(7,674)
Loss from continued operations before non controlling interest	(14,226)	(6,874)
Net loss from discontinued operations, net of tax	(374)	(801)
Net loss before non controlling interest	(14,600)	(7,675)
Net income attributed to non controlling interest	9,047	10,312
Net loss attributed to Devi Holdings, Inc.	$(23,647)	$(17,987)
(See accompanying Notes to Consolidated Financial Statements)

DEVI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Amounts expressed in thousands of United States dollars, except share data)
	Shareholders' Equity
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Shareholders' Equity attributed to Devi	Non controlling Interest	Total Shareholders' Equity
	Number of shares	At Par Value
Balance at January 1, 2019	—	$—	$—	$—	$—	$—	$—
Shares issued to shareholders	32,050,010	3	28,648	—	28,651	—	28,651
Share issuance costs	—	—	(1,323)	—	(1,323)	—	(1,323)
Dividends paid	—	—	—	(1,290)	(1,290)	—	(1,290)
Shares issued in connection with business combinations	95,542,434	10	24,318	—	24,328	—	24,328
Acquisition and ownership changes relating to non controlling interests	—	—	—	(8,995)	(8,995)	23,205	14,210
Common control adjustment (prior to transfer date)	—	—	—	(2,056)	(2,056)	—	(2,056)
Net income (loss)	—	—	—	(17,987)	(17,987)	10,312	(7,675)
Balance at December 31, 2019	127,592,444	$13	$51,643	$(30,328)	$21,328	$33,517	$54,845
Shares issued - equity financing	3,456,000	—	3,000	—	3,000	—	3,000
Share issuance costs	—	—	(423)	—	(423)	—	(423)
Capital contributions from major shareholder	—	—	202	—	202	—	202
Shares issued in connection with business combination	1,984,126	—	1,329	—	1,329	—	1,329
Conversion of convertible notes payable	3,435,667	—	3,000	—	3,000	—	3,000
Cancellation of notes payable	8,500,000	—	5,999	—	6,000	—	6,000
Acquisition and ownership changes relating to non controlling interests	36,000,000	4	40,361	(14,165)	26,200	(35,110)	(8,910)
Agent warrants in connection with AFC Term loan	—	—	1,056	—	1,056	—	1,056
Share-based compensation	15,290,000	2	10,985	—	10,987	—	10,987
Net income (loss)	—	—	—	(23,647)	(23,647)	9,047	(14,600)
Balance at December 31, 2020	196,258,237	$20	$117,152	$(68,140)	$49,032	$7,454	$56,486
(See accompanying Notes to Consolidated Financial Statements)

DEVI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in thousands of United States dollars, except share data)
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(14,600)	$(7,675)
Net loss from discontinued operations, net of tax	374	801
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	1,669	1,050
Amortization of debt issuance cost related to related party PIK l	3,325	468
Amortization of right-of-use assets	644	290
Change in investment	(3,274)	675
Loss on disposal of property, plant and equipment, net	154	56
Provision for bad debts	5	200
Share-based compensation	10,987	—
Changes in operating assets and liabilities
Accounts receivable	437	(553)
Prepaids and other current assets	(924)	(1,073)
Inventory	(4,681)	(374)
Accounts payable and accrued liability and other liablities	3,232	4,347
Operating lease liability	(301)	(173)
NET CASH PROVIDED IN CONTINUING OPERATING	(2,953)	(1,961)
NET CASH PROVIDED (USED) IN DISCONTINUED	115	4
NET CASH PROVIDED IN OPERATING ACTIVITIES	(2,838)	(1,957)
CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(2,042)	(3,790)
Purchase of property, plant and equipment	(19,223)	(18,239)
Purchase of intangible asset	—	(1,050)
Issuance of notes receivable	—	(951)
Distributions from equity method investments	2,813	—
Net cash used in investing activities from discontinued operations	(12)	(433)
NET CASH USED IN INVESTING ACTIVITIES	(18,464)	(24,463)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net	2,577	23,572
Repayment of Finance Lease Liability	(1,559)	(527)
Proceeds from issuance of notes payable	37,094	18,806
Repayment of notes payable	(7,098)	(9,757)
Owner contribution	1,402	(1,243)
Dividends paid	—	(1,290)
Acquisition of NCI	(10,000)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	22,416	29,561
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS	1,114	3,141
Cash, cash equivalents, beginning of year	3,141	—
Cash, cash equivalents, end of year	$4,255	$3,141
(See accompanying Notes to Consolidated Financial Statements)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in thousands of United States dollars, except share data)
	2020	2019
Supplemental disclosure with respect to cash flows
Interest paid	5,481	1,559
Taxes paid	243	400
Supplemental disclosure of non-cash activities
Shares issued for acquisition of business	1,984	5,997
Shares issued for cancellation of warrants	10,245	—
Related party notes payable settlement in exchange for equity	7,500	—
Notes payable settlement in exchange for equity	2,500	—
Recognition of right-of-use assets and liabilities	7,953	7,312
Fair value of warrant liability	11,494	—
Fair value of put right	1,171	—
(See accompanying Notes to Consolidated Financial Statements)

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted
DEVI HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF BUSINESS
On January 1, 2019, Devi Holdings, Inc. (the “Company” or “Devi”), a Delaware corporation, was formed through the investment of capital and the contribution of assets from a group of stockholders. The Company is a vertically integrated multi-state cannabis operator, headquarters in Phoenix, Arizona at 120 N. 44th Street, Phoenix, AZ 85008. The Company holds licenses in Arizona, Maryland, Massachusetts, and Michigan, and the Company completed the divestiture of our ownership interest in the Connecticut retail asset in February 2021. Additionally, the Company holds investments in entities that hold licenses in California and Missouri.
The Company conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements.
These consolidated financial statements were authorized for issue by the Board of Directors on November 10, 2021.
NOTE 2. BASIS OF PRESENTATION
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as of December 31, 2020 and 2019.
The accounting policies have been consistently applied for all periods presented unless otherwise noted.
These consolidated financial statements include all the entities which the Company holds a controlling financial interest. Noncontrolling interest (“NCI”) on the Company’s consolidated balance sheet represent the portion of the entities in which the Company does not have a 100% equity ownership. These consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.
Basis on Measurement
These consolidated financial statements have been prepared on the going concern basis, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. Under the going concern basis, the historical cost convention, except for certain financial instruments that are measured at fair value as described herein. The Company has a net loss of $14,600 for the year ended December 31, 2020 (year ended December 31, 2019 – loss of $7,675) and an accumulated deficit of $68,140 at December 31, 2020 (December 31, 2019 - $30,328). Management believes it will be successful in raising or obtaining the necessary funds to continue in the normal course of operations; however, there is no assurance that these funds will be available on terms acceptable to the Company or at all. These financial statements do not include the adjustments that would be necessary should the Company be unable to continue as a going concern, and such adjustments could be material.
Functional and presentation currency
These consolidated financial statements are presented in United States dollars, which is the functional currency of the Company and its subsidiaries.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Basis of Consolidation
Subsidiaries are entities controlled by the Company. Control exists when the Company either has a controlling voting interest or is the primary beneficiary of a variable interest entity. All intercompany transactions and balances are eliminated on consolidation, and consistent accounting policies are applied across the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The following is a list of the Company’s operating subsidiaries:
Legal Name	State of Organization	Nature of Operations	Ownership %
AMMA INVESTMENT GROUP, LLC	Arizona	Management Company	100.00%
TIDE MANAGEMENT, LLC	Arizona	Dispensary Management	50.01%
DEVI ARIZONA RE HOLDING, LLC	Arizona	Real Estate Holdings	100.00%
ARIZONA NATURAL PAIN SOLUTIONS, INC.	Arizona	Retail Dispensary	100.00%
SIXTH STREET ENTERPRISES, INC.	Arizona	Retail Dispensary	100.00%
AMADO MANAGEMENT, LLC	Arizona	Greenhouse/Outdoor Grow/Processing Lab	100.00%
NATURE'S SWEETNESS, LLC	Arizona	Cultivation/Processing	100.00%
DEVI CT MANAGEMENT, LLC	Connecticut	Dispensary Management	100.00%
BLUE MOUNTAIN HOLDINGS, LLC	Maryland	Dispensary Management	100.00%
MARYLAND HEALTH MANAGEMENT, LLC	Maryland	Dispensary Management	100.00%
JKJ MANAGEMENT LAUREL, LLC	Maryland	Dispensary Management	100.00%
BLUE MOUNTAIN CARE, LLC	Maryland	Retail Dispensary	0.00%
DURJAYA, LLC	Maryland	Retail Dispensary	0.00%
FARMALOGICS HEALTH AND WELLNESS, LLC	Maryland	Retail Dispensary	49.00%
BLU PHARMS, LLC	Maryland	Retail Dispensary	0.00%
GLOBE STREET MANAGEMENT, LLC	Massachusetts	Dispensary Management	100.00%
NATURE'S MEDICINES, INC.	Massachusetts	Retail Dispensary	100.00%
DEVI MASSACHUSETTS RE HOLDING, LLC	Massachusetts	Real Estate Holdings	100.00%
TEDRA HEALTH MANAGEMENT, LLC	Michigan	Dispensary Management	100.00%
DEVI WAYNE REAL ESTATE, LLC	Michigan	Real Estate Holdings	100.00%
DEVI MI GROW, LLC	Michigan	Cultivation/Processing	0.00%
DEVI MICHIGAN RE HOLDING, LLC	Michigan	Real Estate Holdings	100.00%
PURE RELEAF N UNION, LLC	Michigan	Retail Dispensary	0.00%
DEVI TIREMAN, LLC	Michigan	Retail Dispensary	100.00%
WAYNE PRV, INC.	Michigan	Retail Dispensary	100.00%
The Company has additional subsidiaries that are not included above that have no impact on the consolidated financial statements.
The Company’s subsidiaries for which there is non-controlling interests include:
Legal Name	State of Organization	Nature of Operations	Non-controlling %
TIDE MANAGEMENT, LLC	Arizona	Dispensary Management	49.99%
BLUE MOUNTAIN CARE, LLC	Maryland	Retail Dispensary	100.00%
DURJAYA, LLC	Maryland	Retail Dispensary	100.00%
FARMALOGICS HEALTH AND WELLNESS, LLC	Maryland	Retail Dispensary	51.00%
BLU PHARMS LIMITED LIABILITY COMPANY	Maryland	Retail Dispensary	100.00%
DEVI MI GROW, LLC	Michigan	Cultivation/Processing	100.00%
PURE RELEAF N UNION, LLC	Michigan	Retail Dispensary	100.00%

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Intragroup balances, and any unrealized gains and losses or income and expenses arising from transactions with jointly controlled entities are eliminated to the extent of the Company’s interest in the entity.
The Company treats transactions that do not result in a loss of control as equity transactions and generally no gain or loss is recognized. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in a separate reserve within shareholders’ equity; additional paid in capital and attributable to the owners of the Company.
Variable Interest Entities (“VIE”)
A Variable Interest Entity (“VIE”) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support, is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights, or do not substantively participate in the gains and losses of the entity. Upon inception of a contractual agreement, the Company performs an assessment to determine whether the arrangement contains a variable interest in a legal entity and whether that legal entity is a VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE entity that could potentially be significant to the VIE. Where the Company concludes it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE. When the Company is not the primary beneficiary, the VIE is accounted for using the equity method and is included in equity method investments on the balance sheets. Refer to Note 7 Equity Method Investments for the Company’s VIEs accounted for using the equity method.
The Company regularly reviews and reconsiders previous conclusions regarding whether it is the primary beneficiary of a VIE. The Company also reviews and reconsiders previous conclusions regarding whether the Company holds a variable interest in a potential VIE, the status of an entity as a VIE, and whether the Company is required to consolidate such a VIE in the financial statements when a change occurs.
Equity method investments
In accordance with ASC 323, Investments – Equity Method and Joint Ventures, investments in entities over which the Company does not have a controlling financial interest but has significant influence are accounted for using the equity method, with the Company’s share of earnings or losses reported in earnings or losses from equity method investments on the consolidated statements of operations. Equity method investments are recognized initially at cost, which includes transaction costs. After initial recognition, the consolidated financial statements include the Company’s share of undistributed earnings or losses, and impairment, if any, until the date on which significant influence ceases. The Company applies the cumulative earnings approach related to distributions received from equity method investment entities.
If the Company’s share of losses in an equity investment equals or exceeds its interest in the entity, including any net advances, the group does not recognize further losses, unless it has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee.
Unrealized gains on transactions between the Company and its equity-method investees are eliminated only to the extent of the Company’s interest in these entities. Unrealized losses are also eliminated, except to the extent that the underlying asset is impaired.
NOTE 3. SIGNIFICANT ACCOUNTING POLICIES
(a) Revenue Recognition
Revenue is recognized when the control of the promised goods, through performance obligation, is transferred to the customer in an amount that reflects the consideration we expect to be entitled to in exchange for the performance obligations. Excise taxes remitted to tax authorities are government-imposed excise taxes on cannabis. Excise taxes are recorded as a reduction of sales in net revenue in the consolidated statements of operations and recognized as a current liability within accounts payable and other current liabilities on the consolidated balance sheets, with the liability

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
subsequently reduced when the taxes are remitted to the tax authority. In addition, amounts disclosed as net revenue are net of excise taxes, sales tax, duty tax, allowances, discounts and rebates. Due to the ability to sell product to retail and wholesale customers, along with operating in multiple geographical regions, limits the uncertainty of revenue and cash flows.
In determining the transaction price for the sale of goods, the Company considers the effects of variable consideration and the existence of significant financing components, if any.
Some contracts for the sale of goods may provide customers with a right of return for product quality claims, volume discount, bonuses for volume/quality achievement, or sales allowance.
These items give rise to variable consideration. The Company uses the expected value method to estimate the variable consideration because this method best predicts the amount of variable consideration to which the Company will be entitled. The Company uses historical evidence, current information and forecasts to estimate the variable consideration. The Company reduces revenue and recognizes a contract liability equal to the amount expected to be refunded to the customer in the form of a future rebate or credit for a retrospective price reduction, representing its obligation to return the customer’s consideration. The estimate is updated at each reporting period date.
(b) Critical accounting estimates and judgments
The preparation of the Company’ consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, revenues and expenses. The estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. The estimates and underlying assumptions are reviewed on an ongoing basis.
Financial statement areas that require significant judgement and estimates are as follows:
Leases – The Company applies judgement in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company determines the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customization to the leased asset).
Estimated useful lives, impairment considerations and depreciation of property, plant and equipment and intangible assets – The useful lives of property, plant and equipment and intangible assets is based on management’s judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
Goodwill and indefinite-lived intangible asset impairment testing require management to make estimates in the impairment testing model. On at least an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of goodwill and intangible assets has been impaired the Company tests whether goodwill and indefinite-lived intangible assets are impaired. Impairment of definite long-lived assets is influenced by judgment in defining a reporting unit and determining the indicators of impairment, and estimates used to measure impairment losses. In order to determine if the value of goodwill and indefinite-lived intangible assets may have been impaired, we perform a qualitative assessment to determine if it was more-likely-than-not that the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. When applying this valuation technique, we rely on a number of factors, including historical results, business plans, and forecasts.
The reporting unit’s fair value is determined using discounted future cash flow models, which incorporate assumptions regarding future events, specifically future cash flows, growth rates and discount rates.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Share based compensation – The fair value of stock-based compensation expenses is estimated using the Black-Scholes option pricing model and rely on a number of assumptions including the fair value of common shares on the grant date, risk-free rate, volatility rate, annual dividend yield, the expected term, and the estimated rate of forfeiture of options granted. Volatility is estimated by using the historical volatility of the Company.
Acquisitions of Business – Judgement is used in determining a) whether an acquisition is a business combination or an asset acquisition. We use judgement in applying the acquisition method of accounting for business combinations and estimates to value identifiable assets and liabilities at the acquisition date. Estimates are used to determine cash flow projections, including the period of future benefit, and future growth and discount rates, among other factors. The values allocated to the acquired assets and liabilities assumed affect the amount of goodwill recorded on acquisition. Fair value of assets acquired and liabilities assumed is discussed in Note 4 Business combinations. Significant estimates in the discounted cash flow model include the discount rate, rate of future revenue growth and profitability of the acquired business and working capital effects. The discount rate considers the relevant risk associated with the business-specific characteristics and the uncertainty related to the ability to achieve projected cash flows. These estimates and the resulting valuations require significant judgment. Management engages third party experts to assist in the valuation of material acquisitions.
Put right and Warrant liability – The fair value of the warrant liability is measured using a Black Scholes pricing model. Assumptions and estimates are made in determining an appropriate risk-free interest rate, volatility, term, dividend yield, discount due to exercise restrictions, and the fair value of common stock. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability.
Inventory valuation – At the end of each reporting period, the Company performs an assessment of inventory and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s balance sheets, statements of loss and comprehensive loss and statements of cash flows.
Valuation of shares issued for noncash consideration – The fair value of the shares issued for noncash consideration is measured using a Black Scholes pricing model. Assumptions and estimates are made in determining an appropriate risk-free interest rate, volatility, term, dividend yield, discount due to exercise restrictions, and the fair value of common stock. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability.
(c) Cash and Cash Equivalents
Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash with original maturities of three months or less, and cash on hand. Cash balances with institutions may at times be in excess of Federal Deposit Insurance Corporation limits.
(d) Accounts Receivable
Accounts receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value, which approximates fair value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible.
The Company records a bad debt expense at an amount sufficient to absorb losses inherent in its accounts receivable portfolio as of the reporting dates based on the projection collectability. The Company applies the use of allowance method to estimate the amounts to be written off. The Company also considers relevant qualitative and quantitative factors to assess whether historical loss experience should be adjusted to better reflect the risk characteristics of the current classes and the expected future loss. This assessment incorporates all available information relevant to considering the collectability of its current classes, including considering economic and business conditions, default

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
trends, changes in its class composition, among other internal and external factors. The customer portfolio is reviewed on an ongoing basis and bad debt expense recorded in the consolidated statement of operations and adjusted for current conditions and reasonable supportable forecasts.
(e) Notes Receivable
Notes receivable consist of loans made to third parties, carried at the loan principal amount plus any accrued interest. The Company evaluates the collectability of the loan balances based on historical collection experience. No adjustments to the loan balance have been made as of the balance sheet date.
(f) Inventory
Inventory consists of plants, dried cannabis, cannabis trim, cannabis derivatives such as oils and edible products, and accessories. Inventory is valued at the lower of cost and net realizable value, determined using the first in first out method (FIFO). All direct and indirect costs related to inventory are capitalized as they are incurred, and they are subsequently recorded in cost of goods sold on the statements of loss and comprehensive loss at the time inventory is sold. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.
Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extracting, purifying, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services, and allocated overhead.
(g) Property, Plant, and Equipment
Property, plant, and equipment are recorded at cost, net of accumulated depreciation and impairment, if any. Depreciation of our property and equipment is calculated using the following terms and methods:
Category	Range (in years)
Land and land improvements	Not depreciated
Buildings and building improvements	33 - 39 years
Machinery and equipment	7 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of 15 years and the remaining life of the lease
Motor vehicles	3 years
Furniture and fixtures	7 years
Finance lease - right of use assets	Straight line (shorter of lease term or useful life of leased asset)
Construction in progress	Not depreciated
The estimated residual values and useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.
When assets are retired or disposed of, the cost and accumulated amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expenses as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of one of our capital assets have different useful lives, they are accounted for as separate items or components of property, plant, and equipment.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Construction in progress includes construction progress payments, deposits, engineering costs and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of capital assets when the assets are available for use, at which point in time the depreciation of the asset commences.
(h) Acquisition of Business and goodwill
The Company accounts for acquisition of business using the acquisition method in accordance with Accounting Standards Codification, ASC 805, Business Combinations which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or liability is re-measured at subsequent reporting dates, with the corresponding gain or loss recognized the consolidated statements of operations. Non-controlling interests in the acquiree are measured at fair value on acquisition date. Acquisition-related costs are recognized as general and administrative expenses in the periods in which the costs are incurred, and the services are received (except for the costs to issue debt or equity securities which are recognized according to specific requirements). Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined. Goodwill represents the excess of the consideration transferred for the acquisition of subsidiaries over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. Included in the goodwill balance is the assembled workforce acquired, which does not qualify for separate recognition. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.
(i) Intangible assets other than goodwill
Intangible assets include intangible assets acquired as part of acquisition of business, asset acquisitions and other business transactions. The Company records intangible assets at cost, net of accumulated amortization and accumulated impairment losses, if any. Cost is measured based on the fair values of cash consideration paid and equity interests issued. The cost of an intangible asset acquired is its acquisition date fair value. Amortization of definite life intangible assets is calculated on a straight -line basis over the estimated useful lives of the assets using the following terms:
Category	Range (in years)
License and permits	Indefinite life intangible asset
When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite-lived intangible assets are not amortized but assessed for impairment annually or more frequently when indicators of impairment exist. If the carrying value of an individual indefinite-lived intangible asset exceeds its fair value, such individual indefinite-lived intangible asset is impaired by the amount of the excess.
The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. The Company holds licenses and permits, which are necessary for continuity of business operations, and as such the Company will continue to renew or extend these arrangements. Note that the Company has elected to expense costs incurred to renew or extend the term of a recognized intangible asset.
(j) Impairment of long-lived assets
The Company reviews long-lived assets, including property and equipment and definite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value may be determined using a market approach or income approach. The reversal of impairment losses is prohibited.
(k) Impairment of goodwill and indefinite-lived intangible assets
Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. We operate one operating segment which are our reporting unit, and goodwill is allocated at the operating segment level. For both the annual and interim tests, the Company has the option to either (i) perform a quantitative impairment test or (ii) first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, in which case the quantitative test would be performed. The quantitative goodwill test compares the estimated fair value of each reporting unit with its estimated net book value (including goodwill and identifiable intangible assets). If the reporting unit’s estimated fair value exceeds its estimated net book value, goodwill is not impaired. An impairment is recognized if the estimated fair value of a reporting unit is less than its estimated net book value. As of December 31, 2020, and 2019, there were no reporting units with goodwill at-risk for impairment. The Company will continue to monitor its goodwill and indefinite lived intangible assets for possible impairment.
(l) Equity method investments
Investments in entities over which the Company does not have a controlling financial interest but has significant influence, are accounted for using the equity method, with the Company’s share of losses reported in loss from equity method investments on the statements of loss and comprehensive loss. Equity method investments are recorded at cost, plus the Company’s share of undistributed earnings or losses, and impairment, if any, within interest in equity investees on the balance sheet. Distributions received from the Company’s equity method investments are accounted for using the cumulative earnings approach.
(m) Cost of goods sold
Cost of goods sold represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling, the amortization of manufacturing equipment and production facilities and tariffs. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes. Cost of goods sold also includes inventory valuation adjustments. The Company recognizes the cost of goods sold as the associated revenues are recognized.
(n) General and administrative
General and administrative expenses are comprised primarily of (i) personnel related costs such as salaries, benefits, annual employee bonus expense and share-based ‘compensation costs for personnel in corporate, finance, legal, and other administrative positions; (ii) legal, accounting, consulting, and other professional fees; and (iii) corporate insurance and other facilities costs associated with our corporate and administrative locations.
(o) Selling and marketing
Selling expenses are comprised direct selling costs which primarily consist of (i) commissions paid to our third-party workforce, (ii) patient acquisition and maintenance fees, (iii) cannabis regulatory fees and (iv) freight. Marketing is comprised primarily of marketing and advertising expenses.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
(p) Leases
Effective January 1, 2019, the Company adopted ASC 842 Leases (the “New Leasing Standard”) using the modified retrospective approach. The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening balance sheet on January 1, 2019.
Adjustments recognized on adoption of the New Leasing Standard
The Company holds leases related to office spaces and retail dispensary facilities. Upon adoption, the Company recognized lease liabilities in relation to leases which had previously been classified as “operating leases” under the principles of ASC 840. These were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. The weighted-average incremental borrowing rate for lease liabilities initially recognized as of January 1, 2019, was 9.58%. The Company did not have any leases which had been previously classified as “finance leases” under the principles of ASC 840 at the time of adoption.
The associated right-of-use assets for the Company's leases were measured on a retrospective basis as if the new rules had always been applied. There were no onerous lease contracts that would have required an adjustment to the right-of-use assets at the date of initial application. Note that some of the Company’s leases include options to extend the lease for additional periods ranging from 1 to 5 years. The Company has evaluated the likelihood of exercising these options, and the effect of exercise is included in the right-of-use asset balances as of December 31, 2019, and 2020.
In applying the New Leasing Standard for the first time, the Company applied the following practical expedients permitted by the standard:
■	The Company elected to take the “Package of 3” practical expedients to not reassess:
■	Whether any expired or existing contracts contain leases,
■	Lease classification for any expired or existing leases, and
■	Initial direct costs for any existing leases.
■	The Company elected to take the hindsight practical expedient.
The Company has also elected not to reassess whether a contract is or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date, the previous determinations pursuant to ASC 840 of whether a contract is a lease have been maintained.
The impact of the change in accounting policy on January 1, 2019, is summarized below:
■	right-of-use assets of $26 were recognized and
■	lease liabilities of $26 were recognized.
Accounting Policy for Leases
Right-of-use assets and corresponding lease liabilities are recognized for all leases at the commencement date, except for short-term leases (defined as leases with a lease term of 12 months or less. The lease payments for these contracts are generally recognized on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which the economic benefits from the leased asset are consumed. The Company has lease agreements with lease and non-lease components and accounts for such components as a single lease component.
Lease liabilities are initially measured at the present value of the lease payments, which are not paid at the commencement date, over the lease term. Lease payments used in lease liability calculations include:
■	fixed payments (including in-substance fixed payments), less any lease incentives receivable,
■	variable lease payment that are based on an index or a rate,
■	amounts expected to be payable by the lessee under residual value guarantees,

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
■	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option and
■	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.
The lease payments are discounted using the interest rate implicit in the lease. As most of the Company's leases do not provide an implicit rate, the Company's estimated incremental borrowing rate, based on the information available at commencement date, is used to determine the present value of lease payments. The implicit rate is used when readily determinable. Lease payments are split into principal and interest portions using the effective interest method. Subsequently, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, change in the lease term, change in the in-substance fixed lease payments, or change in the assessment to purchase the underlying asset.
The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, any initial direct costs, and any restoration costs. They are subsequently measured at cost less accumulated amortization and impairment losses. Right-of-use assets are amortized over the shorter of the lease term or the useful life of the underlying asset.
In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). The lease term assessment is reviewed if a significant event or a significant change in circumstances occurs which affects this assessment and that is within the control of the Company.
(q) Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of accounts receivable, and other current assets, notes receivable, notes payable current portion, accounts payable and other liabilities approximate their fair values due to their short periods to maturity. The Company calculates the estimated fair value of financial instruments, including investments, put right liability and warrant liability based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections
(r) Contingencies
Contingent liabilities may result from a variety of legal matters as well as from contingent consideration included in business combinations. Contingent liabilities are recorded for asserted and unasserted claims when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Contingent consideration in an acquisition of business is remeasured at fair value each reporting period until the contingency is resolved and any change in fair value, from either the passage of time or events occurring after the acquisition date, is included in earnings. Additionally, estimating the loss, or range of loss, associated with a contingency requires analysis of multiple factors, and changes in law or other developments may ultimately cause our judgments to change. Therefore, actual losses in any future period are inherently uncertain and may be materially different from our estimate.
(s) Share-Based Payments
The Company granted restricted stock units to eligible directors. All goods and services received in exchange for the grant of any stock-based payments are measured at their fair value unless the fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods and services received, the Company shall measure their value indirectly by reference to the fair value of the equity instruments granted.
Equity classified share-based payments are recognized in the financial statements based upon a grant-date fair value of an award. The fair value of stock options is estimated using the Black-Scholes option-valuation model. The Company

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
recognizes the grant-date fair value in compensation expense on a straight-line basis over the requisite service period of awards that are expected to vest. Forfeitures are recorded when they occur in the period. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.
(t) Income Taxes
Income taxes are recognized in the consolidated statements of loss and comprehensive loss and are comprised of current and deferred taxes. Current tax is recognized in connection with income for tax purposes, unrealized tax benefits and the recovery of tax paid in a prior period and measured using enacted tax rates and laws applicable to the taxation period during which the income for tax purposes arose. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized.
The Company operates various limited liability companies’, see operating subsidiaries above, that are not taxpaying entities for federal income tax purposes. Accordingly, the taxable income or loss of these entities is allocated to the members in accordance with provisions under its operating agreements.
The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.
The Company records interest and penalties associated with uncertain tax positions as a component of income before taxes. Penalties and associated interest costs, if any, are recognized in general and administrative expenses in our consolidated statements of operations. During the years ended December 31, 2020, and 2019, respectively, the Company recognized an immaterial amount of interest and penalties.
In the normal course of business, the Company is subject to examination by taxing authorities. The federal statute of limitation remains open for the 2017 tax year to the present. The state income tax returns generally remain open for the 2017 tax year through the present.
(u) Discontinued Operations
The Company followed ASC 360, Property, Plant, an Equipment, and ASC 205-20, Discontinued Operations, to report assets held for sale and discontinued operations. The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale. See Note 17 for additional information.
(v) Accounting Guidance not yet adopted
Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which among other things, eliminates certain exceptions in the current rules regarding the approach for intraperiod tax allocations and the methodology for calculating income taxes in an interim period, and clarifies the accounting for transactions that result in a step-up in the tax basis for goodwill. ASU 2019-12 is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
evaluating the impact on the consolidated financial statements and method of adoption. The Company expects to implement the provisions of ASU 2019-12 effective December 31, 2022.
Investments – Equity Securities
In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). ASU 2020-01 clarifies the interaction of accounting for the transition into and out of the equity method. The new standard also clarifies the accounting for measuring certain purchased options and forward contracts to acquire investments. The guidance in ASU 2020-01 is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is evaluating the impact on the consolidated financial statements and method of adoption. The Company expects to implement the provisions of ASU 2019-12 effective December 31, 2022.
(w) Subsequent Events
Subsequent events have been evaluated by management through November 10, 2021, which is the date the financial statements were available to be issued.
NOTE 4. BUSINESS COMBINATIONS
Common Control Transactions
The assets and liabilities assumed from the Company’s common control transactions during the year 2019 are as follows:
Company acquired:	AMMA Investment Group, LLC	Sixth Street Enterprises	Blue Mountain Holdings, LLC	Blue Mountain Care, LLC	Blu Pharms, LLC	JKJ Management Laurel, LLC	Maryland Health Management, LLC	Farmalogics Health and Wellness, LLC	Durjaya, LLC	Tedra Health Management, LLC	Pure Releaf N Union, LLC	Globe Street Management, LLC	Nature's Medicines, Inc.	Total
Date of transfer:	1/1/2019	1/1/2019	9/30/2019	9/30/2019	9/30/2019	9/30/2019	10/2/2019	10/2/2019	10/2/2019	10/10/2019	10/10/2019	11/1/2019	11/1/2019	FY 2019
Assets
Cash and cash equivalents	$2	$647	$39	$191	$323	$64	$59	$349	$3	$9	$128	$196	$119	$2,129
Accounts receivable, net	136	735	10	18	—	—	—	—	—	—	—	—	—	899
Prepaid expenses	76	158	40	15	18	8	28	30	2	24	7	8	—	414
Inventory, net	—	2,523	—	321	245	—	—	465	32	—	145	—	144	3,875
Other current assets	11	8	—	—	—	—	—	—	—	1	—	27	3	50
Propertly, plant and equipment	1,999	162	941	—	—	326	2,415	—	—	246	—	7,363	—	13,452
Right-of-use asset for operating leases, net	26	—	—	—	—	874	875	—	—	—	155	431	—	2,361
Right-of-use asset for finance leases, net	—	—	—	—	—	—	—	—	—	—	405	3,500	—	3,905
Goodwill	—	—	—	—	—	—	—	—	—	—	—	5,578	—	5,578
Intangibles assets, net	—	—	—	—	840	—	—	—	—	—	—	—	4,702	5,542
Total assets	2,250	4,233	1,030	545	1,426	1,272	3,377	844	37	280	840	17,103	4,968	38,205

Liabilities
Accounts payable	(150)	(210)	(1)	(223)	(274)	(1)	(128)	(212)	(34)	(83)	(12)	(17)	—	(1,345)
Accrued expenses and other liabilities	(327)	(254)	—	(2)	(1)	—	(12)	(18)	(9)	(25)	(9)	(950)	—	(1,607)
Operating lease liability, current portion	(9)	—	—	—	—	4	(3)	—	—	—	(3)	(73)	—	(84)
Finance lease liability, current portion	—	—	—	—	—	—	—	—	—	—	(430)	(27)	—	(457)

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Company acquired:	AMMA Investment Group, LLC	Sixth Street Enterprises	Blue Mountain Holdings, LLC	Blue Mountain Care, LLC	Blu Pharms, LLC	JKJ Management Laurel, LLC	Maryland Health Management, LLC	Farmalogics Health and Wellness, LLC	Durjaya, LLC	Tedra Health Management, LLC	Pure Releaf N Union, LLC	Globe Street Management, LLC	Nature's Medicines, Inc.	Total
Date of transfer:	1/1/2019	1/1/2019	9/30/2019	9/30/2019	9/30/2019	9/30/2019	10/2/2019	10/2/2019	10/2/2019	10/10/2019	10/10/2019	11/1/2019	11/1/2019	FY 2019
Notes payable, current portion	(275)	—	—	—	(88)	—	—	—	—	—	—	—	—	(363)
Related party notes payable, current portion	—	—	—	—	—	—	(54)	—	—	—	—	—	—	(54)
Operating lease liability, net of current portion	(17)	—	—	—	—	(905)	(889)	—	—	—	(151)	(358)	—	(2,320)
Finance lease liability, net of current portion	—	—	—	—	—	—	—	—	—	—	—	(3,389)	—	(3,389)
Notes payable, net of current portion	—	—	—	—	—	—	(899)	—	—	—	—	(2,088)	—	(2,987)
Total liabilities	(778)	(464)	(1)	(225)	(363)	(902)	(1,985)	(230)	(43)	(108)	(605)	(6,902)	—	(12,606)
Net assets assumed	$1,472	$3,769	$1,029	$320	$1,063	$370	$1,392	$614	$(6)	$172	$235	$10,201	$4,968	$25,599
AMMA Investment Group LLC
■
On January 1, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with AMMA Investment Group, LLC (“AMMA”). AMMA is an Arizona limited liability company which provides cannabis management services to Arizona based medical and recreational cannabis dispensaries.

■	The Company issued 12,515,400 shares of common stock (implied valued of $377), $7,641 in debt, and $739 in cash in exchange (or total consideration of $8,757) for a 46.75% ownership interest in AMMA.
■	Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective January 1, 2019, the results of operations of AMMA were included and reported in the Company’s consolidated results.
■
The Company recognized net assets acquired of $1,472, noncontrolling interest of $858, and a retained earnings adjustment of $8,039 related to consideration transferred above the carrying value of the interests acquired on the transfer date of January 1, 2019.

■
On April 2, 2020, the Company acquired an additional 3.25% ownership interest in AMMA in exchange for 1,000,000 shares of common stock (implied value of $271), for a cumulative ownership interest of 50.00%.

■
On May 15, 2020, the Company acquired the remaining 50.00% ownership interest in AMMA in exchange for $6,333 in cash and 13,300,000 shares of common stock (implied value of $4,925), for a cumulative ownership interest of 100.00%.

Sixth Street Enterprises, Inc.
■	Prior to January 1, 2019, AMMA Investment Group, LLC (“AMMA”) entered into a Management Services Agreement (MSA) with Sixth Street Enterprises, Inc. (“Sixth Street”).
■	AMMA determined that Sixth Street was a VIE of AMMA Investment Group, LLC as the cannabis management service fees were not commensurate of services provided.
■	The Company re-evaluated the VIE on January 1, 2019 and concluded the primary beneficiary of Sixth Street had not changed.
■	Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective prior to January 1, 2019, the results of operations of Sixth Street were included and reported in the Company’s consolidated results.
■	The Company recognized net assets acquired of $3,769 and noncontrolling interest of $3,769 on the transfer date of January 1, 2019.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Blue Mountain Holdings LLC
■
On September 30, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with Blue Mountain Holdings, LLC (“BMH”). BMH is a Maryland limited liability company which provides cannabis management services to Maryland based medical cannabis dispensaries, specifically Blue Mountain Care, LLC (“BMC”).

■	The Company issued 6,165,640 shares of common stock (implied valued of $1,029) in exchange for a 100.00% ownership interest in BMH.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective September 30, 2019, the results of operations of BMH were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $1,029 on the transfer date of September 30, 2019.
Blue Mountain Care LLC
■
On July 1, 2019, Blue Mountain Holdings, LLC (“BMH”) entered into a Management Services Agreement (MSA) with Blue Mountain Care, LLC (“BMC”). BMC is a Maryland limited liability company which operates a medical cannabis dispensary.

■	BMH determined that BMC was a VIE of Blue Mountain Holdings, LLC as the cannabis management service fees were not commensurate of services provided.
■	The Company re-evaluated the VIE on September 30, 2019 and concluded the primary beneficiary of BMC had not changed.
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate BMC on the BMH transfer date of September 30, 2019, as BMH will consolidate BMC as the primary beneficiary of the BMC VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective July 1, 2019, the results of operations of BMC were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $320 and noncontrolling interest of $320 on the transfer date of September 30, 2019.
■	Note that the subsequent common control transaction between the Company and BMH (noted above) does not result in a reconsideration event as the primary beneficiary of the VIE did not change.
JKJ Management Laurel LLC
■
On September 30, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with JKJ Management Laurel, LLC (“JKJ”). JKJ is a Maryland limited liability company which provides cannabis management services to Maryland based medical cannabis dispensaries, specifically Blu Pharms, LLC (“Blu Pharms”).

■	The Company issued 6,500,000 shares of common stock (implied valued of $370) in exchange for a 100.00% ownership interest in JKJ.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective September 30, 2019, the results of operations of JKJ were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $370 on the transfer date of September 30, 2019.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Blu Pharms LLC
■
On September 30, 2019, JKJ Management Laurel, LLC (“JKJ”) entered into a Management Services Agreement (MSA) with Blu Pharms, LLC (“Blu Pharms”). Blu Pharms is a Maryland limited liability company which operates a medical cannabis dispensary.

■	JKJ determined that Blu Pharms was a VIE of JKJ Management Laurel, LLC as the cannabis management service fees were not commensurate of services provided.
■	The Company re-evaluated the VIE on September 30, 2019 and concluded the primary beneficiary of Blu Pharms had not changed.
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate Blu Pharms on the JKJ transfer date of September 30, 2019, as JKJ will consolidate Blu Pharms as the primary beneficiary of the Blu Pharms VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective September 30, 2019, the results of operations of Blu Pharms were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $1,063 and noncontrolling interest of $1,063 on the transfer date of September 30, 2019.
Devi CT Management LLC
■
On October 1, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with Devi CT Management, LLC (“Devi CT”). Devi CT is a Connecticut limited liability company which provides cannabis management services to Connecticut based medical cannabis dispensaries.

■	The Company issued 12,177,933 shares of common stock (implied valued of $470) in exchange for a 100.00% ownership interest in Devi CT.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective October 1, 2019, the results of operations of Devi CT were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $nil on the transfer date of October 1, 2019.
Maryland Health Management LLC
■
On October 2, 2019, the Company entered into a Stock Transfer Agreement (the agreement) with Multi Nine, LLC (“Multi Nine”). Multi Nine is an Arizona limited liability company that was the majority shareholder of Maryland Health Management, LLC (“MHM”).

■	MHM is a Maryland limited liability company which provides cannabis management services to Maryland based medical cannabis dispensaries.
■	The Company issued 20,478,427 shares of common stock (implied valued of $1,140) in exchange for an 81.88% ownership interest in MHM.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective October 2, 2019, the results of operations of MHM were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $1,392 and noncontrolling interest of $252 on the transfer date of October 2, 2019.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
■
On May 15, 2020, the Company acquired the remaining 18.12% ownership interest in MHM with a basis of $106 in exchange for $650 in cash and 1,365,000 shares of common stock (implied value of $106), for a cumulative ownership interest of 100.00%. The Company recorded a retained earnings adjustment of $650 related to consideration transferred above the carrying value of the noncontrolling interest acquired.

Farmalogics Health and Wellness LLC
■
On March 8, 2018, Maryland Health Management, LLC (“MHM”) entered into a Management Services Agreement (MSA) with Farmalogics Health and Wellness, LLC (“Farmalogics”). Farmalogics is a Maryland limited liability company which operates a medical cannabis dispensary.

■	MHM determined that Farmalogics was a VIE of Maryland Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
■
Immediately prior to the closing of the MSA, there was no common control of both MHM and Farmalogics, and as such the transaction was accounted for as a business combination and the results of operations have been included in the consolidated financial statements of MHM since the date of acquisition. However, Farmalogics had no material assets or liabilities to adjust to fair value as of March 8, 2018.

■
On September 20, 2019, Jigarkumar Patel transferred his interests in Dalraa, LLC, a Virginia limited liability company owned by Jigarkumar Patel but not affiliated with the Company, to Stephanie Jordan in a noncash exchange for her 51.00% ownership interest in Farmalogics.

■	The Company re-evaluated the Farmalogics VIE on October 2, 2019 and concluded the primary beneficiary of Farmalogics had not changed.
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate Farmalogics on the MHM transfer date of October 2, 2019, as MHM will consolidate Farmalogics as the primary beneficiary of the Farmalogics VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective March 8, 2018, the results of operations of Farmalogics were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $614 and noncontrolling interest of $614 on the transfer date of October 2, 2019.
■	On May 15, 2020, the Company acquired a 49.00% ownership interest in Farmalogics with a basis of $301 in exchange for $17 in cash and 35,000 shares of common stock (implied value of $284).
Durjaya LLC
■
On March 12, 2018, Maryland Health Management, LLC (“MHM”) entered into a Management Services Agreement (MSA) with Durjaya, LLC (“Durjaya”). Durjaya is a Maryland limited liability company which operates a medical cannabis dispensary.

■	MHM determined that Durjaya was a VIE of Maryland Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
■
Immediately prior to the closing of the MSA, there was no common control of both MHM and Durjaya, and as such the transaction was accounted for as a business combination and the results of operations have been included in the consolidated financial statements of MHM since the date of acquisition. However, Durjaya had no material assets or liabilities to adjust to fair value as of March 12, 2018.

■	The Company re-evaluated the Durjaya VIE on October 2, 2019 and concluded the primary beneficiary of Durjaya had not changed.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate Durjaya on the MHM transfer date of October 2, 2019, as MHM will consolidate Durjaya as the primary beneficiary of the Durjaya VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective March 12, 2018, the results of operations of Durjaya were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net liabilities acquired of ($6) and noncontrolling interest of ($6) on the transfer date of October 2, 2019.
Tedra Health Management LLC
■
On October 10, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with Tedra Health Management, LLC (“THM”). THM is a Michigan limited liability company which provides cannabis management services to Maryland based medical cannabis dispensaries.

■	The Company issued 4,000,000 shares of common stock (implied valued of $172) in exchange for a 100.00% ownership interest in THM.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective October 10, 2019, the results of operations of THM were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $172 on the transfer date of October 10, 2019.
Pure Releaf N Union LLC
■
On July 3, 2019, Tedra Health Management, LLC (“THM”) entered into a Management Services Agreement (MSA) with Pure Releaf N Union, LLC (“Pure Releaf”). Pure Releaf is a Michigan limited liability company which operates a medical cannabis dispensary.

■	THM determined that Pure Releaf was a VIE of Tedra Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
■	The Company re-evaluated the VIE on October 10, 2019 and concluded the primary beneficiary of Pure Releaf had not changed.
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate Pure Releaf on the THM transfer date of October 10, 2019, as THM will consolidate Pure Releaf as the primary beneficiary of the Pure Releaf VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective July 3, 2019, the results of operations of Pure Releaf were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019).

■	The Company recognized net assets acquired of $235 and noncontrolling interest of $235 on the transfer date of October 10, 2019.
Globe Street Management LLC
■
On November 1, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with Globe Street Management, LLC (“GSM”) and Nature’s Medicines, Inc. (“Nature’s”). GSM is a Massachusetts limited liability company which provides cannabis management services to Massachusetts based medical cannabis dispensaries. Natures is a Massachusetts nonprofit corporation which operates a medical cannabis dispensary.

■	The Company issued 22,666,667 shares of common stock (implied valued of $15,169) in exchange for a 100.00% ownership interest in GSM and Nature’s.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective November 1, 2019, the results of operations of GSM were included and reported in the Company’s consolidated results as of June 1, 2019, which is the date Jigarkumar Patel obtained control of GSM.

■	The Company recognized net assets acquired of $10,201 on the transfer date of November 1, 2019.
Natures Medicine, Inc.
■
On January 1, 2019, GSM entered into a Management Services Agreement (MSA) with Nature’s Medicine, Inc. (“Nature’s”). Nature’s is a Massachusetts nonprofit corporation which operates a medical cannabis dispensary.

■	GSM determined that Nature’s was a VIE of GSM as the cannabis management service fees were not commensurate of services provided.
■
On November 1, 2019, the Company entered into an Exercise of Option and Stock Transfer Agreement (the agreement) with Globe Street Management, LLC (“GSM”) and Nature’s Medicines, Inc. (“Nature’s”). GSM is a Massachusetts limited liability company which provides cannabis management services to Massachusetts based medical cannabis dispensaries. Nature’s is a Massachusetts nonprofit corporation which operates a medical cannabis dispensary.

■	The Company re-evaluated the VIE on November 1, 2019 and concluded the primary beneficiary of Nature’s had not changed.
■
Pursuant to ASC 250-10 and ASC 805-50-45 and the agreement effective November 1, 2019, the results of operations of Nature’s were included and reported in the Company’s consolidated results as of June 1, 2019, which is the date Jigarkumar Patel obtained control of Nature’s.

■	The Company recognized net assets acquired of $4,968 on the transfer date of November 1, 2019.
Devi MI Grow LLC
■
On January 1, 2020, Tedra Health Management, LLC (“THM”) entered into a Management Services Agreement (MSA) with Devi MI Grow, LLC (“Devi MI Grow”). Devi MI Grow is a Michigan limited liability company which operates a medical cannabis cultivation center.

■	THM determined that Devi MI Grow was a VIE of Tedra Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
■
Per the consolidation guidance in ASC 810-10-55-40, the Company will also consolidate Devi MI Grow on January 1, 2020, as THM will consolidate Devi MI Grow as the primary beneficiary of the Devi MI Grow VIE.

■
Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective January 1, 2020, the results of operations of Devi MI Grow were included and reported in the Company’s consolidated results at the beginning of the period reported per the consolidated financial statements (or January 1, 2019).

■	The Company recognized net assets acquired of $nil and noncontrolling interest of $nil on the transfer date of January 1, 2020.
Business Combination Transactions
The goodwill recognized for each acquisition listed below consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the access into a new market and the use of the Company’s existing commercial infrastructure to expand sales. None of the goodwill is expected to be deductible for tax purposes.
Amado Management LLC
On January 1, 2019, the Company purchased a 62.49% controlling interest in Amado Management, LLC, (“Amado”) which owns and operates a cannabis cultivation site in Amado, Arizona. The transaction was accounted for as a business

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
combination and the results of operations have been included in the accompanying consolidated financial statements, since the date of acquisition. The acquisition of Amado allows the Company to be vertically integrated in Arizona. The Company used the transaction method under the market approach to fair value the noncontrolling interest. The equity issued relates to Jigarkumar Patel, CEO, interest that was assigned to the Company in exchange for 5,997,200 shares of Devi stock. In 2020, the Company acquired the remaining noncontrolling interest of Amado for 17,752,000 shares of Devi stock and approximately $1.8 million cash. The equity interest issued was fair valued under the market approach based on another stock transaction in the Company stock. The property acquired was fair valued under the market approach based on comparable sales in the market. In addition, the promissory note to sellers were fair valued under the market approach, by assigning the residual value of Amado to the promissory notes to sellers. The related transaction costs were immaterial and included in general and administrative expenses in the accompanying consolidated statements of operations. The consolidated statements of operations include revenue of $nil and net profit of $nil for the year ended December 31, 2019, respectively, as the transactions are intercompany and eliminated at year end.
The following table summarizes fair value of the total consideration:
Consideration	Amount
Cash paid to sellers at closing	$1,211
Fair value of equity issued	5,997
Promissory Note to seller	8,831
Total consideration transferred	16,039
Noncontrolling interest	14,775
Total (fair value of the Acquiree as a whole)	$30,814
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands).
January 1, 2019
Asset
Cash and cash equivalents	$18
Accounts receivable	1
Prepaid expenses	41
Property Plant & Equipment	15,012
Other assets	26
Goodwill	18,397
Total assets	33,495
Liability
Accounts payable	398
Accrued expenses and other current liabilities	288
Notes Payable - Related Party	225
Notes Payable	1,770
Total liabilities	2,681
Net assets acquired	30,814
Total (fair value of the Acquiree as a whole)	$30,814

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded in goodwill. Goodwill primarily related to factors such as synergies and market opportunities and includes assembled workforce which is not recognized separately and apart from goodwill as it is neither separable nor contractual in nature.
Wayne PRV, Inc.
On October 19, 2019, the Company purchased a 100% controlling interest in Wayne PRV, Inc., which operates a dispensary in Wayne, Michigan. The transaction was accounted for as a business combination and the results of operations have been included in the accompanying consolidated financial statements, since the date of acquisition. The addition of Wayne PRV, Inc. expands operating footprint in Michigan. The license and permits intangible fair valued under the market approach based on another observable transaction in the market. The building and land were fair valued under the market approach, which uses prices and other relevant information generated by market transactions involving identical or comparable items. The Company incurred $0.2 million in transaction expenses that were expensed when occurred. The Consolidated statements of operations include revenue of approximately $133 and net loss of $39 for the year ended December 31, 2019, respectively.
The following table summarizes fair value of the total consideration:
Consideration	Amount
Cash paid to sellers at closing	$2,597
Promissory Note to seller	1,700
Total (fair value of the Acquiree as a whole)	$4,297
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.
Asset	October 19, 2019
Inventory	$92
Property Plant & Equipment	960
Intangible	2,050
Goodwill	1,195
Net assets acquired	4,297
Total (fair value of the Acquiree as a whole)	$4,297
The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded in goodwill. Goodwill primarily related to factors such as synergies and market opportunities and includes assembled workforce which is not recognized separately and apart from goodwill as it is neither separable nor contractual in nature.
Arizona Natural Pain Solutions, Inc.
On November 3, 2020, Tide Management, LLC, consolidated subsidiary of the Company, purchased all of the outstanding interest in Arizona Natural Pain Solutions, Inc. (“ANPS”), which operates a dispensary in Phoenix, Arizona, for cash and Devi common stock. Various stockholders of the Company represent the noncontrolling interest of Tide Management, LLC. The transaction was accounted for as a business combination and the results of operations have been included in the accompanying consolidated financial statements, since the date of acquisition. The Company and Jigarkumar Patel guaranteed a put right of $1.26 per share on the 1,984,126 shares of equity issued to the sellers and a 12% annual return (see Note 14). The Company accounted for this as a liability. The acquisition increases the number of dispensaries in Arizona for which the Company is currently vertically integrated. The Company incurred $273 in

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
transaction expenses of which $151 was expensed when occurred. The remaining $122 was capitalized as debt issuance cost. The consolidated statements of operations include revenue of $1.1 million and net profit of $266 for the year ended December 31, 2020, respectively.
The following table summarizes fair value of the total consideration:
Consideration	Amount
Cash paid to sellers at closing	$2,187
Fair value of put right	1,171
Fair value of equity issued	1,329
Total Consideration transferred	4,687
Noncontrolling Interest	4,813
Total (fair value of the Acquiree as a whole)	$9,500
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.
November 3, 2020
Asset
Cash and cash equivalents	$145
Inventory	243
Prepaid expenses	125
Other current assets	9
Property Plant & Equipment	62
Intangible	7,000
Goodwill	2,342
Total assets	9,926
Liability
Accrued expenses and other current liabilities	426
Total liabilities	426
Net assets acquired	9,500
Total (fair value of the Acquiree as a whole)	$9,500
The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded in goodwill. Goodwill primarily related to factors such as synergies and market opportunities and includes assembled workforce which is not recognized separately and apart from goodwill as it is neither separable nor contractual in nature.
NOTE 5. VARIABLE INTEREST ENTITIES (“VIE”)
The following table presents current and noncurrent assets, current and noncurrent liabilities, and revenues and net income (loss) of the Company’s variable interest entities at and for the year ended December 31, 2020:
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net income/(loss)
Tedra Health, LLC	$—	$1,196	$—	$640	$2,291	$(475)

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net income/(loss)
Blue Mountain Care, LLC	868	—	1,840	—	7,702	1,238
Durjaya, LLC	995	1	973	—	6,596	1,311
Farmalogics Health and Wellness, LLC	987	—	1,385	—	6,954	1,443
Blu Pharms, LLC	533	840	1,513	—	4,363	(325)
Devi MI Grow, LLC	254	15,000	66	—	—	(1,858)
Pure Releaf N Union, LLC	700	149	142	150	1,549	(297)
	$4,337	$17,186	$5,919	$790	$29,455	$1,037
The following table presents current and noncurrent assets, current and noncurrent liabilities, and revenues and net income (loss) of the Company’s variable interest entities at and for the year ended December 31, 2019:
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net loss
Sixth Street Enterprises, Inc.	$3,361	$219	$1,887	$—	$28,380	$(429)
Tedra Health, LLC	—	1,087	—	452	561	(278)
Blue Mountain Care, LLC	666	—	1,776	—	5,288	(1,198)
Durjaya, LLC	798	—	280	—	813	(170)
Farmalogics Health and Wellness, LLC	789	—	1,078	(4)	6,778	(654)
Blu Pharms, LLC	377	840	305	88	2,130	(647)
Nature's Medicines, Inc.	226	4,779	(891)	—	316	(849)
Devi MI Grow, LLC	—	—	—	—	—	—
Pure Releaf N Union, LLC	197	557	95	592	803	(529)
	$6,414	$7,482	$4,530	$1,128	$45,069	$(4,754)
Sixth Street Enterprises, Inc.
■
On October 1, 2017, AMMA Investment Group, LLC (“AMMA”) entered into a Management Services Agreement (MSA) with Sixth Street Enterprises, Inc. (“Sixth Street”). Sixth Street is an Arizona non-profit corporation which operates a medical cannabis dispensary.

■	The MSA term is 10 years with the option to renew for two additional 10-year terms.
■	Effective June 3, 2019, AMMA and Sixth Street amended the MSA to decrease the monthly management fee to approximately $42 on a monthly basis.
■
The fees paid to AMMA equal a prorated shared cost pool based on average full-time employment count of AMMA. All costs incurred by AMMA in performance of the MSA shall be reimbursed by Sixth Street at cost plus an agreed upon markup.

■
The MSA gives AMMA the full authority to make business decisions on Sixth Street’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Sixth Street.

■	AMMA determined that Sixth Street was a VIE of AMMA Investment Group, LLC as the cannabis management service fees were not commensurate of services provided.
■	During the year ended December 31, 2020, Sixth Street became a wholly owned subsidiary of the Company.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Tedra Health LLC
■
On March 8, 2019, AMMA Investment Group, LLC (“AMMA”) entered into a Management Services Agreement (MSA) with Tedra Health, LLC (“Tedra Health”). Tedra Health is a Connecticut limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 10 years with the option to renew for two additional 10-year terms.
■	The fees paid to AMMA equal 2% of the AMMA shared cost pool. All costs incurred by AMMA in performance of the MSA shall be reimbursed by Tedra Health at cost plus an agreed upon markup.
■
The MSA gives AMMA the full authority to make business decisions on Tedra Health’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Tedra Health.

■	AMMA determined that Tedra Health was a VIE of AMMA Investment Group, LLC as the cannabis management service fees were not commensurate of services provided.
Blue Mountain Care LLC
■
On July 1, 2019, Blue Mountain Holdings, LLC (“BMH”) entered into a Management Services Agreement (MSA) with Blue Mountain Care, LLC (“BMC”). BMC is a Maryland limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to BMH equal BMC’s total revenues minus total direct expenses.
■
The MSA gives BMH the full authority to make business decisions on BMC’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of BMC.

■	BMH determined that BMC was a VIE of Blue Mountain Holdings, LLC as the cannabis management service fees were not commensurate of services provided.
Durjaya LLC
■
On March 12, 2018, Maryland Health Management, LLC (“MHM”) entered into a Management Services Agreement (MSA) with Durjaya, LLC (“Durjaya”). Durjaya is a Maryland limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to MHM equal BMC’s total revenues minus total direct expenses.
■
The MSA gives MHM the full authority to make business decisions on Durjaya’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Durjaya.

■	MHM determined that Durjaya was a VIE of Maryland Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
Farmalogics Health and Wellness LLC
■
On March 8, 2018, Maryland Health Management, LLC (“MHM”) entered into a Management Services Agreement (MSA) with Farmalogics Health and Wellness, LLC (“Farmalogics”). Farmalogics is a Maryland limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to MHM equal Farmalogics’ total revenues minus total direct expenses.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
■
The MSA gives MHM the full authority to make business decisions on Farmalogics’ behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Farmalogics.

■	MHM determined that Farmalogics was a VIE of Maryland Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
Blu Pharms LLC
■
On September 30, 2019, JKJ Management Laurel, LLC (“JKJ”) entered into a Management Services Agreement (MSA) with Blu Pharms, LLC (“Blu Pharms”). Blu Pharms is a Maryland limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to JKJ equal Blu Pharms’ total revenues minus total direct expenses.
■
The MSA gives JKJ the full authority to make business decisions on Blu Pharms’ behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Blu Pharms.

■	JKJ determined that Blu Pharms was a VIE of JKJ Management Laurel, LLC as the cannabis management service fees were not commensurate of services provided.
Nature’s Medicines, Inc.
■
On January 1, 2019, Globe Street Management, LLC (“Globe Street”) entered into a Management Services Agreement (MSA) with Nature’s Medicines, Inc. (“Nature’s Medicines”). Nature’s Medicines is a Massachusetts corporation which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to Globe Street equal Nature’s Medicines’ total revenues minus total direct expenses.
■
The MSA gives Globe Street the full authority to make business decisions on Nature’s Medicines’ behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Nature’s Medicines.

■	Globe Street determined that Nature’s Medicines was a VIE of Globe Street Management, LLC as the cannabis management service fees were not commensurate of services provided.
■	During the year ended December 31, 2020, Nature’s Medicines became a wholly owned subsidiary of the Company.
Pure Releaf N Union LLC
■
On July 3, 2019, Tedra Health Management, LLC (“THM”) entered into a Management Services Agreement (MSA) with Pure Releaf N Union, LLC (“Pure Releaf”). Pure Releaf is a Michigan limited liability company which operates a medical cannabis dispensary.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to THM equal Pure Releaf’s total revenues minus total direct expenses.
■
The MSA gives THM the full authority to make business decisions on Pure Releaf’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Pure Releaf.

■	THM determined that Pure Releaf was a VIE of Tedra Health Management, LLC as the cannabis management service fees were not commensurate of services provided.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Devi MI Grow LLC
■
On January 1, 2020, Tedra Health Management, LLC (“THM”) entered into a Management Services Agreement (MSA) with Devi MI Grow, LLC (“Devi MI Grow”). Devi MI Grow is a Michigan limited liability company which operates a medical cannabis cultivation center.

■	The MSA term is 20 years with no renewal options.
■	The fees paid to THM equal Devi MI Grow’s total revenues minus total direct expenses.
■
The MSA gives THM the full authority to make business decisions on Devi MI Grow’s behalf, which includes approving operating and capital budgets, hiring, firing and compensating management, and determining the strategic operating direction of Devi MI Grow.

■	THM determined that Devi MI Grow was a VIE of Tedra Health Management, LLC as the cannabis management service fees were not commensurate of services provided.
NOTE 6. INVENTORY
The Company’s inventory consisted of:
	December 31, 2020	December 31, 2019
Raw materials	$650	$14
Work in progress	2,039	1,114
Finished goods	6,575	3,455
Total inventory, net	$9,264	$4,583
NOTE 7. EQUITY METHOD INVESTMENTS
The following tables present changes in the Company’s equity method investments in the years ended December 31, 2020, and 2019:
Entity	Ownership percentage	Balance at December 31, 2019	Additions	Distributions	Share of net income (loss)	Balance at December 31, 2020
Taro, LLC	50%	$714	$80	$—	$—	$794
Jais, LLC	49%	2	92	—	(91)	3
Teisa, LLC	49%	237	25	—	(12)	250
Dahla, LLC	49%	77	—	—	—	77
PA Natural Medicine, LLC	43%	39	3,002	(2,813)	3,377	3,605
		$1,069	$3,199	$(2,813)	$3,274	$4,729
Entity	Ownership percentage	Balance at January 1, 2019	Additions	Distributions	Share of net income (loss)	Balance at December 31, 2019
Taro, LLC	50%	$—	$714	$—	$—	$714
Jais, LLC	49%	—	376	—	(374)	2
Teisa, LLC	49%	—	465	—	(228)	237
Dahla, LLC	49%	—	150	—	(73)	77
PA Natural Medicine, LLC	17%	—	39	—	—	39
		$—	$1,744	$—	$(675)	1,069

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Taro, LLC
On June 19, 2019, the Company issued 1,066,167 shares of common stock to Jigarkumar Patel, CEO and majority shareholder of the Company, for his 50% membership interest in Taro, LLC (“Taro”), a California limited liability company. The beginning investment balance in Taro was calculated as the fair value of the shares issued in exchange for the membership interest, or $714. Taro had no operations from the date of the Company’s acquisition of Mr. Patel’s membership interest through December 31, 2020. Note that Taro is not considered a business as the entity’s license application is still in process, and as such the entity has no business operations.
Jais, LLC
On August 14, 2019, the members of Jais, LLC (“Jais”), a Missouri limited liability company, entered into the Operating Agreement for Jais. The members were listed as Jusmin Patel, a representative of the Company, and Maria Patel with 49% and 51% membership interests, respectively. The Company bore the financial burden of the startup costs and treated the 49% membership interest held by Mr. Patel, acting on behalf of the Company, as an equity method investment. Note that Jais is not considered a business as the entity’s license application is still in process, and as such the entity has no business operations.
Teisa, LLC
On November 20, 2019, the members of Teisa, LLC (“Teisa”), an Illinois limited liability company, entered into the Operating Agreement for Teisa. The members were listed as Jigarkumar Patel, CEO of the Company, and Patrice Johnson with 49% and 51% membership interests, respectively. The Company bore the financial burden of the startup costs and treated the 49% membership interest held by Mr. Patel, acting on behalf of the Company, as an equity method investment. Note that Teisa is not considered a business as the entity’s license application is still in process, and as such the entity has no business operations.
Dahla, LLC
On August 22, 2019, the members of Dahla, LLC (“Dahla”), a New Jersey limited liability company, entered into the Operating Agreement for Dahla. The members were listed as Jigarkumar Patel, CEO of the Company, and Dashiv Holdings, LLC with 49% and 51% membership interests, respectively. The Company bore the financial burden of the startup costs and treated the 49% membership interest held by Mr. Patel, acting on behalf of the Company, as an equity method investment. Note that Dahla is not considered a business as the entity’s license application is still in process, and as such the entity has no business operations.
PA Natural Medicine, LLC
On January 1, 2019, the Company issued 2,975,000 shares of common stock to Jigarkumar Patel, CEO and majority shareholder of the Company, for his 17% membership interest in PA Natural Medicine, LLC (“PA”), a Pennsylvania limited liability company. PA manages dispensaries throughout the state of Pennsylvania. The non-marketable equity investment has been presented at the carrying value at the time transfer occurred on January 1, 2019. The basis was approximately $39.
On May 15, 2020, the Company issued 2,548,000 shares of common stock and approximately $1,213 for an additional 26% membership interest in PA, at which point the investment was accounted for as an equity method investment. There are no restrictions on the assets of PA.
The following table presents current and noncurrent assets, current and noncurrent liabilities, and revenues and net income (loss) of the Company’s equity method investments at and for the year ended December 31, 2020:
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net income/(loss)
Taro, LLC	$1	$330	$—	$—	$—	$—
Jais, LLC	—	7	195	—	—	(185)
Teisa, LLC	—	—	99	—	—	(25)
Dahla, LLC	—	—	150	—	—	—

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net income/(loss)
PA Natural Medicine, LLC	3,041	1,472	1,127	—	30,361	9,832
	$3,042	$1,809	$1,571	$—	$30,361	$9,622
The following table presents current and noncurrent assets, current and noncurrent liabilities, and revenues and net income (loss) of the Company’s equity method investments at and for the year ended December 31, 2019:
Entity	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Net income/(loss)
Taro, LLC	$1	$330	$—	$—	$—	$—
Jais, LLC	—	4	99	—	—	(763)
Teisa, LLC	—	—	98	—	—	(465)
Dahla, LLC	—	—	150	—	—	(150)
PA Natural Medicine, LLC	1,548	1,553	699	—	9,373	2,210
	$1,549	$1,887	$1,046	$—	$9,373	$832
NOTE 8. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of:
	December 31, 2020	December 31, 2019
Land and land improvements	$3,311	$2,658
Buildings and building improvements	24,752	18,957
Machinery and equipment	3,266	2,044
Computer equipment and software	937	481
Leasehold improvements	646	609
Motor vehicles	257	69
Furniture and fixtures	2,062	1,686
Construction in progress	23,645	9,756
Total property, plant and equipment, gross	$58,876	$36,260
Less: accumulated depreciation	(2,619)	(950)
Property, plant and equipment, net	$56,257	$35,310
Assets under construction represent construction in progress related to both cultivation and dispensary facilities and are not depreciated.
The Company recorded depreciation expense of $1,669 for the year ended December 31, 2020 ($511 included in cost of goods sold and $1,158 included in depreciation, in the consolidated statements of operations) and $1,050 for the year ended December 31, 2019 ($nil included in cost of goods sold and $1,050 included in depreciation, in the consolidated statements of operations). The Company recorded $100 in depreciation in the consolidated statements of operations for the year ended December 31, 2019 for depreciation expense related to common control entities prior to the transfer date, which is excluded from accumulated depreciation.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
NOTE 9. INTANGIBLE ASSETS AND GOODWILL
Intangible assets, including goodwill as of December 31, 2020, consisted of the following:
Gross carrying amount	Weighted average useful lives (years)	December 31, 2019	Acquisitions	Additions	December 31, 2020
Indefinite life intangible assets:
Licenses and permits	N/A	$9,642	$7,000	$—	$16,642
Total intangible assets		9,642	7,000	—	16,642
Goodwill	N/A	25,170	2,343	—	27,513
Total intangible assets and goodwill		$34,812	$9,343	$—	$44,155
Intangible assets, including goodwill as of December 31, 2019 consisted of the following:
Gross carrying amount	Weighted average useful lives (years)	December 31, 2018	Acquisitions	Additions	December 31, 2019
Indefinite life intangible assets:
Licenses and permits	N/A	$—	$9,642	$—	$9,642
Total intangible assets		—	9,642	—	9,642
Goodwill	N/A	—	25,170	—	25,170
Total intangible assets and goodwill		$—	$34,812	$—	$34,812
The Company recorded no amortization of intangible assets during the years ended December 31, 2020, or December 31, 2019, as the assets had an indefinite life.
There were no impairments identified during annual goodwill impairment testing in 2020 or 2019.
There were no intangible assets impairments identified during the year ended December 31, 2020, or December 31, 2019.
NOTE 10. LEASES
The Company adopted ASC 842, Leases, on January 1, 2019. The Company holds leases related to office spaces and retail dispensary facilities. The following is lease activity for the years ended December 31, 2020, and 2019:
Right-of-use assets
	Operating leases	Finance leases
Balance, January 1, 2019 (Adoption of ASC 842)	$26	$—
Acquisitions	2,371	3,914
Additions	702	—
Disposals	—	—
Depreciation	(171)	(62)
Balance, December 31, 2019	$2,928	$3,852
Acquisitions	391	—
Additions	227	7,514
Disposals	—	(7,751)
Depreciation	(323)	(253)
Balance, December 31, 2020	$3,223	$3,362
During the years ended December 31, 2020, and 2019, the Company recorded $576 and $233 of amortization on right-of-use assets included in general and administrative expenses within the consolidated statement of operations, respectively.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Lease liabilities
	Operating leases	Finance leases
Balance, January 1, 2019 (Adoption of ASC 842)	$(26)	$—
Acquisitions	(2,426)	(3,845)
Additions	(694)	—
Disposals	—	—
Interest	(279)	(189)
Principal payments	405	137
Balance, December 31, 2019	$(3,020)	$(3,897)
Less current portion	252	467
Long term lease liabilities, December 31, 2019	$(2,768)	$(3,430)
Balance, January 1, 2020	$(3,020)	$(3,897)
Acquisitions	(432)	—
Additions	(226)	(7,364)
Disposals	—	7,800
Interest	(323)	(930)
Principal payments	598	961
Balance, December 31, 2020	$(3,403)	$(3,430)
Less current portion	632	32
Long term lease liabilities, December 31, 2020	$(2,771)	$(3,398)
The total cash outflow for leases for the year ended December 31, 2020, and 2019 was $1,559 and $527, respectively.
As of December 31, 2019, and 2020, the weighted average lease term remaining was 6.9 and 6.4 years, respectively. The following table provides amounts at December 31, 2020 for future minimum lease payments under non-cancelable operating leases having an initial or remaining term of more than one year:
	Operating leases	Finance leases
2021	$873	$280
2022	509	3,460
2023	534	—
2024	450	—
2025	308	—
Thereafter	3,785	—
Total minimum lease payments	$6,459	$3,740
Effect of discounting	(3,056)	(310)
Present value of minimum lease payments	$3,403	$3,430
Current portion lease obligations	(632)	(32)
Long term lease obligations	$2,771	$3,398

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
NOTE 11. NOTES PAYABLE
Notes payable consisted of the following balances due to third parties as of December 31, 2019:
December 31, 2019
Secured promissory notes dated July to October 2019, in the cumulative principal amount of $3,950. Monthly interest payments of 7-10% per annum. Principal balance due at maturity.	$3,448
Settlement agreement dated September 2018, in the principal amount of $1,410 with a maturity of January 2022. Fixed monthly payments of $35. Principal balance due at maturity.	875
Mortgage loan dated October 2017, in the principal amount of $1,050 with a maturity of November 2032. Monthly interest payments of 4.625% per annum. Principal balance due at maturity.	944
Loan agreements dated March 2016 to August 2019, in the cumulative principal amount of $1,896. Monthly interest payments of 7-12% per annum. Principal balance due at maturity.	1,867
Unsecured promissory notes dated January 2016 to May 2019, in the cumulative principal amount of $5,865. Monthly interest payments of 0-12% per annum. Principal balance due at maturity.	1,634
Total notes payable	8,768
Less unamortized debt discounts and issuance costs	—
Net amount	8,768
Less: current portion of notes payable	(7,731)
Notes payable, net of current portion	$1,037
Note that all notes payable outstanding as of December 31, 2019, were repaid in full during the year ended December 31, 2020.
Note that the Company had no outstanding notes payable due to third parties as of December 31, 2020.
Additionally, the Company had notes payable due to related parties as noted below. The noteholders are considered related parties due to (1) beneficial ownership in Devi common stock or (2) common ownership by Jigarkumar Patel, Devi CEO. Notes payable to related parties consisted of the following as of December 31, 2019:
December 31, 2019
Loan agreement dated August 2019, in the principal amount of $95 with a maturity of May 2020. Monthly interest payments of 18% per annum. Principal balance due at maturity.	$95
Unsecured promissory notes dated January to September 2019, in the cumulative principal amount of $10,699.
Monthly interest payments of 0-18% per annum. Principal balance due at maturity. (a)	10,964
Advance payment by Drewry received in December 2019. Refer to paragraph below. (b)	1,000
Total related party notes payable	12,059
Less unamortized debt discounts and issuance costs	—
Net amount	12,059
Less: current portion of related party notes payable	(12,059)
Related party notes payable, net of current portion	$—

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Note that all related party notes payable outstanding as of December 31, 2019, were repaid in full during the year ended December 31, 2020.
(a)
From July 9 to September 19, 2019, the Company entered into several unsecured promissory notes with Jigarkumar Patel (“Jigar”) in the cumulative principal amount of $2,215, with all notes bearing 18% per annum and due within 12 months of issuance. On January 23, 2020, the Company executed a Convertible Promissory Note (“Jigarkumar Convertible Note”) with Jigar, assuming the outstanding balance of the aforementioned unsecured promissory notes. The Jigarkumar Convertible Note bears interest of 4% per month with a maturity date of March 31, 2020. Then on May 15, 2020, Jigarkumar converted the outstanding balance of the Jigarkumar Convertible Note to 3,435,667 shares of Devi common stock, satisfying the outstanding balance of $3,000 in full.

(b)
On December 26, 2019, the Company received an advance payment from Drewry Investments, LLC (“Drewry”) in the amount of $1,000. On January 23, 2020, the Company executed a Convertible Promissory Note (“Drewry Convertible Note”) with Drewry, assuming the outstanding balance of the advance payment and drawing an additional $2,200 for a total principal balance of $3,200, bearing interest of 4% per month with a maturity date of March 31, 2020. The Company then paid the outstanding balance of the Drewry Convertible Note in cash with the proceeds of the AFC Term Loan noted below.

Notes payable to related parties consisted of the following as of December 31, 2020:
December 31, 2020
Credit Agreement, consisting of several delayed draw Term Loan Notes dated May to December 2020, in the cumulative principal amount of up to $42,500 with a maturity of May 2024. Interest accues on a monthly basis at a rate of 17% per annum (13% cash interest and 4% paid-in-kind). Lump sum payment of principal balance and any accrued, unpaid interest due at maturity.	$41,822
Total related party PIK loan	41,822
Less unamortized debt discounts and issuance costs	(14,430)
Net amount	27,392
Less: current portion of related party PIK loan	(1,091)
Related party PIK loan, net of current portion	$26,301
On May 15, 2020, the Company as guarantor entered into a syndicated Credit Agreement with Advanced Flower Capital Management, LLC (“AFC”). Note that AFC is a related party as an affiliate of AFC is a beneficial owner of the Company’s common stock and such affiliate is entitled to appoint members of the Company’s Board of Directors. The Credit Agreement provides for a $42.5 million delayed draw term loan facility (“AFC Term Loan”). On May 15, 2020, the Company drew $26.2 million against the AFC Term Loan facility (the “May 2020 Draw”). The Company used the initial proceeds under the AFC Term Loan facility to pay off existing secured and unsecured promissory notes, existing mortgage loans, and finance the acquisition of equity interests in the Company’s subsidiaries held by third parties, all of which were outstanding as of December 31, 2019.
The AFC Term Loans are secured by (i) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the AFC Term Loans (the “Guarantors”), (ii) a first priority security interest in the trademarks registered with the Arizona Secretary of State and Maryland Secretary of State, held by the Company’s direct subsidiary, and (iii) a first priority security interest in all of the Guarantors’ present and future real property assets. In the event of a change of control or other event of default, all obligations inclusive of any and all accrued and unpaid interest and fees shall automatically become and be immediately due and payable in full. The AFC Term Loans include covenants that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Company must meet the

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
following covenants on a quarterly basis: (1) Minimum Adjusted EBITDA, (2) Minimum Free Cash Flow, (3) Max Total Leverage to Adjusted EBITDA Ratio, (4) Minimum Fixed Charge Coverage Ratio, and (5) Minimum Cash Balance. The Company is in compliance with all covenants.
Additionally, related to the May 2020 Draw, the Lenders received 11,414,686 warrants (compensation warrants), exercisable to purchase one share of common shares at an exercisable price of $0.01. In addition, the Lenders received 11,647,639 warrants (Lender warrants), exercisable to purchase one share of common shares at an exercisable price of $0.75 per share. The warrants were fair valued using the Black-Scholes option-pricing model, see note 14 for discussion on assumptions used in the model to value the warrants, and resulted in a debt discount of $15.4 million. Using the effective interest method, the carrying amount of the notes is the difference between the principal amount and the initial carrying value of the lender warrants. The net amount of the warrant component and issue costs are accreted using the effective interest method over the term of the note, such that the carrying amount of the financial liability will equal the principal balance at maturity. The Company incurred cash fees of $3.7 million allocated between warrant liabilities and debt incurred for $1.4 million and $2.3 million, respectively. Subsequent to the allocation to the warrant liabilities, $1.4 million was expensed and included in interest expense on the Consolidated Statement of Operations. In addition, $1.9 million was expensed and included within interest expense on the consolidated statement of operations to amortize the debt discounts and issuance costs.
On October 23, 2020, the Company drew an additional $4.2 million on the AFC Term Loan facility (the “October 2020 Draw”). In conjunction with the October 2020 Draw, the Company issued 0.7 million stock warrants with an exercise price of $0.01 per share and 700,000 stock warrants with an exercise price of $0.75 per share, to purchase the Company’s Common Stock, which expires 5 years from the issuance date. These warrants were issued to buyers of the Company’s debt and equity. The warrants were fair valued using the Black-Scholes option-pricing model and resulted in a debt discount of $0.7 million. Using the effective interest method, the carrying amount of the notes is the difference between the principal amount and the initial carrying value of the warrants. The net amount of the equity component and issue costs are accreted using the effective interest method over the term of the note, such that the carrying amount of the financial liability will equal the principal balance at maturity. The Company incurred cash fees of $0.2 million. The stock warrants qualify for liability classification in accordance with ASC 815, Derivatives and Hedging.
The Company made three additional draws on the AFC Term Loan facility in July, November, and December 2020 in the cumulative principal amount of $10.6 million, bringing the total principal amount drawn on the AFC Term Loan to $41.0 million as of December 31, 2020. No warrants or common stock were issued in conjunction with these additional draws.
Stated maturities of the above notes payable as of December 31, 2020 are as follows:
Annual Maturities as of December 31, 2020
2021	$1,091
2022	—
2023	—
2024	40,731
2025	—
Thereafter	—
Total	$41,822
*Included within notes payable is $14.4 million of unamortized debt cost.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
NOTE 12. INCOME TAXES
The income tax provision recorded differs from the income tax obtained by applying the statutory income tax rate for the year ended December 31, 2020 of 25.91% (December 31, 2019 – 25.91%) to the income for the year and is reconciled as follows:
	December 31, 2020	December 31, 2019
Income (loss) before taxes	$(3,028)	$800
Income tax expense (recovery) based on statutory rate	(784)	207
Non-deductible expenses	7,875	6,707
Other	212	(471)
Increase in valuation allowance	3,895	1,231
Income tax expense	$11,198	$7,674
The Company's income tax expense for the years ending December 31, 2020, and 2019 is entirely related to current tax expense. The Company has recorded an allowance equal to the total amount of the deferred tax asset generated from its net operating loss carryforwards due to the uncertainty of being able to utilize such net operating loss carryforwards in future periods.
Section 280E of the Internal Revenue Code prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for Federal purposes, the IRS has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from their state income tax returns. The non-deductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying IRC Section 280E to the Company's businesses that are involved in selling cannabis, along with other typical non-deductible expenses such as lobbying expenses.
The Company evaluates deferred tax assets to determine the likelihood of these assets being realized in future periods. After considering the likelihood, a valuation allowance has been recorded to offset the entire net deferred tax asset related to federal and state net operating loss carryforwards, as it is uncertain whether they will ultimately be utilized. During the year ended December 31, 2020, the valuation allowance increased by approximately $3,895 (December 31, 2019 – decrease by $1,231). The valuation allowance has been applied based on the Company's historical results from operations. If events or circumstances change, the valuation allowance may be adjusted at that time resulting in an income tax benefit.
The Company has available tax losses that may be carried forward to apply against future years’ income for income tax purposes in certain jurisdictions. The Company has accumulated tax losses that expire as follows:
Expiration year	Federal	State and local	Total
2024	$—	$5,025	$5,025
2025	—	14,822	14,822
Indefinite	17,766	—	17,766
Total	$17,766	$19,847	$37,613
The statute of limitations on tax returns for the Internal Revenue Service and Arizona Department of Revenue are 3 and 4 years respectively. Net operating losses remains open for examination beyond these statute of limitations for both the Internal Revenue Service and Arizona Department of Revenue.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC Section 382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders over a three-year period of more than 50 percentage points. A formal Section 382 study has not been prepared, so the exact effects of the ownership change are not known at this time.
In March 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted. The Act, among other provisions, reinstates the ability of corporations to carry net operating losses back to the five preceding tax years, has increased the excess interest limitation on modified taxable income from 30 percent to 50 percent. The Company has made a reasonable estimate of the effects on existing deferred tax balances and has concluded that the Act has not had a significant on the deferred tax balances.
NOTE 13. SHARE-BASED COMPENSATION
Restricted Stock Units
The Company issue to our directors restricted stock units (“RSUs”), which consist of time-based awards. RSUs provide the recipients with the right to shares of common stock following a specified vesting period. Time-based awards vest quarterly.
On June 3, 2020, the Company granted 60,000 restricted stock units. These restricted stock units vest in four equal quarterly installments through 2021.
	Number of Units	Weighted Average Grant Date Fair Value
RSUs unvested at December 31, 2019	—	$—
Granted	60,000	0.67
Vested	(30,000)	0.67
Cancelled	—	—
RSUs unvested at December 31, 2020	30,000	$0.67
During the year ended December 31, 2020, the Company recorded approximately $23 of share-based compensation expense for restricted stock units granted and vested during the period.
NOTE 14. STOCKHOLDERS’ EQUITY AND NONCONTROLLING INTEREST
Description of the Company’s Securities
At formation, the Company authorized 1,000,000 shares of common stock, with a par value of $0.10 per share and each share entitling the holder to one vote at every meeting of the stockholders. On September 19, 2019, the Company filed a Certificate of Amendment of Certificate of Incorporation, whereby the Company effected a 1,000-to-1 forward stock split and amended the total authorized shares of common stock to 180,000,000 shares with a par value of $0.0001 per share. The Company subsequently filed a Certificate of Amendment of Certificate of Incorporation on April 29, 2020, to increase the number of shares authorized from 180,000,000 to 250,000,000 with a par value of $0.0001 per share. Then on December 14, 2020, the Company filed an Amended & Restated Certificate of Incorporation increasing the number of shares authorized from 250,000,000 to 350,000,000 with a par value of $0.0001.
No preferred stock or other class of common stock has been authorized.
Warrants
On June 19, 2019, the Company entered into a Common Stock Purchase Agreement with issued warrants to Drewry Investments, LLC (“Drewry”). Drewry purchased 9.8 million common stock at a price of $1.00 per share. As part of this

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
common stock purchase, the Company granted Drewry an option to purchase additional 50 million shares at an exercisable price of $1.00 per share, after the stock split. The warrants are exercisable if Drewry raised additional $50 million within 1 year from the grant date. The Company did not record any share-based compensation expense for stock warrants granted in 2019. The stocks warrant qualifies for equity classification in accordance with ASC 815, Derivatives and Hedging.
In addition to the liability warrants discussed in Note 11, on May 10, 2020, the Company issued stock warrants (“compensation warrants”) to a shareholder for services rendered. The warrant option to purchase 1,088,733 at an exercise price of $0.01 per share, which expires 10 years from the issuance date. The stock warrant qualifies for equity classification in accordance with ASC 815, Derivatives and Hedging.
On May 10, 2020, the Company issued 300,000 stock warrants (“compensation warrants”) for services. The warrant option to purchase stock warrants at $0.01 per share, which expires 10 years from the issuance date. The warrants are exercisable once the performance criteria of selling a dispensary in Maryland to Devi. The stock warrant qualifies for equity classification in accordance with ASC 815, Derivatives and Hedging. Subsequent to year-end, the warrants were cancelled. There was no impact to the financial statements as the performance criteria was not met.
On May 15, 2020, the Company issued 1,600,000 stock warrants (“compensation warrants”) for services, related to executing the financing transaction with AFC. The warrant option to purchase stock warrants at $0.01 per share, which expires 10 years from the issuance date. The stock warrant qualifies for equity classification in accordance with ASC 815, Derivatives and Hedging.
The Company recorded $0.7 million share-based compensation expense for compensation warrants issued during the year ended December 31, 2020. The fair value of the stock warrants classified as equity granted was determined using the Black-Scholes option-pricing model with the following assumptions at the time of grant:
	2020	2019
Risk-Free Annual Interest Rate	0.26%	N/A
Expected Annual Dividend Yield	0%	N/A
Expected Stock Price Volatility	85%	N/A
Expected term	10.0	N/A
There were no compensation warrants issued during the year ended December 31, 2019.
A summary of the status of the stock warrants outstanding, on an as-converted basis for shares of common stock, is as follows:
	Number of Stock Warrants	Weighted-average Exercise Price
Balance as of January 1, 2019	—	$—
Issued	50,000,000	1.00
Balance as of December 31, 2019	50,000,000	1.00
Issued	26,051,058	0.34
Forfeited	(50,000,000)	1.00
Balance as of December 31, 2020	26,051,058	$0.34
The fair value of the stock warrants classified as liability (Note 14) was $11.5 million and $nil as of December 31, 2020, and 2019, respectively. The fair value of the stock warrants classified as liability granted was determined using the Black-Scholes option-pricing model with the following assumptions at the time of grant:

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
	2020	2019
Risk-Free Annual Interest Rate	0.44%	N/A
Expected Annual Dividend Yield	0%	N/A
Expected Stock Price Volatility	85%	N/A
Expected term	5.0	1.0
Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that stock warrants issued are expected to be outstanding. The risk-free rate is based on US Treasury strip rate with a remaining term approximately equal to the expected life of the warrants.
During the years ended December 31, 2020, and 2019, the weighted-average fair value of the stock warrants granted was $0.67 per warrant. As of December 31, 2020, and 2019, stock warrants outstanding have a weighted-average remaining contractual life of 0.67 years.
Shares Issued
During the years ended December 31, 2020, and 2019, the Company issued the following shares, net of share issuance costs, as a result of business combinations and other equity-settled transactions:
	Shares issued in the year ended
	December 31, 2019	December 31, 2020	Footnote
Initial Funding of Devi by Drewry Investments, LLC	14,150,000	—	FN 14
Acquisition of AMMA Investment Group, LLC	12,515,400	14,300,000	FN 4
Acquisition of Amado Management, LLC	5,997,200	17,752,000	FN 4
Secondary Funding of Devi by J Brothers Investments, LLC	1,000,000	—	FN 14
Acquisition of minority interest in Taro, LLC	1,066,167	—	FN 7
Acquisition of minority interest in PA Natural Medicine, LLC	2,975,000	2,548,000	FN 7
Acquisition of Blue Mountain Holdings, LLC	6,165,640	—	FN 4
Acquisition of JKJ Management Laurel, LLC	6,500,000	—	FN 4
Acquisition of Devi CT Management, LLC	12,177,933	—	FN 4
Acquisition of Globe Street Management, LLC	22,666,667	—	FN 4
Acquisition of Maryland Health Management, LLC	20,478,427	1,365,000	FN 4
Acquisition of Tedra Health Management	4,000,000	—	FN 4
Acquisition of Farmalogics Health and Wellness, LLC minority interest	—	35,000	FN 4
Drewry Cash Contributions	14,800,000	3,456,000	FN 14
J Brothers Cash Contributions	3,100,010	—	FN 14
Satisfaction of notes payable	—	8,500,000	FN 14
Satisfaction of convertible notes payable	—	3,435,667	FN 11
Cancellation of Drewry warrants	—	15,290,000	FN 14
Acquisition of Arizona Natural Pain Solutions, LLC	—	1,984,126	FN 4
Total shares of common stock issued	127,592,444	68,665,793
For ease of comparability, the following equity transactions have been presented net of the impact of the 1,000-to-1 forward stock split, which took place on September 19, 2019.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Initial Funding of Devi by Drewry Investments, LLC
Between January 1 and January 30, 2019, the Company issued 10,107,000 shares of common stock to Drewry Investments, LLC (“Drewry”) in exchange for $5,000 as part of the initial funding of the Company pursuant to the Contribution Agreement dated January 1, 2019, and subsequently amended on February 12, 2019, and June 19, 2019 (the “Contribution Agreement”). On March 4, 2019, the Company issued an additional 4,043,000 shares to Drewry in exchange for $2,000, satisfying Drewry’s responsibility for the initial funding of the Company. This resulted in a cumulative 14,150,000 shares issued to Drewry as part of the initial funding, reflecting a price of $0.49 per share.
Secondary Funding of Devi by J Brothers Investments, LLC
Pursuant to the Contribution Agreement, on January 30, 2019, the Company issued 1,000,000 shares of common stock to J Brothers Investments, LLC (“JBrothers”) in exchange for cash and asset contributions made to entities intended to be acquired by the Company totaling $1,000 in value, reflecting a price of $1.00 per share.
Drewry Cash Contributions
On June 19, 2019, the Company entered into a Common Stock Purchase Agreement with Drewry (the “Drewry 2019 Agreement”) whereby the Company would issue up to 10,000,000 shares of common stock at a price of $1.000 per share. Between June 3 and July 11, 2019, Drewry contributed $9,800 in cash in exchange for 9,800,000 shares of common stock pursuant to the terms of the Drewry 2019 Agreement.
On September 26, 2019, the Company entered into the First Amendment to the Drewry Agreement (the “Drewry Amendment”) whereby the Company agreed to issue up to 5,000,000 additional shares of common stock at a price of $1.00 per share. Between October 16 and November 5, 2019, Drewry contributed $4,995 in exchange for 5,000,000 shares of common stock pursuant to the terms of Drewry Amendment.
On May 15, 2020, the Company entered into a Common Stock Purchase Agreement with Drewry (the “Drewry 2020 Agreement”) whereby the Company would issue 3,456,000 shares of common stock in exchange for $3,000 in cash, reflecting a price of $0.87 per share.
JBrothers Cash Contributions
On October 17, 2019, the Company entered into a Common Stock Purchase Agreement with JBrothers (the “JBrothers Agreement”) whereby the Company would issue 3,100,010 shares of common stock in exchange for $3,100 in cash, reflecting a price of $1.00 per share.
Satisfaction of Notes Payable
On March 10, 2020, the Company entered into an agreement with Weldon Development, LLC (“Weldon”) to satisfy the balance of the unsecured promissory note issued to Weldon in conjunction with the purchase of Weldon’s minority interest in AMMA Investment Group, LLC. Immediately prior to the closing of this agreement, the outstanding balance of the unsecured promissory note was $4,500. Pursuant to the terms of the agreement, the Company issued 6,000,000 shares of common stock to satisfy the $4,500 outstanding balance of the note, reflecting a price of $0.75 per share.
On May 7, 2020, the Company entered into a Loan Payoff Letter with, a related party, Marvele, LLC (“Marvele”) to satisfy the balance of the unsecured promissory note issued to Marvele in conjunction with purchase of Marvele’s minority interest in Amado Management, LLC. Per the Loan Payoff Letter, the Company issued 2,500,000 shares of common stock to satisfy the $1,500 outstanding balance of the note, reflecting a price of $0.60 per share and the remaining balance of the note was paid in cash.
Cancellation of Drewry Warrants
On May 15, 2020, the Company and Drewry entered into a Warrant Cancellation Agreement, providing for the cancellation of the 50,000,000 liability warrants made in favor of Drewry in exchange for the issuance of 15,290,000 additional shares. The shares were valued at $0.67 per share, and the Company recorded stock-based compensation expense of $10,245 related to the issuance.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Noncontrolling Interests
The net change in the noncontrolling interests is as follows:
	Amado Management, LLC	AMMA Investment Group, LLC	Sixth Street Enterprises, Inc.	Tedra Health, LLC	Blue Mountain Care, LLC	Blu Pharms, LLC	Maryland Health, Management, LLC	Durjaya, LLC	Farmalogics Health & Wellness, LLC	Pure Releaf N Union, LLC	Tide Management, LLC	Total
Balance, December 31, 2018	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Additions to non-controlling interest	$14,775	858	3,769	54	320	1,063	252	(6)	614	235	—	21,934
Purchase of non-controlling interest	—	(74)	—	472	—	—		—	—	—	—	398
Net income attributable to non-controlling interest	(4,458)	(4,259)	20,530	(526)	—	—	(102)	—	—	—	—	11,185
Balance, December 31, 2019	$10,317	$(3,475)	$24,299	—	$320	$1,063	$150	(6)	$614	$235	$—	$33,517
Additions to non-controlling interest	—	—	—	—	—	—	—	—	—	—	5,350	5,350
Purchase of non-controlling interest	(9,374)	5,476	(36,155)	—	—	—	(106)	—	(301)	—	—	(40,460)
Net income attributable to non-controlling interest	(943)	(2,001)	11,856	—	—	—	(44)	—	—	—	179	9,047
Balance, December 31, 2020	$—	$—	$—	$—	$320	$1,063	$—	$(6)	$313	$235	$5,529	$7,454
NOTE 15. FAIR VALUE AND RISK MANAGEMENT
The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers:
■	Level 1 – defined as quoted market prices in active markets for identical assets or liabilities
■
Level 2 – defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities and

■	Level 3 – defined as unobservable inputs that are not corroborated by market data.
The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
The Company measures the put right and warrant liability on a recurring basis using Level 3 inputs as defined under ASC 820, Fair Value Measurement and Disclosures. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.
During the year ended December 31, 2020, and December 31, 2019, the Company issued 26.1 million and 50.0 million stock warrants, respectively. Certain stock warrants are accounted for as a warrant liability (23,062,325 liability warrants and 50,000,000 liability warrants as of December 31, 2020, and 2019, respectively). The estimated fair value of the liability is recorded using significant unobservable measures and other fair value inputs

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
and is therefore classified as a Level 3 financial instrument. Increases or decreases in the fair value of the Company’s liability associated with the warrant liability are reflected as “change in the fair value of the put right and warrant liability” in the consolidated statements of operations for the respective period.
The warrant liability is fair valued using a Black-Scholes model and methodologies and significant grant-date assumptions are disclosed in Note 12. There was no change in the fair value from the initial valuation date.
The Company granted a one-time option (put right) to the sellers of ANPS as part of the Membership Interest purchase agreement. The put right gives the holder the right to sell some or all of the stock consideration received as part of the acquisition on May 31, 2024 (“exercise date”) for $1.26 per share adjusted at a rate of 12% per annum, until the exercise date. The Company recorded $1,171 as the fair value of the put right as a liability at the acquisition date. The fair value was determined using the Black-Scholes model and assumptions included below, with the residual value of the consideration recorded to the common stock issued. There was no material change in the fair value of the put right as of December 31, 2020, since the acquisition date. The fair value of the put right could differ from these estimates if any assumption below were to change; with the corresponding impact to the fair value of equity issued.
	2020	2019
Risk-Free Annual Interest Rate	0.44%	N/A
Exercise price	$1.26	N/A
Share price	$0.67	N/A
Expected Stock Price Volatility	80%	N/A
Expected term	4.0	N/A
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2020:
	Level 1	Level 2	Level 3	Total
Financial Liability
Put right	$—	$—	$1,171	$1,171
Warrant liability	—	—	11,494	11,494
Financial Liability Total	$—	$—	$12,665	$12,665
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2019:
	Level 1	Level 2	Level 3	Total
Financial Liability
Put right	$—	$—	$—	$—
Warrant liability	—	—	—	—
Financial Liability Total	$—	$—	$—	$—
NOTE 16. COMMITMENTS AND CONTINGENCIES
Regulatory Environment
The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
applicable local and state regulation as of December 31, 2020, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
Claims & Legal Proceedings
From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.
Litigation Assessment
The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate are based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline. The Company monitors and evaluates prior settled claims to ensure the Company is in compliance with any and all requirements.
Commitments
On March 4, 2020, the Company engaged Elite Construction, LLC (“Elite”) to perform engineering and construction services related to the build-out of a cultivation and dispensary site in Battle Creek, Michigan. Pursuant to the terms of the bid made by Elite, the Company was obligated to pay $3,836 for work performed under Phase 1 of construction with a remaining obligation to pay $671 as of December 31, 2020, which was subsequently paid in 2021. Certain amounts related to this contract have been recorded to construction in progress.
Loan Commitments
The AFC Term Loans are secured by (i) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the AFC Term Loans (the “Guarantors”), (ii) a first priority security interest in the trademarks registered with the Arizona Secretary of State and Maryland Secretary of State, held by the Company’s direct subsidiary, and (iii) a first priority security interest in all of the Guarantors’ present and future real property assets. In the event of a change of control or other event of default, all obligations inclusive of any and all accrued and unpaid interest and fees shall automatically become and be immediately due and payable in full. The AFC Term Loans include restrictions that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Company must meet the following covenants on a quarterly basis: (1) Minimum Adjusted EBITDA, (2) Minimum Free Cash Flow, (3) Max Total Leverage to Adjusted EBITDA Ratio, (4) Minimum Fixed Charge Coverage Ratio, and (5) Minimum Cash Balance. The Company is in compliance with all covenants.
NOTE 17. DISCONTINUED OPERATIONS
Tedra Health LLC
On March 8, 2019, AMMA Investment Group, LLC (“AMMA”) entered into a Management Services Agreement (MSA) with Tedra Health, LLC (“Tedra Health”). Tedra Health is a Connecticut limited liability company which operates a

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
medical cannabis dispensary. AMMA determined that Tedra Health was a VIE of AMMA Investment Group, LLC as the cannabis management service fees were not commensurate of services provided. The Company re-evaluated the VIE on March 8, 2019 and concluded the primary beneficiary of Tedra Health had not changed. Pursuant to ASC 250-10 and ASC 805-50-45 and the MSA effective March 8, 2019, the results of operations of Tedra Health were included and reported in the Company’s consolidated results at the beginning of the period (or January 1, 2019). The Company recognized net assets acquired of $54 and noncontrolling interest of $54 on the transfer date of March 8, 2019.
During the year ended December 31, 2020, the Company decided to discontinue operating activities related to Tedra Health, LLC, (“Tedra”) which owns and operates a medical marijuana dispensary in the state of Connecticut. On October 2, 2020, Tedra entered into an Asset Purchase Agreement with FFD West, LLC (“FFD”) to sell and transfer all of its rights, title, and interest in designated purchased assets to FFD in exchange for $4,200 in cash, $400 in escrow and a $500 promissory note. This transaction included all contracts held by Tedra, medical marijuana license, operating lease, inventory, and property, plant & equipment. The gain on discontinued operations was approximately $3,800.
Discontinued operations are presented separately from continuing operations in the consolidated statements of operations and the consolidated statement of cash flows.
The following table represents the financial results associated with discontinued operations as reflected in the Company’s consolidated statements of operations:
	For the Year Ended
	2020	2019
Revenue, net of discounts	$2,291	$561
Cost of goods sold	(1,670)	(386)
Gross profit	621	175
Operating expenses
General and administrative	782	853
Selling and marketing	26	35
Depreciation and amortization	78	48
Total operating expenses	886	936
Operating income/(loss)	(265)	(761)
Other (expense) income
Interest expense	—	(3)
Income/(loss) before taxes and non-controlling interest	(265)	(764)
Income taxes	(109)	(37)
Net income/(loss) before non-controlling interest	(374)	(801)
Net income (loss) attributed to non-controlling interest	—	523
Net income/(loss) attributed to Devi Holdings, Inc.	$(374)	$(278)

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
The following table is a summary of the assets and liabilities of discontinued operations:
	For the period ended December 31
	2020	2019
Cash and cash equivalents	$168	$65
Accounts receivable, net	—	2
Prepaid expenses	11	14
Inventory, net	244	96
Property, plant and equipment, net	507	576
Operating lease right-of-use asset, net	266	334
Total assets held for sale	1,196	1,087

Accounts payable	(197)	(40)
Accrued expenses and other liabilities	(176)	(76)
Operating lease liability, net of current portion	(267)	(336)
Total liabilities associated with assets held for sale	$(640)	$(452)
The following table is a summary of the property, plant, and equipment of discontinued operations:
	December 31, 2020	December 31, 2019
Machinery and equipment	$107	$103
Computer equipment and software	41	41
Leasehold improvements	475	470
Furniture and fixtures	10	10
Total property, plant and equipment, gross	633	624
Less: accumulated depreciation	(126)	(48)
Property, plant and equipment, net	$507	$576
NOTE 18. SUBSEQUENT EVENTS
Drewry Sale Agreement
On June 9, 2021, the Company entered into an agreement (the “Drewry Sale Agreement”) with Drewry Investments LLC (“Drewry”), David Dozzo, Luciano Gabriano, Michael Steele, and Avonlea Ventures Inc. (collectively, the “Drewry Parties”) to purchase the outstanding shares of Devi Common Stock held by the Drewry Parties and the 13.997% membership interest in Tide Management, LLC held by Drewry. As of June 9, 2021, the Drewry Parties owned 47,896,000 shares and had the right to acquire 3,455,842 additional shares of Devi common stock pursuant to warrants, for a total of 51,351,842 shares of Devi common stock. Additionally, as compensation for prior consulting related services provided to the Company by Drewry, the Company agreed to issue an additional 2,000,000 shares of Devi common stock, increasing the total shares held by Drewry to 53,351,842.
Per the Drewry Sale Agreement, the Company agreed to pay the Drewry Parties a total of $80,028 in exchange for the shares and $1,500 in exchange for the Drewry Parties’ 13.997% membership interest in Tide Management, LLC. Note that prior to the closing of the Drewry Sale Agreement, the Drewry Parties exercised, on a cashless basis, all of its existing warrants to acquire shares of Devi common stock pursuant to the exercise process set forth in the Warrants. The Closing Date of the Agreement was determined to be no later than July 31, 2021.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Capital Raise
On July 30, 2021, the Company completed a Common Stock Purchase Agreement with a group of institutional and individual investors, pursuant to which Devi sold an aggregate of 29,872,607 shares at a price of $1.57 per share for gross proceeds of $46.9 million. On August 4, 2021, several individuals entered into the same Common Stock Purchase Agreement as Additional Purchasers, pursuant to which Devi sold an additional 2,575,088 shares at the same price of $1.57 per share for gross proceeds of $4.0 million. The total gross proceeds following the closing of this Agreement were $50.9 million, of which 5% of the gross proceeds were payable to the placement agent (“Seaport Global Securities LLC”).
On October 14, 2021, the Company completed a Common Stock Purchase Agreement with a group of related party investors, pursuant to which Devi sold an aggregate 16,725,908 shares at a price of $1.50 per share for gross proceeds of $25.0 million. There were no fees or costs associated with this capital raise.
The Company also completed a Common Stock Purchase Agreement with individual investor, pursuant to which Devi sold an aggregate 318,471 shares at a price of $1.57 per share for gross proceeds of $0.5 million, of which 5% of the gross proceeds were payable to the placement agent (“Seaport Global Securities LLC”). The total gross proceeds following the closing of both agreements were $25.5 million. In connection with the Common Stock Purchase Agreement, the Company issued 4.3 million stock warrants for services, related to executing the financing transaction with AFC. The warrant provided the holder the right to purchase the Company’s stock at $1.80 per share, and which expires on July 30, 2024. The Company is in the process of evaluating the classification of these warrants.
Drewry Assignment of Loan Interests
On June 9, 2021, the Company entered into an Assignment Agreement (the “Assignment Agreement”) with Drewry Investments LLC (“Assignor”) whereby Drewry agreed to irrevocably sell and assign all of their rights and interests as a Lender under the Credit Agreement to AFC Management, LLC.
Amended and Restated Credit Agreement
On July 30, 2021, the Company entered into an Amended and Restated Credit Agreement (“Amended Credit Agreement”) with AFC Management, LLC, A BDC Warehouse LLC, AFC Gamma, Inc. AFC Management LLC (collectively “AFC”) to borrow an additional $30.0 million, increasing the existing non-revolving term loan to $72.5 million. Terms and conditions to the Credit Agreement (see Note 11 Notes Payable) remained substantially unchanged with interest payments due monthly at an interest rate of 13% per annum. Tranche 2 Term Loans drawn under the Amended Credit Agreement will have paid-in-kind interest (“PIK”) of 2%.
Bridge Credit Agreement
On July 30, 2021, Devi Holdings, Inc. (“Borrower”) entered into a Credit Agreement (the “Bridge Credit Agreement”) with Flower Loan Holdco, LLC and J Brothers Investments LLC, a related party. The Company entered into term loan notes with Flower Loan Holdco, LLC and J Brothers Investments LLC (collectively the “Bridge Loans”) in the amounts of $32.4 million less an original issue discount of $759 and $2.0 million less a discount of $40, respectively. The interest rate for the Bridge Loans is 20.00% per annum and will increase on March 31, 2022, to a rate per annum equal to 30.00%. The maturity date of these term loans is August 7, 2024. The proceeds from the Bridge Loans were used for the Drewry Sale Agreement as described above.
Additionally, Jigarkumar Patel granted, assigned, and pledged to secure the obligations under the term loans through all right, title and interest in Aumega Health and Wellness, LLC (“Aumega”), which holds a 17% membership interest in PA Natural Medicine, LLC (“PA”). This membership interest in PA held by Aumega represents a portion of the Company’s 43% noncontrolling membership interest in PA. The Aumega guaranty constitutes a continuing and irrevocable guaranty and shall remain in full force and effect until the term loans have been paid in full.
On October 15, 2021, the Company repaid the bridge loan in full with the proceeds from the capital raise mentioned above.

Notes to the Consolidated Financial Statements
in thousands of United States dollars, unless otherwise noted (continued)
Promissory Note issued for real estate purchase
On May 27, 2021, the Company issued a promissory note in the principal amount of $700 to HRG Battle Creek, LLC, a Michigan limited liability company, related to the Company’s purchase of real estate in Emmett Township, Michigan. The note shall be paid back through monthly interest-only payments beginning the first day of the first full month 30 days after the closing date of the transaction with lump-sum principal payments made every 12 months on the anniversary of the closing date. The first interest-only payment will be due July 1, 2021, and the maturity date of the note will be June 30, 2024. The note is secured by the real property acquired by the Company from HRG Battle Creek, LLC.
Acquisitions
On September 13, 2021, Natures NM Management LLC, wholly owned subsidiary of Devi Holdings, Inc., purchased all of the interest in PurLife Management Group, LLC (“PurLife”), which provides management services to PurLife, Inc., a New Mexico nonprofit corporation, and MJ Express-O, Inc., a New Mexico nonprofit corporation, which is a vertically integrated cannabis company for $10 million cash, $14.2 million promissory note and approximately 1,600,000 shares of Devi Holdings, Inc. In addition, 0.4 million warrants were issued at an exercise price of $1.80 per share, which expires on September 13, 2024. Management is evaluating the fair value and the classification of the warrants. The acquisition of PurLife gives the Company an opportunity to enter the New Mexico cannabis market. Management is evaluating the transaction cost and, fair value of consideration transferred, and assets and liabilities assumed, because the information was not available at the time the financial statements were issued.
On September 20, 2021, Devi Holdings, Inc. purchased all of the membership interest in MW Biosystems, LLC, an Arizona limited liability company as well as control of the board of directors of Cannabis Research Group, Inc., an Arizona nonprofit corporation, (collectively, “CRG”) for $19 million. The acquisition of CRG expands the Company’s current dispensary locations in Arizona. Management is evaluating the transaction cost and, fair value of the consideration transferred, and assets and liabilities assumed, because the information was not available at the time the financial statements were issued.
On October 27, 2021, AMMA Investment Group, LLC, subsidiary of Devi Holdings, Inc., purchased certain assets and liabilities in Tolleson Supply Company, LLC, an Arizona limited liability company, (“Tolleson”), which cultivates cannabis products, for $0.4 million cash, $0.6 note payable and 2,053,333 shares of Devi Holdings, Inc. The acquisition of Tolleson gives the Company an opportunity to expand the cultivation production in the state of Arizona. Management is evaluating the transaction cost and, fair value of consideration transferred, and assets and liabilities assumed, because the information was not available at the time the financial statements were issued.
Cannabis License Update
In July 2021, the Company was notified by the state of Georgia that Nature’s GA, LLC, joint venture, won a license to sell cannabis in the state.
In October 2021, the Company was notified by the state of Illinois that Teisa, LLC, joint venture, did not win a license to sell cannabis in the state of Illinois. Subsequently, the Company wrote off the entire investment in Teisa LLC, which was $490.
PA Natural Medicine LLC interest sale
On October 1, 2021 (the “Closing Date”), the Company, as part of a group of sellers, sold its equity investment of 43% in PA Natural Medicine LLC (“PA”) to CSAC Acquisition PA II Corp. (the “Buyer”) which is a subsidiary of AYR Wellness, Inc. (“the Parent”). The Buyer acquired all of the issued and outstanding membership interests of PA in exchange for aggregate cash consideration of $35.2 million (which includes closing cash net of working capital, transaction expenses, and reserves), purchase promissory notes of $25 million, stock consideration of $20 million in Parent subordinate shares, and a right to earn-out consideration. The pro-rata share of cash consideration paid at closing received by the Company was $15.2 million. The proceeds were used to payoff the Bridge loan, which included the assignment of the promissory note receivable from the buyer, at a discount, to Flower Loan Holdco, LLC. The purchase promissory notes have interest payable quarterly at a rate of 8% per annum, with aggregate principal payments of $500 payable quarterly and the remaining principal balance payable on the third anniversary of issuance.

One-half of all shares acquired by the Buyer will be subject to a six-month lockup period after the Closing Date and the remaining half of shares acquired will be subject to a 12-month lockup period. However, Aumega, a subsidiary of the Company that owns the Company’s 43% investment, will not be required to enter into a lockup agreement. Aumega shares will only be subject to a four-month statutory holding period under Canadian securities laws.
For calendar year 2021 (the “measurement period”), the Company is eligible for its pro-rata share of earn-out consideration, the total of which will not exceed $40 million. Consideration for earn-out consideration, if any, will be paid in a combination of cash, promissory notes, and stock. Earn-out promissory notes will have interest payable quarterly at a rate of 8% per annum, with principal payments of $500 payable quarterly and the remaining principal balance payable on the third anniversary of issuance.
Amado Land Purchase
On July 16, 2021, the Company entered into a Purchase and Sale Agreement (the “Mulligan Agreement”) with Mulligan Holdings, LLC, an Arizona limited liability company, to purchase real estate located in Amado, Arizona for total consideration of $4,550. Pursuant to the terms of the Mulligan Agreement, the purchase price shall be held in escrow pending the satisfactory results of feasibility studies and inspections of the property within 45 days of the closing of the agreement. On August 23, 2021, the Company entered into the First Amendment to the Mulligan Agreement extending the period for completing the feasibility studies and inspections to September 10, 2021, and the deadline for close of escrow to September 15, 2021. The transaction closed on September 7, 2021.

The accompanying unaudited condensed consolidated interim statement of operations of Devi Holdings, Inc. (the “Company”) have been prepared by and are the responsibility of the Company’s management. The Company’s independent auditor has not performed a review of these condensed consolidated interim statement of operations.
DEVI HOLDINGS, INC.
CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Amounts expressed in thousands of United States dollars, except share data)
Nine months ended September 30, 2021
Unaudited
Revenue, net of discounts	$86,227
Cost of goods sold	(41,081)
Gross profit	45,146
Operating expenses
General and administrative	32,806
Selling and marketing	1,956
Share-based compensation	1,977
Depreciation	1,077
Total operating expenses	37,816
Operating income	7,330
Other (expense) income
Gain on sale of Tedra Health, LLC	3,278
Loss on disposal of assets	(225)
Income from equity method investments	4,977
Other income	9
Change in the fair value of the put right and warrant liability	(12,595)
Interest income	111
Interest expense	(7,213)
Amortization of debt costs related to related party PIK loan	(3,725)
Loss before taxes and non controlling interest	(8,053)
Income taxes	(11,176)
Loss from continuing operations before non controlling interest	(19,229)
Net loss from discontinued operations, net of tax	(42)
Net loss before non controlling interest	(19,271)
Net income attributed to non controlling interest	2,148
Net loss attributed to Devi Holdings, Inc.	$(21,419)
(See accompanying Notes to Unaudited Condensed Consolidated Statement of Operations)

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 1. BASIS OF PRESENTATION
The accompanying Condensed Consolidated Interim Statement of Operations of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as of September 30, 2021 and on the going concern basis. Under the going concern basis, the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.
In the opinion of management, the accompanying Condensed Consolidated Interim Statement of Operations reflect all normal recurring adjustments necessary to present fairly the Company’s Condensed Consolidated Interim Statement of Operations for the nine-month period ended September 30, 2021. The Condensed Consolidated Interim Statement of Operations are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ended December 31, 2021. The accompanying Condensed Consolidated Interim Statement of Operations and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
The accounting policies that we follow are set forth in Note 2 – Significant Accounting Policies of the Notes to Consolidated Financial Statement in our Annual Report. There were no significant updates or revisions to our accounting policies during the nine months ended September 30, 2021.
NOTE 3. REVENUE RECOGNITION
The Company generates revenue from wholesale and retail sales of cannabis. The Company recognizes revenue when it satisfies a performance obligation in an amount reflecting the consideration to which it expects to be entitled. The Company has identified the promise to transfer products, each of which is distinct, to be the performance obligation.
Substantially all of the Company’s revenue is recognized following the transfer of control of the products to the customer, which occurs upon delivery. The nature of the Company’s business gives rise to variable consideration, including sales discounts, rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns or price concessions.
Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.
Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than a year.
NOTE 4. ASSETS & LIABILITIES HELD FOR SALE
Tedra Health, LLC
On February 1, 2021, the Company and other owners of Tedra Health, LLC (collectively, “the Seller Parties”), which own and operate a medical marijuana dispensary and cultivation facility in the state of Connecticut, sold the existing assets of Tedra Health, LLC to an unrelated third party. The purchase price paid by the buyer was $5,147 in cash and a secured promissory note. Following the payment in full of an outstanding $60 donation agreement owed by Tedra Health, LLC to

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 4. ASSETS & LIABILITIES HELD FOR SALE – continued
the town of Mansfield, CT, the portion of net proceeds received by the Company for its ownership interests in Tedra Health, LLC totaled approximately $5,087. The carrying value of the assets derecognized resulted in a gain of $3,278.
NOTE 5. ACQUISITIONS
On September 13, 2021, Natures NM Management LLC, wholly owned subsidiary of Devi Holdings, Inc., purchased all of the interest in PurLife Management Group, LLC (“PurLife”), which provides management services to PurLife, Inc., a New Mexico nonprofit corporation, and MJ Express-O, Inc., a New Mexico nonprofit corporation, which is a vertically integrated cannabis company for $9,259 cash, $14,200 promissory note and approximately 1,600,000 shares of Devi Holdings, Inc. In addition, 0.4 million warrants were issued at an exercise price of $1.80 per share, which expires on September 13, 2024.
The warrants are classified as liability warrants. The acquisition of PurLife gives the Company an opportunity to enter the New Mexico cannabis market. The Company incurred approximately $2,700 in transaction expenses that were included in general and administrative.
On September 20, 2021, Devi Holdings, Inc. purchased a 100% membership interest in MW Biosystems, LLC, an Arizona limited liability company as well as control of the board of directors of Cannabis Research Group, Inc., an Arizona nonprofit corporation, (collectively, “CRG”) for $19,000. The acquisition of CRG expands the Company’s current dispensary locations in Arizona.
NOTE 6. DEPRECIATION AND AMORTIZATION EXPENSE
Depreciation expense for property, plant and equipment for the nine months ended September 30, 2021 was $1,077 in general and administrative and $1,224 in cost of goods sold within the Condensed Consolidated Interim Statement of Operations.
Amortization expense for deferred debt issuance costs for the nine months ended September 30, 2021 was $3,725 in general and administrative.
NOTE 7. LEASES
We determine if a contract contains a lease at inception. The Company holds leases related to office spaces and retail dispensary facilities. During the nine months ended September 30, 2021, the Company recorded operating lease expense and finance lease expense of $551 and $67, respectively, for amortization on right-of-use assets included in general and administrative expense within the Condensed Consolidated Interim Statement of Operations. During the nine months ended September 30, 2021, the Company recorded operating lease expense and finance lease expense of $370 and $186, respectively, for interest expense on lease liabilities. During the nine months ended September 30, 2021, the Company recorded operating lease expense of $1,208 which includes short-term lease costs of $106.
NOTE 8. NOTES PAYABLE – INTEREST EXPENSE
Promissory Note issued for real estate purchase
On May 27, 2021, the Company issued a promissory note in the principal amount of $700 to HRG, Battle Creek, LLC, a Michigan limited liability company, related to the Company’s purchase of real estate in Emmett Township, Michigan. The term of the note is for monthly interest-only payments, 12% interest rate, beginning the first day of the first full month 30 days after the closing date of the transaction and lump-sum principal payments made every 12 months on the anniversary of the closing date. The first interest- only payment is due July 1, 2021, and the maturity date of the note will be September 30, 2024. The note is secured by the real property acquired by the Company from HRG Battle Creek, LLC.

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 8. NOTES PAYABLE – INTEREST EXPENSE – continued
Total interest expense for notes payable for the nine months ended September 30, 2021 was $7,213. Included in total interest expense is interest expense for related party notes payable due to beneficial ownership in the Company. Interest expense for related party notes payable for the nine months ending September 30, 2021 was $7,213.
NOTE 9. SHARE-BASED COMPENSATION EXPENSE
During the nine months ended September 30, 2021, the Company recorded approximately share-based compensation expense of $17 for restricted stock units granted and vested during the period. Additionally, as compensation for prior consulting related services provided to the Company by Drewry Investments LLC (“Drewry”), the Company agreed to issue an additional 2,000,000 shares of Devi common stock at a fair value of $0.98 per share, which resulted in share-based compensation expense of $1,960.
NOTE 10. INCOME TAXES
The income tax provision recorded differs from the income tax obtained by applying the statutory income tax rate for the period ended September 30, 2021, of 25.91% to the income for the year and is reconciled as follows:
September 30, 2021
Loss before taxes	$(8,053)

Income tax expense based on statutory rate	(2,086)

Non-deductible expenses	8,479
Other	(4)
Increase in valuation allowance	4,787
Income tax expense	$11,176
The Company’s income tax expense for the nine months ended September 30, 2021, is entirely related to current tax expense.
The Company has available tax losses that may be carried forward to apply against future years’ income for income tax purposes in certain jurisdictions. The Company has accumulated tax losses that expire as follows:
Expiration year	Federal	State and local	Total
2024	$—	$5,025	$5,025
2025	—	22,414	22,414
2026	—	20,278	20,278
Indefinite	42,775	—	42,775
Total	$42,775	$47,717	$90,492
The statute of limitations on tax returns for the Internal Revenue Service and Arizona Department of Revenue are 3 and 4 years respectively. Net operating losses remains open for examination beyond these statute of limitations for both the Internal Revenue Service and Arizona Department of Revenue.

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 10. INCOME TAXES – continued
Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC Section 382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders over a three-year period of more than 50 percentage points. A formal Section 382 study has not been prepared, so the exact effects of the ownership change are not known at this time.
In March 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted. The Act, among other provisions, reinstates the ability of corporations to carry net operating losses back to the five preceding tax years, has increased the excess interest limitation on modified taxable income from 30 percent to 50 percent. The Company has made a reasonable estimate of the effects on existing deferred tax balances and has concluded that the Act has not had a significant on the deferred tax balances.
NOTE 11. PUT RIGHT AND WARRANT LIABILITY
During the year ended December 31, 2020, the Company issued 24.7 million stock warrants. The stock warrants are accounted for as a warrant liability. The estimated fair value of the liabilities is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument. Increases or decreases in the fair value of the Company’s liabilities associated with the warrant liability are reflected as “Change in the fair value of the put right and warrant liability” in the Condensed Consolidated Interim Statement of Operations.
During the nine months ended September 30, 2021, the change in the warrant liability and put right liability was approximately $12,932 and ($337), respectively, in the Condensed Consolidated Interim Statement of Operations. During the nine months ended September 30, 2021, the weighted-average fair value of the stock warrants granted was $0.74 per warrant. As of September 30, 2021, stock warrants outstanding have a weighted-average remaining contractual life of 3.43 years.
On September 13, 2021, 0.4 million warrants were issued at an exercise price of $1.80 per share as part of the acquisition price for PurLife. These warrants will expire on September 13, 2024.
NOTE 12. COMMITMENTS AND CONTINGENCIES
Regulatory Environment
The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of September 30, 2021 marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
Claims & Legal Proceedings
From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 12. COMMITMENTS AND CONTINGENCIES – continued
Litigation Assessment
The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of this financial statement and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.
Loan Commitments
The AFC Term Loans are secured by (i) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the AFC Term Loans (the “Guarantors”), (ii) a first priority security interest in the trademarks registered with the Arizona Secretary of State and Maryland Secretary of State, held by the Company’s direct subsidiary, and (iii) a first priority security interest in all of the Guarantors’ present and future real property assets. In the event of a change of control or other event of default, all obligations inclusive of any and all accrued and unpaid interest and fees shall automatically become and be immediately due and payable in full. The AFC Term Loans include restrictions that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, and incur indebtedness, grant liens and dispose of material assets. The Company must meet the following covenants on a quarterly basis: (1) Minimum Adjusted EBITDA, (2) Minimum Free Cash Flow, (3) Max Total Leverage to Adjusted EBITDA Ratio, (4) Minimum Fixed Charge Coverage Ratio, and (5) Minimum Cash Balance. The Company is in compliance with all covenants as of September 30, 2021.
NOTE 13. SUBSEQUENT EVENTS
Capital Raise
On October 14, 2021, the Company completed a Common Stock Purchase Agreement with a group of related party investors, pursuant to which Devi sold an aggregate 16,725,908 shares at a price of $1.50 per share for gross proceeds of $25,089.
In addition, to the related party Common Stock Purchase Agreement, the Company completed a Common Stock Purchase Agreement with individual investor, pursuant to which Devi sold an aggregate 318,471 shares at a price of $1.57 per share for gross proceeds of $500 of which 5% of the gross proceeds were payable to the placement agent (“Seaport Global Securities LLC”). The total gross proceeds following the closing of both agreements were $25,589. In connection with the Common Stock Purchase Agreement, the Company issued 4.3 million stock warrants for services, related to executing the financing transaction with AFC. The warrant provided the holder the right to purchase the Company’s stock at $1.80 per share, and which expires on July 30, 2024. The warrants were fair valued using the Black-Scholes option-pricing model and the fair value of the warrants were $0.61 per warrant. The company is in the process of evaluating the classification of these warrants.
Bridge Credit Agreement Repayment
On July 30, 2021, Devi Holdings, Inc. (“Borrower”) entered into a Credit Agreement (the “Bridge Credit Agreement”) with Flower Loan Holdco, LLC and J Brothers Investments LLC, a related party. The Company entered into term loan notes with Flower Loan Holdco, LLC and J Brothers Investments LLC (collectively the “Bridge Loans”) in the amounts of $33,391 less an original issue discount of $759 and $2,041 less a discount of $41, respectively. The interest rate for

DEVI HOLDINGS INC. and SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
(Unaudited)

Amounts expressed in thousands of United States dollars, unless otherwise noted
NOTE 13. SUBSEQUENT EVENTS – continued
the Bridge Loans is 20.00% per annum and will increase on March 31, 2022 to a rate per annum equal to 30.00%. The maturity date of these term loans is August 7, 2024. The proceeds from the Bridge Loans were used for the Drewry Sale Agreement as described above.
Additionally, Jigarkumar Patel granted, assigned, and pledged to secure the obligations under the term loans through all right, title and interest in Aumega Health and Wellness, LLC (“Aumega”), which holds a 17% membership interest in PA Natural Medicine, LLC (“PA”). This membership interest in PA held by Aumega represents a portion of the Company’s 43% noncontrolling membership interest in PA. The Aumega guaranty constitutes a continuing and irrevocable guaranty and shall remain in full force and effect until the term loans have been paid in full.
On October 15, 2021, the Company repaid the Bridge Loans in full.
Cannabis License Update
In October 2021, the Company was notified by the state of Illinois that Teisa, LLC, joint venture, did not win a license to sell cannabis in the state of Illinois. Subsequently, the Company wrote off the entire investment in Teisa LLC, which was $490.
Sale of Equity Method Investment
On October 1, 2021 (the “Closing Date”), the Company, as part of a group of sellers, sold its equity investment of 43% in PA Natural Medicine LLC (“PA”) to CSAC Acquisition PA II Corp. (the “Buyer”) which is a subsidiary of AYR Wellness, Inc. (“the Parent”). The Buyer acquired all of the issued and outstanding membership interests of PA in exchange for aggregate cash consideration of $35,239 (which includes closing cash net of working capital, transaction expenses, and reserves), purchase promissory notes of $25,000, stock consideration of $20,000 in Parent subordinate shares, and a right to earn-out consideration. The pro-rata share of cash consideration paid at closing received by the Company was $15,153. The proceeds were used to pay off the Bridge Loans, which included the assignment of the promissory note receivable from the buyer, at a discount, to Flower Loan Holdco, LLC. The purchase promissory notes have interest payable quarterly at a rate of 8% per annum, with aggregate principal payments of $500 payable quarterly and the remaining principal balance payable on the third anniversary of issuance.
One-half of all shares acquired by the Buyer will be subject to a six month lockup period after the Closing Date and the remaining half of shares acquired will be subject to a 12 month lockup period. However, Aumega, a subsidiary of the Company that owns the Company’s 43% investment, will not be required to enter into a lockup agreement. Aumega shares will only be subject to a four month statutory holding period under Canadian securities laws.
For calendar year 2021 (the “measurement period”), the Company is eligible for its pro-rata share of earn-out consideration, the total of which will not exceed $40,000. Consideration for earn-out consideration, if any, will be paid in a combination of cash, promissory notes, and stock. Earn-out promissory notes will have interest payable quarterly at a rate of 8% per annum, with principal payments of $500 payable quarterly and the remaining principal balance payable on the third anniversary of issuance.

Appendix B
FINANCIAL STATEMENTS OF SUBSIDIARY OF PRIVATE COMPANY G
The historical financial statements listed below present the results of operations of Subsidiary of Private Company G for the fiscal year ended December 31, 2020 and for the nine months ended September 30, 2021. We have obtained this financial data from Subsidiary of Private Company G. We believe this data is reliable, but we have not independently verified the accuracy of this information.

Consolidated and Combined Financial Statements (With Supplementary Information)
of Subsidiary of Private Company G
and Independent Auditor’s Report
As of and for the year ended December 31, 2020

Unaudited Condensed Consolidated Interim Statement of Certain Revenues and Certain Expenses
of Subsidiary of Private Company G
Nine months ended September 30, 2021
Index

Statement of Certain Revenues and Certain Expenses	B-25

Accompanying Notes	B-25

Independent Auditor’s Report
To Management of
JG HoldCo LLC and Related Entities
Report on Consolidated and Combined Financial Statements
We have audited the accompanying consolidated and combined financial statements of JG HoldCo LLC and Related Entities (the “Entities”) which comprise the consolidated and combined balance sheet as of December 31, 2020, and the related consolidated and combined statements of operations, members’ equity (deficit) and cash flows for the year then ended, and the related notes to the consolidated and combined financial statements.
Management’s Responsibility for the Consolidated and Combined Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of the Entities as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information
Our audit was conducted for the purpose of forming an opinion on the consolidated and combined financial statements as a whole. The accompanying supplementary information on pages 26 and 27 is presented for purposes of additional analysis and is not a required part of the consolidated and combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated and combined financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated and combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated and combined financial statements or to the consolidated and combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated and combined financial statements as a whole.
Emphasis of Matter Regarding Going Concern
The accompanying consolidated and combined financial statements have been prepared assuming that the Entities will continue as a going concern. As discussed in Note 2 to the consolidated and combined financial statements, although the nature of the Entities’ business is legalized within the States of California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah, it is considered to be an illegal activity under the Controlled Substances Act of the United States of America. The Entities are subject to certain significant risks and uncertainties associated with conducting operations subject to conflicting federal, state, and local laws in an industry with a complex regulatory environment which is continuously evolving. These risks and uncertainties include the risk that all of the Entities’ assets are potentially subject to seizure of confiscation by governmental agencies and the uncertainty that regulatory changes may adversely affect the Entities’ operations, or even compel the Entities to cease their operations. Operationally, the Entities have incurred significant losses related to start-up and pre-operational activities. Additionally, the Entities have certain third party notes and debt that have matured since the balance sheet date or will mature one year within the report date. Management has determined that these matters raise substantial doubt about the Entities’ ability to continue as a going concern. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ CohnReznick LLP

Chicago, Illinois
September 20, 2021

JG HoldCo LLC and Related Entities
Consolidated and Combined Balance Sheet

December 31, 2020
Assets
Current assets
Cash and cash equivalents	$893,615
Accounts receivable, net of allowance of $16,593	489,789
Other receivables	9,609
Accrued rental income	84,794
Inventory	2,827,916
Prepaid expenses	1,075,590
Total current assets	5,381,313

Property and equipment
Property and equipment, net of accumulated depreciation of $1,266,077	28,628,124

Other assets
Other intangible assets	120,360
Related party receivables	1,921,513
Security deposits	113,609
Deposit – long-term investment	25,000
Deferred tax asset, net	388,550
Total other assets	2,569,032

Total assets	$36,578,469

Liabilities and Members’ Equity (Deficit)
Current liabilities
Accounts payable	$2,350,138
Accrued expenses	3,329,684
Deferred revenue	184,560
Income taxes payable	1,878,670
Lines of credit – members	14,668,857
Notes payable, current portion	11,069,899

Total current liabilities	33,481,808

Other liabilities
Notes payable, net loan costs of $198,706	6,580,818

Total other liabilities	6,580,818

Total liabilities	40,062,626

Members’ equity (deficit)
Members’ equity (deficit)	(4,295,657)
Noncontrolling interests in consolidated subsidiary	811,500

Total members’ equity (deficit)	(3,484,157)

Total liabilities and members’ equity (deficit)	$36,578,469
(See Notes to Consolidated and Combined Financial Statements.)

JG HoldCo LLC and Related Entities
Consolidated and Combined Statement of Operations

Year Ended December 31, 2020
Net sales	$17,112,696
Costs of goods sold	11,167,505
Gross profit	5,945,191

Operating expenses
General and administrative expenses	9,583,607

Total operating expenses	9,583,607

Other income (expense)
Interest income	579
Interest expense	(1,958,990)
Rental income	31,670
Loss on disposal of fixed asset	(584,662)
Other income	240,672
Total other expense	(2,270,731)
Income tax expense	1,387,765
Net loss	(7,296,912)
Less net loss attributable to noncontrolling interests	(157,359)
Loss attributable to JG Holdco LLC and Related Entities	$(7,139,553)
(See Notes to Consolidated and Combined Financial Statements.)

JG HoldCo LLC and Related Entities
Consolidated and Combined Statement of Members’ Equity (Deficit)

Year Ended December 31, 2020
	JG HoldCo LLC and Related Entities’ equity	Noncontrolling interests	Total members’ equity (deficit)
Balance, December 31, 2019	$2,978,581	$968,859	$3,947,440
Net loss	(7,139,553)	(157,359)	(7,296,912)
Members’ contributions	15,534	—	15,534
Distributions	(150,219)	—	(150,219)
Balance, December 31, 2020	$(4,295,657)	$811,500	$(3,484,157)
(See Notes to Consolidated and Combined Financial Statements.)

JG HoldCo LLC and Related Entities
Consolidated and Combined Statement of Cash Flows

Year Ended December 31, 2020
Cash flows from operating activities
Net loss	$(7,296,912)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	534,427
Loss on disposal of real estate	584,662
Changes in operating assets and liabilities
Accounts receivable	(378,611)
Other receivables	24,240
Accrued rental income	444,626
Inventory	(669,401)
Prepaid expenses	(629,714)
Other intangible assets	(120,360)
Related party receivables	(524,862)
Undeposited funds	62,375
Security deposits	(58,609)
Deferred tax asset	(388,550)
Accounts payable	(574,228)
Accrued expenses	1,912,247
Deferred revenue	40,246
Income taxes payable	1,521,566
Net cash used in operating activities	(5,516,858)

Cash flows from investing activities
Purchases of fixed assets	(9,601,388)
Proceeds from sale of real estate	3,483,163
Deposit on long-term investments	(25,000)
Net cash used in investing activities	(6,143,225)

Cash flows from financing activities
Additions of deferred loan fees	(175,000)
Proceeds from lines of credit	5,875,848
Net proceeds from notes payable	4,653,899
Contributions from members	15,534
Distributions to members	(150,219)
Net cash provided by financing activities	10,220,062
Net decrease in cash and cash equivalents	(1,440,021)

Cash and cash equivalents, beginning of period	2,333,636
Cash and cash equivalents, end of period	$893,615

Supplemental disclosure of cash flow information
Cash paid for interest	$959,891
Cash paid for income taxes	$254,749
(See Notes to Consolidated and Combined Financial Statements.)

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
Note 1 - Organization and nature of operations
JG HoldCo LLC and Related Entities (the “Entities”) are a combination of the cultivation, manufacturing, distribution, and retail dispensary operations under the parent holding company, JG HoldCo LLC, as well as other entities under common control.
JG HoldCo LLC (“JG”) was formed on November 4, 2011 as SRG CRO Manager LLC, an Illinois member-managed limited liability company, and on September 20, 2012, changed the name to SRG Manager LLC (“SRG”). On January 8, 2018, SRG issued additional membership interests to Jon Loevy, Danielle Loevy, Mike Kanovitz, Abbe Kruger and Jamil Taylor. On January 1, 2019, SRG converted to JG HoldCo LLC, a Delaware limited liability company, by filing articles of conversion with the Illinois Secretary of State and by filing the certificate in the office of the Secretary of State in March 2019.
As of December 31, 2020, the membership interests in JG is as follows:
Jon Loevy	33.50%
Danielle Loevy	16.00%
Michael Kanovitz	49.50%
Vanessa Abbe Ferber Kruger	1.00%

100.00%
JG is a vertically integrated medical cannabis business that holds cultivation, manufacturing, processing and dispensary licenses in nine states, including the States of California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah.
The following are the Entities’ operating and business development entities and real estate entities that are included in the consolidated and combined financial statements as of and for the year end December 31, 2020:
Operational entities:	Real estate entities:

Oakland Manager	SRG Enzo I LLC
JG Opportunities	SRG Enzo II LLC
Matanzas Alliance	SRG Edgewood LLC
Hayden RP	SRG 3803 Matanzas Creek LLC
JG Utah	SRG May Ranch LLC
JG Missouri	SRG 200 East Main Street
JG IL	SRG 272 Main Street LLC
JG Michigan	SRG Hi Park LLC
Hayden Gateway	1111 Petaluma Hill LLC
Pier Cove	Norgle Farms LLC
JG New Jersey	SRG 1761 North Olden LLC
SRG Real Estate Holdings LLC
SRG 414 Lesser LLC
JG provides management services to various entities throughout the United States via the common management entity, Oakland Manager LLC (“Manager”). JG also provides application writing services.

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
Matanzas Alliance (“Matanzas”) is licensed in the State of California as a cultivation, manufacturing, and distribution center under proposition 64, the Adult Use of Marijuana Act (“AUMA”) made effective November 8, 2016 and under the Medical and Adult Use of Cannabis Regulation and Safety Act (“AUCRSA”) made effective as of January 1, 2018 by the state. The AUCRSA allows local and county governments to control the licensing and regulation of cultivators, dispensaries and patients of medical marijuana. Matanzas is licensed to operate a manufacturing center in Santa Rosa, California, where Matanzas manufactures cannabis products to be sold to California state licensed medical cannabis facilities. Matanzas received its license on May 16, 2019 to operate a distribution center in Santa Rosa, California, where Matanzas sells cannabis products and provides select services to California state licensed medical cannabis dispensaries. Starting September 9, 2019, Matanzas was licensed to sell adult recreational products, in addition to medical cannabis, to California state licensed dispensaries.
JG IL LLC (“JG IL”) is licensed in the State of Illinois as a cultivation center under the Compassionate Use of Medical Cannabis Pilot Program Act, effective as of January 1, 2014 and amended by Public Act 101-363 on January 1, 2019 to remove the pilot status (the “Medical Cannabis Act”). Under the Medical Cannabis Act, the Illinois Department of Agriculture registered and regulated a certain number of cultivation centers in the State of Illinois. JG IL received its license to operate a cannabis cultivation facility in Edgewood, Illinois, where JG IL produces cannabis products to be sold to Illinois state licensed medical cannabis dispensaries. JG IL is licensed to sell adult recreational products, in addition to medical cannabis, to Illinois state licensed dispensaries.
Hayden Gateway LLC (“Hayden”) is licensed in the Commonwealth of Pennsylvania as a dispensary center by the Commonwealth of Pennsylvania Department of Health. On April 17, 2016, Act 16, the Medical Marijuana Act, was passed by the General Assembly of the Commonwealth of Pennsylvania. Hayden received its license in June 2020 to operate a medical marijuana dispensary center in Bethlehem, Dickson City and Edwardsville, Pennsylvania, where Hayden sells cannabis products to eligible patients.
JG New Jersey (“JG NJ”) is licensed in the State of New Jersey as a cultivation center by the New Jersey Department of Health Division of Medicinal Marijuana (the “HDMM”). On January 18, 2010, the Compassionate Use Medical Marijuana Act (the “Act”) was signed into law and allowed for the use of medicinal cannabis. Under the Act, the HDMM registered and regulated medicinal marijuana to eligible patients. JG NJ received its license in October 2020 to operate a cannabis cultivation facility in Ewing, New Jersey, where JG NJ produces cannabis products to be sold to New Jersey state licensed medical cannabis facilities.
Entities shall continue perpetually, unless otherwise dissolved under the terms of the Agreement.
The accompanying consolidated and combined financial statements have been prepared on a going concern basis. The Entities are considered to be participating in an illegal activity under the Controlled Substances Act of the United States of America and, therefore, all of the Entities’ assets are at risk of seizure or confiscation by governmental agencies. However, management believes this is unlikely to occur. Additionally, the Entities are operating at a net loss; however, management anticipates losses during the current year as operations are in start-up phases for most of the year and not fully operational. The Entities have certain third-party notes and debt that have matured since the balance sheet date or will mature one year within the report date but management is currently in process of refinancing those loans with the existing holder or with new debt. The accompanying consolidated and combined financial statements have been prepared assuming the Entities will continue to operate as a going concern.
Note 2 - Significant accounting policies
Basis of presentation
The accompanying consolidated and combined financial statements have been prepared using the accrual method of accounting. The consolidated and combined financial statements of the Entities are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Entities that have been combined

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
have common ownership and management has determined that combined presentation is appropriate. All intercompany accounts and transactions have been eliminated in consolidation and combination.
Noncontrolling interest
Noncontrolling interest represents equity contributions made by NJ JG Investment I, LLC, Double Up LLC and Rookie Deal LLC (collectively “Noncontrolling Members”) for a 13% ownership interest in JG New Jersey, LLC. The Noncontrolling Members allocated income and losses from their respective operations are in accordance with the respective operating agreements.
Use of estimates
The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.
Concentration of credit risk
The Entities maintain cash on hand in secure vaults and maintain cash on deposit with several financial institutions. Risk associated with cash on deposit is mitigated by banking with FDIC insured credit worthy institutions. Management has not experienced any losses on these accounts.
Concentration of market risk and cannabis industry risk
The Entities’ operations are currently limited to providing services to cannabis operations in California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah. Any changes in the applicable rules governing the cultivation, manufacturing, distributing, or sale of cannabis in California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah or the local jurisdictions in which the Entities’ operation could negatively impact the Entities’ operations.
The Entities’ operations are dependent on economic and legal conditions which affect the medical cannabis industry, and changes in those conditions may affect the Entities’ continuing operations. While the nature of the Entities’ operations is legalized and approved by the States of California, Massachusetts, Illinois, Michigan, Pennsylvania, New Jersey, and Utah, it is considered to be an illegal activity under the Controlled Substances Act of the United States of America. Accordingly, certain additional risks and uncertainties are present, as discussed in the notes.
Accounts receivable
Accounts receivable are from medical and adult use cannabis cultivation, manufacturing, distribution and dispensary within the States of California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah and are based on net charges. An allowance for uncollectible accounts receivable is established on an aggregate basis by using historical write-off rate factors applied to unpaid accounts based on aging. Loss-rate factors are based on historical loss experience and adjusted for economic conditions and other trends affecting the Entities’ ability to collect outstanding amounts. Uncollectible amounts are written off against the allowance for doubtful accounts in the period they are determined to be uncollectible. The reserve for amounts which may not be collected of $16,593 has been netted against accounts receivable.

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
Inventory
The Entities’ inventory includes finished goods and work-in-process goods. Inventory is valued at the lower of cost or net realizable value. Net realizable value is determined using the estimated selling price in the ordinary course of business less estimated costs to sell. Cost is determined using the weighted average cost basis. The Entities review inventory for waste and obsolete goods and any such inventories are written down to net realized value. The Entities reduced the value of its inventory by $1,176,538 in order to reflect the market value for the year ended December 31, 2020.
Deferred loan fees
Deferred loan fees, net of accumulated amortization, are reported as a direct deduction from the face amount of the mortgage loan payable to which such costs relate. Amortization of deferred loan fees is reported as a component of interest expense and is computed on a straight-line basis over the life of the related loan. As of December 31, 2020, JG New Jersey incurred $175,000 of deferred loan fees but has not yet procured the loan and, therefore, currently has it recorded as other asset on the accompanying consolidated and combined balance sheet.
Property and equipment
The Entities capitalize property and equipment with costs or fair value of $3,000 or more. Property and equipment are stated at cost net of accumulated depreciation and impairment losses, if any. Renewals and betterments that materially extend the life of the assets are capitalized, while ordinary repairs and maintenance are expensed as incurred.
Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:
Years
Buildings	39
Land improvements	20
Building improvements	7
Leasehold improvements	Various (depends on lease term)
Machinery and equipment	7
Furniture and fixture	7
Autos, trucks, trails	5
Computer hardware and software	5
Impairment of long-lived assets
The Entities review their intangible assets whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When recovery is reviewed, if the undiscounted cash flows estimated to be generated by the property are less than its carrying amount, management compares the carrying amount of the property to its fair value in order to determine whether an impairment loss has occurred. The amount of the impairment loss is equal to the excess of the asset’s carrying value over its estimated fair value. No impairment loss has been recognized during the year ended December 31, 2020.
Revenue recognition
The JG operated entities (“Operational Entities”) cultivate and sell cannabis and cannabis derived products (“Products”) to medical and adult use cannabis dispensaries in the States of California, Massachusetts, Illinois, Michigan, Pennsylvania, Missouri, New Jersey, and Utah. The Operational Entities record sales of their Products when the control of

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
the Products is transferred to the customer, which is normally upon point of sale. Payment is due within 30 days. The Operational Entities recognize revenue on their Products in the amount they expect to be entitled to, that is, the agreed-upon sale price.
The Operational Entities do not establish a liability for returns as no returns are allowed on sales. The Operational Entities have no further obligations after transferring control of Products.
Sales taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue producing transaction, and are collected by the Operational Entities from customers, are excluded from revenues and cost of sales in the consolidated and combined statement of operations.
Rent expense
The rental expense has been recorded for the period of occupancy using the actual lease rental terms, which is approximately the same as if rental expense was presented on a straight-line basis.
Advertising and promotion
Advertising and promotion costs are expensed as incurred. Advertising and promotion costs during the year ended December 31, 2020 were $136,732.
Income taxes
The Entities have elected to be treated as corporations for income tax purposes and, as such, are subject to income taxes. All items of taxable income, deductions and tax credits are subject to income taxes on the Entities’ income tax returns. The Entities’ federal tax status as a corporation is based on their legal status as a limited liability company. Accordingly, the Entities are required to take positions that would be expected for corporations subject to income taxes. The Entities are required to file and do file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these consolidated and combined financial statements reflect a provision for income taxes and is disclosed in Note 11. Income tax returns filed by the Entities are subject to examination by the Internal Revenue Service for a period of three years. While no income tax returns are currently being examined by the Internal Revenue Service, tax years since 2017 remain open.
The Entities are required to evaluate each of its tax positions to determine if they are more likely than not to be sustained under examination. Due to the nature of the Entities’ primary activity, it is more likely than not that the Entities will be subject to Internal Revenue Code Section 280E (“280E”). The imposition of 280E disallows all tax deductions for general and administrative expenses.
The Entities have evaluated the potential impact on the consolidated and combined financial statements arising from the imposition of 280E and, due to the lack of formal guidance available for 280E, it has been determined that any adjustment to the consolidated and combined financial statements that may be required due to its improper application cannot be reasonably estimated. Accordingly, no provision for the effect of uncertain tax positions has been recorded in the accompanying consolidated and combined financial statements.
Recently issued accounting standards update
In June 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2020-05 Leases (Topic 842): Effective Dates for Certain Entities, which provide for the elective deferrals of the effective dates of Topic 842 for certain entities. Upon its adoption, Topic 842 replaces existing lease accounting guidance and requires lessees to recognize right of use assets and corresponding lease liabilities for their leases other than those on their consolidated and combined financial statements for all leases, including those classified as operating, except for short-term leases. Lessor accounting under Topic 842 is largely unchanged when compared to existing guidance. The Entities have elected to apply the deferrals provided by ASU 2020-05 and, therefore, expect to adopt Topic 842 for

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
fiscal years beginning after December 15, 2021. The Entities are currently evaluating the potential impacts of adopting Topic 842 on its consolidated and combined financial statements.
Commitments and contingencies
In early 2020, an outbreak of a novel strain of coronavirus (COVID-19) emerged globally. As a result, events have occurred including mandates from federal, state and local authorities leading to an overall decline in economic activity which could result in a loss of revenue and other material adverse effects to the Entities’ financial position, results of operations, and cash flows. As of December 31, 2020, the global pandemic is still ongoing. Management continues to monitor the results of operations to evaluate the economic impact of the pandemic on the Entities. The Entities are not able to estimate the length or severity of this outbreak and the related financial impact.
Note 3 - Inventory
As of December 31, 2020, inventory consisted of the following:
Finished goods	$2,611,043
Work in process	216,873
Total inventory	$2,827,916
Note 4 - Property and equipment
As of December 31, 2020, property and equipment, net is comprised of the following:
Land	$8,519,655
Land-site preparation	393,906
Buildings	5,589,635
Leasehold improvements	542,634
Furniture and fixtures	36,157
Equipment	1,262,106
Autos and trucks	55,000
Software and web development	90,945
Construction in progress	13,404,163
Subtotal	29,894,201
Less accumulated depreciation	(1,266,077)
Property and equipment, net	$28,628,124
During 2020, 1111 Petaluma Hill LLC (“Petaluma”) entered into a purchase and sale agreement to sell its real estate and assets. On December 11, 2020, Petaluma sold the aforementioned property for a sales price of $ 1,750,000 less selling costs of $8,494. Accordingly, Petaluma wrote off the remaining book value of all the real estate assets covered under the purchase and sale agreement that resulted in a loss of $343,290, which is recognized in loss on disposal of fixed asset on the accompanying consolidated and combined statement of operations. The Entities have no continuing involvement in the real estate that was sold.
During 2020, SRG 3803 Matanzas Creek LLC (“3803”) entered into a purchase and sale agreement to sell its real estate and assets. On December 10, 2020, 3803 sold the aforementioned property for a sales price of $1,750,000 less selling costs of $8,344. Accordingly, 3803 wrote off the remaining book value of all the real estate assets covered under

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
the purchase and sale agreement that resulted in a loss of $241,372, which is recognized in loss on disposal of fixed asset on the accompanying consolidated and combined statement of operations. The Entities have no continuing involvement in the real estate that was sold.
Note 5 - Due to/from related parties
Related party account balances represent the distribution of financial activities among all entities of the holding company, primarily with Manager, the common management entity. This includes the operating and business development entities, as well as the real estate entities of the Entities. The Entities’ related party receivable balance with affiliates at December 31, 2020 reflects an asset of $1,921,513 on the accompanying consolidated and combined balance sheet.
Note 6 - Notes payable
On August 12, 2019, the Entities and Boka Capital LLC entered into a convertible loan agreement for a principal amount of $5,000,000. The loan bears interest at a rate of 1.91% per annum, as defined in the loan agreement. The maturity date is January 12, 2020 at which time the principal is due. Overdue amount of principal or interest at a rate of 1.5% per annum is due on demand. The entire principal balance and accrued interest converts to equity upon the closing of qualified financing, as described in the agreement.	$5,000,000

On August 8, 2019, the Entities and Thirty-Ninth Street LLC entered into a loan agreement for a principal amount of $5,000,000. The loan bears interest at a rate of 10% per annum, as defined in the loan agreement. The interest payments begin four months from the issuance date, December 8, 2019, and are due bi-monthly on the 8th day of February 2021, April, June and on the maturity date. The maturity date is August 8, 2020, at which time principal is due. Overdue amount of principal or interest at a rate of 18% per annum is due on demand. The collateral of the loan is for certain assets of the Entities, as described in the agreement.
5,000,000

On October 16, 2020, the Entities and Martin Reeves entered into a loan agreement for a principal amount of $500,000. The loan bears interest at a rate of 12.5% per annum, as defined in the loan agreement. The interest payments of $62,500 are due on October 16, 2021, October 16, 2022, and October 16, 2023. The maturity date is October 16, 2023, at which time the outstanding principal of $500,000 is due. The collateral of the loan is unsecured interest in certain assets of the Entities, as described in the agreement.	500,000

On November 18, 2020, the Entities and A2Z Consulting LLC entered into a loan agreement for a principal amount of $525,000. The loan bears interest at a rate of 10% per annum, as defined in the loan agreement. The interest payments are due quarterly on the 18th day of February, May, August 2021 and on the maturity date. The maturity date is November 18, 2021, at which time the principal is due. Overdue amount of principal or interest at a rate of 15% per annum is due on demand. The collateral of the loan is for certain assets of the Entities, as described in the agreement.	525,000

On November 18, 2020, the Entities and Mitchell Polo entered into a loan agreement for a principal amount of $50,000. The loan bears interest at a rate of 10% per annum, as defined in the loan agreement. The interest payments are due quarterly on the 11th day of February, May, August 2021 and on the maturity date. The maturity date is November 18, 2021, at which time the principal is due. Overdue amount of principal or interest at a rate of 15% per annum are due on demand. The collateral of the loan is unsecured interest in certain assets of the Entities, as described in the agreement.	50,000

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
On December 11, 2020, the Entities and Sergio Dominquez entered into a loan agreement for a principal amount of $500,000. The loan bears interest at a rate of 12.5% per annum, as defined in the loan agreement. The interest payments of $62,500 are due on December 11, 2021, 2022, and 2023. The maturity date is December 11, 2023, at which time the outstanding principal of $500,000 is due. The collateral of the loan is unsecured interest in certain assets of the Entities, as described in the agreement.	500,000

On April 25, 2016, the Entities and Collin Fairchild entered into a loan agreement for a principal amount of $325,000. The loan bears interest at a rate of 6.5% per annum. Monthly installments of principal and interest in the amount of $3,690.31 are due on the 5th day of each month beginning on June 5, 2016 until the maturity date. The maturity date is May 5, 2021, at which time any outstanding principal is due. The collateral of the loan is secured by certain assets of the Entities, as described in the agreement.	207,272

On May, 9 2016, the Entities assumed a loan with The Mel and Grace McLean Foundation for a principal amount of $262,690.51. The loan bears interest at a rate of 3% per annum. Monthly installments of principal and interest in the amount of $2,209.86 are due on the 13th day of each month beginning on May 10, 2016 until April 13, 2021. On May 10, 2021, a one-time principal payment of $44,255.82 is due. Monthly installments of $1,098 begin June 10, 2021 until the maturity date. The loan matures on May 10, 2026, at which time any outstanding principal is due. The collateral of the loan is secured by certain assets of the Entities, as described in the agreement.
176,098

On December 6, 2016, the Entities and American AgCredit, FLCA entered into a loan agreement for a principal amount of $2,340,000. The loan bears interest at a rate of 4.49% per annum, as defined in the loan agreement. Monthly installments of principal and interest in the amount of $14,793.39 are due on the 1st day of each month beginning on January 1, 2017. The maturity date is April 1, 2037, at which time the outstanding principal is due. The collateral of the loan is secured by certain assets of the Entities, as described in the agreement.	1,986,053

On March 1, 2020, the Entities and SRG Regional Parkway Note LLC interest into a loan agreement for a principal amount of $3,755,000. The loan bears interest at a rate of 10% per annum, as defined in the loan agreement. The interest payments are due quarterly on the 1st day of January, April, July, October, with the first interest payment due on July 1, 2020. On February 28, 2022, principal in the amount of $1,305,000 is due. The maturity date is February 28, 2023, at which time the remaining principal is due. The loan is secured with a short form deed of trust assignment of rents.	3,755,000

On November 18, 2020, the Entities and Nurista Group LLC entered into a loan agreement for a principal amount of $150,000. The loan bears interest at a rate of 10% per annum, as defined in the loan agreement. The interest payments are due quarterly on the 11th day of February, May, August 2021 and on the maturity date. The maturity date is November 18, 2021, at which time the principal is due. Overdue amount of principal or interest at a rate of 15% per annum is due on demand. The collateral of the loan is unsecured interest in certain assets of the Entities, as described in the agreement.	150,000

Total long-term debt	$17,849,423
As of December 31, 2020, aggregate maturities for the next five years and thereafter are as follows:
2021	$11,069,899
2022	1,405,045
2023	3,554,721
2024	109,616

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
2025	114,743
Thereafter	1,595,399
Total	17,849,423
Unamortized debt
issuance costs	(198,706)
Net balance	$17,650,717
Note 7 - Lines of credit
On December 31, 2017, the Members, Michael Kanovitz (“MK”) and Jon Loevy (“JL”), made advances to the Entities in order to help start up the business and to fund day-to-day operations. The total aggregate principal amount is up to $12,500,000. The loan bears interest at a rate of 6% per annum, as defined in the loan agreement. The entire principal balance of all line of credit loans and all accrued and unpaid interest are due on demand of MK and JL at any time following the earlier of February 28, 2026 and the date that the Entities raise at least $30,000,000 in equity financing from outside parties. The loan is not secured and, therefore, is not collateralized by any assets.
$11,580,302

On January 30, 2019, MK agreed to make advances to the Entities in order to help start up the business and to fund day-to-day operations. The total aggregate principal amount is up to $1,100,000. The loan bears interest at a rate of 6% per annum, as defined in the loan agreement. The entire principal balance of all line of credit loans and all accrued and unpaid interest are due on demand of MK at any time following the earlier of February 28, 2026 and the date that the Entities raise at least $30,000,000 in equity financing from outside parties. The loan is not secured and, therefore, is not collateralized by any assets.
886,704

On January 9, 2019, JL agreed to make advances to the Entities in order to help start up the business and to fund day-to-day operations. The total aggregate principal amount is up to $2,300,000. The loan bears interest at a rate of 6% per annum, as defined in the loan agreement. The entire principal balance of all line of credit loans and all accrued and unpaid interest are due on demand of JL at any time following the earlier of February 28, 2026 and the date that the Entities raise at least $30,000,000 in equity financing from outside parties. The loan is not secured and, therefore, is not collateralized by any assets.
2,201,851

Total lines of credit	$14,668,857
Note 8 - Leases
Hayden Gateway (Bethlehem) lease - third party
Hayden Gateway holds a lease agreement with Bethlehem Village Associates, an unrelated party, dated January 11, 2019 to lease property in Bethlehem Township, Pennsylvania. The initial lease term is for four years. Monthly rent payments are currently $5,844. Rent expense under the lease for the year ended December 31, 2020 was $70,125.

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
Hayden Gateway (Edwardsville) lease - third party
Hayden Gateway holds a lease agreement with Joe Amato Ventures, LP, an unrelated party, dated March 20, 2017 to lease property in Edwardsville, Pennsylvania. On October 31, 2017, Hayden Gateway and Joe Amato Ventures, LP agreed that the lease term is from November 1, 2017 to December 31, 2022. Monthly rent payments are currently $2,375. Rent expense under the lease for the year ended December 31, 2020 was $34,893.
Hayden Gateway (Dickson City) - SRG 272 Main Street lease (related party)
Hayden Gateway holds a lease agreement with SRG 272 Main Street LLC, a related party, dated June 1, 2019 to lease property in Dickson City, Pennsylvania. The lease term is from June 1, 2019 to December 31, 2033. Monthly rent payments are currently $7,800. Rent expense under the lease for the year ended December 31, 2020 was $114,429.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $109,371, which are offsetting and eliminated from the consolidated and combined financial statements. $16,008 was deferred as of December 31, 2020, resulting in an offsetting deferred rent (asset) and deferred rent (liability).
Matanzas Alliance (cultivation) - SRG 3803 Matanzas Creek lease (related party)
Matanzas Alliance holds a lease agreement with SRG 3803 Matanzas Creek LLC, a related party, dated January 1, 2018 to lease property in Santa Rosa, California. The lease term is from January 1, 2018 to December 31, 2019, after which the lease automatically renews from one-year periods and rent is established at the fair market rate. On December 10, 2020, the property was sold as described in Note 4. Rent expense, before the sale, was $84,000 as of December 31, 2020.
Matanzas Alliance (dispensary) - 1111 Petaluma Hill lease (related party)
Matanzas Alliance holds a lease agreement with 1111 Petaluma Hill LLC, a related party, dated July 1, 2019 to lease property in Santa Rosa, California. The lease term is from July 1, 2019 to December 31, 2033. On December 11, 2020, the property was sold as described in Note 4. Rent expense, before the sale, was $140,400 as of December 31, 2020.
Matanzas Alliance (manufacturing) - Norgle Farms lease (related party)
Matanzas Alliance holds a lease agreement with Norgle Farms LLC, a related party, dated January 1, 2019 to lease property in Santa Rosa, California. The lease term is from January 1, 2019 to December 31, 2019, after which the lease automatically renews for one-year periods and rent is established at the fair market rate. Monthly rent payments are currently $420. Rent expense under the lease for the year ended December 31, 2020 was $5,040.
Matanzas Alliance (distribution) - Norgle Farms lease (related party)
Matanzas Alliance holds a lease agreement with Norgle Farms LLC, a related party, dated January 1, 2019 to lease property in Santa Rosa, California. The lease term is from January 1, 2019 to December 31, 2019, after which the lease automatically renews for one-year periods and rent is established at the fair market rate. Monthly rent payments are currently $4,000. Rent expense under the lease for the year ended December 31, 2020 was $48,000.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $277,440, which are offsetting and eliminated from the consolidated and combined financial statements. $9,763 was deferred as of December 31, 2020, resulting in an offsetting deferred rent (asset) and deferred rent (liability).
Hayden RP - Norgle Farms lease (related party)
Hayden RP holds a lease agreement with Norgle Farms LLC, a related party, dated January 1, 2018 to lease property in Santa Rosa, California. The initial lease term was from January 1, 2018 to December 31, 2019. On January 22, 2020,

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
the lease term was extended to December 31, 2020, after which the lease automatically renews for one-year periods and rent is established at the fair market rate. Monthly rent payments are currently $10,000. Rent expense under the lease for the year ended December 31, 2020 was $57,885.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $50,376, which are offsetting and eliminated from the consolidated and combined financial statements.
JG New Jersey - SRG 1761 North Olden lease (related party)
JG New Jersey holds a lease agreement with SRG 1761 North Olden, LLC, a related party, dated January 1, 2020 to lease property in Ewing, New Jersey. The initial lease term is for 14 years, from January 1, 2020 to December 31, 2033. Annual rent payments are $65,400 from January 1, 2020 through December 31, 2024, $67,200 from January 1, 2025 through December 31, 2029, and $69,600 from January 1, 2030 through December 31, 2033. JG New Jersey has two, five-year extension options, subsequent to the initial lease term. Rent expense under the lease for the year ended December 31, 2020 was $67,400.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $67,400, which are offsetting and eliminated from the consolidated and combined financial statements.
JG New Jersey - SRG 1474 Prospect Street lease
JG New Jersey holds a lease agreement with 1474 Prospect Street, LLC, an unrelated third party, dated April 24, 2019 to lease property in Ewing, New Jersey for business operations to JG New Jersey. On May 28, 2020, based on the purchase and sale agreement described in detail in Note 10, the rental payments from the original lease were replaced with a month-to-month rent plan until closing occurs. Unless closing occurs, monthly rent expense was $20,000 for July through September, $30,000 for October through December, and $40,000 from January 2021 through April 2021.
As of December 31, 2020, the purchase did not occur and rent expense of $190,000 has incurred and remained payable, which is included accounts payable on the accompanying consolidated and combined balance sheet.
SRG Hi Park lease - Pier Cove (related party)
SRG Hi Park LLC holds a lease agreement with Pier Cove, a related party, dated June 1, 2019 to lease property in Hazle Township, Pennsylvania. The lease term is from June 1, 2019 to December 31, 2033. Monthly rent payments are currently $3,500. Rent expense under the lease for the year ended December 31, 2020 was $67,352.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $67,352, which are offsetting and eliminated from the consolidated and combined financial statements. $14,789 was deferred as of December 31, 2020, resulting in an offsetting deferred rent (asset) and deferred rent (liability).
JG IL - SRG Edgewood lease (related party)
JG IL holds a lease agreement with SRG Edgewood LLC, a related party, dated January 1, 2017 to lease property in Edgewood, Illinois. The lease term is from January 1, 2017 to December 31, 2031. Monthly rent payments are currently $8,000. Rent expense under the lease for the year ended December 31, 2020 was $144,000.
Rent expense and corresponding rental income under the lease for the year ended December 31, 2020 were $144,000, which are offsetting and eliminated from the consolidated and combined financial statements. $144,000 was deferred as of December 31, 2020, resulting in an offsetting deferred rent (asset) and deferred rent (liability).

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
Oakland Manager - third party
Oakland Manager holds a lease agreement with an unrelated third party, dated December 1, 2018 to lease property in Chicago, Illinois. The lease term was from January 1, 2020 to December 31, 2024. Monthly rent payments are currently $5,110. Rent expense under the lease for the year ended December 31, 2020 was $68,057.
JG Missouri lease - third party
JG Missouri LLC holds a lease agreement with an unrelated third party, dated August 14, 2019 to lease property in St. Louis, Missouri. The lease term was from January 1, 2020 to December 31, 2024. Monthly rent payments are currently $1,500. Rent expense under the lease for the year ended December 31, 2020 was $6,292.
JG Opportunities - third party
JG Opportunities holds a lease agreement with an unrelated third party, dated October 14, 2019 to lease property in Las Vegas, Nevada. The lease term was from November 1, 2019 to December 31, 2020. Monthly rent payments are currently $1,500. Rent expense under the lease for the year ended December 31, 2020 was $111,034.
As of December 31, 2020, future minimum rental for the above lease agreements for the next five years and thereafter as follows:
2021	$476,781
2022	526,677
2023	430,008
2024	442,800
2025	357,600
Thereafter	2,906,400
Total	$5,140,266
Note 9 - Purchase agreement
On May 28, 2020, JG New Jersey and Prospect Street entered into a purchase and sale agreement to acquire the property occupied by JG New Jersey, as described under JG New Jersey - SRG 1474 Prospect Street lease in Note 9. The agreement allows JG New Jersey the defer closing until April 2021, as long as the Entities pay the monthly rent stipulated in the purchase and sale agreement. If closing does not occur by April 2021, Prospect Street has the option to continue to accept the monthly rent of $40,000 and wait for closing to occur, as defined in the purchase and sale agreement. As of December 31, 2020, the closing has not occurred.
Note 10 - Income taxes
For the year ended December 31, 2020, the provision for income taxes consists of the following:
Current
Federal	$1,131,312
State	390,254
Subtotal	1,521,566

Deferred
Federal	(325,794)

JG HoldCo LLC and Related Entities

Notes to Consolidated and Combined Financial Statements
December 31, 2020
State	(62,756)
Subtotal	(388,550)
Total	$1,133,016
The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The difference is primarily attributable to tax effects of permanent differences and the change in the Entities’ valuation allowance. For the year ended December 31, 2020, the Entities’ effective tax rate was approximately (25.46)%.
Deferred tax assets and liabilities are provided for the tax effects of net operating loss (“NOL”) carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, primarily the reporting of certain accrued expenses and intangible assets. A valuation allowance is provided against those deferred tax assets when it is more likely than not that the deferred tax assets will be determined that the valuation allowance is no longer required, the tax benefits of such deferred tax assets will be recognized in the future.
At December 31, 2020, net deferred tax assets (liabilities) consist of the following:
Deferred tax assets	$548,607
Less valuation allowance	(103,797)
444,810
Deferred tax liabilities	(56,260)
$388,550
As of December 31, 2020, the Entities have federal and state NOL carryforwards of approximately $1,174,174 available to reduce future taxable income.
Note 11 - Construction agreements
On August 5, 2019, the Entities entered into a construction contract with Twin City Builders, Inc. to perform general contractor services pertaining to the construction of a cultivation facility located in Hazle, Pennsylvania. As of December 31, 2020, the contract provides for a contract sum of $9,524,337. Total construction costs incurred as of December 31, 2020 are $9,524,337. As of December 31, 2020, $9,313,785 has been paid and $210,552 remains payable and is included in accrued liabilities on the accompanying consolidated and combined balance sheet.
Note 12 - Subsequent events
Events that occur after the consolidated and combined balance sheet date but before the consolidated and combined financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the consolidated and combined balance sheet are recognized in the accompanying consolidated and combined financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated and combined balance sheet date require disclosure in the accompanying notes. Management evaluated the activity the Entities through September 20, 2021 (the date the consolidated and combined financial statements were available to be issued) and concluded that the following subsequent events has occurred that that would require recognition in the combined statements or disclosure in the notes to the consolidated and combined financial statements.
On April 29, 2021, the Entities entered into an amended and restated credit agreement with AFC Management, LLC for a $22,000,000 loan.

Supplementary Information

JG HoldCo LLC and Related Entities
Supplementary Information

Consolidated and Combined Schedule of Cost of Goods Sold and Overhead Expenses

Year Ended December 31, 2020
Cost of goods sold
Beginning inventory	$2,158,515
Plus: retail purchases	7,543,899
Cultivation supplies	384,024
Direct labor	1,952,992
Overhead expense (below)	1,955,991
Less: ending inventory	(2,827,916)
Total cost of goods sold	$11,167,505
Overhead expenses
Auto	$22,941
Computer and internet	69,137
Depreciation	504,231
Equipment rental	27,913
Freight and shipping	4,144
Fuel	10,061
Indirect labor and fringe	417,477
Laboratory testing	58,700
Packaging	91,896
Property management	1,764
Rent	313,877
Repairs and maintenance	90,270
Small equipment	79,742
Utilities	263,838
Total overhead expenses	$1,955,991
See Independent Auditor’s Report.

JG HoldCo LLC and Related Entities
Supplementary Information

Consolidated and Combined Schedule of General and Administrative Expenses

Year Ended December 31, 2020
General and administrative expenses
Auto	$5,692
Bad debt	3,197
Bank service charges	133,182
Biosecurity	16,597
Business licensing	1,059,212
Consulting	539,963
Contributions	49,825
Computer and internet	230,624
Depreciation	30,196
Dues and subscriptions	55,401
Fees	105,279
Insurance	199,254
Janitorial	30,583
Landscaping	17,591
Marketing and advertising	136,732
Meals and entertainment	22,545
Miscellaneous	3,737
Oakland manager - expense allocation	(68,233)
Office expense	37,951
Personnel cost	5,330,834
Pest control	5,052
Postage and delivery	11,423
Professional fees	749,970
Recruiting	108,380
Rent	179,091
Repairs and maintenance	14,816
Security	55,069
Taxes	341,831
Telephone	32,614
Training and education	10,712
Travel	110,250
Utilities	10,705
Waste disposal	13,532
Total general and administrative expenses	$9,583,607
See Independent Auditor’s Report.

The accompanying unaudited condensed consolidated interim statement of certain revenues and certain expenses of JG HoldCo LLC (the “Company”) have been prepared by and are the responsibility of the Company’s management. The Company’s independent auditor has not performed a review of these condensed consolidated interim statement of certain revenues and certain expenses.
JG HoldCo LLC

Statement of Certain Revenues and Certain Expenses

Nine Months Ended September 30, 2020 (Unaudited)
YTD 09/30/2021
(Unaudited)
Revenues
Rental revenues	$104,335
Total revenues	104,335
Certain Expenses
Operating expenses	$428,924
Taxes	77,368
Total certain expense	$506,292
Revenues in excess (shortfall) of expenses	$(401,957)
Accompanying Notes
1. Basis of Presentation
The accompanying statement of revenues and certain expenses include several properties operated by JG Hold Co, LLC has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X. Accordingly the statement is not representative of the actual operations of JG Hold Co for the period presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the properties held by JG Hold CO. Certain items such as amortization, management fees, depreciation, interest expense have been excluded.
2. Revenue Recognition
Rental income has been recorded from third parties renting Hold Co related properties using the actual lease monthly rental terms when collectability is reasonably assured. JG Hold Co, LLC is a private entity and has not adopted ASC 842. Upon its adoption, ASC 842 replaces existing lease accounting guidance and requires lessees to recognize a right of use assets and corresponding liabilities for their leases other than those on their consolidated and combined financial statements for all leases, including those classified as operating. Lessor accounting remains largely unchanged under ASC 842 compared to existing guidance. The entities have elected to apply the deferrals provided by ASU 2020-05. Management expects to adopt ASC 842 in year 2022.
3. Use of Estimates
The preparation of reporting and certain revenues and expenses requires that management perform a certain number of estimates and assumptions. The estimates also affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

4. Minimum Future Lease Rentals
There are several lease arrangements in place for the properties related to the company. As of September 30, 2021, the minimum future cash rents receivable under leases in each of the five years and thereafter are as follows:
2021 (three months ending December 31, 2020	$63,048
2022	252,192
2023	244,392
2024	48,699
2025	50,160
Thereafter	159,691
$818,182
5. Tenant Concentration
For the nine months ended September 30, 2020, three tenants represented 100% of the Rental revenues (unaudited).
6. Related Party Transactions
JG Hold Co has several related entities in which there is common ownership between the cannabis operations and real estate holdings. Rental income and related rent expenses are eliminated in the consolidated financials in which a controlling interest exists.
7. Subsequent Events
On October 22, 2021, the company paid off Boka/39th Street Promissory Note for combined principal and interest of $11,750,000. The proceeds from payoff were derived from some of the proceeds AFC Gamma loan.

Appendix C
FINANCIAL STATEMENTS OF PUBLIC COMPANY F
The historical financial statements listed below present the results of operations of Public Company F for the fiscal years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021. We have obtained this financial data from Public Company F. We believe this data is reliable, but we have not independently verified the accuracy of this information.

Audited Consolidated Financial Statements
of Public Company F
and Independent Auditor's Report
As of and for the years ended December 31, 2020 and 2019

Unaudited Condensed Interim Consolidated Financial Statements of Public Company F
For the nine months ended September 30, 2021

Management’s Responsibility for Financial Reporting
To the Members of Verano Holdings, LLC and Subsidiaries:
Management of Verano Holdings, LLC and its Subsidiaries (combined the “Company”) is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgements and estimates in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and ensuring that all information in the annual report is consistent with the consolidated financial statements. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgement is required.
In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are properly maintained to provide reliable information for the preparation of consolidated financial statements.
The Board of Directors is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Audit Committee is also responsible for recommending the appointment of the Company’s external auditors. The accompanying consolidated financial statements of the Company were reviewed by the Audit Committee and approved by the Board of Directors.
Macias Gini & O’Connell LLP, an independent firm, is appointed by the Board of Directors to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.
/s/ George Archos	/s/ Brian Ward
Chief Executive Officer	Chief Financial Officer
Chicago, Illinois
April 6, 2021

Independent Auditor’s Report

To the Members of Verano Holdings, LLC and Subsidiaries
Chicago, Illinois
Opinion
We have audited the consolidated financial statements of Verano Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).
Basis for Opinion
We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.
Those charged with governance are responsible for overseeing the Company’s financial reporting process.
Other Information
Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.
Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.
In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.
If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.
Macias Gini & O’Connell LLP
155 North Wacker Drive, Suite 4350
Chicago, IL 60606                                     www.mgocpa.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.
As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audits. We also:
■
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

■
Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

■	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
■
Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

■
Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

■
Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audits. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.
We also provide those charged with governance with a statement that have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonable be thought to bear on our independence, and where applicable, related safeguards.
The engagement partner on this audit resulting in this independent auditor’s report is Cesar Reynoso.
/s/ Macias Gini & O’Connell LLP
Chicago, Illinois
April 6, 2021

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Financial Position
As of December 31, 2020 and 2019
	Financial Footnote	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash		$16,402,148	$6,417,703
Accounts Receivable, Net	2 (f)	7,269,837	5,055,564
Notes Receivable	7	3,010,523	5,000,000
Interest Receivable		934,500	—
Due from Related Parties	17	108,254	253,580
Inventories	5	59,290,065	14,073,364
Biological Assets	6	109,376,567	16,613,392
Prepaid Expenses and Other Current Assets		6,169,400	2,692,536
Distributions Receivable		—	83,295
Total Current Assets		$202,561,294	$50,189,434

Property, Plant and Equipment, Net	8	143,137,585	94,379,744
Right Of Use Assets, Net	2(m), 16(a)	11,337,343	9,864,915
Intangible Assets	10	73,897,467	19,880,449
Goodwill	10	16,028,903	5,064,248
Investment in Associates	2(h)	11,547,004	10,927,934
Deposits and Other Assets		797,321	3,807,972
TOTAL ASSETS		$459,306,917	$194,114,696

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Current Liabilities:
Accounts Payable		$18,292,696	$18,544,003
Accrued Liabilities		13,835,980	3,111,567
Income Tax Payable	14	46,872,445	11,206,250
Current Portion of Lease Liabilities	2(m), 16(a)	1,910,645	1,653,757
Current Portion of Notes Payable	11	7,814,261	8,153,234
Derivative Liability	12	—	6,778,510
License Payable	9(b)	49,950	60,185
Acquisition Price Payable	9(a)	33,290,400	6,750,000
Due to Related Parties	17	44,664	82,718
Total Current Liabilities		122,111,041	56,340,224
Long-Term Liabilities:
Deferred Revenue		2,035,405	—
Notes Payable, Net of Current Portion	11	32,479,649	6,213,433
Lease Liabilities, Net of Current Portion	2(m), 16(a)	10,864,742	9,602,436
Deferred Income Taxes	14	49,084,004	5,114,977
Total Long-Term Liabilities		94,463,800	20,930,846

TOTAL LIABILITIES		$216,574,841	$77,271,070

MEMBERS' EQUITY		242,387,456	111,752,803
NON-CONTROLLING INTEREST		344,620	5,090,823
TOTAL LIABILITIES AND MEMBERS' EQUITY		$459,306,917	$194,114,696
(See accompanying notes to consolidated financial statements.)

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019
	Financial Footnote	2020	2019
Revenues, net of discounts		$228,530,083	$65,968,292
Cost of Goods Sold		94,386,849	38,469,325
Gross Profit before Biological Asset Adjustment		134,143,234	27,498,967
Realized fair value amounts included in inventory sold	6	(132,553,802)	(29,975,944)
Unrealized fair value gain on growth of biological assets	6	254,154,780	44,539,847
Gross Profit		255,744,212	42,062,870

Expenses:
General and Administrative		26,742,144	28,106,966
Sales and Marketing		918,203	926,258
Salaries and Benefits		16,227,897	6,231,096
Depreciation and Amortization		1,973,723	2,546,239
Total Expenses		45,861,967	37,810,559
(Loss) Income from Investments in Associates		2,691,597	(456,053)
Income From Operations		212,573,842	3,796,258

Other Income (Expense):
Loss on Disposal of Property, Plant and Equipment		—	(1,546,540)
Loss on Deconsolidation	4	(189,324)	(3,086,878)
Gain on Previously Held Equity Interest	9	458,039	—
Gain on Derivative Liability	12	6,778,510	—
Change in Fair Market Value of Derivative	12	—	(562,319)
Amortization of Debt Issuance Costs for Warrant	11	(4,572,423)	(656,177)
Amortization of Convertible Debt Discount	12	(5,525,503)	(690,688)
Interest Expense, Net		(5,349,644)	(338,992)
Other Income (Expense)		(701,496)	94,100
Total Other Expense		(9,101,841)	(6,787,494)

Net Income Before Provision for Income Taxes and Non-Controlling Interest		203,472,001	(2,991,236)
Provision for Income Taxes	14	(76,831,828)	(15,203,221)
Net Income (Loss) Before Non-Controlling Interest		126,640,173	(18,194,457)
Net Income (Loss) From Discontinued Operations, Net of Tax		(1,966,751)	—
Net Income (Loss)		124,673,422	(18,194,457)
Net Income Attributable To Non-Controlling Interest		566,459	239,563
Net (Loss) Income Attributable to Verano Holdings, LLC and Subsidiaries		$124,106,963	$(18,434,020)
(See accompanying notes to consolidated financial statements.)

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members’ Equity
For the Years Ended December 31, 2020 and 2019
	Members' Equity	Non- Controlling Interest	Total
Balance, December 31, 2018	$123,382,962	$2,800,826	$126,183,788
Net income (loss)	(18,434,020)	239,563	(18,194,457)
Adoption of IFRS 16	(392,253)	(23,610)	(415,863)
Contributions from members	5,905,586	71,278	5,976,864
Issuance of warrants note	7,234,933	—	7,234,933
Non-controlling interest from acquisition	—	2,700,000	2,700,000
Transfer from non-controlling interest to controlling	688,062	(688,062)	—
Distributions to members	(6,632,467)	(9,172)	(6,641,639)
Balance at December 31, 2019	$111,752,803	$5,090,823	$116,843,626

Balance, December 31, 2019	111,752,803	5,090,823	116,843,626
Net income	124,106,963	566,459	124,673,422
Transfer from non-controlling interest to controlling interest	(3,949,783)	(2,950,217)	(6,900,000)
Deconsolidation of subsidiary	—	79,055	79,055
Derecognition of NCI related to discontinued operations	—	(2,441,500)	(2,441,500)
Conversion of warrants	10,523,187	—	10,523,187
Distributions to members	(45,714)	—	(45,714)
Balance at December 31, 2020	$242,387,456	$344,620	$242,732,076
(See accompanying notes to consolidated financial statements.)

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019
	Year Ended December 31,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$124,673,422	$(18,194,457)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,626,626	6,061,641
Non-cash interest expense	1,895,220	728,503
Non-cash interest income	(934,500)	—
Accretion of debt discount	—	690,688
Loss on disposal of property, plant and equipment	—	1,546,540
Gain on previously held equity interest	(458,039)	—
Bad debt expense	300,000	331,384
Amortization of loan issuance costs (warrants)	4,572,423	656,177
Amortization of debt issuance costs	234,598	123,333
Amortization of convertible debt discount	5,525,503	—
Gain on derivative liability	(6,778,510)	—
Change in fair market value of derivative	—	562,319
Loss on deconsolidation of subsidiary	159,223	2,275,015
Net loss on discontinued operations	2,202,003	—
(Income) loss from underlying investees	(2,607,736)	456,053
Derecognition of deferred rent	—	104,590
Write-off of note receivable	300,000	—
Changes in operating assets and liabilities:
Accounts receivable	(2,512,217)	(2,621,915)
Inventories	(44,566,400)	(8,342,554)
Biological assets	(92,763,175)	(5,938,364)
Prepaid expenses and other current assets	(3,126,499)	(1,657,046)
Deposits and other assets	2,963,963	(1,795,042)
Accounts payable and accrued liabilities	12,782,065	5,483,853
Income tax payable	35,666,195	10,420,323
Due to related parties	(833,054)	(1,206,965)
Members' distribution payable	(271,376)	—
Deferred taxes	28,264,117	4,547,421
Deferred revenue	2,035,405	—
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	77,349,257	(5,768,503)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of noncontrolling membership interest	—	(3,500,000)
Purchases of property, plant and equipment	(60,383,894)	(59,040,660)
Advances to (repayments from) related parties	145,326	—
Due to related parties, net	—	693,804
Purchases of licenses	(7,010,235)	(7,236,523)
Acquisition of business, net of cash acquired	(24,890,358)	61,003
Cash paid in deconsolidation of subsidiary	—	(59,257)
Sale (purchase) of interest in investment in associate	—	(9,912,500)
Dividend received from investments in associates	1,866,705	571,257
Issuance of note receivable	(185,523)	(5,000,000)
Proceeds from note receivable	1,875,000	—
NET CASH USED IN INVESTING ACTIVITIES	(88,582,979)	(83,422,875)

(See accompanying notes to consolidated financial statements.)

	Year Ended December 31,
	2020	2019
CASH FLOW FROM FINANCING ACTIVITIES
Contributions from members	—	5,976,864
Distributions to members	(45,714)	(6,102,491)
Proceeds from exercise of warrants	2,190,577	2,173,000
Proceeds from issuance of notes payable	33,943,129	21,612,500
Principal repayments of notes payable	(9,754,117)	(4,353,385)
Debt issuance costs paid	(1,068,481)	(200,000)
Payment of lease liabilities	(2,502,772)	(1,584,699)
Payment of acquisition price payable	(1,544,455)	—
Proceeds from sale of property, plant and equipment	—	5,000,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	21,218,167	22,521,789

NET INCREASE (DECREASE) IN CASH	9,984,445	(66,669,589)

CASH, BEGINNING OF PERIOD	6,417,703	73,087,292

CASH, END OF PERIOD	$16,402,148	$6,417,703

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid (received)	$1,760,932	$(217,823)

OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES
Net liability upon adoption of IFRS 16, Leases	$—	$(415,963)
Accrued Capital Expenditures	$1,859,799	$6,632,892
Issuance of note receivable related to sale of property, plant and equipment	$—	$5,000,000
Distributions receivable from investment in associates	$—	$83,295
Issuance of warrants	$—	$7,234,933
Cash paid in business combination:
Tangible and intangible assets acquired, net of cash	$51,836,018	$4,393,600
Liabilities assumed	(17,077,392)	(1,054,603)
Acquisition price payable	(18,227,011)	(1,000,000)
Issuance of note payable	(350,000)	—
Goodwill	13,952,516	—
Non-controlling interest from acquisitions	—	(2,400,000)
Previously held equity interest	(580,000)	—
Cash paid (received) in business combination	$29,554,131	$(61,003)
(See accompanying notes to consolidated financial statements.)

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019
1.	NATURE OF OPERATIONS
References herein to “the Company,” or “Verano,” are intended to mean Verano Holdings, LLC and its Subsidiaries, affiliates, licensees, and managed entities (collectively, the “Company”).
Verano is a vertically integrated cannabis operator that focuses on limited-licensed markets in the United States. As a vertically integrated provider, the Company owns, operates, manages, consults, and/or has licensing or other commercial agreements with cultivation, processing, and retail licensees across ten state markets (Illinois, Maryland, Oklahoma, Nevada, Ohio, Michigan, Massachusetts, Arkansas, New Jersey, and Pennsylvania) and Puerto Rico.
In addition to the states listed above, the Company also conducts pre-licensing activities in several other markets. In these markets, the Company has either applied for licenses, or plans on applying for licenses, but does not currently own any cultivation, production, or retail licenses.
Each Member’s liability is limited pursuant to the relevant jurisdiction’s Limited Liability Company Act.
The Company’s corporate headquarters is located at 415 North Dearborn St., 4th Floor, Chicago, Illinois 60654.
2.	SIGNIFICANT ACCOUNTING POLICIES
(a)	Basis of Preparation
The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”) in effect for all periods presented.
These consolidated financial statements have been prepared in accordance with IFRS with the going concern assumption, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s ability to realize its assets and discharge its liabilities is dependent upon the Company obtaining the necessary financing and ultimately upon its ability to achieve profitable operations. Management estimates that the Company will be able to meet its obligations and to sustain operations for at least the next twelve months. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These consolidated financial statements do not include any adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern.
These consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on April 5, 2021.
(b)	Basis of Measurement
These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention except for certain financial instruments and biological assets that are measured at fair value as detailed in the Company’s accounting policies.
(c)	Functional and Presentation Currency
The Company and its affiliates’ functional currency, as determined by management, is the United States (“U.S.”) dollar. These consolidated financial statements are presented in U.S. dollars.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(d)	Basis of Consolidation
The consolidated financial statements include the accounts of Verano Holdings, LLC and its wholly-owned or majority owned subsidiaries, as well as any entities meeting the common control or common management criteria described below. Non-controlling interests are included as a component of members’ equity. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and be exposed to the variable returns from its activities. Common management exists when entities operate under the terms of management service agreements whose terms meet the criteria for control established in IFRS 10 – Consolidated Financial Statements.
Non-controlling interest (“NCI”) represents the portion of equity ownership in subsidiaries not attributable to the Company’s members. NCI is initially measured as the proportionate share of its interest in the acquiree's identifiable net assets as at the date of acquisition and subsequently adjusted for the proportionate share of net earnings and other comprehensive income (loss) attributable to the NCI, as well as any dividends or distributions paid to the NCI. Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statements of financial position, consolidated statements of changes in member’s equity and consolidated statements of operations, respectively. Changes in the parent company’s ownership interest that do not result in a change of control are accounted for as equity transactions. When investors in certain subsidiaries of the Company contribute their interests to Verano Holdings, LLC (parent), their associated non-controlling interest portion is transferred to members’ equity.
When the Company loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related non-controlling interests and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.
All significant intercompany balances and transactions were eliminated in consolidation.
Verano Holdings, LLC’s has wholly owned subsidiaries and entities over which the Company has control, that are included in these consolidated financial statements for the year ended December 31, 2020. The ownership percentages/amounts set forth in the table below may not necessarily match state regulatory records as the below assumes for purposes of presentation the approval of certain pending, planned, or anticipated state regulatory transfers. The Company will update its regulatory filings in those states where it is permitted to do so as soon as practical and will continue to operate the entities below, where and as applicable, in accord with current practice and in compliance with applicable laws and regulations.
Subsidiaries
Entity Name	Jurisdiction	Purpose	Percentage Interest
11210 North 30th Street, LLC	Florida	Real Estate holding company	100%
16 Magothy Road Beach, LLC	Maryland	Real Estate holding company	100%
4444 W. Craig Road, LLC	Nevada	Real Estate holding company	100%
Agronomy Innovations LLC	Arizona	Management company	100%
Albion MM, LLC	Illinois	Real Estate holding company	100%
Ataraxia, LLC	Illinois	Cultivation	100%
Branchburg Rte. 22, LLC	New Jersey	Real Estate holding company	100%
Cave Creek RE, LLC	Arizona	Real Estate holding company	100%
CGV Group, LLC	Delaware	New York joint venture	51%
DGV Group, LLC	Delaware	California joint venture	62.50%
Eastern and Pebble, LLC	Florida	Real Estate holding company	100%
Fort Consulting, LLC	Arizona	Cultivation/Dispensary	100%

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Entity Name	Jurisdiction	Purpose	Percentage Interest
Four Daughters Compassionate Care, Inc.	Massachusetts	Cultivation/Dispensary	100%
ILDISP, LLC[1]	Illinois	Holding company	50%
ILMM Logistics, LLC	Illinois	Logistics company	100%
MA MM Logistics, LLC	Illinois	Logistics company	100%
Magpie Management, LLC[2]	Oklahoma	Holding company	75%
MD MM Logistics, LLC	Maryland	Logistics company	100%
NH Medicinal Dispensaries, LLC (dba The Clinic Effingham)[1]	Illinois	Dispensary	100%
NJ MM Logistics, LLC	New Jersey	Logistics company	100%
NNTS Holdings, LLC	Delaware	Holding company	100%
OH MM Logistics, LLC	Ohio	Logistics company	100%
Ohio Natural Treatment Solutions, LLC	Delaware	Management company	100%
Prospect Heights RE, LLC	Illinois	Real Estate holding company	100%
RedMed Holdings, LLC	Delaware	Holding company	100%
Saint Chicago Holdings, LLC	Delaware	Holding company	100%
Verano Arizona Holdings, LLC	Delaware	Holding company	100%
Verano Arizona II, LLC	Delaware	Management company	100%
Verano Arizona, LLC	Delaware	Management company	100%
Verano CGV Holdings, LLC	Delaware	Holding company	50%
Verano El Dorado, LLC	Arkansas	Real Estate holding company	100%
Verano Four Daughters Holdings, LLC	Delaware	Holding company	100%
Verano GVB Mergersub, LLC	Delaware	Acquisition subsidiary	100%
Verano Holdings, LLC	Delaware	Holding company	100%
Verano IP, LLC	Delaware	Intellectual property	100%
Verano Michigan, LLC	Delaware	Management company	100%
Verano NSE Holdings, LLC	Delaware	Holding company	100%
Verano Oklahoma, LLC	Delaware	Holding company	100%
Verano Technologies, LLC	Delaware	Holding company	100%
Verano THC Holdings, LLC	Delaware	Holding company	100%
Verano TV Mergersub, LLC	Delaware	Acquisition subsidiary	100%
Verano WV, LLC	West Virginia	Dispensary	100%
VHGCA Holdings, LLC	Delaware	Holding company	100%
VHGRX Holdings, LLC	Delaware	Holding company	100%
VZL Staffing Services, LLC	Illinois	Staffing company	100%
Zen Leaf Retail, LLC	Maryland	Holding company	100%
Zen Leaf Technologies, LLC	Delaware	Management company	100%
[1]
ILDISP, LLC and NH Medicinal Dispensaries, LLC: Company affiliate Ataraxia has a 50% membership interest share of ILDISP, which owns 100% interest in NH Medicinal Dispensaries. As such, affiliate Ataraxia owns a 50% interest in NH Medicinal Dispensaries. NH Medicinal Dispensaries holds two licenses which are associated with two dispensaries: The Clinic Effingham and Zen Leaf Charleston. Due to the nature of the extent of control the Ataraxia exercises over each dispensary, the Company recognizes The Clinic Effingham as an equity-method investment and fully consolidates Zen Leaf Charleston.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Operating Companies
Entity Name	Jurisdiction of Organization	Purpose	Percentage Interest
2900 Lone Mountain, LLC	Nevada	Real Estate holding company	100%
AGG Wellness, LLC dba Herban Legends of Towson	Maryland	Dispensary	100%
Buchanan Development, LLC	Michigan	Dispensary	100%
Canna Cuzzos, LLC	Maryland	Dispensary	40%
Chicago Natural Treatment Solutions, LLC	Delaware	Holding company	100%
ChiVegs Real Estate, LLC	Nevada	Real Estate holding company	100%
Elevele LLC	Illinois	Dispensary	100%
FGM Processing, LLC	Maryland	Processor	100%
Freestate Wellness, LLC	Maryland	Cultivation/Dispensary	100%
GLD Holdings, LLC	Delaware	Holding company	100%
Green RX, LLC (dba Have a Heart Cincy)	Ohio	Dispensary	100%
Healthway Services of Illinois, LLC	Illinois	Holding company	100%
Healthway Services of West Illinois, LLC	Illinois	Dispensary	100%
Local Dispensaries, LLC	Pennsylvania	Dispensary	100%
Lone Mountain Partners, LLC	Nevada	Cultivation	100%
Maryland Natural Treatment Solutions, LLC	Maryland	Dispensary	100%
MDCult, LLC	Maryland	Holding company	99.99%
Mikran, LLC	Maryland	Dispensary	100%
MME Aurora Retail, LLC	Illinois	Dispensary	100%
MME Evanston Retail, LLC	Illinois	Dispensary	100%
MME IL Holdings, LLC	Illinois	Holding company	100%
Mother Grows Best, LLC	Ohio	Cultivation	100%
Mother Know's Best, LLC	Ohio	Dispensary	100%
Natural Treatment Solutions, LLC	Nevada	Holding company	100%
NatureX, LLC dba Zen Leaf Las Vegas	Nevada	Dispensary	100%
Nevada Natural Treatment Solutions, LLC	Nevada	Holding company	100%
Noah’s Ark, LLC	Arkansas	Dispensary	100%
Ohio Grown Therapies, LLC	Ohio	Dispensary	100%
Redfish Holdings, Inc.	Maryland	Holding company	100%
RedMed, LLC	Delaware	Holding company	100%
Saint Chicago, LLC	Illinois	Holding company	100%
The M Group, LLC	Maryland	Holding company	100%
Union Group of Illinois, LLC	Illinois	Dispensary	100%
United Development of Illinois, LLC	Illinois	Real Estate holding company	100%
V Waldorf, LLC	Maryland	Holding company	100%
Verano Evanston, LLC	Illinois	Holding company	100%
Verano Highland Park, LLC	Illinois	Holding company	100%
Verano Illinois, LLC	Illinois	Holding company	100%
Verano MI2, LLC	Michigan	Holding company	100%
Verano MO Holdings, LLC	Delaware	Holding company	100%
Verano MO, LLC	Missouri	Holding company	100%
Verano NJ Holdings, LLC	Delaware	Holding company	100%
Verano NJ LLC	New Jersey	Cultivation/Dispensary	100%
VHGG Holdings, LLC	Delaware	Holding company	100%

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Entity Name	Jurisdiction of Organization	Purpose	Percentage Interest
VHMD Processor, LLC	Delaware	Processor	100%
VMO Processing, LLC	Missouri	Processor	100%
VMO Retail, LLC	Missouri	Dispensary	100%
VZL Staffing, LLC	Maryland	Staffing company	100%
West Capital, LLC	Illinois	Real Estate holding company	100%
(e)	Cash
Cash includes cash deposits in financial institutions and cash held at retail, and cultivation locations.
(f)	Accounts Receivable and Expected Credit Loss
Accounts receivable are recorded at the invoiced amount and do not bear interest. Expected credit loss reflects the Company’s estimate of amounts in its existing accounts receivable that may not be collected due to customer claims or customer inability or unwillingness to pay. Collectability of trade receivables is reviewed on an ongoing basis. The expected credit loss is determined based on a combination of factors, including the Company’s risk assessment regarding the credit worthiness of its customers, historical collection experience and length of time the receivables are past due. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. As of December 31, 2020, the allowance for doubtful accounts was $300,000. There was no allowance for doubtful accounts as of December 31, 2019.
(g)	Inventories
Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value less costs to sell and complete at harvest which becomes the deemed cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that the cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost basis. Products for resale and supplies and consumables are valued at lower of cost and net realizable value. The Company reviews inventory for obsolete, redundant, and slow-moving goods and any such inventories are written down to net realizable value. As of December 31, 2020 and December 31, 2019, there were no reserves for obsolete inventories.
(h)	Investments in Associates
The Company accounts for investments under International Accounting Standards (“IAS”) 28 – Investments in Associates and Joint Ventures. Investments are first evaluated if there is control and should be combined or consolidated. If it is determined that the Company does not have control in an investment but has significant influence, the investment is deemed an investment in an associate. Significant influence is defined as the power to participate in the financial and operating policy decisions of the investee but without control or joint control over those policies. Investments in associates are accounted for using the equity method of accounting. Interests in associates accounted for using the equity method are initially recognized at cost.
Subsequent to initial recognition, the carrying value of the Company’s investment in an associate is adjusted for the Company’s share of comprehensive income (loss) and distributions of the investee. The carrying value of associates is assessed for impairment at each Statement of Financial Position date. Investments that are neither controlled, or the Company does not have significant influence, are recognized at fair value at each reporting

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

period with changes in fair value recognized through profit and loss. As of December 31, 2020 and December 31, 2019, the Company did not recognize any impairments in investments at fair value or investments in associates.
(i)	Biological Assets
The Company measures biological assets consisting of medical and adult-use cannabis plants at fair value less costs to sell and complete up to the point of harvest, which becomes the basis for the cost of internally produced harvested cannabis and finished goods inventories after harvest. These costs are then recorded with cost of goods sold in the consolidated statements of operations in the period when the related product is sold. Unrealized gains or losses arising from changes in fair value less cost to sell during the period are included in the results of operations.
Production costs related to biological assets are expensed. They include the direct cost of seeds and growing materials as well as other indirect costs such as utilities and supplies used in the growing process. Indirect labor for individuals involved in the growing and quality control process is also included, as well as depreciation on production equipment and overhead costs such as rent to the extent it is associated with the growing space. Unrealized fair value gains/losses on growth of biological assets are recorded in a separate line on the face of the consolidated statements of operations.
The Company capitalizes costs incurred after harvest to bring the products to their present location and condition in accordance with IAS 2, Inventories. The cost of inventories includes the fair value less cost to sell of the cannabis at harvest and costs incurred after harvest (such as quality assurance costs, fulfillment costs and packaging costs) to bring the products to their present location and condition.
(j)	Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures that materially increase the life of the assets are capitalized. Ordinary repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:
Land	Not Depreciated
Buildings and Improvements	39 Years
Furniture and Fixtures	5 – 7 Years
Computer Equipment and Software	5 Years
Store Equipment and Tools	5 – 7 Years
Leasehold Improvements	Remaining Life of Lease
Manufacturing Equipment	5 – 7 Years
Vehicles	5 Years
Assets Under Construction	Not Depreciated
The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively if appropriate. An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the Consolidated Statements of Operations in the year the asset is derecognized.
Repairs and maintenance that do not improve efficiency or extend economic life are charged to expense as incurred.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(k)	Intangible Assets
Intangible assets are recorded at cost, less impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Certain intangible assets, including cannabis licenses, have indefinite useful lives and are not subject to amortization. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired. The Company does not have finite lived intangible assets. The Company did not record any impairment losses for the years ended December 31, 2020 and 2019.
(l)	Goodwill
Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is allocated to the cash generating unit (“CGU”) or CGUs which are expected to benefit from the synergies of the combination.
Goodwill that has an indefinite useful life is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Impairment is determined for goodwill by assessing if the carrying value of a CGU, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs to sell or the value in use. Impairment losses recognized in respect of a CGU are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the CGU.
Any goodwill impairment loss is recognized in operations in the period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed. The Company did not record any impairment losses for the years ended December 31, 2020 and 2019.
(m)	Leased Assets
Effective January 1, 2019, the Company adopted IFRS 16 Leases, using the modified retrospective approach, as permitted under the specific transitional provisions in the standard. Upon adopting, the Company recognized lease liabilities and Right of Use assets in relation to leases which had previously been classified as ‘operating leases’ under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. The weighted-average incremental borrowing rate for lease liabilities initially recognized as of January 1, 2019 was 8%. The Company did not have any leases which had been previously classified as 'finance leases' under the principles of IAS 17 at the time of adoption.
In the initial application of IFRS 16, the Company applied the following practical expedients permitted by the standard:
■	Use of a single discount rate to a portfolio of leases with reasonably similar characteristics,
■	Reliance on previous assessments of whether leases are onerous immediately before the date of initial application,
■	Application of the short-term leases exemption to leases with a remaining lease term of less than twelve months as at the date of initial application, and
■	Exclusion of initial direct costs from the measurement of the right-of-use asset at the date of initial application.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

■	Election to separate lease and non-lease components, and account for each lease component separately from the associated non-lease components.
Based on the foregoing, the impact of the change in accounting policy on January 1, 2019 is summarized below:
■	Right-of-use assets of $2,947,101 were recognized,
■	Lease liabilities of $3,362,964 were recognized,
■	The net impact on retained earnings was a decrease of $415,863.
Policy applicable upon adoption of IFRS 16
At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assess whether:
■	The contract involves the use of an identified asset.
■	The Company has the right to obtain substantially all the economic benefits from use of the asset throughout the period of use; and
■	The Company has the right to direct the use of the asset.
At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.
The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of the right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
Interest on the lease liability is accreted using the effective intertest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of twelve months or less and leases of low-value assets. The Company recognizes the lease payments associated with the leases as an expense on a straight-line basis over the lease term.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(n)	Income Taxes
Income tax expense consisting of current and deferred tax expense is recognized in the Condensed Interim Consolidated Statements of Operations based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end.
Deferred tax assets and liabilities and the related deferred income tax expense or recovery, if any, are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized, or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.
The Company is subject to U.S. Internal Revenue Code Section 280E. The section disallows deductions and credits attributable to a trade or business of trafficking in controlled substances. Under U.S. law marijuana is a Schedule I controlled substance. The Company has taken the position that any costs included in the cost of goods sold should not be treated as amounts subject to the Section 280E expense disallowance.
(o)	Revenue Recognition
Revenue is recognized by the Company in accordance with IFRS 15, Revenue from Contracts with Customers. Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
In order to recognize revenue under IFRS 15, the Company applies the following five (5) steps:
■	Identify a customer along with a corresponding contract;
■	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;
■	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;
■	Allocate the transaction price to the performance obligation(s) in the contract;
■	Recognize revenue when or as the Company satisfies the performance obligation(s).
Under IFRS 15, revenues from the sale of cannabis are generally recognized at a point in time when control over the goods have been transferred to the customer. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy.
Revenue is recognized upon the satisfaction of the performance obligation. The Company satisfies its performance obligation and transfers control upon delivery and acceptance by the customer. Revenue is presented net of discounts and sales tax and other related taxes.
The Company has customer loyalty programs in which retail customers accumulate points for each dollar of spending. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated redemption probability of point obligation incurred, which is calculated based on a standalone selling price.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(p)	Financial Instruments
Financial Assets
Recognition and Initial Measurement
The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.
Classification and Subsequent Measurement
On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.
Financial assets are classified as follows:
■
Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of trade receivables.

■
Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

■
Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. Financial assets mandatorily measured at fair value through profit or loss are comprised of cash and cash equivalents.

■
Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

The Company measures all equity investments at fair value. Changes in fair value are recorded in profit or loss.
Business model assessment
The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed and information is provided to management. Information considered in this assessment includes stated policies and objectives.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Contractual cash flow assessment
The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.
Impairment
The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions, and forecasts of future economic conditions.
The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.
For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated statement of financial position as a deduction from the gross carrying amount of the financial asset.
Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.
Derecognition of Financial Assets
The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.
Financial Liabilities
Recognition and Initial Measurement
The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.
Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.
Classification and subsequent measurement
Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.
Derecognition of financial liabilities
The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled, or expire.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(q)	Provisions and Contingent Liabilities
Provisions, where applicable, are recognized in liabilities when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting. period and are discounted to present value where the effect is material. The Company performs evaluations to identify onerous contracts and, where applicable, records provisions for such contracts.
(r)	Business Combinations
Business combinations are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value at the date of acquisition. Acquisition related transaction costs are expensed as incurred. Identifiable assets and liabilities, including intangible assets, of acquired businesses are recorded at their fair value at the date of acquisition. When the Company acquires control of a business, any previously held equity interest is also remeasured to fair value. The excess of the purchase consideration and any previously held equity interest over the fair value of identifiable net assets acquired is goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the consolidated statements of operations immediately as a bargain purchase gain
Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.
(s)	Derivative Liabilities
The Company uses the fair-value method of accounting for derivative liabilities and such liabilities are re-measured at each reporting date with changes in fair value recorded in the period incurred. The fair value is estimated using a Monte Carlo simulation model. Critical estimates and assumptions used in the model are discussed in Note 12.
(t)	Segment Reporting
An operating segment is a component of the Company for which discrete financial information is available and whose operating results are regularly reviewed by the entity's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and that engages in business activities from which it may earn revenue and incur expenses. The Company only has one operating segment for the cultivation, manufacturing, and distribution, and sale of cannabis.
All revenues were generated in the United States of America for the years ended December 31, 2020 and 2019.
(u)	Significant Accounting Judgments, Estimates, and Assumptions
The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the review affects both current and future periods.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.
(i)	Estimated Useful Lives and Depreciation of Property and Equipment
Depreciation of property and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
(ii)	Biological Assets
Management is required to make estimates in calculating the fair value of biological assets and harvested cannabis inventory. These estimates include a number of assumptions, such as estimating the stages of growth of the cannabis, harvested costs, sales price and expected yields.
(iii)	Inventories
The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price the Company expects to realize by selling the inventory, and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans, and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.
(iv)	Discount Rate for Leases
IFRS 16 – Leases requires lessees to discount lease payments using the rate implicit in the lease if that rate is readily available. If that rate cannot be readily determined, the Company generally uses the incremental borrowing rate when initially recording leases. Generally, the Company uses its incremental borrowing rate as the discount rate.
(v)	Business Combinations
In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39 Financial Instruments: Recognition and Measurement, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.
Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last for one year from the acquisition date.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(vi)	Intangible Asset and Goodwill Impairment
Indefinite-lived intangible assets and goodwill are tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of such assets has been impaired. In order to determine if the value of goodwill has been impaired, the cash-generating unit to which goodwill has been allocated must be valued using present value techniques. When applying this valuation technique, the Company relies on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.
(vii)	Consolidation
Judgment is applied in assessing whether the Company exercises control and has significant influence over entities in which the Company directly or indirectly owns an interest. The Company has control when it has the power over the subsidiary, has exposure or rights to variable returns, and has the ability to use its power to affect the returns. Significant influence is defined as the power to participate in the financial and operating decisions of the subsidiaries. Where the Company is determined to have control, these entities are consolidated. Additionally, judgment is applied in determining the effective date on which control was obtained.
(viii)	Warrant Issuance Modification
The modification of warrant agreements presented as equity classified are first analyzed to ensure that such modifications do not change the classification of the instrument. If equity presentation remains proper, an adjustment to equity is recorded. If equity presentation is not preserved, the modification is evaluated under IFRS 2 Share-based Payments.
(ix)	Expected Credit Loss
Management determines the expected credit loss by evaluating individual receivable balances and considering accounts and other receivable financial condition and current economic conditions. Accounts receivable and financial assets recorded in other receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. All receivables are expected to be collected within one year of the condensed interim consolidated statement of financial position date.
(x)	Fair Value of Financial Instruments
The individual fair values attributed to the different components of a financing transaction, derivative financial instruments, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.
(xi)	Income Tax
Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(xii)	Determination of Cash-Generating Units
The Company’s assets are aggregated into cash-generating units (“CGU’s”). CGU’s are based on an assessment of the unit’s ability to generate independent cash inflows. The determination of these CGU’s was based on management’s judgment regarding several factors such as shared infrastructure, geographical proximity, and exposure to market risk and materiality.
(xiii)	Property, Plant and Equipment Impairment
The Company evaluates the carrying value of long-lived assets at the end of each reporting period whenever there is any indication that a long-lived asset is impaired. Such indicators include evidence of physical damage, indicators that the economic performance of the asset is worse than expected, or that the decline in asset value is more than the passage of time or normal use, or significant changes occur with an adverse effect on the Company’s business. If any such indication exists, the Company estimates the recoverable amount of the asset. An asset is impaired when its carrying amount exceeds its recoverable amount. The Company measures impairment based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. The fair value is determined primarily by using the projected future cash flows discounted at a rate commensurate with the risk involved as well as market valuations. Losses on long-lived assets to be disposed of are determined in a similar manner, except that the fair values are reduced for an estimate of the cost to dispose or abandon.
(xiv)	Derivative Liabilities
In calculating the fair value of its derivative liabilities, the Company uses the Monte Carlo simulation model, for Level 3 recurring fair value measurements to estimate fair value at each reporting date. The key assumptions used in the models are similar and include the expected future volatility in the price of the Company’s shares, the fair market value of the price of the Company’s shares and the expected life of the underling instrument.
(xv)	COVID-19 Estimation Uncertainty
The novel coronavirus commonly referred to as “COVID-19” was identified in December 2019 in Wuhan, China. On January 30, 2020, the World Health Organization declared the outbreak a global health emergency, and on March 11, 2020, the spread of COVID-19 was declared a pandemic by the World Health Organization. On March 13, 2020, the spread of COVID-19 was declared a national emergency by President Donald Trump. The outbreak has spread throughout Europe, the Middle East and North America, causing companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions.
While these effects are expected to be temporary, the duration of the business disruptions and related financial impact cannot reasonably be estimated at this time. In addition, it is possible that estimates in the Company’s financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material, which could result in, among other things, impairment of long-lived assets including intangibles and goodwill. For the time being and until economies stabilize, the Company has shifted its strategic approach and the manner in which it operates its business to continue providing high-quality products to its patients and customers, and ensure that its workplace and stores have appropriate measures put in place to limit social interactions and enforce social distancing measures.
The Company has put forth initiatives to allow the Company to continue offering high-quality products in a safe environment, with additional measures put in place to allow its customers to access its products while limiting social interactions, and enforcing social distancing measures throughout its retail stores. These initiatives have allowed the Company to operate mostly uninterrupted and to implement its business continuity plan. Some of the measures include: (i) increasing curbside pick-up and/or drive-thru options at all of its retail locations, where regulations permit such services; (ii) expanding home delivery services to customers, where regulations permit such services; and (iii) updating its safety and sanitation protocols in-store and in all facilities.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

The Company is closely monitoring the evolution of COVID-19. As of the date hereof, the Company’s operations have not been significantly impacted as the cannabis industry has been deemed an essential service in many states since March 2020. Going forward, the extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on various developments, including the duration and magnitude of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be predicted.
(v)	Adoption of New and Revised Standards and Interpretations
The following IFRS standards have been recently issued by the IASB. The Company has assessed or is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.
(i)	IAS 1 – Presentation of Financial Statements (“IAS 1”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”)
IAS 1 and IAS 8 were amended in October 2018 to refine the definition of materiality and clarify its characteristics. The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements. The amendments were effective for annual reporting periods beginning on or after January 1, 2020. The Company early adopted IAS 1 and IAS 8 prior to January 1, 2020. The adoption of IAS 1 and IAS 8 did not have a material impact on the consolidated financial statements.
(ii)	Amendment to IFRS 3: Definition of a Business
In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)” (the “IFRS 3 Amendment”). The IFRS 3 Amendment clarifies the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The IFRS 3 Amendment provides an assessment framework to determine when a series of integrated activities is not a business. The IFRS 3 Amendment is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. The Company early adopted IFRS 3 as of January 1, 2019. The adoption did not have a material impact on the consolidated financial statements.
The following is a brief summary of the new standards issued but not yet effective:
(iii)	Amendments to IAS 1: Classification of Liabilities as Current or Non-Current
In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (“Amendments to IAS 1”). The Amendments to IAS 1 aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The Amendments to IAS 1 include clarifying the classification requirements for debt a company might settle by converting it into equity. The Amendments to IAS 1 are effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted.
(iv)	Amendments to IAS 37: Onerous Contracts – Cost of Fulfilling a Contract
In May 2020, the IASB issued Onerous Contracts – Cost of Fulfilling a Contract (“Amendments to IAS 37”) amending the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous. The amendment is effective for annual reporting periods beginning on or after January 1, 2022.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(w)	Discontinued Operations
The Company followed IFRS 5 Non-current Assets Held for Sale and Discontinued Operations to report for assets held for sale and discontinued operations.
3.	DISCONTINUED OPERATIONS
During the third quarter of 2020, the Company closed it’s Oklahoma operations, which were comprised of three dispensaries and a processing facility. This discontinuance represents a strategic geographical shift in business operations. The acquisition of Oklahoma was in 2019 (Note 9).
Discontinued operations are presented separate from continuing operations in the consolidated statement of operations and the consolidated statement of cash flows and represented a loss of $2,145,631. There were no proceeds received in connection with the discontinuation of the Oklahoma operation.
The following table represents the financial results associated with discontinued operation as reflected in the Company’s condensed consolidated statements of operations:
	2020	2019
Revenues, net of discounts	$1,861,758	$2,022,721
Cost of goods sold	(1,367,699)	(1,292,501)
Gross profit	494,059	730,220

Expenses
General and administrative	1,054,339	1,058,679
Sales and marketing	57,043	119,578
Depreciation and amortization	98,195	104,630
Total expenses	1,209,577	1,282,887

Operating loss before taxes and non-controlling interest	(715,518)	(552,667)
Income taxes	—	—
Loss from continuing operations before non-controlling interest	(715,518)	(552,667)
Lees amount attributable to non-controlling interest	536,639	414,500
Net loss from discontinued operations, net of tax	(1,966,751)	—
Net loss attributed to Verano Holdings, LLC and Subsidiaries	$(2,145,631)	$(138,167)
4.	DECONSOLIDATION
In July 2020, the Company entered into an agreement to unwind its interest in Zen Leaf Retail PR, Inc. Accordingly, the Company does not exercise any control over this entity. As a result, the assets and liabilities of both entities have been derecognized from the consolidated statements of financial position, with a loss of $189,324 being recognized in the consolidated statements of operations.
In February 2019, the Company entered into an agreement to unwind pending interests in United Development of Illinois, LLC and Union Group of Illinois, LLC. Accordingly, the Company does not exercise any control over these entities. As a result, the assets and liabilities of both entities have been derecognized from the consolidated statements of financial position, with a loss of $3,086,878 being recognized in the consolidated statements of operations. This amount included a cash payment of $775,000.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

5.	INVENTORIES
The Company’s inventories consist of the following:
	December 31, 2020	December 31, 2019
Raw Materials	$—	$566,352
Work in Process	46,586,170	10,373,918
Finished Goods	12,703,895	3,133,094
Total Inventories	$59,290,065	$14,073,364
6.	BIOLOGICAL ASSETS
Biological assets consist of cannabis plants. At December 31, 2020 and December 31, 2019, the changes in the carrying value of biological assets are shown below:
Harvest in Process	December 31, 2020	December 31, 2019
Beginning balance	$16,613,392	$10,675,028
Costs incurred prior to harvest to facilitate biological transformation	55,535,842	25,470,334
Unrealized gain on fair value of biological assets	254,154,780	44,539,847
Transferred to inventory upon harvest	(216,927,447)	(64,071,817)
Ending balance	$109,376,567	$16,613,392
The Company values its biological assets at the end of each reporting period at fair value less costs to sell. This is determined using a valuation model to estimate the expected harvest yield per plant applied to the estimated price per gram less processing and selling costs. This model also considers the progress in the plant life cycle.
Management has made the following estimates in this valuation model:
■	The average number of weeks in the growing cycle is nineteen weeks from propagation to harvest;
■	The average harvest yield of whole flower is 320.26 grams per plant (292 grams – 2019);
■	The average selling price of whole flower is $6.98 per gram ($6.12 per gram – 2019);
■	Processing costs include drying and curing, testing and packaging, post-harvest overhead allocation, and oil extraction costs estimated to be $0.57 per gram ($0.70 per gram – 2019); and
■	Selling costs include shipping, order fulfillment, and labelling, estimated to be $0.12 per gram ($0.12 per gram - 2019).
The estimates of growing cycle, harvest yield, and costs per gram are based on the Company's historical results. The estimate of the selling price per gram is based on the Company's historical sales in addition to the Company's expected sales price going forward.
Management has quantified the sensitivity of the inputs, and determined the following:
■	Selling price per gram – an increase or decrease in the selling price per gram by 5% would result in an increase or decrease the fair value of biological assets by $6,321,578 ($1,030,145 – 2019).
■	Harvest yield per plant – an increase or decrease in the harvest yield per plant of 5% would result in an increase or decrease the fair value of biological assets by $5,468,828 ($830,670 – 2019).

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

■	Cost of production per gram – an increase or decrease in the cost of production per gram by 5% would result in a decrease or increase the fair value of biological assets by $824,412 ($188,566 – 2019).
These inputs are level 3 on the fair value hierarchy, and are subject to volatility and several uncontrollable factors, which could significantly affect the fair value of biological assets in future periods.
As of December 31, 2020 and December 31, 2019, the biological assets were on average, 34.1% and 41.3%, respectively, complete and the estimated fair value less costs to sell of dry cannabis was $4.69 and $3.51 per gram, respectively.
As of December 31, 2020 and December 31, 2019, it is expected that the Company's biological assets will ultimately yield approximately 43,488 and 7,588 kilograms of cannabis, respectively.
7.	NOTES RECEIVABLE
The notes receivable consists of two secured promissory notes. The first note is a secured promissory note with SOL Global Investments Corp, a member of the Company (SOL Global Investments Corp holds 3,335,411 Class B Units) for an original amount of $5,000,000. The note was dated March 2019 and originally matured in September 2020. Interest of 10% per annum and principal are due at maturity. The note was amended in March 2020 to reduce the amount due by $300,000 and increase the interest rate to 15.25% in the event the interest was not paid in full on September 1, 2020. In September 2020, the note was amended to include specified payment dates through October 29, 2020 with interest due at 15.25% per annum. As of the December 31, 2020, the Company has received principal payments for $2,175,000 and has a remaining principal outstanding of $2,825,000 plus accrued interest.
The second note is a secured promissory note dated August 13, 2020 with an unrelated party for $180,000. The note is due and payable on or before the earlier of February 13, 2021 (which may be extended at the discretion of the lender until August 13, 2021) or such other date the principal amount becomes due and payable by acceleration after an event of default.
As of December 31, 2020 and December 31, 2019, accrued interest on the aforementioned notes totaled $940,023 and $376,712, respectively, and is included in interest receivable.
8.	PROPERTY AND EQUIPMENT
Property and equipment and related accumulated depreciation consists of the following at December 31, 2020 and December 31, 2019:
	December 31, 2020	December 31, 2019
Land	$12,137,559	$6,707,177
Buildings and Improvements	15,223,120	8,727,420
Furniture and Fixtures	5,258,417	3,028,537
Computer Equipment and Software	3,330,685	1,646,157
Leasehold Improvements	88,329,837	56,081,457
Tools and Equipment	27,237,388	14,691,284
Vehicles	850,080	564,578
Assets Under Construction	8,514,196	1,646,157
Total Property, Plant and Equipment, Gross	160,881,282	103,199,320
Less: Accumulated Depreciation	(17,743,697)	(8,819,576)
Property, Plant and Equipment, Net	$143,137,585	$94,379,744
Assets under construction represent construction in progress related to facilities not yet completed or otherwise not placed in service.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

A reconciliation of the beginning and ending balances of property, plant and equipment is as follows:
	Property, Plant and Equipment, Gross	Accumulated Depreciation	Property, Plant and Equipment, Net
Balance as of January 1, 2019	$44,984,255	$(4,237,355)	$40,746,900
Additions	65,673,552	—	65,673,552
Property, plant and equipment from business combination	144,698	—	144,698
Disposals	(7,603,185)	—	(7,603,185)
Depreciation	—	(4,582,221)	(4,582,221)
Balance as of December 31, 2019	$103,199,320	$(8,819,576)	$94,379,744
Additions	58,161,038	—	57,173,786
Property, plant and equipment from business combination	1,351,171	—	1,351,171
Disposals	(11,246)	—	(11,246)
Discontinued operations and deconsolidation	(1,819,001)		(1,819,001)
Depreciation	—	(8,924,121)	(8,924,121)
Balance as of December 31, 2020	$160,881,282	$(17,743,697)	$143,137,585
For the years ended December 31, 2020 and 2019, depreciation expense totaled $8,147,233 and $3,284,380, respectively, was included in costs of goods sold.
9.	ACQUISITIONS
(a)	Business Combinations
In April 2019, the Company entered into a definitive agreement with an unrelated party, AGG Wellness d/b/a Herban Legends of Towson (“Herban”). Herban holds a medical cannabis license in Towson, Maryland. Pursuant to the terms of the transaction, Verano, through wholly-owned subsidiary Zen Leaf Technologies, LLC, also entered into a management and administrative services agreement with Herban in exchange for a placement fee equal to $2,500,000 in cash and $1,800,000 in stock of PubCo of the acquirer of Verano if Verano is sold prior to going public. Cash consideration transferred totaled $3,300,000, which was paid during 2019. At December 31, 2020, the Company owed $630,000, of which $430,000 was paid in January 2021. The final payment of $200,000 will be paid upon final closing. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as an asset acquisition with the application of the IFRS 3 Amendment.
In April 2019, a Company affiliate entered into a definitive agreement to purchase an unrelated party, Magpie Management, LLC (“Magpie”). Magpie, through various subsidiaries, owns two medical cannabis commercial grower licenses, one medical cannabis commercial processing license, and three medical cannabis commercial dispensary licenses in the State of Oklahoma. The transaction provided for the Company’s affiliate to purchase 25% of the issued and outstanding membership interested of Magpie, as well as other commercial arrangements. Consideration for the transaction totaled $1,000,000, which had not been paid in full as of the date of this report. The Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combinations.
In July 2020, the Company acquired an additional 50% ownership interest in a Las Vegas real estate entity which provided the Company with a controlling interest and was accounted for as a business acquisition in

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

accordance with IFRS, Business Combinations. The purchase price was allocated to the building and land, which totaled $1,160,000. Consideration included cash of $230,000 and a note payable of $350,000 (Note 11). A gain on the previously held equity interest was recognized for $458,039. Acquisition costs, which are expensed as incurred, were not significant and were excluded from the consideration transferred.
In July 2020, the Company entered into a membership interest purchase agreement to acquire, upon the satisfaction of certain conditions precedent, 100% of a dispensary located in Illinois. The total purchase price was $20,000,000 plus a $31,151 working capital adjustment. The Company paid $10,000,000 in July 2020 and an additional $8,000,000 was paid in November 2020. The remaining purchase price will be paid pursuant to the membership interest purchase agreement. Verano, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of July 2020. Acquisition costs, which are expensed as incurred, were not significant and were excluded from the consideration transferred.
In December 2020, the Company entered into a membership interest purchase agreement to acquire, upon the satisfaction of certain conditions precedent, 100% of a dispensary located in Illinois. The total undiscounted purchase price was $22,347,011 plus a $315,065 working capital adjustment. The Company paid $5,347,011 in December 2020. The remaining purchase price will be paid pursuant to the membership interest purchase agreement. Verano, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of December 2020. Acquisition costs, which are expensed as incurred, were not significant and were excluded from the consideration transferred.
The purchase price allocation for the acquisitions, as set forth in the table below, reflects various fair value estimates and analyses which are subject to change within the measurement period. The primary areas of the purchase price allocation that are subject to change relate to the fair value of certain tangible assets, the value of intangible assets acquired, and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at the acquisition date during the measurement period.
Measurement period adjustments that the Company determined to be material will be applied retrospectively to the period of acquisition in the Company’s consolidated financial statements, and depending on the nature of the adjustments, other periods subsequent to the period of acquisition could be affected. The measurement period ends one year subsequent to the acquisition date.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

The following table summarizes the provisional accounting estimates of the acquisition that occurred during the year ended December 31, 2020.
	Evanston	Elevele	Total
Cash	$328,722	$1,034,790	$1,363,512
Inventories	552,633	431,040	983,673
Other current assets	3,354	366,081	369,435
Property, plant and equipment	1,053,404	38,079	1,091,483
Right of use assets	—	43,791	43,791
Accounts payable and accrued liabilities	(940,702)	(1,108,987)	(2,049,689)
Deferred taxes	(5,766,702)	(6,548,193)	(12,314,895)
Lease liabilities	(122,779)	(68,451)	(191,230)
Total identifiable net assets (liabilities)	(4,892,070)	(5,811,850)	(10,703,920)
Intangible assets	24,923,221	28,112,566	53,035,787
Net assets	$20,031,151	$22,300,716	$42,331,867
Cash	$18,000,000	$5,347,011	$23,347,011
Acquisition price payable	2,031,151	16,953,705	18,984,856
Total Consideration	$20,031,151	$22,300,716	$42,331,867
In addition to the acquisitions noted above, a Company affiliate entered into a membership purchase agreement with a licensee in Maryland which would allow the Company to process medical marijuana in Maryland. The Company analyzed the transactions and recorded the transaction as a business combination. The total purchase price was $6,900,000 and $1,050,000 was paid in December 2020. The Company recognized a license in the amount of $6,640,312 and tools and equipment in the amount of $259,688, which are included in the intangible assets and property, plant and equipment, respectively, of the consolidated statements of financial position.
The following table summarizes the final accounting estimates of the acquisitions that occurred during the year ended December 31, 2019.
	AGG Wellness(1)	Magpie(2)	Total
Cash	$—	$61,003	$61,003
Inventories	300,000	237,352	537,352
Other current assets	—	34,502	34,502
Property, plant and equipment	—	144,698	144,698
Right of use assets	457,046	856,910	1,313,956
Accounts payable and accrued liabilities	—	(197,693)	(197,693)
Deferred Taxes	(1,293,435)	—	(1,293,435)
Lease liabilities	(457,046)	(856,910)	(1,313,956)
Non-controlling interest	(300,000)	(2,400,000)	(2,700,00)
Total identifiable net assets (liabilities)	(1,293,435)	(2,120,138)	(3,413,573)
Intangible assets	5,793,435	3,120,138	8,913,573
Net assets	$4,500,000	$1,000,000	$5,500,00
Cash	$3,300,000	$—	$3,300,00
Acquisition price payable	1,200,000	1,000,000	2,200,000
Total Consideration	$4,500,000	$1,000,000	$5,500,00
(1)
Acquisition accounted for as an asset acquisition with the application of the IFRS Amendment. During the measurement period a material deferred tax adjustment was identified related to the AGG Wellness acquisition in which a deferred tax liability and additional goodwill of $1,293,435 was recognized. The additional goodwill is reflected as a 2020 addition in the intangible assets and goodwill footnote (Note 10).

(2)	Acquisition accounted for as a business combination under IFRS 3.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Acquisition costs, which are expensed as incurred, were not significant and were excluded from the consideration transferred. The Magpie (Oklahoma) operation was discontinued during the third quarter of 2020 (Note 3).
(b)	Licenses
During 2020, a Company affiliate entered into consulting, licensing, or other contractual arrangements with licensees in Pennsylvania which would allow the Company to operate medical and/or recreational marijuana dispensaries in Pennsylvania. The Company analyzed the transactions and recorded the transactions as asset acquisitions. The Company capitalized the licenses in the amount of $7,000,000, which are included in the intangible assets on the consolidated statement of financial position. The Company entered into a secured promissory note of $3,163,000 in July and the remaining liability of seller financing was fully repaid ahead of the scheduled pay-off date. The payment was the final financial obligation remaining under the transaction documents.
During 2019, Company affiliates entered into consulting, licensing, or other contractual arrangements with licensees in Ohio and Michigan which would allow the Company to operate medical and/or recreational marijuana dispensaries in Ohio or Michigan. The Company analyzed the transactions and recorded the transactions as asset acquisitions. The Company capitalized the licenses in the amount of $3,996,707, which are included in the intangible assets on the consolidated statements of financial position. The Company had $60,185 payable as of December 31, 2019, which was paid in full in 2020. The Company determined that the acquired licenses have an indefinite life and are not subject to amortization.
10.	INTANGIBLE ASSETS AND GOODWILL
As of December 31, 2020, intangible assets and goodwill consisted of the following:
	Balance at January 1, 2020	Purchases	Additions from Acquisitions	Disposals	Balance at December 31, 2020
Indefinite Lives
Licenses	$19,802,449	$7,000,000	$47,017,018	$—	$73,819,467
Tradenames	78,000	—	—	—	78,000
Goodwill	5,064,248	—	13,952,516	(2,987,861)	16,028,903
Total	$24,944,697	$7,000,000	$60,969,534	$(2,987,861)	$89,926,370
As of December 31, 2019, intangible assets and goodwill consisted of the following:
	Balance at January 1, 2019	Purchases	Additions from Acquisitions	Disposals	Balance at December 31, 2019
Indefinite Lives
Licenses	$12,575,742	$8,496,707	$—	$(1,270,000)	$19,802,449
Tradenames	119,000	—	—	(41,000)	78,000
Goodwill	1,995,233	—	3,120,138	(51,123)	5,064,248
Total	$14,689,975	$8,496,707	$3,120,138	$(1,362,123)	$24,944,697

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

11.	NOTES PAYABLE
As of December 31, 2020 and December 31, 2019, notes payable consisted of the following:
	December 31, 2020	December 31, 2019
Credit agreement dated July 2, 2020 for an initial commitment of $20,000,000 issued to various investors under Chicago Atlantic GIC Advisers, LLC as administrative agent with an incremental loan not to exceed $10,000,000; interest at 15.25% per annum matures June 2022. The Company was advanced $30,000,000 during the third quarter of 2020. Debt issuance costs were reflected as a reduction of the carrying value of the long-term debt on the Company's consolidated statements of financial position and was amortized to interest expense over the term of the note using the effective interest method. This note is guaranteed by a member. This note has prepayment penalties and mandatory prepayment as described in the note. The note holders have a first right of refusal to refinance the note under substantially similar terms. The note is substantially collateralized by all the assets of the Company and is subject to certain restrictive covenants as defined in the agreement.
	$ 30,000,000	$—

Convertible note dated November 25, 2019 for up to $20,000,000 issued to accredited investors; interest at 1.5% per month matures in August 2020 subject to an extension of six months or the completion of a transaction, if earlier. The note was extended for six month and with a maturity in February 2021. The note was repaid in November 2020 when the holder elected to exercise their warrants. Refer to (c) below.	—	5,100,000

Convertible note dated November 25, 2019 for $5,000,000 issued to accredited investors; interest at 1.5% per month matures in August 2020 subject to an extension of six months or the completion of a transaction, if earlier. Principal and interest is due on the maturity date. The note was extended for six month and matures in February 2021. Refer to (d) below.	3,709,425	5,100,000

Secured promissory notes dated February 13, 2019 for $3,412,500 issued to accredited investors; interest at 2.57% compounded annually matures in February 2020. The note was amended in June 2020 and extended for six months to August 2020 and is subject to four extension dates. The interest rate was also amended to bear interest at 6% from February to June 2020, 11% compounded annually until August 2020, 14% compounded annually until the second extension date of February 2021, and 15.5% compounded annually for additional extension dates. Refer to (b) below.	3,412,500	3,412,500

Promissory note secured by deed of trust dated May 15, 2020 for $1,473,922 issued to Eastern and Pebble, LLC; bears interest at 4% per annum and matures on September 15, 2021.	856,594	—

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Promissory note dated September 4, 2019 for up to $16,000,000 issued to accredited investors; interest at 5.0% per annum matures in September 2020 or upon the occurrence of a corporate transaction if earlier. Principal and interest is due on the maturity date. The loan was repaid in 2020.	—	8,000,000

Promissory note dated July 31, 2017, in the original amount of $2,900,000 issued to an accredited investor; monthly payment of $19,294 with a balloon payment of $2,493,308 due on August 1, 2027 including interest at 7.00% per annum. Refer to (a) below.	2,790,274	2,827,924

Vehicle loan dated December 11, 2017, in the original amount of $17,709 issued to accredited investors; monthly payment of $548, including interest at 6.94% and matures in December 2020. The loan was repaid in 2020.	—	6,335

Vehicle loan dated August 25, 2017, in the original amount of $18,966 issued to accredited investors; monthly payment of $341, including interest at 2.99% and matures in September 2022. The loan was repaid in 2020.	—	8,727

Vehicle loan dated May 21, 2018, in the original amount of $18,247 issued to accredited investors; monthly payment of $563, including interest at 6.75% and matures in February 2021. The loan was repaid in 2020.	—	9,107

Promissory Note dated July 2, 2020, in the original amount of $350,000 issued to BB Marketing, LLC; matures in June 2021; interest is due at 5% in the event of a default	350,000	—

Less: unamortized debt issuance costs	(824,833)	(166,667)
Less: unamortized debt discount	—	(5,525,503)
Less: unamortized debt discount - warrants	—	(4,405,756)
Total Notes Payable	40,293,910	14,366,667
Less: Current Portion of Notes Payable	(7,814,261)	(8,153,234)
Notes Payable, Net of Current Portion and Unamortized Debt Issuance Costs	$32,479,649	$6,213,433

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Stated maturities of debt obligations are as follows:
	Principal Payments	Unamortized Debt Issuance Costs	Total Notes Payable
2021	$8,365,694	$551,433	$7,814,261
2022	30,039,862	273,450	29,766,412
2023	42,744	—	42,744
2024	45,834	—	45,834
2025	49,147	—	49,147
Thereafter	2,575,512	—	2,575,512
Total	$41,118,793	$824,883	$40,293,910
(a)	The promissory note with an outstanding balance of $2,790,274 at December 31, 2020 is collateralized by certain real estate and improvements made to the property.
(b)
The two promissory notes which have convertible features, with an outstanding balance at December 31, 2020 of $3,412,500 are collateralized by the note holders’ units in DGV Group, LLC. These notes were repaid in full in February 2021.

(c)
In August 2018, the Company and ZenNorth, LLC entered into a $10,000,000 credit facility. The terms of the loan provide the Company with the facility at a rate of 1%, compounded monthly, with conversion options. The loan was to be made in several advances on or before December 31, 2018. No such advances were made. In connection with the credit facility, the Company issued a warrant for 424,242 Class B units at an exercise price of $7.14, with a term of 5 years.

(c&d) At the sole option of the lender or upon completion of a transaction, the convertible notes are convertible to equity. A total of $10,000,000 was advanced during 2019, of which $5,000,000 was advanced from ZenNorth, LLC and affiliates (c) and $5,000,000 from the Company’s Chief Executive Officer (d). Both advances had an origination fee of 2%, which is due in full on the maturity date. The origination fee was recorded as a reduction to the carrying value of the note payable. This reduction is recognized on a straight-line basis which approximates the effective interest rate method as interest expense. The charge to interest expense was $2,272,450 and $33,333 for the years ended December 31, 2020 and 2019, respectively.
(c&d) Additionally, in connection with the convertible notes issued in 2019, the Company issued warrants to purchase 990,000 common shares with an exercise price of $7.575 per share. The warrants have a three year term from the date of the closing. The Company determined the fair value of the warrants to be $5,061,933 using the Black-Scholes valuation model with a volatility of 85%, dividend yield of 0% and risk-free rate of 1.60%. A debt discount is reflected as a reduction of the carrying value of the note payable on the Company’s consolidated statements of financial position and is being amortized over the term of the notes. Amortization of the debt issuance cost for warrants was $4,405,756 and $656,177 for the years ended December 31, 2020 and December 31, 2019, respectively. The conversion feature was treated as an embedded derivative liability and did not require bifurcation, as such the entire amount was recorded as a liability. The warrants for 424,242 Class B units and 990,000 common shares were exercised for an exercise value of $3,029,088 and $7,499,250, respectively. The exercise proceeds were used to relieve the remaining debt outstanding with ZenNorth, LLC. The exercise proceeds for the Chief Executive Officer did not exceed the outstanding note balance, leaving an outstanding balance of $3,709,425 at December 31, 2020, which was repaid in full in February 2021.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

12.	DERIVATIVE LIABILITIES
Convertible Notes
The Company issued two convertible notes for $10,000,000 in 2019 (Note 11). A reconciliation of the beginning and ending balances of the derivative liabilities for the periods ended December 31, 2020 and 2019 were as follows:
Derivative Liability
Balance as of January 1, 2019	$—
Fair value of derivative liabilities on issuance date	6,216,191
Additional issuance	—
Fair value change in derivative liability	562,319
Balance as of December 31, 2019	$6,778,510
Balance as of January 1, 2020	$6,778,510
Additional issuance	—
Gain on derivative liability	(6,778,510)
Balance as of December 31, 2020	$—
In accordance with IFRS, a contract to issue a variable number of equity shares fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of operations at each period-end. The derivative liability will ultimately be converted into the Company’s equity when the convertible notes payable is converted or will be extinguished on the repayment of the convertible notes payable and will not result in the outlay of any additional cash by the Company.
Upon initial recognition, the Company recorded a derivative liability and debt discount of $3,126,285 in relation to the derivative liability portion of the convertible notes. The Company had additional issuances through the remainder of 2019 that resulted in an additional debt discount of $3,089,906. The Company recorded $5,525,503 and $690,688 in amortization related to the debt discount for the years ended December 31, 2020 and December 31, 2019, respectively.
As of December 31, 2020, the Company had no probability of debt conversion. The Company adjusted the derivative liabilities and debt discount to reflect the outcome.
13.	MEMBERS’ EQUITY
Members’ Equity
Effective January 1, 2019, Verano Holdings, LLC elected to be treated as a C Corporation for Federal income tax purposes. Prior to January 1, 2019, members’ equity was primarily comprised of one class of units, as described in the Company’s applicable operating agreements.
(a)	Noncontrolling Interest
During 2020, the Company entered into various agreements to acquire non-controlling interests in certain entities as described below. As a result of the transaction, a Company affiliate now owns 100% of the membership interests in each entity. The aggregate purchase price for the membership interests totaled approximately $6,900,000. The Company recorded these transactions as distributions to members and all non-controlling interests in these entities were transferred to members’ equity.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

As of January 1, 2020, the Company had a 50% non-controlling interest in NatureX, LLC. The Company acquired 40% of the non-controlling interest on July 31, 2020 and acquired the remaining 10% on August 12, 2020 for an aggregate purchase price of $1.3 million, of which $200,000 is included in the acquisition price payable balance as of December 31, 2020.
On July 29, 2020, the Company acquired the remaining 25% non-controlling interesting in Four Daughters Compassionate Care for $1.1 million.
In 2020, the Company acquired the remaining non-controlling interest in Healthway Services of West Illinois, LLC, for an aggregate purchase price of $3,900,000, which is included in the acquisition price payable balance as of December 31, 2020.
In 2020, the Company acquired individually insignificant non-controlling interests for an approximate aggregate purchase price of $531,000 in Class B units.
(b)	Warrants
In connection with a subscription agreement offering in October of 2018, the Company entered into an agency agreement with Clarus Securities, Inc., (“Clarus”) pursuant to which Clarus would broker the subscription of up to $12,000,000 of Class B units of the Company. On or about February 7, 2019, the Company and Clarus mutually agreed to terminate the agency agreement and any rights which may have arisen thereunder, in consideration for which the Company granted the Clarus’s blocker entity 100,000 Class B warrants in the Company at a price of $21.73 per Class B unit. Clarus’s blocker, Clarus Securities SIV, Inc., exercised the warrants on February 11, 2019 for $2,173,000.
In August 2018, the Company issued a warrant for 424,242 Class B units at an exercise price of $7.14, with a term of 5 years in connection with a credit facility (Note 11). The Company determined the fair value of the warrant to be $2,661,935 using the Black-Scholes valuation model with a volatility of 85%, dividend yield of 0%, and risk-free rate of 2.87%. As there were no proceeds received in connection with the credit facility, the fair value was recorded as debt issuance costs on the Consolidated Statements of Financial Position. These costs were amortized over the period of expected availability through December 31, 2018. The balance of the debt issuance costs associated with this warrant was fully amortized in 2018. The Company determined the fair value of the incremental units to be $2,289,674. The Company amended the warrant agreement in 2019 that resulted in 751,973 Class B units at an exercise price of $4.03 and the amended agreement preserves the presentation as equity and was presented as such as of December 31, 2019.
In connection with the convertible notes issued in 2019, the Company issued warrants to purchase 990,000 common shares with an exercise price of $7.575 per share. The warrants have a three year term from the date of the closing. The Company determined the fair value of the warrants to be $5,061,933 using the Black-Scholes valuation model with a volatility of 85%, dividend yield of 0% and risk-free rate of 1.60%. The conversion feature is a derivative liability; however, it has zero value and the entire amount has been recorded as a liability. A debt discount is reflected as a reduction of the carrying value of the note payable on the Company’s consolidated statements of financial position and is being amortized over the term of the notes. Amortization of the debt issuance cost for warrants was $4,572,423 and $656,177 for the years ended December 31, 2020 and December 31, 2019, respectively.
As disclosed in Note 11, the 424,242 Class B units and 990,000 common shares were exercised for an exercise value of $3,029,088 and $7,499,250, respectively. The exercise proceeds were used to relieve the remaining debt outstanding with ZenNorth, LLC. The exercise proceeds for the Chief Executive Officer did not exceed the outstanding note balance, resulting an outstanding balance of $3,709,425 as of December 31, 2020. The conversion of warrants increased net equity by $10,523,187 as of December 31, 2020.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

14.	INCOME TAXES
Provision for income taxes consists of the following for years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Current:
Federal	$33,649,881	$7,935,000
State	12,821,250	2,720,800
Total current	46,471,131	10,655,800

Deferred:
Federal	20,996,289	3,160,796
State	9,364,408	1,386,625
Total deferred	30,360,697	4,547,421
Total	$76,831,828	$15,203,221
The reconciliation between the effective tax rate on income operations and the statutory rate for the from year ended December 31, 2020 is as follows:
2020
Income (loss) Before Income Taxes	$203,472,001
Statutory Tax Rate	21.00%
Expense (recovery) Based on Statutory Rates	42,729,120
Other Permanent Differences	(1,309,238)
Nondeductible 280E	12,449,268
Gain on Derivative Liability	(1,423,487)
Noncontrolling interest	1,524,010
State	21,867,207
Book/Tax Basis in Acquired Intangibles	2,595,455
Return to Provision	(1,600,507)
Income Tax Expense	$76,831,828

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

As of December 31, 2020 and 2019, the components of deferred tax assets and liabilities were as follows:
	2020	2019
Deferred Income Tax Asset
Lease Liabilities	$(406,891)	$(430,790)
Loyalty Points	(752,312)	(256,156)
Capitalization of Biological Assets	(8,348,422)	(2,466,257)
Total Net Deferred Tax Assets	(9,507,625)	(3,153,203)

Deferred Income Tax Liabilities
Right of Use Assets	548,923	617,817
Book/ Tax Basis Differences in Acquired Intangibles	16,203,786	—
Fair Value Adjustment on Biological Assets	41,838,921	7,650,364
Total Deferred Tax Liabilities	58,591,629	8,268,181

Net Deferred Income Tax Liabilities	$49,084,004	$5,114,997
The intangible deferred tax liability includes $13.6 million that was acquired through business combinations and recognized as goodwill.
Effective January 1, 2019, Verano Holdings, LLC elected to be treated as a C Corporation for Federal income tax purposes. The Company now accounts for income taxes in accordance with IAS 12 – Income Taxes, under which deferred tax assets and liabilities are recognized based on anticipated future consequences attributable to differences between financial statement carrying values of assets and liabilities and the respective tax bases. As a result of the change, the Company recognized a deferred tax liability of approximately $2,320,000 with a corresponding increase to income tax expense as of January 1, 2019. The liability relates to the difference in reporting biological assets for financial statement and income tax reporting purposes.
As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss. The Company has not identified any uncertain tax positions for the year ended December 31, 2020.
The Company files income tax returns in the United States and various state jurisdictions. The federal statute of limitation remains open for the 2016 tax year to present. The state income tax returns generally remain open for the 2016 tax year through the present.
15.	LOYALTY OBLIGATIONS
The Company has customer loyalty programs where retail customers accumulate points for each dollar of spending. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated probability of point obligation incurred, which is calculated based on a standalone selling price that ranges between $0.05 and $0.08 per loyalty point.
Upon redemption, the loyalty program obligation is relieved and the offset is recorded as revenue. As of December 31, 2020, there were 42,273,800 points outstanding, with an approximate value of $2,060,848, which is included in

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

accrued liabilities. As of December 31, 2019, there were 19,550,694 points outstanding, with an approximate value of $953,096. The Company estimates that 25% of points will not be redeemed (breakage) and expects the remaining outstanding loyalty points will be redeemed within one year.
16.	COMMITMENTS AND CONTINGENCIES
(a)	Leases
The Company leases certain business facilities from third parties under operating lease agreements that contain minimum rental provision that expire through 2029. Some of these leases also contain renewal provision and provide for rent abatement and escalating payments. As discussed in Note 2(m), upon the adoption of IFRS 16, such commitments will be recognized as a right-of-use asset representing the right to use the underlying asset and a lease liability representing the obligation to make lease payments.
Future minimum lease payments under non-cancelable operating leases having an initial or remaining term of more than one year are as follows:
Year Ending December 31,	Scheduled payments
2021	$2,890,456
2022	2,582,412
2023	2,175,968
2024	1,951,146
2025	1,875,541
2026 and Thereafter	6,129,421
Total undiscounted lease liabilities	17,604,944
Impact of Discount	(4,829,557)
Lease liability as of December 31, 2020	12,775,387
Less current portion of lease liabilities	(1,910,645)
Long-term portion of lease liabilities	$10,864,742
The Company recorded depreciation on the right-of-use assets of $1,841,035 and $1,479,222, of which $694,871 and $634,587 was included in cost of goods sold for the years ended December 31, 2020 and 2019, respectively. The Company recorded interest expense of $834,024 and $728,503, of which $240,934 and $221,330 was included in cost of goods sold for the years ended December 31, 2020 and 2019, respectively.
The Company's operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation at December 31, 2020, medical cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
(b)	Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At December 31, 2020 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations, except

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

as disclosed in these consolidated financial statements. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
17.	RELATED PARTY TRANSACTIONS
(a)	Due from Related Parties
As of December 31, 2020, and December 31, 2019, amounts due from related parties were comprised of balances due from investors of $108,254 and $253,580, respectively. These amounts are due on demand and did not have formal contractual agreements governing payment terms or interest. Other related party transactions are described through these consolidated financial statements. Refer to Notes 7, 11, and 13 for additional details of related party transactions.
(b)	Due to Related Parties
As of December 31, 2020 and December 31, 2019, amounts due to related parties were comprised of advances to investors payable totaling $44,664 and $82,718, respectively. Advances did not have formal contractual agreements governing payment terms or interest. Refer to Notes 7, 11, and 13 for additional details of related party transactions.
18.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT
Financial Instruments
The Company’s financial instruments consist of biological assets, notes receivable, notes payable, and derivative liability. The carrying values of these financial instruments approximate their fair values at December 31, 2020 and 2019.
Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:
Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 –	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 –	Inputs for the asset or liability that are not based on observable market data.
There have been no transfers between fair value levels during the years ended December 31, 2020 and 2019.
Financial Risk Management
The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board mitigates these risks by assessing, monitoring and approving the Company’s risk management processes:
(a)	Credit Risk
Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2020 and 2019 is the carrying amount of cash. The Company does not have significant credit risk with respect to its customers. All cash is placed with major U.S. financial institutions.
The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit rise but has limited risk as the majority of its sales are transacted with cash.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(b)	Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.
(c)	Market Risk
(i)	Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s financial debts have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.
(ii)	Price Risk
Price risk is the risk of variability in fair value due to movements in equity or market prices. See Note 6 for the Company’s assessment of certain changes in the fair value assumption used in the calculation of biological asset values.
(d)	Banking Risk
Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit, funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company and leaves their cash holdings vulnerable.
(e)	Asset Forfeiture Risk
Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which either are used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property was never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.
(f)	Regulatory Risk
Regulatory risk pertains to the risk that the Company’s business objectives are contingent, in part, upon the compliance of regulatory requirements. Due to the nature of the industry, the company recognizes that regulatory requirements are more stringent and punitive in nature. Any delays in obtaining, or failure to obtain regulatory approvals can significantly delay operational and product development and can have a material adverse effect on the Company’s business, results of operation, and financial condition.
The Company is cognizant of the advent of regulatory changes occurring in the cannabis industry on the city, state, and national levels. Although regulatory outlook on the cannabis industry has been moving in a positive trend, the Company is aware of the effect of unforeseen regulatory changes can have on the goals and operations of the business as a whole.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

(g)	Tax Risk
Tax risk is the risk of changes in the tax environment that would have a material adverse effect on the Company’s business, results of operations, and financial condition. Currently, state licensed marijuana businesses are assessed a comparatively high effective federal tax rate due to section 280E which bars businesses from deducting all expenses except their cost of sales when calculating federal tax liability. Any increase in tax levies resulting from additional tax measures may have a further adverse effect on the operations of the Company, while any decrease in such tax levies will be beneficial to future operations.
19.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through April 5, 2021, which is the date on which the financial statements were available to be issued.
(a)	Merger Agreement
In November 2020, the Company entered into a merger agreement with Alternative Medical Enterprises LLC, Plants of Ruskin GPS LLC, and RVC 360 LLC (collectively, “AltMed”). Per the merger agreement, the transaction was contingent upon, and was to close contemporaneously with, a reverse takeover transaction (“RTO”) resulting in the creation of a Canadian publicly-traded parent company.
The transaction received regulatory approvals on February 11, 2021 by various state and local authorities in each of the markets where such approvals were required. The parties took ownership of the resulting issuer and shareholders of AltMed will receive $35MM in cash compensation in the aggregate. The first $20MM was paid in cash in connection with the closing and the remaining $15MM obligation is represented by promissory notes convertible into Class A Subordinate Voting Shares of the Company’s publicly-traded parent.
(b)	RTO, Financing, and Commencement of Trading
On February 11, 2021, the Company closed an RTO of Majesta Minerals Inc. (“Majesta”), a reporting issuer in Alberta, Canada, and received conditional approval of the Class A Subordinate Voting Shares resulting from the RTO for listing on the Canadian Securities Exchange (“CSE”). The RTO was structured as a plan of arrangement under the laws of British Columbia, with certain steps also occurring pursuant to the laws of Delaware. Former securityholders of Verano Holdings, LLC (and of certain Verano subsidiaries) and AltMed received, through a series of transactions, Subordinate Voting Shares and Class B Proportionate Voting Shares, which, in the aggregate and on an as-converted basis, constitute approximately 73.84% and 22.48%, respectively, of the resulting issuer’s outstanding shares. The remaining shares are held by former shareholders of Majesta (including participants in a financing completed in connection with the RTO) and AltMed’s financial advisor.
As part of the RTO, the Company implemented a dual class share structure such that the outstanding shares of the Company consist of (i) 125,663,380.6484 Subordinate Voting Shares, and (ii) 1,643,366.1833 Proportionate Voting Shares. Each Subordinate Voting Share carries one vote per share and each Proportionate Voting Share carries 100 votes per share.
In connection with the RTO, among other things, 10,000,000 subscription receipts (the “Subscription Receipts”) were issued by 1276268 B.C. Ltd., a special purpose financing vehicle created for the purpose of the Subscription Receipt offering (the “Offering”). The Subscription Receipts were indirectly and automatically exchanged for Subordinate Voting Shares upon completion of the RTO and the satisfaction of other escrow release conditions. The Offering raised $100 million with a pre-money valuation of $2.8 billion. Certain proceeds from the Offering of the Subscription Receipts were placed into escrow
(the “Escrowed Proceeds”) upon completion of the Offering as disclosed in the Company’s press release dated January 21, 2021. The Escrowed Proceeds were released from escrow and ultimately received by the Company in connection with the consummation of the RTO and the Merger.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Verano received conditional approval from the CSE for the listing of the Subordinate Voting Shares under the symbol “VRNO”. The Subordinate Voting Shares began trading on the CSE at market open on February 17, 2021. The Proportionate Voting Shares are not listed for trading on the CSE but may be converted into Subordinate Voting Shares in certain circumstances.
(c)	Acquisitions
Glass City Alternatives, LLC
In January 2021, the Company entered into an ownership interest purchase and contribution agreement to acquire, upon the satisfaction of certain conditions precedent, 100% of one dispensary located in Ohio. The total purchase price was $2,600,000.
The Herbal Care Center, Inc.
On February 24, 2021, the Company entered into a purchase agreement with The Herbal Care Center, Inc. (“The Herbal Care Center”) subject to customary conditions and regulatory approvals. Total consideration includes cash consideration of $17,500,000, payable over 12 months subject to adjustment and Class A Subordinate Voting Shares and Class B Proportionate Voting Shares of the Company’s publicly-traded parent equivalent to 904,642 Class A Subordinate Voting Shares on an-as converted basis.
TerraVida Holistic Centers, LLC
On February 24, 2021, a subsidiary of the Company entered into an agreement and plan of merger with subsidiaries of the Company will merge with and into TerraVida Holistic Centers, LLC (“TerraVida”) and GVB Holdings Groups, LLC. subject to customary conditions and regulatory approvals. TerraVida operates three of Pennsylvania’s top performing medical dispensaries. The merger consideration includes cash consideration of $62,500,000, subject to adjustment, with $15,000,000 being payable on the closing date, $10,000,000 payable within 90 days after closing, and the remainder payable within 180 days after the closing date. In addition, the merger consideration includes Class A Subordinate Voting Shares and/or Class B Subordinate Voting Shares of the Company’s publicly-traded parent equivalent to 3,013,500 Class A Subordinate Voting Shares on an as converted basis.
Pennsylvania Dispensary
On February 24, 2021, a subsidiary of the Company entered into an agreement pursuant to which it would acquire all of the issued and outstanding equity interests of a licensee that holds one dispensary permit in Pennsylvania, which would give the subsidiary the ability to open three dispensaries. Pursuant to these agreements, the purchase consideration includes cash consideration of $7,350,000 payable in cash and Class A Subordinate Voting and Class B Proportionate Voting Shares of the Company’s publicly-traded parent equivalent to 1,333,173 Class A Shares (on an as-converted basis). One of the sellers is also entitled to an earnout payable in shares in the capital of the Company’s publicly-traded parent (or up to 50% in cash at the election of the seller) in accordance with the terms of the applicable agreement. The transaction closed on March 9, 2021.
Perpetual Healthcare Inc.
On February 24, 2021, the Company entered into an agreement whereby Perpetual Healthcare Inc. (“PHI”) will transfer the management and governance of PHI, which operates the Emerald Dispensary in Phoenix, Arizona. The agreement is subject to the approval of regulatory approvals and other customary closing condition. Total consideration includes cash consideration of $11,250,000, Class A Subordinate Voting Shares of the Company’s publicly-traded parent having an aggregate value of $11,250,000, subject to the performance of the shares in the ten day period immediately following the signing of the agreement. The transaction closed on March 10, 2021.

VERANO HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2020 and 2019

Territory Dispensary
On February 24, 2021, the Company entered into an agreement to acquire three active dispensaries and one cultivation and production facility from NZCO LLC, an Arizona limited liability company (“NZCO”), Murff & Company LLC, an Arizona limited liability company (“M&C”), JWC1 LLC, an Arizona limited liability company (“JWC”), Hu Commercial Properties LLC, an Arizona limited liability company (“HCP”), and COBISH LLC, an Arizona limited liability company (“Cobish” and together with NZCO, M&C, JWC and HCP, collectively, “Territory”). The transaction includes three premium, high traffic and easily accessible dispensaries located in Mesa, Chandler, and Gilbert Arizona, an 11,000 sq. ft. indoor cultivation facility, and 8,100 sq. ft. greenhouse in Winslow and two real estate locations. The agreement includes $7,500,000 payable in cash, subject to adjustment, and Class A Subordinate Voting Shares in the capital of Verano and/or Class B Proportionate Voting Shares in the capital of the Company’s publicly-traded parent equivalent to 3,989,875 Subordinate Voting Shares on an as converted basis.
Local Joint
On March 22, 2021, an affiliate of the Company entered into an asset purchase agreement with Flower Launch LLC, the manager of Patient Alternative Relief Center, Inc., d/b/a Local Joint, an Arizona nonprofit corporation (“PARC”), which holds a dispensary license, an authorization to operate a second dispensary, and an authorization to operate an offsite cultivation facility, all in the State of Arizona. The total consideration includes cash consideration of $13,500,000, with $10,000,000 payable on the closing date and $3,500,000 payable within 120 days after the closing date, plus $3,500,000.00 in Class A Subordinate Voting and/or Class B Proportionate Voting Shares of the Company’s publicly-traded parent. The transaction closed on March 30, 2021.
(c)	Notes Payable
Note Repayment
The two promissory notes which have convertible features, with an outstanding balance at December 31, 2020 of $3,412,500 are collateralized by the note holders’ units in DGV Group, LLC. These notes were repaid in full in February 2021.
A convertible note with an outstanding balance at December 31, 2020 of $3,709,425 was repaid in full in February 2021.
(d)	Private Placement
On March 11, 2021, the Company’s publicly-traded parent closed an agreement with Beacon Securities Limited (“Beacon”) and Canaccord Genuity Corp. (together with Beacon, the “Co-Lead Underwriters”), on behalf of a syndicate of underwriters (together with the Co-Lead Underwriters, the “Underwriters”) pursuant to which the Underwriters purchased, on a bought deal private placement basis, 3,510,000 special warrants of the Company (the “Special Warrants”) at a price per Special Warrant of C$28.50 (the “Issue Price”) for aggregate gross proceeds of C$100,035,000 (the “Offering”).
(e)	Litigation
On January 22, 2021, the Company received a letter from a member demanding that it produce, pursuant to the Company’s Operating Agreement, documents and information related to the Company’s debt and equity financing activities in 2018 and 2019. In response to the Company’s production of such information, the member has alleged that the warrants provided in connection with the loans from Rockview Capital and George Archos in November 2019 were not properly priced or valued. The Company has agreed to participate in voluntary mediation with this member regarding the claims, which is expected to take place on April 13, 2021.
In January of 2021, the Company received correspondence purportedly on behalf of a former employee of Harvest Health and Recreation Inc. (“Harvest”) in the State of Arkansas alleging that the former employee was directed to bring certain strains of Verano cannabis into Arkansas to help establish Harvest’s cultivation facility there during a time in which the Company and Harvest were allegedly planning to combine operations under a Business Combination Agreement between the Company and Harvest in effect at that time, which agreement has since been terminated. The letter alleged that, as a result of this activity, the employee was indicted in the State of Arkansas, that the Company and Harvest are at fault; counsel threatened RICO claims against the Company, Harvest, and their respective management teams. Thereafter, in response to the threat of suit, on March 4, 2021, the Company and certain named officers and employees joined in an arbitration proceeding in the State of Arizona related to claims made by the former Harvest employee. In response, on March 8, 2021, the employee filed suit in the United States District Court for the District of Colorado. The complaint alleges a violation of 18 U.S.C. § 1962(c) and (d) by the Company and certain of its officers and employees.

VERANO HOLDINGS CORP.
Condensed Interim Consolidated Statements of Financial Position (Unaudited)
As of September 30, 2021 and December 31, 2020
	Financial Footnote	September 30, 2021	December 31, 2020
			(Audited)
ASSETS
Current Assets:
Cash		$56,937,196	$16,494,365
Accounts Receivable, Net		24,244,213	7,513,736
Notes Receivable	6	280,926	3,010,523
Due from Related Parties	18	—	108,254
Inventories	4	395,723,285	59,356,804
Biological Assets	5	137,183,595	109,376,567
Prepaid Expenses and Other Current Assets		14,734,011	7,163,267
Total Current Assets		$629,103,226	$203,023,516

Property, Plant and Equipment, Net	7	379,074,162	143,607,264
Right Of Use Assets, Net	17(a)	49,683,295	11,337,343
Intangible Assets	9	1,288,674,697	73,096,730
Goodwill	9	329,131,465	16,311,182
Investment in Associates		8,706,503	11,547,004
Deposits and Other Assets		2,582,973	797,321
TOTAL ASSETS		$2,686,956,321	$459,720,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES :
Current Liabilities
Accounts Payable		$36,915,109	$18,305,258
Accrued Liabilities		32,167,620	13,915,776
Income Tax Payable	16	130,170,168	46,872,445
Current Portion of Lease Liabilities	17(a)	6,511,441	1,910,645
Current Portion of Notes Payable	10	14,372,049	7,814,261
License Payable	8(c)	—	49,950
Acquisition Price Payable	8(a,b)	246,535,748	33,611,485
Due to Related Parties	18	—	44,664
Total Current Liabilities		466,672,135	122,524,484

Long-Term Liabilities:
Deferred Revenue		1,490,537	2,035,405
Notes Payable, Net of Current Portion	10	148,413,285	32,479,649
Lease Liabilities, Net of Current Portion	17(a)	46,422,617	10,864,742
Deferred Income Taxes	16	323,204,499	49,084,004
Total Long-Term Liabilities		519,530,938	94,463,800
TOTAL LIABILITIES		$986,203,073	$216,988,284
SHAREHOLDERS’ EQUITY		1,698,418,807	242,387,456
NON-CONTROLLING INTEREST		2,334,441	344,620
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$2,686,956,321	$459,720,360
See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP.
Condensed Interim Consolidated Statements of Operations (Unaudited)
Three and Nine Months Ended September 30, 2021 and 2020
		Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
Revenues, net of discounts		$206,828,467	$64,350,915	$526,430,021	$154,497,924
Cost of Goods Sold		73,459,665	22,635,128	218,305,464	58,639,163
Gross Profit before Biological
Asset Adjustment		133,368,802	41,715,787	308,124,557	95,858,761
Realized fair value amounts included in inventory sold	Note5	(63,300,438)	(20,884,147)	(315,559,112)	(75,413,941)
Unrealized fair value gain on growth of biological assets	Note5	152,104,175	94,170,395	450,293,230	178,446,465
Gross Profit		222,172,539	115,002,035	442,858,675	198,891,285
Expenses:
General and Administrative		3,880,466	7,752,101	52,040,335	14,724,657
Sales and Marketing		2,431,373	224,928	5,948,585	630,067
Salaries and Benefits		25,273,822	3,158,694	53,570,716	8,807,252
Depreciation and Amortization		4,920,198	686,256	11,601,813	1,908,853
Total Expenses		36,505,859	11,821,979	123,161,449	26,070,829
Income from Investments in Associates		844,688	646,519	2,292,251	1,769,311
Income From Continuing Operations		186,511,368	103,826,575	321,989,477	174,589,767
Other Income (Expense):
Gain/(Loss) on Disposal of Property, Plant and Equipment		31,005	—	(436,770)	—
Loss on Deconsolidation	Note 20	—	(189,324)	—	(189,324)
Gain on Previously Held Equity Interest		—	458,039	—	458,039
Gain on Derivative Liability	Note 11	—	6,778,510	—	6,778,510
Amortization of Debt Issuance Costs for Warrant	Note 10	—	(1,524,141)	—	(4,572,423)
Amortization of Convertible Debt Discount	Note 10	—	(1,381,376)	—	(5,525,503)
Other Expense, Net		(475,605)	(1,576,507)	(1,361,479)	(1,772,848)
Interest Expense		(8,068,148)	(1,637,616)	(15,423,930)	(2,151,385)
Total Other Expense		(8,512,748)	927,585	(17,222,179)	(6,974,934)
Net Income Before Provision for Income Taxes and Non- Controlling Interest		177,998,620	104,754,160	304,767,298	167,614,833
Provision For Income Taxes	Note 16	(73,732,666)	(17,879,454)	(124,147,352)	(44,067,735)
Net Income Before Non- Controlling Interest		104,265,954	86,874,706	180,619,946	123,547,098
Net Loss From Discontinued Operations	Note 19	—	(4,884,323)	—	(4,884,323)
Net Income		104,265,954	81,990,383	180,619,946	118,662,775
Net Income Attributable to Non-Controlling Interest		550,575	135,488	1,989,821	554,888
Net Income Attributable to Verano Holdings Corp.		$103,715,379	$81,854,895	$178,630,125	$118,107,887
Net Income per share – basic		$0.33		$0.63
Net Income per share – diluted		$0.33		$0.61
Basic – weighted average shares outstanding		313,674,044		281,961,659
Diluted – weighted average shares outstanding		316,926,366		292,724,219
See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP.
Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
Nine Months Ended September 30, 2021 and 2020
	LLC Membership Units	Share Capital			Share- Based Reserves	Accumulated Earnings	Non- Controlling Interest	Total Shareholders’ Equity
		# of Shares		Amount
		SVS	PVS
Balance as of January 1, 2020	261,545,678			111,752,803	—	—	5,090,823	116,843,626
Buyout and transfer of non-controlling interests						(6,765,629)	(134,371)	(6,900,000)
Distributions to members						(45,714)	—	(45,714)
Net income						118,107,887	554,888	118,662,775
Balance as of September 30, 2020	261,545,678	—	—	$111,752,803		$$111,296,544	$5,511,340	$228,560,687
	LLC Membership Units	Share Capital			Share- Based Reserves	Accumulated Earnings	Non- Controlling Interest	Total Shareholders’ Equity
		# of Shares		Amount
		SVS	PVS
Balance as of January 1, 2021	279,900,000			242,387,456			344,620	242,732,076
Issuance of PubCo	(279,900,000)	115,663,381	1,643,366	716,240,115				716,240,115
Reverse takeover
(“Financing”), net (Note 3)		10,000,000		95,420,117				95,420,117
Issuance of shares in conjunction with acquisitions		11,781,221	88,718	382,016,992				382,016,992
Issuance of warrants		3,510,000		75,100,072				75,100,072
Contingent consideration & purchase accounting adjustments			1,038	3,437,504	4,662,990			8,100,494
Conversion of shares		59,744,035	(597,440)					—
Exercise of RSUs and options		932,525						—
Share based compensation					523,436			523,436
Net income						178,630,125	1,989,821	180,619,946
Balance as of September 30, 2021	—	201,631,162	1,135,682	$1,514,602,256	$5,186,426	$178,630,125	$2,334,441	$1,700,753,248
See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP.
Condensed Interim Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended September 30, 2021 and 2020
	Nine months ended September 30,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$180,619,946	$118,662,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,875,004	7,931,808
Non-cash interest expense	8,492,872	664,340
Non-cash interest income	(1,096,317)	(845,749)
Loss on disposal of property, plant and equipment	485,479	—
Gain on previously held equity interest	—	(458,039)
Bad debt expense	84,915	300,000
Amortization of loan issuance costs – warrants	—	4,405,756
Amortization of debt issuance costs and debt discount	1,248,260	300,227
Amortization of convertible debt discount	—	5,525,503
Write-off of note receivable	13,733	300,000
Gain on derivative liability	—	(6,778,510)
Loss on deconsolidation of subsidiary	—	80,168
Net loss on discontinued operations	—	4,775,780
(Income) loss from underlying investees	1,840,501	(1,686,373)
Purchase of interest in Majesta Minerals	1,000,000	—
Stock based compensation	523,436	—
Contingent consideration compensation	8,100,494	—
Decrease in fair value of contingent consideration	(2,642,291)	—
Loss on share issuance	1,206,520	—
Changes in operating assets and liabilities:
Accounts receivable	(13,205,003)	(3,757,530)
Inventories	(250,314,748)	(23,234,059)
Biological assets	66,232,929	(88,736,665)
Prepaid expenses and other current assets	(4,200,477)	(2,590,643)
Deposits and other assets	(646,989)	2,865,987
Accounts payable and accrued liabilities	(900,440)	(7,855,791)
Income tax payable	82,764,342	27,477,066
Due to related parties	(44,664)	(38,054)
Members' distribution payable	—	(271,376)
Deferred taxes	27,740,279	11,339,635
Deferred revenue	(629,868)	3,916,371
NET CASH PROVIDED BY OPERATING ACTIVITIES	131,547,913	52,292,627

See accompanying notes to unaudited condensed interim consolidated financial statements.

	Nine months ended September 30,
	2021	2020
CASH FLOW FROM INVESTING ACTIVITIES
Cash paid in membership interest acquisition	—	(200,000)
Purchases of property, plant and equipment	(93,402,734)	(31,703,450)
Proceeds from disposal of assets	896,123	—
Advances to related parties	108,254	145,326
Purchases of intangible assets	(8,764,949)	(3,857,797)
Payment of acquisitions, net of cash received	(225,691,164)	(11,002,473)
Dividend received from investments in associates	1,000,000	1,784,333
Issuance of note receivable	(146,511)	(180,000)
Proceeds from payment of note receivable	4,215,337	850,000
Interest received on note receivable	141,749	—
NET CASH USED IN INVESTING ACTIVITIES	(321,643,895)	(44,164,061)
CASH FLOW FROM FINANCING ACTIVITIES
Distributions to members	—	(45,712)
Proceeds from issuance of notes payable	100,424,974	32,473,922
Principal repayments of notes payable	(9,862,385)	(8,395,833)
Debt issuance costs paid	(5,537,536)	(1,068,481)
Payment of lease liabilities	(5,006,429)	(2,397,578)
Proceeds received from RTO financing	75,420,117	—
Cash received in private placement warrant	75,100,072	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	230,538,813	20,566,318
NET INCREASE (DECREASE) IN CASH	40,442,831	28,694,884
CASH, BEGINNING OF PERIOD	16,494,365	6,417,703
CASH, END OF PERIOD	$56,937,196	$35,112,587
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$8,027,375	$1,121,266
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES
Accrued capital expenditures	$7,382,768	$5,913,812
Issuance of shares under business combinations	$1,095,307,081	$—
Cash received in business combination:
Tangible and intangible assets acquired, net of cash	$1,550,219,454	$21,832,466
Liabilities assumed	(314,547,498)	(1,132,431)
Acquisition price payable	(1,571,415,720)	(10,000,000)
Issuance of note payable	—	(350,000)
Goodwill	312,820,283	261,116
Previously held equity interest	—	(580,000)
Cash paid (received) in business combination	$(22,923,481)	$10,031,151
See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
1.	NATURE OF OPERATIONS
References herein to “the Company,” or “Verano,” are intended to mean Verano Holdings Corp. and its subsidiaries, affiliates, licensees, and managed entities (collectively, the “Company”).
Verano is a vertically integrated cannabis operator that focuses on limited-licensed markets in the United States. As a vertically integrated provider, the Company owns, operates, manages, consults, and/or has licensing or other commercial agreements with cultivation, processing, and retail licensees across twelve state markets (Illinois, Florida, Arizona, Maryland, Nevada, Ohio, Michigan, Massachusetts, Arkansas, New Jersey, Pennsylvania, and West Virginia).
In addition to the states listed above, the Company also conducts pre-licensing activities in several other markets. In these markets, the Company has either applied for licenses, or plans on applying for licenses, but does not currently own any cultivation, production, or retail licenses.
On February 11, 2021, the Company completed a reverse takeover transaction (“RTO”) as further described in Note 3. Thereafter, the Company’s Subordinate Voting Shares were listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VRNO” and subsequently began trading on the OTCQX, part of the OTC Markets Group, under the ticker “VRNOF”.
The Company’s corporate headquarters is located at 415 North Dearborn St., Suite 400, Chicago, Illinois 60654.
2.	BASIS OF PRESENTATION
The unaudited condensed interim consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), International Accounting Standards (“IAS”) 34 Interim Financial Reporting and Interpretations of the IFRS Interpretations Committee (“IFRIC”) in effect for all periods presented.
These unaudited condensed interim consolidated financial statements have been prepared in accordance with IFRS with the going concern assumption, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s ability to realize its assets and discharge its liabilities is dependent upon the Company obtaining the necessary financing and ultimately upon its ability to achieve profitable operations. Management estimates that the Company will be able to meet its obligations and sustain operations for at least the next twelve months. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These unaudited condensed interim consolidated financial statements do not include any adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern.
These unaudited condensed interim consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on November 10, 2021.
(a)	Basis of Measurement
These unaudited condensed interim consolidated financial statements have been prepared on the going concern basis, under the historical cost convention except for certain financial instruments and biological assets that are measured at fair values.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
(b)	Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies as described in Note 2 of the Company’s 2020 annual report and the Company’s March 31, 2021 unaudited condensed interim consolidated financial statements.
(i)	Share-Based Compensation
The Company measures equity settled share-based payment based on its value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of equity instruments that will eventually vest. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate. The impact of the revision of the original estimate is recognized in profit or loss such that the cumulative expense reflects the revised estimate.
(ii)	Earnings Per Share
The Company presents basic and diluted earnings per share. Basic earnings per share is calculated by dividing the profit or loss attributable to shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding, for the effects of all dilutive potential shares, which are comprised of convertible shares, warrants, options and restricted stock units (“RSUs”) issued. Items with an anti-dilutive impact are excluded from the calculation.
(iii)	Intangible Assets
The Company accounts for intangible assets at cost, less impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Certain intangible assets, including cannabis licenses and tradenames, have indefinite useful lives and are not subject to amortization. Such assets are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired.
In accordance with IAS 38, Intangible Assets, an intangible asset has an indefinite useful life when there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity.
The Company assessed intangible assets, including cannabis licenses, based on certain factors including the following:
■	Number of licenses granted in the respective state;
■	Perpetual life of the license; and
■	The ongoing nature of the business requires licenses.
In accordance with IAS 38, Intangible Assets, intangible assets are amortized, unless they have an indefinite useful life. Amortization is carried out on a systematic basis over the useful life of the intangible asset.
The Company identified certain intangible assets that do not meet the definition of an indefinite lived intangible asset. These assets include technology and website licenses. Intangible assets with finite useful lives are amortized on a systematic basis and are analyzed for impairment when there is an indication that the asset has been impaired.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
(c)	Adoption of New and Revised Standards and Interpretations
The following IFRS standards have been recently issued by the IASB. The Company has assessed or is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.
(i)	IAS 1 – Presentation of Financial Statements (“IAS 1') and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8')
IAS 1 and IAS 8 were amended in October 2018 to refine the definition of materiality and clarify its characteristics. The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements. The amendments were effective for annual reporting periods beginning on or after January 1, 2020. The Company early adopted IAS 1 and IAS 8 prior to January 1, 2020. The adoption of IAS 1 and IAS 8 did not have a material impact on the consolidated financial statements.
(ii)	Amendment to IFRS 3: Definition of a Business
In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)” (the “IFRS 3 Amendment”). The IFRS 3 Amendment clarifies the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The IFRS 3 Amendment provides an assessment framework to determine when a series of integrated activities is not a business. The IFRS 3 Amendment is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. The Company early adopted IFRS 3 as of January 1, 2019. The adoption did not have a material impact on the consolidated financial statements.
(d)	New and Revised Standards and Interpretations to be Adopted
The following is a brief summary of the new standards issued but not yet effective:
(iii)	Amendments to IAS 1: Classification of Liabilities as Current or Non-Current
In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (“Amendments to IAS 1”). The Amendments to IAS 1 aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The Amendments to IAS 1 include clarifying the classification requirements for debt a company might settle by converting it into equity. The Amendments to IAS 1 are effective for annual reporting periods beginning or after January 1, 2023 (extended from January 1, 2022), with earlier application permitted. The Company is currently evaluating the effect of adopting the amendments to IAS 1 on the Company’s financial statements.
(iv)	Amendments to IAS 37: Onerous Contracts – Cost of Fulfilling a Contract
In May 2020, the IASB issued Onerous Contracts – Cost of Fulfilling a Contract (“Amendments to IAS 37”) amending the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous. The amendment is effective for annual reporting periods beginning on or after January 1, 2022. The Company is currently evaluating the effect of adopting amendments to IAS 37 on the Company’s financial statements.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
3.	REVERSE TAKEOVER TRANSACTION
On December 14, 2020, Verano Holdings, LLC, Majesta Minerals, Inc., an Alberta corporation (the “Public Corporation”), 1276268 B.C. Ltd., a British Columbia corporation (“Verano FinCo”), 1277233 B.C. Ltd, a British Columbia corporation, and 1278655 B.C. Ltd., a British Columbia corporation (“Majesta”), entered into an arrangement agreement (as amended January 26, 2021, the “Definitive Agreement”), pursuant to which the Company would result from the reverse takeover transaction contemplated thereby (the “RTO”).
In accordance with the plan of arrangement forming part of the Definitive Agreement (the “Plan of Arrangement”), the Public Corporation changed its name to “Verano Holdings Corp.” and completed a consolidation of its common shares on the basis of 100,000 issued and outstanding common shares on a post-consolidation basis.
In accordance with the terms of the RTO Financing, 10,000,000 subscription receipts (the “Subscription Receipts”) were issued on January 21, 2021, at a price per Subscription Receipt of US$10, for aggregate gross proceeds of US$100,000,000. In connection with the Financing and the RTO, the Company issued 578,354 Subordinate Voting Shares and $4,579,883 in transactions costs to the offering agents as a broker fee.
The Public Corporation reorganized capital by altering its notice of articles and articles to (i) attach special rights and restrictions to its common shares, (ii) change the identifying name of its common shares to “Subordinate Voting Shares” (the “Subordinate Voting Shares”) and (iii) create a new class of Proportionate Voting Shares (the “Proportionate Voting Shares”). Pursuant to the Plan of Arrangement, thereafter Verano Finco amalgamated with Majesta Subco. Majesta Subco was then liquidated, and the net proceeds of the Financing transferred to the Company, as the resulting corporation in the RTO.
The RTO holders of Verano Finco Shares received one Subordinate Voting Share for a total of 10,000,000 Subordinate Voting Shares in the aggregate. The members of Verano Holdings LLC, and owners of certain of its subsidiaries, through a series of transactions, exchanged their ownership interests in Verano Holdings LLC and such subsidiaries for 96,892,040 Subordinate Voting Shares and 1,172,382 Proportionate Voting Shares.
In connection with the Company’s acquisitions (Note 8) of Alternative Medical Enterprises, LLC, Plants of Ruskin GPS, LLC, and RVC 360, LLC (collectively, the “AME Parties”), that occurred concurrently with the RTO, the members of the AME Parties, through a series of transactions, exchanged their membership interests in the AME Parties for 18,092,987 Subordinate Voting Shares and 470,984. Proportionate Voting Shares, plus cash consideration, as further described in Note 8(a). The AME Parties received $20 million in proceeds from Subscription Receipts.
In accordance with IFRS 3, Business Combinations, the substance of the transaction is a reverse takeover of a nonoperating company. The transaction does not constitute a business combination as Majesta does not meet the definition of a business under the standard. As a result, the transaction is accounted for as a capital transaction with Verano Holdings, LLC being identified as the acquirer and the equity consideration being measured at fair value. The resulting consolidated statement of financial position is presented as a continuance of Verano Holdings, LLC and comparative figures presented in the consolidated financial statements prior to the reverse takeover are those of Verano Holdings, LLC.
IFRS 2, Share-based Payment, applies to transactions where an entity grants equity instruments and cannot identify specifically some or all of the goods or services received in return. Because Verano Holdings, LLC issued shares with a value in excess of the assets received, the difference is recognized in profit or loss as a transaction cost in Other Expense, Net. The amount assigned to the transaction cost of $1,198,027 is the difference between the fair value of the consideration and the net identifiable assets of Majesta acquired by Verano Holdings, LLC.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
4.	INVENTORIES
The Company’s inventories consist of the following:
	September 30, 2021	December 31, 2020
Raw Materials	$8,216,354	$—
Work in Process	323,583,262	46,586,170
Finished Goods	63,923,669	12,770,634
Total Inventories	$395,723,285	$59,356,804
5.	BIOLOGICAL ASSETS
Biological assets consist of cannabis plants. At September 30, 2021 and December 31, 2020, the changes in the carrying value of biological assets are shown below:
Balance as of January 1, 2020	$16,613,392
Cost incurred prior to harvest to facilitate biological transformation	55,535,842
Unrealized gain on fair value of biological assets	254,154,780
Transferred inventory upon harvest	(216,927,447)
Balance as of December 31, 2020	$109,376,567
Balance as of January 1, 2021	$109,376,567
Cost incurred prior to harvest to facilitate biological transformation	107,205,955
Unrealized gain on fair value of biological assets	450,293,230
Transferred inventory upon harvest	(623,732,114)
Additions from business acquisition	94,039,957
Balance as of September 30, 2021	$137,183,595
The Company values its biological assets at the end of each reporting period at fair value less costs to sell. This is determined using a valuation model to estimate the expected harvest yield per plant applied to the estimated price per gram less processing and selling costs. This model also considers the progress in the plant life cycle.
Management has made the following estimates in this valuation model:
■	The average number of weeks in the growing cycle is 14.4 weeks from propagation to harvest (as compared to 19 weeks for the fiscal year ended December 31, 2020);
■	The average harvest yield of whole flower is 188.34 grams per plant (as compared to 320.20 grams per plant during the fiscal year ended December 31, 2020);
■	The average selling price of whole flower is $7.37 per gram (as compared to $6.98 per gram during the fiscal year ended December 31, 2020);
■	The average selling price of dried flower used in extract products is $15.50;
■
Processing costs include drying and curing, testing and packaging, post-harvest overhead allocation, and oil extraction costs estimated to be $0.74 per gram (as compared to $0.57 per gram during the fiscal year ended December 31, 2020); and

■
Selling costs include shipping, order fulfillment, and labelling, estimated to be $0.43 per gram (as compared to $0.12 per gram during the fiscal year ended December 31, 2020) for flower and $1.38 for dried flower used in extract products.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
The estimates of growing cycle, harvest yield, and costs per gram are based on the Company's historical results. The estimate of the selling price per gram is based on the Company's historical sales in addition to the Company's expected sales price going forward.
Management has quantified the sensitivity of the inputs and determined the following:
■
Selling price per gram – an increase or decrease in the selling price per gram by 5% would result in an increase or decrease to the fair value of biological assets by $7,742,980 (as compared to $6,321,578 for the fiscal year ended December 31, 2020).

■
Harvest yield per plant – an increase or decrease in the harvest yield per plant of 5% would result in an increase or decrease to the fair value of biological assets by $6,859,180 (as compared to $5,468,828 for the fiscal year ended December 31, 2020).

■
Cost of production per gram – an increase or decrease in the cost of production per gram by 5% would result in an increase or decrease to the fair value of biological assets by $540,339 (as compared to $824,412 for the fiscal year ended December 31, 2020).

These inputs are level 3 on the fair value hierarchy, and are subject to volatility and several uncontrollable factors, which could significantly affect the fair value of biological assets in future periods.
As of September 30, 2021, and December 31, 2020, the biological assets were on average, 43.8% and 34.1%, respectively, complete and the estimated fair value less costs to sell of dry cannabis was $4.73 ($11.55 for extract products) and $4.69 per gram, respectively.
As of September 30, 2021, and December 31, 2020, it is expected that the Company's biological assets will ultimately yield approximately 31,565 and 43,488 kilograms of cannabis, respectively.
6.	NOTES RECEIVABLE
As of September 30, 2021, notes receivable consists of two secured promissory notes.
The first note is a secured promissory note dated August 13, 2020 with a third party for $180,000. The note was originally due and payable on or before the earlier of February 13, 2021 or such other date the principal amount becomes due and payable by acceleration after an event of default. The promissory note can be extended at the discretion of the Company. Negotiation between parties is on-going to extend the maturity date of the secured promissory note. As of September 30, 2021, the Company has received principal payments of $55,678. The outstanding principal is $124,322 plus accrued interest of $5,364.
The second note is a secured promissory note issued March 24, 2021 with a third party for $146,511. Interest of 8% per annum and principal were originally due on September 24, 2021. The promissory note can be extended at the discretion of the Company. Negotiation between parties is on-going to extend the maturity date of the secured promissory note. As of September 30, 2021, the secured promissory note is outstanding, plus accrued interest of $4,729.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
7.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment and related accumulated depreciation consists of the following at September 30, 2021 and December 31, 2020:
	September 30, 2021	December 31, 2020
Land	$23,488,385	$12,137,559
Buildings and Improvements	99,363,373	15,223,120
Furniture and Fixtures	10,702,155	5,278,616
Computer Equipment and Software	11,947,926	3,330,685
Leasehold Improvements	163,715,563	88,828,050
Tools and Equipment	60,650,575	27,188,655
Vehicles	2,664,782	850,080
Assets Under Construction	43,819,599	8,514,196
Total Property, Plant and Equipment, Gross	416,352,358	161,350,961
Less: Accumulated Depreciation	(37,278,196)	(17,743,697)
Property, Plant and Equipment, Net	$379,074,162	$143,607,264
Assets under construction represent construction in progress related to facilities not yet completed or otherwise not placed in service.
A reconciliation of the beginning and ending balances of property, plant and equipment is as follows:
	Property, Plant and Equipment, Gross	Accumulated Depreciation	Property, Plant and Equipment, Net
Balance as of January 1, 2020	$103,199,320	$(8,819,576)	$94,379,744
Additions	58,273,050	—	58,273,050
Property, plant and equipment from business combination	1,708,838	—	1,708,838
Disposals	(11,246)	—	(11,246)
Discontinued operations and deconsolidation	(1,819,001)	—	(1,819,001)
Depreciation	—	(8,924,121)	(8,924,121)
Balance as of December 31, 2020	$161,350,961	$(17,743,697)	$143,607,264
Additions	106,925,677	—	106,925,677
Property, plant and equipment from business combination	150,141,634	—	150,141,634
Disposals	(2,065,914)	4,106	(2,061,808)
Depreciation	—	(19,538,605)	(19,538,605)
Balance as of September 30, 2021	$416,352,358	$(37,278,196)	$379,074,162
For the nine months ended September 30, 2021, and year ended December 31, 2020, depreciation expense included in costs of goods sold totaled $12,759,166 and $8,147,233 respectively.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
8.	ACQUISITIONS
(a)	Merger Agreement
On November 6, 2020, Verano Holdings LLC entered into an agreement and plan of merger with the AME Parties, pursuant to which the Company, as the assignee of all of Verano Holdings LLC’s rights and obligations thereunder, would acquire the AME Parties via a series of merger transactions. The merger transactions were contingent upon, and were to close contemporaneously with, the RTO, resulting in the creation of the Company as a Canadian publicly-traded parent company of Verano Holdings LLC, the AME Parties and their respective subsidiaries.
The RTO and the merger transactions were closed on February 11, 2021, and resulted in the AME Parties becoming wholly-owned subsidiaries of the Company. The members of the AME Parties, through a series of transactions, exchanged their membership interests in the AME Parties for 18,092,987 Subordinate Voting Shares and 470,984 Proportionate Voting Shares, plus cash consideration of $35 million and contingent consideration. The membership interest and cash consideration of $20 million was paid at the closing of the mergers, $10 million was paid on August 11, 2021, and the $5 million balance is payable on February 11, 2022. The remaining cash consideration is represented by a convertible promissory note and upon a payment default, the holder thereof may elect to convert the payment obligation into Subordinate Voting Shares. The remaining contingent consideration expected to be paid in three installments ending October 2022. As of September 30, 2021, the present value of unpaid deferred consideration is $19,149,927 and is included in the acquisition price payable balance in the consolidated statement of financial position.
The Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combinations. The following table summarizes the provisional accounting estimates of the mergers that occurred during the nine months ended September 30, 2021:
	AME Florida	AME Arizona	Total
Cash	$5,446,152	506,926	$5,953,078
Accounts receivable, net	59,763	498,006	557,769
Inventories	65,775,905	1,512,146	67,288,051
Biological Assets	90,678,322	728,120	91,406,442
Prepaids and other current assets	833,099	1,988,970	2,822,069
Property, plant and equipment	72,200,032	9,750,660	81,950,692
Right of use assets	9,650,967	—	9,650,967
Other assets	1,000,936	—	1,000,936
Accounts payable and accrued liabilities	(8,934,312)	(2,936,209)	(11,870,521)
Notes Payable	(3,578,509)	(3,343,472)	(6,921,981)
Deferred taxes	(94,747,877)	(38,853,596)	(133,601,473)
Lease liabilities	(9,650,967)	—	(9,650,967)
Total identifiable net assets (liabilities)	128,733,511	(30,148,449)	98,585,062
Intangible assets	456,987,216	208,044,174	665,031,390
Net assets	$585,720,727	$177,895,725	$763,616,452

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
Selected line items from the Company’s unaudited condensed interim consolidated statements of operations for the nine months ended September 30, 2021, adjusted as if the acquisition of AltMed, deemed to be the only acquisition with material operations in the period, had occurred on January 1, 2021, are presented below:
	Consolidated Results	AltMed Pre-acquisition	Pro-forma Results
Revenues, net of discounts	526,430,021	22,402,209	548,832,230
Net income	178,630,125	57,488,396	236,118,521
(b)	Business Combinations
Glass City Alternatives, LLC
In January 2021, the Company entered into an agreement to acquire, upon the satisfaction of certain conditions precedent, all of the ownership interest of an owner of one dispensary located in Ohio. The total purchase price was $2,700,000 plus a $329,345 purchase price adjustment. The Company paid $500,000 in shares upon execution of the RTO. As of September 30, 2021, the present value of unpaid deferred consideration of $1,090,958 is included in the acquisition price payable balance in the consolidated statement of financial position and is due in January 2022.
Perpetual Healthcare Inc.
On February 24, 2021, the Company entered into an agreement pursuant to which Perpetual Healthcare Inc. (“PHI”) transferred the management and governance of PHI, which operates the Emerald Dispensary in Phoenix, Arizona. The transaction closed on March 10, 2021. Total consideration includes cash consideration of $11,250,000 plus a $326,426 purchase price adjustment, 541,994 Subordinate Voting Shares. The remaining $6,175,342 obligation was settled through the issuance of 350,644 Subordinate Voting Shares. As of September 30, 2021, the total consideration had been paid in full.
The Herbal Care Center Inc.
On February 24, 2021, the Company entered into an agreement to acquire The Herbal Care Center, Inc. (“The Herbal Care Center”). The transaction closed on March 17, 2021. Total consideration includes cash consideration of $18,750,000, payable over 12 months, plus a $2,107,449 purchase price adjustment, and 90,464 Subordinate Voting Shares and 9,625 Proportionate Voting Shares, equivalent to 962,461 Subordinate Voting Shares on an-as converted basis. As of September 30, 2021, the present value of unpaid deferred consideration of $10,808,768 is included in the acquisition price payable balance in the consolidated statement of financial position with 50% due in October 2021 and January 2022.
Local Joint
On March 22, 2021, an affiliate of the Company entered into an asset purchase agreement with Flower Launch LLC, the manager of Patient Alternative Relief Center, Inc., d/b/a Local Joint, an Arizona nonprofit corporation (“PARC”), which holds a dispensary license, an authorization to operate a second dispensary, and an authorization to operate an offsite cultivation facility, all in the State of Arizona. The transaction closed on March 30, 2021. Total consideration includes cash consideration of $13,500,000, with $10,000,000 paid on the closing date and $3,500,000 payable within 120 days after the closing date, plus 179,767 Subordinate Voting Shares. As of September 30, 2021, the total consideration had been paid in full.
Territory
On February 24, 2021, the Company entered into an agreement to acquire three active dispensaries and one cultivation and production facility from NZCO LLC, Murff & Company LLC, JWC1 LLC, Hu Commercial Properties LLC and BISHCO LLC (collectively, “Territory”). The transaction closed April 8, 2021. Total consideration includes $19,735,684 paid upon closing, subject to a purchase price adjustment, 997,453 Subordinate Voting Shares and 29,924 Proportionate Voting Shares, equivalent to 2,992,413 Subordinate Voting Shares on an-as converted basis. The remaining consideration is related to contingent consideration with 50% payable in cash on March 31, 2022, and the remaining payable in shares or in cash at the election of the

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
recipient on March 31, 2023. As of September 30, 2021, the present value of unpaid deferred consideration of $20,634,648 is included in the acquisition price payable balance in the consolidated statement of financial position.
TerraVida Holistic Center, LLC
On February 24, 2021, subsidiaries of the Company entered into an agreement to acquire three active Pennsylvania dispensaries. The transaction closed May 11, 2021. Total consideration includes cash consideration of $62,500,000, of which $15,000,000 plus a purchase price adjustment of $3,795,515 was paid on the closing date, an additional $10,000,000 was paid in August, and the remaining $37,500,0000 is payable within 180 days after the closing date. In addition, the consideration includes 1,506,750 Subordinate Voting Shares and 15,067 Proportionate Voting Shares, equivalent to 1,506,750 Subordinate Voting Shares on an as converted basis. As of September 30, 2021, the present value of unpaid deferred consideration of $38,130,653 is included in the acquisition price payable balance in the consolidated statement of financial position.
The Healing Center, LLC
On March 29, 2021, the Company entered into an agreement to acquire three active dispensaries in Pittsburgh by purchasing all the issued and outstanding equity interests of The Healing Center, LLC (“The Healing Center”). The transaction closed on May 14, 2021. Total consideration includes cash consideration of $56,892,320, plus a $2,354,886 purchase price adjustment, of which $31,463,479 was paid upon closing and an additional $27,783,707 was paid 60 days after the closing date. In addition, the merger consideration included 454,302 Subordinate Voting Shares and 25,744 Proportionate Voting Shares equivalent to 2,574,375 Subordinate Voting Shares on an as converted basis. Contingent consideration of $11,412,413, evenly allocated between shares and cash, is payable in February 2022. As of September 30, 2021, the present value of unpaid deferred consideration of $11,752,333 is included in the acquisition price payable balance in the consolidated statement of financial position.
Mad River Remedies, LLC
On April 1, 2021, the Company announced it had entered into an agreement to acquire Mad River Remedies, LLC, a dispensary of medical marijuana in Dayton, Ohio. The transaction closed on July 8, 2021. The consideration includes cash consideration of $12,984,149, subject to a purchase price adjustment of $29,394, and 488,861 Subordinate Voting Shares delivered at closing. As of September 30, 2021, only the purchase price adjustment of $29,394 was unpaid and included in the acquisition price payable balance in the consolidated statement of financial position.
Agri-Kind, LLC
On April 21, 2021, the Company entered into an agreement to acquire all of the issued and outstanding equity interests in Agri-Kind, LLC (“Agri-Kind”), an operator of a 62,000 sq. ft. cultivation and production facility of medical marijuana located in Chester, Pennsylvania. The transaction closed on July 12, 2021. The total consideration for Agri-Kind includes cash consideration of $62,385,509 of which $31,840,045 was paid at closing and the remaining $30,545,455 was paid in October. In addition, the merger consideration included the issuance of 3,208,035 Subordinate Voting Shares and contingent consideration of $31,500,000, which may be increased based upon financial performance metrics of Agri-Kind for 2021 and is payable in Subordinate Voting Shares, unless cash payment is elected by the recipient. As of September 30, 2021, the present value of unpaid deferred consideration of $62,038,032 is included in the acquisition price payable balance in the consolidated statement of financial position.
Agronomed Biologics, LLC
On April 21, 2021, the Company entered into an agreement to acquire all the issued and outstanding equity interests in Agronomed Biologics, LLC (“Agronomed”), which holds a clinical registrant license that allows for cultivation, production, and operation of six dispensaries in the Commonwealth of Pennsylvania. As a clinical registrant, Agronomed has partnered with the Drexel University College of Medicine to conduct medical marijuana research. The transaction closed on July 12, 2021. Total consideration includes cash consideration of $10,472,810, subject to a purchase price adjustment, paid upon closing and an additional $40,000,000 of

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
contingent consideration to be paid in cash or shares at the election of the seller. In addition, the merger consideration included 3,240,436 Subordinate Voting Shares issued upon closing. As of September 30, 2021, the present value of unpaid deferred consideration of $39,990,442 is included in the acquisition price payable balance in the consolidated statement of financial position.
The Company has determined that these acquisitions are business combinations under IFRS 3, Business Combinations. They are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these unaudited interim condensed consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on cash generating units. The following table summarizes the provisional accounting estimates of the acquisitions that occurred during the nine months ended September 30, 2021:
Q1 Acquisitions
	Glass City Alternatives	Perpetual Healthcare	The Herbal Care Center	Local Joint	Total
Cash and Cash Equivalents	$178,041	$478,213	$2,167,840	$539,987	$3,364,081
Accounts Receivable, Net	—	—	2,000,000	—	2,000,000
Notes Receivable	—	—	—	398,394	398,394
Inventories	58,260	421,928	1,434,925	218,797	2,133,910
Prepaid and Other Current Assets	50,000	42,772	108,975	—	201,747
Property, Plant and Equipment	502,164	135,225	1,642,368	450,879	2,730,636
Right of use assets	63,462	214,988	936,183	2,480,233	3,694,866
Accounts Payable and Accrued
Liabilities	(16,812)	(200,190)	(3,306,785)	(216,262)	(3,740,049)
Deferred Tax Liability	—	(6,548,479)	(11,914,038)	—	(18,462,517)
Total Lease Liability	(63,463)	(214,989)	(936,183)	(2,480,233)	(3,694,868)
Total identifiable net assets (liabilities)	771,652	(5,670,532)	(7,866,715)	1,391,795	(11,373,800)
Intangible assets	2,721,523	33,386,985	51,304,443	16,095,450	103,508,401
Total Consideration	$3,493,175	$27,716,453	$43,437,728	$17,487,245	$92,134,601

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
Q2 Acquisitions
	Territory	TerraVida Holistic Center	The Healing Center	Total
Cash and Cash Equivalents	$1,808,519	$3,222,398	$3,496,250	$8,527,167
Accounts Receivable, Net	230,599	—	—	230,599
Inventories	6,258,199	4,091,461	3,088,059	13,437,719
Biological Assets	617,746	—	—	617,746
Prepaid and Other Current Assets	3,467	691,664	809,880	1,505,011
Property, Plant and Equipment	7,872,373	2,612,109	352,233	10,836,715
Right of Use Assets	567,297	2,119,879	—	2,687,176
Deposits and Other Non-Current
Assets	23,222	74,662	—	97,884
Accounts Payable and Accrued
Liabilities	(2,783,789)	(1,635,471)	(2,568,820)	(6,988,080)
Other Liabilities	(618,381)	—	—	(618,381)
Deferred Tax Liability	(22,861,052)	—	—	(22,861,052)
Total Lease Liability	(567,297)	(2,119,879)	—	(2,687,176)
Total identifiable net assets (liabilities)	(9,449,097)	9,056,823	5,177,602	4,785,328
Intangible assets	126,223,109	116,052,992	128,788,961	371,065,062
Total Consideration	$116,774,012	$125,109,815	$133,966,563	$375,850,390
Q3 Acquisitions
	Mad River Remedies	Agronomed Biologics	Agri Kind, LLC.	Total
Cash and Cash Equivalents	$755,337	$2,300,014	$1,900,582	$4,955,933
Accounts Receivable, Net	261,719	—	560,302	822,021
Notes Receivable	—	—	—	—
Inventory	396,140	623,246	2,172,667	3,192,053
Biological Assets	—	—	2,015,769	2,015,769
Prepaid and Other Current Assets	84,679	322,541	269,234	676,454
Property, Plant and Equipment	589,157	5,843,995	5,280,110	11,713,262
Right-of-Use Asset, Net	124,715	2,715,191	—	2,839,906
Deposits and Other Non-Current
Assets	—	39,843	—	39,843
Accounts Payable and Accrued
Liabilities	(477,882)	(1,126,474)	(799,080)	(2,403,436)
Other Liabilities	—	(2,787,500)	(1,730,787)	(4,518,287)
Deferred Tax Liability	—	(29,875,247)	(41,579,927)	(71,455,174)
Total Lease Liability	(124,715)	(2,715,191)	—	(2,839,906)
Total identifiable net assets (liabilities)	1,609,150	(24,659,582)	(31,911,130)	(54,961,562)
Intangible assets	19,218,573	126,626,478	176,775,226	322,620,277
Total Consideration	$20,827,723	$101,966,896	$144,864,096	$267,658,715
ChiVegas
In July 2020, Verano Holdings LLC acquired the remaining 50% ownership interest in a Las Vegas real estate entity, which provided Verano Holdings LLC with a controlling interest. The initial 50% interest was purchased in 2017. The transaction was accounted for as a business acquisition in accordance with IFRS 3, Business Combinations. The purchase price was allocated to building and land in the amount of $1,160,000. Upon the

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
July closing, consideration included cash of $230,000 and a note payable of $350,000 (Note 10). A gain on the previously held equity interest was recognized for $458,039. The note was repaid in full in May 2021.
MME Evanston Retail, LLC
In July 2020, Verano Holdings LLC entered into a membership interest purchase agreement to acquire 100% of the ownership interests of a dispensary located in Illinois. The total purchase price was $20,000,000 plus a $66,686 purchase price adjustment. Verano Holdings LLC paid $10,000,000 in July 2020, $8,000,000 in November 2020 and $1,066,686 in March 2021. The remaining $1,000,000 of purchase price will be paid pursuant to the membership interest purchase agreement. Verano Holdings LLC, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of July 2020. As of September 30, 2021, the present value of unpaid deferred consideration of $1,000,000 is included in the acquisition price payable balance in the consolidated statement of financial position.
Elevele, LLC
In December 2020, Verano Holdings LLC entered into a membership interest purchase agreement to acquire 100% of the ownership interests of a dispensary located in Illinois. The total purchase price was $22,347,011 plus a $415,065 purchase price adjustment. Verano Holdings LLC paid $5,347,011 in December 2020 and $5,415,065 in March 2021. The remaining purchase price will be paid pursuant to the membership interest purchase agreement. Verano Holdings LLC, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of December 2020. As of September 30, 2021, the present value of unpaid deferred consideration of $9,920,370 is included in the acquisition price payable balance in the consolidated statement of financial position.
FGM Processing, LLC
In December 2020, a Company affiliate entered into a membership purchase agreement with a licensee in Maryland which would allow Verano LLC to process medical marijuana in Maryland. The Company analyzed the transactions and recorded the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of December 2020. The total purchase price was $6,900,000, plus a $186,356 purchase price adjustment. $1,050,000 was paid in December 2020 and an aggregate of $3,950,000 was paid in January and February 2021 with an additional $2,086,356 paid in the third quarter. As of September 30, 2021, the total consideration had been paid in full.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
The following table summarizes the provisional accounting estimates of the acquisitions that occurred during the year ended December 31, 2020:
	Evanston	Elevele	FGM	Total
Cash	$451,223	$993,012	$42,217	$1,486,452
Accounts Receivable, Net	—	—	121,398	121,398
Inventories	552,633	431,041	66,739	1,050,413
Prepaid and other current assets	3,354	447,011	28,367	478,732
Property, plant and equipment	941,392	38,079	729,367	1,708,838
Deposits and other non-current assets	—	10,848	31,000	41,848
Right of use assets	112,012	43,791	—	155,803
Accounts payable and accrued liabilities	(940,702)	(1,108,987)	(92,358)	(2,142,047)
Deferred tax liability	(5,766,702)	(6,548,193)	—	(12,314,895)
Lease liabilities	(122,779)	(68,451)	—	(191,230)
Total identifiable net assets (liabilities)	(4,769,569)	(5,761,849)	926,730	(9,604,688)
Intangible assets	24,836,255	28,161,760	6,159,626	59,157,641
Total Consideration	$20,066,686	$22,399,911	$7,086,356	$49,552,953
Measurement period adjustments that the Company determined to be material will be applied retrospectively to the period of acquisition in the Company’s unaudited condensed interim consolidated financial statements, and depending on the nature of the adjustments, other periods subsequent to the period of acquisition could be affected. The primary areas of the purchase price allocation that are subject to change relate to the fair value of certain tangible assets, the value of intangible assets acquired, and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at the acquisition date during the measurement period.
(c)	Asset Acquisition
NSE Holdings, LLC
On February 24, 2021, a subsidiary of the Company entered into an agreement pursuant to which it acquired all the equity interests of a licensee that holds one dispensary permit in Pennsylvania, which gives the subsidiary of the Company the ability to open three dispensaries. The transaction closed on March 9, 2021. Pursuant to the agreement, the Company paid cash consideration of $7,350,000 upon closing and issued 666,587 Subordinate Voting Shares and 6,665 Proportionate Voting Shares equivalent to 666,586 Subordinate Voting Shares on an as-converted basis. The Company analyzed the transaction and accounted for the transaction as an asset acquisition. The Company capitalized licenses in the amount of $55,015,651. As of September 30, 2021, the present value of unpaid deferred consideration is $22,583,474 and is included in the acquisition price payable balance in the consolidated statement of financial position. The unpaid consideration relates to earnouts that are due in July 2022, 2023, and 2024 and is expected to be settled in share issuances.
Ohio Grow Therapies, LLC
On June 30, 2021, a subsidiary of the Company entered into a letter agreement to acknowledge final closing pursuant to an option purchase agreement entered into on January 14, 2019, which would allow the Company to operate one dispensary located in Newark, Ohio. The final closing had no impact on operations as the Company already exerted control over the dispensary through a consulting agreement entered into in 2019. The Company capitalized the license in the amount of $760,000 to the intangible license value included on the consolidated statement of financial position. As of September 30, 2021, the total consideration had been paid in full.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
GreenRx, LLC
On July 2, 2021, VHGRX Holdings, LLC, a Delaware limited liability company (“VHGRX”), and an indirect subsidiary of the Company, acquired 49% of the membership interests of Green RX, LLC, an Ohio limited liability company (“GreenRx”), which holds a certificate of operation to dispense medical marijuana in Ohio. The aggregate purchase price for such acquisition totaled approximately $11,125,225 and was payable in 310 Proportionate Voting Shares equivalent to 31,000 Subordinate Voting Shares on an as converted basis and $10,619,697 of cash payable in three installments. VHGRX previously acquired the original 51% of GreenRx’s membership interests, such that GreenRx became a wholly-owned subsidiary of VHGRX. As of September 30, 2021, the present value of unpaid deferred consideration of $2,779,698 is included in the acquisition price payable balance in the consolidated statement of financial position and is payable in January and July 2022.
Agronomed Holdings Inc.
On April 21, 2021, the Company entered into an agreement to acquire all of the issued and outstanding equity interests in Agronomed Holdings Inc. (“AHI”), the owner of a 62,000 sq. ft. cultivation and production facility of medical marijuana located in Chester, Pesnnsylvania operated by Agri-Kind, LLC (“Agri-Kind”). This transaction closed in conjunction with Agri-Kind on July 12, 2021. The Company recognized the transaction as an asset acquisition. The total consideration for AHI includes cash consideration of $10,000,000, subject to a purchase price adjustment. As of September 30, 2021, the present value of unpaid deferred consideration of $5,454,545 is included in the acquisition price payable balance in the consolidated statement of financial position and is payable in October 2021.
THC Real Estate
On May 14, 2021, Verano acquired The Healing Center (“THC”) that is comprised of three dispensaries in the greater Pittsburgh area. THC leases the dispensaries from three separate real estate entities. On September 3, 2021, the Company acquired the three real estate properties THC leases, collectively referred to as “THC Real Estate”. Verano funded the acquisition through a credit agreement with Chicago Atlantic Credit Company (“Chicago Atlantic”) of $12,650,000. Total consideration was paid directly to the sellers in the amount of $12,224,996. The Company received $19,637 in cash proceeds and incurred $405,367 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds upon closing. The Company amortizes debt issuance costs through interest expense over the life of the credit agreement. Refer to Note 10 for more information. As of September 30, 2021, the total consideration had been paid in full.
Local Dispensaries, LLC
On July 6, 2020, a Company affiliate entered into consulting, licensing, or other contractual arrangements with licensees in Pennsylvania which would allow the Company to operate medical and/or recreational marijuana dispensaries in Pennsylvania. The Company analyzed the transactions and recorded the transactions as asset acquisitions. The Company capitalized the licenses in the amount of $7,000,000 to the intangible license value, which are included in the intangible assets on the consolidated statement of financial position. The Company entered into a secured promissory note of $3,163,000 in July 2020 and all obligations under the note were fully repaid ahead of the scheduled pay-off date. No financial obligations remain outstanding under the transaction documents.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
9.	INTANGIBLE ASSETS AND GOODWILL
As of September 30, 2021, indefinite lived intangible assets and goodwill consisted of the following:
	Licenses	Tradenames	Goodwill	Technology	Total

Balance as of January 1, 2020	$19,802,449	$78,000	$5,064,248	$—	$24,944,697
Purchases	7,000,000	—	—	—	7,000,000
Additions from business combination	46,216,281	—	14,234,795	—	60,451,076
Disposals
	—	—	(2,987,861)	—	(2,987,861)
Amortization	—	—	—	—	—
Balance as of December 31, 2020	$73,018,730	$78,000	$16,311,182	$—	$89,407,912
	Licenses	Tradenames	Goodwill	Technology	Total
Balance as of January 1, 2021	$73,018,730	$78,000	$16,311,182	$—	$89,407,912
Purchases	66,900,876	—	—	115,000	67,015,876
Additions from business combination	1,079,720,165	57,823,508	312,820,283	11,861,175	1,462,225,131
Disposals	—	—	—	—	—
Amortization	—	—	—	(842,757)	(842,757)

Balance as of September 30, 2021	$1,219,639,771	$57,901,508	$329,131,465	$11,133,418	$1,617,806,162
10.	NOTES PAYABLE
	September 30, 2021	December 31, 2020
Credit Agreement dated July 2, 2020, for an initial commitment of $20,000,000 funded by various investors with Chicago Atlantic GIC Advisers, LLC as administrative and collateral agent, and an incremental loan not to exceed $10,000,000; interest at 15.25% per annum; and a maturity date of May 30, 2023. On May 10, 2021, the Company amended and restated the Credit Agreement by entering into an Amended and Restated Credit Agreement for a senior secured term loan of $130,000,000; interest at 9.75% per annum for the incremental $100,000,000; and a maturity date of May 30, 2023. The note is substantially collateralized by all the assets of the Company and is subject to certain restrictive covenants as defined in the agreement. Refer to (a) below.
	$130,000,000	$30,000,000

Promissory note with Procida for a principal amount of with interest only payments of 13% per annum due monthly and matures July 11, 2022. The note is secured by first-priority blanket liens on the property, assets, and ownership interests of Agri-Kind and Agronomed Holdings Inc. and a second-priority lien securing the seller’s convertible notes.	13,000,000	—

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
	September 30, 2021	December 31, 2020
Credit agreement dated September 3, 2021, with Chicago Atlantic Admin, LLC for an initial commitment of $12,650,000 and interest of 9.75% that matures September 2023. Refer to (b) below.	12,650,000	—

Promissory note dated July 31, 2017, in the principal amount of $2,900,000 issued to an accredited investor; monthly payments of $19,294 with a balloon payment of $2,493,308 due on August 1, 2027, including interest at 7% per annum.	2,765,619	2,790,274

Notes payable to investors, in the original principal amount of $3,670,000, simple annual interest of 10% per annum; matures in March 2022. The notes are an accumulation of seven notes to finance construction of cultivation facilities in Florida and Arizona. One note holder is a related party that is an AME Party and accounts for $150,000 of the outstanding principal amount.	2,220,000	—

Note payable to Fidelity National Title with interest of 10% per annum and matures in July 2022.	1,937,500	—

Promissory note to Jonestown Bank and Trust Company for the original principal of $1,687,500. Interest of 4% per annum is due for the first 72 months. The then-current applicable prime rate plus 1% per annum will be accrued on the remaining outstanding principal until the note matures in March 2042. This note is subject to certain restrictive covenants as defined in the agreement.	1,687,500	—

Note payable to Citadel Federal Credit Union for the original principal amount of 1,100,000 and interest of 4.15% per annum and matures in June 2024.	1,097,885	—

Equipment Loan with Constellation NewEnergy, Inc. that is paid in monthly installments with an implicit interest rate. The loan matures in May 2025.	1,072,958
Notes payable to Ford Motor Credit and Toyota Commercial Financing for auto loans with interest ranging from 6.5% to 10% per annum; maturing in November 2025 and secured by the assets.	812,908	—

Mortgage to Pioneer Title Agency with interest of 6% per annum and matures in March 2023.	514,772
Equipment Loan with Sweet Leaf Capital that is paid in monthly installments with an implicit interest rate. The loan matures in January 2022.	140,381

Convertible note dated November 25, 2019, in the principal amount of $5,000,000 issued to accredited investors; interest at 1.5% per month and a maturity date in August 2020 subject to an extension of six months or the completion of a transaction, if earlier. Principal and accrued interest were repaid in February 2021.	—	3,709,425

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
	September 30, 2021	December 31, 2020
Secured promissory notes dated February 13, 2019, in the principal amount of $3,412,500 issued to accredited investors; interest at 2.57% compounded annually; and a maturity date in February 2020. The note was amended in June 2020, extended for six months to August 2020 and is subject to four extension dates. The interest rate was also amended to 6% per annum from February to June 2020, 11% compounded annually until August 2020, 14% compounded annually until the second extension date of February 2021. The note was repaid in February 2021.	—	3,412,500

Promissory note secured by deed of trust dated May 15, 2020, in the principal amount of $1,473,922 issued to Eastern and Pebble, LLC; bears interest at 4% per annum and matures on September 15, 2021. The note was repaid in September 2021.	—	856,594

Promissory note dated July 2, 2020, in the original amount of $350,000 issued to BB Marketing, LLC; matures in June 2021; interest is due at 5% in the event of a default. The note was repaid in May 2021.	—	350,000
Less: unamortized debt issuance costs	5,114,189	824,883
Total Notes Payable	162,785,334	40,293,910
Less: Current Portion of Notes Payable	14,372,049	7,814,261

Notes Payable, Net of Current Portion and Unamortized Debt Issuance Cost	$148,413,285	$32,479,649
Stated maturities of debt obligations are as follows:
	Principal Payments	Unamortized Debt Issuance Costs	Total Notes Payable
Remainder of 2021	$618,879	$765,230	$(146,351)
2022	18,032,285	3,035,970	14,996,315
2023	143,403,499	1,312,989	142,090,510
2024	1,547,331	—	1,547,331
2025	254,512	—	254,512
2026 and Thereafter	4,043,017	—	4,043,017
Total	$167,899,523	$5,114,189	$162,785,334
(a)
On May 10, 2021, the Company and certain subsidiaries and affiliates (the “Credit Parties”) entered into an amended and restated credit agreement with the agents and the lenders named therein, which was amended by the parties on May 20, 2021, (as amended, the “Credit Agreement”), pursuant to which an additional $100,000,000 was funded to the Company resulting in a total of $130,000,000 in term loan commitments being funded and outstanding under the Credit Agreement. The senior secured term loan is subject to the following restrictive financial covenants, which are calculated on a consolidated basis:

■	Minimum liquidity, at any time, of 20% of the aggregate outstanding principal loan amount of $130 million (or $26 million);
■	Minimum consolidated EBITDA for any fiscal quarter of $20 million; and

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
■	Fixed charge coverage ratio of 1.5 to 1.0 measured at the end of each fiscal quarter
During September 2021, the Company was in negotiation with the agents and lenders to amend the Credit Agreement to receive additional funding. On September 28, 2021, the Company entered a waiver and extension letter to waive the minimum liquidity covenant beginning September 15, 2021, until the date on which the credit agreement is amended to increase the commitments.
On October 20, 2021, the Company and certain subsidiaries and affiliates entered into an amendment to the Credit Agreement with the agents and the lenders named therein (as further amended, the “Amended Credit Agreement”), pursuant to which an additional $120,000,000 was funded to the Company resulting in a total of $250,000,000 in term loan commitments being fully funded and outstanding under the Amended Credit Agreement. In addition, the Amended Credit Agreement provides for an option for an additional $100,000,000 in term loans to be funded in the future.
The Amended Credit Agreement provides for, among other things, (i) the term loans thereunder being secured by liens on assets of the Credit Parties, including specified real estate, (ii) the original $30,000,000 loan bearing interest at a rate of 15.25% per annum, the incremental $100,000,000 loan bearing interest at a rate of 9.75% per annum and the incremental $120,000,000 loan and the optional $100,000,000 additional loan bearing interest at a rate of 8.50% per annum; (iii) no principal amortization with the tranches having 18 month maturity dates; (iv) prepayment fees generally of 1% of any principal amount being prepaid; (v) restrictive covenants which apply to the operations of the Company and its subsidiaries, including limitations on the ability to incur additional debt, limitations on the granting of liens and the terms of permitted acquisitions; and (vi) financial covenants requiring the Company to maintain on a consolidated basis specified levels of liquidity, a minimum quarterly amount of earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio as defined below:
■	Minimum liquidity to average $20 million during any fiscal quarter or to be $25 million at the end of each fiscal quarter;
■	Minimum consolidated EBITDA for any fiscal quarter of $20 million; and
■	Fixed charge coverage ratio of 1.5 to 1.0 measured at the end of each fiscal quarter
In accordance with IFRS 9, Financial Instruments, the $100 million credit facility is accounted for as a new credit facility. The existing $30 million credit facility was extended from June 30, 2022, to May 30, 2023, and qualifies as a debt modification. The existing credit facility had $643,590 of unamortized debt issuance costs at the time of the debt modification and is now amortized through May 30, 2023. The company incurred $5,132,199 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds in May 2021. The Company amortizes debt issuance costs through interest expense over the life of the debt instrument.
(b)
On May 14, 2021, Verano acquired The Healing Center (“THC”) that is comprised of three dispensaries in the greater Pittsburgh area. THC leases the dispensaries from three separate real estate entities. On September 3, 2021, Verano closed on the acquisition of these three real estate properties, collectively referred to as “THC Real Estate”. Verano funded the acquisition through a credit agreement with Chicago Atlantic Credit Company (“Chicago Atlantic”) for $12,650,000. Total consideration was paid directly to the sellers in the amount of $12,224,996. The Company received $19,637 in cash proceeds and incurred $405,367 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds upon closing. Debt issuance costs were reflected as a reduction of the carrying value of the long-term debt on the Company's consolidated statements of financial position and is amortized to interest expense over the term of the note using the effective interest method.

VERANO HOLDINGS CORP.
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)
This note is subject to certain restrictive financial covenants requiring the Company to maintain on a consolidated basis a specified level of liquidity, a minimum quarterly amount of earnings before interest, taxes, depreciation and amortization, and a minimum fixed charge coverage ratio that is less restrictive than the Credit Agreement.
11.	DERIVATIVE LIABILITIES
Verano Holdings LLC had two convertible notes in 2020. A reconciliation of the beginning and ending balances of the derivative liabilities for the periods ended September 30, 2021, and December 31, 2020, were as follows:
Derivative Liability
Balance as of January 1, 2020	$6,778,510
Fair value of derivative liabilities on issuance date	—
Additional issuance	—
Gain on derivative liability	(6,778,510)
Balance as of December 31, 2020	$—
Balance as of January 1, 2021	$—
Additional issuance	—
Balance as of September 30, 2021	$—
In accordance with IFRS, a contract to issue a variable number of equity shares fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of operations at each period-end. The derivative liability will ultimately be converted into the Company’s equity when the convertible notes payable is converted or will be extinguished on the repayment of the convertible notes payable and will not result in the outlay of any additional cash by the Company.
Upon initial recognition in 2019, the Company recorded derivative liabilities of $6,778,510 in relation to the derivative liability portion of the convertible notes.
In 2020, the Company had no probability of debt conversion and recognized a gain on derivative liability of $6,778,510.
12.	SHARE CAPITAL
Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. The proceeds from the exercise of stock options or warrants together with amounts previously recorded in reserves over the vesting periods are recorded as share capital. Income tax relating to transaction costs of an equity transaction is accounted for in accordance with International Financial Reporting Standards (IAS) 12, Income Taxes.
(a)	Issued and Outstanding
As of September 30, 2021, the Company has 201,631,162 Subordinate Voting Shares and 1,135,682 Proportionate Voting Shares for a total of 315,199,352 Subordinate Voting Shares on a converted basis, issued and outstanding. The Company has the following classes of share capital, with each class having no par value:
(i)	Subordinate Voting Shares
The holders of the Subordinate Voting Shares are entitled to receive dividends and one vote per share at shareholder meetings of the Company. All Subordinate Voting Shares are ranked equally regarding the Company’s residual assets. The Company is authorized to issue an unlimited number of no-par value Subordinate Voting Shares.

12.
SHARE CAPITAL
(ii)	Proportionate Voting Shares
Each Proportionate Voting Share is entitled to one hundred votes per share at shareholder meetings of the Company and is exchangeable for one hundred Subordinate Voting Shares. The Company is authorized to issue an unlimited number of Proportionate Voting Shares.
During the nine months ending September 30, 2021, the shareholders of the Company converted both Proportionate Voting Shares and Subordinate Voting Shares for a net impact of conversion of 597,440 Proportionate Voting Shares into 59,744,035 Subordinate Voting Shares.
(b)	Stock-Based Compensation
In February 2021, the Company established the Verano Stock and Incentive Plan (the “Plan”). Equity incentives granted generally vest over eighteen to thirty-six months, and typically have a life of ten years.
Options
Option grants are determined by the Compensation Committee of the Board with the option price set at no less than 100% of the fair market value of a share on the date of grant.
On February 18, 2021, the Company granted non-qualified incentive Proportionate Voting Share stock options to employees, exercisable at CAD$3,060 on the grant date. The options vest over thirty months to purchase up to an aggregate of 516 Proportionate Voting Shares of the Company.
The Company issued additional non-qualified incentive Proportionate Voting Share stock options to employees, exercisable at CAD$2,400 during the nine-month period ended September 30, 2021. The options vest over thirty months to purchase up to an aggregate of 54 Proportionate Voting Shares of the Company.
The Company used the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. This options pricing model requires the application of estimates and assumptions. As the Company became publicly traded in 2021, sufficient historical trading information was not available to determine an expected volatility rate. The volatility rate was based on comparable companies within the same industry.
Restricted Stock Units (“RSUs”)
During the nine-month period ended September 30, 2021, the Company granted 35,578 Proportionate Voting Shares as restricted stock units to employees and directors, vesting over eighteen to thirty-six months. The Company recognized 10,343 restricted stock units vested and 271 shares as forfeitures during the nine months ended September 30, 2021.
The Company recorded expense of $523,436 for the nine months ended September 30, 2021, as share-based compensation related to the Plan.
(c)	Noncontrolling Interest
On March 8, 2021, the Company acquired individually insignificant non-controlling interests in Maryland Natural Treatment Solutions, LLC for an approximate aggregate purchase price of $10,000.
(d)	Warrants
On February 24, 2021, the Company entered into an agreement with Beacon Securities Limited (“Beacon”) and Canaccord Genuity Corp. on behalf of a syndicate of underwriters, pursuant to which the underwriters agreed to purchase, on a bought deal private placement basis, 3,510,000 warrants of the Corporation (the “Special Warrants”) at a price per Special Warrant of C$28.50 (the “Issue Price”) for aggregate gross proceeds to the Company of C$100,035,000 (the “Offering”). The Corporation granted such underwriters an option, exercisable by Beacon on behalf of the underwriters, in whole or in part at any time up to 48 hours prior to the closing date of the Offering, to purchase up to an additional 526,500 Special Warrants at the Issue Price for additional gross proceeds of up to C$15,005,250. Closing of the Offering occurred on March 11, 2021. The net proceeds of the

Offering will be used for acquisitions, working capital and general corporate purposes. Each Special Warrant entitles its holder to receive one Subordinate Voting Share. All Special Warrants were exercised on June 24, 2021.
The Company computes basic earnings per share by dividing net income available to its shareholders by the weighted-average number of shares of its stock outstanding, on an as converted basis. The Company weighs shares issued for the portion of the period that they were outstanding. The Company’s diluted earnings per share reflect the impacts of the Company’s potentially dilutive securities, which include the Company’s equity compensation awards.
13.	EARNINGS PER SHARE
	Nine Months Ended September 30, 2021	Three Months Ended September 30, 2021
Numerator
Net Income	$178,630,125	$103,715,379
Denominator
Basic
Pre-RTO weighted-average shares outstanding	158,203,932	—
Post-RTO weighted-average shares outstanding	303,832,637	313,674,044
Weighted-average shares outstanding – basic	281,961,659	313,674,044
Diluted
Pre-RTO weighted-average shares outstanding	202,272,124	—
Post-RTO weighted-average shares outstanding	308,709,288	316,926,366
Weighted-average shares outstanding – diluted	292,724,219	316,926,366
Basic earnings per share	$0.63	$0.33
Diluted earnings per share	$0.61	$0.33
The Company does not disclose prior period earnings per share as the information is not relevant to the users of the financial statements.
14.	REVENUE RECOGNITION
Revenue is recognized by the Company in accordance with IFRS 15, Revenue from Contracts with Customers. Through application of the standard, the Company recognizes revenue at a distinct point in time upon the transfer of promised goods to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for such goods.
In order to recognize revenue under IFRS 15, the Company applies the following five (5) steps:
■	Identify a customer along with a corresponding contract;
■	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;
■	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;
■	Allocate the transaction price to the performance obligation(s) in the contract;
■	Recognize revenue when or as the Company satisfies the performance obligation(s).
Under IFRS 15, revenues from the sale of cannabis are generally recognized at a point in time when control over the goods have been transferred to the customer. Payment is due upon transferring the goods to the customer. The

Company’s wholesale customers are dispensaries, both third party dispensaries and those owned or controlled by the Company. The Company’s retail customers are individuals purchasing goods for medical or recreational purposes.
Certain wholesale customers may have payment terms within a specified time-period permitted under the Company’s credit policy, typically within 30 days of transfer. The Company generally requires previous payment from a customer prior to entering into another contract with such customer.
Revenue is recognized upon the satisfaction of the performance obligation. The Company satisfies its performance obligation and transfers control upon delivery and acceptance by the customer. Revenue is presented net of discounts and sales tax and other related taxes.
The Company has customer loyalty programs in which retail customers accumulate points for each dollar spent. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated redemption probability of point obligation incurred, which is calculated based on a standalone selling price.
15.	LOYALTY OBLIGATIONS
The Company has customer loyalty programs where retail customers accumulate points for each dollar of spending. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated probability of point obligation incurred, which is calculated based on a standalone selling price that ranges between $0.05 and $0.08 per loyalty point.
Upon redemption, the loyalty program obligation is relieved and the offset is recorded as revenue. As of September 30, 2021, there were 110,262,627 points outstanding, with an approximate value of $5,375,303 which is included in accrued liabilities. As of December 31, 2020, there were 42,273,800 points outstanding, with an approximate value of $2,060,848. The Company estimates that 25% of points will not be redeemed (breakage) and expects the remaining outstanding loyalty points will be redeemed within one year.
16.	INCOME TAXES
The September 30, 2021, provision for income taxes has been calculated using an effective average annual tax rate. The effective annual tax rate as of September 30, 2021, is 40.8 percent compared to a September 30, 2020, year-to-date actual effective tax rate of 26.3 percent and a full year 2020 effective tax rate of 38.2 percent. The increase the 2021 effective annual tax rate over the 2020 actual full year tax rate is primarily driven by expected increases to the negative impacts of IRC Section 280E nondeductible expenses.
17.	COMMITMENTS AND CONTINGENCIES
(a)	Leases
The Company leases certain business facilities from third parties under operating lease agreements that contain minimum rental provision that expire through 2040. Some of these leases also contain renewal provision and provide for rent abatement and escalating payments. In accordance with IFRS 16, commitments will be recognized as a right-of-use asset representing the right to use the underlying asset and a lease liability representing the obligation to make lease payments.

Future minimum lease payments under non-cancelable operating leases having an initial or remaining term of more than one year are as follows:
Year Ending December 31,	Scheduled payments
Remainder of 2021	$2,598,053
2022	10,451,653
2023	9,516,199
2024	8,818,077
2025	8,086,065
2026 and thereafter	34,238,460
Total undiscounted lease liabilities	73,708,507
Impact of Discount	(20,774,449)
Lease liability as of September 30, 2021	52,934,058
Less current portion of lease liabilities	(6,511,441)
Long-term portion of lease liabilities	$46,422,617
As of September 30, 2021, the Company recorded depreciation on the right-of-use assets of $4,493,643, of which $514,025 was included in cost of goods sold. The Company recorded interest expense of $2,325,504, of which $100,689 was included in cost of goods sold.
As of December 31, 2020, the Company recorded depreciation on the right-of-use assets of $1,841,035, of which $694,871 was included in cost of goods sold and the Company recorded interest expense of $834,024, of which $240,934 was included in cost of goods sold.
(b)	Claims and Litigation
The Company's operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation at September 30, 2021, medical cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
The Company may be involved in litigation relating to claims arising out of operations in the normal course of business. These matters include employment and other claims against entities that were subsequently acquired by the Company and for which indemnification and other reimbursement rights may be available to the Company. At September 30, 2021 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations, except as disclosed in these unaudited condensed interim consolidated financial statements. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
i.
On January 22, 2021, Verano received a letter from a shareholder, who was formerly a member in Verano Holdings, LLC, demanding that Verano produce documents and information related to Verano Holdings, LLC’s debt and equity financing activities in 2018 and 2019. In response to Verano’s production of such information, the shareholder has alleged that the warrants provided in connection with the Rockview loan and the loan from Mr. Archos described in Section 3.1 – General Development of Verano’s Business were not properly priced or valued. Verano agreed to participate in mediation with this shareholder regarding the claims, which took place on April 13, 2021. The parties were unable to reach a settlement at such time. No reserves for the claim has been recorded as of September 30, 2021.

18.	RELATED PARTY TRANSACTIONS
(a)	Due from Related Parties
As of September 30, 2021, and December 31, 2020, amounts due from related parties were comprised of balances due from investors of $0 and $108,254, respectively. These amounts are due on demand and did not have formal contractual agreements governing payment terms or interest. Other related party transactions are described through these unaudited condensed interim consolidated financial statements.
(b)	Due to Related Parties
As of September 30, 2021, and December 31, 2020, amounts due to related parties were comprised of advances to investors payable totaling $0 and $44,664, respectively. Advances did not have formal contractual agreements governing payment terms or interest.
19.	DISCONTINUED OPERATIONS
There were no discontinued operations during the third quarter of 2021, however during the third quarter of 2020, the Company closed it Oklahoma operation, which was comprised of three dispensaries and a processing facility. The Oklahoma acquisition occurred in 2019.
Discontinued operations are presented separate from continuing operations in the unaudited interim condensed consolidated statement of operations and the unaudited interim condensed consolidated statement of cash flows and represented a loss of $5,063,202. There were no proceeds received in connection with the discontinuation of the Oklahoma operation.
The following table represents the financial results associated with discontinued operation as reflected in the Company’s unaudited interim condensed consolidated statements of operations:
	For the three months ended September 30, 2020	For the nine months ended September 30, 2020
Revenues, net of discounts	$—	$1,861,758
Cost of goods sold	—	(1,367,699)
Gross profit	—	494,059

Expenses
General and administrative	51,955	1,054,339
Sales and marketing	2,413	57,043
Depreciation and amortization	14,028	98,195
Total expenses	68,396	1,209,577
Operating loss before taxes and non-controlling interest	(68,396)	(715,518)
Income taxes	—	—
Loss from continuing operations before non-controlling interest	(68,396)	(715,518)
Lees amount attributable to non-controlling interest	51,297	536,639
Net loss from discontinued operations, net of tax	(4,884,323)	(4,884,323)
Net loss attributed to Verano Holdings Corp.	$(4,901,422)	$(5,063,202)
20.	DECONSOLIDATION
In July 2020, the Company entered into an agreement to unwind its interest in Zen Leaf Retail PR, Inc. Accordingly, the Company does not exercise any control over this entity. As a result, the assets and liabilities of both entities have been derecognized from the consolidated statements of financial position, with a loss of $189,324 being recognized in the consolidated statements of operations.

21.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT
Financial Instruments
The Company’s financial instruments consist of biological assets, notes receivable, notes payable, and a derivative liability. The carrying values of these financial instruments approximate their fair values at September 30, 2021.
Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:
Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 –	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 –	Inputs for the asset or liability that are not based on observable market data.
There have been no transfers between fair value levels during the nine months ended September 30, 2021 and year ended December 31, 2020.
Financial Risk Management
The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board mitigates these risks by assessing, monitoring and approving the Company’s risk management processes:
(a)	Credit Risk
Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at September 30, 2021 and December 31, 2020 is the carrying amount of cash. The Company does not have significant credit risk with respect to its customers. All cash is placed with major U.S. financial institutions.
The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit rise but has limited risk as the majority of its sales are transacted with cash.
(b)	Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.
(c)	Market Risk
(i)	Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s financial debts have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.
(ii)	Price Risk
Price risk is the risk of variability in fair value due to movements in equity or market prices. See Note 5 for the Company’s assessment of certain changes in the fair value assumption used in the calculation of biological asset values.
(d)	Banking Risk
Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit, funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company and leaves their cash holdings vulnerable.
(e)	Asset Forfeiture Risk
Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which either are used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property was never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.
(f)	Regulatory Risk
Regulatory risk pertains to the risk that the Company’s business objectives are contingent, in part, upon the compliance of regulatory requirements. Due to the nature of the industry, the company recognizes that regulatory requirements are more stringent and punitive in nature. Any delays in obtaining, or failure to obtain regulatory approvals can significantly delay operational and product development and can have a material adverse effect on the Company’s business, results of operation, and financial condition.
The Company is cognizant of the advent of regulatory changes occurring in the cannabis industry on the city, state, and national levels. Although regulatory outlook on the cannabis industry has been moving in a positive trend, the Company is aware of the effect of unforeseen regulatory changes can have on the goals and operations of the business as a whole.
(g)	Tax Risk
Tax risk is the risk of changes in the tax environment that would have a material adverse effect on the Company’s business, results of operations, and financial condition. Currently, state licensed marijuana businesses are assessed a comparatively high effective federal tax rate due to section 280E which bars businesses from deducting all expenses except their cost of sales when calculating federal tax liability. Any increase in tax levies resulting from additional tax measures may have a further adverse effect on the operations of the Company, while any decrease in such tax levies will be beneficial to future operations.
22.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through November 16, 2021, which is the date on which the financial statements were available to be issued.
(a)	Acquisitions
WSCC, Inc.
On July 26, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in WSCC, Inc., a Nevada corporation d/b/a Sierra Well (“Sierra Well”). The total consideration is US$29,000,000, which is payable in a combination of cash and Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.
Willow Brook Wellness, LLC
On September 13, 2021, the Company announced it had entered into a definitive agreement to acquire all issued and outstanding equity interests in Willow Brook Wellness, LLC, a Connecticut limited liability company, which operates a dispensary in Connecticut. The total consideration was US$22,000,000, which was payable in a combination of cash, including via a promissory note, and Subordinate Voting Shares. The transaction closed October 25, 2021.

Caring Nature, LLC
On November 10, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in Caring Nature LLC, a Connecticut limited liability company, which operates a dispensary in Connecticut. The total consideration is US$24,000,000, which is payable in a combination of cash and Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.
Connecticut Pharmaceutical Solutions, Inc.
On November 10, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in Connecticut Pharmaceutical Solutions, Inc., a Delaware corporation, which holds a medical marijuana producer license in Connecticut. The total consideration is US$131,750,000 plus potential earnouts, which is payable in Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.
(b)	Dispositions
ILDISP, LLC
On October 13, 2021, the Issuer and a subsidiary entered into an agreement pursuant to which such subsidiary agreed to sell its 50% ownership interest in ILDISP, LLC in exchange for a combination of cash and stock. Closing of the sale is subject to customary conditions, contingencies and approvals, including regulatory approval.
(c)	Financing
On October 20, 2021, Verano Holdings entered into an amendment to its existing credit agreement for additional funding of US$120,000,000 with an 18-month maturity. The amendment brings the total outstanding senior secured term loans under the credit facility to US$250,000,000. The incremental credit provides non-dilutive funding of $120,000,000 at an annual interest rate of 8.50%, with an option for an additional US$100,000,000 term loan at the same non-dilutive rate.

Appendix D
CONSOLIDATED FINANCIAL STATEMENTS OF
PUBLIC COMPANY H (PARENT COMPANY OF SUBSIDIARY OF PUBLIC COMPANY H)
The historical consolidated financial statements listed below present the results of operations of Public Company H, the parent company of Subsidiary of Public Company H, during periods prior to the closing of our loan commitments to the Subsidiary of Public Company H. We have obtained this financial data from the Subsidiary of Public Company H and its parent company. We believe this data is reliable, but we have not independently verified the accuracy of this information.

Audited Consolidated Financial Statements
of Public Company H (Parent Company of Subsidiary of Public Company H)
and Independent Auditor's Report
As of and for the years ended December 31, 2020 and 2019

Acreage Holdings, Inc.
Unaudited Condensed Interim Consolidated Financial Statements
of Public Company H (Parent Company of Subsidiary of Public Company H)

For the Quarter Ended September 30, 2021
Acreage Holdings, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Acreage Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Acreage Holdings, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases, effective January 1, 2019, due to the adoption of the guidance in Accounting Standards Codification Topic 842, Leases.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.
New York, NY
March 25, 2021

ACREAGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$32,542	$26,505
Restricted cash	22,097	95
Inventory	23,715	18,083
Notes receivable, current	2,032	2,146
Assets held-for-sale	62,971	—
Other current assets	4,663	8,506
Total current assets	148,020	55,335
Long-term investments	34,126	4,499
Notes receivable, non-current	97,901	79,479
Capital assets, net	89,136	106,047
Operating lease right-of-use assets	17,247	51,950
Intangible assets, net	138,983	285,972
Goodwill	31,922	105,757
Other non-current assets	4,718	2,638
Total non-current assets	414,033	636,342
TOTAL ASSETS	$562,053	$691,677
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$18,913	$32,459
Taxes payable	14,780	4,740
Interest payable	3,504	291
Operating lease liability, current	1,492	2,759
Debt, current	27,139	15,300
Non-refundable deposits on sale	750	—
Liabilities related to assets held for sale	18,154	—
Other current liabilities	13,010	1,604
Total current liabilities	97,742	57,153
Debt, non-current	153,318	28,186
Operating lease liability, non-current	16,609	47,522
Deferred tax liability	34,673	63,997
Other liabilities	2	25
Total non-current liabilities	204,602	139,730
TOTAL LIABILITIES	302,344	196,883
Commitments and contingencies
Common stock, no par value - unlimited authorized, 101,250 and 90,646 issued and outstanding, respectively	—	—
Additional paid-in capital	737,290	615,678
Treasury stock, 842 common stock held in treasury	(21,054)	(21,054)
Accumulated deficit	(475,205)	(188,617)
Total Acreage Shareholders' equity	241,031	406,007
Non-controlling interests	18,678	88,787
TOTAL EQUITY	259,709	494,794

TOTAL LIABILITIES AND EQUITY	$562,053	$691,677
(See accompanying notes to Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019	2018
Retail revenue, net	$86,380	$54,401	$17,475
Wholesale revenue, net	27,971	18,539	2,969
Other revenue, net	194	1,169	680
Total revenues, net	114,545	74,109	21,124
Cost of goods sold, retail	(51,018)	(33,844)	(10,038)
Cost of goods sold, wholesale	(14,369)	(9,821)	(1,666)
Total cost of goods sold	(65,387)	(43,665)	(11,704)
Gross profit	49,158	30,444	9,420

OPERATING EXPENSES
General and administrative	50,469	56,224	18,647
Compensation expense	41,704	42,061	15,356
Equity-based compensation expense	92,064	97,538	11,230
Marketing	1,820	5,009	1,571
Loss on impairments	188,023	13,463	—
Loss on notes receivable	8,161	—	—
Write down of assets held-for-sale	11,003	—	—
Loss on legal settlements	14,555	—	—
Depreciation and amortization	6,170	7,593	3,749
Total operating expenses	413,969	221,888	50,553

Net operating loss	$(364,811)	$(191,444)	$(41,133)

Income (loss) from investments, net	98	(480)	21,777
Interest income from loans receivable	6,695	3,978	1,178
Interest expense	(15,853)	(1,194)	(4,617)
Other loss, net	(3,487)	(1,033)	(7,930)
Total other (loss) income	(12,547)	1,271	10,408

Loss before income taxes	$(377,358)	$(190,173)	$(30,725)

Income tax benefit (expense)	17,240	(4,989)	(1,536)

Net loss	$(360,118)	$(195,162)	$(32,261)

Less: net loss attributable to non-controlling interests	(73,530)	(44,894)	(4,778)

Net loss attributable to Acreage Holdings, Inc.	$(286,588)	$(150,268)	$(27,483)

Net loss per share attributable to Acreage Holdings, Inc. - basic and diluted:	$(2.87)	$(1.74)	$(0.41)

Weighted average shares outstanding - basic and diluted	99,980	86,185	66,699
(See accompanying notes to Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
			Attributable to shareholders of the parent
(in thousands)	LLC Membership Units	Pubco Shares (as converted)	Share Capital	Treasury Stock	Accumulated Deficit	Shareholders’ Equity	Non- controlling Interests	Total Equity
December 31, 2017	$49,375	$—	$29,454	$—	$(10,861)	$18,593	$10,030	$28,623
Issuance of Class D units	17,018	—	105,514	—	—	105,514	—	105,514
Issuance of Class E units, net	19,352	—	116,124	—	—	116,124	—	116,124
Interest expense settled with PIK units	330	66	1,912	—	—	1,912	—	1,912
Conversion of notes to equity	6,473	—	30,759	—	—	30,759	—	30,759
Issuance of warrants	—	—	3,285	—	—	3,285	—	3,285
Issuance of Pubco shares in redemption of membership units	(66,820)	65,978	280	(21,054)	—	(20,774)	—	(20,774)
RTO-related issuances, net	—	12,626	298,004	—	—	298,004	—	298,004
Formation of NCI at RTO and adjustments for changes in ownership	(27,340)	—	(133,943)	—	—	(133,943)	133,943	—
Establishment of deferred tax liability due to RTO	—	—	(30,175)	—	—	(30,175)	—	(30,175)
Capital contributions, net	—	—	—	—	—	—	2,767	2,767
Increase in non-controlling interests from business acquisitions	—	—	—	—	—	—	7,241	7,241
Purchase of non-controlling interests	—	—	(21,798)	—	—	(21,798)	(12,305)	(34,103)
Other equity transactions	—	398	4,426	—	(5)	4,421	(5,976)	(1,555)
Equity-based compensation expense and related issuances	1,612	96	10,915	—	—	10,915	—	10,915
Net loss	—	—	—	—	(27,483)	(27,483)	(4,778)	(32,261)
December 31, 2018	$—	$79,164	$414,757	$(21,054)	$(38,349)	$355,354	$130,922	$486,276
Issuances for business acquisitions/purchases of intangible assets	—	5,364	104,748	—	—	104,748	4,356	109,104
NCI adjustments for changes in ownership	—	2,784	(2,766)	—	—	(2,766)	2,766	—
Capital distributions, net	—	—	—	—	—	—	(4,363)	(4,363)
Other equity transactions	—	589	11,707	—	—	11,707	—	11,707
Equity-based compensation expense and related issuances	—	2,745	87,232	—	—	87,232	—	87,232
Net loss	—	—	—	—	(150,268)	(150,268)	(44,894)	(195,162)
December 31, 2019	$—	$90,646	$615,678	$(21,054)	$(188,617)	$406,007	$88,787	$494,794
Issuances for private placement	—	6,085	27,887	—	—	27,887	—	27,887
Beneficial conversion feature on convertible note (See Note 10)	—	—	523	—	—	523	—	523
Issuances on conversion of debenture	—	327	550	—	—	550	—	550
Issuance of warrants	—	—	3,229	—	—	3,229	—	3,229
NCI adjustments for changes in ownership	3,861	583	(3,395)	—	—	(3,395)	3,395	—
Capital contributions, net	—	—	—	—	—	—	26	26
Other equity transactions	—	276	754	—	—	754	—	754
Equity-based compensation expense and related issuances	—	3,333	92,064	—	—	92,064	—	92,064
Net loss	—	—	—	—	(286,588)	(286,588)	(73,530)	(360,118)
December 31, 2020	$3,861	$101,250	$737,290	$(21,054)	$(475,205)	$241,031	$18,678	$259,709
(See accompanying notes to Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
(in thousands)	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(360,118)	$(195,162)	$(32,261)
Adjustments for:
Depreciation and amortization	6,170	7,593	3,749
Equity-settled expenses, including compensation	92,818	102,898	19,360
Gain on business divestiture	(217)	—	—
Gain on sale of investment	—	—	(1,500)
Loss on disposal of capital assets	2,461	363	—
Loss on impairment	188,023	13,463	—
Loss on notes receivable	8,161	—	—
Bad debt expense	195	—	—
Non-cash interest expense	7,023	67	2,838
Non-cash operating lease expense	122	1,684	—
Deferred tax (income) expense	(32,405)	(3,844)	(56)
Non-cash loss from investments, net	949	1,272	(19,340)
Other non-cash (income) expense, net	—	(2,394)	469
Write-down of assets held-for-sale	11,003	—	—
Change, net of acquisitions in:
Inventory	(2,531)	(6,941)	(3,641)
Other assets	4,011	(5,053)	(3,075)
Interest receivable	(2,284)	(4,002)	(1,208)
Accounts payable and accrued liabilities	(11,572)	17,217	95
Taxes payable	10,233	3,778	(152)
Interest payable	3,213	(250)	398
Other liabilities	7,067	(1,568)	(1,212)
Net cash used in operating activities	$(67,678)	$(70,879)	$(35,536)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of capital assets	$(15,477)	$(47,085)	$(22,351)
Investments in notes receivable	(14,809)	(39,145)	(15,483)
Collection of notes receivable	254	3,164	4,519
Cash paid for long-term investments	(35,067)	(4,158)	(2,201)
Proceeds from business divestiture	997	—	—
Proceeds from sale of investment	—	—	9,634
Proceeds from sale of capital assets	4,756	172	—
Business acquisitions, net of cash acquired	(9,983)	(21,205)	(32,147)
Purchases of intangible assets	—	(58,488)	(6,445)
Deferred acquisition costs and deposits	—	2,076	(22,675)
Distributions from investments	27	232	141
Proceeds from (purchase of) short-term investments	—	149,828	(148,684)
Net cash used in investing activities	$(69,302)	$(14,609)	$(235,692)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party debt	$7,100	$15,000	$—
Repayment of related party loan	(22,100)	—	—
Proceeds from financing (refer to Note 14 for related party financing)	160,587	19,052	—
Deferred financing costs paid	(7,864)	—	—
Proceeds from issuance of private placement units and warrants, net	31,117	—	—
Collateral received from financing agreement	22,000	—	—
Proceeds from issuance of membership units, net	—	—	116,890
(See accompanying notes to Consolidated Financial Statements)

	Year Ended December 31,
(in thousands)	2020	2019	2018
Proceeds from issuance of subscription receipts, net	—	—	298,644
Settlement of taxes withheld	—	(10,306)	(21,054)
Purchase of non-controlling interest	—	—	(19,643)
Repayment of debt	(25,821)	(12,333)	(17,838)
Capital contributions (distributions) - non-controlling interests, net	—	(4,363)	2,767
Net cash provided by financing activities	$165,019	$7,050	$359,766
Net increase (decrease) in cash, cash equivalents and restricted cash	$28,039	$(78,438)	$88,538
Cash, cash equivalents and restricted cash - Beginning of period	26,600	105,038	16,500
Cash, cash equivalents and restricted cash - End of period	$54,639	$26,600	$105,038
	Year Ended December 31,
(in thousands)	2020	2019	2018
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid - non-lease	$5,617	$685	$1,381
Income taxes paid	3,027	4,555	1,744
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital assets not yet paid for	$2,479	$8,188	$393
Exchange of intangible assets to notes receivable (Note 4)	18,800	—	—
Holdback of Maine HSCP notes receivable (Note 6)	917	—	—
Promissory note conversion (Note 6)	10,087	—	—
Deferred tax liability related to business acquisition (Note 3)	3,077	—	—
Beneficial conversion feature (Note 10)	523	—	—
Convertible note conversion	550	—	—
Unpaid debt issuance costs	3,000	—	—
Exchange of investments for land and building (Note 5)	4,464	—	—
Issuance of Class D units for land	—	—	2,600
Issuance of SVS for operating lease	—	3,353	—
(See accompanying notes to Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)
1.	NATURE OF OPERATIONS
Acreage Holdings, Inc. (the “Company”, “Pubco” or “Acreage”) was originally incorporated under the Business Corporations Act (Ontario) on July 12, 1989 as Applied Inventions Management Inc. On August 29, 2014, the Company changed its name to Applied Inventions Management Corp. The Company continued into British Columbia and changed its name to “Acreage Holdings, Inc.” on November 9, 2018. The Company’s Class E subordinate voting shares (“Fixed Shares”) and Class D subordinate voting shares (“Floating Shares”) are listed on the Canadian Securities Exchange under the symbols “ACRG.A.U” and “ACRG.B.U”, respectively, quoted on the OTCQX under the symbols “ACRHF” and “ACRDF”, respectively, and traded on the Frankfurt Stock Exchange under the symbols “0VZ1” and “0VZ2”, respectively. The Company indirectly owns, operates and has contractual relationships with cannabis cultivation facilities, dispensaries and other cannabis-related companies in the United States (“U.S.”).
High Street Capital Partners, LLC, a Delaware limited liability company doing business as “Acreage Holdings” (“HSCP”), was formed on April 29, 2014. The Company became the indirect parent of HSCP on November 14, 2018 in connection with the reverse takeover (“RTO”) transaction described below.
The Company’s principal place of business is located at 450 Lexington Avenue, #3308, New York, New York in the U.S. The Company’s registered and records office address is Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia in Canada.
The RTO transaction
On September 21, 2018, the Company, HSCP, HSCP Merger Corp. (a wholly-owned subsidiary of the Company), Acreage Finco B.C. Ltd. (a special purpose corporation) (“Finco”), Acreage Holdings America, Inc. (“USCo”) and Acreage Holdings WC, Inc. (“USCo2”) entered into a business combination agreement (the “Business Combination Agreement”) whereby the parties thereto agreed to combine their respective businesses, which would result in the RTO of Pubco by the security holders of HSCP, which was deemed to be the accounting acquiror. On November 14, 2018, the parties to the Business Combination Agreement completed the RTO.
Canopy Growth Corporation transaction
On June 27, 2019, the Company and Canopy Growth Corporation (“Canopy Growth” or “CGC”) implemented the Prior Plan of Arrangement (as defined in Note 13) contemplated by the Original Arrangement Agreement (as defined in Note 13). Pursuant to the Prior Plan of Arrangement, Canopy Growth was granted an option to acquire all of the issued and outstanding shares of the Company in exchange for the payment of 0.5818 of a common share in the capital of Canopy Growth for each Class A subordinate voting share (each, a “SVS”) held (with the Class B proportionate voting shares (the “PVS”) and Class C multiple voting shares (the “MVS”) being automatically converted to SVS immediately prior to consummation of the Acquisition (as defined in Note 13), which original exchange ratio was subject to adjustment in accordance with the Original Arrangement Agreement. Canopy Growth was required to exercise the option upon a change in federal laws in the United States to permit the general cultivation, distribution and possession of marijuana (as defined in the relevant legislation) or to remove the regulation of such activities from the federal laws of the United States (the “Triggering Event”) and, subject to the satisfaction or waiver of certain closing conditions set out in the Original Arrangement Agreement, Canopy Growth was required to acquire all of the issued and outstanding SVS (following the mandatory conversion of the PVS and MVS into SVS).
On June 24, 2020, Canopy Growth and the Company entered into an agreement to, among other things, amend the terms of the Original Arrangement Agreement and the terms of the Prior Plan of Arrangement (the “Amended Arrangement”). On September 16, 2020, the Company’s shareholders voted in favor of a special resolution authorizing and approving the terms of, among other things, the Amended Arrangement. Subsequently, on September 18, 2020, the Company obtained a final order from the Supreme Court of British Columbia approving the Amended Arrangement, and on September 23, 2020 the Company and Canopy Growth entered into the Amending Agreement (as defined in Note 13) and implemented the Amended Arrangement. Pursuant to the Amended Arrangement, the Company’s articles were

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

amended to create the Fixed Shares, the Floating Shares and the Class F multiple voting shares (the “Fixed Multiple Shares”), and each outstanding SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share, each outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and each outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. Refer to Note 13 for further discussion.
Pursuant to the implementation of the Amended Agreement, on September 23, 2020, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 to Universal Hemp, LLC, an affiliate of the Company. The debenture bears interest at a rate of 6.1% per annum. Refer to Note 10 for further discussion.
COVID-19
In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, China. Since then, it has spread to other countries and infections have been reported around the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic.
In response to the outbreak, governmental authorities in the United States, Canada and internationally have introduced various recommendations and measures to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing. The COVID-19 outbreak and the response of governmental authorities to try to limit it are having a significant impact on the private sector and individuals, including unprecedented business, employment and economic disruptions. Management has been closely monitoring the impact of COVID-19, with a focus in the health and safety of our employees, business continuity and supporting our communities. We have implemented various measures to reduce the spread of the virus, including implementing social distancing measures at our cultivation facilities, manufacturing facilities, and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and going concern
The accompanying consolidated financial statements have been prepared on a going concern basis which implies we will continue to meet our obligations for the next twelve months as of the date these financial statements are issued.
As reflected in the consolidated financial statements, the Company had an accumulated deficit as of December 31, 2020, as well as a net loss and negative cash flow from operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.
However, management believes that substantial doubt about the Company’s ability to meet its obligations for the next twelve months from the date these financial statements were issued has been alleviated due to, but not limited to, (i) access to future capital commitments, (ii) continued sales growth from our consolidated operations, (iii) latitude as to the timing and amount of certain operating expenses as well as capital expenditures, (iv) restructuring plans that have already been put in place to improve the Company’s profitability, (v) the Standby Equity Distribution Agreement (refer to Note 13 and 17 for further discussion) and (vi) the anticipated Non-Core Divestitures (refer to Note 3 for further discussion).
If the Company is unable to raise additional capital whenever necessary, it may be forced to decelerate or curtail its footprint buildout or other operational activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow it to slow its rate of spending and extend its use of cash until additional capital is raised. However, management cannot provide any assurances that we will be successful in accomplishing any of our

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

plans. Management also cannot provide any assurance as to unforeseen circumstances that could occur at any time within the next twelve months or thereafter which could increase our need to raise additional capital on an immediate basis.
Use of estimates
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the dates presented and the reported amounts of revenues and expenses during the periods presented. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the fair value of assets acquired and liabilities assumed in business combinations, assumptions relating to equity-based compensation expense, estimated useful lives for property, plant and equipment and intangible assets, the valuation allowance against deferred tax assets and the assessment of potential impairment charges on goodwill, intangible assets and investments in equity and notes receivable.
Emerging growth company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Functional and presentation currency
The consolidated financial statements and the accompanying notes are expressed in U.S. dollars. Financial metrics are presented in thousands. Other metrics, such as shares outstanding, are presented in thousands unless otherwise noted.
Basis of consolidation
Our consolidated financial statements include the accounts of Acreage, its subsidiaries and variable interest entities (“VIEs”) where we are considered the primary beneficiary, if any, after elimination of intercompany accounts and transactions. Investments in business entities in which Acreage lacks control but is able to exercise significant influence over operating and financial policies are accounted for using the equity method. Our proportionate share of net income or loss of the entity is recorded in Income (loss) from investments, net in the Consolidated Statements of Operations.
VIEs
In determining whether we are the primary beneficiary of a VIE, we assess whether we have the power to direct matters that most significantly impact the activities of the VIE and have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. There were no material consolidated VIEs as of December 31, 2020 or 2019.
Non-controlling interests (“NCI”)
Non-controlling interests represent ownership interests in consolidated subsidiaries by parties that are not shareholders of Pubco. They are shown as a component of Total equity in the Consolidated Statements of Financial Position, and the share of loss attributable to non-controlling interests is shown as a component of Net loss in the Consolidated Statements of Operations. Changes in the parent company’s ownership that do not result in a loss of control are accounted for as equity transactions.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Cash and cash equivalents
The Company defines cash equivalents as highly liquid investments held for the purpose of meeting short-term cash commitments that are readily convertible into known amounts of cash, with original maturities of three months or less. The Company maintains cash with various U.S. banks and credit unions with balances in excess of the Federal Deposit Insurance Corporation and National Credit Union Share Insurance Fund limits, respectively. The failure of a bank or credit union where the Company has significant deposits could result in a loss of a portion of such cash balances in excess of the insured limit, which could materially and adversely affect the Company’s business, financial condition, results of operations and the market price of the Company’s Fixed Shares and Floating Shares.
Restricted cash
Restricted cash represents funds contractually held for specific purposes (refer to Note 10) and, as such, not available for general corporate purposes.
Cash and restricted cash, as presented on the Consolidated Statements of Cash Flows, consists of $32,542 and $22,097 as of December 31, 2020, respectively, and $26,505 and $95 as of December 31, 2019, respectively.
Investments
The Company classifies its short-term investments in debt securities as held-to-maturity and accounts for them at amortized cost. Due to the short maturities, the carrying value approximates fair value. Refer to Note 5 for further discussion.
The Company accounts for long-term equity investments in which we are able to exercise significant influence, but do not have control over, using the equity method.
On January 1, 2018, we early adopted Accounting Standards Update (“ASU”) 2016-01 - Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which, among other provisions, requires the equity investments not accounted for using the equity method to be carried at fair value, with changes recognized in net income (“FV-NI”). For investments not accounted for using the equity method without a readily determinable fair value, a measurement alternative is available, allowing measurement at cost, less any impairment plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. There was no change to the Company’s accounting for investments, as it elected the measurement alternative for all former cost method investments. Refer to Note 5 for further discussion.
Inventory
The Company’s inventories include the direct costs of seeds and growing materials, indirect costs such as utilities, labor, depreciation and overhead costs, and subsequent costs to prepare the products for ultimate sale, which include direct costs such as materials and indirect costs such as utilities and labor. All direct and indirect costs related to inventory are capitalized when they are incurred, and they are subsequently classified to Cost of goods sold in the Consolidated Statements of Operations. Inventory is valued at the lower of cost and net realizable value, defined as estimated selling price in the ordinary cost of business, less costs of disposal. The Company measures inventory cost using specific identification for its retail inventory and the average cost method for its cultivation inventory.
Fair value of financial instruments
The Company accounts for assets and liabilities measured at fair value on a recurring basis in accordance with ASC 820 - Fair Value Measurements. ASC 820 utilizes a fair value hierarchy that reflects the significance of the inputs used to make the measurements. The hierarchy is summarized as follows:
1.	Level 1 - quoted prices (unadjusted) that are in active markets for identical assets or liabilities

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

2.
Level 2 - inputs that are observable for the asset or liability, either directly (prices) for similar assets or liabilities in active markets or indirectly (derived from prices) for identical assets or liabilities in markets with insufficient volume or infrequent transactions

3.	Level 3 - inputs for assets or liabilities that are not based upon observable market data
There were no material transfers in or out of Level 3 during the years ended December 31, 2020 and 2019. The Company did not have any liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019. The Company has Level 3 assets in equity-method investments and investments carried at FV-NI utilizing net asset value per share. Changes in fair value measurements categorized in Level 3 of the fair value hierarchy are analyzed each reporting period based on changes in estimates or assumptions and recorded as appropriate.
Notes receivable
The Company provides financing to various related and non-related businesses within the cannabis industry. These notes are classified as held for investment and are accounted for as financial instruments in accordance with ASC 310. The Company recognizes impairment on notes receivable when, based on all available information, it is probable that a loss has been incurred based on past events and conditions existing at the date of the financial statements. During the year ended December 31, 2020, the Company recognized an impairment loss on a note receivable which was determined not collectible and recorded a loss on notes receivable in the amount of $8,161 in Loss on notes receivable on the Consolidated Statements of Operations. No impairment loss was recognized in the years ended December 31, 2019 or 2018.
Capital assets
Capital assets are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Land and construction in process are not depreciated. Depreciation is calculated using the straight-line method for all other asset classes. The estimated useful life of buildings range from 10 to 40 years, and the estimated useful life of furniture, fixtures and equipment range from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Repair and maintenance costs are expensed as incurred. When capital assets are disposed of, the related cost and accumulated depreciation are removed and a gain or loss is included in the Consolidated Statements of Operations.
Leases
On January 1, 2019, the Company early adopted ASU 2016-02 Leases (Topic 842) using the modified retrospective approach. The Company elected the package of practical expedients contained in the new standard which, among other provisions, allows companies to retain existing lease classification under Topic 840 at transition. As such, there will be minimal impact on the Company’s Consolidated Statements of Operations. The Company has also made an accounting policy election to not recognize right of use assets or lease liabilities for leases with an initial term of 12 months or less, and to continue recognizing the related expense in the Consolidated Statement of Operations on a straight-line basis over the lease term. Sale-leasebacks are assessed to determine whether a sale has occurred under ASC 606. If a sale is determined not to have occurred, the underlying “sold” assets are not derecognized and a financing liability is established in the amount of cash received. At such time that the lease expires, the assets are then derecognized along with the financing liability, with a gain recognized on disposal for the difference between the two amounts, if any.
On the date of adoption, the Company recognized right of use assets and lease liabilities on its Consolidated Statements of Financial Position, which reflect the present value of the Company's current minimum lease payments over the lease terms, which include options that are reasonably certain to be exercised, discounted using the Company’s estimated incremental borrowing rate. Refer to Note 8 for further discussion.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Intangible assets
Intangible assets such as management contracts are amortized over their estimated useful lives, while indefinite-lived intangibles such as cannabis licenses are not amortized.
Convertible debt
The Company assesses its financial instruments for embedded features that may require bifurcation from their host. If the embedded features do not meet the criteria for bifurcation, the convertible instrument is accounted for as a single hybrid instrument.
Business combinations
The Company’s growth strategy includes acquisition of retail, cultivation, processing and other cannabis related companies, the primary purpose of which is to continue to build a diversified portfolio of assets in the U.S. cannabis sector. These business combinations are accounted for using the acquisition method on the date that control is transferred. The consideration transferred in the acquisition is measured at fair value, along with identifiable net assets acquired. Fixed Shares and Floating Shares issued are valued based on the closing price on the Canadian Securities Exchange. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets or liabilities of an acquired business and represents expected synergies associated with the acquisition such as the benefits of assembled workforces, expected earnings and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.
Based on the Company’s tax status discussed below, goodwill is not expected to be deductible for income tax purposes. A bargain purchase gain is recognized when the excess of the purchase price over the fair value of the net identifiable assets or liabilities acquired is negative. The Company expenses transaction costs, other than those associated with the issue of debt or equity securities, in connection with a business combination as incurred. The Company measures non-controlling interests acquired, if any, at acquisition date fair value.
Impairment of long-lived assets
Goodwill and indefinite-lived intangible assets are not subject to amortization and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired. Goodwill and indefinite-lived intangible assets are tested at the individual business level. The Company may first assess qualitative factors and, if it determines it is more likely than not that the fair value is less than the carrying value, then proceed to a quantitative test if necessary.
Finite-lived intangible assets and other long-lived assets are tested for impairment based on undiscounted cash flows when events or changes in circumstances indicate that the carrying amount may not be recoverable.
Income taxes
The Company will be treated as a U.S corporation for U.S. federal income tax purposes under U.S. Internal Revenue Code (“IRC”) Section 7874 and be subject to U.S. federal income tax. However, for Canadian tax purposes, the Company is expected, regardless of any application of IRC Section 7874, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada)) for Canadian income tax purposes. As a result, the Company will be subject to taxation both in Canada and the U.S. Notwithstanding the foregoing, it is management’s expectation that the Company’s activities will be conducted in such a manner that income from operations will not be subjected to double taxation.
HSCP operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal, state and local income tax purposes. As a result, HSCP’s income from its U.S. operations is not subject to U.S. federal income tax

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

because the income is attributable to its members. Accordingly, the Company’s U.S. tax provision is based on the portion of HSCP’s income attributable to the Company and excludes the income attributable to other members of HSCP, whose income is included in Net loss attributable to non-controlling interests in the Consolidated Statements of Operations. In addition, the Company also records a tax provision for the corporate entities owned directly by HSCP.
Income tax expense is recognized in the Consolidated Statements of Operations. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.
Deferred tax assets and liabilities and the related deferred tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.
A deferred tax asset is recognized to the extent that it is probable that future taxable income will be available against which the asset can be utilized.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current assets against current tax liabilities and when they relate to income taxes levied by the same taxing authority and the Company intends to settle its current tax assets and liabilities on a net basis.
Certain Acreage subsidiaries are subject to IRC Section 280E. This section disallows deductions and credits attributable to a trade or business of trafficking in controlled substances. Under U.S. law, marijuana is a Schedule I controlled substance.
Revenue recognition
The Company early adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) on January 1, 2018. The new standard provides for a single model that applies to all contracts with customers with two types of recognition: at a point in time or over time. The Company has applied Topic 606 retrospectively for all periods presented and determined that there is no change to the comparative periods or transitional adjustments required as a result of adoption. The Company’s accounting policy for revenue recognition under Topic 606 is as follows:
1.	Identify the contract with a customer;
2.	Identify the performance obligation(s);
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligation(s);
5.	Recognize revenue when/as performance obligation(s) are satisfied.
Revenue from the direct sale of cannabis to customers for a fixed price is recognized when the Company transfers control of the good to the customer. The Company disaggregates its revenues from the direct sale of cannabis to customers on the Consolidated Statements of Operations as Retail revenue, net and Wholesale revenue, net.
Revenue from management contracts is recognized over time as the management services are provided. The Company provides management services to other cannabis companies for a fee structure that varies based on the contract. The services that may be provided are broadly defined and span the entire scope of the business. The Company evaluates the nature of its promise to the customer in these contracts and determines that its promise is to provide a management

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

service. The service comprises various activities that may vary each day (such as support for cultivation, finance, accounting, human resources, retail, etc.). The Company disaggregates its management contract revenue on the Consolidated Statements of Operations as Other revenue, net.
Amounts disclosed as revenue are net of allowances, discounts and rebates.
Equity-settled payments
The Company issues equity-based awards to employees and non-employee directors for services. The Company measures these awards based on their fair value at the grant date and recognizes compensation expense over the requisite service period. The Company generally issues new shares to satisfy conversions, option and warrant exercises, and RSU vests. Forfeitures are accounted for as they occur.
Loss per share
Net loss per share represents the net loss attributable to shareholders divided by the weighted average number of shares outstanding during the period on an as converted basis. Basic and diluted loss per share are the same as of December 31, 2020, 2019 and 2018, as the issuance of shares upon conversion, exercise or vesting of outstanding units would be anti-dilutive in each period. There were 45,541, 41,526, and 38,061 anti-dilutive shares outstanding as of December 31, 2020, 2019 and 2018, respectively.
Accounting Pronouncements Recently Adopted
As of December 2019, the Company early adopted ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). The objective of ASU 2017-04 is to simplify how an entity is required to test goodwill for impairment. Under previous GAAP, entities were required to test goodwill for impairment using a two-step approach. Under the amendments in ASU 2017-04, an entity performs its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The adoption of ASU 2017-04 did not have an effect on the Company’s Consolidated Financial Statements.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which was subsequently revised by ASU 2018-19. The ASU introduces a new model for assessing impairment on most financial assets. Entities will be required to use a forward-looking expected loss model, which will replace the current incurred loss model, which will result in earlier recognition of allowance for losses. The ASU will be effective for the Company’s first interim period of fiscal 2023, and the Company is currently evaluating the impact of the new standard.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

3.	ACQUISITIONS, DIVESTITURES AND ASSETS HELD FOR SALE
Acquisitions
During the year ended December 31, 2020, the Company completed the following business combination. The preliminary purchase price allocation is as follows:
Purchase Price Allocation	CCF(1)
Assets acquired:
Cash and cash equivalents	$17
Inventory	1,969
Other current assets	3,164
Capital assets, net	4,173
Operating lease ROU asset	4,455
Goodwill	5,247
Intangible assets - cannabis licenses	10,000
Other non-current assets	10
Liabilities assumed:
Accounts payable and accrued liabilities	(228)
Taxes payable	(17)
Other current liabilities	(4,248)
Operating lease liability	(4,455)
Fair value of net assets acquired	$20,087

Consideration paid:
Cash	$10,000
Settlement of pre-existing relationship	10,087
Total consideration	$20,087
The operating results of the above acquisition were not material to the periods presented.
(1)	On June 26, 2020, a subsidiary of the Company acquired 100% of Compassionate Care Foundation, Inc. (“CCF”), a New Jersey vertically integrated medical cannabis nonprofit corporation.
The settlement of pre-existing relationship included in the transaction price includes a $7,952 line of credit as well as interest receivable of $2,135 which were both previously recorded in Notes receivable, non-current in the Consolidated Statements of Financial Position. The carrying value of these amounts approximated their fair value.
The Company completed the preliminary purchase price allocation of the assets acquired and liabilities assumed with the assistance of an independent valuation firm. The Company is still in the process of completing the valuations. The preliminary purchase price allocation is based upon preliminary valuations and our estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocations that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

During the year ended December 31, 2019, the Company completed the following business combinations, and has allocated each purchase price as follows:
Purchase Price Allocation	Thames Valley(1)	NCC(2)	Form Factory(3)	Total
Assets acquired:
Cash and cash equivalents	$106	$696	$4,276	$5,078
Inventory	39	170	520	729
Other current assets	1	36	1,136	1,173
Capital assets, net	—	539	3,988	4,527
Operating lease ROU asset	—	—	10,477	10,477
Goodwill	3,596	4,192	65,303	73,091
Intangible assets - cannabis licenses	14,850	2,500	40,372	57,722
Intangible assets - customer relationships	—	—	4,600	4,600
Intangible assets - developed technology	—	—	3,100	3,100
Other non-current assets	—	25	403	428
Liabilities assumed:
Accounts payable and accrued liabilities	(121)	(24)	(1,572)	(1,717)
Other current liabilities	—	(621)	(74)	(695)
Debt	—	—	(494)	(494)
Operating lease liability	—	—	(10,477)	(10,477)
Deferred tax liability	(3,399)	(461)	(14,519)	(18,379)
Other liabilities	—	(175)	(23)	(198)
Fair value of net assets acquired	$15,072	$6,877	$107,016	$128,965

Consideration paid:
Cash	$15,072	$—	$3,711	$18,783
Deferred acquisition costs and deposits	—	100	—	100
Subordinate Voting Shares	—	3,948	95,266	99,214
Settlement of pre-existing relationship	—	830	8,039	8,869
Fair value of previously held interest	—	1,999	—	1,999
Total consideration	$15,072	$6,877	$107,016	$128,965

Subordinate Voting Shares issued	—	211	4,770	4,981
The operating results of the above acquisitions were not material to the periods presented.
(1)	On January 29, 2019, the Company acquired 100% of Thames Valley Apothecary, LLC (“Thames Valley”), a dispensary license holder in Connecticut.
(2)
On March 4, 2019, the Company acquired the remaining 70% ownership interest in NCC LLC (“NCC”), a dispensary license holder in Illinois. The market price used in valuing SVS issued was $18.70 per share. As a result of this acquisition, the previously held interest in NCC was re-measured, resulting in a gain of $999, which was recorded in Income from investments, net in the Consolidated Statements of Operations during the year ended December 31, 2019.

The settlement of pre-existing relationship included in the transaction price includes a $550 promissory note receivable as well as an amount receivable of $280 which was previously recorded in Other current assets in the Consolidated Statements of Financial Position. The carrying value of these amounts approximated their fair value.
(3)
On April 16, 2019, the Company acquired 100% of Form Factory Holdings, LLC (“Form Factory”), a manufacturer and distributor of cannabis-based edibles and beverages. The Company expects to benefit primarily from utilizing the intangible assets acquired, which include cannabis licenses in California and Oregon, existing customer relationships, and developed technology, which will complement Acreage’s existing business and enable the Company to create and distribute proprietary brands of various types at scale. The useful life of the developed technology was determined to be 19 years, and the useful life of the customer relationships was determined to be 5 years.

The market price used in valuing unrestricted SVS issued was $20.45 per share. Certain SVS are subject to clawback should certain indemnity conditions arise and as such, a discount for lack of marketability was applied that correlates to the period of time these shares are subject to restriction.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The Company also recorded an expense of $2,139 in the Consolidated Statements of Operations for the year ended December 31, 2019 in connection with the acquisition of Form Factory that represents stock compensation fully vested on the acquisition date. 86 shares valued at $1,753 were issued and recorded in Other equity transactions on the Consolidated Statements of Shareholders’ Equity, with the remainder settled in cash.
The settlement of pre-existing relationship included in the transaction price included a $7,924 promissory note receivable and $115 of interest receivable. The carrying value of these amounts approximated their fair value.
Deferred acquisition costs and deposits
The Company’s subsidiaries make advance payments to certain acquisition targets for which the transfer is pending certain regulatory approvals prior to the acquisition date.
As of December 31, 2020 and December 31, 2019, the Company’s subsidiaries had no deferred acquisition costs outstanding.
Divestitures
On May 8, 2020, a subsidiary of the Company sold all equity interests in Acreage North Dakota, LLC, a medical cannabis dispensary holder and operator, for $1,000. This resulted in a gain on sale of $217 recorded in Other loss, net on the Consolidated Statements of Operations for the year ended December 31, 2020.
Assets Held for Sale
On June 30, 2020, the Company determined certain businesses and assets met the held-for-sale criteria. The Company has identified the following businesses as their separate disposal groups: Acreage Florida, Inc., Kanna, Inc., Maryland Medicinal Research & Caring, LLC (“MMRC”) and certain Oregon entities comprising 22nd & Burn, Inc., The Firestation 23, Inc. and East 11th Incorporated and a dispensary in Springfield, Oregon, collectively (“Cannabliss”). As further disposal groups, the Company has identified certain assets owned in HSCP Oregon, LLC (comprising Medford and Powell) and Michigan as held-for-sale.
In accordance to ASC 205-20-45 - Discontinued Operations, a disposal of a component of an entity shall be reported in discontinued operations if the divestiture represents a strategic shift that will have a major effect on the entity’s operations and financial results. Management determined that the expected divestitures will not represent a strategic shift that will have a major effect on the Company’s operations and financial results and thus will not report the expected divestitures of these assets as discontinued operations.
Upon classification of the disposal groups as held for sale, the Company tested each disposal group for impairment and recognized charges of $11,003 within Write down of assets held-for-sale on the Consolidated Statements of Operations for the year ended December 31, 2020 to write the disposal groups down to its fair value less costs to sell. Additionally, all assets and liabilities determined within these disposal groups were transferred into Assets held-for-sale and Liabilities related to assets held for sale on the Consolidated Statements of Financial Position as of December 31, 2020 from each of their previous respective financial statement captions. Refer to table below for further details.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The preliminary fair values of the major classes of assets and liabilities of the businesses and assets classified as held-for-sale on our Consolidated Statements of Financial Position are presented below and are subject to change based on developments during the sales process.
	December 31, 2020
	Acreage Florida, Inc.	Kanna, Inc.	MMRC(1)	Michigan	OR - Cannabliss	OR - Medford	OR - Powell	Total
Inventory	$587	$—	$—	$—	$379	$100	$127	$1,193
Notes receivable, current	—	—	—	—	—	31	—	31
Other current assets	161	—	20	—	1	—	—	182
Total current assets classified as held-for-sale	748	—	20	—	380	131	127	1,406
Capital assets, net	7,137	1,156	286	7,469	83	2,252	7	18,390
Operating lease right-of-use assets	10,305	944	362	—	925	321	164	13,021
Intangible assets, net	26,190	970	802	—	—	—	—	27,962
Goodwill	—	—	—	—	2,192	—	—	2,192
Total assets classified as held for sale	$44,380	$3,070	$1,470	$7,469	$3,580	$2,704	$298	$62,971
Accounts payable and accrued liabilities	$(247)	$(132)	$(3)	$—	$(260)	$—	$—	$(642)
Taxes payable	—	1	—	—	(179)	—	—	(178)
Operating lease liability, current	(501)	(250)	(29)	—	(184)	(133)	(122)	(1,219)
Other current liabilities	(89)	—	—	—	—	—	—	(89)
Total current liabilities classified as held-for-sale	(837)	(381)	(32)	—	(623)	(133)	(122)	(2,128)
Operating lease liability, non-current	(14,107)	(610)	(325)	—	(688)	(278)	(22)	(16,030)
Deferred tax liabilities	—	—	—	—	4	—	—	4
Total liabilities classified as held-for-sale	$(14,944)	$(991)	$(357)	$—	$(1,307)	$(411)	$(144)	$(18,154)
(1)
On August 11, 2020, a subsidiary of the Company entered into a transaction of sale for MMRC for $1,500 with a buyer. The Company’s applicable subsidiary, when permitted by state law, will transfer all of the issued and outstanding membership interests of MMRC to the buyer. In the interim, and subject to regulatory approval, the buyer and MMRC will enter into a management services agreement for the management and operation of MMRC until such time as the Company can transfer the equity of MMRC to the buyer.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

4.	INTANGIBLE ASSETS AND GOODWILL
Intangible assets
The following table details our intangible asset balances by major asset classes:
Intangibles	December 31, 2020	December 31, 2019
Finite-lived intangible assets:
Management contracts	$19,580	$52,438
Customer relationships	—	4,600
Developed technology	—	3,100
	19,580	60,138
Accumulated amortization on finite-lived intangible assets:
Management contracts	(5,262)	(5,750)
Customer relationships	—	(649)
Developed technology	—	(114)
	(5,262)	(6,513)
Finite-lived intangible assets, net	14,318	53,625

Indefinite-lived intangible assets
Cannabis licenses	124,665	232,347
Total intangibles, net	$138,983	$285,972
The intangible assets balance as of December 31, 2020 excludes intangible assets reclassified to assets held for sale. Refer to Note 3 for further discussion. The average useful life of finite-lived intangible assets ranges from five to eight years.
Impairment of intangible assets
In December 2019, a novel strain of coronavirus emerged in Wuhan, China, which since then, has spread worldwide. As a result of the recent global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred and accordingly, performed interim impairment testing for the period ending March 31, 2020.
During the year ended December 31, 2020, the Company performed a quantitative analysis and concluded certain of the indefinite-lived cannabis licenses had a fair value below the carrying value. Accordingly, during the year ended December 31, 2020 and 2019, the Company recognized impairment charges of $92,798 and $9,514, respectively, with respect to its indefinite-lived intangible assets at Acreage Florida, Inc., Form Factory Holdings, LLC and Kanna, Inc. The charge is recognized in Loss on impairment on the Consolidated Statements of Operations.
The Company evaluated the recoverability of the related finite-lived intangible assets to be held and used by comparing the carrying amount of the assets to the future net undiscounted cash flows expected to be generated by the assets, or comparable market sales data to determine if the carrying value is recoverable. During the year ended December 31, 2020 and 2019, the Company recognized impairment charges of $8,324 and $3,949, respectively, with respect to its finite-lived intangible assets at Form Factory, CWG Botanicals, Inc. (“CWG”) and MA-SSBP. The charge is recognized in Loss on impairment on the Consolidated Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

These impairments resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $31,498 during the year ended December 31, 2020.
WCM Refinancing
On March 6, 2020, a subsidiary of the Company closed on a refinancing, transaction and conversion related to Northeast Patients Group, operating as Wellness Connection of Maine (“WCM”), a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. Refer to Note 6 for further discussion. Concurrently, a portion of the management contract was converted into a promissory note of $18,800 in Notes receivable, non-current on the Consolidated Statements of Financial Position in exchange for the previously held management contract. An impairment was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange. This resulted in an impairment loss to finite-lived intangible assets of $9,395 in Loss on impairment on the Consolidated Statements of Operations for the year ended December 31, 2020.
Modification of management contract
On October 7, 2019, the Company modified the terms of its Management Service Agreement (“MSA”) with Greenleaf Apothecaries, LLC (“GLA”). As a result of this modification, the Company exchanged certain future cash flows under the MSA in exchange for a note receivable of $12,500. In connection with this modification, the Company reduced the carrying value of the MSA by $10,106, recorded a gain of $2,394 and reduced the associated deferred tax liability by $2,730, with a corresponding increase to Other equity transactions in the Consolidated Statements of Shareholders’ Equity.
Purchases of intangible assets
The Company determined that the below purchases of intangible assets did not qualify as business combinations as the entities were non-operational at the time of purchase.
2019
■
On January 4, 2019, the Company purchased a vertically-integrated license in Florida to operate a cultivation and processing facility and up to 40 medical cannabis dispensaries by acquiring Acreage Florida, Inc. (formerly known as Nature’s Way Nursery of Miami, Inc.). Total consideration of $70,103 included: (i) $53,747 in cash, (ii) $12,000 of previously-paid deferred acquisition costs and (iii) $4,356 in HSCP units (198 units). The HSCP units issued were valued based on the market price of SVS (for which HSCP units are convertible) at the transaction date, which was $22.00 per share. In addition to the intangible asset purchased, the Company also acquired $361 of equipment, recorded in Capital assets, net and a $190 surety bond, recorded in Other non-current assets in the Consolidated Statements of Financial Position. A deferred tax liability of $16,049 was also recorded in connection with this purchase.

■
On July 2, 2019, the Company acquired Kanna, Inc. (“Kanna”), a dispensary license holder in Oakland, California, for total consideration of $7,525 which included: (i) $1,991 in cash and (ii) $5,534 in Subordinate Voting Shares (383 shares). A deferred tax liability of $2,316 was also recorded in connection with this purchase. The SVS issued were valued based on the market price at the transaction date, which was $15.81 per share. Certain SVS are subject to clawback should certain indemnity conditions arise and as such, a discount for lack of marketability was applied that correlates to the period of time these shares are subject to restriction.

Amortization expense recorded during the years ended December 31, 2020, 2019 and 2018 was $2,789, $5,276 and $3,128, respectively.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Expected annual amortization expense for existing intangible assets subject to amortization at December 31, 2020 is as follows for each of the next five fiscal years:
Amortization of Intangibles	2021	2022	2023	2024	2025
Amortization expense	$2,164	$2,164	$2,164	$2,164	$2,164
Goodwill
The following table details the changes in the carrying amount of goodwill:
Goodwill	Total
December 31, 2018	$32,116
Acquisitions	73,091
Adjustment to purchase price allocation	550
December 31, 2019	$105,757
Acquisitions	5,247
Impairment	(76,890)
Transferred to held-for-sale	(2,192)
December 31, 2020	$31,922
Also as a result of the recent global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred and accordingly, performed interim impairment testing for the period ending March 31, 2020.
During the year ended December 31, 2020 and 2019, the Company recognized impairment charges of $65,304 and nil, respectively, with respect to its goodwill related to Form Factory. The Company applied the discounted cash flow approach to determine the fair value of Form Factory. The charge is recognized in Loss on impairment on the Consolidated Statements of Operations.
Pursuant to the WCM refinancing described above, the Company recognized an impairment loss to goodwill of $11,586 on Loss of impairment on the Consolidated Statements of Operations for the year ended December 31, 2020. This was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange.
During the year ended December 31, 2019, the Company made final adjustments to the purchase price allocation with respect to certain acquisitions made during the year ended December 31, 2018 within the one-year measurement period.
5.	INVESTMENTS
The carrying values of the Company’s investments in the Consolidated Statements of Financial Position as of December 31, 2020 and 2019 are as follows:
Investments	December 31, 2020	December 31, 2019
Investments held at FV-NI	34,126	4,376
Equity method investments	—	123
Total long-term investments	$34,126	$4,499

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Income from investments, net in the Consolidated Statements of Operations during the years ended December 31, 2020, 2019 and 2018 is as follows:
Investment income	Year Ended December 31,
	2020	2019	2018
Short-term investments	$—	$738	$406
Investments held at FV-NI	1,158	(2,218)	6,570
Equity method investments	(1,060)	1,000	13,301
Gain from investments held for sale	—	—	1,500
Income from investments, net	$98	$(480)	$21,777
Income from investments without readily determinable fair value for the year ended December 31, 2018 primarily resulted from the remeasurement of previously held investments at the time of acquisition, in which the Company previously had an investment carried at cost (prior to January 1, 2018) or for which the measurement alternative was elected (January 1, 2018 and beyond), as further discussed in Note 3.
Income from equity method investments for the year ended December 31, 2018 was primarily driven by the remeasurement of previously held investments at the time of acquisition, as further discussed in Note 3.
Short-term investments
The Company from time to time invests in U.S. Treasury bills which are classified as held-to-maturity and measured at amortized cost. These range in original maturity from three to six months, and bear interest ranging from 2.2% - 2.4%. During the year ended December 31, 2019, short-term investments in U.S. Treasury bills in the amount of $149,828 matured.
Investments in equity without readily determinable fair value (formerly cost method investments)
The Company adopted ASU 2016-01 on January 1, 2018. Prior to adoption, investments in equity securities that did not give the Company significant influence over the investee were classified as cost method investments and held at their initial cost, assessed periodically for impairment. Upon adoption of ASU 2016-01, the Company elected to use the available measurement alternative for investments without readily determinable fair values (which are classified as Level 3 investments in the fair value hierarchy). The measurement alternative requires the investments to be held at cost and adjusted for impairment and observable price changes, if any.
In October 2018, the Company resigned as a manager of Florida Wellness, LLC (“FLW”), an entity in which the Company owned 44% and consolidated due to control as manager. FLW in turn owned 15% of San Felasco Nurseries, LLC (“SFN”), which the Company classified as an investment carried at cost (prior to January 1, 2018) and for which the measurement alternative was elected (January 1, 2018 and beyond). In connection with its resignation, the Company exchanged its share of the investment in SFN for a note receivable of $2,028. The Company also issued warrants to FLW and recognized expense of $1,423 during the year ended December 31, 2018, recorded in Income from investments, net in the Consolidated Statements of Operations. The remaining $4,775 interest in FLW as well as the NCI’s portion of a note receivable of $880 was eliminated through de-consolidation of the non-controlling interest in Other equity transactions in the Consolidated Statements of Shareholders’ Equity.
Investments held at FV-NI
The Company has investments in equity of several companies that do not result in significant influence or control. These investments are carried at fair value, with gains and losses recognized in the Consolidated Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

In November 2020, the Company completed an exchange of all its equity interests in GreenAcreage Real Estate and its equity method investment in the management company of GreenAcreage in exchange for land and building previously accounted for as a failed sales-leaseback transaction (refer to Notes 7 and 14 for further discussion).
Equity method investments
The Company accounts for investments in which it can exert significant influence but does not control as equity method investments in accordance with ASC 810.
With a portion of the proceeds for the 6.1% loan received by Universal Hemp, LLC (“Universal Hemp”), Acreage engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The Class B units are held by the Investment Advisor as an agent for Universal Hemp. Universal Hemp, through its investment with the Investment Advisor was determined to hold significant influence in the Investment Partnership in accordance with ASC 810 due to 1) the economic financial interest, and 2) the entitlement to matters as they pertain to ‘Extraordinary Resolution’ items as defined within the Investment Partnership Agreement. As a result, the Company accounted for the investment in the Investment Partnership under the equity method until December 2020. See Note 10 (“September 2020 Transactions”).
In December 2020, as the Company no longer held significant influence due to the removal of the Extraordinary Resolution entitlements and other revisions in the Investment Partnership Agreement, the Company changed its accounting for the Investment Partnership to recognize the investment at fair value, with gains and losses recognized in the Consolidated Statements of Operations.
As of December 31, 2019 and 2018, the Company’s equity method investments were not deemed significant to the Company’s financial statements and as such, additional disclosure is omitted. The Company purchased the remaining interests in the majority of its equity method investments during the year ended December 31, 2018. Refer to Notes 3 and 4 for further discussion.
Investments held for sale
In the fourth quarter of 2017, the Company initiated a plan to sell its equity interest in Compass Ventures, Inc., Greenhouse Compass, LLC, HSGH Properties, LLC and HSGH Properties Union, LLC (together, “Compass Ventures”). During the year ended December 31, 2018, the Company sold its investment in Compass Ventures for cash proceeds of $9,634, recognizing a $1,500 net gain on the sale.
6.	NOTES RECEIVABLE
Notes receivable as of December 31, 2020 and 2019 consisted of the following:
	December 31, 2020	December 31, 2019
Notes receivable	$94,171	$75,851
Interest receivable	5,762	5,774
Total notes receivable	$99,933	$81,625
Less: Notes receivable, current	2,032	2,146
Notes receivable, non-current	$97,901	$79,479

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Interest income on notes receivable during the years ended December 31, 2020, 2019 and 2018 totaled $6,695, $3,978 and $1,178, respectively.
Activity during the year ended December 31, 2020
On March 6, 2020, a subsidiary of the Company closed on a refinancing transaction and conversion related to Northeast Patients Group, operating as WCM, a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. WCM previously had a series of agreements with Wellness Pain & Management Connection LLC (“WPMC”), which resulted in an outstanding balance of $18,800 due to WPMC as of closing of this transaction. A restated consulting agreement was put in place, whereby WCM agrees to pay a fixed annual fee of $120, payable monthly, in exchange for a suite of consulting services. In addition, a promissory note payable to WPMC was signed in the amount of $18,800 to convert the existing payment due into a fixed, secured debt obligation.
In order to fund the transaction of WCM, a subsidiary of the Company created a new Maine corporation, named Maine HSCP, Inc. (“Maine HSCP”). At closing, a subsidiary of the Company contributed $5,700 to Maine HSCP, and then sold 900 shares of Maine HSCP, constituting all of the outstanding equity interests of Maine HSCP, to three qualifying individuals in exchange for promissory notes of $1,900 each. Each note is secured by a pledge of the shares in Maine HSCP, and payment of the note is to be made solely from dividends paid to the shareholder by Maine HSCP, except for amounts to be paid to the shareholder to cover tax obligations. As of December 31, 2020, the Company recorded a holdback reserve of $917 for the State of Maine as a result of finalization of valuation by the State. The Company’s relevant subsidiary has the option, exercisable at any time, to buy back the shares, at the higher of fair market value or the remaining balance under the promissory notes. The individuals also have the right at any time to put the shares to the Company’s subsidiary on the same terms. The net equity impact to the Company was nil, and the option described above is only redeemable if permissible pursuant to Maine regulations.
During the year ended December 31, 2020, the Company wrote off the convertible note receivable and the accrued interest of $8,000 and $161, respectively, as the Company determined that the note was not collectible and recorded a loss on notes receivable of $8,161.
Activity during the year ended December 31, 2019
On July 1, 2019, the Company entered into a $8,000 convertible note receivable with a west coast social equity program. Upon certain conditions related to a subsequent capital raise, the Company will obtain the right to convert its financing receivable to an ownership interest. The line of credit matures in June 2022 and bears interest at a rate of 8% per annum.
On October 7, 2019, the Company recorded a note receivable of $12,500 in connection with the MSA modification described in Note 4. The note is payable monthly and bears interest at a rate of prime plus 10% for the unpaid portion of any monthly payments.
The Company provides revolving lines of credit to several entities under management services agreements which are included in notes receivable. The relevant terms and balances are detailed below.
Lines of Credit			Balance as of
Counterparty	Maximum Obligation	Interest Rate	December 31, 2020	December 31, 2019
Greenleaf (1)	$31,200	3.25% - 4.75%	$29,422	$22,569
CWG Botanicals, Inc. ("CWG")(2)	12,000	8%	9,767	9,152
Compassionate Care Foundation, Inc. (“CCF”)(3)	12,500	18%	—	7,152

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Lines of Credit			Balance as of
Counterparty	Maximum Obligation	Interest Rate	December 31, 2020	December 31, 2019
Prime Alternative Treatment Center, Inc. ("PATC")(4)	4,650	15%	4,650	4,650
Patient Centric of Martha’s Vineyard, Ltd. (“PCMV”)(5)	9,000	15%	6,873	5,758
Health Circle, Inc. (6)	8,000	15%	4,331	3,988
Total	$77,350		$55,043	$53,269
(1)
During the year ended December 31, 2018, the Company extended lines of credit to Greenleaf Apothecaries, LLC, Greenleaf Therapeutics, LLC and Greenleaf Gardens, LLC (together “Greenleaf”), which mature in June 2023.

(2)	The revolving line of credit due from CWG, the license holder managed by NorCal, matures in December 2021.
(3)	In September 2018, a subsidiary of the Company entered into a management agreement to provide certain advisory and consulting services to CCF for a monthly fee based on product sales.
On November 15, 2019, certain changes in New Jersey state laws occurred to allow for-profit entities to hold cannabis licenses and certain regulatory approvals. Accordingly, a subsidiary of the Company entered into a Reorganization Agreement with CCF, whereby the management agreement will terminate and any outstanding obligations on the line of credit will convert to a direct ownership interest in CCF, which will convert to a for-profit entity. On June 26, 2020, the transactions contemplated by the Reorganization Agreement closed and the line of credit converted into equity in CCF’s successor entity. Please see Note 3 for additional details.
(4)	PATC is a non-profit license holder in New Hampshire to which the Company’s consolidated subsidiary PATCC provides management or other consulting services. The line of credit matures in August 2022.
(5)	In November 2018, a subsidiary of the Company entered into a services agreement with PCMV. The line of credit matures in November 2023. The services agreement was terminated in February 2020.
(6)
Health Circle, Inc. is a non-profit license holder in Massachusetts that formerly had a services agreement with the Company’s consolidated subsidiary MA RMDS SVCS, LCC. The line of credit matures in November 2032. The services agreement was terminated in February 2020.

7.	CAPITAL ASSETS, net
Net property and equipment consisted of:
	December 31, 2020	December 31, 2019
Land(1)	$3,811	$9,839
Building	34,114	34,522
Right-of-use asset, finance leases	5,077	5,954
Construction in progress	13,697	17,288
Furniture, fixtures and equipment	18,062	21,019
Leasehold improvements	23,681	22,682
Capital assets, gross	$98,442	$111,304
Less: accumulated depreciation	(9,306)	(5,257)
Capital assets, net	$89,136	$106,047
Depreciation of capital assets for the years ended December 31, 2020, 2019 and 2018 includes $3,381, $2,317, and $621 of depreciation expense, and $2,479, $1,556, and $724 that was capitalized to inventory, respectively.
(1)
During the year ended December 31, 2020, the Company sold parcels of land for an aggregate sale price of $2,166. In connection with these transactions, the Company recorded a loss on sale of $981 in Other loss, net on the Consolidated Statements of Operations.

Sale-leasebacks
During the year ended December 31, 2019, the Company sold and subsequently leased back several of its capital assets in a transaction with GreenAcreage Real Estate Corp. (“GreenAcreage”), a related party (refer to Note 14 for further discussion). The Company sold assets and subsequently leased them back for total proceeds of $19,052. The subsequent leases met the criteria for finance leases, and as such, the transactions do not qualify for sale-leaseback treatment. The “sold” assets remain within land, building and leasehold improvements, as appropriate, for the duration

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

of the lease and a financing liability equal to the amount of proceeds received is recorded within debt (see Note 10). Upon lease termination, the sale will be recognized by removing the remaining carrying values of the capital assets and financing liability, with any difference recognized as a gain.
In November 2020, the Company completed an exchange of all its equity interests in GreenAcreage Real Estate and its equity method investment in the management company of GreenAcreage in exchange for land and building previously accounted for as a failed sales-leaseback transaction and recognized a gain of $1,473 in Other loss, net in the Consolidated Statements of Operations.
8.	LEASES
The Company leases land, buildings, equipment and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. Leases with an initial term of 12 months or less are not recorded on the Consolidated Statements of Financial Position and are expensed in the Consolidated Statements of Operations on the straight-line basis over the lease term. The Company does not have any material variable lease payments, and accounts for non-lease components separately from leases.
Balance Sheet Information	Classification	December 31, 2020	December 31, 2019
Right-of-use assets
Operating	Operating lease right-of-use assets	$17,247	$51,950
Finance	Capital assets, net	4,776	5,832
Total right-of-use assets		$22,023	$57,782

Lease liabilities
Current
Operating	Operating lease liability, current	$1,492	$2,759
Financing	Debt, current	—	49
Non-current
Operating	Operating lease liability, non-current	16,609	47,522
Financing	Debt, non-current	5,174	6,083
Total lease liabilities		$23,275	$56,413
Statement of Operations Information	Classification	Year Ended December 31, 2020	Year Ended December 31, 2019
Short-term lease expense	General and administrative	$1,258	$1,262
Operating lease expense	General and administrative	6,252	5,351
Finance lease expense:
Amortization of right of use asset	Depreciation and amortization	161	122
Interest expense on lease liabilities	Interest expense	820	290
Sublease income	Other loss, net	(37)	(110)
Net lease cost		$7,196	$5,653

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Statement of Cash Flows Information	Classification	Year Ended December 31, 2020	Year Ended December 31, 2019

Cash paid for operating leases	Net cash used in operating activities	$6,130	$3,667
Cash paid for finance leases - interest	Net cash used in operating activities	$1,316	$223
The Company’s rent expense during the year ended December 31, 2018 was $1,604.
The following represents the Company’s future minimum payments required under existing leases with initial terms of one year or more as of December 31, 2020:
Maturity of lease liabilities	Operating Leases	Finance Leases
2021 (1)	$4,733	$680
2022	3,254	701
2023	2,954	722
2024	2,916	743
2025	2,965	766
Thereafter	14,113	13,275
Total lease payments	$30,935	$16,887
Less: interest	11,852	11,713
Present value of lease liabilities	$19,083	$5,174

Weighted average remaining lease term (years)	8	14
Weighted average discount rate	11%	15%
(1)	Includes minimum payments under existing operating leases currently classified as held-for-sale (refer to Note 3 for further discussion).
As of December 31, 2020, there have been no leases entered into that have not yet commenced.
9.	INVENTORY
	December 31, 2020	December 31, 2019
Retail inventory	$1,803	$1,784
Wholesale inventory	18,055	11,993
Cultivation inventory	2,317	3,021
Supplies & other	1,540	1,285
Total	$23,715	$18,083

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

10.	DEBT
The Company’s debt balances consist of the following:
Debt balances	December 31, 2020	December 31, 2019
NCCRE loan	$470	$492
Seller’s notes	2,581	2,810
Related party debt	—	15,000
Financing liability (related party)	15,253	19,052
Finance lease liabilities	5,174	6,132
3.55% Credit facility due 2022	20,043	—
3.55% Credit facility collateral (related party)	22,169	—
Convertible debenture	—	—
Bridge loan	—	—
7.5% Loan due 2023 (related party)	32,124	—
6.1% Secured debenture due 2030 (related party)	46,085	—
Hempco Foros promissory note	2,000	—
Senior secured term loan facility	22,870	—
Construction financing loan	4,438	—
Canwell settlement promissory note	7,250	—
Total debt	$180,457	$43,486
Less: current portion of debt	27,139	15,300
Total long-term debt	$153,318	$28,186
The interest expense related to the Company’s debt during the years ended December 31, 2020, 2019 and 2018 consists of the following:
Interest expense	Year Ended December 31,
	2020	2019	2018
Convertible notes:
Cash interest	$—	$—	$869
PIK interest	—	—	1,912
Accretion		—	926
Convertible note interest	$—	$—	$3,707
NCCRE loan	18	19	22
Seller’s notes	297	416	888
Related party debt	18	—	—
Interest expense on financing liability (related party)	1,700	469	—
Interest expense on finance lease liabilities	820	290	—
3.55% Credit facility due 2022	1,257	—	—
3.55% Credit facility collateral (related party)	2,212	—	—
Convertible debenture	2,872	—	—
Bridge loan	3,993	—	—

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Interest expense	Year Ended December 31,
	2020	2019	2018
7.5% Loan due 2023 (related party)	727	—	—
6.1% Secured debenture due 2030 (related party)	940	—	—
Hempco Foros promissory note	43	—	—
Senior secured term loan facility	956	—	—
Total interest expense	$15,853	$1,194	$4,617
Convertible notes
The Company issued senior secured convertible notes in November 2017 for a total principal amount of $31,294, net of issuance costs. The debt contained a conversion feature and attached warrants, neither of which met the criteria for bifurcation. In connection with the RTO on November 14, 2018, the notes and PIK interest mandatorily converted to 6,473 Class A membership units, and the Company issued 1,878 warrants to purchase Pubco shares at $25 per share, which expire on November 14, 2021. The carrying value of the debt, including unamortized discount, was credited to Share capital in the Consolidated Statements of Shareholders’ Equity and no gain or loss was recognized.
NCC Real Estate, LLC (“NCCRE”) loan
NCCRE, which is owned by the Company’s consolidated subsidiary HSC Solutions, LLC, entered into a $550 secured loan with a financial institution for the purchase of a building in Rolling Meadows, Illinois in December 2016. The building is leased to NCC. The promissory note payable carries a fixed interest rate of 3.7% and is due in December 2021.
Seller’s notes
The Company issued Seller’s notes payable in connection with several transactions, bearing interest at rates ranging from 3.5% to 10%.
Related party debt
During the year ended December 31, 2019, Kevin Murphy, the Chairman of the board of directors, made a non-interest bearing loan of $15,000 to Acreage. In January 2020, Mr. Murphy made an additional non-interest bearing loan of $5,000 to Acreage. These amounts were subsequently repaid in March 2020.
In October 2020, Mr. Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was subsequently repaid in November 2020.
In addition, Mr. Murphy has an interest in the credit facility disclosed below under “3.55% Credit facility and collateral”, in connection with which he loaned $21,000 of the $22,000 borrowed by the Company to the Lender (as defined below), which amount remains outstanding.
Financing liability (related party)
In connection with the Company’s failed sale-leaseback transaction (refer to Note 7), a financing liability was recognized equal to the cash proceeds received. The Company will recognize the cash payments made on the lease as interest expense, and the principal will be derecognized upon expiration of the lease.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

3.55% Credit facility and collateral
On March 11, 2020, the Company borrowed $21,000 from an institutional lender pursuant to a credit facility. The credit facility permits the Company to borrow up to $100,000, which may be drawn down by the Company in four tranches, maturing two years from the date of the first draw down. The Company will pay an annual interest rate of 3.55% on the first advance of debt for a term of two years. The borrowed amounts under the credit facility are fully collateralized by $22,000 of restricted cash, which was borrowed pursuant to the loan transaction described below. Any additional draws must be fully cash collateralized as well.
Also on March 11, 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with IP Investment Company, LLC (the “Lender”). The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The Lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Kevin Murphy, the Chairman of the board of directors, loaned $21,000 of the $22,000 borrowed by the Company to the Lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Kevin Murphy was modified to cash payments for the remaining duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
The Company has determined such equity interest on collateral to be a mandatorily redeemable financial instrument that is recorded as a liability in accordance with ASC 480 - Distinguishing liabilities from equity (“ASC 480”). The liability is calculated based upon the share interest multiplied by the maturity price of $4.50 per share. The equity and cash liability amounted to $88 and $81, respectively as of December 31, 2020 and was recorded in Debt, current within the Consolidated Statements of Financial Position.
Convertible debenture
On May 29, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an Investment Fund (the “Investor”), pursuant to which the Company sold and issued $11,000 in principal amount under a secured convertible debenture, with gross proceeds to the Company of $10,000 before transaction fees (the “Convertible Debenture”).
The Convertible Debenture bears interest at 15% per annum and was secured by the Company’s medical cannabis dispensaries in Connecticut. The Convertible Debenture was convertible by the holder in whole or in part after September 30, 2020. Prior to September 30, 2020, the holder could convert only up to $550 of principal amount. The Convertible Debenture may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock. The Convertible Debenture was convertible into Class A Subordinate Voting Shares of the Company at a conversion price of $1.68 per share, subject to the conversion limitations described above. On September 4, 2020, the holder accordingly converted $550 of the principal amount.
The maturity date is the earlier of (i) May 29, 2021 or (ii) on the consummation of one or more debt, equity or a combination of debt and equity financing transactions in which the Company receives gross proceeds of $40,000 or more. The Company accreted all discounts to Interest expense on the Consolidated Statements of Operations.
The Company recorded beneficial conversion of $523, representing 5% of the principal amount which was convertible in Share Capital in the Consolidated Statements of Shareholders’ Equity, and an equivalent discount was recorded against the carrying value of the Convertible Debenture. The beneficial conversion feature was determined in accordance with ASC 470-20 - Debt with conversion and other options and is calculated at its intrinsic value being the difference between the conversion price and the fair value of the common stock into which the debt is convertible at the

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

commitment date, being $3.28 per share, multiplied by the number of shares into which the debt is convertible. The Company had the right to redeem up to 95% of the principal amount on or prior to September 29, 2020 without penalty.
On September 29, 2020, the Company retired the convertible debenture, utilizing the proceeds received from the 7.5% Loan due 2023 entered into on the same date as described below.
The Company determined the conversion feature above did not meet the characteristics of a derivative instrument in accordance with ASC 815 - Derivatives and Hedging (“ASC 815”), as the conversion feature is indexed to its own stock and is classified under Share Capital in the Consolidated Statements of Stockholders’ Equity. As such, there was no derivative liability associated with the Convertible Debenture under ASC 815.
For the year ended December 31, 2020, the Company recorded amortization of debt discount of $1,524.
Bridge loan
On June 16, 2020, the Company entered into a short-term definitive funding agreement with an institutional investor for gross proceeds of $15,000 (less transaction costs of approximately $943). The secured note has a maturity date of 4 months and bears an interest rate of 60% per annum. It is secured by, among other items, the Company’s cannabis operations in Illinois, New Jersey and Florida, as well as the Company’s U.S. intellectual property. In the event of default, the Company is obligated to pay the lender an additional fee of $6,000. The Company may pre-pay the secured note without penalty or premium at any time following the 90th day after closing.
In October 2020, the Company retired the short-term definitive funding agreement and paid in aggregate $18,050 to retire the full principal balance and accrued interest.
September 2020 transactions
On September 23, 2020, pursuant to the implementation of the Amended Arrangement (See Note 13), a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture (“6.1% Loan”). In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. An additional $50,000 may be advanced pursuant to the debenture subject to the satisfaction of certain conditions by Universal Hemp. The debenture bears interest at a rate of 6.1% per annum, matures 10 years from the date hereof or such earlier date in accordance with the terms of the debenture and all interest payments made pursuant to the debenture are payable in cash by Universal Hemp. The debenture is not convertible and is not guaranteed by Acreage.
With a portion of the proceeds for the 6.1% Loan received by Universal Hemp, Acreage engaged an Investment Advisor which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1.00 par value per unit, which represented 100% financial interest in the Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Investment Advisor as an agent for Universal Hemp. Upon execution of the limited partnership agreement, $1,019 was distributed to the class A unit holders of the Investment Partnership.
On September 28, 2020 the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Investor (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note (as described above) and its short-term note aggregating approximately

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

$18,000 in October 2020, with the remainder being used for working capital purposes. The loan is unsecured, matures in 3 years and bears interest at a 7.5% annual interest rate. The Lender is controlled by the Institutional Investor. The Investment Partnership is the investor in the Lender.
Hempco Foros promissory note
In October 2020, Foros Securities LLC extended a promissory note of $2,000 to the Company bearing interest at 10% per annum. The promissory note matures at the earlier of July 5, 2021 or the date the principal is repaid in full.
Senior secured term loan facility
In October 2020, the Company’s subsidiary received initial commitments and funding from a syndicate of lenders for gross proceeds of $28,000 (before origination discounts and issuance costs of approximately $840 and $1,136, respectively) pursuant to a senior secured term loan facility at an annual interest rate of 15% with a maturity of 4 years from closing. The total amount available under the senior secured term loan facility is $70,000.
In connection with the advance, the Company issued the lenders an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years.
Construction financing loan
In November 2020, the Company entered into a loan agreement with a cannabis-focused real estate investment trust for a construction financing loan in the amount of $13,320 (with transaction costs of approximately $1,399). The loan agreement provides for an annual interest rate of 16% and a term of 18 months. The loan will be used to complete the expansion of the Company’s cultivation and processing factory in Illinois (the “Illinois Property”). The loan is secured by the Illinois Property and is subject to periodic advances to the Company to fund the completion of improvements or real property collateral or fund other amounts as permitted under the loan agreement.
CanWell promissory note
In November 2020, the Company issued a promissory note to the Canwell LLC (“Canwell”), which is non-interest bearing and payable based on a payment schedule with ten payments in the aggregate amount of $7,750 through December 31, 2024.
11.	SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
The table below details the change in Pubco shares outstanding by class for the years ended December 31, 2020 and 2019:
Shareholders’ Equity	Subordinate Voting Shares	Subordinate Voting Shares Held in Treasury	Proportionate Voting Shares (as converted)	Multiple Voting Shares	Total Shares Outstanding
December 31, 2018	21,943	(842)	57,895	168	79,164
Issuances	8,698	—	—	—	8,698
NCI conversions	2,784	—	—	—	2,784
PVS conversions	34,752	—	(34,752)	—	—
December 31, 2019	68,177	(842)	23,143	168	90,646
Issuances	9,518	—	—	—	9,518

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Shareholders’ Equity	Subordinate Voting Shares	Subordinate Voting Shares Held in Treasury	Proportionate Voting Shares (as converted)	Multiple Voting Shares	Total Shares Outstanding
NCI conversions	583	—	—	—	583
PVS conversions	1,231	—	(1,231)	—	—
Exchange pursuant to Amended Agreement	(79,509)	842	(21,912)	(168)	(100,747)
September 22, 2020	—	—	—	—	—
Shareholders’ Equity	Fixed Shares	Floating Shares	Fixed Shares Held in Treasury	Floating Shares Held in Treasury	Fixed Multiple Shares	Total Shares Outstanding
September 23, 2020	70,994	30,476	(589)	(253)	118	100,746
Issuances	352	152	—	—	—	504
December 31, 2020	71,346	30,628	(589)	(253)	118	101,250
Pursuant to the Amended Arrangement, on September 23, 2020, Acreage completed a capital reorganization whereby (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each existing PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each existing MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. No fractional Fixed Shares, Fixed Multiple Shares or Floating Shares were issued pursuant to the Capital Reorganization. See Note 13 for further information.
During the year ended December 31, 2020, the Company issued 327 SVS (subsequently converted to 229 and 98 Fixed Shares and Floating Shares, respectively) as a result of the conversion of $550 of the Convertible Debenture (See Note 10), recorded in Issuances upon conversion of debenture on the Consolidated Statements of Shareholders’ Equity. The Company also issued 200 SVS (subsequently converted to 140 Fixed Shares and 60 Floating Shares), in relation to the issuance of the commitment shares under the Standby Equity Distribution Agreement (See Note 13), recorded in Other equity transactions on the Consolidated Statements of Shareholders’ Equity.
During the year ended December 31, 2019, the Company issued 208 SVS as compensation for consulting services of $3,424, recorded in Other equity transactions on the Consolidated Statements of Shareholders’ Equity.
Warrants
A summary of the warrants activity outstanding is as follows:
Warrants	January 1, 2020 to September 22, 2020	September 23, 2020 to December 31, 2020
	SVS	Fixed Shares	Floating Shares
Beginning balance	2,040	5,684	2,436
Granted	6,085	1,557	698
Expired	(4)	(110)	(47)
Modification pursuant to Amended Arrangement	(8,121)	—	—
Ending balance	—	7,131	3,087

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Warrants	Year ended December 31, 2019
SVS
Beginning balance	2,259
Granted	4
Expired	(223)
Ending balance	2,040
On February 10, 2020, the Company raised $27,887, net of issuance costs, from a private placement of 6,085 special warrants priced at $4.93 per unit. Each special warrant was automatically exercised on March 2, 2020 for no additional consideration, into one unit comprised of one SVS and one SVS purchase warrant with an exercise price of $5.80 and a five-year term. Pursuant to the Amended Arrangement, the exercise price was thereafter amended to $4.00. Refer to Note 13 for further discussion. The Company evaluated the warrants for liability or equity classification in accordance with ASC 480 and determined that equity treatment was appropriate as the warrants only require settlement through the issuance of the Company’s common stock, which are not redeemable, and do not represent an obligation to issue a variable number of shares. Accordingly, the warrants were classified as equity and are not subject to remeasurement at each balance sheet date.
In November 2020, in connection with the senior secured credit term loan facility, the Company issued an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the exercise price of all other warrants outstanding as of December 31, 2020 is $17.50 and $7.50 per Fixed Share and Floating Share, respectively. Refer to Note 13 for further discussion.
The weighted-average remaining contractual life of the warrants outstanding is approximately 4 years. There was no aggregate intrinsic value for warrants outstanding as of December 31, 2020.
During the year ended December 31, 2019, the Company issued 4 warrants with a weighted-average grant date fair value of $6.74 per share, and an expense of $27 was recorded in General and administrative expenses in the Consolidated Statements of Operations.
The exercise price of all warrants outstanding as of December 31, 2019 is $25 per share, and the weighted-average remaining contractual life of the warrants outstanding is approximately 2 years. There was no aggregate intrinsic value for warrants outstanding as of December 31, 2019.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Non-controlling interests - convertible units
The Company has NCIs in consolidated subsidiaries USCo2 and HSCP. The non-voting shares of USCo2 and HSCP units make up substantially all of the NCI balance as of December 31, 2020 and are convertible for either 0.7 of a Fixed Share and 0.3 of a Floating Share of Pubco or cash, as determined by the Company. Summarized financial information of HSCP is presented below. USCo2 does not have discrete financial information separate from HSCP.
HSCP net asset reconciliation	December 31, 2020	December 31, 2019
Current assets	$144,938	$55,296
Non-current assets	410,269	584,812
Current liabilities	(80,649)	(46,434)
Non-current liabilities	(171,485)	(75,219)
Other NCI balances	(742)	(1,041)
Accumulated equity-settled expenses	(206,315)	(111,934)
Net assets	$96,016	$405,480
HSCP/USCo2 ownership % of HSCP	18.68%	21.64%
Net assets allocated to USCo2/HSCP	$17,936	$87,746
Net assets attributable to other NCIs	742	1,041
Total NCI	$18,678	$88,787
	Year Ended December 31,
HSCP Summarized Statement of Operations	2020	2019
Net loss allocable to HSCP/USCo2	$(372,386)	$(191,511)
HSCP/USCo2 weighted average ownership % of HSCP	19.66%	23.44%
Net loss allocated to HSCP/USCo2	$(73,211)	$(44,890)
Net loss allocated to other NCIs	(319)	(4)
Net loss attributable to NCIs	$(73,530)	$(44,894)
As of December 31, 2020, USCo2’s non-voting shares owned approximately 0.56% of HSCP units. USCo2’s capital structure is comprised of voting shares (approximately 70%), all of which are held by the Company, and of non-voting shares (approximately 30%) held by certain former HSCP members. Certain executive employees and profits interests holders own approximately 18.12% of HSCP units. The remaining 81.32% interest in HSCP is held by USCo and represents the members’ equity attributable to shareholders of the parent.
During the years ended December 31, 2020 and 2019, the Company had several transactions with HSCP and USCo2 that changed its ownership interest in the subsidiaries but did not result in loss of control. These transactions included business acquisitions and the redemption of HSCP and USCo2 convertible units for Pubco shares (as shown in the table below), and resulted in a $3,395 and $2,766 allocation from NCI to shareholders' equity for the years ended December 31, 2020 and 2019, respectively.
During the year ended December 31, 2019, the Company made cash payments in the amount of $4,278 to HSCP and USCo2 unit holders in satisfaction of redemption requests the Company chose to settle in cash, as well as for LLC unitholders tax liabilities in accordance with the HSCP operating agreement.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

A reconciliation of the beginning and ending amounts of convertible units is as follows:
	Year Ended December 31,
Convertible Units	2020	2019
Beginning balance	25,035	27,340
Issuance of NCI units	—	198
Vested LLC C-1s canceled	(1,310)	(416)
LLC C-1s vested	1,000	755
NCI units settled in cash	—	(58)
NCI units converted to Pubco	(583)	(2,784)
Ending balance	24,142	25,035
12.	EQUITY-BASED COMPENSATION EXPENSE
Equity-based compensation expense recognized in the Consolidated Statements of Operations for the periods presented is as follows:
Equity-based compensation expense	Year Ended December 31,
	2020	2019	2018
Equity-based compensation - Plan	$57,624	$62,946	$9,862
Equity-based compensation - Plan (Plan of Arrangement Awards) (1)	17,139	23,056	—
Equity-based compensation - other	17,301	11,536	1,368
Total equity-based compensation expense	$92,064	$97,538	$11,230
(1)	In accordance with the Prior Plan of Arrangement (as defined in Note 13) with Canopy Growth, awards were granted in July 2019, and amortized based on the vesting schedule set forth herein.
Amended Arrangement with Canopy Growth
On September 23, 2020, the Company announced the implementation of the Amended Arrangement (as defined in Note 13). Pursuant to the Amended Arrangement, the Company’s articles have been amended to create new Fixed Shares, Floating Shares and Fixed Multiple Shares. Consequently, the Company’s equity-based compensation was modified into new equity awards of the Company. Refer to Note 13 for further discussion.
Equity-based compensation - Plan (Acreage Holdings, Inc. Omnibus Incentive Plan)
In connection with the RTO transaction, the Company’s Board of Directors adopted an Omnibus Incentive Plan, as amended May 7, 2019, June 19, 2019 and September 23, 2020 (the “Plan”), which permits the issuance of stock options, stock appreciation rights, stock awards, share units, performance shares, performance units and other stock-based awards up to an amount equal to 15% of the issued and outstanding Subordinate Voting Shares of the Company.
Pursuant to the Amended Arrangement, the Company retained the Plan described above, the upper limit of issuances being up to an amount equal to 15% of the issued and outstanding Fixed Shares and Floating Shares of the Company.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Restricted Share Units (“RSUs”)
	January 1, 2020 to September 22, 2020		Year Ended December 31, 2019
Restricted Share Units (Fair value information expressed in whole dollars)	RSUs	Weighted Average Fair Value	RSUs	Weighted Average Grant Date Fair Value
Unvested, beginning of period	7,843	$15.10	2,032	$24.53
Granted(1)	4,970	3.60	7,986	14.28
Forfeited	(2,654)	11.29	(117)	17.85
Vested	(2,998)	11.60	(2,058)	21.06
Unvested, end of period	7,161	$9.99	7,843	$15.10
Vested and unreleased	136	$16.33
Exchanged pursuant to Amended Agreement	(7,297)	N/A
Outstanding, September 22, 2020	—	$—
	September 23, 2020 to December 31, 2020
	Fixed Shares		Floating Shares
Restricted Share Units (Fair value information expressed in whole dollars)	RSUs	Weighted Average Grand Date Fair Value	RSUs	Weighted Average Grand Date Fair Value
Unvested, September 23, 2020(1)	5,012	$9.99	2,148	$9.99
Granted	623	$3.21	1,193	$2.07
Forfeited	(94)	$4.66	(40)	$4.66
Vested	(422)	$10.32	(613)	$4.41
Unvested, end of period	5,119	$9.24	2,688	$7.83
Vested and unreleased	211	$8.99	522	$3.16
Outstanding, end of the period	5,330	$9.23	3,210	$7.07
RSUs of the Company generally vest over a period of two years. The fair value for RSUs is based on the Company’s share price on the date of the grant. The Company recorded $37,801 and $59,627 as compensation expense during the years ended December 31, 2020 and 2019, respectively. The fair value of RSUs vested during the years ended December 31, 2020 and 2019 was $10,779 and $23,470, respectively.
The total weighted average remaining contractual life and aggregate intrinsic value of unvested RSUs at December 31, 2020 was approximately 2 years and $21,635, respectively. Unrecognized compensation expense related to these awards at December 31, 2020 was $84,325 and is expected to be recognized over a weighted average period of approximately 2 years.
There were 211 Fixed RSUs and 522 Floating RSUs that were pending delivery or deferred as of December 31, 2020. 80 vested RSUs were pending delivery or deferred as of December 31, 2019. On February 20, 2020, the Company issued 1,505 RSUs to certain executives with a weighted-average grant date fair value of $5.11 per share. 148 of the 1,505 RSUs vested immediately. Certain shares are subject to restriction thus a discount for lack of marketability was applied that correlates to the period of time. On March 13, 2020, the Company issued 630 RSUs to employees of the Company. All of these units vested immediately, with a fair market value of $2.15, which was the closing price of the

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Company’s subordinate voting shares on March 13, 2020. On December 31, 2020, the Company issued 559 Fixed RSUs and 1,166 Floating RSUs to certain executives with a weighted-average grant date fair value of $3.15 and $2.05 per share, respectively. 103 of the 559 Fixed RSUs and 476 of the 1,166 Floating RSUs vested immediately, 178 Fixed RSUs and 117 Floating RSUs vest annually over 3 years, 278 Fixed RSUs and 183 Floating RSUs vest based on certain performance conditions and 390 Floating RSUs vest quarterly over one year.
(1)	Equity-based compensation - Plan (Plan of Arrangement Awards)
Included in the RSUs granted during the year ended December 31, 2020 are “Plan of Arrangement Awards” issued in connection with the RSUs which were granted in June and July 2019:
On June 27, 2019, pursuant to the Original Arrangement Agreement (as defined in Note 13), 4,909 RSUs were awarded in total to five executive employees under the Plan. These awards vest as follows: 25% in June 2020, 25% in June 2021 and 50% three months following the Acquisition (as defined in Note 13). The Company recorded $12,186 as compensation expense during the year ended December 31, 2020 in connection with these awards. A discount for lack of marketability was applied that correlates to the period of time certain of these shares are subject to restriction.
On July 31, 2019, the Company issued 1,778 RSUs to employees with unvested RSUs and stock options ("make-whole awards") as at the date of the Option Premium payment (as defined in Note 13). The RSUs were issued to provide additional incentive for employees that were not eligible to receive the full Option Premium and were subject to the same vesting terms as the unvested options and RSUs held as of the grant date. The Company recorded $4,953 as compensation expense during the year ended December 31, 2020 in connection with these awards.
Stock options
	January 1, 2020 to September 22, 2020		Year Ended December 31, 2019
Stock Options (Exercise price expressed in whole dollars)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, beginning of period	5,608	$21.56	4,605	$25.00
Granted	191	5.75	1,785	14.04
Forfeited	(1,301)	15.59	(782)	24.68
Exercised	—	—	—	—
Modification pursuant to Amended Arrangement	(4,498)	N/A	—	—
Options outstanding, September 22, 2020	—	$—	5,608	$21.56
	September 23, 2020 to December 31, 2020
	Fixed Shares		Floating Shares
Stock Options (Exercise price expressed in whole dollars)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, September 23, 2020	3,148	$15.83	1,349	$6.78
Granted	367	$3.15	1,308	$2.05
Forfeited	(33)	$10.37	(14)	$4.44
Exercised	—	$—	—	$—
Cancelled	(1,926)	$17.26	(825)	$7.40
Options outstanding, end of period	1,556	$11.18	1,818	$3.12

Options exercisable, end of period	810	$15.42	1,316	$3.25

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Stock options of the Company generally vest over a period of three years and have an expiration period of 10 years. The weighted average contractual life remaining for options outstanding and exercisable as of December 31, 2020 was approximately 7 years and 4 years, respectively. The Company recorded $36,962 and $26,375 as compensation expense during the years ended December 31, 2020 and 2019, respectively, in connection with these awards.
On December 31, 2020, the Company issued 367 Fixed Options and 1,308 Floating Options to certain executives with an exercise price of $3.15 and $2.05 per share, respectively. 89 of the 367 Fixed Options and 59 of the 1,308 Floating Options vest annually over three years, 278 Fixed Options and 183 Floating Options vest based on certain performance conditions, 968 Floating Options were fully exercisable at grant date and 98 Floating options vest quarterly over one year. On December 31, 2020, 1,926 Fixed options and 825 Floating options were surrendered by option holders. In accordance with ASC 718, previously unrecognized compensation was recognized on cancellation date. The Company recorded $30,685 as compensation expense during the year ended December 31, 2020 for the canceled options.
As of December 31, 2020, unamortized expense related to stock options totaled $5,254 and is expected to be recognized over a weighted-average period of approximately 1 year. As of December 31, 2020, the aggregate intrinsic value for unvested options outstanding was nil and $7 for the Fixed Share options and the Floating Share options, respectively.
The fair values of Subordinate Voting Share options granted were calculated using a Black-Scholes model with the following assumptions:
Black-Scholes inputs
	January 1, 2020 to September 22, 2020	Year Ended December 31, 2019
Weighted average grant date fair value range	$3.79	$4.76 - $16.72
Assumption ranges:
Risk-free rate	1.60%	1.50% - 2.60%
Expected dividend yield	—%	—%
Expected term (in years)	6	6
Expected volatility	75%	75% - 85%
The fair values of Fixed and Floating Share options granted were calculated using a Black-Scholes model with the following assumptions:
Black-Scholes inputs
	September 23, 2020 to December 31, 2020
	Fixed Shares	Floating Shares
Weighted average grant date fair value range	$1.06 - $1.63	$0.92 - $1.06
Assumption ranges:
Risk-free rate	0.20%	0.20%
Expected dividend yield	—%	—%
Expected term (in years)	3.25 - 3.5	2.5 - 3.5
Expected volatility	75%	75%

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Volatility was estimated by using the average historical volatility of a representative peer group of publicly traded cannabis companies. The expected term represents the period of time the options are expected to be outstanding. The risk-free rate is based on U.S. Treasury bills with a remaining term equal to the expected term.
Equity-based compensation - other
HSCP C-1 Profits Interests Units (“Profits Interests”)
These membership units qualify as profits interests for U.S. federal income tax purposes and were accounted for in accordance with ASC 718, Compensation - Stock Compensation. HSCP amortizes awards over service period and until awards are fully vested.
The following table summarizes the status of unvested Profits Interests for the years ended December 31, 2020, 2019 and 2018:
	Year Ended December 31, 2020		Year Ended December 31, 2019		Year Ended December 31, 2018
Profits Interests (Fair value information expressed in whole dollars)	Number of Units	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Grant Date Fair Value
Unvested, beginning of period	1,000	$0.43	1,825	$0.43	—	$—
Class C-1 units granted	—	—	—	—	4,284	0.48
Class C-1 units canceled	—	—	(70)	0.43	(847)	0.64
Class C-1 vested	(1,000)	0.43	(755)	0.43	(1,612)	0.43
Unvested, end of period	—		1,000	$0.43	1,825	$0.43
The Company recorded $70, $369 and $1,053 as compensation expense in connection with these awards during the years ended December 31, 2020, 2019 and 2018, respectively. The fair value of Profits Interests vested during the years ended December 31, 2020 and 2019 and 2018 was $1,239, $13,141 and $690, respectively.
As of December 31, 2019, unamortized expense related to unvested Profits Interests totaled $70 and is expected to be recognized over a weighted average period of approximately 1 year.
Restricted Shares (“RSs”)
In connection with the Company’s acquisition of Form Factory (refer to Note 3), 1,369 restricted shares with a grant date fair value of $20.45 were issued to former employees of Form Factory subject to future service conditions, which fully vest 24 months from the acquisition date. The fair value for RSs is based on the Company’s share price on the date of the grant. In connection with these awards, the Company recorded compensation expense of $17,231 and $9,528 during the year ended December 31, 2020 and December 31, 2019, respectively. There was no comparable RS activity during the years ended December 31, 2018.
Employee settlement
During the year ended December 31, 2019, the Company issued 82 Subordinate Voting Shares and recognized $1,639 of compensation expense in settlement of post-employment expenses.
Forgiveness of notes receivable
The Company forgave $315 of notes receivable from certain employees in recognition of services rendered during the year ended December 31, 2018.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

13.	COMMITMENTS AND CONTINGENCIES
Commitments
The Company provides revolving lines of credit to several of its portfolio companies. Refer to Note 6 for further discussion.
Definitive agreements
On April 17, 2019, a subsidiary of the Company entered into a definitive agreement to acquire Deep Roots Medical LLC (“Deep Roots”), a vertically integrated license holder in Nevada, for consideration of 4,762 HSCP units and $20,000 in cash. The Company announced the termination of the agreement by Deep Roots on April 3, 2020 following March 31, 2020, the end date for consummating the transaction.
During the year ended December 31, 2018, the Company entered into a definitive agreement to acquire all ownership interests in GCCC Management, LLC, a management company overseeing the operations of Greenleaf Compassionate Care Center, Inc., a non-profit cultivation and processing facility in Rhode Island, for cash consideration of $10,000. The agreement terminated in April 2020.
Prior Plan of Arrangement with Canopy Growth
On June 19, 2019, the shareholders of the Company and of Canopy Growth separately approved the proposed plan of arrangement (the “Prior Plan of Arrangement”) involving the two companies, and on June 21, 2019, the Supreme Court of British Columbia granted a final order approving the Prior Plan of Arrangement. Effective June 27, 2019, the articles of the Company were amended pursuant to the Prior Plan of Arrangement to provide that, upon the occurrence (or waiver by Canopy Growth) of the Triggering Event, subject to the satisfaction of the conditions set out in the arrangement agreement entered into between Acreage and Canopy Growth on April 18, 2019, as amended on May 15, 2019 (the “Original Arrangement Agreement”), Canopy Growth will acquire (the “Acquisition”) all of the issued and outstanding shares in the capital of the Company (each, an “Acreage Share”). Under the terms of the Original Arrangement Agreement, holders of Acreage Shares and certain securities convertible or exchangeable into SVS as of the close of business on June 26, 2019, received approximately $2.63, being their pro rata portion (on an as converted to SVS basis) of $300,000 (the “Option Premium”) paid by Canopy Growth.
HSCP unit holders are required to convert their units within three years following the closing of the Acquisition as will holders of non-voting shares of USCo2.
Second Amendment to the Arrangement Agreement with Canopy Growth
On June 24, 2020, Acreage and Canopy Growth entered into a proposal agreement (the “Proposal Agreement”) which set out, among other things, the terms and conditions upon which the parties were proposing to enter into an amending agreement (the “Amending Agreement”) to amend the Original Arrangement Agreement, amend and restate the Prior Plan of Arrangement (the “Amended Plan of Arrangement”) and implement the Amended Plan of Arrangement pursuant to the Business Corporations Act (British Columbia). The effectiveness of the amendment to the Original Arrangement Agreement and the implementation of the Amended Plan of Arrangement was subject to the conditions set out in the Proposal Agreement, which included, among others, approval by (i) the Supreme Court of British Columbia at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement; and (ii) the shareholders of Acreage as required by applicable corporate and securities laws.
Following the satisfaction of various conditions set forth in the Proposal Agreement, on September 23, 2020, Acreage and Canopy Growth entered into the Amending Agreement (and together with the Original Arrangement Agreement, the “Arrangement Agreement”) and implemented the Amended Arrangement effective at 12:01 a.m. (Vancouver time) (the “Amendment Time”) on September 23, 2020 (the “Amendment Date”). Pursuant to the Amended Plan of Arrangement, Canopy Growth made a cash payment of $37,500 to Acreage’s shareholders and certain holders of securities convertible or exchangeable into shares of Acreage. Acreage also completed a capital reorganization (the “Capital Reorganization”) effective as of the Amendment Time whereby: (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Floating Share; (ii) each issued and outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each issued and outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share.
At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire existing SVS that was outstanding immediately prior to the Amendment Time, was exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Fixed Shares (a “Fixed Share Replacement Security”) and a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Floating Shares (a “Floating Share Replacement Security”) in order to account for the Capital Reorganization.
Pursuant to the Amended Plan of Arrangement, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement: (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a common share of Canopy Growth (each whole common share, a “Canopy Growth Share”) for each Fixed Share held (the “Fixed Exchange Ratio”) at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right (but not the obligation) (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the 30 day volume-weighted average trading price of the Floating Shares, subject to a minimum price of $6.41, as may be adjusted in accordance with the terms of the Amended Plan of Arrangement, to be payable, at the option of Canopy Growth, in cash, Canopy Growth Shares or a combination thereof. If any portion is paid in Canopy Growth Shares, the number of Canopy Growth Shares to be exchanged for each Floating Share shall be determined on the basis of a 30 day volume-weighted average calculation using the Floating Shares (the “Floating Ratio”). The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.
At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Fixed Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.
The Amending Agreement also provides for, among other things, amendments to the definition of Purchaser Approved Share Threshold (as defined in the Arrangement Agreement) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Fixed Exchange Ratio such that Acreage may issue a maximum of

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

32,700 shares (or convertible securities in proportion to the foregoing), which will include (i) 3,700 Floating Shares which are to be issued solely in connection with the exercise of stock options granted to Acreage management (the “Option Shares”); (ii) 8,700 Floating Shares other than the Option Shares; and (iii) 20,300 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (i) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (ii) contractual commitments existing as of the Amendment Date; (iii) the Option Shares; (iv) the issuance of up to $3,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (v) the issuance of up to 500 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (vi) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to $20,000, subject to specific limitations as set out in the Amending Agreement.
In addition, the Amending Agreement provides for, among other things: (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until Canopy Growth ceases to hold at least 35% of the issued and outstanding Acreage shares (such date being the “End Date”), including, among others, rights to nominate a majority of Acreage’s Board of Directors (the “Acreage Board”) following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent; (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth; (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below; (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below; and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to a business plan for Acreage for each fiscal year ended December 31, 2020 through December 31, 2029 set forth in the Proposal Agreement (the “Initial Business Plan”).
The Amending Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined in the Arrangement Agreement) if, among other restrictions: (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry; (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid; (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash; or (iv) such contract has a principal amount of more than $10,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt that would require consent based on the foregoing during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed $10,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500 Acreage shares (or securities convertible into or exchangeable for 500 Acreage shares).
The Amending Agreement also provides for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement also requires Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied: (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.
The Amending Agreement also requires Acreage to limit its operations to the Identified States (as defined in the Amending Agreement). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to divest of all assets outside of the Identified States (the “Non-Core Divestitures”).
In addition, the Amending Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or the End Date. Such covenants include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.
Debenture
In connection with the implementation of the Amended Arrangement, pursuant to a secured debenture dated September 23, 2020 (the “Debenture”) issued by Universal Hemp, LLC, an affiliate of Acreage that operates solely in the hemp industry in full compliance with all applicable laws (the “Borrower”), to 11065220 Canada Inc., an affiliate of Canopy Growth (the “Lender”), the Lender agreed to provide a loan of up to $100,000 (the “Loan”), $50,000 of which was advanced on the Amendment Date (the “Initial Advance”), and $50,000 of the Loan will be advanced in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.
The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.
The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by the Borrower.
No payment due and payable to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.
The Debenture includes usual and typical events of default for a financing of this nature, including, without limitation, if: (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement; (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date; and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to the Borrower by the Lender. The Debenture also includes customary representations and warranties, positive covenants and negative covenants of the Borrower.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Surety bonds
The Company has indemnification obligations with respect to surety bonds primarily used as security against non-performance in the amount of $5,000 as of December 31, 2020, for which no liabilities are recorded on the Consolidated Statements of Financial Position.
The Company is subject to other capital commitments and similar obligations. As of December 31, 2020 and 2019, such amounts were not material.
Contingencies
As of December 31, 2020, the Company has consulting fees payable in Fixed Shares and Floating Shares which are contingent upon successful acquisition of certain state cannabis licenses. The Company had maximum obligations of $8,750 and 280 Fixed Shares and 120 Floating Shares. No reserve for the contingencies has been recorded as of December 31, 2020.
The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company’s applicable subsidiaries ceasing operations. While management of the Company believes that the Company’s subsidiaries is in compliance with applicable local and state regulations as of December 31, 2020, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company’s subsidiaries may be subject to regulatory fines, penalties, or restrictions in the future.
The Company and its subsidiaries may be, from time to time, subject to various administrative, regulatory and other legal proceedings arising in the ordinary course of business. Contingent liabilities associated with legal proceedings are recorded when a liability is probable, and the contingent liability can be reasonably estimated.
Standby Equity Distribution Definitive Agreement
On May 29, 2020, the Company entered into an agreement with an institutional lender for $50,000 of financing commitments under a Standby Equity Distribution Agreement (“SEDA”). The investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $35,000 and $15,000 of the Company’s Fixed Shares and Floating Shares, respectively, at a purchase price of 95% of the market price over the course of 24 months from the effective date. In consideration for entering the SEDA, the Company issued the investor 200 SVS as commitment shares. Pursuant to the Amended Arrangement, the shares have since been exchanged for 140 Fixed Shares and 60 Floating Shares. Refer to Note 17 for further discussion.
New York outstanding litigation
On November 2, 2018, EPMMNY LLC (“EPMMNY”) filed a complaint in the Supreme Court of the State of New York, County of New York, asserting claims against 16 defendants, including NYCANNA, Impire State Holdings LLC, NY Medicinal Research & Caring, LLC (each, a wholly-owned subsidiary of High Street) and High Street. The Index Number for the action is 655480/2018. EPMMNY alleges that it was wrongfully deprived of a minority equity interest and management role in NYCANNA by its former partner, New Amsterdam Distributors, LLC, which attempted to directly or indirectly sell or transfer EPMMNY’s alleged interest in NYCANNA to other entities in 2016 and 2017, including Impire, NYMRC and High Street. EPMMNY alleges that it is entitled to the value of its alleged minority interest in NYCANNA or minority ownership in NYCANNA. EPMMNY also alleges that certain defendants misused its alleged intellectual property and/or services, improperly solicited its employees, and aided and abetted or participated in the transfer of equity and/or business opportunities from EPMMNY. High Street intends to vigorously defend this action, which the Company firmly believes is without merit. EPMMNY alleges that it was improperly deprived of its equity stake in NYCANNA before NYCANNA was acquired by High Street. High Street is also entitled to full indemnity from the claims asserted against it by EPMMNY pursuant to the purchase agreement pertaining to its acquisition of NYCANNA and personal guarantee by the largest shareholders of the seller. The defendants filed a motion to dismiss on April 1, 2019. The motion was fully briefed and submitted to the Court on July 18, 2019, and oral argument was heard on September 6, 2019. The motion remains pending before the Court. A Special Referee hearing relating to the motion to

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

dismiss has been scheduled for May 2021. The plaintiff also filed a motion seeking a preliminary injunction of any transfer of our assets. This motion was fully briefed and we are awaiting the courts decision.
CanWell Dispute
The CanWell dispute is comprised of five separate proceedings:
i.
CanWell's petition filed in Rhode Island Superior Court (C.A. KM-2019-0948) to compel arbitration of claims arising out of WPMC withdrawal as a member of the CanWell entities as well as other disputes, including issues relating to termination of the Alternative Dosage Agreement (“ADA”) (relating to the Maine dispensary).

ii.
CanWell's petition filed in Rhode Island Superior Court (C.A. No. KM-2019-1047) to compel arbitration of WPMC's redemption of the CanWell entity's interest in WPMC, including issues relating to termination of the ADA.

iii.	An arbitration proceeding relating to WPMC's withdrawal from the CanWell entities. A procedural meeting with the arbitrator took place on November 5, 2019.
iv.	An arbitration that will soon be underway with the American Arbitration Association on the issue of whether WPMC had the right to redeem CanWell's interest in WPMC.
v.
A civil action pending in Maine (Docket No. CUMSC-CV-19-0357) which was filed by Northeast Patients Group d/b/a Wellness Connection of Maine against CanWell, LLC and CanWell Processing (Maine), LLC, relating to the termination of the ADA. While no Acreage affiliate is currently a party to this action, the issue being litigated relates to the termination of the ADA, which is one of the issues that CanWell is attempting to arbitrate in Rhode Island.

vi.
A declaratory judgment action pending in Delaware, High Street Capital Partners, LLC v. CanWell, LLC, CanWell Processing (Maine), LLC, and CanWell Processing (Rhode Island), LLC (Court of Chancery, No. 2019-0957-MTZ) seeking a declaratory judgment that, as a matter of law, High Street is not subject to any non-compete provision with regard to the agreements detailed above. This case remains in the preliminary stages of litigation.

The Court issued an order on January 29, 2020 that determined that the arbitrability of the ADA Disputes is to be decided by an arbitrator, not the Court.
Following the parties’ entering into a Memorandum of Understanding (MOU) on proposed settlement terms that would settle each of the matters listed above, the parties have now reached a final confidential settlement agreement. As part of that agreement, the Company has accrued for $7,750 in Loss on legal settlements on the Consolidated Statements of Operations for the year ended December 31, 2020. In connection with this settlement agreement, the Company issued a promissory note in the amount of $7,750 to CanWell, which is non-interest bearing and is payable in periodic payments through December 31, 2024, of which the first payment of $500 was made in November 2020.
Lease Dispute
On or around December 2019, it is alleged that a wholly-owned subsidiary of HSCP entered into three five-year leases to occupy approximately 70 square feet of commercial space on a cannabis cultivation campus in California. As of November 24, 2020, HSCP and its wholly-owned subsidiary entered into a confidential settlement and release agreement with the commercial landlord, pursuant to which HSCP will make six payments to the commercial landlord totaling $6,336, which the Company has accrued for in Loss on legal settlements on the Consolidated Statements of Operations for year ended December 31, 2020. The first and second payments of $1,000 was made in November 2020 and December 2020, respectively, and the final payment will be due on December 31, 2021.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

14.	RELATED PARTY TRANSACTIONS
Transactions with related parties are entered into in the normal course of business and are measured at the amount established and agreed to by the parties.
Related party notes receivable
Acreage has certain outstanding notes receivable with related parties. Refer to Note 6 for further discussion.
GreenAcreage
The Company has an investment carried at fair value through profit and loss in GreenAcreage Real Estate (“GreenAcreage”). The Company also has an equity method investment in the management company of GreenAcreage resulting from Kevin Murphy’s board involvement. During the year ended December 31, 2019, the Company sold and subsequently leased back several of its capital assets in a transaction with GreenAcreage. The subsequent leases met the criteria for finance leases, and as such, the transactions do not qualify for sale-leaseback treatment.
On July 15, 2020, a subsidiary of the Company entered into a definitive agreement with GreenAcreage to internalize the Company’s management operations.
In November 2020, the Company completed an exchange of all its equity interests in GreenAcreage and its equity method investment in the management company of GreenAcreage in exchange for a land and building previously accounted for as a failed sales-leaseback transaction.
September 2020 Transactions
As disclosed in footnote 10 to the consolidated financial statements, ”September 2020 Transactions”, on September 23, 2020, pursuant to the implementation of the Amended Arrangement, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture. In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. Acreage then engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp, $34,019 of the proceeds on September 28, 2020.
As a result, Universal Hemp, a subsidiary of the Company, acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A Units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Institutional Investor as agent for Universal Hemp. On September 28, 2020, the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Lender (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note and its short-term note aggregating approximately $18,000 in October 2020, with the remainder being used for working capital purposes. The Lender is controlled by the Institutional Lender. The Investment Partnership is the investor in the Lender.
Related party debt
In December 2019, Kevin Murphy, the Chairman of the board of directors, made a non-interest bearing loan of $15,000 to Acreage. In January 2020, Mr. Murphy made an additional non-interest bearing loan of $5,000 to Acreage. These amounts were subsequently repaid in March 2020.
In October 2020, Kevin Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was subsequently repaid in November 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Michigan consulting agreement
Pursuant to the Consulting Services Agreement by and between Kevin Michigan, LLC and High Street (the “Michigan Consulting Agreement”), High Street provides certain consulting services to Kevin Michigan, LLC, which includes, but is not limited to, services related to application support, provisioning center administration and operation, local and state regulatory filings, human resource matters, and marketing matters. The Michigan Consulting Agreement explicitly states that High Street is not able to direct or control the business of Kevin Michigan, LLC. Additionally, there are certain leases held by and between Kevin Michigan, LLC, as lessee and certain wholly owned subsidiaries of High Street, as lessors.
As of December 31, 2020, Kevin Michigan, LLC is not operational, and no consulting fees or rents has been paid to High Street or its wholly owned subsidiaries. Kevin Michigan, LLC is owned and controlled by our Chairman, Kevin Murphy.
3.55% Credit facility and collateral
On March 11, 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with the Lender. The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The Lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Kevin Murphy, the Chairman of the board of directors, loaned $21,000 of the $22,000 borrowed by the Company to the Lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Kevin Murphy was modified to cash payments for the remaining duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
15.	INCOME TAXES
The domestic and foreign components of loss before income taxes for the years ended December 31, 2020, 2019 and 2018 are as follows:
	Year Ended December 31,
	2020	2019	2018
Domestic	$(376,905)	$(190,173)	$(30,725)
Foreign	(453)	—	—
Loss before income taxes	$(377,358)	$(190,173)	$(30,725)
The provision for income taxes for the years ended December 31, 2020, 2019 and 2018 are as follows:
Income tax provision	Year Ended December 31,
	2020	2019	2018
Current taxes:
Federal	$10,375	$6,351	$1,117
State	4,790	2,482	475
Total current	15,165	8,833	1,592
Deferred taxes:
Federal	(21,173)	(2,625)	(38)
State	(11,232)	(1,219)	(18)
Total deferred	(32,405)	(3,844)	(56)
Total income tax provision (benefit)	$(17,240)	$4,989	$1,536

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The table below reconciles the expected statutory federal income tax to the actual income tax provision (benefit):
Tax provision reconciliation	Year Ended December 31, 2020		Year Ended December 31, 2019		Year Ended December 31, 2018
	$	%	$	%	$	%
Computed expected federal income tax benefit	$(79,245)	21.0%	$(39,936)	21.0%	$(6,452)	21.0%
Increase (decrease) in income taxes resulting from:
State taxes	(35,715)	9.5	(20,151)	10.6	(3,022)	9.8
Nondeductible permanent items	76,128	(20.2)	49,231	(25.9)	4,483	(14.6)
Pass-through entities & non-controlling interests	20,001	(5.3)	13,465	(7.1)	6,375	(20.7)
Increase in valuation allowance	1,518	(0.4)	1,816	(1.0)	149	(0.5)
Other	73	—	564	(0.2)	3	—
Actual income tax provision (benefit)	$(17,240)	4.6%	$4,989	(2.6)%	$1,536	(5.0)%
The following table presents a reconciliation of gross unrecognized tax benefits:
Unrecognized tax benefits	Year Ended December 31,
	2020	2019	2018
Balance at beginning of period	$1,867	$1,394	$1,391
Increase based on tax positions related to current period	—	—	—
Increase based on tax positions related to prior period	6,565	500	3
Decrease based on tax positions related to prior period	(574)	—	—
Decrease related to settlements with taxing authorities	(139)	(27)	—
Balance at end of period	$7,719	$1,867	$1,394
Interest and penalties related to unrecognized tax benefits are recorded as components of the provision for income taxes. As of December 31, 2020 and 2019, we had interest accrued of approximately $506 and $210, respectively. Accrued interest and penalties are included in Other current liabilities in the Consolidated Statements of Financial Position.
The principal components of deferred taxes as of December 31, 2020 and 2019 are as follows:
Deferred taxes	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating losses	$2,786	$1,295
Other	697	670
Total deferred tax assets	3,483	1,965
Valuation allowance	(3,483)	(1,965)
Net deferred tax asset	—	—
Deferred tax liabilities:
Partnership basis difference	(34,673)	(63,997)
Net deferred tax liability	(34,673)	(63,997)
Net deferred tax liabilities	$(34,673)	$(63,997)

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The Company assesses available positive and negative evidence to estimate if it is more likely than not to use certain jurisdiction-based deferred tax assets including net operating loss carryovers. On the basis of this assessment, a valuation allowance was recorded during the years ended December 31, 2020 and 2019.
As of December 31, 2020, the Company has $4,596 of domestic federal net operating loss carryovers with no expiration date. As of December 31, 2020, the Company has various state net operating loss carryovers that expire at different times, the earliest of which is 2023. The statute of limitations with respect to our federal returns remains open for tax years 2018 and forward. For certain acquired subsidiaries, the federal statue remains open with respect to tax years 2014 and forward.
As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E, under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-deductible under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.
In connection with the RTO transaction, the Company entered into a tax receivable agreement with certain members of HSCP, who represent a portion of the NCI, in which it agreed to pay 65% of any realized tax benefits upon conversion of HSCP units into Subordinate Voting Shares to such members. In addition, 20% of any realized tax benefits will be paid to certain HSCP members pursuant to the Company’s tax receivable bonus plan. The Company will retain the remaining 15% of the realized tax benefits.
On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2020 and 2019 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2020, 2019, and 2018 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company is subject to 280E, the CARES Act did not have an impact on the financial statements.
16.	REPORTABLE SEGMENTS
The Company prepares its segment reporting on the same basis that its Chief Operating Decision Maker manages the business, and makes operating decisions. The Company operates under one operating segment, which is its only reportable segment: the production and sale of cannabis products. The Company’s measure of segment performance is net income, and derives its revenue primarily from the sale of cannabis products, as well as related management or consulting services which were not material in all periods presented. All of the Company’s operations are located in the United States.
17.	SUBSEQUENT EVENTS
Compass Neuroceuticals Litigation
In February 2021, a JAMS arbitration was initiated in Atlanta by Acreage Georgia LLC (“Acreage Georgia”) against its former consultant, Compass Neuroceuticals, Inc. (“Compass”), stemming from Compass’ breach of the consulting agreement entered into between the parties in June 2019, related to the preparation of an application for a Class 1 cultivation license in Georgia. Acreage Georgia is alleging damages, including lost profits, of approximately $9,000. Compass filed counterclaims for breach, also in the $9,000 range. A final arbitration hearing is currently scheduled for August 2021. The matter is in its early stages, therefore, it is too early to ascertain the materiality of any potential settlement or judgment, but the Company plans to defend itself vigorously in this matter.

ACREAGE HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Sale of Acreage Florida
On February 25, 2021, the Company entered into a definitive agreement to sell its ownership interests in Acreage Florida, Inc. (“Acreage Florida”) for an aggregate purchase price of $60,000. Acreage Florida is licensed to operate medical marijuana dispensaries, a processing facility and a cultivation facility in the state of Florida. The agreement also includes the sale of property in Sanderson, Florida. The aggregate purchase price includes an upfront cash payment of $5,000, an additional $20,000 in cash, $7,000 of the buyer’s common stock and $28,000 in promissory notes upon the closing of the transaction expected in the second quarter of 2021, subject to customary closing conditions, including the procurement of all necessary approvals for the transfer to the buyer of the Florida license for the operation of medical marijuana businesses.
3.55% Credit facility and collateral
On March 7, 2021, the Company extended the maturity date related to its $22,000 in borrowings pursuant to a loan transaction with IP Investment Company, LLC to March 31, 2021, which operates as cash collateral for the credit facility with an institutional lender.
On March 11, 2021, the Company accelerated the maturity date related to its $21,000 in borrowings pursuant to a loan transaction with an institutional investor to June 15, 2021, related to the loan described above with IP Investment Company, LLC. Refer to Note 10 for further discussion.
Standby Equity Distribution Agreement (SEDA)
On each of September 28, 2020 and January 25, 2021, the Company entered into letter agreements (the “Letter Agreements”) with the institutional investor extending the termination deadline of the SEDA to the earliest of November 30, 2020 and June 30, 2021, respectively, and the date that the Company has obtained both a receipt from the Ontario Securities Commission for a short-form final base shelf prospectus and a declaration from the United States Securities and Exchange Commission that its registration statement is effective, in each case qualifying an At-The-Market equity offering program. On March 11 2021, the SEDA termination deadline was further extended to April 15, 2022.
18.	QUARTERLY FINANCIAL DATA (unaudited)
	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2020
Total revenues, net	$24,225	$27,072	$31,742	$31,506
Gross profit	9,954	11,211	13,475	14,518
Net loss	(222,229)	(44,370)	(48,036)	(45,484)
Net loss attributable to Acreage	(171,954)	(37,192)	(40,548)	(36,895)
Net loss attributable to Acreage, basic and diluted	$(1.85)	$(0.38)	$(0.39)	$(0.35)
2019
Total revenues, net	$12,897	$17,745	$22,402	$21,065
Gross profit	5,320	7,613	9,694	7,817
Net loss	(30,804)	(49,265)	(49,502)	(65,591)
Net loss attributable to Acreage	(23,377)	(37,541)	(38,716)	(50,634)
Net loss attributable to Acreage, basic and diluted	$(0.29)	$(0.44)	$(0.43)	$(0.56)

ACREAGE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$27,868	$32,542
Restricted cash	1,098	22,097
Inventory	33,520	23,715
Notes receivable, current	1,552	2,032
Assets held-for-sale	19,272	62,971
Other current assets	15,470	4,663
Total current assets	98,780	148,020
Long-term investments	38,921	34,126
Notes receivable, non-current	81,434	97,901
Capital assets, net	103,853	89,136
Operating lease right-of-use assets	22,349	17,247
Intangible assets, net	124,534	138,983
Goodwill	37,604	31,922
Other non-current assets	1,493	4,718
Total non-current assets	410,188	414,033
TOTAL ASSETS	$508,968	$562,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$25,317	$18,913
Taxes payable	27,378	14,780
Interest payable	1,444	3,504
Operating lease liability, current	1,525	1,492
Debt, current	16,377	27,139
Non-refundable deposits on sale	1,750	750
Liabilities related to assets held-for-sale	2,808	18,154
Other current liabilities	8,844	13,010
Total current liabilities	85,443	97,742
Debt, non-current	126,186	153,318
Operating lease liability, non-current	21,830	16,609
Deferred tax liability	27,024	34,673
Other liabilities	37	2
Total non-current liabilities	175,077	204,602
TOTAL LIABILITIES	260,520	302,344
Commitments and contingencies
Common stock, no par value - unlimited authorized, 106,403 and 101,250 issued and outstanding, respectively	—	—
Additional paid-in capital	753,840	737,290
Treasury stock, 842 common stock held in treasury	(21,054)	(21,054)
Accumulated deficit	(497,864)	(475,205)
Total Acreage Shareholders' equity	234,922	241,031
Non-controlling interests	13,526	18,678
TOTAL EQUITY	248,448	259,709

TOTAL LIABILITIES AND EQUITY	$508,968	$562,053
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
REVENUE
Retail revenue, net	$30,794	$23,914	$85,038	$61,362
Wholesale revenue, net	17,077	7,798	42,634	21,513
Other revenue, net	280	30	3,090	164
Total revenues, net	48,151	31,742	130,762	83,039
Cost of goods sold, retail	(16,279)	(14,134)	(43,412)	(37,004)
Cost of goods sold, wholesale	(8,069)	(4,133)	(19,049)	(11,395)
Total cost of goods sold	(24,348)	(18,267)	(62,461)	(48,399)
Gross profit	23,803	13,475	68,301	34,640

OPERATING EXPENSES
General and administrative	8,466	14,819	23,067	40,237
Compensation expense	10,699	8,306	32,236	30,740
Equity-based compensation expense	4,168	10,445	17,191	65,369
Marketing	583	46	992	1,514
Impairments, net	2,339	—	3,157	187,775
Loss on notes receivable	—	—	1,726	8,161
Write down (recovery) of assets held-for-sale	—	2,893	(8,616)	11,003
Legal settlements, net	—	14,150	322	14,150
Depreciation and amortization	4,044	1,396	9,670	4,888
Total operating expenses	30,299	52,055	79,745	363,837
Net operating loss	$(6,496)	$(38,580)	$(11,444)	$(329,197)
(Loss) income from investments, net	489	(433)	(777)	(195)
Interest income from loans receivable	1,067	1,606	4,125	5,083
Interest expense	(3,620)	(6,147)	(14,072)	(11,106)
Other income (loss), net	81	(656)	7,825	(853)
Total other income (loss)	(1,983)	(5,630)	(2,899)	(7,071)
Loss before income taxes	$(8,479)	$(44,210)	$(14,343)	$(336,268)
Income tax (expense) benefit	(5,579)	(3,826)	(11,661)	21,633
Net loss	$(14,058)	$(48,036)	$(26,004)	$(314,635)
Less: net loss attributable to non-controlling interests	(1,761)	(7,488)	(3,347)	(64,941)
Net loss attributable to Acreage Holdings, Inc.	$(12,297)	$(40,548)	$(22,657)	$(249,694)
Net loss per share attributable to Acreage Holdings, Inc. - basic and diluted	$(0.11)	$(0.39)	$(0.21)	$(2.54)
Weighted average shares outstanding - basic and diluted	110,193	103,450	108,385	98,304
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Attributable to shareholders of the parent
(in thousands)	LLC Membership Units	Pubco Shares (as converted)	Share Capital	Treasury Stock	Accumulated Deficit	Shareholders’ Equity	Non- controlling Interests	Total Equity
December 31, 2019	—	90,646	$615,678	$(21,054)	$(188,617)	$406,007	$88,787	$494,794
Issuances for private placement	—	6,085	27,887	—	—	27,887	—	27,887
NCI adjustments for changes in ownership	—	113	(6,564)	—	—	(6,564)	6,564	—
Capital distributions, net	—	—	—	—	—	—	(18)	(18)
Equity-based compensation expense and related issuances	—	586	34,737	—	—	34,737	—	34,737
Net loss	—	—	—	—	(171,954)	(171,954)	(50,275)	(222,229)
March 31, 2020	—	97,430	$671,738	$(21,054)	$(360,571)	$290,113	$45,058	$335,171
NCI adjustments for changes in ownership	3,861	272	977	—	—	977	(977)	—
Beneficial conversion feature on convertible note	—	—	523	—	—	523	—	523
Other equity transactions	—	—	—	—	—	—	44	44
Equity-based compensation expense and related issuances	—	864	20,187	—	—	20,187	—	20,187
Net loss	—	—	—	—	(37,192)	(37,192)	(7,178)	(44,370)
June 30, 2020	3,861	98,566	$693,425	$(21,054)	$(397,763)	$274,608	$36,947	$311,555
Issuances on conversion of debenture	—	327	550	—	—	550	550
NCI adjustments for changes in ownership	—	198	1,716	—	—	1,716	(1,716)	—
Other equity transactions	—	212	532	—	—	532	—	532
Equity-based compensation expense and related issuances	—	1,443	10,445	—	—	10,445	—	10,445
Net loss	—	—	—	—	(40,548)	(40,548)	(7,488)	(48,036)
September 30, 2020	3,861	100,746	$706,668	$(21,054)	$(438,311)	$247,303	$27,743	$275,046
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY(continued)
			Attributable to shareholders of the parent
(in thousands)	LLC Membership Units	Pubco Shares (as converted)	Share Capital	Treasury Stock	Accumulated Deficit	Shareholders’ Equity	Non- controlling Interests	Total Equity
December 31, 2020	3,861	101,250	$737,290	$(21,054)	$(475,205)	$241,031	$18,678	$259,709
Purchase of non-controlling interest in subsidiary	—	—	(272)	—	—	(272)	(14)	(286)
NCI adjustments for changes in ownership	—	400	601	—	—	601	(601)	—
Capital distributions, net	—	—	—	—	—	—	(30)	(30)
Other equity transactions	—	97	300	—	—	300	—	300
Equity-based compensation expense and related issuances	—	1,693	6,042	—	—	6,042	—	6,042
Net loss	—	—	—	—	(7,809)	(7,809)	(833)	(8,642)
March 31, 2021	3,861	103,440	$743,961	$(21,054)	$(483,014)	$239,893	$17,200	$257,093
NCI adjustments for changes in ownership	—	666	(1,463)	—	—	(1,463)	1,463	—
Capital distributions, net	—	—	—	—	—	—	(2,547)	(2,547)
Other equity transactions	—	1	117	—	—	117	—	117
Equity-based compensation expense and related issuances	—	1,595	6,981	—	—	6,981	—	6,981
Net loss	—	—	—	—	(2,553)	(2,553)	(753)	(3,306)
June 30, 2021	3,861	105,702	$749,596	$(21,054)	$(485,567)	$242,975	$15,363	$258,338
NCI adjustments for changes in ownership	—	—	76	—	—	76	(76)	—
Equity-based compensation expense and related issuances	—	701	4,168	—	—	4,168	—	4,168
Net loss	—	—	—	—	(12,297)	(12,297)	(1,761)	(14,058)
September 30, 2021	3,861	106,403	$753,840	$(21,054)	$(497,864)	$234,922	$13,526	$248,448
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(in thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,004)	$(314,635)
Adjustments for:
Depreciation and amortization	9,670	4,888
Depreciation and amortization included in COGS	1,714	—
Equity-settled expenses, including compensation	17,607	65,901
Gain on business divestiture	(11,681)	(217)
Loss (gain) on disposal of capital assets	1,690	(75)
Impairments, net	9,947	187,775
Loss on notes receivable	3,726	8,161
Bad debt expense	(1,435)	194
Non-cash other revenue	(2,500)	—
Non-cash interest expense	3,154	3,754
Non-cash operating lease adjustments	(572)	709
Deferred tax benefit	(8,125)	(32,141)
Non-cash loss from investments, net	778	195
Write-down (recovery) of assets held-for-sale	(8,616)	11,003
Change, net of acquisitions in:
Inventory	(11,864)	(1,914)
Other assets	(1,239)	1,110
Interest receivable	(1,031)	(1,286)
Accounts payable and accrued liabilities	1,238	7,384
Taxes payable	12,935	9,742
Interest payable	(2,060)	4,392
Other liabilities	(5,644)	852
Net cash used in operating activities	$(18,312)	$(44,208)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of capital assets	$(27,535)	$(7,904)
Investments in notes receivable	(3,918)	(14,193)
Collection of notes receivable	13,225	235
Cash paid for long-term investments	—	(34,019)
Proceeds from business divestiture	24,407	997
Proceeds from sale of capital assets	5	1,160
Business acquisitions, net of cash acquired	541	(9,983)
Proceeds from sale of promissory notes	26,000	—
Distributions from investments	1,427	26
Net cash provided by (used in) investing activities	$34,152	$(63,681)
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(continued)
	Nine Months Ended September 30,
(in thousands)	2021	2020
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party debt	$—	$5,000
Repayment of related party loan	—	(20,000)
Proceeds from debt financing	6,301	129,000
Deferred financing costs paid	(975)	(3,317)
Proceeds from equity transactions	—	27,887
Collateral received from financing agreement	—	22,000
Repayment of debt	(46,321)	(10,822)
Net cash (used in) provided by financing activities	$(40,995)	$149,748
Net (decrease) increase in cash, cash equivalents, restricted cash, and cash held for sale	$(25,155)	$41,859
Cash, cash equivalents, restricted cash, and cash held for sale - Beginning of period	54,639	26,600
Cash, cash equivalents, restricted cash, and cash held for sale - End of period	$29,484	$68,459

RECONCILIATION OF CASH FLOW INFORMATION:
Cash and cash equivalents	$27,868	$46,363
Restricted cash	$1,098	$22,096
Cash held for sale	$518	$—
Total cash, cash equivalents, restricted cash, and cash held for sale at end of period	$29,484	$68,459
	Nine Months Ended September 30,
(in thousands)	2021	2020
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid - non-lease	$11,444	$988
Income taxes paid	6,346	867
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital assets not yet paid for	$4,063	$5,625
Exchange of intangible assets to notes receivable	—	18,800
Holdback of Maine HSCP notes receivable	—	917
Promissory note conversion (Note 3)	10,880	10,087
Deferred tax liability related to business acquisition	—	3,077
Beneficial conversion feature	—	523
Convertible note conversion	—	550
Insurance proceeds not yet received	6,790	—
Non-cash proceeds from business divestiture	34,475	—
Unpaid debt issuance costs	—	4,968
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)
1.	NATURE OF OPERATIONS
Acreage Holdings, Inc. (the “Company”, “Pubco” or “Acreage”) was originally incorporated under the Business Corporations Act (Ontario) on July 12, 1989 as Applied Inventions Management Inc. On August 29, 2014, the Company changed its name to Applied Inventions Management Corp. The Company continued into British Columbia and changed its name to “Acreage Holdings, Inc.” on November 9, 2018. The Company’s Class E subordinate voting shares (“Fixed Shares”) and Class D subordinate voting shares (“Floating Shares”) are listed on the Canadian Securities Exchange under the symbols “ACRG.A.U” and “ACRG.B.U”, respectively, quoted on the OTCQX under the symbols “ACRHF” and “ACRDF”, respectively, and traded on the Frankfurt Stock Exchange under the symbols “0VZ1” and “0VZ2”, respectively. The Company indirectly owns, operates and has contractual relationships with cannabis cultivation facilities, dispensaries and other cannabis-related companies in the United States (“U.S.”).
High Street Capital Partners, LLC, a Delaware limited liability company doing business as “Acreage Holdings” (“HSCP”), was formed on April 29, 2014. The Company became the indirect parent of HSCP on November 14, 2018 in connection with the reverse takeover (“RTO”) transaction described below.
The Company’s principal place of business is located at 450 Lexington Avenue, #3308, New York, New York in the U.S. The Company’s registered and records office address is Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia in Canada.
The RTO transaction
On September 21, 2018, the Company, HSCP, HSCP Merger Corp. (a wholly-owned subsidiary of the Company), Acreage Finco B.C. Ltd. (a special purpose corporation) (“Finco”), Acreage Holdings America, Inc. (“USCo”) and Acreage Holdings WC, Inc. (“USCo2”) entered into a business combination agreement (the “Business Combination Agreement”) whereby the parties thereto agreed to combine their respective businesses, which would result in the RTO of Pubco by the security holders of HSCP, which was deemed to be the accounting acquiror. On November 14, 2018, the parties to the Business Combination Agreement completed the RTO.
Canopy Growth Corporation transaction
On June 27, 2019, the Company and Canopy Growth Corporation (“Canopy Growth” or “CGC”) implemented the Prior Plan of Arrangement (as defined in Note 13) contemplated by the Original Arrangement Agreement (as defined in Note 13). Pursuant to the Prior Plan of Arrangement, Canopy Growth was granted an option to acquire all of the issued and outstanding shares of the Company in exchange for the payment of 0.5818 of a common share in the capital of Canopy Growth for each Class A subordinate voting share (each, a “SVS”) held (with the Class B proportionate voting shares (the “PVS”) and Class C multiple voting shares (the “MVS”) being automatically converted to SVS immediately prior to consummation of the Acquisition (as defined in Note 13), which original exchange ratio was subject to adjustment in accordance with the Original Arrangement Agreement. Canopy Growth was required to exercise the option upon a change in federal laws in the United States to permit the general cultivation, distribution and possession of marijuana (as defined in the relevant legislation) or to remove the regulation of such activities from the federal laws of the United States (the “Triggering Event”) and, subject to the satisfaction or waiver of certain closing conditions set out in the Original Arrangement Agreement, Canopy Growth was required to acquire all of the issued and outstanding SVS (following the mandatory conversion of the PVS and MVS into SVS).
On June 24, 2020, Canopy Growth and the Company entered into an agreement to, among other things, amend the terms of the Original Arrangement Agreement and the terms of the Prior Plan of Arrangement (the “Amended Arrangement”). On September 16, 2020, the Company’s shareholders voted in favor of a special resolution authorizing and approving the terms of, among other things, the Amended Arrangement. Subsequently, on September 18, 2020, the Company obtained a final order from the Supreme Court of British Columbia approving the Amended Arrangement, and on September 23, 2020 the Company and Canopy Growth entered into the Amending Agreement (as defined in Note 13) and implemented the Amended Arrangement. Pursuant to the Amended Arrangement, the Company’s articles were

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

amended to create the Fixed Shares, the Floating Shares and the Class F multiple voting shares (the “Fixed Multiple Shares”), and each outstanding SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share, each outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares, and each outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. Refer to Note 13 for further discussion.
Pursuant to the implementation of the Amended Agreement, on September 23, 2020, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 to Universal Hemp, LLC, an affiliate of the Company. The debenture bears interest at a rate of 6.1% per annum. Refer to Note 10 for further discussion.
COVID-19
In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, China. Since then, it has spread to other countries and infections have been reported around the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic.
In response to the outbreak, governmental authorities in the United States, Canada and internationally have introduced various recommendations and measures to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing. The COVID-19 outbreak and the response of governmental authorities to try to limit it are having a significant impact on the private sector and individuals, including unprecedented business, employment and economic disruptions. Management has been closely monitoring the impact of COVID-19, with a focus in the health and safety of the Company’s employees, business continuity and supporting its communities. The Company has implemented various measures to reduce the spread of the virus, including implementing social distancing measures at its cultivation facilities, manufacturing facilities, and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.
Significant uncertainty continues to exist concerning the magnitude of the impact of the COVID-19 pandemic and its variants.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and going concern
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021, or any other period.
As reflected in the financial statements, the Company had an accumulated deficit as of September 30, 2021, as well as a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.
However, management believes that substantial doubt about the Company’s ability to meet its obligations for the next twelve months from the date these financial statements were issued has been alleviated due to, but not limited to, (i) access to future capital commitments, (ii) continued sales growth from the Company’s consolidated operations, (iii) latitude as to the timing and amount of certain operating expenses as well as capital expenditures, (iv) restructuring plans that have already been put in place to improve the Company’s profitability, (v) the Standby Equity Distribution Agreement (refer to Note 13 and 17 for further discussion) and (vi) the anticipated Non-Core Divestitures (refer to Note 3 for further discussion).

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

If the Company is unable to raise additional capital whenever necessary, it may be forced to decelerate or curtail its footprint buildout or other operational activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow it to slow its rate of spending and extend its use of cash until additional capital is raised. However, management cannot provide any assurances that it will be successful in accomplishing any of the Company’s plans. Management also cannot provide any assurance as to unforeseen circumstances that could occur at any time within the next twelve months or thereafter which could increase the Company’s need to raise additional capital on an immediate basis.
These interim unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, dated March 25, 2021, as filed with the Securities and Exchange Commission (the “2020 Form 10-K”).
Emerging growth company
The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Functional and presentation currency
The unaudited condensed consolidated financial statements and the accompanying notes are expressed in U.S. dollars. Financial metrics are presented in thousands. Other metrics, such as shares outstanding, are presented in thousands unless otherwise noted.
Use of estimates
The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts that are reported in the unaudited condensed consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from those estimates. Significant estimates inherent in the preparation of the accompanying unaudited condensed consolidated financial statements include the fair value of assets acquired and liabilities assumed in business combinations, assumptions relating to equity-based compensation expense, estimated useful lives for property, plant and equipment and intangible assets, the valuation allowance against deferred tax assets and the assessment of potential impairment charges on goodwill, intangible assets and investments in equity and notes receivable.
Basis of consolidation
The unaudited condensed consolidated financial statements include the accounts of Acreage, its subsidiaries and variable interest entities (“VIEs”) where the Company is considered the primary beneficiary, if any, after elimination of intercompany accounts and transactions. Investments in entities in which the Company has significant influence, but less than a controlling financial interest, are accounted for using the equity method. The Company’s proportionate share of net income or loss of the entity is recorded in Income (loss) from investments, net in the Consolidated Statements of Operations.
The unaudited and audited consolidated financial statements are referred to as the “Financial Statements” herein. The unaudited condensed consolidated statements of operations are referred to as the “Statements of Operations” herein. The unaudited and audited condensed consolidated statements of financial position are referred to as the “Statements of Financial Position” herein. The unaudited condensed consolidated statements of cash flows are referred to as the “Statements of Cash Flows” herein.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Restricted cash
Restricted cash represents funds contractually held for specific purposes (refer to Note 10) and, as such, not available for general corporate purposes.
Impairment of long-lived assets
Goodwill and indefinite-lived intangible assets are not subject to amortization and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired. Goodwill and indefinite-lived intangible assets are tested at the individual business level. The Company may first assess qualitative factors and, if it determines it is more likely than not that the fair value is less than the carrying value, then proceed to a quantitative test if necessary.
Finite-lived intangible assets and other long-lived assets are tested for impairment based on undiscounted cash flows when events or changes in circumstances indicate that the carrying amount may not be recoverable.
Accounting for warrants and convertible notes
The Company determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing a variable number of shares.
If warrants do not meet the liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable U.S. GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.
The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The debt discounts under these arrangements are amortized over the earlier of (i) the term of the related debt using the straight line method which approximates the interest rate method or (ii) redemption of the debt. The amortization of debt discounts is included as a component of Interest expense in the accompanying Statements of Operations. Refer to Note 10 for further discussion.
Assets held for sale
The Company classifies long-lived assets or disposal groups as held for sale in the period when the following held for sale criteria are met: (i) the Company commits to a plan to sell; (ii) the long-lived asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such long-lived assets or disposal groups; (iii) an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; (iv) the sale is probable within one year; (v) the asset or disposal group is being actively marketed for

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

sale at a price that is reasonable in relation to its current fair value; and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. In accordance with ASC 360-10, Property, Plant and Equipment, long-lived assets and disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less costs to sell.
Other assets
The Company’s Other current assets balance on the Statement of Financial Position consists of accounts receivables, billed receivables, and other receivables, net of allowance for doubtful accounts, as well as prepaid expenses and other current assets as of September 30, 2021.
Net loss per share
Net loss per share represents the net loss attributable to shareholders divided by the weighted average number of shares outstanding during the period on an as converted basis. Basic and diluted loss per share are the same as of September 30, 2021 and 2020 as the issuance of shares upon conversion, exercise or vesting of outstanding units would be anti-dilutive in each period. There were 42,621 and 46,541 potentially dilutive instruments outstanding as of September 30, 2021 and 2020, respectively. Refer to Note 16 for further discussion.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which was subsequently revised by ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03. ASU 2016-13 introduces a new model for assessing impairment on most financial assets. Entities will be required to use a forward-looking expected loss model, which will replace the current incurred loss model, which will result in earlier recognition of allowance for losses. As an emerging growth company, the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934. Accordingly, ASU 2016-13 will be effective for the Company’s first interim period of fiscal 2023, and the Company is currently evaluating the impact of the new standard.
3.	ACQUISITIONS, DIVESTITURES AND ASSETS HELD FOR SALE
Acquisitions
During the nine months ended September 30, 2021, the Company completed the business combination below. The preliminary purchase price allocation is as follows:
Purchase Price Allocation	CWG (1)
Cash and cash equivalents	$828
Inventory	1,200
Other current assets	347
Capital assets	3,312
Operating lease ROU asset	1,584
Goodwill	5,682
Other non-current assets	40
Accounts payable and accrued liabilities	(464)
Taxes payable	(68)
Operating lease liability, current	(193)
Other current liabilities	3
Operating lease liability, non-current	(1,391)
Fair value of net assets acquired	$10,880

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Purchase Price Allocation	CWG (1)

Consideration paid:
Settlement of pre-existing relationship	$10,880
Total consideration	$10,880
(1)	On April 30, 2021, a subsidiary of the Company acquired 100% of CWG Botanicals, Inc. (“CWG”), an adult-use cannabis cultivation and processing operations in the state of California.
The consideration paid for CWG consisted of the settlement of a pre-existing relationship, which included a line of credit of $9,321 and the related interest receivable of $1,559, which were both previously recorded in Notes receivable, non-current on the Statements of Financial Position.
The preliminary purchase price allocation is based upon preliminary valuations and our estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.
On March 19, 2021, a subsidiary of the Company, HSC Solutions, LLC (“HSC Solutions”) entered into an assignment of membership agreement to acquire the remaining non-controlling interests of its subsidiary, NCC Real Estate, LLC (“NCCRE”), based primarily on the fair value of property held by NCCRE estimated in the amount of $850. The consideration paid to the non-controlling interest sellers of $286 was recorded in Additional paid-in capital and Non-controlling interests on the Statements of Financial Position. Additionally, the Company subsequently repaid the outstanding principal balance of the NCCRE secured loan. Refer to Note 10 for further discussion.
During the nine months ended September 30, 2020, the Company completed the following business combination and allocated the purchase price as follows:
Purchase Price Allocation	CCF(1)
Cash and cash equivalents	$17
Inventory	1,969
Other current assets	3,164
Capital assets	4,173
Operating lease ROU asset	4,455
Goodwill	5,247
Intangible assets - cannabis licenses	10,000
Other non-current assets	10
Accounts payable and accrued liabilities	(228)
Taxes payable	(17)
Other current liabilities	(4,248)
Operating lease liability	(4,455)
Fair value of net assets acquired	$20,087

Consideration paid:

Cash	$10,000
Settlement of pre-existing relationship	10,087
Total consideration	$20,087
(1)	On June 26, 2020, a subsidiary of the Company acquired 100% of Compassionate Care Foundation, Inc. (“CCF”), a New Jersey vertically integrated medical cannabis nonprofit corporation.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The settlement of pre-existing relationship included in the transaction price includes a $7,952 line of credit as well as interest receivable of $2,135 which were both previously recorded in Notes receivable, non-current in the Statements of Financial Position. The carrying value of these amounts approximated their fair value.
Divestitures
On April 27, 2021, a subsidiary of the Company sold all equity interests in Acreage Florida, Inc. (“Acreage Florida”), for an aggregate sale price of $60,000. Acreage Florida is licensed to operate medical cannabis dispensaries, a processing facility and a cultivation facility in the state of Florida. The aggregate purchase price consisted of approximately $21,500 in cash, $7,000 of the buyer’s common stock, subject to a rolling lock up restriction period ending one year after the disposition date, with the lock up expiring in monthly 1/6th increments beginning October 27, 2021, and secured promissory notes totaling approximately $31,500. This resulted in a gain on sale of $11,682 recorded in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2021. Further, the Company de-recognized deferred tax liabilities related to indefinite-lived intangible lived assets held by Acreage Florida of $6,044 as a result of the disposition in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2021,
On May 8, 2020, the Company sold all equity interests in Acreage North Dakota, LLC, a medical cannabis dispensary holder and operator for $1,000. This resulted in gain on sale recorded of $217 recorded in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2020.
Assets Held for Sale
On June 30, 2020, the Company determined certain businesses and assets met the held-for-sale criteria. The Company identified the following businesses as their separate disposal groups: Acreage Florida, Kanna, Inc., Maryland Medicinal Research & Caring, LLC (“MMRC”) and certain Oregon entities comprising 22nd & Burn, Inc., The Firestation 23, Inc., East 11th Incorporated and a dispensary in Springfield, Oregon, collectively (“Cannabliss”). Concurrently, as further disposal groups, the Company identified certain assets owned in HSCP Oregon, LLC (comprising Medford and Powell) and Michigan as held-for-sale.
In accordance with ASC 205-20-45 - Discontinued Operations, a disposal of a component of an entity shall be reported in discontinued operations if the divestiture represents a strategic shift that will have a major effect on the entity’s operations and financial results. Management determined that the expected divestitures will not represent a strategic shift that will have a major effect on the Company’s operations and financial results and thus will not report the expected divestitures of these assets as discontinued operations.
Upon classification of the disposal groups as held for sale, the Company tested each disposal group for impairment and recognized charges of $11,003 for the year ended December 31, 2020 to write the disposal groups down to its fair value less costs to sell. During the nine months ended September 30, 2021, the Company recognized a recovery on the Acreage Florida disposal group of $8,616 within Write down (recovery) of assets held-for-sale on the Statements of Operations as the estimated fair value less costs to sell increased. Additionally, all assets and liabilities determined within these disposal groups were transferred into Assets held-for-sale and Liabilities related to assets held-for-sale on the Statements of Financial Position, respectively as of September 30, 2021 from each of their previous respective financial statement captions. Refer to the table below for further details.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The preliminary fair values of the major classes of assets and liabilities of the businesses and assets classified as held-for-sale on the Statements of Financial Position are presented below and are subject to change based on developments during the sales process.
	September 30, 2021
	Kanna, Inc.(4)	MMRC(1)	Michigan(4)	Cannabliss(3)	OR - Medford(2)	OR - Powell(2)	Total
Cash	$—	$—	$—	$518	$—	$—	$518
Inventory	$—	$—	$—	$166	$100	$57	$323
Notes receivable, current	—	—	—	—	70	—	70
Other current assets	—	30	—	6	—	—	36
Total current assets classified as held-for-sale	—	30	—	690	170	57	947
Capital assets, net	1,156	286	7,469	83	2,252	7	11,253
Operating lease right-of-use assets	944	362	—	1,210	321	164	3,001
Intangible assets, net	970	801	—	—	—	—	1,771
Goodwill	—	—	—	2,191	—	—	2,191
Other non-current assets	—	—	—	21	70	18	109
Total assets classified as held for sale	$3,070	$1,479	$7,469	$4,195	$2,813	$246	$19,272

Accounts payable and accrued liabilities	$(98)	$(3)	$—	$(276)	$(5)	$(48)	$(430)
Taxes payable	(15)	—	—	—	—	—	(15)
Operating lease liability, current	(279)	(32)	—	(259)	(146)	(54)	(770)
Other current liabilities	—	—	—	—	—	—	—
Total current liabilities classified as held-for-sale	(392)	(35)	—	(535)	(151)	(102)	(1,215)
Operating lease liability, non-current	(397)	(299)	—	(730)	(167)	—	(1,593)
Total liabilities classified as held-for-sale	$(789)	$(334)	$—	$(1,265)	$(318)	$(102)	$(2,808)
(1)
In August 2020, the Company entered into a transaction of sale for MMRC for $1,500 with a buyer. The Company’s applicable subsidiary, when permitted by state law, will transfer all of the issued and outstanding membership interests of MMRC to the buyer. In the interim, and subject to regulatory approval, the buyer and MMRC will enter into a management services agreement for the management and operation of MMRC until such time as the Company can transfer the equity of MMRC to the buyer.

(2)
In February 2021, a subsidiary of the Company entered into a definitive agreement and management services agreement to sell an indoor cultivation facility in Medford, Oregon and a retail dispensary in Portland, Oregon, for total consideration of $3,000, to be paid in a series of tranches based on estimated regulatory approvals expected not to exceed 18 months.

(3)
In September 2021, a subsidiary of the Company entered into a definitive agreement and management services agreements to sell, upon regulatory approval, four retail dispensaries in Oregon for total consideration of $6,500, consisting of a $250 cash payment at the time of signing and a 10-month secured promissory note.

(4)
Specific market conditions related to these businesses and assets have changed subsequent to their initial classification as held-for-sale. The Company continues to be committed to these sales, has adjusted its expectations and continues to actively market these businesses and assets at a reasonable price given the change in market conditions and the ongoing impact of COVID-19 pandemic.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

4.	INTANGIBLE ASSETS AND GOODWILL
Intangible assets
The following table details the intangible asset balances by major asset classes:
Intangibles	September 30, 2021	December 31, 2020
Finite-lived intangible assets:
Management contracts	$14,893	$19,580
Accumulated amortization on finite-lived intangible assets:
Management contracts	(8,980)	(5,262)
Finite-lived intangible assets, net	5,913	14,318

Indefinite-lived intangible assets
Cannabis licenses	118,621	124,665
Total intangibles, net	$124,534	$138,983
The intangible assets balance as of September 30, 2021 excludes intangible assets reclassified to assets held for sale. Refer to Note 3 for further discussion. The average useful life of finite-lived intangible assets ranges from one to five years.
Impairment of intangible assets
During the nine months ended September 30, 2021, the Company recognized an impairment charge of $818, related to its finite-lived intangible asset at Prime Alternative Treatment Center Consulting, LLC (“PATCC”), due to changes in expected cash flows pursuant to a revised consulting services agreement, recognized in Impairments, net on the Statements of Operations. This impairment resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $1 and $207 during the three and nine months ended September 30, 2021, respectively.
In December 2019, a novel strain of coronavirus emerged in Wuhan, China, which since then, has spread worldwide. As a result of the global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred as of March 31, 2020, and accordingly, performed interim impairment testing.
■
During the nine months ended September 30, 2020, the Company performed a quantitative analysis and concluded certain of the indefinite-lived cannabis licenses had a fair value below the carrying value. Accordingly, during the nine months ended September 30, 2020, the Company recognized impairment charges of $92,798 with respect to its indefinite-lived intangible assets at Acreage Florida, Form Factory Holdings, LLC (“Form Factory”) and Kanna, Inc. The charge is recognized in Impairments, net on the Statements of Operations.

■
During the nine months ended September 30, 2020, the Company evaluated the recoverability of the related finite-lived intangible assets to be held and used by comparing the carrying amount of the assets to the future net undiscounted cash flows expected to be generated by the assets, or comparable market sales data to determine if the carrying value is recoverable. Accordingly, during the nine months ended September 30, 2020, the Company recognized impairment charges of $8,324, with respect to its finite-lived intangible assets at Form Factory and CWG Botanicals, Inc. (“CWG”). This charge was recognized in Impairments, net on the Statements of Operations.

■
These impairments resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $75 and $31,473 during the three and nine months ended September 30, 2020, respectively.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On March 6, 2020, a subsidiary of the Company closed on a refinancing, transaction and conversion related to Northeast Patients Group, operating as Wellness Connection of Maine (“WCM”), a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. Refer to Note 6 for further discussion. Concurrently, a portion of the management contract was converted into a promissory note of $18,800 in Notes receivable, non-current on the Statements of Financial Position in exchange for the previously held management contract. An impairment was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange. This resulted in an impairment loss to finite-lived intangible assets of $9,395 in Impairments, net on the Statements of Operations for the nine months ended September 30, 2020.
Amortization of intangible assets
During the nine months ended September 30, 2021, the Company terminated and de-recognized a Management Contract for $1,574 with CWG as a result of the competed acquisition. The remaining amortization related to the disposition was recognized in full in Depreciation and amortization on the Statements of Operations. Refer to Note 3 for further discussion of the CWG acquisition.
During the nine months ended September 30, 2021, the Company revised the estimated useful lives related to its management services agreements with Greenleaf Apothecaries, LLC, Greenleaf Therapeutics, LLC and Greenleaf Gardens, LLC (together “Greenleaf), due to changes in the expected duration of these agreements. Refer to Note 17 for further discussion of the Greenleaf acquisition.
Amortization expense recorded during the three and nine months ended September 30, 2021 was $3,117 and $7,588, respectively. Amortization expense recorded during the three and nine months ended September 30, 2020 was $541 and $2,248, respectively.
Expected annual amortization expense for existing intangible assets subject to amortization at September 30, 2021 is as follows for each of the next five fiscal years:
Amortization of Intangibles	2021	2022	2023	2024	2025
Amortization expense	$3,281	$657	$657	$657	$657
Goodwill
The following table details the changes in the carrying amount of goodwill:
Goodwill	Total
December 31, 2020	$31,922
Acquisitions	5,682
September 30, 2021	$37,604
During the nine months ended September 30, 2021, the Company recognized $5,682 in goodwill based on the preliminary purchase price allocation related to the acquisition of CWG. Refer to Note 3 for further discussion.
Also as a result of the global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred as of March 31, 2020, and accordingly, performed interim impairment testing.
During the nine months ended September 30, 2020, the Company recognized impairment charges of $65,304, with respect to its goodwill related to Form Factory. The Company applied the discounted cash flow approach to determine the fair value of Form Factory. The charge is recognized in Impairments, net on the Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Pursuant to the WCM refinancing described above, the Company recognized an impairment loss to goodwill of $11,586 on Impairments, net on the Statements of Operations for the nine months ended September 30, 2020. This was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange.
5.	INVESTMENTS
The carrying values of the Company’s investments in the Statements of Financial Position as of September 30, 2021 and December 31, 2020 are as follows:
Investments	September 30, 2021	December 31, 2020
Investments held at FV-NI	38,921	34,126
Equity method investments	—	—
Total long-term investments	$38,921	$34,126
(Loss) income from investments, net in the Statements of Operations during the three and nine months ended September 30, 2021 and 2020 is as follows:
Investment (loss) income	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Investments held at FV-NI	489	614	(777)	877
Equity method investments	—	(1,047)	—	(1,072)
(Loss) income from investments, net	$489	$(433)	$(777)	$(195)
Investments held at FV-NI
The Company has investments in equity of several companies that do not result in significant influence or control. These investments are carried at fair value, with gains and losses recognized in the Statements of Operations.
Equity method investments
With a portion of the proceeds for the 6.1% loan received by Universal Hemp, LLC (“Universal Hemp”), Acreage engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The Class B units are held by the Investment Advisor as an agent for Universal Hemp. Universal Hemp, through its investment with the Investment Advisor was determined to hold significant influence in the Investment Partnership in accordance with ASC 810 due to 1) the economic financial interest, and 2) the entitlement to matters as they pertain to ‘Extraordinary Resolution’ items as defined within the Investment Partnership Agreement. As a result, the Company accounted for the investment in the Investment Partnership under the equity method until December 2020. Refer to Note 10 for further discussion (“September 2020 Transactions”).
In December 2020, as the Company no longer held significant influence due to the removal of the Extraordinary Resolution entitlements and other revisions in the Investment Partnership Agreement, the Company changed its accounting for the Investment Partnership to recognize the investment at fair value, with gains and losses recognized in the Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

6.	NOTES RECEIVABLE
Notes receivable as of September 30, 2021 and December 31, 2020 consisted of the following:
	September 30, 2021	December 31, 2020
Notes receivable	$77,755	$94,171
Interest receivable	5,231	5,762
Total notes receivable	$82,986	$99,933
Less: Notes receivable, current	1,552	2,032
Notes receivable, non-current	$81,434	$97,901
Interest income on notes receivable during the three and nine months ended September 30, 2021 totaled $1,067 and $4,125, respectively. Interest income on notes receivable during the three and nine months ended September 30, 2020 totaled $1,606 and $5,083, respectively.
The Company has determined that the collectibility of certain notes receivables is doubtful based on information available. As of September 30, 2021, the Company’s allowance for notes receivable and accrued interest was $1,831. For the three and nine months ended September 30, 2021, the Company recognized a loss of nil and $1,726, respectively. The charges are recorded in Loss on notes receivable on the Statements of Operations.
On April 27, 2021, the Company received three secured promissory notes in the aggregate amount of approximately $31,500 related to the sale of Acreage Florida. Of the approximately $31,500 in promissory notes, a promissory note for approximately
$3,500 was collected during the three and nine months ended September 30, 2021, and in June 2021, the remaining two promissory notes totaling $28,000 were sold in a related party transaction to Viridescent Realty Trust, Inc. (“Viridescent”) for cash proceeds of approximately $26,000. This sale resulted in a loss of approximately $2,000 recorded in Other income (loss), net on the Statements of Operations. Refer to Notes 3 and 14 for further discussion.
On March 6, 2020, a subsidiary of the Company closed on a refinancing transaction and conversion related to Northeast Patients Group, operating as WCM, a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. WCM previously had a series of agreements with Wellness Pain & Management Connection LLC (“WPMC”), which resulted in an outstanding balance of $18,800 due to WPMC as of closing of this transaction. A restated consulting agreement was put in place, whereby WCM agrees to pay a fixed annual fee of $120, payable monthly, in exchange for a suite of consulting services. In addition, a promissory note payable to WPMC was signed in the amount of $18,800 to convert the existing payment due into a fixed, secured debt obligation.
In order to fund the transaction of WCM, a subsidiary of the Company created a new Maine corporation, named Maine HSCP, Inc. (“Maine HSCP”). At closing, a subsidiary of the Company contributed $5,700 to Maine HSCP, and then sold 900 shares of Maine HSCP, constituting all of the outstanding equity interests of Maine HSCP, to three qualifying individuals in exchange for promissory notes of $1,900 each. Each note is secured by a pledge of the shares in Maine HSCP, and payment of the note is to be made solely from dividends paid to the shareholder by Maine HSCP, except for amounts to be paid to the shareholder to cover tax obligations. The Company’s relevant subsidiary has the option, exercisable at any time, to buy back the shares, at the higher of fair market value or the remaining balance under the promissory notes. The individuals also have the right at any time to put the shares to the Company’s subsidiary on the same terms. The net equity impact to the Company was nil, and the option described above is only redeemable if permissible pursuant to Maine regulations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On July 1, 2019, a subsidiary of the Company entered into $8,000 convertible note receivable with a west coast social equity program. Upon certain conditions related to a subsequent capital raise, the Company’s applicable subsidiary will obtain the right to convert its financing receivable to an ownership interest. The convertible note receivable matures in June 2022 and bears interest at a rate of 8% per annum. During the nine months ended September 30, 2020, the Company wrote off the note receivable and the accrued interest of $8,000 and $161, respectively, as the Company determined that the note was not collectible and recorded a loss on notes receivable of $8,161.
Subsequent to September 30, 2021, the Company completed the acquisition of Greenleaf, an operator of cultivation, processing and retail facilities in Ohio, As of September 30, 2021, notes receivable and interest receivable included $42,043 related to Greenleaf that were assumed as part of the acquisition and will be eliminated upon consolidation for periods after September 30, 2021. Refer to Note 17 for further discussion of the Greenleaf acquisition.
The Company provides revolving lines of credit to several entities under management services agreements which are included in notes receivable. The relevant terms and balances are detailed below.
Lines of Credit
			Balance as of
Counterparty	Maximum Obligation	Interest Rate	September 30, 2021	December 31, 2020
Greenleaf(1)	$31,200	3.25% - 4.75%	$29,422	$29,422
CWG Botanicals Inc. (“CWG”)(2)	12,000	8%	—	9,767
Compassionate Care Foundation, Inc. (“CCF”)(3)	12,500	18%	—	—
Prime Alternative Treatment Center, Inc. ("PATC")(4)	7,150	—%	4,030	4,650
Patient Centric of Martha’s Vineyard, Ltd. (“PCMV”)(5)	9,000	15%	4,854	6,873
Health Circle, Inc.(6)	8,000	15%	4,331	4,331
Total	$79,850		$42,637	$55,043
(1)
During the year ended December 31, 2018, a subsidiary of the Company extended lines of credit to Greenleaf, which mature in June 2023. Subsequent to September 30, 2021, the Company completed the acquisition of Greeneleaf. Refer to Note 17 for further discussion of the Greenleaf acquisition.

(2)	The revolving line of credit due from CWG matures in December 2021.
In April 2021, a subsidiary of the Company closed on its acquisition of CWG and the amounts outstanding under the line of credit was converted into equity in CWG. Refer to Note 3 for further discussion.
(3)	In September 2018, a subsidiary of the Company entered into a management agreement to provide certain advisory and consulting services to CCF for a monthly fee based on product sales.
In November 2019, certain changes in New Jersey state laws occurred to allow for-profit entities to hold cannabis licenses and certain regulatory approvals. Accordingly, a subsidiary of the Company entered into a Reorganization Agreement with CCF, whereby the management agreement will terminate and any outstanding obligations on the line of credit will convert to a direct ownership interest in CCF, which will convert to a for-profit entity. In June 2020, the transactions contemplated by the Reorganization Agreement closed and the line of credit converted into equity in CCF’s successor entity. Refer to Note 3 for further discussion.
(4)	PATC is a non-profit license holder in New Hampshire to which the Company’s consolidated subsidiary PATCC provides management or other consulting services.
In March 2021, PATC entered into a revised consulting services and line of credit agreement with PATCC, whereby previously unrecognized management fees were settled for $2,500, which was recognized in Other revenue, net during the nine months ended September 30, 2021. Pursuant to the revised line of credit agreement, the line of credit is non-interest bearing and will be repaid on a payment schedule with seven payments in the aggregate amount of $7,150 through June 2023.
(5)	In November 2018, a subsidiary of the Company entered into a services agreement with PCMV. The line of credit matures in November 2023. The services agreement was terminated in February 2020.
(6)
Health Circle, Inc. is a non-profit license holder in Massachusetts that formerly had a services agreement with the Company’s consolidated subsidiary MA RMD SCVS, LLC. The line of credit matures in November 2032. The services agreement was terminated in February 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

7.	CAPITAL ASSETS, net
Net property and equipment consisted of:
	September 30, 2021	December 31, 2020
Land	$3,811	$3,811
Building	32,721	34,114
Right-of-use asset, finance leases	5,077	5,077
Construction in progress	27,420	13,697
Furniture, fixtures and equipment	21,741	18,062
Leasehold improvements	26,977	23,681
Capital assets, gross	$117,747	$98,442
Less: accumulated depreciation	(13,894)	(9,306)
Capital assets, net	$103,853	$89,136
In August 2021, the Company’s Sewell facility in New Jersey was negatively impacted by a tornado formation from Hurricane Ida. The unusually severe weather conditions caused widespread damage and resulted in a $9,130 loss to capital assets, which has been offset by expected insurance proceeds of $6,790. The net loss of $2,339 was recognized in Impairments, net on the Statements of Operations for the three months ended September 30, 2021. Refer to Note 13 - Commitments and contingencies for further information.
Depreciation of capital assets for the three and nine months ended September 30, 2021 include $928 and $2,083 of depreciation expense, and $876 and $2,567, that was capitalized to inventory, respectively. Depreciation of capital assets for the three and nine months ended September 30, 2020 include $855 and $2,640 of depreciation expense, and $553 and $1,881, that was capitalized to inventory, respectively.
8.	LEASES
The Company leases land, buildings, equipment and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. Leases with an initial term of 12 months or less are not recorded on the Statements of Financial Position and are expensed in the Statements of Operations on the straight-line basis over the lease term. The Company does not have any material variable lease payments, and accounts for non-lease components separately from leases.
Balance Sheet Information	Classification	September 30, 2021	December 31, 2020
Right-of-use assets
Operating	Operating lease right-of-use assets	$22,349	$17,247
Finance	Capital assets, net	4,585	4,776
Total right-of-use assets		$26,934	$22,023

Lease liabilities
Current
Operating	Operating lease liability, current	$1,525	$1,492
Non-current
Operating	Operating lease liability, non-current	21,830	16,609
Financing	Debt, non-current	5,228	5,174
Total lease liabilities		$28,583	$23,275

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Statement of Operations Information	Classification	Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
Short-term lease expense	General and administrative	$(40)	$437	$17	$1,108
Operating lease expense	General and administrative	1,038	2,062	3,175	6,512
Finance lease expense:
Amortization of right of use asset	Depreciation and amortization	63	87	190	81
Interest expense on lease liabilities	Interest expense	190	190	561	621
Sublease income	Other income (loss), net	—	—	(3)	(28)
Net lease cost		$1,291	$2,339	$3,923	$7,186
Statement of Cash Flows Information	Classification	Nine Months Ended September 30,
		2021	2020
Cash paid for operating leases	Net cash used in operating activities	$3,747	$5,803
Cash paid for finance leases - interest	Net cash used in operating activities	$508	$587
The following represents the Company’s future minimum payments required under existing leases with initial terms of one year or more as of September 30, 2021:
Maturity of lease liabilities	Operating Leases	Finance Leases
2021(1)	$890	$173
2022	3,505	701
2023	3,547	722
2024	3,697	743
2025	3,847	766
Thereafter	23,577	13,276
Total lease payments	$39,063	$16,381
Less: imputed interest	15,708	11,153
Present value of lease liabilities	$23,355	$5,228

Weighted average remaining lease term (years)	9	13
Weighted average discount rate	10%	12%
(1)	Includes minimum payments under existing operating leases currently classified as held-for-sale (Refer to Note 3 for discussion).
As of September 30, 2021, there have been no leases entered into that have not yet commenced.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

9.	INVENTORY
The Company’s inventory balance consists of the following:
	September 30, 2021	December 31, 2020
Retail inventory	$2,779	$1,803
Wholesale inventory	22,391	18,055
Cultivation inventory	5,085	2,317
Supplies & other	3,265	1,540
Total	$33,520	$23,715
10.	DEBT
The Company’s debt balances consist of the following:
Debt balances	September 30, 2021	December 31, 2020
NCCRE loan	$—	$470
Seller’s notes	2,581	2,581
Financing liability (related party)	15,253	15,253
Finance lease liabilities	5,228	5,174
3.55% Credit facility due 2021	—	20,043
3.55% Credit facility collateral (related party)	—	22,169
7.5% Loan due 2023 (related party)	32,328	32,124
6.1% Secured debenture due 2030 (related party)	45,936	46,085
Hempco Foros promissory note	—	2,000
Senior secured term loan facility	23,482	22,870
Construction financing loan	11,255	4,438
Canwell promissory note	6,500	7,250
Total debt	$142,563	$180,457
Less: current portion of debt	16,377	27,139
Total long-term debt	$126,186	$153,318
The interest expense related to the Company’s debt during the three and nine months ended September 30, 2021 and 2020 consists of the following:
Interest Expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
NCCRE loan	$—	$5	$5	$14
Seller’s notes	84	76	241	220
Financing liability (related party)	335	86	1,024	1,384
Finance lease liabilities	190	190	561	621
3.55% Credit facility due 2021	—	393	1,694	869
3.55% Credit facility collateral (related party)	—	167	1,541	1,524

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Interest Expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Convertible debenture	—	2,119	—	2,872
Bridge loan	—	3,011	—	3,502
7.5% Loan due 2023 (related party)	705	23	2,090	23
6.1% Secured debenture due 2030 (related party)	875	77	2,639	77
Hempco Foros promissory note	3	—	102	—
Senior secured term loan facility	1,428	—	4,175	—
Total interest expense	$3,620	$6,147	$14,072	$11,106
NCC Real Estate, LLC (“NCCRE”) loan
NCCRE, which is owned by the Company’s consolidated subsidiary HSC Solutions, entered into a $550 secured loan with a financial institution for the purchase of a building in Rolling Meadows, Illinois. The building is leased to NCC LLC. The secured loan carries a fixed interest rate of 3.7% and was due in December 2021. In connection with the Company acquiring the remaining non-controlling interests in NCCRE, the secured loan was repaid in March 2021 (refer to Note 3 for further discussion).
Seller’s notes
The Company issued Seller’s notes payable in connection with several transactions, bearing interest at rates ranging from 3.5% to 10%.
Related party debt
During the year ended December 31, 2019, Kevin Murphy, the Chairman of the board of directors, made a non-interest bearing loan of $15,000 to Acreage. In January 2020, Mr. Murphy made an additional non-interest bearing loan of $5,000 to Acreage. These amounts were repaid in March 2020.
In October 2020, Mr. Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was repaid in November 2020.
In addition, Mr. Murphy had an interest in the credit facility disclosed below under “3.55% Credit facility and collateral”, in connection with which he loaned $21,000 of the $22,000 borrowed by the Company, which was repaid in June 2021.
Financing liability (related party)
In connection with the Company’s failed sale-leaseback transaction, a financing liability was recognized equal to the cash proceeds received. The Company will recognize the cash payments made on the lease as interest expense, and the principal will be derecognized upon expiration of the lease.
3.55% Credit facility and collateral
In March 2020, the Company borrowed $21,000 from an institutional lender pursuant to a credit facility. The credit facility permits the Company to borrow up to $100,000, which may be drawn down by the Company in four tranches, maturing two years from the date of the first draw down. On the first advance of debt with a term of two years, the Company will pay an annual interest rate of 3.55% for the first year and LIBOR+7% after the first year. Pursuant to the

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

terms of the credit facility, any amounts borrowed are required to be fully collateralized by restricted cash of the aggregate principal amount plus $1,000. On March 11, 2021, the Company accelerated the maturity date related to this borrowing to June 15, 2021.
Also in March 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with IP Investment Company, LLC (the “IP Investment Company”). The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Mr. Murphy loaned $21,000 of the $22,000 borrowed by the Company to the lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Mr. Murphy was modified to cash payments for the duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
The Company has determined such equity interest on collateral to be a mandatorily redeemable financial instrument that is recorded as a liability in accordance with ASC 480 - Distinguishing liabilities from equity (“ASC 480”). The liability is calculated based upon the share interest multiplied by the maturity price of $4.50 per share.
On March 7, 2021, the Company extended the maturity date related to the $22,000 in borrowings with the Lender to March 31, 2021. On March 29, 2021, the Company further extended the maturity date of Tranche B of the loan transaction with the IP Investment Company, which is $21,000 of the $22,000 aggregate amount of the loan transaction, to June 30, 2021. Tranche A of the loan transaction, which is $1,000 of the $22,000 aggregate amount of the loan transaction, was subsequently repaid in April 2021. The lender of Tranche A of the loan transaction did not exercise their redemption right for the Company to repurchase the interest shares within the redemption period. Accordingly, the liability was reclassified into equity in April 2020.
On June 15, 2021, the Company subsequently repaid all amounts outstanding under the 3.55% credit facility. Additionally, Tranche B of the loan transaction with the IP Investment Company was subsequently repaid in June 2021.
September 2020 Transactions
On September 23, 2020, pursuant to the implementation of the Amended Arrangement (refer to Note 13), a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture (“6.1% Loan”). In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. An additional $50,000 may be advanced pursuant to the debenture subject to the satisfaction of certain conditions by Universal Hemp. The debenture bears interest at a rate of 6.1% per annum, matures 10 years from the date hereof or such earlier date in accordance with the terms of the debenture and all interest payments made pursuant to the debenture are payable in cash by Universal Hemp. The debenture is not convertible and is not guaranteed by Acreage.
With a portion of the proceeds for the 6.1% Loan received by Universal Hemp, Acreage engaged an Investment Advisor which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1.00 par value per unit, which represented 100% financial interest in the Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Investment Advisor as an agent for Universal Hemp. Upon execution of the limited partnership agreement, $1,019 was distributed to the class A unit holders of the Investment Partnership.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On September 28, 2020 the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Investor (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note (as described above) and its short-term note aggregating approximately $18,000 in October 2020, with the remainder being used for working capital purposes. The loan is unsecured, matures in 3 years and bears interest at a 7.5% annual interest rate. The Lender is controlled by the Institutional Investor. The Investment Partnership is the investor in the Lender.
Hempco Foros promissory note
In October 2020, Foros Securities LLC extended a promissory note of $2,000 to the Company bearing interest at 10% per annum. The promissory note matured on July 5, 2021 and the the outstanding principal was repaid in full.
Senior secured term loan facility
In October 2020, the Company’s subsidiary received initial commitments and funding from a syndicate of lenders for gross proceeds of $28,000 (before origination discounts and issuance costs of approximately $840 and $1,136, respectively) pursuant to a senior secured term loan facility at an annual interest rate of 15% with a maturity of 4 years from closing. The total amount available under the senior secured term loan facility is $70,000. In July 2021, the Company entered into a waiver to the loan agreement and certain debt covenants were revised, and the minimum cash liquidity position was increased.
In connection with the advance, the Company issued the lenders an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years.
Construction financing loan
In November 2020, the Company entered into a loan agreement with a cannabis-focused real estate investment trust for a construction financing loan in the amount of $13,320 (with transaction costs of approximately $1,399). The loan agreement provides for an annual interest rate of 16% and a term of 18 months. The loan will be used to complete the expansion of the Company’s cultivation and processing factory in Illinois (the “Illinois Property”). The loan is secured by the Illinois Property and is subject to periodic advances to the Company to fund the completion of improvements or real property collateral or fund other amounts as permitted under the loan agreement.
CanWell promissory note
In November 2020, the Company issued a promissory note to the Canwell LLC (“Canwell”), which is non-interest bearing and payable based on a payment schedule with ten payments in the aggregate amount of $7,750 through December 31, 2024.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

11.	SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
The table below details the change in Pubco shares outstanding by class for the nine months ended September 30, 2021:
Shareholders’ Equity	Fixed Shares	Floating Shares	Fixed Shares Held in Treasury	Floating Shares Held in Treasury	Fixed Multiple Shares	Total Shares Outstanding
December 31, 2020	71,346	30,628	(589)	(253)	118	101,250
Issuances	2,370	1,717	—	—	—	4,087
NCI conversions	746	320	—	—	—	1,066
September 30, 2021	74,462	32,665	(589)	(253)	118	106,403
During the nine months ended September 30, 2021, the Company issued 61 Fixed Shares and 28 Floating Shares as compensation for consulting services expense of $300, recorded in Other equity transactions on the Statements of Shareholders’ Equity. Additionally, during the nine months ended September 30, 2021, the Company issued 6 Fixed Shares and 3 Floating Shares related to the 3.55% Credit facility and collateral borrowings, recorded in Other equity transactions on the Statements of Shareholders’ Equity.
Pursuant to the Amended Arrangement, on September 23, 2020, Acreage completed a capital reorganization whereby (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each existing PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each existing MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. No fractional Fixed Shares, Fixed Multiple Shares or Floating Shares were issued pursuant to the Capital Reorganization. Refer to Note 13 for further discussion.
The table below details the change in Pubco shares outstanding by class for the nine months ended September 30, 2020:
Shareholders’ Equity	Subordinate Voting Shares	Subordinate Voting Shares Held in Treasury	Proportionate Voting Shares (as converted)	Multiple Voting Shares	Total Shares Outstanding
December 31, 2019	68,177	(842)	23,143	168	90,646
Issuances	9,518	—	—	—	9,518
NCI conversions	583	—	—	—	583
PVS conversions	1,231	—	(1,231)	—	—
Exchange pursuant to Amended Arrangement	(79,509)	842	(21,912)	(168)	(100,747)
September 22, 2020	—	—	—	—	—
Shareholders’ Equity	Fixed Shares	Floating Shares	Fixed Shares Held in Treasury	Floating Shares Held in Treasury	Fixed Multiple Shares	Total Shares Outstanding
September 23, 2020	70,994	30,476	(589)	(253)	118	100,746
Issuances	—	—	—	—	—	—
NCI conversions	—	—	—	—	—	—
September 30, 2020	70,994	30,476	(589)	(253)	118	100,746

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Warrants
A summary of the warrants activity outstanding is as follows:
Warrants	Nine Months Ended September 30, 2021
	Fixed Shares	Floating Shares
Beginning balance	7,131	3,087
Granted	—	—
Expired	—	—
Ending balance	7,131	3,087
Warrants	September 23,2020 to September 30, 2020		January 1, 2020 to September 22, 2020
	Fixed Shares	Floating Shares	SVS
Beginning balance	5,684	2,436	2,040
Granted	—	—	6,085
Expired	—	—	(4)
Modification pursuant to Amended Arrangement	—	—	(8,121)
Ending balance	5,684	2,436	—
On February 10, 2020, the Company raised $27,887, net of issuance costs, from a private placement of 6,085 special warrants priced at $4.93 per unit. Each special warrant was automatically exercised on March 2, 2020 for no additional consideration, into one unit comprised of one SVS and one SVS purchase warrant with an exercise price of $5.80 and a five-year term. Pursuant to the Amended Arrangement, the exercise price was thereafter amended to $4.00. Refer to Note 13 for further discussion. The Company evaluated the warrants for liability or equity classification in accordance with ASC 480 and determined that equity treatment was appropriate as the warrants only require settlement through the issuance of the Company’s common stock, which are not redeemable, and do not represent an obligation to issue a variable number of shares. Accordingly, the special warrants were classified as equity and are not subject to remeasurement at each balance sheet date.
In November 2020, in connection with the senior secured credit term loan facility, the Company issued an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the exercise price of all other warrants outstanding as of September 30, 2021 is $17.50 and $7.50 per Fixed Share and Floating Share, respectively. Refer to Note 13 for further discussion.
The weighted-average remaining contractual life of the special warrants outstanding is approximately 3 years. The aggregate intrinsic value for Fixed Share Warrants and Floating Share Warrants outstanding as of September 30, 2021 was nil and nil, respectively.
In connection with the RTO, the Company issued warrants to purchase Pubco shares at $25 per share, which expire in November 2021. There was no aggregate intrinsic value for these warrants outstanding as of September 30, 2021 and 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Non-controlling interests - convertible units
The Company has NCIs in consolidated subsidiaries USCo2 and HSCP. The non-voting shares of USCo2 and HSCP units make up substantially all of the NCI balance as of September 30, 2021 and are convertible for either 0.7 of a Fixed Share and 0.3 of a Floating Share of Pubco or cash, as determined by the Company. Summarized financial information of HSCP is presented below. USCo2 does not have discrete financial information separate from HSCP.
HSCP net asset reconciliation	September 30, 2021	December 31, 2020
Current assets	$95,688	$144,938
Non-current assets	406,428	410,269
Current liabilities	(42,704)	(80,649)
Non-current liabilities	(160,867)	(171,485)
Other NCI balances	(713)	(742)
Accumulated equity-settled expenses	(223,805)	(206,315)
Net assets	$74,027	$96,016
HSCP/USCo2 ownership % of HSCP	17.31%	18.68%
Net assets allocated to USCo2/HSCP	$12,813	$17,936
Net assets attributable to other NCIs	713	742
Total NCI	$13,526	$18,678
	Three Months Ended September 30,		Nine Months Ended September 30,
HSCP Summarized Statement of Operations	2021	2020	2021	2020
Net loss allocable to HSCP/USCo2	(10,052)	(45,059)	(18,882)	(322,129)
HSCP/USCo2 weighted average ownership % of HSCP	17.57%	16.62%	17.80%	20.00%
Net loss allocated to HSCP/USCo2	(1,766)	(7,488)	(3,361)	(64,426)
Net loss allocated to other NCIs	5	—	14	(515)
Net loss attributable to NCIs	(1,761)	(7,488)	(3,347)	(64,941)
As of September 30, 2021, USCo2’s non-voting shares owned approximately 0.52% of HSCP units. USCo2’s capital structure is comprised of voting shares (approximately 71%), all of which are held by the Company, and of non-voting shares (approximately 29%) held by certain former HSCP members. Certain executive employees and profits interests holders own approximately 16.79% of HSCP units. The remaining 82.69% interest in HSCP is held by USCo and represents the members’ equity attributable to shareholders of the parent.
During the nine months ended September 30, 2021 and 2020, the Company had several transactions with HSCP and USCo2 that changed its ownership interest in the subsidiaries but did not result in loss of control. These transactions included the redemption of HSCP and USCo2 convertible units for Pubco shares (as shown in the table below), and resulted in a $862 and $5,587 allocation from NCI to shareholders' equity for the nine months ended September 30, 2021 and 2020, respectively.
During the year ended December 31, 2020, Pubco, by way of Acreage CCF New Jersey, LLC, acquired 100% of the operations of CCF for total consideration of $20,087. Pubco subsequently transferred the ownership of Acreage CCF New Jersey, LLC to HSCP by way of issuance of $10,000 HSCP units at closing price.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

A reconciliation of the beginning and ending amounts of convertible units is as follows:
	Nine Months Ended September 30,
Convertible Units	2021	2020
Beginning balance	24,142	25,035
Vested LLC C-1s canceled	—	(1,310)
LLC C-1s vested	—	1,000
NCI units converted to Pubco	(1,066)	(583)
Ending balance	23,076	24,142
12.	EQUITY-BASED COMPENSATION EXPENSE
Equity-based compensation expense recognized in the Statements of Operations for the periods presented is as follows:
Equity-based compensation expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Equity-based compensation - Plan	$3,506	$7,607	$11,168	$33,388
Equity-based compensation - Plan (Plan of Arrangement Awards)(1)	662	2,688	6,023	14,680
Equity-based compensation - other	—	150	—	17,301
Total equity-based compensation expense	$4,168	$10,445	$17,191	$65,369
(1)	In accordance with the Prior Plan of Arrangement (as defined in Note 13) with Canopy Growth, awards were granted in July 2019, and amortized based on the vesting schedule set forth herein.
Amended Arrangement with Canopy Growth
On September 23, 2020, the Company announced the implementation of the Amended Arrangement (as defined in Note 13). Pursuant to the Amended Arrangement, the Company’s articles have been amended to create new Fixed Shares, Floating Shares and Fixed Multiple Shares. Consequently, the Company’s equity-based compensation was modified into new equity awards of the Company. Refer to Note 13 for further discussion.
Equity-based compensation - Plan (Acreage Holdings, Inc. Omnibus Incentive Plan)
In connection with the RTO transaction, the Company’s Board of Directors adopted an Omnibus Incentive Plan, as amended May 7, 2019 and June 19, 2019 and September 23, 2020 (the “Plan”), which permits the issuance of stock options, stock appreciation rights, stock awards, share units, performance shares, performance units and other stock-based awards up to an amount equal to 15% of the issued and outstanding Subordinate Voting Shares of the Company.
Pursuant to the Amended Arrangement, the Company retained the Plan described above, the upper limit of issuances being up to an amount equal to 15% of the issued and outstanding Fixed Shares and Floating Shares of the Company.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Restricted Share Units (“RSUs”)
	Nine Months Ended September 30, 2021
	Fixed Shares		Floating Shares
Restricted Share Units (Fair value information expressed in whole dollars)	RSUs	Weighted Average Grant Date Fair Value	RSUs	Weighted Average Grant Date Fair Value
Unvested, beginning of the period(1)	5,119	$9.24	2,688	$7.83
Granted	993	$3.02	385	$2.57
Forfeited	(399)	$3.70	(152)	$3.71
Vested	(2,178)	$10.13	(1,410)	$7.45
Unvested, end of period	3,535	$7.57	1,511	$7.26
Vested and unreleased	86	$14.95	246	$3.97
Outstanding, end of period	3,621	$7.74	1,757	$6.80
RSUs of the Company generally vest over a period of three years and RSUs granted to certain executives vest based on achievement of specific performance conditions. In certain situations for specified individuals, RSUs vest on an accelerated basis on separation. The fair value for RSUs are based on the Company’s share price on the date of the grant. The Company recorded $3,092 and $14,044 as compensation expense during the three and nine months ended September 30, 2021, respectively. The fair value of RSUs vested during the three and nine months ended September 30, 2021 was $718 and $15,045, respectively.
The total weighted average remaining contractual life and aggregate intrinsic value of unvested RSUs at September 30, 2021 was approximately 2 years and $10,992, respectively. Unrecognized compensation expense related to these awards at September 30, 2021 was $31,591 and is expected to be recognized over a weighted average period of approximately 2 years.
There were 86 Fixed RSUs and 246 Floating RSUs that were pending delivery or deferred as of September 30, 2021.
(1) Equity-based compensation - Plan (Plan of Arrangement Awards)
Included within the RSUs during the three and nine months ended September 30, 2021 are “Plan of Arrangement Awards” issued in connection with the RSUs which were granted in June and July 2019:
On June 27, 2019, pursuant to the Original Arrangement Agreement (as defined in Note 13), 4,909 RSUs were awarded in total to five executive employees under the Plan. These awards vest as follows: 25% in June 2020, 25% in June 2021 and 50% three months following the Acquisition (as defined in Note 13). The Company recorded nil and $3,494 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards. A discount for lack of marketability was applied that correlates to the period of time certain of these shares are subject to restriction.
On July 31, 2019, the Company issued 1,778 RSUs to employees with unvested RSUs and stock options ("make-whole awards") as at the date of the Option Premium payment (as defined in Note 13). The RSUs were issued to provide additional incentive for employees that were not eligible to receive the full Option Premium and were subject to the same vesting terms as the unvested options and RSUs held as of the grant date. The Company recorded $662 and $2,529 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Stock options
	Nine Months Ended September 30, 2021
	Fixed Shares		Floating Shares
Stock Options (Exercise price expressed in whole dollars)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, beginning of period	1,556	$11.18	1,818	$3.12
Granted	45	6.28	636	2.98
Forfeited	(71)	10.39	(35)	4.23
Exercised	—	—	—	—
Options outstanding, end of period	1,530	$11.07	2,419	$3.06

Options exercisable, end of period	983	$14.70	1,463	$3.27
Stock options of the Company generally vest over a period of three years and options granted to certain executives vest based on achievement of specific performance conditions. Stock options of the Company have an expiration period of 5 or 10 years from the date of grant. The weighted average contractual life remaining for options outstanding and exercisable as of September 30, 2021 was approximately 6 years. The Company recorded $1,076 and $3,147 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards. As of September 30, 2021, unamortized expense related to stock options totaled $2,106 and is expected to be recognized over a weighted-average period of approximately 1 year. As of September 30, 2021, the aggregate intrinsic value for unvested options was $2.3, and the aggregate intrinsic value for vested and exercisable was $2.3.
Equity-based compensation - other
HSCP C-1 Profits Interests Units (“Profits Interests”)
These membership units qualify as profits interests for U.S. federal income tax purposes and were accounted for in accordance with ASC 718, Compensation - Stock Compensation. HSCP amortizes awards over the related service periods and until awards are fully vested.
The Company recorded $70 as compensation expense in connection with these awards during the nine months ended September 30, 2020. The fair value of Profits Interests vested during the nine months ended September 30, 2020 was $1,239.
As of September 30, 2020, all Profits Interests were fully vested.
Restricted Shares (“RSs”)
In connection with the Company’s acquisition of Form Factory during 2019, 1,369 restricted shares with a grant date fair value of $20.45 were issued to former employees of Form Factory subject to future service conditions, which fully vest 24 months from the acquisition date. The fair value for RSs is based on the Company’s share price on the date of the grant. The Company recorded compensation expense of $1,704 and $17,081 during the three and nine months ended September 30, 2020, respectively, in connection with these awards.
As of December 31, 2020, all RSs were fully vested.
13. COMMITMENTS AND CONTINGENCIES
Commitments
The Company provides revolving lines of credit to several of its portfolio companies. Refer to Note 6 for further discussion.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Prior Plan of Arrangement with Canopy Growth
On June 19, 2019, the shareholders of the Company and of Canopy Growth separately approved the proposed plan of arrangement (the “Prior Plan of Arrangement”) involving the two companies, and on June 21, 2019, the Supreme Court of British Columbia granted a final order approving the Prior Plan of Arrangement. Effective June 27, 2019, the articles of the Company were amended pursuant to the Prior Plan of Arrangement to provide that, upon the occurrence (or waiver by Canopy Growth) of the Triggering Event, subject to the satisfaction of the conditions set out in the arrangement agreement entered into between Acreage and Canopy Growth on April 18, 2019, as amended on May 15, 2019 (the “Original Arrangement Agreement”), Canopy Growth will acquire (the “Acquisition”) all of the issued and outstanding shares in the capital of the Company (each, an “Acreage Share”). Under the terms of the Original Arrangement Agreement, holders of Acreage Shares and certain securities convertible or exchangeable into SVS as of the close of business on June 26, 2019, received approximately $2.63, being their pro rata portion (on an as converted to SVS basis) of $300,000 (the “Option Premium”) paid by Canopy Growth.
HSCP unit holders are required to convert their units within three years following the closing of the Acquisition as will holders of non-voting shares of USCo2.
Second Amendment to the Arrangement Agreement with Canopy Growth
On June 24, 2020, Acreage and Canopy Growth entered into a proposal agreement (the “Proposal Agreement”) which set out, among other things, the terms and conditions upon which the parties were proposing to enter into an amending agreement (the “Amending Agreement”) to amend the Original Arrangement Agreement, amend and restate the Prior Plan of Arrangement (the “Amended Plan of Arrangement”) and implement the Amended Plan of Arrangement pursuant to the Business Corporations Act (British Columbia). The effectiveness of the amendment to the Original Arrangement Agreement and the implementation of the Amended Plan of Arrangement was subject to the conditions set out in the Proposal Agreement, which included, among others, approval by (i) the Supreme Court of British Columbia at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement; and (ii) the shareholders of Acreage as required by applicable corporate and securities laws.
Following the satisfaction of various conditions set forth in the Proposal Agreement, on September 23, 2020, Acreage and Canopy Growth entered into the Amending Agreement (and together with the Original Arrangement Agreement and any further amendments thereto, the “Arrangement Agreement”) and implemented the Amended Arrangement effective at 12:01 a.m. (Vancouver time) (the “Amendment Time”) on September 23, 2020 (the “Amendment Date”). Pursuant to the Amended Plan of Arrangement, Canopy Growth made a cash payment of $37,500 which was delivered to Acreage’s shareholders and certain holders of securities convertible or exchangeable into shares of Acreage. Acreage also completed a capital reorganization (the “Capital Reorganization”) effective as of the Amendment Time whereby: (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each issued and outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each issued and outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share.
At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire existing SVS that was outstanding immediately prior to the Amendment Time, was exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Fixed Shares (a “Fixed Share Replacement Security”) and a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Floating Shares (a “Floating Share Replacement Security”) in order to account for the Capital Reorganization.
Pursuant to the Amended Plan of Arrangement, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement: (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a common share of Canopy Growth (each whole common share, a “Canopy Growth Share”) for each Fixed Share held (the “Fixed Exchange Ratio”) at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right (but not the obligation) (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the 30 day volume-weighted average trading price of the Floating Shares, subject to a minimum price of $6.41, as may be adjusted in accordance with the terms of the Amended Plan of Arrangement, to be payable, at the option of Canopy Growth, in cash, Canopy Growth Shares or a combination thereof. If any portion is paid in Canopy Growth Shares, the number of Canopy Growth Shares to be exchanged for each Floating Share shall be determined on the basis of a 30 day volume-weighted average calculation using the Floating Shares (the “Floating Ratio”). The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.
At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Fixed Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.
The Arrangement Agreement, also provides for, among other things, amendments to the definition of Purchaser Approved Share Threshold (as defined therein) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Fixed Exchange Ratio such that Acreage may issue a maximum of 32,700 shares (or convertible securities in proportion to the foregoing), which will include (i) Fixed or Floating Shares Options or Fixed or Floating Shares RSUs to purchase a maximum of 3,700 Fixed or Floating Shares which are to be issued pursuant to the Omnibus Incentive Plan (the “Plan Shares”); (ii) 8,700 Floating Shares other than the Plan Shares; and (iii) 20,300 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (i) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (ii) contractual commitments existing as of the Amendment Date; (iii) the Plan Shares; (iv) the issuance of up to $3,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (v) the issuance of up to 500 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (vi) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to $20,000, subject to specific limitations as set out in the Amending Agreement.
In addition, the Arrangement Agreement provides for, among other things: (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until Canopy Growth ceases to hold at least 35% of the issued and outstanding Acreage shares (such date being the “End Date”), including, among others, rights to nominate a majority of

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Acreage’s Board of Directors (the “Acreage Board”) following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent; (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth; (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below; (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below; and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to a business plan for Acreage for each fiscal year ended December 31, 2020 through December 31, 2029 set forth in the Proposal Agreement (the “Initial Business Plan”).
The Arrangement Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined therein) if, among other restrictions: (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry; (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid; (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash; or (iv) such contract has a principal amount of more than $10,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt that would require consent based on the foregoing during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed $10,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500 Acreage shares (or securities convertible into or exchangeable for 500 Acreage shares).
The Arrangement Agreement also provides for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement also requires Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied: (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.
The Arrangement Agreement also requires Acreage to limit its operations to the Identified States (as defined therein). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to divest of all assets outside of the Identified States (the “Non-Core Divestitures”).
In addition, the Arrangement Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or the End Date. Such covenants

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.
Debenture
In connection with the implementation of the Amended Arrangement, pursuant to a secured debenture dated September 23, 2020 (the “Debenture”) issued by Universal Hemp, LLC, an affiliate of Acreage that operates solely in the hemp industry in full compliance with all applicable laws (the “Borrower”), to 11065220 Canada Inc., an affiliate of Canopy Growth (the “Lender”), the Lender agreed to provide a loan of up to $100,000 (the “Loan”), $50,000 of which was advanced on the Amendment Date (the “Initial Advance”), and $50,000 of the Loan will be advanced in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.
The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.
The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by the Borrower.
No payment due and payable to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.
The Debenture includes usual and typical events of default for a financing of this nature, including, without limitation, if: (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement; (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date; and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to the Borrower by the Lender. The Debenture also includes customary representations and warranties, positive covenants and negative covenants of the Borrower.
Surety bonds
The Company has indemnification obligations with respect to surety bonds primarily used as security against non-performance in the amount of $5,000 as of September 30, 2021, for which no liabilities are recorded on the Statements of Financial Position.
The Company is subject to other capital commitments and similar obligations. As of September 30, 2021 and 2020, such amounts were not material.
Contingencies
As of September 30, 2021, the Company had consulting fees payable in Fixed Shares and Floating Shares which are contingent upon successful acquisition of certain state cannabis licenses. The Company had maximum obligations of $8,750 and 238 Fixed Shares and 102 Floating Shares. No reserve for the contingencies has been recorded as of September 30, 2021.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company’s applicable subsidiaries ceasing operations. While management of the Company believes that the Company’s subsidiaries are in compliance with applicable local and state regulations as of September 30, 2021, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company’s subsidiaries may be subject to regulatory fines, penalties, or restrictions in the future.
The Company and its subsidiaries may be, from time to time, subject to various administrative, regulatory and other legal proceedings arising in the ordinary course of business. Contingent liabilities associated with legal proceedings are recorded when a liability is probable, and the contingent liability can be reasonably estimated.
Standby Equity Distribution Definitive Agreement
On May 29, 2020, the Company entered into an agreement with an institutional lender for $50,000 of financing commitments under a Standby Equity Distribution Agreement (“SEDA”). The investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $50,000 of subordinate voting shares of the Company at a purchase price of 95% of the market price over the course of 24 months from the effective date. Pursuant to the SEDA, the investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $35,000 and $15,000 of the Company’s Fixed Shares and Floating Shares, respectively. In consideration for entering the SEDA, the Company issued the investor 200 SVS as commitment shares. Pursuant to the Amended Arrangement, these SVS shares have since been exchanged for 140 Fixed Shares and 60 Floating Shares.
On each of September 28, 2020 and January 25, 2021, the Company entered into letter agreements with the investor extending the termination deadline of the SEDA to the earliest of November 30, 2020 and June 30, 2021, respectively, and the date that the Company has obtained both a receipt from the Ontario Securities Commission for a short-form final base shelf prospectus and a declaration from the United States Securities and Exchange Commission that its registration statement is effective, in each case qualifying an At-The-Market equity offering program. On March 11, 2021, the SEDA termination deadline was further extended to April 15, 2022.
New York outstanding litigation
On November 2, 2018, EPMMNY LLC (“EPMMNY”) filed a complaint in the Supreme Court of the State of New York, County of New York, asserting claims against 16 defendants, including NYCANNA, Impire State Holdings LLC, NY Medicinal Research & Caring, LLC (each, a wholly-owned subsidiary of High Street) and High Street. The Index Number for the action is 655480/2018. EPMMNY alleges that it was wrongfully deprived of a minority equity interest and management role in NYCANNA by its former partner, New Amsterdam Distributors, LLC, which attempted to directly or indirectly sell or transfer EPMMNY’s alleged interest in NYCANNA to other entities in 2016 and 2017, including Impire, NYMRC and High Street. EPMMNY alleges that it is entitled to the value of its alleged minority interest in NYCANNA or minority ownership in NYCANNA. EPMMNY also alleges that certain defendants misused its alleged intellectual property and/or services, improperly solicited its employees, and aided and abetted or participated in the transfer of equity and/or business opportunities from EPMMNY. High Street intends to vigorously defend this action, which the Company firmly believes is without merit. EPMMNY alleges that it was improperly deprived of its equity stake in NYCANNA before NYCANNA was acquired by High Street. High Street is also entitled to full indemnity from the claims asserted against it by EPMMNY pursuant to the purchase agreement pertaining to its acquisition of NYCANNA and personal guarantee by the largest shareholders of the seller. The defendants filed a motion to dismiss on April 1, 2019. The motion was fully briefed and submitted to the Court on July 18, 2019, and oral argument was heard on September 6, 2019. The motion remains pending before the Court. A Special Referee hearing relating to the motion to dismiss has been re-scheduled for January 2022. The plaintiff also filed a motion seeking a preliminary injunction of any transfer of the Company’s assets. This motion was fully briefed and the Company is awaiting the Court’s decision.
CanWell Dispute
The CanWell dispute is comprised of five separate proceedings:
i.	CanWell's petition filed in Rhode Island Superior Court (C.A. KM-2019-0948) to compel arbitration of claims

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

arising out of WPMC withdrawal as a member of the CanWell entities as well as other disputes, including issues relating to termination of the Alternative Dosage Agreement (“ADA”) (relating to the Maine dispensary).
ii.
CanWell's petition filed in Rhode Island Superior Court (C.A. No. KM-2019-1047) to compel arbitration of WPMC's redemption of the CanWell entity's interest in WPMC, including issues relating to termination of the ADA.

iii.	An arbitration proceeding relating to WPMC's withdrawal from the CanWell entities. A procedural meeting with the arbitrator took place on November 5, 2019.
iv.	An arbitration that will soon be underway with the American Arbitration Association on the issue of whether WPMC had the right to redeem CanWell's interest in WPMC.
v.
A civil action pending in Maine (Docket No. CUMSC-CV-19-0357) which was filed by Northeast Patients Group d/b/a Wellness Connection of Maine against CanWell, LLC and CanWell Processing (Maine), LLC, relating to the termination of the ADA. While no Acreage affiliate is currently a party to this action, the issue being litigated relates to the termination of the ADA, which is one of the issues that CanWell is attempting to arbitrate in Rhode Island.

vi.
A declaratory judgment action pending in Delaware, High Street Capital Partners, LLC v. CanWell, LLC, CanWell Processing (Maine), LLC, and CanWell Processing (Rhode Island), LLC (Court of Chancery, No. 2019-0957-MTZ) seeking a declaratory judgment that, as a matter of law, High Street is not subject to any non-compete provision with regard to the agreements detailed above. This case remains in the preliminary stages of litigation.

The Court issued an order on January 29, 2020 that determined that the arbitrability of the ADA Disputes is to be decided by an arbitrator, not the Court.
Following the parties’ entering into a Memorandum of Understanding (MOU) on proposed settlement terms that would settle each of the matters listed above, the parties have now reached a final confidential settlement agreement. As part of that agreement, the Company has accrued for $7,750 in Legal settlements, net on the Statements of Operations for the year ended December 31, 2020. In connection with this settlement agreement, the Company issued a promissory note in the amount of $7,750 to CanWell, which is non-interest bearing and is payable in periodic payments through December 31, 2024.
Lease Dispute
On or around December 2019, it is alleged that a wholly-owned subsidiary of HSCP entered into three five-year leases to occupy approximately 70 square feet of commercial space on a cannabis cultivation campus in California. As of November 24, 2020, HSCP and its wholly-owned subsidiary entered into a confidential settlement and release agreement with the commercial landlord, pursuant to which HSCP will make periodic payments to the commercial landlord totaling $6,336, which the Company has accrued for in Legal settlements, net on the Statements of Operations for the year ended December 31, 2020. The remaining payments of $2,168 will become due through the year ended December 31, 2021.
Compass Neuroceuticals Litigation
In February 2021, a JAMS arbitration was initiated in Atlanta by Acreage Georgia LLC (“Acreage Georgia”) against its former consultant, Compass Neuroceuticals, Inc. (“Compass”), stemming from Compass’ breach of the consulting agreement entered into between the parties in June 2019, related to the preparation of an application for a Class 1 cultivation license in Georgia. Acreage Georgia is seeking approximately $1,000, plus attorney’s fees and costs. Compass has filed a counterclaim for breach in the $9,000 range. A final arbitration hearing took place in Atlanta from September 20 to September 23, 2021, and a decision on liability is expected prior to December 31, 2021. Therefore, it is too early to ascertain the materiality of any potential settlement or judgment.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Loss recovery
In August 2021, the Company’s Sewell facility in New Jersey was negatively impacted by a tornado formation from Hurricane Ida. The unusually severe weather conditions caused widespread damage and resulted in a $9,130 loss to capital assets. The Company has insurance coverage for the repair or replacement of assets that suffered damage or loss. As settlement is considered probable as of September 30, 2021, the Company recognized $6,790 in expected insurance proceeds as a direct offset to the loss from operations that was incurred during the three months ended September 30, 2021. As such, the Company recognized a net loss of approximately $2,339 in Impairments, net on the Statements of Operations. The Company has recorded the $6,790 receivable for the insurance proceeds to Other current assets on the Statement of Financial Position. The Company continues to work closely with its insurance carriers and claims adjusters to ascertain the full amount of insurance recoveries due as a result of the damage and loss.
14.	RELATED PARTY TRANSACTIONS
Transactions with related parties are entered into in the normal course of business and are measured at the amount established and agreed to by the parties.
Related party notes receivable
Acreage has certain outstanding notes receivable with related parties. Refer to Note 6 for further discussion.
In May 2021, the Company sold two secured promissory notes totaling $28,000 received from the sale of Acreage Florida to Viridescent for cash proceeds of approximately $26,000. Viridescent is an entity controlled by Kevin Murphy, the Chairman of the board of directors. Refer to Notes 3 and 6 for further discussion.
September 2020 Transactions
As disclosed in Note 10 to the unaudited condensed consolidated financial statements, “September 2020 Transactions”, on September 23, 2020, pursuant to the implementation of the Amended Arrangement, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture. In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. Acreage then engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp, $34,019 of the proceeds on September 28, 2020.
As a result, Universal Hemp, a subsidiary of the Company, acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A Units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Institutional Investor as agent for Universal Hemp. On September 28, 2020, the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Lender (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note and its short-term note aggregating approximately $18,000 in October 2020, with the remainder being used for working capital purposes. The Lender is controlled by the Institutional Lender. The Investment Partnership is the investor in the Lender.
Related party debt
In December 2019, Mr. Murphy loaned $15,000 to the Company. In January 2020, he made an additional loan of $5,000 to Acreage. These amounts were subsequently repaid in March 2020.
In October 2020, Mr. Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was subsequently repaid in November 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Credit agreement collateral
On March 11, 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with the Lender. The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The Lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Mr. Murphy loaned $21,000 of the $22,000 borrowed by the Company to the Lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Mr. Murphy was modified to cash payments for the remaining duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
On March 7, 2021, the Company extended the maturity date related to the $22,000 in borrowings with the Lender to March 31, 2021. On March 29, 2021, the Company further extended the maturity date of Mr. Murphy’s tranche of the loan transaction, which is $21,000 of the $22,000 aggregate amount of the loan transaction, to June 30, 2021. Mr. Murphy’s tranche of the loan transaction was subsequently repaid in June 2021.
Michigan consulting agreement
Pursuant to the Consulting Services Agreement by and between Kevin Michigan, LLC and High Street (the “Michigan Consulting Agreement”), High Street provides certain consulting services to Kevin Michigan, LLC, which includes, but is not limited to, services related to application support, provisioning center administration and operation, local and state regulatory filings, human resource matters, and marketing matters. The Michigan Consulting Agreement explicitly states that High Street is not able to direct or control the business of Kevin Michigan, LLC. Additionally, there are certain leases held by and between Kevin Michigan, LLC, as lessee and certain wholly owned subsidiaries of High Street, as lessors. As of September 30, 2021, Kevin Michigan, LLC is not operational, and no consulting fees or rents has been paid to High Street or its wholly owned subsidiaries. Kevin Michigan, LLC is owned and controlled by the Company’s Chairman, Kevin Murphy.
15.	REPORTABLE SEGMENTS
The Company prepares its segment reporting on the same basis that its Chief Operating Decision Maker manages the business and makes operating decisions. The Company operates under one operating segment, which is its only reportable segment: the production and sale of cannabis products. The Company’s measure of segment performance is net income, and derives its revenue primarily from the sale of cannabis products, as well as related management or consulting services. All of the Company’s operations are located in the United States.
16.	EARNINGS PER SHARE
Basic earnings per share are computed by dividing net loss attributable to common shareholders of the Company by the weighted average number of outstanding shares for the period. Diluted earnings per share are calculated based on the weighted number of outstanding common shares plus the dilutive effect of stock options and warrants, as if they were exercised, and restricted stock units and profits interests, as if they vested and NCI convertible units, as if they converted.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Basic and diluted loss per share is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common shareholders of the Company	$(12,297)	$(40,548)	$(22,657)	$(249,684)
Weighted average shares outstanding - basic	110,193	103,450	108,385	98,304
Effect of dilutive securities	—	—	—	—
Weighted average shares - diluted	110,193	103,450	108,385	98,304
Net loss per share attributable to common shareholders of the Company - basic	$(0.11)	$(0.39)	$(0.21)	$(2.54)
Net loss per share attributable to common shareholders of the Company - diluted	$(0.11)	$(0.39)	$(0.21)	$(2.54)
During the nine months ended September 30, 2021, 7,131 Fixed warrants, 3,087 Floating warrants, 3,621 Fixed Share RSUs, 1,757 Floating Share RSUs, 1,530 Fixed Share stock options, 2,419 Floating Share stock options and 23,076 NCI convertible units were excluded from the calculation of net loss per share attributable to common shareholders of the Company - diluted, as they were anti-dilutive. During the nine months ended September 30, 2020, 8,121 SVS warrants, 9,349 SVS restricted share units, 4,929 SVS stock options, 24,340 NCI convertible units were excluded from the calculation of net loss per share attributable to common share attributable to common shareholders of the Company - diluted as they were anti-dilutive.
17.	SUBSEQUENT EVENTS
Acquisition of Operations in Ohio
On October 1, 2021, the Company closed on the acquisitions of cultivation, processing and retail operations in Ohio by a subsidiary of the Company. The Company entered into purchase agreements for these operations during the summer of 2018 for the total purchase price of approximately $7,000 in cash, $7,000 in seller notes payable and 1.2 million shares of HSCP with a fair value of $7.34 per share, which are convertible into shares of the Company. Upon closing of the transaction on October 1, 2021, the Company paid the remaining $3,300 worth of seller notes payable and accrued interest. Under the terms of the agreements, the Company acquired all of the membership interests of Greenleaf and the Company will subsequently consolidate the results of Greenleaf into its consolidated financial statements. Additionally, as part of the acquisition, the Company assumed $42,043 in notes and interest receivable owed to the Company by Greenleaf that will be eliminated upon consolidation for periods after September 30, 2021.

3,000,000 Shares

Jefferies
Cowen

JMP Securities A CITIZENS COMPANY
EF Hutton, division of Benchmark Investments, LLC
Seaport Global Securities
January 5, 2022